As filed with the U.S. Securities and Exchange Commission on November 9, 2023

Registration No. 333-268970

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________________

Amendment No. 5
to
FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________________

Critical Metals Corp.

(Exact name of registrant as specified in its charter)

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British Virgin Islands	1000	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Maples Corporate Services (BVI) Limited
Kingston Chambers, PO Box 173, Road Town
Tortola, British Virgin Islands

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________________________

Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808
(302) 636-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________________

Copies to:

Stuart Neuhauser, Esq. Matthew A. Gray, Esq. Nahal A. Nellis, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300	James Hu, Esq. Jason A. Rocha, Esq. White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Telephone: (212) 819-2505

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
SIZZLE ACQUISITION CORP.

AND PROSPECTUS FOR UP TO 14,559,271 ORDINARY SHARES, 7,750,000
WARRANTS, AND 7,750,000 ORDINARY SHARES issuable upon
exercise of Warrants
OF
CRITICAL METALS CORP.

To the Stockholders of Sizzle Acquisition Corp.:

You are cordially invited to attend the special meeting of stockholders (the “special meeting”) of Sizzle Acquisition Corp., a Delaware corporation, which we refer to as “Sizzle,” “we,” “us” or “our”, to be virtually held at 10:00 a.m., Eastern Time, on            , 2023. The special meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

On October 24, 2022, we entered into an Agreement and Plan of Merger with European Lithium Limited, an Australian Public Company limited by shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“Pubco”) and Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Pubco (“Merger Sub”) (as amended on January 4, 2023, July 7, 2023, and as may be further amended from time to time, the “Merger Agreement”). Subject to its terms and conditions, the Merger Agreement provides that Company and Sizzle will become wholly owned subsidiaries of Pubco, a newly formed holding company. The Company owns the Wolfsberg Lithium Project in Austria. The Company also owns two Austrian subsidiaries, ECM Lithium AT GmbH and ECM Lithium AT Operating GmbH, and will own a 20% interest in the Weinebene and Eastern Alps projects, which are located in southern Austria. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination”.

Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding shares of the Company held by shareholders of the Company in exchange for ordinary shares of Pubco, such that the Company becomes a wholly owned subsidiary of Pubco and the shareholders of the Company become shareholders of Pubco (the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco.

The Merger Agreement provides that at the effective time of the Business Combination (the “Effective Time”):

(i)      all of the outstanding shares of Sizzle’s common stock, par value $0.0001 per share (the “Sizzle Common Stock”), will be exchanged for the right to receive the ordinary shares of Pubco, par value $0.001 per share (the “Pubco Ordinary Shares”), comprising in the aggregate 10,693,897 Pubco Ordinary Shares (following which exchange all shares of Sizzle Common Stock will be cancelled and cease to exist);

(ii)     all of the outstanding whole warrants of Sizzle, entitling the holder thereof to purchase one share of Sizzle Common Stock at an exercise price of $11.50 per share (collectively, the “Sizzle Warrants”) will be assumed by Pubco and converted into the right to receive a warrant to purchase one Pubco Ordinary Share (in lieu of Sizzle Common Stock) at the same exercise price (collectively, the “Pubco Warrants”), exercisable up to an aggregate of (including warrants which were components of publicly traded units of Sizzle described below) 7,750,000 Pubco Ordinary Shares; and

(iii)   Shareholders of the Company will receive approximately 67,989,216 Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) $750,000,000, divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement (which is expected to be approximately $11.03 per share), and which we refer to as the Closing Share Consideration.

Upon the Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half of one Sizzle Warrant (each of which shall be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Up to an additional approximately 6,798,922 Pubco Ordinary Shares, equal to the amount of shares consisting of up to ten percent (10%) of (i) $750,000,000, divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement (which is expected to be approximately $11.03 per share), will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the “Earnout Shares.” The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if Pubco Ordinary Shares’ volume weighed average price, or VWAP (as defined in the Merger Agreement) of Pubco Ordinary Shares trades above $15 per share, and the other half (or 5%) are issuable if the VWAP for Pubco Ordinary Shares trades above $20 per share, in each case for any twenty trading days in any thirty day trading days during such five year period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance of the Earnout Shares. For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Merger Consideration.”

The estimated total consideration in the Business Combination to shareholders of the Company is $750 million consisting of the Closing Share Consideration and up to $75 million consisting of the Earnout Shares, if any Earnout Shares are issued according to their terms. It is anticipated that, immediately following completion of the Business Combination, if there are no additional redemptions by Sizzle’s public stockholders, Sizzle’s existing stockholders, including VO Sponsor, LLC (the “Sponsor”), will own approximately 7.0% of the outstanding Pubco Ordinary Shares (of which approximately 4.0% will be owned by the Sponsor and Sizzle’s directors and officers), Sizzle’s underwriter and advisor in connection with its initial public offering will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar Opportunities Fund Master, LTD. (“Vellar”) will own approximately 19.6% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.8% of the Pubco Ordinary Shares (including 1.0% owned by J.V.B. Financial Group, acting through its Cohen & Company Capital Markets division (“CCM”) and 2.8% owned by Jett Capital Advisors, LLC (“Jett”)), and EUR will own approximately 66.6% of the outstanding Pubco Ordinary Shares. If there are redemptions by Sizzle’s public stockholders up to the maximum level presented for the Business Combination in the accompanying proxy statement/prospectus, immediately following completion of the Business Combination, Sizzle’s existing stockholders, including the Sponsor, will own approximately 4.1% of the outstanding Pubco Ordinary Shares (with all of such shares being owned by the Sponsor and Sizzle’s directors and officers), Sizzle’s underwriter and advisor in connection with its initial public offering will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 20.2% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.9% of the Pubco Ordinary Shares (including 1.0% owned by CCM and 2.9% owned by Jett) and EUR will own approximately 68.7% of the outstanding Pubco Ordinary Shares. These percentages do not include the Earnout Shares, or shares issuable in connection with any prospective Pubco compensation plan, and are calculated based on a number of assumptions as described in the accompanying proxy statement/prospectus. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.”

At the special meeting, our stockholders will be asked to consider and vote upon the following proposals:

•        Proposal No. 1 — The NTA Proposal — to consider and vote upon amendments to the current Amended and Restated Certificate of Incorporation of Sizzle (the “Existing Sizzle Charter”), which amendments (the “NTA Amendment”) shall be effective, if adopted and implemented by Sizzle, immediately prior to the consummation of the proposed Business Combination, to remove from the Existing Sizzle Charter (i) the limitation that Sizzle will only redeem Offering Shares (as defined in the Existing Sizzle Charter) so long as (after such redemption), Sizzle’s net tangible assets (“NTA”) will be at least $5,000,001 or any greater NTA or cash requirement which may be contained in the agreement relating to the initial Business Combination and after payment of underwriters’ fees and commissions (the “Redemption Limitation”), (ii) the limitation that Sizzle shall not redeem Offering Shares in connection with the consummation of a business combination if the Redemption Limitation is exceeded, (iii) the limitation that Sizzle shall not consummate a business combination pursuant to a tender offer if the Redemption Limitation is exceeded, and (iv) the limitation that an Amendment to Article IX of the Existing Sizzle Charter will be voided if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation (collectively, the “NTA Proposal”). The passage of the NTA Proposal poses risks to stockholders which are described in “Risk Factors — Risks Related to the NTA Proposal” contained elsewhere in this proxy statement/prospectus. A copy of the NTA Amendment to the Existing Sizzle Charter is attached to this proxy statement/prospectus as Annex I;

•        Proposal No. 2 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Share Exchange and the merger of Merger Sub with and into Sizzle, with each of Sizzle and the Company surviving as a direct, wholly-owned subsidiary of Pubco, and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•        Proposal No. 3 — The Charter Amendment Proposal — to consider and vote upon a proposal to approve and adopt the amended and restated memorandum and articles of association of Pubco (the “Proposed Charter”), in the form attached hereto as Annex B (which we refer to as the “Charter Amendment Proposal”);

•        Proposal No. 4 — The Advisory Charter Amendments Proposals — to consider and vote upon proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as five sub-proposals:

Proposal No. 4A: Authorized Share Capital.    A proposal to increase the total number of authorized shares to 500,000,000 shares, consisting of 450,000,000 ordinary shares and 50,000,000 preferred shares;

Proposal No. 4B: EUR Director Appointment Rights.    A proposal to confer EUR with rights under the Proposed Charter in conformity with the contractual designation rights set forth in the Investors Agreement, such that EUR is entitled to appoint the lower of a majority of all board members and four directors for so long as EUR beneficially owns at least 50% of the total issued voting shares, two directors for so long as EUR beneficially owns at least 25% but less than 50% of the total issued voting shares, and one director for so long as EUR beneficially owns at least 15% but less than 25% of the total issued voting shares;

Proposal No. 4C: Amendments to Proposed Charter.    A proposal to require a majority vote of outstanding voting shares to make amendments to the Proposed Charter at any time when EUR beneficially owns a majority of the total voting power of issued shares of Pubco, but to require a supermajority vote of outstanding voting shares at any time when EUR does not beneficially own a majority of the total voting power of issued shares;

Proposal No. 4D: Removal of Directors.    A proposal to provide that directors may be removed (i) by a resolution passed by all directors of the board of Pubco at any time for cause; (ii) by a majority of outstanding voting shares at any time when EUR beneficially owns a majority of the total voting power of issued shares; and (iii) by a supermajority of outstanding voting shares at any time for cause when EUR does not beneficially own a majority of the total voting power of issued shares; and

Proposal No. 4E: Written Consent.    A proposal to provide that stockholders may act by written consent at any time when EUR beneficially owns a majority of the total voting power of issued shares but may not act by written consent at any time when EUR does not beneficially own a majority of the total voting power of issued shares.

We refer to these proposals as the “Advisory Charter Amendments Proposals”;

•        Proposal No. 5 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of more than 20% of the total issued and outstanding Pubco Ordinary Shares in connection with the Business Combination (which we refer to as the “Nasdaq Proposal”);

•        Proposal No. 6 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the Critical Metals Corp. 2023 Incentive Award Plan (the “Incentive Plan”), effective upon the consummation of the Business Combination, including the authorization of the share reserve under the Incentive Plan, in substantially the form attached to the accompanying proxy statement/prospectus as Annex C (which we refer to as the “Incentive Plan Proposal”);

•        Proposal No. 7 — The ESPP Proposal — to consider and vote upon a proposal to approve the Critical Metals Corp. 2023 Employee Stock Purchase Plan (the “ESPP”), effective upon the consummation of the Business Combination, including the authorization of the share reserve under the ESPP, in substantially the form attached to the accompanying proxy statement/prospectus as Annex D (which we refer to as the “ESPP Proposal”); and

•        Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting (which we refer to as the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal is cross-conditioned on the approval of each other. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the $5,000,001 minimum net tangible asset test by Sizzle or Pubco (after payment of Sizzle’s underwriters’ fees and commissions) as required by Sizzle’s current amended and restated certificate of incorporation (although approval of the NTA Proposal would only be effective upon approval of the Business Combination Proposal). Each of the Advisory Charter Amendments Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety. Unless waived in accordance with the Merger Agreement, the consummation of the Business Combination is also subject to customary closing conditions and a minimum cash condition that the funds that are in the Trust Account, together with the cash on Sizzle’s balance and the aggregate amount of gross proceeds from any subscription or investment agreement with respect to securities of Pubco entered into prior to Closing, equal $40 million, before payment of transaction expenses. As of the date of this proxy statement/prospectus, the parties to the Business Combination Agreement have entered into a number of financing arrangements for the benefit of Pubco following the closing. On July 4, 2023, Pubco entered into an equity line of credit share purchase agreement and related registration rights agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd., pursuant to which Pubco may issue up to $125,000,000 of Pubco Ordinary Shares following the closing of the Business Combination. In addition, on October 25, 2023, Sizzle and Pubco entered into a binding agreement with Vellar Opportunities Fund Master, LTD. (“Vellar”) pursuant to which, among other things, up to 20 million ordinary shares of Pubco may be issued to Vellar at closing in exchange for up to $10 million in cash. Further, Sizzle and Pubco are engaged in various discussions with third parties related to additional potential equity investments in Pubco, which investments may take the form of convertible preferred shares, ordinary shares or other equity securities. For additional information, see “The Business Combination Proposal — Related Agreements — Financing Arrangements.”

The Sizzle Common Stock and Sizzle Warrants are currently listed on Nasdaq under the symbols “SZZL” and “SZZLW,” respectively. Although Pubco is not currently a public reporting company in any jurisdiction, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, Pubco will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pubco intends to apply to list the Pubco Ordinary Shares (including the Pubco Ordinary Shares issuable upon exercise of the Pubco Warrants) on Nasdaq under the symbol “CRML” and the Pubco Warrants under the symbol “CRMLW,” upon the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the Pubco Ordinary Shares and the Pubco Warrants are approved for listing on Nasdaq, subject only to official notice of issuance thereof. While trading of the Pubco Ordinary Shares and the Pubco Warrants on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Pubco’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 76 of this proxy statement/prospectus for more information.

The Board of Directors of Sizzle (the “Board”) has fixed the close of business on            , 2023 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/prospectus for a more complete statement of the proposals to be considered at the Special Meeting.

After careful consideration, the Board has unanimously approved and adopted the Merger Agreement and approved the Business Combination, has approved the other proposals described in this proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination.

The Sizzle Board of Directors recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting. We urge you to read the accompanying proxy statement/prospectus including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the Board, you should keep in mind that Sizzle’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a stockholder of Sizzle. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to stockholders of Sizzle than liquidating Sizzle. In addition, you should carefully consider the matters discussed under “Risk Factors” beginning on page 76 of the accompanying proxy statement/prospectus. See also the section entitled “The Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for additional information.

Pursuant to our current certificate of incorporation, our public stockholders have redemption rights in connection with the Business Combination. Our public stockholders are not required to affirmatively vote for or against the Business Combination to redeem their shares of common stock. This means that public stockholders who hold shares of Sizzle Common Stock on or before            , 2023 (two (2) business days before the special meeting) will be eligible to elect to have their shares of Sizzle Common Stock redeemed for cash in connection with the special meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the special meeting. Sizzle public stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption.

Upon consummation of the Business Combination, Pubco will be a “foreign private issuer,” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Pubco’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Pubco will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Further, Pubco will be a “controlled company” under Nasdaq listing standards. As a result of EUR’s voting control, EUR will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Proposed Charter and Investors Agreement). As a result of being able to appoint and remove a majority of the directors, EUR will effectively control mergers and acquisitions, payment of dividends, and other matters of corporate or management policy. The Investors Agreement will provide EUR with the right to nominate and appoint certain numbers of directors to the Pubco Board of Directors depending on its percentage ownership in Pubco, as described in more detail in the section of this proxy statement/prospectus titled “Certain Relationships and Related Party Transactions — Investors Agreement.” Non-redeeming Sizzle shareholders will likely have a limited influence over Pubco following the Business Combination and Pubco shareholders will not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Pubco will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are providing this proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting.

Your vote is very important. If you are a Sizzle stockholder, whether or not you plan to attend the special meeting, please take the time to vote as soon as possible. On behalf of Sizzle’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Very truly yours,

Steve Salis Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated            , 2023 and will first be mailed to the stockholders of Sizzle on or about            , 2023.

SIZZLE ACQUISITION CORP.
4201 Georgia Avenue NW
Washington DC 20011

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF SIZZLE ACQUISITION CORP.

TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF SIZZLE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Sizzle Acquisition Corp. (“Sizzle,” “we,” “us” or “our”) will be virtually held at 10:00 a.m., Eastern Time, on            , 2023. The Special Meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

At the Special Meeting, you will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)    Proposal No. 1 — The NTA Proposal — to consider and vote upon amendments to the current Amended and Restated Certificate of Incorporation of Sizzle (the “Existing Sizzle Charter”), which amendments (the “NTA Amendment”) shall be effective, if adopted and implemented by Sizzle, immediately prior to the consummation of the proposed Business Combination, to remove from the Existing Sizzle Charter (i) the limitation that Sizzle will only redeem Offering Shares (as defined in the Existing Sizzle Charter) so long as (after such redemption), Sizzle’s net tangible assets (“NTA”) will be at least $5,000,001 or any greater NTA or cash requirement which may be contained in the agreement relating to the initial Business Combination and after payment of underwriters’ fees and commissions (the “Redemption Limitation”), (ii) the limitation that Sizzle shall not redeem Offering Shares in connection with the consummation of a business combination if the Redemption Limitation is exceeded, (iii) the limitation that Sizzle shall not consummate a business combination pursuant to a tender offer if the Redemption Limitation is exceeded, and (iv) the limitation that an Amendment to Article IX of the Existing Sizzle Charter will be voided if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation (collectively, the “NTA Proposal”). The passage of the NTA Proposal poses risks to stockholders which are described in “Risk Factors — Risks Related to the NTA Proposal” contained elsewhere in this proxy statement/prospectus. A copy of the NTA Amendment to the Existing Sizzle Charter is attached to this proxy statement/prospectus as Annex I;

(2)    Proposal No. 2 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 24, 2022, among Sizzle, European Lithium Limited, an Australian Public Company limited by shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“Pubco”) and Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Pubco (“Merger Sub”) (as amended on January 4, 2023 and as may be further amended from time to time, the “Merger Agreement”). Subject to its terms and conditions, the Merger Agreement provides that Sizzle and the Company will become wholly owned subsidiaries of Pubco, a newly formed holding company. The transactions contemplated by the Merger Agreement we refer to herein as the “Business Combination.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding shares of the Company held by EUR in exchange for ordinary shares of Pubco, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco (the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco.

The Merger Agreement provides that at the effective time of the Business Combination (the “Effective Time”):

(i)     all of the outstanding shares of Sizzle’s common stock, par value $0.0001 per share (the “Sizzle Common Stock”), will be exchanged for the right to receive the ordinary shares of Pubco, par value $0.001 per share (the “Pubco Ordinary Shares”) (following which exchange, all shares of Sizzle Common Stock will be cancelled and cease to exist);

(ii)    all of the outstanding whole warrants of Sizzle, entitling the holder thereof to purchase one share of Sizzle Common Stock at an exercise price of $11.50 per share (collectively, the “Sizzle Warrants”) will be assumed by Pubco and converted into the right to receive a warrant to purchase one Pubco Ordinary Share (in lieu of Sizzle Common Stock) at the same exercise price (collectively, the “Pubco Warrants”); and

(iii)   Shareholders of the Company will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) Seven Hundred Fifty Million Dollars ($750,000,000), divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon the Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half of one Sizzle Warrant (each of which shall be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if the volume weighted average price, or VWAP (as defined in the Merger Agreement), of Pubco Ordinary Shares trades above $15 dollars per share, and the other half (or 5%) are issuable if the VWAP for Pubco Ordinary Shares trades above $20 per share, in each case for any twenty trading days in any thirty day trading days during such five year period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance of the Earnout Shares. For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Merger Consideration.”

(3)     Proposal No. 3 — The Charter Amendment Proposal — to consider and vote upon a proposal to approve the Amended and Restated Memorandum and Articles of Association of Pubco (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, which we refer to as the “Charter Amendment Proposal,” and providing for, among other things, the following material differences from Sizzle’s current amended and restated certificate of incorporation:

(a)     a single class of ordinary shares with 450,000,000 authorized shares; and

(b)    50,000,000 authorized preferred shares.

(4)     Proposal No. 4 — The Advisory Charter Amendments Proposals — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with SEC requirements, which we refer to as the “Advisory Charter Amendments Proposals”;

(5)     Proposal No. 5 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of the total issued and outstanding Pubco Ordinary Shares in connection with the Business Combination, which we refer to as the “Nasdaq Proposal”;

(6)     Proposal No. 6 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the Critical Metals Corp. 2023 Incentive Award Plan (the “Incentive Plan), effective upon the consummation of the Business Combination (the “Closing”), including the authorization of the share reserve under the Incentive Plan equal to up to ten (10%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, in substantially the form attached to the accompanying proxy statement/prospectus as Annex C (which we refer to as the “Incentive Plan Proposal”);

(7)     Proposal No. 7 — The ESPP Proposal — to consider and vote upon a proposal to approve the Critical Metals Corp. 2023 Employee Stock Purchase Plan (the “ESPP”), effective upon the Closing, including the authorization of the share reserve under the ESPP, in substantially the form attached to the accompanying proxy statement/prospectus as Annex D (which we refer to as the “ESPP Proposal”); and

(8)     Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting, which we refer to as the “Adjournment Proposal.”

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal are approved at the Special Meeting. Each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal are cross-conditioned on each other. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the $5,000,001 minimum net tangible asset test by Sizzle or Pubco (after payment of Sizzle’s underwriters’ fees and commissions) as required by Sizzle’s current amended and restated certificate of incorporation (although approval of the NTA Proposal would only be effective upon approval of the Business Combination Proposal). The Advisory Charter Amendments Proposals and the Adjournment Proposal are each not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. Unless waived in accordance with the Merger Agreement, the consummation of the Business Combination is also subject to customary closing conditions and a minimum cash condition that the funds that are in the Trust Account, together with the cash on Sizzle’s balance and the aggregate amount of gross proceeds from any subscription or investment agreement with respect to securities of Pubco, entered into prior to Closing, of at least $40 million, after giving effect to the completion and payment of any Redemptions and before payment of transaction expenses. For a description of the financing arrangements entered into, or expected to be entered into, by Sizzle and/or Pubco in connection with the Business Combination, please see “The Business Combination Proposal — Financing Arrangements.”

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Sizzle Common Stock at the close of business on            , 2023 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Sizzle stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting at the principal executive offices of Sizzle for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

After careful consideration, the Board has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote “FOR” all of the proposals presented to our stockholders at the Special Meeting. When you consider the Board recommendation of these proposals, you should keep in mind that directors and officers of Sizzle have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to Sizzle’s current certificate of incorporation, its public stockholders may demand that Sizzle redeem, upon the Closing of the Business Combination, shares of our Sizzle Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of Sizzle’s IPO. As of October 19, 2023, based on funds in the Trust Account of approximately $34,042,748 on such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Sizzle Common Stock was approximately $11.03 per share (before taxes paid or payable). Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of Sizzle Common Stock for cash. This means that public stockholders who hold shares of our Sizzle Common Stock on or before            , 2023 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Sizzle Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of Sizzle Common Stock for cash, our public stockholders can demand that Sizzle convert their public shares into cash and tender their shares to Sizzle’s transfer agent. Sizzle stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption. Holders of Sizzle Warrants do not have redemption rights with respect to such securities in connection with the Business Combination.

Our sponsor, VO Sponsor, LLC, a Delaware limited liability company (our “Sponsor”), and holders of our Common Stock issued prior to our IPO, their permitted transferees, and our officers and directors (collectively, the “Sizzle Initial Stockholders”), and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters in our IPO, and EarlyBirdCapital, Inc. (“EBC”) have agreed to waive their redemption rights with respect to any shares of Sizzle Common Stock held by them in connection with the consummation of the Business Combination (which waiver was provided in connection with Sizzle’s IPO and without any separate consideration paid in connection with providing such waiver), and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and Sizzle Initial Stockholders beneficially own 65.7% of issued and outstanding Sizzle Common Stock including 722,750 private placement shares and 5,425,000 founders shares, Cantor owns 47,250 private placement shares and EBC owns 75,600 EBC Shares, which together consisting of approximately 1.3% of issued and outstanding Sizzle Common Stock and Sizzle’s public stockholders beneficially own approximately 33.0% of issued and outstanding Sizzle Common Stock. The Sizzle Initial Stockholders, which includes our Sponsor and our directors and officers, and Cantor have agreed to vote all of their founder shares, all of their private placement shares of Sizzle Common Stock and any Sizzle equity securities that they hold in favor of the Business Combination Proposal.

You are urged to carefully read and consider the “Risk Factors” beginning on page 76 of this proxy statement/prospectus and the other information contained in this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the Special Meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that votes relating to the shares you beneficially own are properly counted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (202) 846-0300.

By Order of the Board of Directors

Steve Salis Chief Executive Officer

          , 2023

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on            , 2023: Sizzle’s proxy statement/prospectus is available at https://

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Pubco, constitutes a prospectus of Pubco under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (1) the Pubco Ordinary Shares to be issued to the Sizzle stockholders, (2) the Pubco Ordinary Shares to be issued to Shareholders of the Company, (3) the Pubco Warrants to be issued by Pubco to holders of Sizzle Warrants and (4) the Pubco Ordinary Shares underlying the Pubco Warrants, in each case, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of Sizzle stockholders at which Sizzle stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Sizzle stockholders nor the issuance by Pubco of Pubco Ordinary Shares in connection with the Business Combination will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, please contact Sizzle’s proxy solicitor listed below. You will not be charged for any of these documents that you request.

If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact the Sizzle’s proxy solicitation agent at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

In order for you to receive timely delivery of the documents in advance of the special meeting to be held on            , 2023, you must request the information by            , 2023.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 300 of this proxy statement/prospectus.

TRADEMARKS

Sizzle and EUR own or have rights to trademarks that they use in connection with the operation of their respective businesses and that are used in this proxy statement/prospectus. This proxy statement/prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Important Information about U.S. GAAP AND IFRS

Sizzle’s financial statements included in this proxy statement/prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

The Company’s audited financial statements included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Presentation of financial information in accordance with IFRS requires the Company’s management to make various estimates and assumptions which may impact the values shown in the Selected Historical Financial Information of the Company and the respective notes thereto. The actual values may differ from such assumptions.

Exchange Rates

Pubco’s reporting currency will be the U.S. dollar. The determination of the functional and reporting currency of each group company is based on the primary currency in which the group company operates. For Pubco, the Euro is the functional currency. The functional currency of Pubco’s subsidiaries will generally be the local currency.

The translation of foreign currencies into U.S. dollars is performed for assets and liabilities at the end of each reporting period based on the then current exchange rates. For revenue and expense accounts, an average monthly foreign currency rate is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars will be recorded as part of a separate component of shareholders’ deficit and reported in Pubco’s financial statements. Foreign currency transaction gains and losses will be included in other income (expense), net for the period.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry data and forecasts that Sizzle and EUR obtained or derived from internal company analyses, independent third party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses, information, assumptions or judgments, as well as the independent sources referred to above. Statements as to industry position are based on market data currently available. Any estimates underlying such market-derived information and other factors could cause actual results to differ from those expressed in the independent parties’ estimates and in our estimates, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Sizzle” refer to Sizzle Acquisition Corp., the term “EUR” refers to European Lithium Limited, an Australian Public Company limited by shares, the term the “Company” refers to European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR, the term “Pubco” refers to Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands, and the term the “Combined Company” refers to Pubco immediately after the consummation of the Business Combination, which provides for each of Sizzle and the Company as Pubco’s wholly-owned subsidiaries.

In this document:

“Board,” unless otherwise defined, means the board of directors of Sizzle.

“Business Combination” means the transactions contemplated by the Merger Agreement whereby, among other things, (a) Pubco will acquire all of the issued and outstanding shares of the Company held by EUR in exchange for Pubco Ordinary Shares, and any shares EUR or Sizzle holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco (referred to as the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and a wholly owned subsidiary of Pubco.

“Cantor” means Cantor Fitzgerald & Co., as representative of the several underwriters in the Sizzle IPO, and which beneficially owns 47,250 private placement shares.

“CCM” means J.V.B. Financial Group, acting through its Cohen & Company Capital Markets division.

“CCM Amended Letter” means that certain amendment, dated August 4, 2023, to the engagement letter, dated August 15, 2022, between CCM And Sizzle, relating to CCM providing mergers and acquisitions advisory services to Sizzle in connection with an initial business combination, pursuant to which CCM agreed to receive shares of the Company in lieu of a cash fee otherwise owed to it in respect of the Business Combination.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date and time of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Entity” or “Combined Company” means Pubco after the consummation of the Business Combination in which it becomes the parent company of its direct, wholly-owned subsidiaries, Sizzle and the Company, and means, collectively, Pubco, and its direct, wholly-owned subsidiaries, Sizzle and the Company.

“Company” means European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR prior to the consummation of the Business Combination.

“Company Ordinary Shares” means the ordinary shares, no par value, issued by the Company.

“Condition Precedent Proposals” mean the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal.

“DGCL” means the Delaware General Corporation Law.

“EBC” means EarlyBirdCapital, Inc., which beneficially owns 75,600 private placement shares.

“EBC Shares” means 75,600 private placement shares issued to EBC prior to the Sizzle IPO.

“ESPP” means the Critical Metals Corp. 2023 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the ESPP Proposal.

“EUR” means European Lithium Limited, an Australian Public Company limited by shares, and sole shareholder of the Company prior to the consummation of the Business Combination.

“EUR Adverse Recommendation Change” generally means an action or inaction on behalf of EUR to (a) fail to make, withdraw or modify in a manner adverse to Sizzle, or publicly propose to fail to make, withdraw or modify in a manner adverse to Sizzle, an EUR Board Recommendation, or (b) recommend, adopt or approve or publicly propose to recommend, adopt or approve an EUR Competing Proposal.

“EUR Board Recommendation” means approval of the EUR Board to (i) declare that the Merger Agreement and the consummation of the transactions contemplated thereby are in the best interests of EUR and EUR shareholders, (ii) approve the Merger Agreement and the transactions contemplated thereby, (iii) authorize the execution, delivery and performance of the Merger Agreement, (iv) direct that the transactions contemplated by the Merger Agreement be submitted to EUR shareholders for consideration, and (v) recommended that EUR shareholders approve the transaction contemplated by the Merger Agreement.

“EUR Competing Proposal” means an offer or proposal by a third party or parties relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company or 20% or more of any class of equity or voting securities of the Company, (ii) any takeover bid that would result in such third party or parties beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in such third party or parties beneficially owning 20% or more of the consolidated assets of the Company or 20% or more of any class of equity or voting securities of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension” has the meaning therefor set forth in the Merger Agreement, regarding extending the time for which Sizzle is required under its Certificate of Incorporation to consummate an initial business combination.

“Extension Amendment” means the amendments to the Sizzle Certificate of Incorporation, as applicable, to approve an extension of the date by which Sizzle was required therein to consummate its initial business combination. An Extension Amendment was approved by Sizzle’s special meeting of stockholders on February 1, 2023, and which we refer to as the Original Extension Amendment, which provided that the date by which Sizzle was required to consummate an initial business combination was extended from February 8, 2023 up to August 8, 2023. Another special meeting of stockholders of Sizzle was held on August 7, 2023, in which Sizzle’s stockholders approved, among other things, a proposal to extend the date by which Sizzle was required to consummate an initial business combination from August 8, 2023 to February 8, 2024 (or such earlier date as determined by Sizzle’s board of directors, or such later date as provided in an amendment to the Sizzle Certificate of Incorporation, subject to payment of Extension Funds as provided in that amendment).

“Extension Expenses” has the meaning therefor set forth in the Merger Agreement, which includes, without limitation, out of pocket costs and expenses payable to SPAC’s vendors for an Extension or any deposit that the SPAC will make in the Trust Account in order to solicit votes for an Extension.

“Extension Funds” means the amounts paid by or on behalf of the Sponsor or Sizzle into the Trust Account, in connection with the Extension Amendment.

“Extension Loans” means the loans issued by the Sponsor to Sizzle to implement the Extension; on August 7, 2023, in connection with the Extension Amendment on such date, the Sponsor has agreed that it or its designees, will contribute to Sizzle, on a monthly basis, unless the Sizzle Board does not authorize an Extension beyond the prior month, Extension Loans or similar amounts of contributions equal to $60,000 in the aggregate, which amounts are anticipated to be paid for each calendar month (commencing on August 9, 2023 and ending on the 8th day of each subsequent month), or portion thereof, that is needed by Sizzle to complete the Business Combination until February 8, 2024.

“Extension Note” means the promissory notes issued by Sizzle to the Sponsor in exchange for the Extension Funds deposited into the Trust Account.

“founders shares” means an aggregate of 5,425,000 shares of our Common Stock issued prior to the Sizzle IPO in a private placement to Sizzle Initial Stockholders and held by Sizzle Initial Stockholders and their permitted transferees. Founders shares do not include the EBC Shares.

“Incentive Plan” means the Critical Metals Corp. 2023 Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Plan Proposal.

“Jett Capital” or “Jett” means Jett Capital Advisors LLC.

“Jett Amended Letter” means that certain amendment, dated August 3, 2023, to the engagement letter, dated July 1, 2022, between Jett and EUR, relating to Jett providing mergers and acquisitions advisory and related strategic services to EUR in connection with, among other things, a business combination, pursuant to which Jett agreed to receive shares of the Company in lieu of part of the cash fee otherwise owed to it in respect of the Business Combination.

“Marshall & Stevens” means Marshall & Stevens Transaction Advisory Services LLC.

“Marshall & Stevens’ Opinion” means the formal written opinion of Marshall & Stevens delivered to the Board on October 20, 2022 in respect of a valuation and opinion relating to the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex E.

“Merger” means the merger of Merger Sub with and into Sizzle pursuant to the Merger Agreement.

“Merger Agreement” means collectively the Agreement and Plan of Merger, dated as of October 24, 2022, by and among (i) Sizzle, (ii) EUR, (iii) the Company, (iv) Pubco and (v) Merger Sub, the Amendment No. 1 to Agreement and Plan of Merger, dated January 4, 2023, by and among the same parties, and the Amendment No. 2 to the Agreement and Plan of Merger, dated July 7, 2023, by and among the same parties.

“Merger Sub” means Project Wolf Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pubco.

“Minimum Cash Condition” or “Closing Proceeds Condition” means the condition in the Merger Agreement requiring that Sizzle have, upon the Closing, cash and cash equivalents (including funds remaining in the Trust Account after completion and payment of the Redemption and the proceeds of any private placement financing), before payment of transaction expenses, at least equal to $40,000,000.

“NTA” means net tangible assets in relation to the Redemption Limitation and NTA Proposal, as defined in the Existing Sizzle Charter.

“Net Tangible Assets Test” means the test that Sizzle’s or Pubco’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001 either immediately prior to or upon consummation of the Business Combination (and after payment of Sizzle’s underwriters’ fees and commissions) as required by the Existing Sizzle Charter.

“Private Placement” means the private placement consummated simultaneously with the Sizzle IPO in which Sizzle issued the private placement shares to the Sponsor and the representative shares to Cantor. In the Private Placement, 722,750 private placement shares were issued to the Sponsor and 47,250 private placement shares were issued to Cantor, in each case at a purchase price of $10.00 per share.

“private placement shares” means (i) Sponsor private placement shares, (ii) representative shares, (iii) EBC Shares and (iv) founders shares.

“Promissory Note” means an unsecured promissory note to the Sponsor issued by Sizzle, pursuant to which Sizzle may borrow up to $150,000, and issued on December 19, 2020, prior to the Sizzle IPO. The Promissory Note is non-interest bearing, without fixed terms and is due on demand. As of June 30, 2023 Sizzle had $129,437 outstanding under the Promissory Note.

“Proposals” means the Business Combination Proposal, the NTA Proposal, the Charter Amendment Proposal, the Advisory Charter Amendments Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

“Proposed Charter” means the Amended and Restated Memorandum and Articles of Association of Pubco, a copy of which is attached to this proxy statement/prospectus as Annex B,

“Pubco” means Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands in connection with the Business Combination, and upon consummation of the Business Combination each of Sizzle and the Company will be direct, wholly-owned subsidiaries of Pubco.

“Pubco Ordinary Shares” means ordinary shares, par value $0.001 per share, of Pubco.

“Pubco Preference Shares” means preferred shares, par value $0.001 per share, of Pubco.

“public shares” or “Public Shares” means Sizzle Common Stock which are a component of the Sizzle Units sold in the Sizzle IPO. Currently, there are outstanding 3,086,053 public shares (consisting of 15,500,000 public shares originally sold as part of units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of public shares in connection with the Original Extension Meeting on February 1, 2023 and 1,337,244 public shares redeemed by holders of public shares in connection with the Extension Meeting on August 7, 2023). The public shares do not include the private placement shares which were issued in the Private Placement, nor the founders shares nor the EBC Shares.

“public stockholders” means holders of public shares.

“publicly traded units” means Sizzle Units issued in the Sizzle IPO.

“Purchaser Parties” means, collectively, Sizzle, Pubco and Merger Sub.

“redemption” or “Redemption” means the right of the holders of Sizzle Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Redemption Limitation” means the provision and limitation that Sizzle will only redeem Offering Shares (as defined in the Existing Sizzle Charter) so long as (after such redemption), Sizzle’s net tangible assets, or NTA, will be at least $5,000,001 or any greater NTA or cash requirement which may be contained in the agreement relating to the initial Business Combination and after payment of underwriters’ fees and commissions, which provision exists in the Existing Sizzle Charter prior to any approval of the NTA Proposal.

“Representative” means Cantor Fitzgerald & Co., as representative of the several underwriters in the Sizzle IPO,

“representative shares” means the shares we issued to Cantor in connection with our IPO as representative of the underwriters in a private placement of securities consisting of 47,250 shares of Sizzle Common Stock at a purchase price of $10.00 per share.

“Share Exchange” means the transactions contemplated by the Merger Agreement whereby Pubco will acquire all of the issued and outstanding shares of the Company held by EUR in exchange for Pubco Ordinary Shares, and any shares EUR holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco.

“Shareholders of the Company” means EUR, CCM and Jett, and any of their permitted transferees, which in each case hold at the Closing issued and outstanding capital stock of the Company.

“Sizzle” means Sizzle Acquisition Corp., a Delaware corporation.

“Sizzle Board” means the board of directors of Sizzle.

“Sizzle Certificate of Incorporation” or “our Certificate of Incorporation” means Sizzle’s amended and restated certificate of incorporation, as may be amended from time to time.

“Sizzle Common Stock” or “our Common Stock” means the common stock, par value $0.0001 per share, of Sizzle.

“Sizzle Initial Stockholders” means our Sponsor who purchased our founder shares (issued prior to our IPO), holders of our Common Stock issued prior to our IPO and their respective permitted transferees, but excludes EBC.

“Sizzle IPO” or “our IPO” means Sizzle’s initial public offering.

“Sizzle Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Sizzle.

“Sizzle Warrant” means one whole redeemable warrant entitling its holder to purchase one share of Sizzle Common Stock for $11.50 per share, and each Sizzle Unit is comprised of one-half of one Sizzle Warrant. Upon separation of the Sizzle Units at the election of the holder thereof, no fractional warrants are issued, and only whole Sizzle Warrants trade on the Nasdaq Stock Market LLC under the symbol “SZZLW.”

“Sizzle Units” means a unit consisting of one share of Sizzle Common Stock and one half of one Sizzle Warrant. On February 1, 2022, the holders of the Sizzle Units could elect to separately trade the Sizzle Common Stock and a whole Sizzle Warrant comprising the Sizzle Units. Those Sizzle Units which have not been separated could continue to trade on the Nasdaq Stock Market LLC under the symbol “SZZLU”.

“Special Meeting” means the special meeting of the stockholders of Sizzle, to be virtually held at 10:00 a.m. Eastern Time, on            , 2023.

“Sponsor” means VO Sponsor, LLC, a Delaware limited liability company.

“Sponsor private placement shares” means an aggregate of 722,750 shares of our Common Stock issued to Sponsor in connection with our IPO in a private placement of securities at a purchase price of $10.00 per share. Unless the context otherwise requires, the definition of “private placement shares” does not include the representative shares issued to Cantor, defined below as “representative shares.”

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated October 24, 2022, by and among Sizzle, the Sponsor and the Company, as amended from time to time.

“Technical Report Summary” means the Technical Report Summary related to the Wolfsberg Lithium Project prepared for the Company by CSA Global South Africa (Pty) Limited.

“Trust Account” or “Sizzle trust account” means the trust account of Sizzle, which holds the net proceeds of the Sizzle IPO and the sale of the private placement shares, together with interest earned thereon, less amounts released to remit tax payable obligations and up to $100,000 of any remaining interest for dissolution expenses.

“Underwriting Agreement Amendment” means the amendment, dated October 26, 2023, to the underwriting agreement between Representative and Sizzle, dated November 3, 2021, and which provided that the Representative agreed to accept payment of the deferred underwriting commission payable to Representative under this underwriting agreement, in Sizzle Common Stock or Pubco Ordinary Shares in the amount of 900,000 of such shares, and provided specified registration rights to Representative relating to a private placement issuance of such shares, and which includes them being issued as a private placement issuance of Pubco Ordinary Shares. For more information see “Sizzle’s Managements’ Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations — Amended Underwriting Agreement.”

“Vellar” means Vellar Opportunities Fund Master, LTD.

“Working Capital Loans” means if our Sponsor or its affiliates, or any of our officers or directors, makes any working capital loans, up to $1,500,000 of such loans may be converted into private placement-equivalent units equivalent to Sizzle Units at a price of $10.00 per unit, at the option of the lender. As of December 31, 2022 there were no Working Capital Loans outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements.” Forward-looking statements include, without limitation, statements regarding the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements may include statements, among other things, relating to:

•        the benefits of the Business Combination;

•        the potential market size and the assumptions and estimates related to the Business Combination;

•        the future financial and business performance of Pubco and its subsidiaries, including the Company, following the Business Combination;

•        the commercial success of mineral properties under development by the Company or Pubco;

•        general economic conditions and conditions affecting the industries in which the Company and Pubco operate;

•        expansion and other plans and opportunities; and

•        other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and expectations, forecasts and assumptions as of that date, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, you should not place undue reliance on forward-looking statements in deciding how to grant your proxy, instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by our forward-looking statements. Some factors that could cause actual results to differ include, among others:

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•        the ability of the parties to complete the transactions contemplated by the Business Combination in a timely manner or at all;

•        the risk that the Business Combination or other business combination may not be completed by Sizzle’s business combination deadline and the potential failure to obtain an extension of the business combination deadline;

•        the outcome of any legal proceedings or government or regulatory action or inquiry that may be instituted against Sizzle, Pubco, EUR or the Company or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

•        the inability to satisfy the conditions to the consummation of the Business Combination, including the approval of the Business Combination by the shareholders of Sizzle or EUR;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the Business Combination;

•        the ability to meet stock exchange listing standards following the consummation of the Business Combination;

•        the effect of the announcement or pendency of the Business Combination on EUR and the Company’s business relationships, operating results, current plans and operations of EUR, Pubco and the Company;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Pubco to grow and manage growth profitably;

•        the possibility that Sizzle, Pubco, EUR and/or the Company may be adversely affected by other economic, business, and/or competitive factors;

•        estimates by Sizzle, Pubco, EUR or the Company of expenses and profitability;

•        expectations with respect to future operating and financial performance and growth, including the timing of the completion of the Business Combination;

•        EUR and Pubco’s ability to execute on their business plans and strategy;

•        a delay in completing, or the inability to complete, the transactions contemplated by the proposed Business Combination, due to a failure to obtain the approval of the stockholders of Sizzle, a failure to satisfy other conditions to Closing in the Merger Agreement or some other reason;

•        the inability to obtain the listing of Pubco Ordinary Shares and Pubco Warrants on Nasdaq or another exchange upon the Closing or comply with its listing standards;

•        the risk that the proposed Business Combination disrupts EUR’s current plans and operations;

•        factors relating to the business, operations and financial performance of Pubco and the Company, including:

•        the Company’s ability to develop the Project into a mine and to develop mineral deposits from the mine on a commercial basis;

•        the Company’s ability to successfully implement its long-term business strategy; and

•        the Company’s ability to obtain governmental permits and approvals to conduct development and mining operations.

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those indicated under the section entitled “Risk Factors.”

RISK FACTOR SUMMARY

The Company’s business and its ability to execute its strategy, the proposed Business Combination, and any investment in the securities of Pubco after the Business Combination are subject to risks and uncertainties, many of which are beyond Pubco’s or the Company’s control and will be beyond the control of the Combined Company. You should carefully consider and evaluate all of the risks and uncertainties with respect to any investment in the securities of the Combined Company, including, but not limited to, the following and those discussed under “Risk Factors.” References below to the Company shall be deemed to also refer to Pubco and the post-Business Combination company, as the context requires or as appropriate.

Risks Relating to the Company’s Business and Industry

•        The Company’s project is at the development stage, and there are no guarantees that development of the project into a mine will occur or that such development will result in the commercial extraction of mineral deposits.

•        The Company’s future performance is difficult to evaluate because it has a limited operating history in the mining, energy and resources sector.

•        The Company’s growth depends upon continued growth in demand for electric vehicles using high performance lithium compounds.

•        The Company’s long-term success will depend, in part, on its ability to generate revenue, achieve and maintain profitability, and develop positive cash flows from mining activities.

•        The market price of lithium will be significant in determining the Company’s success.

•        The Company’s mineral resource estimates may be materially different from mineral quantities we may ultimately recover, our life-of-mine estimates may prove inaccurate and market price fluctuations and changes in operating and capital costs may render mineral resources uneconomic to mine.

Risks Relating to Legal, Compliance and Regulations

•        The Company is reliant upon obtaining and renewing a number of governmental permits and approvals.

•        Organizations opposed to mining may disrupt or delay the Company’s mining projects.

Risks Related to the Company’s Projections

•        The Company has no operating history on which to base estimates of future operating costs and capital requirements, thus, the projections are based upon estimates and assumptions.

•        As further information becomes available through additional fieldwork and analysis, the Company’s estimates are likely to change and these changes may result in a reduction in our resources.

Risks Related to Australia

•        European Lithium will remain listed on the Australian Securities Exchange, creating additional regulatory requirements and potential liabilities that could occupy management’s time and efforts.

Risks Relating to Sizzle, Pubco and the Business Combination

•        Vellar may purchase shares to backstop the funds in the Trust Account, as a result of which the Business Combination may still consummate even if a significant number of Sizzle’s public shareholders exercise their redemption rights. However, if the conditions for the funding of the Equity Forward Arrangement are not satisfied, or if Vellar is unable to provide the funding pursuant to the Equity Forward Arrangement or is otherwise in breach of the Equity Forward Arrangement, then it is possible that the Business Combination may not be consummated.

•        The issuance of Pubco Ordinary Shares to Vellar pursuant to the Equity Forward Arrangement would cause substantial dilution, which could materially affect the trading price of Pubco Ordinary Shares.

•        If Sizzle does not consummate a business combination by the termination date of up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will have to liquidate, or seek approval of its stockholders to extend the termination date.

•        Following the consummation of the Business Combination, your ability to achieve a return on your investment will depend on appreciation in the price of Pubco Ordinary Shares.

•        Sizzle will incur significant costs in connection with the Business Combination and if not consummated, Sizzle may not have sufficient cash available to pay such costs.

•        The working capital available to Pubco after the Business Combination will be reduced by any redemptions and transaction expenses in connection with the Business Combination.

•        If the funds held outside of our Trust Account are insufficient to allow us to operate through the closing of the Business Combination (or our termination date or other extension of such date), our ability to complete an initial business combination may be adversely affected.

•        Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

•        The Sponsor and Sizzle’s directors and officers, have conflicts of interest in determining to pursue the Business Combination with the Company,

•        There are risks to unaffiliated stockholders who become stockholders of the Combined Company through the Business Combination rather than acquiring securities of the Company or Pubco directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

•        The process of taking a company public by means of a special purpose acquisition company is different from an underwritten public offering and may create risks for unaffiliated investors.

•        Concentration of ownership among the Company’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

•        There can be no assurance that Pubco Ordinary Shares will be approved for listing on Nasdaq upon the Closing, or be able to comply with its listing standards.

•        The ability to execute Sizzle’s strategic plan could be negatively impacted by redemptions.

•        There is no guarantee that a Sizzle stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

•        The Sponsor and Sizzle’s directors, officers, advisors or their affiliates may elect to purchase shares of Sizzle Common Stock from Sizzle’s stockholders, which may influence a vote on a proposed business combination and reduce the public float of Sizzle’s capital stock.

•        To complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

•        The Company’s and Sizzle’s operations may be restricted before Closing by the Merger Agreement.

Risks Related to Ownership of Pubco Ordinary Shares

•        A market for the Company’s securities may not develop, or suffer as a result of limited industry reports by analysts.

•        Shareholders’ ownership may be diluted by the issuance of additional shares.

Risks Related to Redemption

•        The amount of redemptions by Sizzle’s stockholders is unknown and a significant amount of redemptions may harm our future economic position.

•        The removal of the net tangible asset requirement in connection with the Business Combination may result in a depressed net tangible assets being contributed to or calculated for Critical Metals, which may adversely affect the stock price of Critical Metals following the Business Combination.

•        We cannot be certain that Sizzle or Critical Metals will qualify for another exemption from classification as a “penny stock” if the net tangible asset requirement in connection with the Business Combination is removed.

•        Pubco may be unable to obtain funding under equity-based financing if the Pubco Ordinary Shares are not listed on Nasdaq or a national securities exchange and/or become a penny stock.

•        In the event the NTA Proposal and the Business Combination Proposal are approved, but the Business Combination does not close, Sizzle’s public shareholders will still be entitled to have their Sizzle public shares redeemed, which could result in Sizzle’s public shares and warrants being delisted from Nasdaq and Sizzle’s common stock becoming a penny stock.

QUESTIONS AND ANSWERS
FOR STOCKHOLDERS OF SIZZLE

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of Sizzle stockholders. The following questions and answers do not include all the information that is important to stockholders of Sizzle. We urge the stockholders of Sizzle to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Sizzle’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination contemplated by the Merger Agreement, among other proposals. Upon the completion of the transactions contemplated by the Merger Agreement, each of Sizzle and the Company will become a direct, wholly-owned subsidiary of a newly formed company, Pubco. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at Sizzle’s Special Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO SUBMIT YOUR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:     What proposals are stockholders of Sizzle being asked to vote upon?

A:     Stockholders of Sizzle are being asked to vote on the following proposals:

(1)    The NTA Proposal (Proposal 1) — To approve and adopt a proposal, to be implemented immediately prior to the consummation of the proposed Business Combination, to remove from the Existing Sizzle Charter the limitations that permit Sizzle to redeem its Publicly Shares or consummate its initial Business Combination only if after such redemptions or consummation, Sizzle’s net tangible assets (“NTA”) will be at least $5,000,001 or any greater NTA or cash requirement which may be contained in the agreement relating to Sizzle’s initial Business Combination and after payment of underwriters’ fees and commissions, which we refer to as the Redemption Limitation. The passage of the NTA Proposal poses risks to stockholders which are described in “Risk Factors — Risks Related to the NTA Proposal” contained elsewhere in this proxy statement/prospectus. A summary of the NTA Proposal is set forth in the “NTA Proposal (Proposal 1)” section of this proxy statement/prospectus and a complete copy of the NTA Amendment to the Existing Sizzle Charter is attached hereto as Annex I. You are encouraged to read them in their entirety.

(2)    The Business Combination Proposal (Proposal 2) — To approve and adopt the Merger Agreement and the transactions contemplated therein, including the Business Combination. A summary of the Business Combination is set forth in the “Business Combination (Proposal 2)” section of this proxy statement/prospectus and a complete copy of the Merger Agreement is attached hereto as Annex A. You are encouraged to read them in their entirety.

(3)    The Charter Amendment Proposal (Proposal 3) — Assuming the Business Combination Proposal (Proposal 1) is approved and adopted, to approve and adopt the Proposed Charter of Pubco, in the form appended to this proxy statement/prospectus as Annex B, and a summary of which is set forth in “The Charter Amendment Proposal (Proposal 3)” section of this proxy statement/prospectus, which provides for the following material differences from the Sizzle’s existing certificate of incorporation:

(a)     a single class of ordinary shares with 450,000,000 authorized shares; and

(b)    50,000,000 authorized preferred shares.

(4)    Advisory Charter Amendments Proposals (Proposal 4) — To consider and vote upon, on a non-binding basis, certain governance provisions in the Proposed Charter, presented separately in accordance with SEC requirements. A summary of these provisions is set forth in the “Advisory Charter Amendments Proposals (Proposal 4)” section of this proxy statement/prospectus.

(5)    The Nasdaq Stock Issuance Proposal (Proposal 5) — To approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of the total issued and outstanding Pubco Ordinary Shares in connection with the Business Combination. A summary of this proposal is set forth in the “The Nasdaq Proposal (Proposal 5)” section of this proxy statement/prospectus.

(6)    The Incentive Plan Proposal (Proposal 6) — To approve the Incentive Plan, including the authorization of the share reserve under the Incentive Plan, in substantially the form attached hereto as Annex C. A summary of the Incentive Plan is set forth in the “The Incentive Plan (Proposal 6)” section of this proxy statement/prospectus.

(7)    The ESPP Proposal (Proposal 7) — To approve the ESPP, including the authorization of the share reserve under the ESPP, in substantially the form attached hereto as Annex D. A summary of the ESPP is set forth in the “The ESPP (Proposal 7)” section of this proxy statement/prospectus.

(8)    The Adjournment Proposal (Proposal 8) — To consider and vote upon a proposal to adjourn the Special Meeting of Sizzle to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more of the proposals at the Special Meeting.

Q:     Are the proposals conditioned on one another?

A:     Yes. We refer to the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal as “Condition Precedent Proposals”. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the special meeting. The Condition Precedent Proposals are each conditioned on each other. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the test that Sizzle’s or Pubco’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001 either immediately prior to or upon consummation of the Business Combination (and after payment of Sizzle’s underwriters’ fees and commissions) as required by the Existing Sizzle Charter, and which we refer to as the Net Tangible Assets Test. (Approval of the NTA Proposal would only be effective upon approval of the Business Combination Proposal). If the Business Combination Proposal is not approved, the other Proposals, other than the Adjournment Proposal, will not be presented to the stockholders of Sizzle at the Special Meeting. The Adjournment Proposal, as well as the Advisory Charter Amendments Proposals in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination.

Q:     What will happen in the Business Combination?

A:     Upon consummation of the Business Combination, Sizzle and the Company will each become direct, wholly owned subsidiaries of a newly-formed holding company, Pubco. The merger consideration generally will be paid in Pubco Ordinary Shares. The merger consideration in the Business Combination to EUR is the number of Pubco Ordinary Shares equal to the amount of shares consisting of (i) $750,000,000, divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

The Merger Agreement provides that at the Effective Time of the Business Combination:

(i)     all of the Sizzle Common Stock will be exchanged for the right to receive the Pubco Ordinary Shares (following which exchange all shares of Sizzle Common Stock will be cancelled and cease to exist); and

(ii)    all of the outstanding whole Sizzle Warrants will be assumed by Pubco and converted into the right to receive in each case a Pubco Warrant; and

(iii)   Shareholders of the Company will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) $750,000,000, divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon the Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half of one Sizzle Warrant (each of which shall be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if the VWAP (as defined in the Merger Agreement) of Pubco Ordinary Shares trades above $15 per share, and the other half (or 5%) are issuable if the VWAP for Pubco Ordinary Shares trades above $20 per share, in each case for any twenty trading days in any thirty day trading days during such five year period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance of the Earnout Shares.

For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Merger Consideration.”

Q:     What conditions must be satisfied to complete the Business Combination?

A:     In addition to approval of the Condition Precedent Proposals, there are a number of closing conditions in the Merger Agreement, including obtaining majority approval of the Business Combination by the holders of EUR shares which are publicly traded on the Australian Stock Exchange (the “ASX”) at a shareholder’s meeting. EUR’s Notice of Annual General Meeting was filed with the ASX on December 7, 2022 and the meeting was held on January 20, 2023. On January 20, 2023, EUR announced that at its Annual General Meeting it received its shareholders’ approval for the Business Combination. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement — Conditions to Consummation of the Merger” and “Summary of the Proxy Statement/Prospectus — The Proposals — The Business Combination Proposal.”

Q:     Why is Sizzle providing stockholders with the opportunity to vote on the Business Combination?

A:     Under the Sizzle Certificate of Incorporation, Sizzle must provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of Sizzle’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For legal and other reasons, Sizzle has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Sizzle is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination.

Q:     How many votes do I have at the Special Meeting?

A:     Sizzle stockholders are entitled to one vote at the Special Meeting for each share of Sizzle Common Stock held of record as of            , 2023, the Record Date for the Special Meeting. As of November 7, 2023 there were issued and outstanding 3,086,053 public shares of Sizzle Common Stock, 5,425,000 founder shares, 75,600 private placement shares held by EBC, 47,250 private placement shares held by Cantor and 722,750 private placement shares held by the Sponsor and Sizzle officers and directors. All 5,425,000 founders shares as of the date of this proxy statement/prospectus are held by Sponsor and may be voted by Sponsor, or its permitted transferees, at the Special Meeting (unless otherwise agreed by Sponsor); however, following the Special Meeting, Sponsor will transfer or surrender up to 2,049,250 of such shares as of and effective at the Closing, as provided in the Sponsor Support Agreement, as amended.

Q:     What vote is required to approve the proposals presented at the Special Meeting?

A:     The approval of each of the Business Combination Proposal, the NTA Proposal and Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Sizzle Common Stock as of the Record Date. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal or the Charter Amendment Proposal because an absolute percentage of affirmative votes is required to approve these proposals, regardless of how many votes are cast.

In contrast, approval of the remaining Proposals, in each case require the affirmative vote of the holders of a majority of the shares of Sizzle Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Sizzle Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on these remaining Proposals.

If the Business Combination Proposal is not approved, the other Condition Precedent Proposals and the NTA Proposal will not be submitted to a vote. The approval of the Condition Precedent Proposals are preconditions to the consummation of the Business Combination.

The Sizzle Initial Stockholders, which includes our Sponsor and our directors and officers, have agreed to vote all of their founder shares, all of their private placement shares of Sizzle Common Stock and any Sizzle equity securities that they hold in favor of the Business Combination Proposal. As a result, assuming there is a quorum at the Special Meeting, and assuming that Cantor and EBC also voted in favor of the applicable Proposal, we may need as few as 923,652, or approximately 29.9% of our 3,086,053 public shares, to be voted in favor of the Business Combination Proposal, the NTA Proposal and Charter Amendment Proposal. The remaining proposals may be passed without any votes in favor by holders of our public shares.

Q:     What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     Our public stockholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by holders of our public shares.

The Merger Agreement provides that the obligations of EUR to consummate the Business Combination are conditioned on, among other things, the satisfaction of the Minimum Cash Condition. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. For a description of the financing arrangements entered into, or expected to be entered into, by Sizzle and/or Pubco in connection with the Business Combination, please see “The Business Combination Proposal — Financing Arrangements.” There can be no assurance that EUR would waive the Minimum Cash Condition. In addition, the NTA Proposal is being presented to remove the limitation in Sizzle’s existing certificate of incorporation that prohibits Sizzle from redeeming public shares in an amount that would cause Sizzle’s net tangible assets (as determined therein) to be less than $5,000,001. The passage of the NTA Proposal poses risks to stockholders which are described in “Risk Factors — Risks Related to the NTA Proposal” contained elsewhere in this proxy statement/prospectus.

Q:     Did Sizzle’s Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. Sizzle’s Board obtained an opinion from Marshall & Stevens, dated October 20, 2022.

Please see the section entitled “Opinion of Marshall & Stevens” and the opinion of Marshall & Stevens attached hereto as Annex E for additional information.

Q:     Why is Sizzle proposing the NTA Proposal?

A:     The adoption of the proposed NTA Amendment to remove the Redemption Limitation related provisions from the Existing Sizzle Charter is being proposed in order to facilitate the consummation of the Business Combination, by permitting redemptions by public stockholders even if such redemptions result in Sizzle having net tangible assets that are less than $5,000,001 and by permitting consummation of a business combination even if it would cause Sizzle’s NTA to be less than $5,000,001 either immediately prior to or upon consummation of such a business combination. The purpose of the Redemption Limitation was initially to ensure that the Sizzle Common Stock is not deemed to be “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because we expect that the Pubco Ordinary Shares will not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Sizzle is presenting the NTA Proposal so that the parties may consummate the Business Combination even if Sizzle has $5,000,000 or less in NTA at the Closing. The passage of the NTA Proposal poses risks to stockholders, including relating to the removal of the net tangible assets minimum required in the Redemption Limitation, in the event the Business Combination was not consummated, and otherwise, and which are described in “Risk Factors — Risks Related to the NTA Proposal” contained elsewhere in this proxy statement/prospectus. The NTA Proposal is conditioned upon approval of the Business Combination Proposal, and so if the Business Combination is not approved, the NTA Proposal likewise would not be approved.

Q:     May Sizzle, the Sponsor or Sizzle’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     In connection with the stockholder vote to approve Proposal 1 (Business Combination Proposal) and the other proposals Sizzle and its affiliates may purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Sizzle’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Sizzle Common Stock who have already elected to exercise their redemption rights, in which event such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Sizzle Common Stock owned by the Sponsor and/or Sizzle’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to Sizzle for use in the Business Combination. None of Sizzle, the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Sizzle Common Stock purchased by the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such SPAC Common Stock does have redemption rights then such rights will be waived by the Sponsor, or Sizzle’s directors, officers or advisors, or their respective affiliates.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Sizzle will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of shares of Sizzle Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Sizzle Common Stock for which Sizzle has received redemption requests.

Unlike our Sponsor’s and Sizzle Initial Stockholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities,” to the extent those shares were acquired by an affiliate of Sizzle, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers of such newly purchased shares to hold them for at least one year (from the date Pubco files certain information on Form 8-K following the Closing in accordance with rules applicable to special purpose acquisition companies), assuming they are not registered on a registration statement following the Closing and Pubco has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

Q:     What constitutes a quorum at the Special Meeting?

A:     The presence, in person or by proxy, at the Special Meeting of the holders of shares of outstanding capital stock of Sizzle representing a majority of the voting power of all outstanding shares of capital stock of Sizzle entitled to vote at such meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the Record Date,            shares of Sizzle Common Stock would be required to achieve a quorum assuming Sizzle has shares of Sizzle Common Stock issued and outstanding. As of the date of this proxy statement/prospectus, 5,346,949 shares of Sizzle Common Stock would be required to achieve a quorum assuming Sizzle has 10,693,897 shares of Sizzle Common Stock issued and outstanding.

Q:     What equity stake will current stockholders of Sizzle and EUR hold in Pubco after the Closing?

A:     As of November 7, 2023 there were 9,356,653 shares of Sizzle Common Stock issued and outstanding. Sizzle’s public stockholders currently own 3,086,053 shares of Sizzle Common Stock, equal to approximately 33.0% of issued and outstanding Sizzle Common Stock, and our Sponsor together with our Initial Stockholders including our directors and officers currently own 722,750 private placement shares and 5,425,000 founders shares equal to approximately 65.7% of issued and outstanding Sizzle Common Stock, Cantor owns 47,250 representative shares and EBC owns 75,600 EBC Shares, together consisting of approximately 1.3% of issued and outstanding Sizzle Common Stock.

It is anticipated that, immediately following completion of the Business Combination and if there are no redemptions by Sizzle’s public stockholders, Sizzle’s existing stockholders, including the Sponsor, will own approximately 7.0% of the outstanding Pubco Ordinary Shares (of which approximately 4.0% will be owned by the Sponsor and Sizzle’s directors and officers), Sizzle’s underwriters in connection with its initial public offering will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 19.6% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.8% of the outstanding Pubco Ordinary Shares (consisting of approximately 1.0% owned by CCM and 2.8% owned by Jett), and EUR will own approximately 66.6% of the outstanding Pubco Ordinary Shares. If are redemptions by Sizzle’s public stockholders up to the maximum level presented for the Business Combination in the accompanying proxy statement/prospectus, immediately following completion of the Business Combination, Sizzle’s existing stockholders, including the Sponsor, will own approximately 4.1% of the outstanding Pubco Ordinary Shares (with all of such shares being owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC as underwriters and stockholders in connection with the Sizzle IPO will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 20.2% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.9% of the outstanding Pubco Ordinary Shares (consisting of approximately 1.0% owned by CCM and 2.9% owned by Jett), and EUR will own approximately 68.7% of the outstanding Pubco Ordinary Shares.

These percentages do not include the Earnout Shares, or shares issuable in connection with any prospective Pubco compensation plan, and are calculated based on a number of assumptions as described in the accompanying proxy statement/prospectus. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.”

If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership in Pubco will be different. See “Summary of the Proxy Statement/Prospectus — Impact of the Business Combination on Sizzle’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates the post-Closing share ownership of Pubco under the (1) No Redemption scenario, (2) 50% Redemption Scenario and (3) Maximum redemption scenario:

	No Redemptions(1)		50% Redemption(2)		Maximum Redemption(3)

Sizzle public stockholders(4)	3,086,053	3.0%	1,543,026	1.5%	—	0.0%
Sizzle Sponsor, Initial Stockholders and directors and officers(5)	4,098,500	4.0%	4,098,500	4.1%	4,098,500	4.1%
Reallocation of Sponsor Shares(6)	2,049,250	2.0%	2,049,250	2.0%	2,049,250	2.1%
Cantor and EBC(7)	1,022,850	1.0%	1,022,850	1.0%	1,022,850	1.0%
Vellar(8)	20,000,000	19.6%	20,000,000	19.9%	20,000,000	20.2%
Jett Capital(9)	2,865,374	2.8%	2,865,374	2.8%	2,865,374	2.9%
CCM(10)	1,000,000	1.0%	1,000,000	1.0%	1,000,000	1.0%
EUR(11)	67,989,216	66.6%	67,989,216	67.6%	67,989,216	68.7%
Pro Forma Combined Company Common Stock	102,111,243	100%	100,568,216	100.0%	99,025,190	100%

____________

(1)      Presents Sizzle’s current outstanding number of public shares as of the date of this proxy statement/prospectus, which are 3,086,053 public shares after giving effect to redemptions as described in the Extension Amendment. This column assumes there are no redemptions by holders of Sizzle public shares in connection with the Special Meeting.

(2)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus, reflecting a redemption of 50% of Sizzle’s public shares by holders of public shares in connection with the Special Meeting (equating to a redemption amount of approximately $17,021,374, assuming a redemption price of $11.03 per share).

(3)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus and additional redemptions by holders of Sizzle public shares in connection with the Special Meeting, and reflecting a redemption of 100%, or 3,086,053, of Sizzle’s public shares (equating to a redemption amount of approximately $34,042,748, assuming a redemption price of $11.03 per share). The maximum redemption scenario assumes the approval of the NTA Proposal.

(4)      Underlying Sizzle public shares are redeemable with the Business Combination and Sizzle public stockholders may exercise their right to have their shares redeemed for cash.

(5)      Shares currently held by the Sponsor plus the Sizzle Initial Stockholders, which includes Sizzle directors and officers, include 722,750 private placement shares held by the Sizzle Initial Stockholders and 5,425,000 founders shares held by the Sponsor. All 5,425,000 founders shares as of the date of this proxy statement/prospectus are held by Sponsor and may be voted by Sponsor, or its permitted transferees, at the Special Meeting (unless otherwise agreed by Sponsor); however, following the Special Meeting, Sponsor will transfer or surrender up to 2,049,250 of such shares as of and effective at the Closing, as provided in the Sponsor Support Agreement, as amended (see Note 6).

(6)      Reflects the 2,049,250 shares of Sizzle Common Stock to be surrendered or transferred by the Sponsor pursuant to the Sponsor Support Agreement. These shares may be voted by Sponsor in connection with the Special Meeting and the Business Combination Proposal, as reflected elsewhere in this proxy statement/prospectus, unless otherwise agreed by Sponsor. However, as of the date of the Closing of Business Combination, which is subsequent to the date of the Special Meeting, these shares may transferred by Sponsor or Sizzle as provided in the Sponsor Support Agreement, as amended. Please see “The Business Combination Proposal — Sponsor Support Agreement.”

(7)      Shares as of the Closing held by Cantor (947,250 shares, consisting of the 900,000 shares as compensation to Cantor in connection with the deferred underwriting fee and 47,250 representative shares which Cantor purchased in a private placement in connection with the Sizzle IPO) and EBC (consisting of the EBC Shares).

(8)      Reflects shares issuable to Vellar at Closing pursuant to the Equity Forward Arrangement and assumes that Vellar does not purchase any shares of Sizzle Common Stock in the open market prior to the Closing. For additional information on the Equity Forward Arrangement, see “The Business Combination Proposal — Related Agreements — Financing Arrangements — Vellar Agreement.”

(9)      Reflects Pubco Ordinary Shares issuable to Jett Capital upon Closing pursuant to the Jett Amended Letter.

(10)    Reflects Pubco Ordinary Shares issuable to CCM upon Closing pursuant to the CCM Amended Letter.

(11)    The issuance 67,989,216 Pubco Ordinary Shares to EUR pursuant to the Merger Agreement in the No Redemption, 50% Redemption and Maximum Redemption scenarios. This amount has been calculated based on the stated value of $750,000,000 for the Acquired Business (as defined in the Merger Agreement) divided by the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the Closing as provided in the Merger Agreement. Such amount does not reflect the Earnout Shares that EUR may be issued pursuant to the Merger Agreement. If the full amount of the Earnout Shares were to be issued (which for this purpose is assumed to be 6,798,922 Pubco Ordinary Shares, amounting to 10% of the Pubco Ordinary Shares issued at Closing, which is the full amount of the Earnout), and after giving effect to the reallocation of Sponsor Shares, in the (a) No Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 6.6% of the outstanding Pubco Ordinary Shares (of which approximately 3.8% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.4% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.5% of the outstanding Pubco Ordinary Shares (consisting of approximately 0.9% owned by CCM and 2.6% owned by Jett) and EUR will own approximately 68.7% of the outstanding Pubco Ordinary Shares, (b) 50% Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 5.3% of the outstanding Pubco Ordinary Shares (of which approximately 3.8% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.6% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.6% of the outstanding Pubco Ordinary Shares (consisting of approximately 0.9% owned by CCM and 2.7% owned by Jett) and EUR will own approximately 69.7% of the outstanding Pubco Ordinary Shares, and (c) Maximum Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 3.9% of the outstanding Pubco Ordinary Shares (with all of such shares being owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.9% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.6% of the outstanding Pubco Ordinary Shares (consisting of approximately 0.9% owned by CCM and 2.7% owned by Jett) and EUR will own approximately 70.7% of the outstanding Pubco Ordinary Shares.

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares relating to any additional private placement shares that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s working capital loans made to Sizzle, (iii) any issuance of shares underlying the Sizzle Warrants (which after the Business Combination, will be exchanged for the Pubco Warrants) (please refer to the table below entitled “Additional Dilution Sources” showing dilution from the exercise of Sizzle Warrants), (iv) the Earnout Shares, or (v) any adjustments to the Merger Consideration payable to EUR pursuant to terms set forth in the Merger Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding the various redemption scenarios and the assumptions used in each. The maximum redemption scenario described above assumes the approval of the NTA Proposal and as a result there would not be a related net tangible assets test limiting redemptions as of the Closing.

Share ownership and the related voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Sizzle cannot predict how many Sizzle public stockholders will exercise their right to have their shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Sizzle stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

In addition, the following table illustrates varying ownership levels of holders of Sizzle Warrants in Pubco Ordinary Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, on a fully diluted basis, showing full exercise of Sizzle Warrants (which upon the occurrence of the Business Combination are exchanged for Pubco Warrants). The assumptions discussed above continue to apply other than that exercise of Sizzle Warrants. The table below does not adjust present adjustment for all of the holders described above, on a percentage basis, but only presents the percentages for holders of Sizzle Warrants assuming they exercised their warrants immediately after the closing of the Business Combination (although the terms of the Sizzle Warrant only allow exercise beginning 30 days after the Closing and only at an exercise price of $11.50 per share). The Sizzle Warrants are not subject to redemption, and accordingly will remain outstanding under any referenced redemption scenario, although given the exercise price of $11.50 per share they are unlikely to be exercised unless Pubco Ordinary Shares trade above such exercise price:

Additional Dilution Sources(1)	Assuming No Redemptions(2)	% of Total	Assuming 50% Redemption(3)	% of Total	Assuming Maximum Redemption(4)	% of Total
Shares underlying Sizzle Warrants(5)	7,750,000	7.59%	7,750,000	7.71%	7,750,000	7.83%

____________

(1)      All share numbers and percentages for the “Additional Dilution Sources” are presented without the potential reduction of any amounts paid by the holders of the given “Additional Dilution Sources” and therefore may overstate the presentation of dilution. Calculation does not give effect to the exercise price of $11.50 paid upon exercise of the Sizzle Warrants.

(2)      Shows actual outstanding securities after giving effect to the Extension Amendment. The Extension Amendment had no effect on outstanding Sizzle Warrants.

(3)      Assumes that 50% of Sizzle’s remaining outstanding public shares are redeemed in connection with the Business Combination.

(4)      Assumes that 100% of Sizzle’s remaining outstanding public shares are redeemed in connection with the Business Combination.

(5)      Assumes exercise of all Sizzle Warrants exercisable to purchase 7,750,000 shares of Sizzle Common Stock. Assumes exchange of all Sizzle Warrants for Pubco Warrants in connection with the Business Combination.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares.

The following table shows the dilutive effect and the effect on the per share value of Pubco Ordinary Shares held by non-redeeming holders of Sizzle Common Stock under a range of redemption scenarios and Sizzle Warrant exercise scenarios:

	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Maximum Redemptions(3)
	(shares in thousands)
	Shares	Value Per Share(4)	Shares	Value Per Share(5)	Shares	Value Per Share(6)
Base Scenario(7)	102,111	$7.34	100,568	$7.46	99,025	$7.57
Excluding Sponsor Shares and Rep Shares(8)	96,990	7.73	95,447	7.86	93,904	7.99
Exercising Sizzle Warrants(9)(10)	109,861	6.83	108,318	6.92	106,775	7.02

____________

(1)      Amounts shown take into account 11,076,703 shares of Sizzle Common Stock that were tendered for redemption in connection with the special meeting of shareholders held on February 1, 2023 at a redemption price of $10.32 per share.

(2)      Assumes that 50% of Sizzle’s remaining outstanding public shares are redeemed in connection with the Business Combination.

(3)      Assumes that 100% of Sizzle’s outstanding public shares are redeemed in connection with the Business Combination and the NTA Proposal is approved.

(4)      Based on a post-transaction equity value of Pubco of $750 million adjusted for no redemptions.

(5)      Based on a post-transaction equity value of Pubco of $750 million adjusted for 50% redemptions.

(6)      Based on a post-transaction equity value of Pubco of $750 million adjusted for maximum redemptions.

(7)      Represents the post-Closing share ownership in Pubco held by non-redeeming holders of Sizzle Common Stock assuming various levels of redemption by holders of Sizzle Common Stock.

(8)      Represents the Base Scenario excluding the founders shares and private placement shares held by Sponsor and the Sizzle Initial Stockholders (which are referred to collectively in this table as “Sponsor Shares”) and excluding the representative shares held by Cantor and excluding the EBC Shares held by EBC (which are referred to collectively in this table as “Rep Shares”).

(9)      Represents the Base Scenario plus the full exercise of the Sizzle Warrants for 7,750,000 Pubco Ordinary Shares.

(10)    Does not account for proceeds paid to Sizzle or Pubco, if any, in connection with payment of the exercise prices for Sizzle Warrants or Pubco Warrants.

For further details, see “Business Combination Proposal — Merger Consideration.”

Q:     What are the effective deferred underwriting fees on a percentage basis for Sizzle Common Stock based on the level of redemptions?

A:     In an amendment to their Underwriting Agreement, dated as of October 26, 2023, and which is attached as an exhibit to this proxy statement/prospectus, the Representative agreed to accept payment of the deferred underwriting commission payable to Representative under its underwriting agreement in connection with the Sizzle IPO in a number shares of Sizzle or Pubco in the amount of 900,000 of such shares. This number is not based on level of redemptions. Accordingly, there is not a cash deferred underwriting fee payable in the Business Combination.

Q:     How will the Sponsor and our directors and officers vote?

A:     Our Sponsor together with our Initial Stockholders including our directors and officers currently own approximately 722,750 private placement shares and 5,425,000 founders shares equal to 65.7% of issued and outstanding Sizzle Common Stock. The Sizzle Initial Stockholders, which includes our Sponsor and our directors and officers, have agreed to vote all of their founder shares, all of their private placement shares of Sizzle Common Stock and any Sizzle equity securities that they hold in favor of the Business Combination Proposal. As a result, assuming there is a quorum at the Special Meeting, and assuming that Cantor and EBC also voted in favor of the applicable Proposal, we may need as few as 923,652, or approximately 29.9% of our 3,086,053 public shares, to be voted in favor of the Business Combination Proposal, the NTA Proposal and Charter Amendment Proposal. The remaining proposals may be passed without any votes in favor by holders of our public shares.

Q:     What interests do Sizzle’s current officers and directors have in the Business Combination?

A:     The Sponsor, members of Sizzle’s Board and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include, among other things:

•        If the Business Combination with the Company or another business combination is not consummated by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the founders shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Sizzle IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $59.0 million based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination). On the other hand, if the Business Combination is consummated, each outstanding share of Sizzle Common Stock will be converted into one Pubco Ordinary Share.

•        If the Business Combination with the Company or another business combination is not consummated by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the 722,750 private placement shares held by the Sponsor would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares Such private placement shares had an aggregate market value of approximately $7.9 million based upon the closing price of $10.89 per share of Sizzle Common Stock on Nasdaq on November 7, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination).

•        If Sizzle is unable to complete a business combination within the required time period under the Sizzle Certificate of Incorporation, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of potential target businesses or claims of vendors or other entities that are owed money by Sizzle for services rendered or contracted for or products sold to Sizzle. If Sizzle consummates a business combination, on the other hand, Sizzle and ultimately the combined company will be liable for all such claims.

•        Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of November 7, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $129,437 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); and (c) the SPAC Transaction Expenses, including, without limitation (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses (including indebtedness related to such Extension Expenses) and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount currently estimated to be $9.2 million based on each of Jett and CCM receiving capital stock in lieu of a cash fee as provided in the Jett Amended Letter and CCM Amended Letter.

•        Based on the difference in the purchase price of $0.004 that the Sponsor paid for each of the founders shares, as compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing of the Business Combination.

•        The Merger Agreement provides for the continued indemnification of Sizzle’s current directors and officers and the continuation of directors and officers liability insurance covering Sizzle’s current directors and officers.

•        The Sponsor and/or its officers and directors (or their affiliates or members) may make loans and/or capital contributions from time to time to Sizzle to fund certain capital requirements. The Sponsor agreed to loan Sizzle an aggregate of up to $150,000, of which $129,437 (including fees) was outstanding as of November 7, 2023 (as the note is currently without fixed terms). The Sponsor, its affiliates and Sizzle’s officers and directors have a Promissory Note and indebtedness outstanding from Sizzle relating to the Extension Expenses. Additionally, $600,000 was outstanding under Extension Notes as of the date of this proxy statement/prospectus. On February 6, 2023 and July 6, 2023, ASJC Global LLC – Series 11, a member of the Sponsor, contributed $400,000 and $200,000 respectively to the Sponsor for Extension Funds, in exchange for 300,000 and 150,000 of founders shares, respectively. Furthermore, on July 31, 2023, Sponsor raised $175,000, on August 30, 2023, Sponsor raised $60,000, on October 4, 2023 Sponsor raised $75,000, and on November 2, 2023, the Sponsor raised $120,000, in each case from Polar Subscriptions, in exchange in the aggregate for 430,000 founders shares held by Sponsor, and this aggregate amount, consisting of $430,000, was loaned as Extension Loans by Sponsor to Sizzle to pay into the Trust Account as Extension Funds. Additional loans or contributions may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

•        Carolyn Trabuco will be the Sizzle designee to the Pubco Board upon the effectiveness of the Business Combination. As a director, in the future, Ms. Trabuco may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

In addition to the interests of Sizzle’s directors and officers in the Business Combination, Sizzle stockholders should be aware that the certain other persons may have financial interests that are different from, or in addition to, the interests of Sizzle stockholders, including:

•        Cantor, as the Representative of Sizzle’s underwriters in the IPO, in the Underwriting Agreement Amendment has agreed to accept shares for purposes of the deferred underwriting commission in that agreement, in the amount of 900,000 shares. In addition, Cantor also purchased 47,250 representative shares from Sizzle for $10.00 per share in a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Together these shares had an aggregate market value of approximately $10,315,552 based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023 (assuming these privately placed shares to Cantor have the same price as publicly traded shares of Sizzle Common Stock). These shares will become worthless if Sizzle does not consummate a business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding representative share will be exchanged for one share of Pubco and Cantor will receive an issuance of Pubco Ordinary Shares described in the Underwriting Agreement Amendment.

•        EBC owns an aggregate of 75,600 EBC shares. Such EBC shares had an aggregate market value of approximately $823,284 based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023. The EBC shares will become worthless if Sizzle does not consummate a business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding EBC share will be exchanged for one share of Pubco.

•        On August 4, 2023, Sizzle entered into an amendment with CCM, as financial advisor for merger and acquisition financial advisory services in connection with a business combination, including the Business Combination (the “M&A Services”) to CCM’s existing engagement agreement for providing M&A Services. For its M&A Services, pursuant to such amendment, CCM has agreed to be paid entirely, other than customary expense reimbursement, in the form of 1,000,000 Pubco Ordinary Shares (after giving effect to the exchange of ordinary shares of the Company for such Pubco Ordinary Shares). Other than piggyback rights to registration and registration rights, CCM’s shares would have the same rights as other holders of shares of the Company in the Business Combination. In connection with the obligation of Critical Metals to pay for or reimburse specified transaction expenses of the Business Combination as provided in the First Amendment, dated January 4, 2023, it is anticipated that Pubco will fulfill such obligation in the First Amendment to compensate EUR for payment of such Sizzle Transaction Expenses and Company Transaction Expenses (in each case as defined in the Business Combination Agreement) by issuance of Pubco Ordinary Shares to EUR following the Closing of the Business Combination. If the Business Combination is not consummated, CCM will not be paid the CCM Transaction Fee.

•        On August 3, 2023, EUR entered into an amendment with Jett Capital, as financial advisor for strategic and merger and acquisition financial advisory services in connection with a business combination or other strategic transaction, including the Business Combination (the “Jett Strategic Advisory Services”) to Jett’s existing engagement agreement with EUR for providing Jett Strategic Advisory Services. For Jett Strategic Advisory Services, pursuant to such amendment, Jett has agreed to be paid, other than customary expense reimbursement, in the form of 2,865,374 Pubco Ordinary Shares (after giving effect to the exchange of ordinary shares of the Company for such Pubco Ordinary Shares). Other than Jett’s piggyback rights to registration and registration rights, such shares of Jett would have the same rights as other holders of shares of the Company in the Business Combination. In connection with the obligation of Pubco (Critical Metals) to pay for or reimburse specified transaction expenses of the Business Combination as provided in the First Amendment, dated January 4, 2023, it is anticipated that Pubco will fulfill such obligation in the First Amendment to compensate EUR for payment of such Sizzle Transaction Expenses and Company Transaction Expenses (in each case as defined in the Business Combination Agreement) by issuance of Pubco Ordinary Shares to EUR following the Closing of the Business Combination.

These interests may influence Sizzle’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Q:     What happens if I sell my shares of Sizzle Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Sizzle Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of Sizzle Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:     What happens if the Business Combination Proposal is not approved?

A:     Pursuant to the amended Sizzle Certificate of Incorporation, if the Business Combination Proposal is not approved and Sizzle does not otherwise consummate an alternative business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:     Do I have redemption rights?

A:     Pursuant to the Sizzle Certificate of Incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Sizzle Certificate of Incorporation. As of October 19, 2023, based on funds in the Trust Account of approximately $34,042,748 on such date, the pro rata portion of the funds available in the Trust Account for the redemption of the 3,086,053 outstanding public shares of Sizzle Common Stock was approximately $11.03 per share (before taxes paid or payable). It is anticipated that the per share redemption price will be approximately $11.03 (before taxes payable on accrued interest in the Trust Account) at the closing of the Business Combination, which is anticipated to occur during 2023. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Sizzle Common Stock for cash. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Sizzle’s transfer agent prior to the Special Meeting. See the question titled “How do I exercise my redemption rights?” below and the section titled “Special Meeting of Sizzle Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Holders of Sizzle Warrants do not have redemption rights with respect to their Sizzle Warrants. At the Closing of the Business Combination, the Sizzle Warrants will be exchanged for Pubco Warrants.

Holders of our public shares who also hold Sizzle Warrants may elect to redeem their public shares, and still retain their Sizzle Warrants. The value of our Sizzle Warrants based on a recent trading price as of November 7, 2023 was $666,500. Public stockholders who redeem their shares of Sizzle Common Stock may continue to hold any Sizzle Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Sizzle Warrants, if despite such redemptions, the Business Combination was consummated. Assuming the maximum redemption of the shares of Sizzle Common Stock held by the redeeming holders of Sizzle public shares, up to 7,750,000 publicly traded Sizzle Warrants would be retained by redeeming holders of Sizzle public shares (assuming all such holders elected not to exercise their warrants, and assuming the Business Combination occurred despite such redemptions, thereby permitting the exercise of Sizzle Warrants following the Closing) with an aggregate market value of $666,500, based on the market price of $0.086 per Sizzle Warrant as of November 7, 2023.

As indicated by the foregoing reduction in expected prices upon maximum redemptions, there are material risks relating to electing to redeem your public shares (and redemptions generally), relating to the value of your Sizzle Warrants. For more information see “Risk Factors — Our holders of Sizzle Warrants may elect to redeem their public shares while retaining their Sizzle Warrants, although if redemptions exceed the threshold allowable for us to consummate the Business Combination, the Sizzle Warrants will expire worthless.”

For information about the per share value of Sizzle Common Stock given different levels of redemptions, see “Questions and Answers — What equity stake will current stockholders of Sizzle and EUR hold in Pubco after the Closing?”

If in excess of the maximum redemptions occur, and as a result we are unable to consummate the Business Combination, because your Sizzle Warrants are only exercisable 30 days following a business combination, if we do not consummate a business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), and we are required to liquidate, your Sizzle Warrants will not be exercisable and expire worthless.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you attend or vote your shares of Sizzle Common Stock at the Special Meeting, and regardless of how you vote your shares with respect to the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on            , 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Sizzle’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, Sizzle does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the federal income tax consequences of exercising my redemption rights?

A:     Subject to the discussion below regarding stockholders who elect to participate in the redemption and also participate in the Merger, Sizzle expects that Sizzle stockholders who exercise their redemption rights to receive cash in exchange for their shares of Sizzle Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of such common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable U.S. federal income tax law) in the redeeming stockholder’s percentage ownership in Sizzle (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent of Sizzle’s current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of Sizzle’s current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed shares of Sizzle Common Stock, and any remaining amount will be treated as gain realized on the sale or other disposition of Sizzle Common Stock. These tax consequences are described in more detail in the section titled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Notwithstanding the foregoing, if a U.S. Holder (as defined in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations”) elects to participate in the redemption with respect to a portion, but not all, of its Sizzle Common Stock, it is possible that such redemption may be treated as integrated with the Merger rather than as a separate transaction. As discussed in further detail below, it is intended that the (i) Merger, together with other relevant portions of the transactions contemplated by the Merger Agreement, qualifies as an integrated transaction described in Section 351 of the Code (a “Section 351 Transaction”) and (ii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (a “Section 368(a) Reorganization”). If the Merger qualifies as a Section 368(a) Reorganization, and if the redemption is treated as integrated with the Merger (rather than as a separate transaction), cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in the Section 368(a) Reorganization (which, depending on the circumstances applicable to such U.S. Holder, may be treated either as (i) capital gain (but not loss) in a manner similar to that described above but not in excess of the amount of cash received or (ii) dividend income to the extent of (although not entirely clear) Pubco’s current and accumulated earnings and profits, taxable as described above.

If the Merger does not qualify as a Section 368(a) Reorganization but qualifies as a part of a Section 351 Transaction, it is possible that such cash, together with Pubco Warrants (if any) received in exchange for Sizzle Warrants, may be treated as taxable boot received in the Section 351 Transaction, in which case gain (but not loss) may be recognized on the Merger and redemption in an amount equal to the lesser of (A) the aggregate amount of gain realized by such holder (generally, the sum of excess (if any) of (x) the value of the Pubco Ordinary Shares and Pubco Warrants received in the Merger and the amount of cash received in the redemption over (y) such U.S. Holder’s adjusted basis in the Sizzle Common Stock and Sizzle Warrants exchanged therefor pursuant to the Merger and/or the redemption, computed on an asset-by-asset basis) and (B) the sum of the amount of cash received in the redemption and the value of the Sizzle Warrants received in the Merger). Under this possible characterization, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Sizzle Common Stock was treated as a separate transaction from the exchange pursuant to the Merger and would not be entitled to recognize any loss with respect to its redeemed Sizzle Common Stock.

In addition, if a U.S. Holder that elects to participate in a redemption with respect to all its Sizzle Common Stock maintains its ownership of Sizzle Warrants, such redemption also may be treated as integrated with the Merger rather than as a separate transaction (with the same taxation effects described in the above two paragraphs). In such case, even if the Merger were treated as a Section 368(a) Reorganization, and no gain or loss generally would be recognized upon the deemed exchange of Sizzle Warrants for Pubco Warrants, cash received by such U.S. Holder in a redemption may also be treated as taxable boot received in the Section 368(a) Reorganization, in which case the U.S. Holder generally is taxed in a manner described in the immediately preceding paragraph. Under this possible characterization, such U.S. Holder generally is expected to recognize capital gain (but not loss) on such redemption in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Sizzle Common Stock exchanged therefor. If the IRS were to assert, and a court were to sustain, such a contrary position, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Sizzle Common Stock was treated as a separate transaction from the exchanges pursuant to the Merger. If the Merger were not treated as a Section 368(a) Reorganization, then the tax treatment to such U.S. Holder would be similar to if the redemption and Merger were not integrated.

U.S. Holders that elect to participate in the redemption and also participate in the Merger are urged to consult their tax advisors regarding the possible integration of the redemption and the Merger as a single transaction.

Q:     What are the U.S. federal income tax consequences if I participate in the Business Combination?

A:     It is intended that the (i) Merger, together with other relevant portions of the transactions contemplated by the Merger Agreement, qualifies as a Section 351 Transaction and (ii) the Merger qualifies as a Section 368(a) Reorganization. However, the provisions of Section 351 and 368(a) of the Code are complex and qualification as a non-recognition transaction under either of these provisions are subject to factual and legal uncertainties and could be adversely affected by events or actions that occur prior to or following the Business Combination. In particular, there are many requirements that must be satisfied in order for the Merger to qualify as a Section 368 Reorganization, some of which are based upon factual determinations and others are based on legal determinations that are fundamental to corporate reorganizations. For example, there is significant uncertainty as a matter of law whether an entity that may not be considered to have a historic business, such as Sizzle, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, the Merger’s ability to qualify for reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Sizzle. For example, the requirements for reorganization treatment could be affected by the magnitude of Sizzle Common Stock redemptions that occur in connection with the Business Combination. As a result, neither Sizzle’s nor the Company’s counsel is able to opine as to whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

If the Merger qualifies as part of a Section 351 Transaction or as a Section 368(a) Reorganization, subject to Section 367(a) of the Code discussed below, then U.S. Holders (as defined in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations”) of Sizzle Common Stock who do not exercise their redemption rights and who participate in the Business Combination generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of Sizzle Common Stock solely for Pubco Ordinary Shares.

In addition, the appropriate U.S. federal income tax treatment of Pubco Warrants received in the Merger is uncertain because, as noted above, it is unclear whether the Merger qualifies as a Section 368(a) Reorganization.

Moreover, Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders to qualify for tax-deferred treatment (i) with respect to the exchange of Sizzle Common Stock for Pubco Ordinary Shares in the Merger under Section 368(a) of the Code or Section 351(a) of the Code and (ii) with respect to the exchange of Sizzle Warrants for Pubco Warrants in the Merger under Section 368(a) of the Code. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of your participation in the Business Combination. See “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”

Q:     If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of Sizzle Warrants have no redemption rights with respect to such warrants.

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     Under the DGCL, there are no appraisal rights available to holders of shares of Sizzle Common Stock or holders of our warrants in connection with the Business Combination.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        Sizzle stockholders who properly exercise their redemption rights;

•        certain fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Sizzle or EUR in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•        any loans owed by Sizzle to its Sponsor for any Sizzle transaction expenses or other administrative expenses incurred by Sizzle; and

•        for general corporate purposes including, but not limited to, working capital for operations.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Sizzle is unable to complete the Business Combination or another initial business combination transaction by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation, as discussed below), the Sizzle Certificate of Incorporation provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest not previously released to Sizzle to pay taxes payable and up to $100,000 to pay dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of founder shares have waived any right to those shares.

In the event of liquidation, there will be no distribution with respect to Sizzle’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     The closing is expected to take place before the end of 2023.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     What will Sizzle stockholders receive in the Business Combination?

A:     Upon completion of the Business Combination, each outstanding share of Sizzle Common Stock will be exchanged for one Pubco Ordinary Share. Shares held by Sizzle as treasury stock or that are owned by Sizzle, which we refer to as the Sizzle excluded shares, will not be exchanged and will be cancelled.

Q:     What will Sizzle warrant holders receive in the Business Combination?

A:     Upon completion of the Business Combination, all of the warrants exercisable into Sizzle Common Stock will be converted into warrants exercisable into Pubco Ordinary Shares having the same exercise price and other terms and conditions as the original warrants.

Q:     If I am a Sizzle Warrant holder, will my warrants become exercisable for Pubco Ordinary Shares if the Business Combination is consummated?

A:     Upon completion of the Business Combination, all of the warrants exercisable into Sizzle Common Stock will be converted into warrants exercisable into Pubco Ordinary Shares having the same exercise price and other terms and conditions as the original warrants.

Q:     If the Business Combination is completed, when can I expect to receive the Pubco Ordinary Shares for my shares of Sizzle Common Stock?

A:     After the consummation of the Business Combination, Pubco’s transfer agent will send instructions to Sizzle security holders regarding the exchange of their Sizzle securities for Pubco securities. Sizzle stockholders who exercise their redemption rights must deliver their stock certificates to Sizzle’s transfer agent (either physically or electronically) at least two (2) business days prior to the vote at the Special Meeting.

Q:     How much cash will be available to Pubco following the closing of the Business Combination, assuming maximum and minimum redemptions? To what extent will Pubco need to secure additional financing in connection with the Business Combination following the Business Combination?

A:     Following the closing of the Business Combination, it is currently anticipated that Pubco will have available to it (i) approximately $34.5 million of cash from the Trust Account, after payment of estimated expenses and assuming no redemptions are made by Sizzle public stockholders prior to the closing of the Business Combination, (ii) approximately $17.5 million of cash from the Trust Account, after payment of estimated expenses and assuming a 50% redemptions scenario, and (iii) approximately $0.5 million in cash from the Trust Account after payment of estimated expenses and assuming a 100% redemptions scenario. Unless waived in accordance with the Merger Agreement, the consummation of the Business Combination is subject to customary closing conditions, including a minimum cash condition that the funds that are in the Trust Account, together with the cash on Sizzle’s balance and the aggregate amount of gross proceeds from any subscription or investment agreement with respect to securities of Pubco entered into prior to Closing, equal $40 million, before payment of transaction expenses. For a description of the financing arrangements entered into, or expected to be entered into, by Sizzle and/or Pubco in connection with the Business Combination, please see “The Business Combination Proposal — Financing Arrangements.” See also “Risk Factors — Risks Relating to Sizzle, Pubco and the Business Combination — The Merger Agreement includes a Minimum Cash Condition as a condition to the consummation of the Business Combination, which may make it more difficult for Sizzle to complete the Business Combination as contemplated.”

The Sponsor has made certain commitments regarding funding of Sizzle. The Sponsor has agreed that it will be liable to Sizzle, if and to the extent any claims by a vendor for services rendered or products sold to Sizzle, or a prospective target business with which Sizzle has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Sizzle’s indemnity of the underwriters in its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Sizzle seeks to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which Sizzle does business, execute agreements with Sizzle waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

In order to meet Sizzle’s working capital needs, the Sponsor or its affiliates, or Sizzle’s officers and directors may, but are not obligated to, loan Sizzle funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, and which we refer to as working capital loans. Each such loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at a holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. If Sizzle does not complete a business combination, Sizzle may use a portion of proceeds held outside the Trust Account to repay these loans, but no proceeds held in the Trust Account would be used to repay these loans.

There were no amounts outstanding relating to Working Capital Loans at December 31, 2022. See “Certain Relationships and Related Party Transactions.”

Following the Business Combination, the Combined Entity believes it will have enough cash on its balance sheet to finance operations.

On July 4, 2023, Pubco entered into an equity line of credit share purchase agreement (the “GEM Agreement”) and related registration rights agreement with GEM Global Yield LLC SCS (the “GEM Investor”) and GEM Yield Bahamas Ltd. (“GYBL”), pursuant to which Pubco may issue up to $125,000,000 of Pubco Ordinary Shares following the closing of the Business Combination (the “Equity Line of Credit”). The GEM Agreement is attached to this proxy statement/prospectus as Annex F. For additional information, see “The Business Combination Proposal — Related Agreements — Financing Arrangements — GEM Agreement.”

On October 25, 2023, Sizzle, Pubco and Vellar Opportunities Fund Master, Ltd. (“Vellar”) entered into a binding term sheet for an equity forward transaction (the “Equity Forward Arrangement”). The purpose of entering into the Equity Forward Arrangement would be to provide a mechanism by which Vellar would, following entry into the definitive agreements for the Equity Forward Arrangement, (i) purchase in the open market, through a broker, a sufficient number of shares of Sizzle Common Stock from Sizzle stockholders, including from holders who have previously elected to redeem their shares of Sizzle Common Stock and subsequently revoke their election (each repurchased share, a “Recycled Share”), and (ii) provide Pubco with additional cash at closing of the Business Combination through the purchase of newly issued ordinary shares at closing. The total number of ordinary shares subject to the Equity Forward Arrangement is 20 million, and the total amount of proceeds to be received by Pubco at the Closing is $10 million. Further, Sizzle and Pubco are engaged in various discussions with third parties related to additional potential equity investments in Pubco, which investments may take the form of convertible preferred shares, ordinary shares or other equity securities. In the event that the transactions contemplated by the Equity Forward Arrangement with Vellar are consummated, Pubco will terminate the GEM Agreement. For additional information, see “The Business Combination Proposal — Related Agreements — Financing Arrangements.”

We expect that from time to time we may need to raise additional financing to maintain our operations, and from time to time we may wish to raise additional financing in order to take advantage of business opportunities. To the extent we need or wish to raise such additional financing, our access to commercial bank financing or the debt and equity capital markets may be limited by various factors, including the condition of overall credit and capital markets, general economic factors, the state of the industry, our financial performance, credit ratings, and other factors. Commercial credit and debt and equity capital may not be available to us on favorable terms, or at all.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/ prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of Sizzle Common Stock on            , 2023, the Record Date, you may vote with respect to the Proposals in person at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Abstentions will have no effect on the remaining Proposals in a special meeting with a duly called quorum.

A “broker non-vote” occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares in the absence of such instructions. If you do not provide instructions to your broker, your broker will not have discretionary authority to vote on any of the Proposals at the Special Meeting, because Sizzle does not expect any of the Proposals to be considered a routine matter. Broker non-votes will not be counted as present for the purposes of establishing a quorum.

Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal. At a meeting with a quorum, broker non-votes will have no effect on the vote on the remaining Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Sizzle without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Sizzle believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to Sizzle’s secretary at the address listed below so that it is received by Sizzle’s secretary prior to the Special Meeting or virtually attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Sizzle’s secretary, which must be received by Sizzle’s secretary prior to the Special Meeting.

Q:     Who will solicit and pay the cost of soliciting proxies?

Sizzle will pay the cost of soliciting proxies for the Special Meeting. Sizzle has engaged Advantage Proxy, Inc. which we refer to as “Advantage Proxy,” to assist in the solicitation of proxies for the Special Meeting. Sizzle has agreed to pay Advantage Proxy a fee of $            , plus disbursements. Sizzle will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Sizzle will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Sizzle Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Sizzle Common Stock and in obtaining voting instructions from those owners. Sizzle’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact the Solicitation Agent at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

         You may also contact us at:

Sizzle Acquisition Corp.
4201 Georgia Avenue NW
Washington D.C., 20011
Email: inquiries@sizzlespac.com

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section below entitled “Where You Can Find More Information”.

To obtain timely delivery, Sizzle stockholders must request the materials no later than            , 2023.

You may also obtain additional information about Sizzle from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Sizzle’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Parties to the Business Combination

Sizzle

Sizzle is a special purpose acquisition company incorporated on October 12, 2020 for purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Sizzle Common Stock, Sizzle Units and Sizzle Warrants are currently quoted on Nasdaq under the symbols “SZZL”, “SZZLU” and “SZZLW,” respectively.

Sizzle’s executive office is located at 4201 Georgia Avenue NW, Washington DC 20011`, and its telephone number is (202) 846-0300.

Sponsor

VO Sponsor, LLC, a Delaware limited liability company, is the sponsor of Sizzle and currently, together with the Initial Stockholders and our officer and directors, owns approximately 28% of the issued and outstanding shares of Sizzle Common Stock.

Pubco

Pubco, a BVI business company, is a newly formed company incorporated under the laws of the British Virgin Islands on October 14, 2022 solely for the purpose of effecting the Business Combination and is the owner of all of the issued and outstanding equity interests of Merger Sub. Pubco owns no material assets other than the equity interest of Merger Sub and it does not operate any business.

The mailing address and telephone of the principal executive offices of Pubco are until the consummation of the Business Combination the same as for the Company.

EUR

EUR is an Australian Public Company limited by shares, and the holder of all issued Company ordinary shares. EUR, a mineral exploration and development company was incorporated in March 10, 2010 and owns the Wolfsberg Lithium Project located in Carinthia, 270 km south of Vienna, Austria, via its wholly owned (indirect) Austrian subsidiary, ECM Lithium AT GmbH. EUR is listed on the Australian Securities Exchange (ASX:EUR) and is also listed in Frankfurt (FRA: PF8) and the United States (OTC: EULIF).

The mailing address for EUR’s principal executive office is located at 32 Harrogate Street West Leederville, Western Australia, 6007.

The Company (European Lithium AT (Investments) Limited)

The Company, a BVI business company, is a wholly-owned subsidiary of EUR and is the owner of the Wolfsberg Lithium Project. The Company was incorporated under the laws of the British Virgin Islands on January 28, 2011.

The mailing address and telephone of the principal executive offices of the Company until the consummation of the Business Combination is c/o Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Pubco formed solely for the purpose of effectuating the merger with Sizzle in which Sizzle will be the surviving entity. Merger Sub was incorporated under the laws of the State of Delaware on October 11, 2022. Merger Sub owns no material assets and does not operate any business.

The mailing address and telephone number of Merger Sub’s principal executive office is the same as for Pubco. At the consummation of the Business Combination, Merger Sub will cease to exist after being merged into Sizzle.

The Business Combination and the Merger Agreement

On October 24, 2022, Sizzle entered into the Merger Agreement by and among Sizzle, Pubco, Merger Sub, EUR and the Company. The Merger Agreement provides that the Company and SPAC will become wholly-owned subsidiaries of Pubco, a newly formed holding company. Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding capital shares and equity interests of the Company from EUR in exchange for Pubco Ordinary Shares, and any shares EUR holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco, which we refer to as the Share Exchange; and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. For more information about the transactions contemplated by the Merger Agreement, please see the section entitled “The Business Combination Proposal — Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, in connection with the Effective Time of the Business Combination:

(i)     each of the issued and outstanding shares of Sizzle Common Stock will be cancelled in exchange for the right to receive one Pubco Ordinary Share;

(ii)    all of the outstanding public warrants of Sizzle will be assumed by Pubco and converted into the right to receive a warrant to purchase one Pubco Share; and

(iii)   EUR will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) Seven Hundred Fifty Million Dollars ($750,000,000), divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half (1/2) of one Sizzle Warrant (each of which will be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if Pubco Ordinary Shares’ VWAP (as defined in the Merger Agreement) trade above $15 per share, and the other half (or 5%) are issuable if such price for Pubco Ordinary Shares trade above $20 per share, in each case for any twenty trading days in any thirty day trading days during this period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance.

Conditions to Consummation of the Business Combination

The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties (unless waived by all of the parties): (i) approval of the shareholders of EUR and the stockholders of Sizzle of the Business Combination and the other matters requiring shareholder approval; (ii) any required approvals of governmental authorities and completion of any antitrust expiration periods; (iii) no law or order preventing the Business Combination; (iv) approval of Pubco’s Nasdaq listing application; (v) the Registration Statement of which this proxy statement/prospectus forms a part having become effective in accordance with the Securities Act, without any stop order or proceeding seeking such a stop order threatened or initiated by the SEC which remains pending; (vi) if the NTA Proposal is not approved at the special meeting of Sizzle stockholders, and the Business Combination would otherwise occur, the satisfaction of the $5,000,001 minimum net tangible asset test by Sizzle or Pubco and after payment of SPAC’s underwriters’ fees and commissions; (vii) appointment of directors to the Pubco Board as contemplated under the Merger Agreement; (viii) adoption of the Proposed Charter by the shareholders of Pubco; and (ix) Pubco qualifying as a “foreign private issuer” pursuant to rule 3b-4 of the Exchange Act as of the Closing.

In addition, unless waived by EUR, the obligations of the Company, EUR, Pubco and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by Sizzle of customary certificates and other closing deliverables:

•        The representations and warranties of Sizzle being true and correct as of the date of the Merger Agreement and as of the Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to absence of certain changes and events is required to be true and correct only as of the date of the Merger Agreement;

•        Sizzle having performed all agreements and covenants required by the Merger Agreement and the Sponsor Support Agreement required to be performed by it at or prior to the Closing Date, in each case in all material respects;

•        No change, event state of facts, development or occurrence shall have occurred since the date of the Merger Agreement, that individually or in the aggregate with all other change, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Sizzle material adverse effect (as defined in the Merger Agreement) which is continuing and uncured;

•        The Sponsor Support Agreement being in full force and effect;

•        Sizzle having upon the Closing cash and cash equivalents (including funds remaining in the Trust Account after completion and payment of the Redemption and the proceeds of any private placement financing), before payment of transaction expenses, at least equal to $40,000,000, which we refer to as the Minimum Cash Condition; and

•        EUR having obtained a written confirmation or ruling from the Australian Taxation Office confirming that the sale of all of the Ordinary Shares of the Company on the terms contemplated by the Merger Agreement will satisfy the requirements for capital gains tax rollover relief under the Income Tax Assessment Act 1997 (Cth) and for all other purposes.

Unless waived by Sizzle, the obligations of Sizzle to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by the Company and Merger Sub of customary certificates and other closing deliverables:

•        The representations and warranties of the Company, EUR, Pubco and Merger Sub being true and correct as of the date of the Merger Agreement and as of the Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to an absence of a Company material adverse effect (as defined in the Merger Agreement) and absence of certain changes and events in each case is required to be true and correct only as of the date of the Merger Agreement;

•        The Company, EUR, Pubco and Merger Sub having performed all agreements and covenants required by the Merger Agreement required to be performed by it at or prior to the Closing Date, in each case in all material respects;

•        No change, event state of facts, development or occurrence shall have occurred since the date of the Merger Agreement, that individually or in the aggregate with all other change, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company material adverse effect (as defined in the Merger Agreement) which is continuing and uncured; and

•        Each of the Investors Agreement, Lock-Up Agreement and Registration Rights Agreement shall be in full force and effect as of the Closing.

The transactions contemplated by the Merger Agreement further will be consummated only if the Condition Precedent Proposals described in this proxy statement/prospectus (consisting of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal) are approved at the Special Meeting. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the Net Tangible Assets Test (although approval of the NTA Proposal would only be effective upon approval of the Business Combination Proposal). The Advisory Charter Amendments Proposals and the Adjournment Proposal in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Termination

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of Sizzle and the Company, or by Sizzle or the Company acting alone, in specified customary circumstances, including:

(i)     by written notice by either Sizzle or the Company if the Closing has not occurred on or prior to May 3, 2023 (the “Outside Date”), other than by a party whose action or failure to act constitutes a material breach of the Merger Agreement and has been a principal cause of the failure of the Business Combination to occur;

(ii)    by written notice by either Sizzle or the Company if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action is final and non-appealable;

(iii)   by either Sizzle or the Company in the event of the other party’s uncured breach of a representation, warranty covenant or agreement in the Merger Agreement (or with respect to Sizzle, a breach by Sizzle or Sponsor of the Sponsor Support Agreement), if such breach would result in the failure of the related closing condition of that party in the Merger Agreement, following 30 days written notice to the other party of that party’s breach, which breach remains uncured, or following the Outside Date if the other party exercised reasonable best efforts to cure such breach, other than by a party whose action or failure to act resulted in a breach of the applicable closing condition;

(iv)   by either Sizzle or the Company, if Sizzle holds the Special Meeting (including any postponement or adjournment of the meeting) in which a vote is taken and the required approvals of Sizzle’s stockholders relating to the Merger Agreement and Business Combination are not obtained in accordance with applicable law and Sizzle’s organizational documents;

(v)    by the Company, if the Sizzle Board has changed or fail to make as applicable its approval of the Merger Agreement and Business Combination or its resolution to recommend to Sizzle’s stockholders to vote at a special meeting in favor of the adoption of the Merger Agreement in accordance with the DGCL, which we refer to as a Sizzle Board Recommendation Change;

(vi)   by EUR, in order to substantially concurrently enter into a definitive agreement with respect to a written offer or proposal by a third party or parties relating to (i) any direct or indirect acquisition or purchase of 50% or more of the consolidated assets of the Company or 50% or more of any class of equity or voting securities of the Company, (ii) any takeover bid that would result in such third party or parties beneficially owning 50% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in such third party or parties beneficially owning 50% or more of the consolidated assets of the Company or 50% or more of any class of equity or voting securities of the Company, which the EUR Board determines in good faith to be (i) if completed in accordance with its terms, more favorable to the shareholders of EUR from a financial point of view than the transactions contemplated by the Merger Agreement and any counterproposal made by Sizzle pursuant to the terms of the Merger Agreement, and (ii) reasonably capable of being completed as proposed (a “Superior Proposal”), if EUR has paid to Sizzle the Expense Reimbursement.

(vii)   by Sizzle, prior to the approval of EUR shareholders of the Merger Agreement and the Business Combination, if (A) there has occurred a EUR Adverse Recommendation Change, or (B) at any time after a EUR Competing Proposal has been publicly proposed or publicly announced the board of directors of EUR has failed to publicly affirm the EUR Board Recommendation within 10 business days (after one written request by Sizzle relating to any proposal or publicly disclosed material amendment to such proposal), provided that Sizzle has exercised this termination right within 10 business days after being entitled to do so under this section, which collectively we refer to as an EUR Adverse Recommendation Change;

(viii) by the Company, if the Minimum Cash Condition is not anticipated to be met, as reasonably determined by the Company following the conclusion of an extension meeting to extend the time period for Sizzle to consummate a business combination; or

(ix)   by Sizzle, if a Company material adverse effect (as defined in the Merger Agreement) following the date of the Merger Agreement is uncured and continuing for at least 30 days.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations related to publicity, confidentiality and access to information, waiver of claims against the Trust Account, transaction litigation, termination and related fees and general provisions) will terminate, and no party to the Merger Agreement will have any further liability to any other party thereto except for liability for willful breach.

If Sizzle terminates the Merger Agreement because of an EUR Adverse Recommendation Change (as defined above) or EUR terminates as a result of a Superior Proposal, in each case, the Company will pay Sizzle $5 million as expense reimbursement, which we refer to as the Expense Reimbursement Fee. If the Merger Agreement is terminated when an EUR Competing Proposal has been publicly announced or disclosed and not abandoned, and EUR enters into a definitive agreement relating to such EUR Competing Proposal within twelve months of such termination, then EUR will pay Sizzle the Expense Reimbursement Fee.

If EUR terminates the Merger Agreement as a result of a Sizzle Board Recommendation Change (as defined above), then Sizzle is obligated to pay EUR the Expense Reimbursement Fee.

The Expense Reimbursement Fee together with any specified costs or expenses to recover such fee are the sole and exclusive remedy to the applicable party against the other party in the circumstances in which the fee is payable.

On January 4, 2023, the parties to Merger Agreement entered into the First Amendment which provided that Sizzle would pay the fee of EUR to the Australian Stock Exchange, as well as the anti-trust and regulatory filing fees incurred prior to the Closing and other fees payable to the SEC, Nasdaq and governmental entities, in each case in connection with the Business Combination. This amendment further provided that, in the event of the consummation of the Business Combination, EUR would be reimbursed by Critical Metals for Company Transaction Expenses, and clarified that Critical Metals would be responsible for SPAC Transaction Expenses and Company Transaction Expenses (in each case as defined in the Merger Agreement) incurred or paid prior to Closing upon consummation of the Business Combination. A copy of the First Amendment is attached to this proxy statement/prospectus in Annex A and is incorporated herein by reference.

On July 7, 2023, the parties to the Merger Agreement entered into the Second Amendment which provided for, among other things, the extension of the termination deadline and permitted Sizzle to seek consent from its shareholders for (i) the removal the “Redemption Limitation” requirements from Sizzle’s Amended and Restated

Certificate of Incorporation, and (ii) the extension of the date upon which Sizzle must complete its initial business combination. A copy of the Second Amendment is attached to this proxy statement/prospectus in Annex A to this proxy statement/prospectus and is incorporated herein by reference.

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, and which we refer to as Related Agreements, but does not purport to describe all of their terms. The following summary is qualified in its entirety by reference to the complete text of each of these Related Agreements, which are included as exhibits to this proxy/statement prospectus. You are urged to read such Related Agreements in their entirety.

Sponsor Support Agreement

Simultaneously with the execution of the Merger Agreement, the Company, Sizzle and the Sponsor, entered into a sponsor support agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor agreed to support the Business Combination and to vote all of its shares of Sizzle Common Stock (and any other Sizzle securities owned or acquired by the Sponsor) in favor of the Merger Agreement and the Business Combination.

The Sponsor Support Agreement prevents transfers of Sizzle securities held by the Sponsor (collectively, the “Subject Securities”) between the date of the Sponsor Support Agreement and the date of the Closing or earlier termination of the Merger Agreement unless the transferee executes a joinder to the Support Agreement.

In the event that (a) any shares of Sizzle Common Stock, Sizzle Warrants or other equity securities of Sizzle are issued to the Sponsor pursuant to any stock dividend, stock split, distribution, recapitalization, reclassification, combination, conversion or exchange of shares of Sizzle Common Stock or Sizzle Warrants of, on or affecting the shares of Sizzle Common Stock or Sizzle Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Sizzle Common Stock, Sizzle Warrants or other equity securities of Sizzle, or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Sizzle Common Stock or other equity securities of Sizzle, Sizzle Warrants or other equity securities of Sizzle, collectively the “New Securities”), then, to the extent of the Sponsor’s control of such New Securities, such New Securities shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.

The Sponsor also agreed to take certain other actions in support of the Merger Agreement and the Business Combination and to refrain from taking such actions that would adversely impede the ability of the parties to perform the Merger Agreement. The Sponsor agreed to vote against (i) any offer or proposal from any person, other than EUR or the Company, relating to any initial business combination; (ii) any merger agreement or merger (other than the Merger Agreement and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Sizzle; (iii) any material change in the business of Sizzle or any change in the management or board of directors of Sizzle (other than, in each case, pursuant to the Merger Agreement or the other Transaction Agreements and the Transactions); (iv) any proposal, action or agreement that would or would reasonably be expected to (A) in any material respect, impede, frustrate, hinder, interfere with, prevent or nullify the timely consummation of, or otherwise adversely affect, any of the Transactions, (B) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of Sizzle under the Merger Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contain therein), (C) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Sizzle. The Sponsor agreed to not solicit any alternative offers or proposals from any person, other than Pubco and its subsidiaries, relating to the acquisition of 20% or more of the Company (or any transaction that if completed would result in such person beneficially owning 20% or more of the equity, voting securities or assets of the Company, or otherwise enter into agreement or conduct diligence with respect to such a transaction. The Sponsor also agreed to surrender 2,049,250 shares of Sizzle Common Stock to Sizzle for no consideration immediately prior to Closing.

Lock-Up Agreement

Simultaneously with the execution of the Merger Agreement, EUR, Pubco and the Sponsor, entered into a lock-up agreement (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, the Sponsor and EUR agreed not to, during the period commencing from the Closing and ending 180 days after the date of the Closing: (A) sell, publicly offer to sell, enter into a contract or agreement with respect to the sale, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B), any Lock-up Shares (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement). “Lock-up Shares” means (a) with respect to EUR or each of its permitted transferees, the Pubco Ordinary Shares (i) received by EUR in the Share Exchange at Closing and (ii) received by EUR as Earnout Shares and (b) with respect to the Sponsor, (i) the Pubco Ordinary Shares it receives as Merger Consideration with respect to the shares of Sizzle Common Stock that the Sponsor held immediately prior to the Effective Time and (ii) any Pubco Ordinary Shares issued to the Sponsor in connection with the exercise or settlement of any Sizzle Warrant or Pubco Warrant.

Vellar Agreement

On October 25, 2023, Sizzle, Pubco and Vellar Opportunities Fund Master (“Vellar”) entered into a binding term sheet for an equity forward transaction (the “Equity Forward Arrangement”). The purpose of entering into the Equity Forward Arrangement would be to provide a mechanism by which Vellar would, following entry into the definitive agreements for the Equity Forward Arrangement, (i) purchase in the open market, through a broker, a sufficient number of shares of Sizzle Common Stock from Sizzle stockholders, including from holders who have previously elected to redeem their shares of Sizzle Common Stock and subsequently revoke their election (each repurchased share, a “Recycled Share”), and (ii) provide Pubco with additional cash at closing of the Business Combination through the purchase of newly issued ordinary shares at closing. The total number of ordinary shares subject to the Equity Forward Arrangement is 20 million, and the total amount of proceeds to be received by Pubco at the Closing is $10 million. For additional information, see “The Business Combination Proposal — Related Agreements — Financing Arrangements — Vellar Agreement” beginning on page 138 of this proxy statement/prospectus.

For risks relating to the Equity Forward Arrangement, please see the section of this proxy statement/prospectus titled “Risk Factors” and the risks titled: “Vellar may purchase shares to backstop the funds in the Trust Account, as a result of which the Business Combination may still consummate even if a significant number of Sizzle’s public shareholders exercise their redemption rights. However, if the conditions for the funding of the Equity Forward Arrangement are not satisfied, or if Vellar is unable to provide the funding pursuant to the Equity Forward Arrangement or is otherwise in breach of the Equity Forward Arrangement, then it is possible that the Business Combination may not be consummated” and “The issuance of Pubco Ordinary Shares to Vellar pursuant to the Equity Forward Arrangement would cause substantial dilution, which could materially affect the trading price of Pubco Ordinary Shares.”

GEM Agreement

In order to better manage working capital and liquidity needs following the Business Combination, Pubco, GEM Global Yield LLC SCS (the “GEM Investor”) and GEM Yield Bahamas Ltd. (“GYBL”) entered into a Share Purchase Agreement, dated July 4, 2023, which is attached to this proxy statement/prospectus as Annex F (the “GEM Agreement”). The GEM Agreement allows Pubco to access funds for general corporate purpose and working capital needs. Pubco is entitled to draw up to $125 million of gross proceeds in exchange for Pubco’s common stock, at a price equal to 90% of the average closing bid price of the shares of Pubco common stock on Nasdaq for a 30 day period, subject to meeting the terms and conditions of the GEM Agreement. GEM Investor is also entitled to purchase Pubco common stock pursuant to a warrant granted to GEM Investor exercisable for up to 2.0% of the outstanding common stock of Pubco on a fully diluted basis as of the closing of the Business Combination for a period of 3 years. Pubco is responsible for all reasonable and documented attorneys’ fees and expenses incurred by GEM Investor up to $25,000. In the event that the transactions contemplated by the Equity Forward Arrangement with Vellar are consummated, Pubco will terminate the GEM Agreement. For additional information, see “The Business Combination Proposal — Related Agreements — Financing Arrangements — GEM Agreement” beginning on page 137 of this proxy statement/prospectus.

Polar Financing

Each of Sponsor, Sizzle and Polar Multi-Strategy Master Fund entered into subscription agreements (“Polar” and each such subscriptions, the “Polar Subscriptions”), in connection with the Extensions and working capital matters. Pursuant to the Polar Subscriptions, Sponsor agrees to transfer founders shares to Polar, in exchange for a receipt from Polar of cash. The transfer and assignment of such founders shares under those agreements will be completed no later than two (2) business days following the Closing of the Business Combination.

On July 31, 2023, Sponsor raised $175,000, on August 30, 2023, Sponsor raised $60,000, on October 4, 2023 Sponsor raised $75,000, and on November 2, 2023, the Sponsor raised $120,000, in each case from Polar Subscriptions, in exchange in the aggregate for 430,000 founders shares held by Sponsor, and this aggregate amount, consisting of $430,000, was loaned as Extension Loans by Sponsor to Sizzle to pay into the Trust Account as Extension Funds.

Registration Rights

The Merger Agreement provides that effective as of the Closing, Sizzle, Pubco, the Sponsor and EUR, and the holders of specified “Registrable Shares” pursuant to the registration rights agreement which we entered into in connection with our IPO, will enter into an amended and restated registration rights agreement. This amended registration rights agreement requires Pubco to file a registration statement covering applicable Registrable Shares, as defined in the registration rights agreement, of these parties, within 45 days of Closing of the Business Combination, and use commercially reasonable efforts to have such registration statement declared effective by the SEC. All of the holders of Registrable Shares have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require us to register for resale those securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the securities.

In connection with the Equity Forward Arrangement, Vellar will have customary registration rights with respect to any ordinary shares it holds or are otherwise issued by Pubco. Such rights will include an obligation for Pubco to file a registration statement with respect to Vellar’s ordinary shares within 15 business day of Pubco’s issuance of the Additional Shares, and to use reasonable best efforts to cause such registration statement to be made effective within 90 calendar days of Pubco’s issuance of the Additional Shares.

Investors Agreement

At or before the Closing, and effective as of the Closing, Pubco and EUR will enter into an Investors Agreement (the “Investors Agreement”), pursuant to which, and pursuant to the Proposed Charter, EUR will continue to be entitled to nominate and appoint certain numbers of directors depending on its percentage ownership of Pubco Ordinary Shares.

The Investor’s Agreement will further provide that for as long as EUR beneficially owns (i) at least fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint from time to time the lower of (a) a majority of all members of the Pubco Board, and (b) four (4) members of the Pubco Board, with at least two (2) such board members satisfying the independence requirements of Pubco’s principal stock exchange and be eligible to serve on an audit committee, but no such board member being required to satisfy the diversity requirements of Pubco’s principal stock exchange, (ii) at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint two (2) members of the Pubco Board from time to time, with no such board member being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee, and (iii) at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint one (1) member of the Pubco Board from time to time, with such board member not being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee.

The Investor’s Agreement shall terminate and be void and of no further force or effect (i) with respect to EUR, when EUR no longer holds any Pubco Ordinary Shares and (ii) with respect to EUR and Pubco, upon the mutual written agreement of EUR and Pubco to terminate this; provided that nothing herein will relieve both EUR and Pubco from liability for any breach hereof prior to the time of termination, and both EUR and Pubco will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach.

Warrant Assignment, Assumption and Amendment Agreement.

At the Closing, Pubco, Sizzle and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”) will enter into the Warrant Assignment, Assumption and Amendment Agreement (the “Assumed Warrant Agreement”), which will amend that certain Warrant Agreement (the “Original Warrant Agreement”), dated as of November 3, 2021, and filed with the SEC on November 8, 2021, by and between Sizzle and the Warrant Agent, which Original Warrant Agreement governs all of the Warrants issued by Sizzle. Pursuant to the Assumed Warrant Agreement, Sizzle will assign to Pubco all of Sizzle’s right, title and interest in and to the Original Warrant Agreement and Pubco will assume, and agree to pay, perform, satisfy and discharge in full, as the same become due, all of Sizzle’s liabilities and obligations under the Original Warrant Agreement, as amended. As a result, each Sizzle Warrant will automatically cease to represent a right to be exercised into Shares of Sizzle Common Stock and will instead represent a right to be exercised into Shares of Pubco pursuant to the terms and conditions of the Original Warrant Agreement, as amended. Pursuant to the Assumed Warrant Agreement, among other things (i) Pubco will assume the obligations of Sizzle under the Original Warrant Agreement, (ii) “Common Stock” or “shares” will mean the Pubco Ordinary Shares; (iii) “stockholder” will mean shareholder of Pubco; and (iv) the “Board of Directors” or any committee thereof will mean the board of directors of Pubco or any committee thereof.

EUR Trust Account Waiver

EUR has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Sizzle’s Trust Account, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) directly or indirectly.

Total Shares to be Issued in the Business Combination

Sizzle’s public stockholders currently own approximately 33.0% of issued and outstanding Sizzle Common Stock, and our Sponsor together with our Initial Stockholders including our directors and officers currently own approximately 722,750 private placement shares and 5,425,000 founders shares equal to 65.7% of issued and outstanding Sizzle Common Stock, Cantor owns 47,250 private placement shares and EBC owns 75,600 EBC Shares, together consisting of approximately 1.3% of issued and outstanding Sizzle Common Stock.

It is anticipated that, immediately after the Business Combination and if there are no redemptions, Sizzle’s existing stockholders, including the Sponsor, will own approximately 7.0% of the outstanding Pubco Ordinary Shares (of which approximately 4.0% will be owned by the Sponsor and Sizzle’s directors and officers), Cantor and EBC as underwriters and stockholders, as applicable, in the Sizzle IPO will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 19.6% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.8% of the outstanding Pubco Ordinary Shares (consisting of approximately 1.0% owned by CCM and 2.8% owned by Jett), and EUR will own approximately 66.6% of the outstanding Pubco Ordinary Shares.

For a Description of Pubco’s securities, see the section entitled “Description of Securities of Pubco” which provides a description of Pubco Ordinary Shares and Pubco warrants.

If any of Sizzle’s public stockholders exercise their redemption rights, the ownership interest in Pubco of Sizzle’s public stockholders will decrease and the ownership interest in Pubco of EUR and the Sponsor will increase. If there are redemptions by Sizzle’s public stockholders up to the maximum level presented for the Business Combination in this proxy statement/prospectus, immediately following completion of the Business Combination, Sizzle’s existing stockholders, including the Sponsor, will own approximately 4.1% of the outstanding Pubco Ordinary Shares (with all of such shares owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 20.2% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.9% of the outstanding Pubco Ordinary Shares (consisting of approximately 1.0% owned by CCM and 2.9% owned by Jett), and EUR will own approximately 68.7% of the outstanding Pubco Ordinary Shares. If the actual facts are different than these assumptions (based on redemptions by Sizzle’s public stockholders, changes in the terms of the Business Combination, adjustments to the Merger Consideration pursuant to the Merger Agreement or otherwise), the percentage ownership interests in Pubco post-Business Combination may be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates the post-Closing share ownership of Pubco under the (1) No Redemption scenario, (2) 50% Redemption scenario and (3) Maximum redemption scenario:

	No Redemptions(1)		50% Redemption(2)		Maximum Redemption(3)
Sizzle public stockholders(4)	3,086,053	3.0%	1,543,026	1.5%	0	0.0%
Sizzle Sponsor, Initial Stockholders and directors and officers(5)	4,098,500	4.0%	4,098,500	4.1%	4,098,500	4.1%
Reallocation of Sponsor Shares(6)	2,049,250	2.0%	2,049,250	2.0%	2,049,250	2.1%
Cantor and EBC(7)	1,022,850	1.0%	1,022,850	1.0%	1,022,850	1.0%
Vellar(8)	20,000,000	19.6%	20,000,000	19.9%	20,000,000	20.2%
Jett Capital(9)	2,865,374	2.8%	2,865,374	2.9%	2,865,374	2.9%
CCM(10)	1,000,000	1.0%	1,000,000	1.0%	1,000,000	1.0%
EUR(11)	67,989,216	66.6%	67,989,216	67.6%	67,989,216	68.7%
Pro Forma Combined Company Common Stock	102,111,243	100%	100,568,216	100.0%	99,025,190	100%

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(1)      Presents Sizzle’s current outstanding number of public shares as of the date of this proxy statement/prospectus, which are 3,086,503 public shares (consisting of 15,500,000 public shares originally sold as Sizzle Units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of public shares in connection with the Extension Meeting on February 1, 2023). This column assumes there are no redemptions by holders of Sizzle public shares in connection with the Special Meeting.

(2)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus, reflecting a redemption of 50% of Sizzle’s public shares by holders of public shares in connection with the Special Meeting (equating to a redemption amount of approximately $17,021,374, assuming a redemption price of $11.03 per share).

(3)      Presents the number of Sizzle’s public shares, after giving effect redemptions as of the date of this proxy statement/prospectus and additional redemptions by holders of Sizzle public shares in connection with the Special Meeting, and reflecting a redemption of 100%, or 3,086,053, of Sizzle’s public shares (equating to a redemption amount of approximately $34,042,748, assuming a redemption price of $11.03 per share). The maximum redemption scenario assumes the approval of the NTA Proposal.

(4)      Underlying Sizzle public shares are redeemable with the Business Combination and Sizzle public stockholders may exercise their right to have their shares redeemed for cash.

(5)      Shares currently held by the Sponsor plus the Sizzle Initial Stockholders, which includes Sizzle directors and officers, include 722,750 private placement shares held by the Sizzle Initial Stockholders and 5,425,000 founders shares held by the Sponsor. All 5,425,000 founders shares as of the date of this proxy statement/prospectus are held by Sponsor and may be voted by Sponsor, or its permitted transferees, at the Special Meeting (unless otherwise agreed by Sponsor); however, following the Special Meeting, Sponsor will transfer or surrender up to 2,049,250 of such shares as of and effective at the Closing, as provided in the Sponsor Support Agreement, as amended (see Note 6).

(6)      Reflects the 2,049,250 shares of Sizzle Common Stock to be surrendered or transferred by the Sponsor pursuant to the Sponsor Support Agreement. These shares may be voted by Sponsor in connection with the Special Meeting and the Business Combination Proposal, as reflected elsewhere in this proxy statement/prospectus, unless otherwise agreed by Sponsor. However, as of the date of the Closing of Business Combination, which is subsequent to the date of the Special Meeting, these shares may transferred by Sponsor or Sizzle as provided in the Sponsor Support Agreement, as amended. Please see “The Business Combination Proposal — Sponsor Support Agreement.”

(7)      Shares as of the Closing held by Cantor (947,250 shares, consisting of the 900,000 shares as compensation to Cantor in connection with the deferred underwriting fee and 47,250 representative shares which Cantor purchased in a private placement in connection with the Sizzle IPO) and EBC (consisting of the EBC Shares)

(8)     Reflects shares issuable to Vellar at Closing pursuant to the Equity Forward Arrangement and assumes that Vellar does not purchase any shares of Sizzle Common Stock in the open market prior to the Closing. For additional information on the Equity Forward Arrangement, see “The Business Combination Proposal — Related Agreements — Financing Arrangements — Vellar Agreement.”

(9)      Reflects Pubco Ordinary Shares issuable to Jett Capital upon Closing pursuant to the Jett Amended Letter.

(10)    Reflects Pubco Ordinary Shares issuable to CCM upon Closing pursuant to the CCM Amended Letter.

(11)    The issuance of 67,989,216 Pubco Ordinary Shares to EUR pursuant to the Merger Agreement in the No Redemption, 50% Redemption and Maximum Redemption scenarios. This amount has been calculated based on the stated value of $750,000,000 for the Acquired Business (as defined in the Merger Agreement) divided by the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the Closing as provided in the Merger Agreement. Such amount does not reflect the Earnout Shares that EUR may be issued pursuant to the Merger Agreement. If the full amount of the Earnout Shares were to be issued (which for this purpose is assumed to be 6,798,922 Pubco Ordinary Shares, amounting to 10% of the Pubco Ordinary Shares issued at Closing, which is the full amount of the

Earnout), and after giving effect to the reallocation of Sponsor Shares, in the (a) No Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 6.6% of the outstanding Pubco Ordinary Shares (of which approximately 3.8% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.4% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.5% of the outstanding Pubco Ordinary Shares (consisting of approximately 0.9% owned by CCM and 2.6% owned by Jett) and EUR will own approximately 68.7% of the outstanding Pubco Ordinary Shares, (b) 50% Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 5.3% of the outstanding Pubco Ordinary Shares (of which approximately 3.8% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.6% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.6% of the outstanding Pubco Ordinary Shares (consisting of approximately 0.9% owned by CCM and 2.7% owned by Jett) and EUR will own approximately 69.7% of the outstanding Pubco Ordinary Shares, and (c) Maximum Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 3.9% of the outstanding Pubco Ordinary Shares (with all of such shares being owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.9% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.6% of the outstanding Pubco Ordinary Shares (consisting of approximately 0.9% owned by CCM and 2.7% owned by Jett) and EUR will own approximately 70.7% of the outstanding Pubco Ordinary Shares.

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares relating to any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans, if any, made to Sizzle, (iii) any issuance of shares underlying the Sizzle Warrants (which after the Business Combination, will be exchanged for the Pubco Warrants) (please refer to the table below entitled “Additional Dilution Sources” showing dilution from the exercise of Sizzle Warrants), (iv) the Earnout Shares, or (v) any adjustments to the Merger Consideration payable to EUR pursuant to terms set forth in the Merger Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding the various redemption scenarios and the assumptions used in each.

Share ownership and the related voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Sizzle cannot predict how many Sizzle public stockholders will exercise their right to have their shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Sizzle stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming the No Redemptions Scenario (which assumes no redemptions in connection with the Special Meeting to approve the Business Combination)*:

Sources		Uses*
($ in Millions)
Sizzle Cash	$34.0	New Equity to EUR	$750.0
Cash from the Company	0.1	Cash to Balance Sheet	34.7
Cash from Sizzle	0.5	Transaction Expenses	9.2
New Equity to EUR	750.0	Taxes	0.7
Equity Forward Transaction	10.0
Total Sources	$794.6	Total Uses	$794.6

The following table summarizes the sources and uses for funding the Business Combination assuming Sizzle stockholders exercise their redemption rights assuming 50% redemptions:

Sources		Uses*
($ in Millions)
Sizzle Cash	$34.0	New Equity to EUR	$750.0
Cash from the Company	0.1	Cash to Balance Sheet	17.6
Cash from Sizzle	0.5	Transaction Expenses	9.2
New Equity to EUR	750.0	Taxes	0.7
Equity Forward Transaction	10.0	Redemptions	17.0
Total Sources	$794.6	Total Uses	$794.6

The following table summarizes the sources and uses for funding the Business Combination assuming Sizzle stockholders exercise their redemption rights assuming maximum redemption:

Sources		Uses*
($ in Millions)
Sizzle Cash	$34.0	New Equity to EUR	$750.0
Cash from the Company	0.1	Cash to Balance Sheet	0.6
Cash from Sizzle	0.5	Transaction Expenses	9.2
New Equity to EUR	750.0	Taxes	0.7
Equity Forward Transaction	10.0	Redemptions	34.0
Total Sources	$794.6	Total Uses	$794.6

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*        The amount of Sizzle Cash reflects the amount in Sizzle’s Trust Account as of October 19, 2023.

The Sizzle Board’s Reasons for the Business Combination

Sizzle was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Sizzle has sought to capitalize on the ability of its management team to identify, acquire and partner with management to operate a business.

The Board, in evaluating the Business Combination, consulted with Sizzle’s management and legal, accounting and financial advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Sizzle and its stockholders and (ii) to recommend that Sizzle’s stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on any and all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Board’s reasons for the Business Combination and all other information presented in this section may be forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Many factors were considered by Sizzle, and the factors outlined herein may or may not have been considered by any particular directors, member of management, or advisor of Sizzle Notwithstanding whether any of these factors were considered by any individual board member, the Board voted unanimously to proceed with the transaction.

The officers and directors of Sizzle have substantial experience in a wide range of industries and are confident that their experience and background, together with the experience of Sizzle’s advisors, enabled them to exercise the necessary business judgment to make the determinations regarding the Business Combination. The Board also obtained the Marshall & Stevens Opinion, described below, prior to the execution of the Merger Agreement, relating to the fairness, from a financial point of view, to Sizzle of the Merger Consideration to be paid to EUR in the Business Combination.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Growth Prospects.    The belief that the Business Combination of Sizzle and the Company should result in significant strategic benefits to the Combined Company, which would benefit Sizzle’s stockholders, including access to exploration interests, professional resources and financing opportunities;

•        Exploration Rights.    The belief that the Business Combination would enable Sizzle to benefit from the Company’s mineral exploration rights, including the Wolfsberg Project, and customer relationships including offtake agreements;

•        Electric Vehicle Revolution.    The Wolfsburg Project is Europe’s first licensed lithium mine and is uniquely positioned to capitalize on Europe’s increasing demand for homegrown battery production related to electric vehicles;

•        Due Diligence.    Business, financial and technical due diligence examinations of the Company and discussions with the Company’s management team were conducted, including extensive in-person meetings, a site visit and calls with the Company’s management team and its representatives regarding the Company’s operations and financial prospects, technical analysis. Additional legal and technical review of the Company’s material contracts, intellectual property and labor matters was conducted. Such due diligence examination of the Company in consultation with Sizzle’s legal, technical, and financial advisors, indicated to Sizzle management that Pubco could assemble the required elements to create a foundation for a potentially very successful mining company;

•        Stockholder Liquidity.    The obligation in the Merger Agreement to have Pubco Ordinary Shares issued as merger consideration listed on Nasdaq, a major U.S. stock exchange, which the Board believes has the potential to offer Sizzle stockholders enhanced liquidity following the Business Combination;

•        Management Team Continuity.    EUR and the Company’s senior management team including Tony Sage, Dietrich Wanke, Malcom Day, Melissa Chapman and Mykhalio Zhernov, intend to remain with the Combined Company in the capacity of officers and/or directors following the Business Combination, providing beneficial continuity in advancing Pubco’s strategic and growth goals;

•        Lock-Up.    Key Company personnel and EUR agreed to be subject to lockup provisions of 6 months in respect of their Pubco Ordinary Shares (subject to certain customary exceptions), which would provide important stability to the Combined Company;

•        Fairness Opinion.    On August 17, 2022, Sizzle engaged Marshall & Stevens for the benefit of its Board in connection with the consideration by the Board of the Business Combination between Sizzle and the Company pursuant to which (a) Critical Metals Limited, a newly organized BVI company (“Pubco”), will acquire all of the issued and outstanding capital shares and equity interests of European Lithium AT (Investments) Ltd. (“European Lithium” or the “Acquired Business” or the “Company”), a subsidiary of European Lithium Ltd. (“EUR”) from EUR in exchange for ordinary shares of Pubco, and European Lithium shall become a wholly owned subsidiary of Pubco and EUR shall become a shareholder of Pubco; and (b) Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Pubco (“Merger Sub”) will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, Marshall & Stevens valued the Acquired Business and, at the request of the Board, on October 20, 2022, rendered its formal written opinion, which we refer to as the “Marshall & Stevens Opinion,” that as of that date the Purchase Price to be paid by Sizzle for the Acquired Business as provided in the Merger Agreement is fair to Sizzle and, through their ownership in Sizzle, the public shareholders of Sizzle from a financial point of view. See discussion under “— The Business Combination Proposal: Marshall & Stevens Opinion.” The full text of the opinion is included with this proxy statement/prospectus; All descriptions of and disclosures concerning Marshall & Stevens Opinion are qualified in their entirety by reference to the specific text of Marshall & Stevens Opinion, a copy of which is included as Annex E to this proxy statement/prospectus; the included copy is provided for informational purposes only;

•        Reasonableness of Consideration.    Following a review of the financial data provided to Sizzle, including the financial projections of EUR, and the due diligence of EUR’s business conducted by Sizzle’s management and Sizzle’s advisors, and taking into account the opinion received from Marshall & Stevens regarding the fairness of the consideration to be paid by Sizzle in the Business Combination, the Board determined that the aggregate consideration to be paid in the Business Combination was fair to Sizzle;

•        Other Alternatives.    The Board believes, after a thorough review of other business combination opportunities reasonably available to Sizzle that the proposed Business Combination represents the most promising potential business combination for Sizzle and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets. Given the demand for electric and traditional fuel vehicles and Company’s proprietary process and mineral rights and customer pipeline, Sizzle’s Board believes the Company offers its stockholders the most potential value when compared to other target candidates; and

•        Negotiated Transaction; Merger Consideration.    The financial and other terms of the Merger Agreement, including the consideration deliverable to the security holders of EUR thereunder, and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Sizzle and EUR.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on Pubco’s revenues post-closing;

•        Business Plan and Growth Initiatives May Not Be Achieved.    The risk that Pubco may not be able to execute on its business plan and realize the potential financial performance presented to Sizzle’s management team, or that Pubco’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe. Although Sizzle’s board was provided access to Pubco’s investor presentation summarizing the company’s plans for medium and long term growth, those plans were believed to be subject to significant uncertainty due to several factors, including but not limited to fluctuation in global commodity and lithium prices, legal and regulatory risks, lack of legal certainty in certain international markets, uncertainties relating to timing and scale of mining permits and activities, competition from other mining companies, and uncertainty relating to Pubco’s ability to optimize operational efficiency. Additionally, although Sizzle’s board received certain preliminary sales estimates, as the Company is not an operating company. Sizzle’s board primarily reviewed requirements for mining of Spodumene Concentrate or Lithium and their market prices and a guideline public company analysis relating to valuation ranges.

•        Asset Concentration.    The fact that the price of Spodumene Concentrate for production of Lithium was the main variable for asset sales and the mineral was the Company’s primary if not single validated asset.

•        Redemption Risk.    The potential that a significant number of Sizzle stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Sizzle Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete;

•        Stockholder Vote.    The risk that Sizzle’s stockholders may fail to provide the votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Sizzle’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Listing Risks.    The challenges associated with preparing the Company, a private entity, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on Nasdaq;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of Sizzle.    The risks and costs to Sizzle if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Sizzle being unable to effect a business combination by May 3, 2023, unless extended (the “Outside Date”);

•        Conflicts of Interest.    The possibility that the Board may have been influenced by conflicts between what may be in Sizzle’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and Sizzle is forced to liquidate because it is unable to consummate another business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), the founder shares and private placement shares owned by Sizzle’s Initial Stockholders would be worthless;

•        Regulatory Risks.    The risks to the mining exploration, operations and extraction of the Wolfsberg Project include regulations, which are subject to change;

•        Board and Independent Committees.    The risk that the Combined Company’s board of directors post- Closing and independent committees do not possess adequate skills set within the context of the Combined Company operating as a public company;

•        Holders of Sizzle Common Stock, and Sizzle Warrants Receiving a Minority Position in the Combined Company.    The risk that Sizzle stockholders will hold a minority position in the Combined Company;

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination; and

•        Other Risk Factors.    Various other risk factors associated with the business of Pubco, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board.

The Board concluded that the potential benefits expected to be achieved by Sizzle and its stockholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable, fair to, and in the best interests of, Sizzle and its stockholders.

EUR’s Reasons for the Business Combination

The board of directors of EUR (the “EUR Board”) considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the EUR Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The EUR Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the EUR Board may have given different weight to different factors.

In considering whether to enter into the Business Combination, the directors of EUR considered the non-exhaustive list of advantages and disadvantages summarized below. Although the EUR Board believes that the Business Combination with Sizzle presents a unique business combination opportunity and is in the best interests of EUR and its shareholders, the EUR Board did consider certain potentially material negative factors in arriving at that conclusion.

Advantages to the Company and EUR

•        The Business Combination represents an opportunity for the Company and EUR and its shareholders to recognize a significant uplift in the value of its Austrian lithium projects (as a result of the increased valuation) whilst also having the benefit of funding opportunities that would not otherwise be available to the Company and EUR but for the Business Combination.

•        EUR will retain full operational and managerial control of Pubco by virtue of having four out of five nominee board members.

•        EUR will hold an approximate 80% ownership interest in Pubco post-Closing of the Business Combination, which is expected to be sufficiently funded to move through the construction and development stages of Wolfsberg Project and have exposure to institutional investment opportunities it otherwise would not have but for the Business Combination.

•        EUR will retain exposure to the Austrian lithium projects via the controlling interest that the Company will hold in Pubco post-Closing.

Disadvantages to the Company and EUR

•        The Business Combination involves the sell-down of EUR’s interests in the Austrian lithium projects, which may not be consistent with the investment objectives of all of EUR’s shareholders.

•        The Business Combination may result in EUR being inadvertently exposed to regulatory risks as the controlling and majority shareholder of Pubco, being a company incorporated in the British Virgin Islands and listed on Nasdaq. Accordingly, changes in relevant taxes, legal and administration regimes, accounting practice and government policies in the British Virgin Islands and in the US may affect the financial and/or operational performance of Pubco and the Austrian lithium projects.

•        There is no guarantee that the shares of Pubco will trade on Nasdaq above the deemed price at which the Pubco Ordinary Shares are proposed to be issued to EUR. Pubco’s shares will be impacted by market factors outside its control. As a result, while the implied value of such Ordinary Shares at Closing will represent a significant increase to the present equity value of the Company as a whole, the actual value of the such Ordinary Shares will change in line with the trading price of the shares of Pubco on Nasdaq.

Sizzle Special Meeting

Sizzle is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on            , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about            , 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be virtually held at 10:00 a.m. Eastern Time on            , 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. The special meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Sizzle Common Stock as of the close of business on            2023, which is the Record Date for the Special Meeting. You are entitled to one vote for each share of Sizzle Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 9,356,653 shares of Sizzle Common Stock issued and outstanding. Sizzle’s public stockholders currently own 3,086,053 shares of Sizzle Common Stock, equal to approximately 33.0% of issued and outstanding Sizzle Common Stock, and our Sponsor together with our Initial Stockholders including our directors and officers currently own 722,750 private placement shares and 5,425,000 founders shares equal to approximately 65.7% of issued and outstanding Sizzle Common Stock, Cantor owns 47,250 representative shares and EBC owns 75,600 EBC Shares, together consisting of approximately 1.3% of issued and outstanding Sizzle Common Stock. Sizzle does not expect to issue any shares of common stock on or before the Record Date.

Registering for the Special Meeting

Pre-registration for virtual attendance at the Special Meeting is recommended but is not required in order to attend through the following website: https://www.cstproxy.com/[           ]

Any stockholder wishing to attend the virtual meeting should register for the meeting by            , 2023. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/[  ], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Sizzle stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the common stock outstanding and entitled to vote at the Special Meeting is represented in person (including by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of each of the Business Combination Proposal, the NTA Proposal and the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Sizzle Common Stock as of the Record Date. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the NTA Proposal and Charter Amendment Proposal.

The approval of the remaining Proposals (consisting of the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal) requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or the failure of a Sizzle stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Sizzle Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal. Abstentions of persons appearing at the Special Meeting likewise will also have no effect on the outcome of these proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal) are approved at the Special Meeting. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the Net Tangible Assets Test (although approval of the NTA Proposal would only be effective upon approval of the Business Combination Proposal).

The Advisory Charter Amendments Proposals, the ESPP Proposal and the Adjournment Proposal are not Condition Precedent Proposals for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal and the other Condition Precedent Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

The Proposals

The Business Combination Proposal

On October 24, 2022, Sizzle entered into the Merger Agreement by and among Sizzle, Pubco, Merger Sub, the Company and EUR (as amended by the First Amendment on January 4, 2023 and the Second Amendment on July 7, 2023.

The Merger Agreement provides for the combination of Sizzle and the Company under Pubco, a new holding company, as its direct, wholly-owned subsidiaries. Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding capital shares of the Company from EUR in exchange for Pubco Ordinary Shares, and any shares EUR or the Company holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco, which we refer to as the Share Exchange; and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. The transactions contemplated by the Merger Agreement and the Merger we refer to herein as the “Business Combination.” A copy of the Merger Agreement is attached to this proxy statement/ prospectus as Annex A.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, in connection with the Effective Time of the Business Combination:

(i)     each of the outstanding shares of Sizzle Common Stock will be exchanged for the right to receive one Pubco Ordinary Share (and following such exchange the share of Sizzle Common Stock will be cancelled);

(ii)     each Sizzle Warrants will be assumed by Pubco and converted into the right to receive a Pubco Warrants; and

(iii)   EUR will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) Seven Hundred Fifty Million Dollars ($750,000,000), divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half (1/2) of one Sizzle Warrant (each of which shall be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if Pubco Ordinary Shares’s VWAP (as defined in the Merger Agreement) trade above $15 per share, and the other half (or 5%) are issuable if such price for Pubco Ordinary Shares trade above $20 per share, in each case for any twenty trading days in any thirty day trading days during this period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance.

As Sizzle does not have any outstanding shares of preferred stock, and is anticipated to have no outstanding shares of preferred stock at the Effective Time, no exchange of preferred stock is expected to occur at the Effective Time.

The amount of Pubco Ordinary Shares that EUR and our security holders described above receive in the Business Combination depends on the redemption price of Sizzle Common Stock in the redemption described in this proxy statement/prospectus, which per share price determines the value of one share of Pubco Ordinary Shares under the terms of the Merger Agreement, for purposes of determining the consideration to be received by EUR and our security holders in the Business Combination.

Because the per share price of redemption is not currently known, and the aggregate fully diluted number of Pubco Ordinary Shares at the Closing is not fully known, the exact value of the consideration to be received by EUR will not be known with certainty until the Closing.

Closing Conditions and Termination Rights

In addition to the approval of the Proposals at the Special Meeting, unless waived by the parties to the Merger Agreement, in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — Conditions to Consummation of the Merger.”

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of the Company and Sizzle, or by the Company or Sizzle acting alone, in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section titled “The Business Combination Proposal — Merger Agreement — Termination.”

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

NTA Proposal

Assuming the Business Combination Proposal is approved, at the Special Meeting, Sizzle stockholders will be asked to approve and adopt the NTA Proposal, which shall be effective, if adopted and implemented by Sizzle, immediately prior to the consummation of the proposed Business Combination, to remove the limitation on share redemptions that would cause Sizzle to be unable to consummate the Business Combination if stockholder redemptions would cause Sizzle’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 and to remove the limitation on consummation of a business combination which would cause Sizzle’s NTA to be less than $5,000,001 either immediately prior to o upon consummation of such a business combination. The passage of the NTA Proposal poses risks to stockholders, including relating to the removal of the net tangible assets minimum required in the Redemption Limitation, in the event the Business Combination was not consummated, and otherwise, and which are described in “Risk Factors — Risks Related to the NTA Proposal” contained elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “The NTA Proposal (Proposal 1)” and a complete copy of these provisions is attached hereto as Annex I.

The Charter Amendment Proposal

Assuming the Business Combination Proposal is approved, in connection with the Business Combination, Sizzle is proposing that its stockholders approve amendments to the Proposed Charter for the following:

(a)     a single class of ordinary shares with 450,000,000 authorized shares; and

(b)    50,000,000 authorized preferred shares.

Advisory Charter Amendments Proposals

Assuming the Business Combination Proposal and other Condition Precedent Proposals are approved, Sizzle’s stockholders are also being asked to approve the Advisory Charter Amendments Proposals in connection with the Proposed Charter. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.

A summary of these provisions is set forth in the “Advisory Charter Amendments Proposals (Proposal 3)” section of this proxy statement/prospectus and a complete copy of these provisions is attached hereto as Annex B. You are encouraged to read them in their entirety.

The Nasdaq Proposal

Sizzle is asking its stockholders to consider and vote on a proposal to approve, for the purposes of complying with Nasdaq Listing Rule 5635, the issuance, pursuant to the Merger Agreement, of up to approximately 102,111,243 Pubco Ordinary Shares to shareholders of the Company, Sizzle stockholders, Cantor and EBC, Jett Capital and CCM upon the Closing, up to an additional 7,550,000 Pubco Ordinary Shares to holders of Sizzle Warrants, which upon the Closing will be exchanged for Pubco Warrants, up to an additional 6,798,922 Pubco Ordinary Shares which are contingently issuable relating to the Earnout and up to 20,000,000 Pubco Ordinary Shares to Vellar in connection with the Equity Forward Arrangement.

The Incentive Plan Proposal

Sizzle is asking its stockholders to approve the Incentive Plan, including the authorization of the share reserve under the Incentive Plan up to ten percent (10%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, which will become effective upon the Closing of the Business Combination. The Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, stock units, stock appreciation rights, restricted stock awards, other stock-based awards and cash-based awards. Incentive stock options (“ISOs”) may be granted only to Pubco’s employees, including officers, and the employees of Pubco’s subsidiaries. All other stock awards may be granted to Pubco’s employees, officers, Pubco’s non-employee directors, and consultants and the employees and consultants of Pubco’s subsidiaries and affiliates.

A summary of the Incentive Plan is set forth in the “Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Incentive Plan is attached hereto as Annex C.

ESPP Proposal

Sizzle is asking its stockholders to approve the ESPP. The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward the Pubco’s success by purchasing Pubco Ordinary Shares on favorable terms and to pay for such purchases through payroll deductions.

A summary of the ESPP is set forth in the “ESPP Proposal” section of this proxy statement/prospectus and a complete copy of the ESPP is attached hereto as Annex D.

The Adjournment Proposal

Sizzle is proposing that its stockholders approve and adopt a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Sizzle is unable to consummate the Business Combination for any reason.

Marshall & Stevens Opinion

On August 17, 2022, Sizzle engaged Marshall & Stevens to serve as an independent financial advisor for the benefit of the Board in connection with the consideration by the Board of the Business Combination.

Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, Marshall & Stevens valued the Acquired Business and, at the request of the Board, on October 20, 2022, rendered its formal written opinion, which we refer to as the “Marshall & Stevens Opinion,” that that as of that date the Purchase

Price to be paid by Sizzle for the Acquired Business as provided in the Merger Agreement is fair to Sizzle and, through their ownership in Sizzle, the public shareholders of Sizzle from a financial point of view. See discussion under “— The Business Combination Proposal: Marshall & Stevens Opinion.”

The full text of the opinion is included with this proxy statement/prospectus. All descriptions of and disclosures concerning Marshall & Stevens Opinion are qualified in their entirety by reference to the specific text of Marshall & Stevens Opinion, a copy of which is included as Annex E to this proxy statement/prospectus. The included copy is provided for informational purposes only.

Recommendation to Sizzle Stockholders

After careful consideration, our Board has concluded that the Business Combination is in the best interests of Sizzle’s stockholders. Our directors believe that the proposals being presented at the Special Meeting are in the best interests of Sizzle’s stockholders, and they recommend that Sizzle’s stockholders vote FOR each of the proposals.

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Sizzle and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Sizzle’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “— Interests of Sizzle’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Interests of Sizzle’s Directors and Officers and Advisors in the Business Combination

When you consider the recommendation of our Board in favor of the proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        If the Business Combination with the Company or another business combination is not consummated by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the founders shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Sizzle IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $59.0 million based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination). On the other hand, if the Business Combination is consummated, each outstanding share of Sizzle Common Stock will be converted into one Pubco Ordinary Share.

•        If the Business Combination with the Company or another business combination is not consummated by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the 722,750 private placement shares held by the Sponsor would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares Such private placement shares had an aggregate market value of approximately $7.9 million based upon the closing price of $10.89 per share of Sizzle Common Stock on Nasdaq on November 7, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination).

•        If Sizzle is unable to complete a business combination within the required time period under the Sizzle Certificate of Incorporation, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of potential target businesses or claims of vendors or other entities that are owed money by Sizzle for services rendered or contracted for or products sold to Sizzle. If Sizzle consummates a business combination, on the other hand, Sizzle and ultimately the combined company will be liable for all such claims.

•        Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of November 7, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $129,437 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); and (c) the SPAC Transaction Expenses, including, without limitation (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses (including indebtedness related to such Extension Expenses) and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount currently estimated to be $9.2 million based on each of Jett and CCM receiving capital stock in lieu of a cash fee as provided in the Jett Amended Letter and CCM Amended Letter.

•        Based on the difference in the purchase price of $0.004 that the Sponsor paid for each of the founders shares, as compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing of the Business Combination.

•        The Merger Agreement provides for the continued indemnification of Sizzle’s current directors and officers and the continuation of directors and officers liability insurance covering Sizzle’s current directors and officers.

•        The Sponsor and/or its officers and directors (or their affiliates or members) may make loans and/or capital contributions from time to time to Sizzle to fund certain capital requirements. The Sponsor agreed to loan Sizzle an aggregate of up to $150,000, of which $129,437 (including fees) was outstanding as of November 7, 2023 (as the note is currently without fixed terms). The Sponsor, its affiliates and Sizzle’s officers and directors have a Promissory Note and indebtedness outstanding from Sizzle relating to the Extension Expenses. Additionally, $600,000 was outstanding under Extension Notes as of the date of this proxy statement/prospectus. On February 6, 2023 and July 6, 2023, ASJC Global LLC — Series 11, a member of the Sponsor, contributed $400,000 and $200,000 respectively to the Sponsor for Extension Funds, in exchange for 300,000 and 150,000 of founders shares, respectively. Furthermore, on July 31, 2023, Sponsor raised $175,000, on August 30, 2023, Sponsor raised $60,000, on October 4, 2023 Sponsor raised $75,000, and on November 2, 2023, the Sponsor raised $120,000, in each case from Polar Subscriptions, in exchange in the aggregate for 430,000 founders shares held by Sponsor, and this aggregate amount, consisting of $430,000, was loaned as Extension Loans by Sponsor to Sizzle to pay into the Trust Account as Extension Funds. Additional loans or contributions may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

•        Carolyn Trabuco will be the Sizzle designee to the Pubco Board upon the effectiveness of the Business Combination. As a director, in the future, Ms. Trabuco may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

In addition to the interests of Sizzle’s directors and officers in the Business Combination, Sizzle stockholders should be aware that the certain other persons may have financial interests that are different from, or in addition to, the interests of Sizzle stockholders, including:

•        Cantor, as the Representative of Sizzle’s underwriters in the IPO, in the Underwriting Agreement Amendment has agreed to accept shares for purposes of the deferred underwriting commission in that agreement, in the amount of 900,000 shares. In addition, Cantor also purchased 47,250 representative shares from Sizzle for $10.00 per share in a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Together these shares had an aggregate market value of approximately $10,315,552 based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023 (assuming these privately placed shares to Cantor have the same price as publicly traded shares of Sizzle Common Stock). These shares will become worthless if Sizzle does not consummate a business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding representative share will be exchanged for one share of Pubco and Cantor will receive an issuance of Pubco Ordinary Shares described in the Underwriting Agreement Amendment.

•        EBC owns an aggregate of 75,600 EBC shares. Such EBC shares had an aggregate market value of approximately $823,284 based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023. The EBC shares will become worthless if Sizzle does not consummate a business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding EBC share will be exchanged for one share of Pubco.

•        On August 4, 2023, Sizzle entered into an amendment with CCM, as financial advisor for merger and acquisition financial advisory services in connection with a business combination, including the Business Combination (the “M&A Services”) to CCM’s existing engagement agreement for providing M&A Services. For its M&A Services, pursuant to such amendment, CCM has agreed to be paid entirely, other than customary expense reimbursement, in the form of 1,000,000 Pubco Ordinary Shares (after giving effect to the exchange of ordinary shares of the Company for such Pubco Ordinary Shares). Other than piggyback rights to registration and registration rights, CCM’s shares would have the same rights as other holders of shares of the Company in the Business Combination. In connection with the obligation of Critical Metals to pay for or reimburse specified transaction expenses of the Business Combination as provided in the First Amendment, dated January 4, 2023, it is anticipated that Pubco will fulfill such obligation in the First Amendment to compensate EUR for payment of such Sizzle Transaction Expenses and Company Transaction Expenses (in each case as defined in the Business Combination Agreement) by issuance of Pubco Ordinary Shares to EUR following the Closing of the Business Combination. If the Business Combination is not consummated, CCM will not be paid the CCM Transaction Fee.

•        On August 3, 2023, EUR entered into an amendment with Jett Capital, as financial advisor for strategic and merger and acquisition financial advisory services in connection with a business combination or other strategic transaction, including the Business Combination (the “Jett Strategic Advisory Services”) to Jett’s existing engagement agreement with EUR for providing Jett Strategic Advisory Services. For Jett Strategic Advisory Services, pursuant to such amendment, Jett has agreed to be paid, other than customary expense reimbursement, in the form of 2,865,374 Pubco Ordinary Shares (after giving effect to the exchange of ordinary shares of the Company for such Pubco Ordinary Shares). Other than Jett’s piggyback rights to registration and registration rights, such shares of Jett would have the same rights as other holders of shares of the Company in the Business Combination. In connection with the obligation of Pubco (Critical Metals) to pay for or reimburse specified transaction expenses of the Business Combination as provided in the First Amendment, dated January 4, 2023, it is anticipated that Pubco will fulfill such obligation in the First Amendment to compensate EUR for payment of such Sizzle Transaction Expenses and Company Transaction Expenses (in each case as defined in the Business Combination Agreement) by issuance of Pubco Ordinary Shares to EUR following the Closing of the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware and applicable law. Given the substantial target universe considered by Sizzle’s management team, Sizzle’s Board did not believe that the other fiduciary duties or contractual obligations of Benesser’s officers and directors materially affected Sizzle’s ability to source a potential business combination. Sizzle’s Board considered the factors supporting, and risks and uncertainties related to, a business combination with the Company as set forth above under “Summary of the Proxy Statement/Prospectus — Sizzle Board’s Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.

EUR Shareholder Approval

The approval of the Business Combination and related transactions by a vote of the shareholders of EUR is a condition to consummation of the Business Combination, according to the Merger Agreement. This vote requires the affirmative votes of the holders of a majority of the EUR ordinary shares. On January 20, 2023, EUR announced that at its Annual General Meeting of Shareholders that EUR had received its shareholders’ approval of the Business Combination.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, for a discussion of factors, including the risks to holders of Sizzle Common Stock who do not redeem in connection with the Special Meeting, you should consider carefully before making an investment decision.

Accounting Treatment for the Business Combination

The Business Combination is expected to be accounted for as a share-based payment transaction in accordance with IFRS 2. Management has evaluated all the indicators of control from IFRS 10 and IFRS 3. Although there is a higher level of judgement when it comes to the analysis of the conditions set forth in IFRS 3, we believe that the indicators of relative voting rights, composition of governing body, composition of senior management, terms of exchange, relative size, and other factors favored EUR as the accounting acquirer. Accordingly, for accounting purposes, management has determined that EUR is the accounting acquirer under IFRS 3 and the SPAC is considered to be the accounting acquiree for financial reporting purposes. Under this method of accounting, the ongoing financial statements of Pubco will reflect the net assets of the Company, the accounting predecessor at historical cost, with no additional goodwill recognized.

U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations in connection with the Business Combination, please see section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

Sizzle Appraisal Rights

Under the DGCL, there are no appraisal rights available to holders of shares of Sizzle Common Stock, Sizzle Units or Sizzle Warrants in connection with the Business Combination.

Pubco Appraisal Rights

Following the Business Combination, under the BVI Business Companies Act (As Revised) of the BVI (the “BVI Companies Act”), the Combined Company’s shareholders will have certain “dissenter rights”. The BVI Companies Act provides that any shareholder of a company is entitled to payment of the fair value of such shareholder’s shares upon dissenting from any of the following: (a) a merger (except in certain limited circumstances); (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 per cent, or more of the shares of the company pursuant to the terms of the BVI Companies Act; and (e) an arrangement, if permitted by the court.

Redemption Rights

In connection with the Business Combination, holders of Sizzle Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Sizzle Certificate of Incorporation. As of October 19, 2023, the pro rata portion of the funds available in the Trust Account for the public shares was approximately $11.03 per share (before taxes paid or payable). If a holder exercises its redemption rights, then such holder will be exchanging its shares of Sizzle Common Stock for cash and will no longer own shares of Sizzle Common Stock and will not participate as a future stockholder of Pubco. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of Sizzle Common Stock on or before            , 2023 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Sizzle Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of Sizzle Common Stock for cash, holders of Sizzle Common Stock can demand Sizzle to convert their public shares into cash and tender their shares to Sizzle’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Sizzle Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal) are approved at the Special Meeting. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the Net Tangible Assets Test (and the NTA Proposal is conditioned to be effective only upon the approval of the Business Combination Proposal). The Advisory Charter Amendments Proposals, the ESPP Proposal and the Adjournment Proposal in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Directors and Officers of Pubco following the Business Combination

Upon the Closing, Pubco’s board of directors will consist of five directors, including one director designated by Sizzle. The Company will have the right to appoint the remaining members of the five-member board of directors. The director appointed by Sizzle and two of the directors appointed by the Company are required to be independent directors under Nasdaq rules. Upon the Closing, Pubco’s board of directors will be divided into three classes and will have staggered three-year terms.

Pubco’s directors and executive officers upon consummation of the Business Combination, and their ages, as of the date of this proxy statement/prospectus, are expected to be as follows:

Name	Age	Position
Tony Sage	63	Executive Chairman and Director Nominee
Dietrich Wanke	61	Chief Executive Officer
Melissa Chapman	46	Chief Financial Officer
Carolyn Trabuco	54	Director Nominee
Malcolm Day	59	Director Nominee
Michael Hanson	54	Director
Mykhailo Zhernov	47	Director Nominee

Sizzle has designated Carolyn Trabuco to serve on the board of directors of Pubco. The Company has designated Tony Sage, Malcolm Day, Michael Hanson and Mykhailo Zhernov to serve on the board of directors of Pubco. For more information on the new directors and management of Pubco, see “Management of Pubco After the Business Combination.”

Quotation of Pubco Securities

It is anticipated that Pubco Ordinary Shares will be traded on Nasdaq under the symbol “CRML” and the Pubco Warrants will be traded on Nasdaq under the symbol “CRMLW” following the closing of the Business Combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following tables present selected historical financial data for the Company. The Company derived the selected statement of operations data for the fiscal years ended June 30, 2023 and 2022, and the balance sheet data as of June 30, 2023 and 2022, from its audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. All amounts are in U.S. dollars.

The Historical Financial Information contained herein was prepared in accordance with IFRS. Presentation of financial information in accordance with IFRS requires our management to make various estimates and assumptions which may impact the values shown in the Selected Historical Financial Information of the Company and the respective notes thereto. The actual values may differ from such assumptions and such differences may be material. You should read this information together with the Company’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus and the section titled “the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Historical results are not necessarily indicative of future expected results.

The following table highlights key measures of the Company’s financial condition and results of operations for the periods presented:

	For the Year Ended June 30, 2023	For the Year Ended June 30, 2022
	(Audited)	(Audited)
Income Statement Data:
Other Income	111,218	—
Consultants and professional services expenses	(374,618)	(179,262)
Administration expenses	(35,653)	(24,504)
Finance costs	(14,871)	(12,711)
Depreciation expense	(6,757)	(7,413)
Foreign exchange	(2,199)	(11,155)
Merger Expenses	(5,009,866)
Other expenses	(22,395)	(49,556)
Loss before income tax	(5,355,141)	(284,601)
Income tax expense	—	—
Loss after tax from continuing operations	(5,355,141)	(284,601)

Exchange differences on translation of foreign operations	1,358,781	(3,941,081)
Other comprehensive (loss) for the period, net of income tax	1,358,781	(3,941,081)
Total comprehensive (loss) for the year	(3,996,360)	(4,225,682)

Basic loss per share (cents per share)	(53,551)	(284,601)
Diluted loss per share (cents per share)	(53,551)	(284,601)
	June 30, 2023	June 30, 2022
Balance Sheet Data:
Cash and cash equivalents	137,451	136,097
Total assets	34,984,699	30,684,022
Total liabilities	3,211,104	304,564
Total stockholders’ equity	31,773,595	30,379,458

	For the Year Ended June 30, 2023	For the Year Ended June 30, 2022
Cash Flow Data:
Payments for exploration and evaluation	(2,993,578)	(6,019,463)
Net cash used in operating activities	(2,378,789)	(182,397)
Net cash used in investing activities	(2,993,578)	(6,034,367)
Net cash provided by financing activities	5,368,057	6,190,820

SELECTED HISTORICAL FINANCIAL INFORMATION OF SIZZLE

The following tables set forth selected historical financial information derived from Sizzle’s audited financial statements, as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, respectively, and Sizzle’s unaudited financial statements as of June 30, 2023, and for the six months ended June 30, 2023 and June 30, 2022, in each case included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with Sizzle’s financial statements and related notes and the sections entitled “Sizzle’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Income Statement Data:
Formation and operating costs	$1,139,300	$405,515	$1,991,933	$268,137
Franchise tax	45,400	223,873	230,618	85,711
Loss from operations	(1,184,700)	(629,388)	(2,222,551)	(353,848)

Other income
Interest income	1,357,094	305,064	2,414,031	8,357

Net Income (loss) before income tax provision	172,394	(324,324)	191,480	(345,491)
Income tax provisions	(275,456)	(3,410)	(445,313)	—
Net income (loss)	$(103,062)	$(327,734)	$(253,833)	$(345,491)

Basic and diluted weighted average shares outstanding, redeemable common stock	7,163,628	15,500,000	15,500,000	2,293,151
Basic and diluted loss per share	$(0.01)	$(0.02)	$(0.01)	$(0.05)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	6,270,600	6,270,600	6,270,600	4,195,998
Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.01)	$(0.05)
	June 30, 2023	December 31, 2022	December 31, 2021
	(Unaudited)	(Audited)	(Audited)
Balance Sheet Data:
Investment held in Trust Account	$47,479,282	$159,759,471	$158,108,357
Total assets	47,541,864	160,643,833	159,552,901
Total liabilities	12,408,596	9,901,175	8,556,411
Common stock subject to possible redemption	47,435,190	159,760,746	158,100,000
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 6,270,600 shares issued and outstanding (excluding 4,423,297 and 15,500,000 present shares subject to possible redemption as of June 30, 2023 and December 31, 2022 and 2021, respectively)	627	627	627
Total stockholders’ deficit	$(12,301,922)	$(9,018,088)	$(7,103,510)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pubco and Sizzle are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The following tables present, as of the dates and for the periods presented, unaudited pro forma condensed combined financial information of Pubco and its consolidated subsidiaries after giving effect to the consummation of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X (as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”) and is provided to aid you in your analysis of the financial aspects of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the audited historical balance sheet of the Company as of June 30, 2023 and the unaudited historical balance sheet data of Sizzle as of June 30, 2023, giving pro forma effect to the Business Combination as if it had occurred on June 30, 2023. The following unaudited pro forma condensed combined statement of operations for the year ended June 30, 2023 combines the historical statement of operations of the Company for the year ended June 30, 2023 and the historical statement of operations of Sizzle for the period from June 30, 2022 to June 30, 2023, giving pro forma effect to the Business Combination as if it had occurred on July 1, 2022. The historical financial information of the Company was derived from the audited financial statements of the Company as of and for the year ended June 30, 2023; and the historical financial information of Sizzle was derived from the audited financial statements of Sizzle as of December 31, 2022 and 2021, and the unaudited condensed financial statements for the periods ended June 30, 2023 and 2022, by subtracting from the results of the operations for twelve months ended December 31, 2022 the results of the operations for the six months ended June 30, 2022 and adding results of the operations ended June 30, 2023.

The historical financial statements of the Company have been prepared in accordance with IFRS and in its presentation currency of the U.S. dollar. The presentation currency of the Company has been determined to be U.S. dollars reflecting the current principal equity and financing structure. The results and financial position of the Company and any of its subsidiaries (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency in accordance with the accounting policy outlined in the audited financial statements of the Company. The historical financial statements of Sizzle have been prepared in accordance with U.S. GAAP and in its presentation currency of the U.S. dollar. Following the Business Combination, Pubco will qualify as a foreign private issuer and will prepare its financial statements in accordance with IFRS. Accordingly, the following unaudited pro forma condensed combined financial information has been prepared in accordance with IFRS, and no material accounting policy difference is identified in converting Sizzle’s historical financial statements to IFRS. See “Important Information about U.S. GAAP and IFRS.” The historical financial information of the Company included in the following unaudited pro forma condensed combined financial information has been presented in its presentation currency of the U.S. dollar.

Assumptions and estimates underlying the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to indicate the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not consider any potential impacts of changes in market conditions on revenues, expense efficiencies, asset dispositions, acquisitions, and share repurchases, among other factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. As a result, actual results may differ materially from the unaudited pro forma condensed combined financial information presented in this section.

The Business Combination is expected to be accounted for as a share-based payment transaction in accordance with IFRS 2. Management has evaluated all the indicators of control from IFRS 10 and IFRS 3. Although there is a higher level of judgement when it comes to the analysis of the conditions set forth in IFRS 3, we believe that the indicators of relative voting rights, composition of governing body, composition of senior management, terms of exchange, relative size, and other factors favored EUR as the accounting acquirer. Accordingly, for accounting purposes, management has determined that EUR is the accounting acquirer under IFRS 3 and the SPAC is considered to be the accounting acquiree for financial reporting purposes. Under this method of accounting, the ongoing financial statements of Pubco will reflect the net assets of the Company, the accounting predecessor at historical cost, with no additional goodwill recognized.

The Company has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•        European Lithium, the Company’s sole shareholder, will have the largest portion of relative voting rights in Pubco (regardless of the number of public stockholders that elect to have their public shares redeemed in connection with the Business Combination);

•        the initial Pubco Board is expected to consist of five directors at the closing of the Business Combination, with four directors nominated by European Lithium and one directors nominated by Sizzle;

•        the Company’s existing operations will represent all the ongoing operations of the post-combination company; and

•        the purpose and intent of the Business Combination is to create an operating public company, with management continuing to use the assets of the Company to grow the business.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by public stockholders of public shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing):

•        Assuming No Redemptions: Presents Sizzle’s current outstanding number of public shares as of the date of this proxy statement/prospectus, which are 3,086,053 public shares (consisting of 15,500,000 public shares originally sold as Sizzle Units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of public shares in connection with the Original Extension Meeting on February 1, 2023 at a redemption price of $10.32 per share, or approximately $114.3 million in total, and 1,337,244 public shares redeemed by holders of public shares in connection with the Extension Meeting on August 7, 2023, resulting thereafter in approximately $34,042,748 in the Trust Account as of October 19, 2023). This column assumes there are no redemptions by holders of Sizzle public shares in connection with the Special Meeting.

•        Assuming 50% Redemptions: Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus, reflecting a redemption of 50% of Sizzle’s public shares by holders of public shares in connection with the Special Meeting (equating to a redemption amount of approximately $17,021,374, assuming a redemption price of $11.03 per share).

•        Assuming Maximum Redemptions: Presents the number of Sizzle’s public shares, after giving effect redemptions as of the date of this proxy statement/prospectus and additional redemptions by holders of Sizzle public shares in connection with the Special Meeting, and reflecting a redemption of 100%, or 3,086,053 of Sizzle’s public shares (equating to a redemption amount of approximately $34,042,748, assuming a redemption price of $11.03 per share).

The unaudited pro forma condensed combined financial information includes the impact of the Equity Forward Agreement with Vellar. The presentation assumes that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing, but rather that Pubco issues the full 20 million ordinary shares issuable to Vellar under the Equity Forward Agreement at Closing in exchange for cash proceeds of $10 million. For a summary of the terms of the Equity Forward Agreement with Vellar, please see “The Business Combination Proposal — Related Agreements — Financing Arrangements — Vellar Agreement.”

In each scenario described above, the Business Combination may still be consummated if (i) EUR waives the Minimum Cash Condition, or (ii) the post-redemption funds in the Trust Account together with proceeds from any subscription or investment agreements with respect to securities of Pubco entered into prior to Closing, equal or exceed $40 million, before payment of transaction expenses. In addition, in the maximum redemption scenarios, Pubco will have less than $5,000,001 of net tangible assets remaining following the closing, which would have the effect of prohibiting the consummation of the business combination. However, if the NTA Proposal is approved and adopted as described in this proxy statement/prospectus, Sizzle’s charter will be amended prior to closing to remove the limitation on consummating the business combination in situations where Sizzle’s net tangible assets would be below $5,000,001. Please read “The NTA Proposal (Proposal 1)” in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information presented under each redemptions scenario in the tables below is only presented for illustrative purposes. Sizzle cannot predict how many public stockholders will exercise their right to have their public shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts assumed in the preparation of the following unaudited pro forma condensed combined financial information. As a result, actual results may also differ from the unaudited pro forma condensed combined financial information presented in this section if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to Sizzle and the Business Combination — The ability of Sizzle’s public shareholders to exercise redemption rights with respect to a large number of Sizzle’s outstanding public shares could increase the possibility that the Business Combination would limit Pubco’s working capital, liquidity and public float following the Business Combination.”

The following table illustrates varying ownership levels of the issued and outstanding capital stock of Pubco, assuming varying levels of redemptions by Sizzle’s public stockholders:

	No Redemptions(1)		50% Redemption(2)		Maximum Redemption(3)
Sizzle public stockholders(4)	3,086,053	3.0%	1,543,029	1.5%	—	0.0%
Sizzle Sponsor, Initial Stockholders and directors and officers(5)	4,098,500	4.0%	4,098,500	4.1%	4,098,500	4.1%
Reallocation of Sponsor Shares(6)	2,049,250	2.0%	2,049,250	2.0%	2,049,250	2.1%
Cantor and EBC(7)	1,022,850	1.0%	1,022,850	1.0%	1,022,850	1.0%
Vellar(8)	20,000,000	19.6%	20,000,000	19.9%	20,000,000	20.2%
Jett Capital(9)	2,865,374	2.8%	2,865,374	2.9%	2,865,374	2.9%
CCM(10)	1,000,000	1.0%	1,000,000	1.0%	1,000,000	1.0%
EUR(11)	67,989,216	66.6%	67,989,216	67.6%	67,989,216	68.7%
Pro Forma Combined Company Common Stock	102,111,243	100%	100,568,216	100.0%	99,025,190	100%

____________

(1)      Presents Sizzle’s current outstanding number of public shares as of the date of this proxy statement/prospectus, which are 3,086,053 public shares after giving effect redemptions of public shares described in the Extension Amendments. This column assumes there are no redemptions by holders of Sizzle public shares in connection with the Special Meeting.

(2)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus, reflecting a redemption of 50% of Sizzle’s public shares by holders of public shares in connection with the Special Meeting (equating to a redemption amount of approximately $17,021,374, assuming a redemption price of $11.03 per share).

(3)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus and additional redemptions by holders of Sizzle public shares in connection with the Special Meeting, and reflecting a redemption of 100%, or 3,086,053, of Sizzle’s public shares (equating to a redemption amount of approximately $34,042,748, assuming a redemption price of $11.03 per share). The maximum redemption scenario assumes the approval of the NTA Proposal.

(4)      Underlying Sizzle public shares are redeemable with the Business Combination and Sizzle public stockholders may exercise their right to have their shares redeemed for cash.

(5)      Shares currently held by the Sponsor plus the Sizzle Initial Stockholders, which includes Sizzle directors and officers, include 722,750 private placement shares held by the Sizzle Initial Stockholders and 5,425,000 founders shares held by the Sponsor. All 5,425,000 founders shares as of the date of this proxy statement/prospectus are held by Sponsor and may be voted by Sponsor, or its permitted transferees, at the Special Meeting (unless otherwise agreed by Sponsor); however, following the Special Meeting, Sponsor will transfer or surrender up to 2,049,250 of such shares as of and effective at the Closing, as provided in the Sponsor Support Agreement, as amended (see Note 6).

(6)      Reflects the 2,049,250 shares of Sizzle Common Stock to be surrendered or transferred by the Sponsor pursuant to the Sponsor Support Agreement. These shares may be voted by Sponsor in connection with the Special Meeting and the Business Combination Proposal, as reflected elsewhere in this proxy statement/prospectus, unless otherwise agreed by Sponsor. However, as of the date of the Closing of Business Combination, which is subsequent to the date of the Special Meeting, these shares may transferred by Sponsor or Sizzle as provided in the Sponsor Support Agreement, as amended. Please see “The Business Combination Proposal — Sponsor Support Agreement.”

(7)      Shares as of the Closing held by Cantor (947,250 shares, consisting of the 900,000 shares as compensation to Cantor in connection with the deferred underwriting fee and 47,250 representative shares which Cantor purchased in a private placement in connection with the Sizzle IPO) and EBC (consisting of the EBC Shares).

(8)      Reflects shares issuable to Vellar at Closing pursuant to the Equity Forward Arrangement and assumes that Vellar does not purchase any shares of Sizzle Common Stock in the open market prior to the Closing. For additional information on the Equity Forward Arrangement, see “The Business Combination Proposal — Related Agreements — Financing Arrangements — Vellar Agreement.”

(9)      Reflects Pubco Ordinary Shares issuable to Jett Capital upon Closing pursuant to the Jett Amended Letter.

(10)    Reflects Pubco Ordinary Shares issuable to CCM upon Closing pursuant to the CCM Amended Letter.

(11)    The issuance of 67,989,216 Pubco Ordinary Shares to EUR pursuant to the Merger Agreement in the No Redemption, 50% Redemption and Maximum Redemption scenarios. This amount has been calculated based on the stated value of $750,000,000 for the Acquired Business (as defined in the Merger Agreement) divided by the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the Closing as provided in the Merger Agreement. Such amount does not reflect the Earnout Shares that EUR may be issued pursuant to the Merger Agreement. If the full amount of the Earnout Shares were to be issued (which for this purpose is assumed to be 6,798,922 Pubco Ordinary Shares, amounting to 10% of the Pubco Ordinary Shares issued at Closing, which is the full amount of the Earnout), and after giving effect to the reallocation of Sponsor Shares, in the (a) No Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 6.6% of the outstanding Pubco Ordinary Shares (of which approximately 3.8% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.4% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.5% of the outstanding Pubco Ordinary Shares (consisting of approximately 0.9% owned by CCM and 2.6% owned by Jett) and EUR will own approximately 68.7% of the outstanding Pubco Ordinary Shares, (b) 50% Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 5.3% of the outstanding Pubco Ordinary Shares (of which approximately 3.8% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.6% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.6% of the outstanding Pubco Ordinary Shares (consisting of approximately 0.9% owned by CCM and 2.7% owned by Jett) and EUR will own approximately 69.7% of the outstanding Pubco Ordinary Shares, and (c) Maximum Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 3.9% of the outstanding Pubco Ordinary Shares (with all of such shares being owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.9% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.6% of the outstanding Pubco Ordinary Shares (consisting of approximately 0.9% owned by CCM and 2.7% owned by Jett) and EUR will own approximately 70.7% of the outstanding Pubco Ordinary Shares.

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares relating to any additional private placement shares that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans, if any, made to Sizzle, (iii) any issuance of shares underlying the Sizzle Warrants (which after the Business Combination, will be exchanged for the Pubco Warrants), (iv) the Earnout Shares, or (v) any adjustments to the Merger Consideration payable to EUR pursuant to terms set forth in the Merger Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding the various redemption scenarios and the assumptions used in each.

Share ownership and the related voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Sizzle cannot predict how many Sizzle public stockholders will exercise their right to have their shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Sizzle stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

In addition, the following table illustrates varying ownership levels of holders of Sizzle Warrants in Pubco Ordinary Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, on a fully diluted basis, showing full exercise of Sizzle Warrants (which upon the occurrence of the Business Combination are exchanged for Pubco Warrants). The assumptions discussed above continue to apply other than that exercise of Sizzle Warrants. The table below does not adjust present adjustment for all of the holders described above, on a percentage basis, but only presents the percentages for holders of Sizzle Warrants assuming they exercised their warrants immediately after the closing of the Business Combination (although the terms of the Sizzle Warrant only allow exercise beginning 30 days after the Closing and only at an exercise price of $11.50 per share). The Sizzle Warrants are not subject to redemption, and accordingly will remain outstanding under any referenced redemption scenario, although given the exercise price of $11.50 per share they are unlikely to be exercised unless Pubco Ordinary Shares trade above such exercise price:

Additional Dilution Sources(1)	Assuming No Redemptions(2)	% of Total	Assuming 50% Redemption(3)	% of Total	Assuming Maximum Redemption(4)	% of Total
Shares underlying Sizzle Warrants(5)	7,750,000	7.59%	7,750,000	7.71%	7,750,000	7.83%

____________

(1)      All share numbers and percentages for the “Additional Dilution Sources” are presented without the potential reduction of any amounts paid by the holders of the given “Additional Dilution Sources” and therefore may overstate the presentation of dilution. Calculation does not give effect to the exercise price of $11.50 paid upon exercise of the Sizzle Warrants.

(2)      Amount shown represents 11,076,703 shares of Sizzle Common Stock that were tendered for redemption in connection with the special meeting of shareholders held on February 1, 2023 at an assumed redemption price of $10.32 per share.

(3)      Assumes that 50% of Sizzle’s remaining outstanding public shares are redeemed in connection with the Business Combination.

(4)      Assumes that 100% of Sizzle’s outstanding public shares are redeemed in connection with the Business Combination.

(5)      Assumes exercise of all Sizzle Warrants exercisable to purchase 7,750,000 shares of Sizzle Common Stock. Assumes exchange of all Sizzle Warrants for Pubco Warrants in connection with the Business Combination.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares.

UNAUDITED PRO FORMA COMBINED
BALANCE SHEET
As of JUNE 30, 2023

	The Company	European Lithium	Sizzle Acquisition Corp.				No Redemption Scenario			50% Redemption			Maximum Redemptions (100% Redemptions)
	Historical (audited)	Historical (audited)	Historical (US GAAP)	Pro Forma (Adjustment to convert to IFRS)	As Adjusted		Transaction Accounting Adjustments		Proforma Combined	Transaction Accounting Adjustments		Proforma Combined	Transaction Accounting Adjustments		Proforma Combined
	USD	USD	USD	USD	USD		USD		USD	USD		USD	USD		USD
Current Assets
Cash and cash equivalents	0	137,451	23,415	0	23,415		34,505,214	2(b)	34,666,080	17,483,840	2(b)	17,644,706	462,466	2(b)	623,332
Other current assets	3,033	94,149	39,167	0	39,167		1,875,000	2(j)	2,011,349	1,875,000	2(j)	2,011,349	1,875,000	2(j)	2,011,349
							22,528,112	2(k)	22,528,112	22,528,112	2(k)	22,528,112	22,528,112	2(k)	22,528,112
	3,033	231,600	62,582	0	62,582		58,908,326		59,205,541	41,886,952		42,184,167	24,865,578		25,162,793
Non-current assets
Cash and marketable securities held in Trust account	0	0	47,479,282	0	47,479,282		(47,479,282)	2(a)	0	(47,479,282)	2(a)	0	(47,479,282)	2(a)	0
Restricted cash and other deposits	0	21,170	0	0	0		0		21,170	0		21,170	0		21,170
Property and plant and equipment	0	7,555	0	0	0		0		7,555	0		7,555	0		7,555
Investment in associates	0	0	0	0	0		427,062	2(i)	427,062	427,062	2(i)	427,062	427,062	2(i)	427,062
Deferred exploration and evaluation expenditure	0	34,724,374	0	0	0		0		34,724,374	0		34,724,374	0		34,724,374
	0	34,753,099	47,479,282	0	47,479,282		(47,052,220)		35,180,161	(47,052,220)		35,180,161	(47,052,220)		35,180,161
Total assets	3,033	34,984,699	47,541,864	0	47,541,864		11,856,106		94,385,702	(5,165,269)		77,364,327	(22,186,643)		60,342,953

Current liabilities
Provisions	0	7,458	0	0	0		0		7,458	0		7,458	0		7,458
Accrued offering costs and expenses	63,501	3,203,646	1,864,763	0	1,864,763		(4,825,442)	2(c)	306,468	(4,825,442)	2(c)	306,468	(4,825,442)	2(c)	306,468
Franchise tax payable	0	0	0	0	0		0		0	0		0	0		0
Excise tax payable	0	0	1,143,627	0	1,143,627		0		1,143,627	0		1,143,627	0		1,143,627
Deferred tax liability	0	0	0	0	0		0		0	0		0	0		0
Income tax payable	0	0	720,769	0	720,769		(720,769)	2(c)	0	(720,769)	2(c)	0	(720,769)	2(c)	0
Promissory Note – related party	34,603	0	529,437	0	529,437		0		564,040	0		564,040	0		564,040
	0	0	0	0	0		430,000	2(m)	430,000	430,000	2(m)	430,000	430,000	2(m)	430,000
	98,104	3,211,104	4,258,596	0	4,258,596		(5,116,211)		2,451,593	(5,116,211)		2,451,593	(5,116,211)		2,451,593
Non-current liabilities
Deferred underwriters fee	0	0	8,150,000	0	8,150,000		(8,150,000)	2(c)	0	(8,150,000)	2(c)	0	(8,150,000)	2(c)	0
Trade and other payables	0	0	0	0	0		1,875,000	2(j)	1,875,000	1,875,000	2(j)	1,875,000	1,875,000	2(j)	1,875,000
Warrant liability	0	0	0	1,162,500	1,162,500	2(g)	0		1,162,500	0		1,162,500	0		1,162,500
Loans and Borrowings	0	0	0	47,479,282	47,479,282	2(h)	(47,479,282)	2(a)	0	(47,479,282)	2(a)	0	(47,479,282)	2(a)	0
	0	0	8,150,000	48,641,782	56,791,782		(53,754,282)		3,037,500	(53,754,282)		3,037,500	(53,754,282)		3,037,500
Total liabilities	98,104	3,211,104	12,408,596	48,641,782	61,050,378		(58,870,493)		5,489,093	(58,870,493)		5,489,093	(58,870,493)		5,489,093

Common stock subject to possible redemption	0	0	47,435,190	(47,435,190)	0	2(h)	0		0	0		0	0		0
Net Assets	(95,071)	31,773,595	(12,301,922)	(1,206,592)	(13,508,514)		70,726,599		88,896,609	53,705,225		71,875,235	36,683,851		54,853,861

UNAUDITED PRO FORMA COMBINED
BALANCE SHEET — (Continued)
As of JUNE 30, 2023

	The Company	European Lithium	Sizzle Acquisition Corp.				No Redemption Scenario			50% Redemption			Maximum Redemptions (100% Redemptions)
	Historical (audited)	Historical (audited)	Historical (US GAAP)	Pro Forma (Adjustment to convert to IFRS)	As Adjusted		Transaction Accounting Adjustments		Proforma Combined	Transaction Accounting Adjustments		Proforma Combined	Transaction Accounting Adjustments		Proforma Combined
	USD	USD	USD	USD	USD		USD		USD	USD		USD	USD		USD
Equity
European Lithium AT (Investments) Limited
Share capital	0	39,414	0	0	0		(39,414)	2(f)	0	(39,414)	2(f)	0	(39,414)	2(f)	0
Reserves	0	40,878,338	0	0	0		(40,878,338)	2(f)	0	(40,878,338)	2(f)	0	(40,878,338)	2(f)	0
Retained earnings	(95,071)	(9,144,157)	0	0	0		9,144,157	2(f)	(95,071)	9,144,157	2(f)	(95,071)	9,144,157	2(f)	(95,071)
Sizzle Acquisition Corp.
Class B share capital	0	0	627	0	627		(627)	2(f)	0	(627)	2(f)	0	(627)	2(f)	0
Additional paid up capital	0	0	0	(44,092)	(44,092)		44,092		0	44,092		0	44,092		0
Retained earnings	0	0	(12,302,549)	(1,162,500)	(13,465,049)	2(g)	13,465,049	2(f)	0	13,465,049	2(f)	0	13,465,049	2(f)	0
Pubco
Ordinary share capital	0	0	0	0	0		514	2(e)	747,281,437	359	2(e)	747,281,283	205	2(e)	747,281,128
	0	0	0	0	0		750,000,000	2(f)		750,000,000	2(f)		750,000,000	2(f)
							422	2(f)		422	2(f)		422	2(f)
							(25,248,193)	2(c)		(25,248,193)	2(c)		(25,248,193)	2(c)
							91	2(l)		91	2(l)		91	2(l)
							402	2(c)		402	2(c)		402	2(c)
							90	2(c)		90	2(c)		90	2(c)
							22,528,112	2(k)		22,528,112	2(k)		22,528,112	2(k)
Share premium reserve	0	0	0	0	0		39,414	2(f)	(610,434,646)	39,414	2(f)	(627,455,866)	39,414	2(f)	(644,477,086)
							40,878,338	2(f)		40,878,338	2(f)		40,878,338	2(f)
							(44,092)	2(f)		(44,092)	2(f)		(44,092)	2(f)
							34,042,235	2(e)		17,021,015	2(e)		(205)	2(e)
							(750,000,000)	2(f)		(750,000,000)	2(f)		(750,000,000)	2(f)
							46,566,597	2(f)		46,566,597	2(f)		46,566,597	2(f)
							(46,566,393)	2(f)		(46,566,393)	2(f)		(46,566,393)	2(f)
							9,999,909	2(l)		9,999,909	2(l)		9,999,909	2(l)
							44,294,238	2(c)		44,294,238	2(c)		44,294,238	2(c)
							9,928,045	2(c)		9,928,045	2(c)		9,928,045	2(c)
							427,062	2(i)		427,062	2(i)		427,062	2(i)
Accummulated deficit	0	0	0	0	0		(13,465,049)	2(f)	(47,855,111)	(13,465,049)	2(f)	(47,855,111)	(13,465,049)	2(f)	(47,855,111)
							(1,778,135)	2(c)		(1,778,135)	2(c)		(1,778,135)	2(c)
							(23,467,770)	2(c)		(23,467,770)	2(c)		(23,467,770)	2(c)
	0	0	0	0	0		(9,144,157)	2(f)		(9,144,157)	2(f)	0	(9,144,157)	2(f)	0
Total equity	(95,071)	31,773,595	(12,301,922)	(1,206,592)	(13,508,514)		70,726,599		88,896,609	53,705,225		71,875,235	36,683,851		54,853,861

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2023

	The Company	European Lithium	Sizzle Acquisition Corp.				No Redemption Scenario			50% Redemption			Maximum Redemptions (100% Redemptions)
	Historical (audited)	Historical (audited)	Historical (US GAAP)	Pro Forma (Adjustment to convert to IFRS)	As Adjusted		Transaction Accounting Adjustments		Proforma Combined	Transaction Accounting Adjustments		Proforma Combined	Transaction Accounting Adjustments		Proforma Combined
	USD	USD	USD	USD	USD		USD		USD	USD		USD	USD		USD
Continuing Operations
Interest and other income	0	111,218	3,466,060	0	3,466,060		0		3,577,278	0		3,577,278	0		3,577,278
Consultants and professional services expenses	0	(374,618)	0	0	0		0		(374,618)	0		(374,618)	0		(374,618)
Administration expenses	0	(35,653)	0	0	0		0		(35,653)	0		(35,653)	0		(35,653)
Finance costs	0	(14,871)	0	0	0		0		(14,871)	0		(14,871)	0		(14,871)
Depreciation expense	0	(6,757)	0	0	0		0		(6,757)	0		(6,757)	0		(6,757)
Depreciation expense – leased asset	0	0	0	0	0		0		0	0		0	0		0
Foreign exchange	0	(2,199)	0	0	0		0		(2,199)	0		(2,199)	0		(2,199)
Merger expenses	(95,071)	(5,009,866)
Other expenses	0	(22,395)	0	0	0		0		(22,395)	0		(22,395)	0		(22,395)
Formation and operating cost	0	0	(2,777,863)	0	(2,777,863)		0		(2,777,863)	0		(2,777,863)	0		(2,777,863)
Change in the fair value of warrants	0	0	0	4,454,767	4,454,767	2(g)	0		4,454,767	0		4,454,767	0		4,454,767
Fair value gain/(loss) on conversion of debt	0	0	0	0	0		1,778,135	2(c)	1,778,135	1,778,135	2(c)	1,778,135	1,778,135	2(c)	1,778,135
	0	0	0	0	0		23,467,770	2(c)	23,467,770	23,467,770	2(c)	23,467,770	23,467,770	2(c)	23,467,770
Franchise tax	0	0	0	0	0		0		0	0		0	0		0
Loss before income tax	(95,071)	(5,355,141)	688,198	4,454,767	5,142,964		25,245,905		30,043,594	25,245,905		30,043,594	25,245,905		30,043,594
Income tax expense	0	0	(717,359)	0	(717,359)		0		(717,359)	0		(717,359)	0		(717,359)
Loss after tax from continuing operations	(95,071)	(5,355,141)	(29,161)	4,454,767	4,425,605		25,245,905		29,326,235	25,245,905		29,326,235	25,245,905		29,326,235

Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	0	1,358,781	0	0	0		0		1,358,781	0		1,358,781	0		1,358,781
Other comprehensive (loss) for the period, net of income tax	0	1,358,781	0	0	0		0		1,358,781	0		1,358,781	0		1,358,781
Total comprehensive (loss) for the year	(95,071)	(3,996,360)	(29,161)	4,454,767	4,425,605		25,245,905		30,685,016	25,245,905		30,685,016	25,245,905		30,685,016

Weighted average number of ordinary shares outstanding – Basic	100	100	13,595,900		13,595,900				102,111,243	1,543,027		100,568,216	1,543,027		99,025,190
Net profit per share – Basic	(950.71)	(53,551.41)	(0.00)		0.33				0.24			0.24			0.24
Weighted average number of ordinary shares outstanding – Diluted	100	100	13,595,900		13,595,900				109,861,243	1,543,027		108,318,216	1,543,027		106,775,190
Net profit per share – Diluted	(950.71)	(53,551.41)	(0.00)		0.33				0.22			0.22			0.23

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a common control business combination whereby Pubco will be the successor to the Company, which is the accounting predecessor. The common control business combination will be immediately followed by Pubco acquiring Sizzle, which will be effectuated by Merger Sub merging with and into Sizzle, with Sizzle being the surviving entity. As Sizzle will not be recognized as a business under IFRS given it consists primarily of cash in Sizzle’s operating account and in the Trust Account, Pubco’s acquisition of Sizzle will be treated as an asset acquisition. Under this method of accounting, the ongoing financial statements of Pubco will reflect the net assets of the Company and Sizzle at historical cost, with no additional goodwill recognized. Operations prior to the Business Combination will be those of the Company.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 assumes that the Business Combination occurred on June 30, 2023. The period is presented on the basis of the Company as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•        Sizzle’s unaudited balance sheet as of June 30, 2023 and the related notes; and

•        the Company’s audited consolidated balance sheet as of June 30, 2023 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•        Sizzle’s unaudited condensed statement of operations for the six months ended June 30, 2023 and 2022, and the related notes and the audited financial statements of Sizzle for the fiscal years ended December 31, 2022 and 2021 and the related notes, included elsewhere in this proxy statement/prospectus and,

•        the Company’s audited consolidated statement of operations for the year ended June 30, 2023 and the related notes, included elsewhere in this proxy statement/prospectus.

•        Sizzle’s results of the operations for the twelve months ended June 30, 2022 were derived from the statement of operations for the twelve months ended December 31, 2021, less results of the operations for the six months ended June 30, 2021, plus results of the operations for the six months ended June 30, 2021.

This information should also be read together with “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Sizzle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Sizzle management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

There is no historical activity with respect to Pubco and Merger Sub, and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma condensed combined financial information does not include the effect of exercising the 7,750,000 Sizzle Warrants which will be assumed by Pubco and will be exercisable for one Pubco Ordinary Share in accordance with the terms of the Assignment and Assumption of Warrant Agreement, because the exercise of such warrants is subject to certain terms and conditions as set forth in the Assignment and Assumption of Warrant Agreement. Issuance of such Pubco Ordinary Shares would have a further dilutive effect on existing holders of Pubco Ordinary Shares as described in further detail in “Proposal No. 1 — The Business Combination Proposal — Total Shares to be Issued in the Business Combination.”

The unaudited pro forma condensed combined financial information does not include the effect of the issuance of any portion of the Earnout Consideration equal to a number of Pubco Ordinary Shares equal to 10% of the Closing Share Consideration (representing approximately 6,798,922 Pubco Ordinary Shares valued at $11.03), because the issuance of such Earnout Consideration is subject to certain terms and conditions as set forth in the Merger Agreement. Issuance of such Earnout Consideration would have a further dilutive effect on existing holders of Pubco Ordinary Shares as described in further detail in “Proposal No. 1 — The Business Combination Proposal — Total Shares to be Issued in the Business Combination.”

The unaudited pro forma condensed combined financial information does not include any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Sizzle believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Sizzle believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of each of Sizzle and the Company.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

General

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X (as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”). Release No. 33-10786 replaces the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Pubco has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Pubco filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted net loss per Pubco Ordinary Share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Pubco Ordinary Shares outstanding, assuming the Business Combination occurred on July 1, 2021.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

2(a)   Reflects the reclassification adjustment to the Sizzle pro forma balance sheet of cash and marketable securities held in trust account in the amount of $47,479,282 that became available to fund the Proposed Transactions (see Note 2(b)(i)).

2(b)  The table below represents the source and uses of funds as it relates to the Business Combination:

Description	Note	No Redemption	50% Redemption	Maximum Redemptions (100% Redemptions)
Existing Cash
Cash balance of European Lithium prior the Proposed Transaction		137,451	137,451	137,451
Cash balance of Sizzle prior the Proposed Transaction		23,415	23,415	23,415
		160,866	160,866	160,866

Sizzle proforma adjustments
Cash and marketable securities held in Trust account	(i)	47,479,282	47,479,282	47,479,282
Cash and marketable securities held in Trust account – Adjustment to tie back to current cash balance	(ii)	(13,436,534)	(13,436,534)	(13,436,534)
Payment to redeeming Sizzle public stockholders	(iii)	0	(17,021,374)	(34,042,748)
Sub-total		34,042,748	17,021,374	0
Income tax payable	(iv)	(720,769)	(720,769)	(720,769)
Payment of deferred underwriting fee	(v)	(8,150,000)	(8,150,000)	(8,150,000)
Value of shares issued as settlement of deferred underwriting fee	(v)	8,150,000	8,150,000	8,150,000
Sub-total		(720,769)	(720,769)	(720,769)
Total Sizzle pro forma adjustments		33,321,979	16,300,605	(720,769)

Proposed Transaction accounting adjustments
Total Proposed costs of the transaction pro forma accounting adjustments – Not yet paid or accrued	(vi)	(25,248,193)	(25,248,193)	(25,248,193)
Total Proposed costs of the transaction pro forma accounting adjustments – Accrued	(vi)	(4,825,442)	(4,825,442)	(4,825,442)
Cash received under Equity Forward Transaction	(vii)	10,000,000	10,000,000	10,000,000
Receipt of funds from Polar Subscriptions	(viii)	430,000	430,000	430,000
Value of Shares issued as compensation of financial advisory services	(ix)	20,826,870	20,826,870	20,826,870
		1,183,235	1,183,235	1,183,235
Proforma cash balance		34,666,080	17,644,706	623,332

i.       Represents the amount of the restricted investments and cash held in the Trust Account upon consummation of the Proposed Transaction (see Note 2(a)).

ii.      Represents Sizzle cash balance at June 30, 2023 (see Note 2(a)) of $47,479,282 less redemptions since June 20, 2023 in connection with the special meeting of shareholders held on August 8, 2023 (1,337,244 shares based on a redemption price of $10.858 per share) plus amount drawn down under the Polar facility $180,000 plus accrued interest of $903,687 to total trust account of approximately $34,042,748 on October 19, 2023.

iii.     In the case of the No Redemptions Scenario, represents solely the amount previously paid to public stockholders who exercised redemption rights at the Special Meeting. In the case of the 50% Redemption Scenario, represents such amount as would be payable to public stockholders who are assumed to exercise redemptions rights at the Special Meeting (which assumptions is 50% of the number of shares of Sizzle common stock outstanding as of the date of this proxy statement/prospectus, or 1,543,027 shares of Sizzle common stock). In the case of the Maximum Redemption Scenario, represents the amount as would be payable to public stockholders who are assumed to exercise redemption rights at the Special Meeting (which assumption is 100% of the number of shares of Sizzle common stock outstanding as of the date of this proxy statement/prospectus, or 3,086,053 shares of Sizzle common stock) (see Note 2(e)). The maximum redemption scenario assumes the approval of the NTA Proposal, and as a result there would not be an associated net tangible assets test limitation on redemptions.

iv.      Represents the payment of taxes which are payable by the Company ahead of the distribution of funds to investors.

v.       Represents the cash payment of deferred underwriting fees incurred as part of the initial public offering committed to be paid upon the consummation of a Business Combination (see Note 2(c)(i)). Cantor has agreed in writing to reduce its deferred underwriting fee through the issuance of 900,000 shares of Sizzle common stock in lieu of a cash fee. The difference in the fee payable and fair value of the shares of Sizzle common stock to be issued has resulted in a loss in the extinguishment of liabilities of $1,778,135 which is included in the unaudited pro forma condensed combined statement of operations.

vi.      Represents estimated transaction costs (see Note 2(c)(ii)).

vii.    Represents the cash to be received from Vellar under the Equity Forward Transaction in exchange for issuance of ordinary shares of Pubco at Closing (see Note 2(l)).

viii.   Represents the amount of funds received pursuant to Polar Subscriptions. For more information, see “Summary of Proxy Statement/Prospectus — The Business Combination and Merger Agreement — Polar Financing” (see Note 2(m)).

ix.     Represents the amount of estimated transaction costs settled via issuance of equity (see Note 2(c)(iii)).

2(c)   Represents transaction costs incurred as part of the Business Combination:

i.       Payment of the deferred underwriters’ fees incurred in connection with Sizzle’s initial public offering is reflected as an adjustment to Sizzle’s unaudited pro forma combined balance sheet.

ii.      The total estimated incremental transaction costs related to the Proposed Transactions are $30,073,635, of which $4,825,442 has been accrued in the audited historical financial statements at 30 June 2023. The total estimated incremental transaction costs are reflected as an adjustment to the unaudited pro forma combined balance sheet as a reduction of cash and cash equivalents with a corresponding decrease in cost of equity (see Note 2(b)(vi)). These transaction costs are not expected to have a recurring impact.

iii.     Reflects a reduction of total estimated incremental transaction costs related to the Proposed Transactions as follows: (1) a reduction of fees payable to Jett Capital by $14,326,870, as per Jett Capital’s agreement set forth in the Jett Amended Letter to accept ordinary shares in lieu of such cash fee, (2) a reduction of fees payable to CCM by $5,000,000, as per CCM’s agreement set forth in the CCM Amended Letter to accept ordinary shares in lieu of such cash fee, and (3) a reduction of fees payable to BTIG, LLC by $1,500,000 to accept ordinary shares in lieu of such cash fee. The difference in the fees payable and the fair value of such ordinary shares has resulted in a loss in the extinguishment of liabilities of $23,467,770 which is included in the unaudited pro forma condensed combined statement of operations.

2(d)  Represents capital contributions from European Lithium Ltd, the Company’s parent entity. The issue of shares in the Company pursuant to funding received remained outstanding at 31 December 2022. The balance of this account has been reclassified from unissued capital reserves as part of the Proposed Transaction (see Note 2(f)(i)).

2(e)   The unaudited pro forma combined balance sheet reflects the reclassification of Sizzle Common Stock subject to possible redemption with the Proposed Transactions of:

i.       Assuming No Redemptions: Adjustment from non-current liabilities to $514 Sizzle Common Stock share capital and $34,042,748 additional paid in capital and increase to share premium reserve of $34,042,235.

ii.      Assuming 50% Redemptions: Adjustment from non-current liabilities to $359 Sizzle Common Stock share capital and $17,021,374 additional paid in capital and increase to share premium reserve of $17,021,015.

iii.     Assuming Maximum Redemptions: Adjustment from non-current liabilities to $205 Sizzle Common Stock share capital and a decrease to share premium reserve of $205.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 are as follows:

2(f)   To reflect the recapitalization of European Lithium through adjustments to the unaudited pro forma combined financial statements as follows:

i.       The contribution of all the aggregate share capital, reserves and accumulated deficit in European Lithium to Pubco of $39,414, $40,878,338 and $9,144,157, respectively.

ii.      The issuance of 67,989,216 Pubco ordinary shares to European Lithium shareholders is recorded as an increase to Pubco ordinary share capital of $750,000,000.

iii.     The elimination of the historical Sizzle Common Stock share capital of founders shares of $627, additional paid up capital $44,092 and accumulated deficit of $13,465,049.

iv.      Reflects the net adjustment in respect of Sizzle Common Stock of founders shares in relation to the reorganization between Sizzle and Pubco and the Business Combination. Upon completion of the reorganization between Sizzle and Pubco, a total of 2,049,250 Sizzle Common Stock in founders shares will be forfeited with the balance of Sizzle Common Stock in founders shares being surrendered in exchange for the same number of Pubco ordinary shares. The unaudited pro forma combined balance sheet reflects the increase to Pubco ordinary share capital of $422, and increase in Pubco share premium reserve of $44,294,238.

2(g)  The fair value of the 7,750,000 public warrants issued in connection with Sizzle’s initial public offering were initially measured at fair value totaling $5,617,267 using Monte Carlo simulation model. The fair value of the 7,750,000 public warrants as of June 30, 2023 was $1,162,500 based on the listed market price of such warrants at this date. For the period ended June 30, 2023 the cumulative change in fair value of these warrants from the date of the IPO to June 30, 2023 of $4,454,767 is included herewith in the Unaudited Pro Forma Condensed Combined Statement of Operations.

2(h)  Reflect the reclassification of 15,500,000 shares subject to possible redemption to Pubco ordinary shares.

2(i)   On 2 May 2023 Pubco entered into a Deed of Trust with EV Resources Limited (“EVR”) for the transfer of the 20% interest in EV Resources GmbH which holds the interest in the Weinebene Lithium Project (the “Weinebene Project) and the Eastern Alps Lithium Project (the “Eastern Alps Project”) upon consummation of the Business Combination. Under the terms of the deed of trust, nil consideration is to be paid by Pubco in respect to this acquisition. The carrying value of $427,062 has been recognized at cost based on the carrying value in the audited accounts of European Lithium Ltd. Please see the section entitled “Information about the Company — The Weinebene and Eastern Alps Projects” for a description of the acquisition of the Weinebene Project and the Eastern Alps Project.

2(j)   Reflects the commitment fee of 1.5% under the share purchase agreement of $125 million, payable to GEM, which would need to be paid within a year of the first trading day of Pubco.

2(k)  Reflects issuance of common stock warrants to GEM of 2.0% of the total equity interests of Pubco on a fully diluted basis as of the Closing Date, at an exercise price equal to the lesser of (i) the closing bid price of the Common Shares on the Public Listing Date, or (ii) the quotient obtained by dividing $972 million by the total number of equity interests (equal to the number of Common Shares, assuming the conversion or exchange of all other equity interests for Common Shares), exercisable into shares of PubCo after the Merger.

2(l)   As described above, it is assumed that no shares of Sizzle common stock are purchased in the open market under the Equity Forward Transaction and Pubco issues the full 20,000,000 Shares to Vellar for total cash proceeds to Pubco of $10,000,000 at Closing. For additional information, see “The Business Combination Proposal — Related Agreements — Financing Arrangements — Vellar Agreement.”

2(m) Represents a subscription agreement entered into with Polar Multi-Strategy Master Fund for total cash proceeds to deposit into the Trust Account of $430,000 in exchange for the transfer within 2 days of Closing of 430,000 founders shares of Sizzle held by its Sponsor. On July 31, 2023, Sponsor raised

$175,000, on August 30, 2023, Sponsor raised $60,000, on October 4, 2023 Sponsor raised $75,000, and on November 2, 2023, the Sponsor raised $120,000, in each case from Polar Subscriptions, in exchange in the aggregate for 430,000 founders shares held by Sponsor, and this aggregate amount, consisting of $430,000, was loaned as Extension Loans by Sponsor to Sizzle to pay into the Trust Account as Extension Funds.

3. Net Loss per Common Share

The net profit (loss) per common share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since July 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred on July 1, 2022, the calculation of weighted average shares outstanding for basic and diluted net profit per common share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for the Company and Sizzle on a stand-alone basis and the unaudited pro forma combined share information for June 30, 2023, after giving effect to the Business Combination, (1) assuming no Sizzle stockholders exercise redemption rights with respect to their common stock upon the consummation of the Business Combination; and (2) assuming that Sizzle stockholders exercise their redemption rights with respect to a maximum of maximum shares of Sizzle Common Stock upon consummation of the Business Combination.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Sizzle and the Company and related notes that are included elsewhere in this proxy statement/ prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.

	Assuming No Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
Proforma net profit	29,326,235	29,326,235	29,326,235
Basic weighted average shares	102,111,243	100,568,216	99,025,190
Basic profit per share	$0.24	$0.24	$0.24
Weighted average shares	109,861,243	108,318,216	106,775,190
Weighted profit per share	$0.22	$0.22	$0.23

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to “European Lithium AT (Investments) Limited,” or the “Company” refer to European Lithium AT (Investments) Limited and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Pubco, in which event the market price of Pubco Ordinary Shares could decline, and you could lose part or all of your investment.

Risks Relating to the Company

Risks Related to our Business and our Industry

Our business operates in the mining exploration and development industry. Our Project is at the development stage, and there are no guarantees that development of the Project into a mine will occur or that such development will result in the commercial extraction of mineral deposits. In addition, even if an economic mineral deposit is mined, we may not realize profits from our development activities in the short, medium or long term.

We are engaged in the business of exploring and developing mineral properties with the intention of locating economic deposits of minerals. We have declared mineral resources but have not yet begun to extract mineral from our property interests. Accordingly, we cannot assure you that we will realize profits in the medium to long term. Any profitability in the future from our business will be dependent upon development of an economic deposit of minerals and further exploration and development of other economic deposits of minerals, each of which is subject to numerous risk factors. Further, we cannot assure you that any of our property interests can be commercially mined or that our ongoing exploration programs will result in profitable commercial mining operations. The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time which may or may not be eliminated through a combination of careful evaluation, experience and skilled management. While discovery of additional ore-bearing deposits may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to construct mining and processing facilities and to establish additional reserves. The profitability of our operations will be, in part, directly related to the cost and success of our exploration and development programs which may be affected by a number of factors. Additional expenditures are required to construct, complete and install mining and processing facilities in those properties that are actually mined and developed.

In addition, exploration and development projects like ours have no operating history upon which to base estimates of future operating costs and capital requirements. Exploration project items, such as any future estimates of reserves, metal recoveries or cash operating costs will, to a large extent, be based upon the interpretation of geologic data obtained from a limited number of drill holes and other sampling techniques. Actual operating costs and economic returns of any and all exploration projects may materially differ from the costs and returns estimated, and accordingly our financial condition, results of operations and cash flows may be negatively affected.

Our future performance is difficult to evaluate because we have a limited operating history in the mining, energy and resources sector, including in the battery metals industry.

We have not realized any revenues to date from the sale of lithium, and our operating cash flow needs have been financed primarily through the issuances of debt and equity raises and not through cash flows derived from our operations. As a result, we have little historical financial and operating information available to help you evaluate our performance.

Our long-term success will depend ultimately on implementing our business strategy and operational plan, as well as our ability to generate revenues, achieve and maintain profitability and develop positive cash flows from our mining activities.

Our ability to (i) recover carrying values of our assets, (ii) acquire additional lithium projects, (iii) continue with exploration, development, commissioning, and mining and (iv) manufacture lithium hydroxide ultimately depends on our ability to generate revenues, achieve and maintain profitability and generate positive cash flow from our operations. The economic viability of our future mining activities has many risks and uncertainties including, but not limited to:

•        a significant, prolonged decrease in the market price of lithium or lithium hydroxide;

•        difficulty in marketing and/or selling lithium or lithium hydroxide;

•        significantly higher than expected capital costs to construct our mine;

•        significantly higher than expected extraction costs;

•        significantly lower than expected lithium extraction;

•        significant delays, reductions or stoppages of lithium extraction activities;

•        shortages of adequate and skilled labor or a significant increase in labor costs;

•        the introduction of significantly more stringent regulatory laws and regulations; and

•        delays in the availability of construction equipment.

Our future mining and lithium manufacturing activities may change as a result of any one or more of these risks and uncertainties. We cannot assure you that any deposit from which we extract mineralized materials will result in achieving and maintaining profitability and developing positive cash flows.

Our business strategy is to source battery-grade lithium hydroxide to supply the electric vehicle and battery storage markets. Consequently, our growth depends upon the continued growth in demand for electric vehicles with high performance lithium compounds.

We aim to be one of a few producers of performance lithium compounds that are a critical input in current and next generation high energy density batteries used in electric vehicle applications. Our growth is dependent upon the continued adoption of electric vehicles by consumers. If the market for electric vehicles does not develop as we expect, or develops more slowly than we expect, our business, prospects, financial condition and results of operations will be affected. The market for electric vehicles is relatively new, rapidly evolving, and could be affected by numerous external factors, such as:

•        government regulations and automakers’ responses to those regulations;

•        tax and economic incentives;

•        rates of consumer adoption, which is driven in part by perceptions about electric vehicle features (including range per charge), quality, safety, performance, cost and charging infrastructure;

•        competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•        volatility in the cost of battery materials, oil and gasoline;

•        rates of customer adoption of higher performance lithium compounds;

•        the environmental impacts of lithium mining; and

•        rates of development and adoption of next generation high nickel battery technologies and hydrogen fuel cells.

Our long-term success depends, in part, on our ability to negotiate and enter into binding offtake or sales agreements with, and deliver our product to, third party customers on commercially viable terms. This may not occur or, should it occur, may not result in the appreciation of our share price similar of what other companies in our industry have experienced following the announcement of such agreements.

Our success depends on our ability to generate revenue and operate profitably, which depends in part on our ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships. We do not currently have any revenue or definitive off-take or sales agreements with customers in place. If we are unable to negotiate, finalize and maintain such agreements and satisfy the conditions thereto in order to enter into definitive agreements, or are only able to do so on terms that are unfavorable to us, we will not be able to generate any revenue, which would have a material adverse effect on our business, prospects, operating results and financial condition.

We anticipate that in some cases our products will be delivered to certain customers on an early trial deployment basis, where such customers have the ability to evaluate whether our products meet their performance requirements before they commit to meaningful orders. If our targeted customers do not commit to make meaningful orders, or at all, it could adversely affect our business, prospects and results of operations. Our customers may require protections in the form of price reductions and similar arrangements that allow them to require us to deliver additional product or reimburse them for losses they suffer as a result of our late delivery or failure to meet agreed upon performance specification. Delays in delivery of our products, unexpected performance problems or other events could cause us to fail to meet these contractual commitments, resulting in delays in obtaining necessary materials used in our production process, defects in material or workmanship or unexpected problems in our manufacturing process, which could lead to unanticipated revenue and earnings losses and financial penalties. The occurrence of any of these events could harm our business, prospects, results of operations and financial results.

Even if we do enter into offtake and/or sales agreements, we may fail to deliver the product required by such agreements or may experience production costs in excess of the fixed price to be paid to us under such agreements. In December 2022, we entered into a long-term Offtake Agreement (the “Offtake Agreement”) with European auto manufacturer, BMW. The Offtake Agreement is conditioned upon the successful start of commercial production at the Wolfsberg Project and full product qualification and certification. In connection with the execution of the Offtake Agreement, BMW has agreed to make an advance payment of US$15.0 million to us to be repaid through equal set offs against battery grade lithium hydroxide delivered to BMW. Please see the section entitled “Information about the Company — Offtake Agreement with BMW AG” for more details on the Offtake Agreement. Our business, results of operations and financial condition may be materially and adversely affected if we are unable to (i) realize the expected benefits under the Offtake Agreement; (ii) enter into similar agreements with other buyers; (iii) deliver the products required by such agreements; or (iv) experience costs in excess of the price set forth in such agreements.

We may seek to raise further funds through equity or debt financing, joint ventures, production sharing arrangements or other means. Consequently, we depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

Until commercial production is achieved from our planned projects, we will continue to incur operating and investing net cash outflows associated with including, but not limited to, maintaining and acquiring exploration properties, undertaking ongoing exploration activities and the funding obligations to develop the assets of our planned projects. As a result, we have historically relied upon European Lithium’s access to capital markets as a source of funding for our capital and operating requirements, and we will continue to rely on capital markets if and when we are listed on Nasdaq. We will require additional capital to fund our ongoing operations, explore and define lithium mineralization and establish any future mining or lithium manufacturing operations. We cannot assure you that such additional funding will be available to us on satisfactory terms, or at all.

In order to finance our future ongoing operations and future capital needs, we will require additional funds through the issuance of additional equity or debt securities. Depending on the type and terms of any financing we pursue, shareholders’ rights and the value of their investment in our ordinary shares could be reduced. Any additional equity financing will dilute shareholdings. If the issuance of new securities results in diminished rights to holders of our ordinary shares, the market price of our ordinary shares could be negatively impacted. New or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. Interest on such debt securities would increase costs and negatively impact operating results.

If we are unable to obtain additional financing, as needed, at competitive rates, our ability to fund our current operations and implement our business plan and strategy will be affected, and we would be required to reduce the scope of our operations and scale back our exploration, development and mining programs. There is, however, no guarantee that we will be able to secure any additional funding or be able to secure funding which will provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position. Certain market disruptions may increase our cost of borrowing or affect our ability to access one or more financial markets. Such market disruptions could result from:

•        adverse economic conditions, including inflationary factors and recessionary fears;

•        adverse general capital market conditions, including rising interest rates;

•        poor performance and health of the lithium or mining industries in general;

•        bankruptcy or financial distress of unrelated lithium companies or marketers;

•        significant decrease in the demand for lithium; or

•        adverse regulatory actions that affect our exploration and construction plans or the use of lithium generally.

The mining industry is capital intensive, and we may be unable to fund our capital requirements or meet contractual commitments.

Mining requires a substantial amount of capital in order to identify and delineate mineral reserves and mineral resources through geological mapping and drilling, to identify geological features that may prevent or restrict the extraction of ore, to construct mining and processing facilities, expand production capacity (including by sinking or deepening existing shafts), to replenish reserves, to purchase, maintain and improve assets, equipment and infrastructure, to comply with legal or regulatory requirements or industry standards as well as to meet unexpected liabilities. Large amounts of capital are required to implement projects, and long-term production and processing requires both significant capital expenditure and ongoing maintenance expenditure. We expect to materially increase our capital expenditures to support the growth in our business and operations. Our business plan is based on, among other things, expectations as to capital expenditures and if we are unable to fund those capital expenditures we will not achieve the targets set forth in our business plan or be able to develop future capital projects. If we are unable to fund our planned capital expenditure projects as a result of our operations being unable to generate sufficient cash flow or as a result of difficulties in raising debt or equity funding to support future capital expenditures and investments, we may no longer be able to complete existing capital projects. In addition, we may be unable to develop new capital projects so as to continue production at cost-effective levels. Furthermore, any such reduction in capital expenditure may cause us to forego some of the benefits of any future increases in commodity prices, as it is generally costly or impossible to resume production immediately or complete a deferred expansionary capital expenditure project, which in the longer term may adversely affect our results of operations or financial condition.

Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

Lithium and its derivatives are preferred raw materials for certain industrial applications, such as rechargeable batteries. For example, current and future high energy density batteries for use in electric vehicles will rely on lithium compounds as a critical input. The pace of advances in current battery technologies, development and adoption of new battery technologies that rely on inputs other than lithium compounds (such as sulfur and aluminum), the acceptance of hydrogen fuel cells in transport applications or a delay in the development and adoption of future high nickel battery technologies that utilize lithium hydroxide could significantly impact our prospects and future revenues. Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging and less expensive, some of which could be less reliant on lithium hydroxide or other lithium compounds. Some of these technologies, such as commercialized battery technologies that use no, or significantly less, lithium compounds, could be successful and could adversely affect demand for lithium batteries in personal electronics, electric and hybrid vehicles and other applications. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. In addition, alternatives to industrial applications dependent on lithium compounds may become more economically attractive as global commodity prices shift. Our investment in our research and development infrastructure may not lead to marketable products. Additionally, our competitors may improve their technologies or even achieve technological breakthroughs either as alternatives to lithium-based battery systems or improvements on existing lithium-based battery systems that would render our products obsolete or less marketable. Any of these events could adversely affect demand for and market prices of lithium, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any reserves we identify.

Our possible future revenues will be mainly derived from the sale of lithium and lithium byproducts. Consequently, our success largely depends on the market price of lithium remaining higher than our costs of any future production (assuming successful exploration and development of the Project).

We expect to derive revenues, if any, from the extraction and sale of lithium and lithium byproducts. The prices of lithium and lithium byproducts may fluctuate widely and are affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on the prices of lithium and lithium byproducts, and therefore the economic viability of any of our exploration properties, cannot accurately be predicted.

Additionally, new production of lithium hydroxide or lithium carbonate from current or new competitors in the lithium markets could adversely affect prices. In recent years, new and existing competitors have increased the supply of lithium hydroxide and lithium carbonate, which has affected its price. Further production increases could negatively affect prices. There is limited information on the status of new lithium hydroxide production capacity expansion projects being developed by current and potential competitors and, as such, we cannot make accurate projections regarding the capacities of possible new entrants into the market and the dates on which they could become operational. If these potential projects are completed in the short term, they could adversely affect market lithium prices, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any reserves we identify.

When compared to many industrial and commercial operations, mining exploration and development projects are high risk and subject to uncertainties. Each mineral resource is unique and the nature of the mineralization, and the occurrence and grade of the lithium, as well as its behavior during mining, can never be wholly predicted. Our mineral resource estimates may be materially different from mineral quantities we may ultimately recover, our life-of-mine estimates may prove inaccurate and changes in operating and capital costs may render mineral resources uneconomic to mine.

We report our mineral resources in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants set forth in subpart 1300 of Regulation S-K. There are numerous uncertainties inherent in estimating quantities of mineral resources and in projecting potential future rates of mineral production, including many factors beyond our control. The accuracy of any mineral reserve or mineral resource estimate is a function of a number of factors, including the quality of the methodologies employed, the quality and quantity of available data and geological interpretation and judgment, and is also dependent on economic conditions and market prices being generally in line with estimates.

Furthermore, estimates of different geologists and mining engineers may vary, and results of our mining and production subsequent to the date of an estimate may lead to revision of estimates due to, for example, reduced recovery rates or increased production costs due to inflation or other factors which may render mineral reserves and mineral resources containing lower grades of mineralization uneconomic to exploit and may ultimately result in a restatement mineral reserves and/or mineral resources and may adversely impact future cash flows. Further, mineral estimates are based on limited sampling and, consequently, are uncertain as the samples may not be representative of the entire deposit and mineral resource. As a better understanding of a deposit is obtained, the estimates may change significantly. In addition, the mineral reserves we ultimately exploit may not conform to geological, metallurgical or other expectations and the volume and grade of mineralization recovered may be below the estimated levels. Mineral reserve and mineral resource data is not indicative of future production. To mitigate this risk we appoint independent third parties to review our mineral reserves and mineral resources on a cycle of at least once in every year. Similarly, all mining project feasibility studies are subject to independent reviews prior to any application for capital approval by our board of directors.

Substantial capital expenditure is required to identify and delineate mineral reserves and mineral resources through geological surveying and drilling, to identify geological features that may prevent or restrict the extraction of mineralization, to determine the metallurgical processes to extract the metals from the mineralization and, in the case of new properties, to construct mining and processing facilities.

There can be no assurance that we will in the long term be able to identify additional mineral reserves or mineral resources or continue to extend the mine life of our existing operations. Without such additional mineral reserves and mineral resources, any increase in the level of annual production would therefore shorten the life of our existing operations. Any failure to identify, delineate and realize mineral reserves and mineral resources in the future could have an adverse effect on our business, financial condition and results of operations.

The industry in which we operate is subject to domestic and global competition. We have no influence or control over the activities or actions of our competitors, which activities or actions may negatively affect the operating and financial performance of our projects and business.

The mining industry is highly competitive. Much of our competition is from larger, established mining companies with greater liquidity, greater access to credit and other financial resources, newer or more efficient equipment, lower cost structures, more effective risk management policies, more staff and equipment, and procedures and/or a greater ability than us to withstand losses. Our competitors may be able to respond more quickly to new laws or regulations or emerging technologies, or devote greater resources to the expansion or efficiency of their operations than we can, or expend greater amounts of resources, including capital, in acquiring new and prospective mining projects. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and gain significant market share to our detriment. We may not be able to compete successfully against current and future competitors, and any failure to do so could have a material adverse effect on our business, financial condition or results of operations.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

We highly value the contributions of our senior management and key personnel, particularly our Executive Chairman, Tony Sage. Our success continues to depend largely upon the performance of key officers, employees and consultants who have advanced us to our current stage of development and contributed to our potential for future growth. The market for qualified talent has become increasingly competitive, with shortages of qualified talent relative to the number of available opportunities being experienced in all markets where we conduct our operations. The ability to remain competitive by offering higher compensation packages and programs for growth and development of personnel, with a view to retaining existing talent and attracting new talent, has become increasingly important to us and our operations in the current climate. We may not be able to replace our senior management or key personnel with persons of equivalent expertise and experience within a reasonable period of time or at all if one or more of our senior management and key personnel are not retained, and we may incur additional expenses to recruit, train and retain additional personnel. Any prolonged inability to retain key individuals, or to attract and retain new talent as we grow, could have a material adverse effect upon our growth potential and prospects.

Additionally, we have not purchased any “key-man” insurance for our directors, officers or key employees and currently have no plan to do so.

Any failure by management to manage growth properly could have a material adverse effect on our business, operating results and financial condition.

Future growth may place strains on our financial, technical, operational and administrative resources and cause us to rely more on project partners and independent contractors, thus, potentially adversely affecting our financial position and results of operations. Our ability to grow will depend on a number of factors, including:

•        our ability to purchase, obtain leases on or obtain options on properties;

•        our ability to identify and acquire new exploratory prospects;

•        our ability to develop existing prospects;

•        our ability to continue to retain and attract skilled personnel;

•        our ability to maintain or enter into new relationships with project partners and independent contractors;

•        the results of our exploration programs;

•        the market price for lithium;

•        our ability to successfully complete construction projects on time and within budget;

•        our access to capital; and

•        our ability to enter into agreements for the sale of lithium.

We may not be successful in upgrading our technical, operational and administrative resources or increasing our internal resources sufficiently to provide certain of the services currently provided by third parties. Our inability to achieve or manage growth may materially and adversely affect our business, results of operations and financial condition.

Land reclamation and mine closure may be burdensome and costly.

Land reclamation and mine closure requirements are generally imposed on mineral exploration companies, such as ours, which require us, among other things, to minimize the effects of land disturbance. Such requirements may include controlling the discharge of potentially dangerous effluents from a site and restoring a site’s landscape to its pre-exploration form. The actual costs of reclamation and mine closure are uncertain and planned expenditures may differ from the actual expenditures required. Therefore, the amount that we are required to spend could be materially higher than any current or future estimates. Any additional amounts we are required to spend on reclamation and mine closure may have a material adverse effect on our financial performance, financial position and results of operations and may cause us to alter our operations. In addition, we may be required to maintain financial assurances, such as letters of credit, to secure reclamation obligations under certain laws and regulations. The failure to acquire, maintain or renew such financial assurances could subject us to fines and penalties or suspension of our operations. Letters of credit or other forms of financial assurance may represent only a portion of the total amount of money that will be spent on reclamation over the life of a mine’s operation. Although we will include liabilities for estimated reclamation and mine closure costs in our financial statements, it may be necessary to spend more than what we projected to fund required reclamation and mine closure activities.

Our success depends on developing and maintaining relationships with local communities and stakeholders.

Our ongoing and future success depends on developing and maintaining productive relationships with the communities surrounding our mineral projects, including those people who may have rights or may assert rights to certain of our properties and other stakeholders in our operating locations. Local communities and stakeholders may be dissatisfied with our activities or the level of benefits provided, which may result in legal or administrative proceedings, civil unrest, protests, direct action or campaigns against us. Any such occurrence could materially and adversely affect our business, financial condition or results of operations, as well as our ability to commence or continue exploration or mine development activities.

We are exposed to general economic conditions and the fluctuations of interest and inflation rates may have an adverse effect on our business.

If the global or U.S. economies experience a high inflation rate, recession or economic slowdown, consumers may not be able to purchase our products as usual, especially where these factors have a direct impact on the consumers. As a consequence, our earnings may be adversely affected.

High interest rates in Europe, Australia, the U.S., or elsewhere could adversely affect our costs and earnings due to the impact those changes have on our variable-rate debt instruments.

A strong variation in the exchange rates between foreign currencies and the U.S. dollar could negatively affect our financial results, as a greater percentage of our sales and raw material purchases are not made in U.S. dollars. Furthermore, we could be adversely affected by negative economic conditions prevalent in the U.S. or other countries (including economic volatility as a result of the COVID-19 pandemic), even when economic conditions in such countries may differ significantly from economic conditions in Europe or Australia, as investors’ reactions to developments in any of these other countries may have an adverse effect on our securities. Consequently, the market value of our securities may be adversely affected by events taking place outside of Europe, Australia or the U.S.

Our business may be adversely affected by force majeure events outside our control, including labor unrest, civil disorder, war, subversive activities or sabotage, extreme weather conditions, fires, floods, explosions or other catastrophes, epidemics or quarantine restrictions.

Natural or environmental disasters, such as earthquakes, fires, floods, hurricanes, tsunamis and other severe weather-related phenomena generally, and widespread disease, including pandemics and epidemics (such as COVID-19), have been and can be highly disruptive to economies and markets and have recently led, and may continue to lead, to increased market volatility and significant market losses. Such natural disaster and health crises could exacerbate political, social and economic risks previously mentioned, and result in significant breakdowns, delays, shutdowns, social isolation and other disruptions to important global, local and regional supply chains affected, with potential corresponding results on our operating performance. A climate of uncertainty and panic, including the contagion of infectious viruses or diseases, may adversely affect global, regional and local economies and increase the difficulty of modeling market conditions, potentially reducing the accuracy of our financial projections. Under these circumstances, we may have difficulty achieving our objectives which may adversely impact performance. Further, such events can be highly disruptive to economies and markets, significantly disrupt the operations of business partners, sectors, industries, markets, securities and commodity exchanges, currencies, interest and inflation rates, credit ratings, investor sentiment and other factors affecting our value.

A widespread crisis may also affect the global economy in ways that cannot necessarily be foreseen at the current time. How long such events will last and whether they will continue or recur cannot be predicted. Impacts from these events could have significant impact on our performance, resulting in losses.

Our holding company structure makes us dependent on the operations of our subsidiaries.

We are a company incorporated in the British Virgin Islands. Our material assets are direct and indirect equity interests in our subsidiaries. We are, therefore, dependent on payments, dividends and distributions from our subsidiaries for funds to pay our operations and other expenses and to pay future cash dividends or distributions, if any, to holders of the ordinary shares, and we may have tax costs in connection with any dividend or distribution. Furthermore, exchange rate fluctuation will affect the U.S. dollar value of any distributions our subsidiaries make with respect to our equity interests in those subsidiaries.

Risks Related to Legal, Compliance and Regulations

We will be required to obtain governmental permits and approvals to conduct development and mining operations, a process which is often costly and time-consuming. There is no certainty that all necessary permits and approvals for our planned operations will be granted.

We are required to obtain and renew governmental permits and approvals for our exploration and development activities and, prior to mining any mineralization that we discover, we may be required to obtain additional governmental permits and approvals that we do not currently possess. Obtaining and renewing any of these governmental permits is a complex, time-consuming and uncertain process involving numerous jurisdictions, public hearings and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables, some of which are not within our control, including the interpretation of approval requirements administered by the applicable governmental authority as well as the time required for, and the outcome of, environmental impact assessment proceedings in Austria.

We may not be able to obtain or renew permits or approvals that are necessary to our planned operations, or we may discover that the cost and time required to obtain or renew such permits and approvals exceeds our expectations. Any unexpected delays, costs or conditions associated with the governmental approval process could delay our planned exploration, development and mining operations, which in turn could materially adversely affect our prospects, revenues and profitability. In addition, our prospects may be adversely affected by the revocation or suspension of permits or by changes in the scope or conditions to use of any permits obtained.

For example, in addition to the permits that we have been issued to date, we are required to obtain other permits and approvals before construction or operations related to, zoning, rezoning, construction mining, mineral concentration and chemical manufacturing.

Private parties, such as environmental activist organizations, frequently attempt to intervene in the permitting process to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. These third-party actions can materially increase the costs and cause delays in the permitting process and could cause us to not proceed with the development or operation of a property. In addition, our ability to successfully obtain key permits and approvals to explore for, develop, operate and expand operations will likely depend on our ability to undertake such activities in a manner consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. Our ability to obtain permits and approvals and to successfully operate in particular communities may be adversely affected by real or perceived detrimental events associated with our activities.

Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations could negatively impact our reputation and results of operations.

The legal and regulatory framework in which we operate is complex, and our governance and compliance policies and processes may not prevent potential breaches of law or accounting or other governance practices. Our operating and ethical codes, among other standards and guidance, may not prevent instances of fraudulent behavior and dishonesty, nor guarantee compliance with legal and regulatory requirements.

We are required to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include Austria and Australian anti-bribery and corruption legislation, as well as the laws of the other countries (for example, the U.S. Foreign Corrupt Practices Act and the UK’s Bribery Act 2010) where we do business or have a close connection. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. These and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. We are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. We continuously develop and maintain policies and procedures designed to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar areas. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, for which we may be held responsible, and any such violation could adversely affect our reputation, business, results of operations and financial condition.

Our operations are subject to environmental, health and safety regulations, which could impose additional costs and compliance requirements, and we may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.

Our operations are subject to compliance with various environmental, health and safety laws, regulations, permitting requirements and standards in Austria.

We are subject to environmental laws, regulations and permits in the various jurisdictions in which we operate, including those relating to, among other things, the removal and extraction of natural resources, the emission and discharge of materials into the environment, including plant and wildlife protection, remediation of soil and groundwater contamination, reclamation and closure of properties, including waste storage facilities, groundwater quality and availability, and the handling, storage, transport and disposal of wastes and hazardous materials. Pursuant to such requirements, we may be subject to inspections or reviews by governmental authorities. Failure to comply with these environmental requirements may expose us to litigation, fines or other sanctions, including the revocation of permits and suspension of operations. We expect to continue to incur significant capital and other compliance costs related to such requirements. These laws, regulations and permits, and the enforcement and interpretation thereof, change frequently and generally have become more stringent over time. If our noncompliance with such regulations were to result in a release of hazardous materials into the environment, such as soil or groundwater, we could be required to remediate such contamination, which could be costly. Moreover, noncompliance could subject us to private claims for property damage or personal injury based on exposure to hazardous materials or unsafe working conditions. In addition, changes in applicable requirements or stricter interpretation of existing requirements may result in costly compliance requirements or otherwise subject us to future liabilities. The occurrence of any of the foregoing, as well as any new environmental, health and safety laws and regulations applicable to our business or stricter interpretation or enforcement of existing laws and regulations, could have a material adverse effect on our business, financial condition and results of operations.

We also could be liable for any environmental contamination at, under or released from our or our predecessors’ currently or formerly owned or operated properties or third-party waste disposal sites. Certain environmental laws impose joint and several strict liability for releases of hazardous substances at such properties or sites, without regard to fault or the legality of the original conduct. A generator of waste can be held responsible for contamination resulting from the treatment or disposal of such waste at any off-site location (such as a landfill), regardless of whether the generator arranged for the treatment or disposal of the waste in compliance with applicable laws. Costs associated with liability for removal or remediation of contamination or damage to natural resources could be substantial and liability under these laws may attach without regard to whether the responsible party knew of, or was responsible for, the presence of the contaminants. Accordingly, we may be held responsible for more than our share of the contamination or other damages, up to and including the entire amount of such damages. In addition to potentially significant investigation and remediation costs, such matters can give rise to claims from governmental authorities and other third parties, including for orders, inspections, fines or penalties, natural resource damages, personal injury, property damage, toxic torts and other damages.

Our costs, liabilities and obligations relating to environmental matters could have a material adverse effect on our business, financial position and results of operations.

The core health risks associated with our mining operations arise from occupational exposure and community environmental exposure to silica dust, noise and certain hazardous substances, including toxic gases and harmful particulates. The most significant occupational diseases affecting our workforce include lung diseases (such as silicosis, tuberculosis, a combination of the two and chronic obstructive airways disease) as well as noise-induced hearing loss. Past and current employees may be awarded compensation for occupational illnesses (and injuries) in accordance with the legislative regime applicable to the illness contracted.

In the case of occupational diseases such as silicosis, employees retain the right to seek additional compensation from their employer in a civil action under common law (either as individuals or as a class) for the shortfall of their claims, to the extent that such claims are not fully satisfied under the statutory workers compensation regime (which, due to the low thresholds set by statute, is often the case).

Additionally, due to the nature of our operations, our employees and contractors are exposed to varying degrees of risk in the workplace. These risks may include exposure to dangerous situations, machinery or materials and/or health hazards and have the potential to result in disease, personal injury or death. We are responsible for the health, safety and security of our employees, (including third-party personnel) working at sites and persons who are not employed by us but may be directly affected by our operations under our management and, accordingly, must implement adequate health and safety systems and procedures. Health and safety incidents can result in loss of life, losses and liabilities, work stoppages, serious damage to equipment or property or environmental damage. These risk factors can, singularly or in combination, have a material effect on our reputation, results of operations and financial condition. In the event of disease, injury or death arising out of the negligence of an employer or its employees, a risk of criminal and, in certain circumstances, civil litigation exists. In the case of a work-related fatality, an employer may be subjected to criminal charges in a court of law. Furthermore, such incidents can result in violations of various health and safety laws and regulations that could have a material adverse effect on our results of operations, financial condition and/or prospects.

The impacts of climate change may adversely affect our operations and/or result in increased costs to comply with changes in regulations.

Climate change is an international and community concern which may directly or indirectly affect our business and current and future activities. The continuing rise in global average temperatures has created varying changes to regional climates across the world and extreme weather events have the potential to delay or hinder our exploration activities at our mineral projects, and to delay or cease operations at any future mine. This may require us to make additional expenditures to mitigate the impact of such events which may materially and adversely increase our costs and/or reduce production at a future mine. Governments at all levels are amending or enacting additional legislation to address climate change by regulating, among other things, carbon emissions and energy efficiency, or where legislation has already been enacted, regulation regarding emission levels and energy efficiency are becoming more stringent. As a significant emitter of greenhouse gas emissions, the mining industry is particularly exposed to such regulations. Compliance with such legislation, including the associated costs, may have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to commence or continue our exploration and future development and mining operations.

Changing climate patterns may also affect the availability of water. If the effects of climate change cause prolonged disruption in the delivery of essential commodities then production efficiency may be reduced, which may have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, climate change is perceived as a threat to communities and governments globally and stakeholders may demand reductions in emissions or call upon mining companies to better manage their consumption of climate-relevant resources. Negative social and reputational attention toward our operations may have a material adverse effect on our business, financial condition, results of operations and prospects. A number of governments have already introduced or are moving to introduce climate change legislation and treaties at the international, national, state/provincial and local levels. Regulations relating to emission levels (such as carbon taxes) and energy efficiency are becoming more stringent. If the current regulatory trend continues, this may result in increased costs at some or all of our mineral projects.

We face opposition from organizations that oppose mining which may disrupt or delay our mining projects.

There is an increasing level of public concern relating to the effects of mining on the natural landscape, in communities and on the environment. Certain non-governmental organizations, public interest groups and reporting organizations (“NGOs”) that oppose resource development can be vocal critics of the mining industry. In addition, there have been many instances in which local community groups have opposed resource extraction activities, which have resulted in disruption and delays to the relevant operation. NGOs or local community organizations could create direct adverse publicity against and/or disrupt the operations of our properties, regardless of our successful compliance with social and environmental best practices, due to political factors. Any such actions and the resulting media coverage could have an adverse effect on our reputation and financial condition or our relationships with the communities in which we operate, which could have a material adverse effect on our business, financial condition or results of operations.

The requirements of being a public company in the U.S. may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

Requirements associated with being a public company in the United States will require significant resources and management attention. After the completion of this offering, we will become subject to certain reporting requirements of the Exchange Act, and the other rules and regulations of the SEC, and the Nasdaq. We will also be subject to various other regulatory requirements, including the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, complying with rules and regulations and the increasingly complex laws pertaining to public companies will require substantial attention from our senior management, which could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, results of operations and financial condition. We will also need to hire additional personnel to support our financial reporting function and may face challenges in doing so.

Our business could be adversely affected by trade tariffs or other trade barriers.

Our business will be subject to the imposition of tariffs and other trade barriers, which may make it more costly for us to export our minerals to the imposing country. If we experience cost increases as a result of existing or future tariffs, and are unable to pass on such additional costs to our customers, or otherwise mitigate the costs, or if demand for our exported minerals decreases due to the higher cost, our business, prospects, financial condition, results of operations and cash flows may be materially and adversely affected.

We are exposed to possible litigation risks, including mining permit disputes (including in respect of access and/or validity of tenure), environmental claims, occupational health and safety claims and employee claims. Further, we may be involved in disputes with other parties in the future that may result in litigation. Current or future litigation or administrative proceedings could have a material adverse effect on our business, financial condition and results of operations.

We may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings and legal actions, relating to personal injuries, property damage, property taxes, land rights, the environment and contract disputes.

The outcome of outstanding, pending or future proceedings cannot be predicted with certainty and may be determined adversely to us and as a result, could have a material adverse effect on our assets, liabilities, business, financial condition or results of operations. Even if we prevail in any such legal proceeding, the proceedings could be costly, time-consuming and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition.

Operating Risks

The development of mining operations at the Project is dependent on a number of factors, many of which are beyond our control. If we commence production at the Project, our operations may be disrupted by a variety of risks and hazards that could have a material adverse effect on our future operating costs, financial condition and ability to develop and operate a mine.

Mining by its nature involves significant risks and hazards, including environmental hazards, as well as industrial and mining accidents. These include, for example, seismic events, fires, cave-ins and blockages, flooding, discharges of gasses and toxic substances, contamination of water, air or soil resources, unusual and unexpected rock formation affecting mineralization or wall rock characteristics, ground or slope failures, rock bursts, wildfires, radioactivity and other accidents or conditions resulting from mining activities, including, among others, blasting and the transport, storage and handling of hazardous materials. In addition, production, in general, is negatively by high rainfall and inclement weather conditions affecting mining in an open pit environment.

We remain at risk of experiencing, environmental and other industrial hazards, as well as industrial and mining accidents. Any such incidents could have a material adverse effect on our business, operating results and financial condition. Seismic activity is of particular concern in the underground mining environment. Seismic events have intermittently in the past caused death and injury to workers, and can result in safety-related stoppages. Additionally, seismic activity has also caused a loss of mining equipment, damage to and destruction of mineral properties and production facilities, monetary losses, environmental damage and potential legal liabilities.

Furthermore, there is the risk that relevant regulators may impose fines and work stoppages for non-compliant mining operating procedures and activities, which could reduce or halt production until lifted. The occurrence of any of these events could delay or halt production, increase production costs and result in financial and regulatory liability for us, which could have a material adverse effect on our business, results of operations and financial condition. In addition, the relevant environmental authorities have issued and may issue administrative directives and compliance notices in the future, to enforce the provisions of the relevant statutes to take specific anti-pollution measures, continue with those measures and/or to complete those measures. The authorities may also order the suspension of part, or all of, our operations if there is non-compliance with legislation. Contravention of some of these statutes may also constitute a criminal offense and an offender may be liable for a fine or imprisonment, or both, in addition to administrative penalties.

As a result, the occurrence of any of these events may have a material adverse effect on our business, results of operations and financial condition.

The occurrence of significant events against which we may not be fully insured could have a material adverse effect on our business, financial condition and results of operations.

Although we have an insurance program, we may become subject to liability for pollution, occupational illness or other hazards against which we have not been insured, cannot insure or are insufficiently insured, including those relating to past mining activities. Our existing property and liability insurance contains specific exclusions and limitations on coverage. Should we suffer a major loss, which is insufficiently covered, future earnings could be affected. In addition, certain classes of insurance may not continue to be available at economically acceptable premiums. As a result, in the future, our insurance coverage may not fully cover the extent of claims against it or any cross-claims made.

The ongoing COVID-19 pandemic and global measures taken in response thereto have adversely impacted, and may continue to adversely impact, our operations and financial results.

The ongoing COVID-19 pandemic and the extent to which it may have a material and adverse effect on our business operations is still uncertain and difficult to predict with any degree of confidence. The pandemic and any preventative or protective measures that governments, other third parties or we took previously or may take in the future in response to the pandemic could result in economic, financial and business disruptions and reduced operations. These measures could continue to include disruptions or restrictions on our ability to travel, temporary closures of the facilities of our suppliers, supply chain disruption, customers or sales channels, negative effects on the health of our management and employees and uncertainty and volatility in the global financial markets. Countries around the world, including those jurisdictions in which we operate, have and may continue to impose quarantines, business shutdowns and travel and other restrictions. Any significant disruption of our business, or that of our suppliers, customers or sales channels could cause significant delays until we, our suppliers, customers or sales channels are able to resume normal business operations, and would likely negatively impact our sales and profitability, including among other things with regard to the timely and successful performance and implementation of transactions that contribute materially to our anticipated revenues. Although we are monitoring the situation, we cannot predict whether, for how long, or the extent to which the pandemic and pandemic containment efforts may disrupt our supply chain and/or operations. The ultimate geographic spread and severity of the disease; the duration of the outbreak or future outbreaks; the effectiveness of vaccinations to prevent the contraction and spread of the virus; the travel restrictions and the implementation of social distancing and ultimately the resulting impact on the global economy and our results of operations will depend on future developments, which are highly uncertain and cannot be predicted.

The ongoing military conflict between Ukraine and Russia, and the related disruptions to the global economy and financial markets, has affected and could continue to adversely affect our business, financial condition and results of operations.

In response to the Russian invasion of Ukraine in February 2022, the United States, the European Union and the United Kingdom, among others, have announced targeted economic sanctions on Russia, certain Russian citizens and enterprises, including financial measures such as freezing Russia’s central bank assets and limiting its ability to access its dollar reserves. The continuation of the conflict may trigger a series of additional economic and other sanctions enacted by the United States and other countries. The potential impact of bans, sanction programs and boycotts on our business is uncertain at the current time due to the fluid nature of the military conflict and international responses to it. In addition, the potential impacts include supply chain and logistics disruptions, financial impacts including volatility in lithium prices, foreign exchange rates and interest rates, inflationary pressures on raw materials and energy, heightened cybersecurity threats and other restrictions. As a company that operates in the global mining industry, we monitor the developments to assess any potential future impacts that may arise as a result of the ongoing crisis. The adverse effects of the ongoing conflict between Russia and Ukraine and/or economic sanctions and import and/or export controls to be imposed on the Russian government by the United States or others, and the above-mentioned adverse effect on the wider global economy and market conditions could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Technology

Any unauthorized access to, disclosure, or theft of personal information we gather, store, or use could harm our reputation and subject us to claims or litigation.

We maintain information necessary to conduct our businesses, including confidential and proprietary information as well as personal information regarding our customers and employees, in digital form. We also use computer systems to deliver our products and services and operate our businesses. Data maintained in digital form is subject to the risk of unauthorized access, modification, exfiltration, destruction or denial of access and our computer systems are subject to cyberattacks that may result in disruptions in service. We use many third-party systems and software, which are also subject to supply chain and other cyberattacks. We develop and maintain information security programs to identify and mitigate cyber risks but the development and maintenance of these programs is costly and requires ongoing monitoring and updating as technology changes and efforts to overcome security measures become more sophisticated. Accordingly, despite our efforts, the risk of unauthorized access, modification, exfiltration, destruction or denial of access with respect to data or systems and other cybersecurity attacks cannot be eliminated entirely, and the risks associated with a potentially material incident remain. In addition, we provide some confidential, proprietary and personal information to third parties in certain cases when it is necessary to pursue business objectives. While we obtain assurances that these third parties will protect this information and, where we believe appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by third parties may be compromised.

If our information or cyber security systems or data are compromised in a material way, our ability to conduct our businesses may be impaired, we may lose profitable opportunities or the value of those opportunities may be diminished and, as described above, we may lose revenue as a result of unlicensed use of our intellectual property. If personal information of our customers or employees is misappropriated, our reputation with our customers and employees may be damaged, resulting in loss of business or morale, and we may incur costs to remediate possible harm to our customers and employees or damages arising from litigation and/or to pay fines or take other action with respect to judicial or regulatory actions arising out of the incident. Insurance we obtain may not cover losses or damages associated with such attacks or events.

A failure of our information technology and data security infrastructure could adversely affect our business and operations.

We rely on various information technology systems. These systems remain vulnerable to disruption, damage or failure from a variety of sources, including, but not limited to, errors by employees or contractors, computer viruses, cyberattacks, including phishing, ransomware, and similar malware, misappropriation of data by outside parties, and various other threats. Techniques used to obtain unauthorized access to or sabotage our systems are under continuous and rapid evolution, and we may be unable to detect efforts to disrupt our data and systems in advance. Breaches and unauthorized access carry the potential to cause losses of assets or production, operational delays, equipment failure that could cause other risks to be realized, inaccurate recordkeeping, or disclosure of confidential information, any of which could result in financial losses and regulatory or legal exposure, and could have a material adverse effect on our business, financial condition or results of operations. We may incur material losses relating to cyberattacks or other information security breaches in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As such threats continue to evolve, we may be required to expend additional resources to modify or enhance any protective measures or to investigate and remediate any security vulnerabilities.

Risks Related to the Company’s Projections

Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated and future development activities may not result in profitable mining operations.

The actual operating costs at any mineral project that we are able to develop into an operating mine will depend upon changes in the availability and prices of labor, equipment and infrastructure, variances in mineralization recovery and mining rates from those assumed in any mining plan that may be generated, operational risks, changes in governmental regulation, including taxation, environmental, permitting and other regulations and other factors, many of which are beyond our control. Due to any of these or other factors, the operating costs at any such future mine may be significantly higher than those set forth in the Technical Report Summary and will use as a basis for construction of a mine. As a result of higher capital and operating costs, production and economic returns may differ significantly from those set forth in such report and any future development activities may not result in profitable mining operations.

Mining projects such as ours have no operating history on which to base estimates of future operating costs and capital requirements. Any projections we make are based upon estimates and assumptions made at the time they were prepared. If these estimates or assumptions prove to be incorrect or inaccurate, our actual operating results may differ materially from our forecasted results.

Our development and exploration projects have no operating history on which to base estimates of future commercial viability. Estimates of mineral resources and mineral reserves are largely based on the interpretation of geological data obtained from drill holes and other sampling techniques and feasibility studies. This information is used to calculate estimates of the capital cost and operating costs based on anticipated tonnage and grades of mineralization to be mined and processed, the configuration of the mineral resource, expected recovery rates, comparable facility and equipment operating costs, anticipated climatic conditions and other factors. As a result, the actual capital cost, operating costs and economic returns of any proposed mine may differ from those estimated, and such differences could have a material adverse effect on our business, results of operations, financial condition and prospects. There can be no assurance that we will be able to complete the development of our mineral projects, or any of them, at all or on time or to budget due to, among other things, and in addition to those factors described above, changes in the economics of the mineral projects, delays in receiving required consents, permits and licenses (including mining licenses), the delivery and installation of plant and equipment and cost overruns, or that the current personnel, systems, procedures and controls will be adequate to support our operations. Should any of these events occur, it would have a material adverse effect on our business, results of operations, financial condition and prospects.

Our resource estimates may change significantly when new information or techniques become available. In addition, by their very nature, resource estimates are imprecise and depend to some extent on interpretations, which may prove to be inaccurate. As further information becomes available through additional fieldwork and analysis, our estimates are likely to change and these changes may result in a reduction in our resources. These changes may also result in alterations to our development and mining plans, which may, in turn, adversely affect our operations.

Estimated mineral resources (and mineral reserves) may have to be recalculated based on changes in commodity prices, further exploration or development activity, loss or change in permits or actual production experience. Such changes could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral resource estimates. The extent to which our mineral resources may ultimately be reclassified as mineral reserves depends on the demonstration of their profitable recovery and economic mineability. You should not assume that any part of an inferred mineral resource will be upgraded to a higher category or that any of the mineral resources will be reclassified as mineral reserves.

Material changes in mineral resources, if any, grades, stripping ratios or recovery rates may affect the economic viability of any project. Our future growth and productivity will depend, in part, on our ability to develop and maintain commercially mineable mineral rights at our existing properties or identify and acquire other commercially mineable mineral rights, and on the costs and results of continued exploration and potential development programs.

Risk Related to Australia

European Lithium will remain listed on the Australian Securities Exchange, which could divert our management’s time and resources away from our development efforts. We may face claims and liability for breaches, or alleged breaches, of Australian regulations and other applicable laws.

European Lithium will remain listed, and will be required to comply with Australian corporate law and the listing rules of the Australian Securities Exchange (the “ASX”). We have policies and procedures that we believe are designed to provide reasonable assurance that our actions will not infringe on either Australian corporate law or the ASX listing rules. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by Australian regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Risks Relating to Sizzle, Pubco and the Business Combination

If Sizzle does not consummate a Business Combination by the termination date of up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will have to cease all operations except for the purpose of winding up and redeem all of its public shares for their pro rata portions of the Trust Account and liquidate, or seek approval of its stockholders to extend the termination date.

If Sizzle is unable to complete a Business Combination by up to February 8, 2024 (subject to payment of the extension by the Sponsor or its designees into our Trust Account, or such earlier date as determined by the Sizzle Board or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation, as described below), Sizzle will have to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In connection with the Extension Amendment, the Extension Funds are agreed to be deposited into the Trust Account, but Sizzle cannot give assurances that those Extension Funds will all be deposited if they are not so deposited, and if Sizzle cannot complete an initial business combination in the applicable time period, Sizzle will have to cease all operations except for the purpose of winding up and redeem all of its public shares for their pro rata portions of the Trust Account and liquidate, or seek approval of its stockholders to change the terms of the extension.

The Sizzle Certificate of Incorporation was amended on February 1, 2023 to provide for an extension of the applicable date for cessation of operations under Sizzle’s amended and restated certificate of incorporation, to up to August 8, 2023, which we refer to as the Original Extension Amendment. In connection with the Extension

Amendment, $1.2 million was deposited in such period in the Sizzle Trust Account, in order to compensate Sizzle stockholders for continuing to hold Sizzle Common Stock. The Sizzle Certificate of Incorporation was further amended at a special meeting of Sizzle stockholders on August 7, 2023 to provide for an extension of such date to be up to February 8, 2024 (or such earlier date as determined by the Sizzle Board), which refer to as the Extension Amendment. In connection with the Extension Amendment, Sizzle agreed with the Sponsor that if the Sizzle Board decides to implement this Extension, the Sponsor or its designees will contribute to us, on a monthly basis, Extension Loans equal to $60,000 in the aggregate (such amount, the “Monthly Amount”), which amounts are anticipated to be paid for each calendar month (commencing on August 9, 2023 and ending on the 8th day of each subsequent month), or portion thereof, that is needed by Sizzle to complete the Business Combination until February 8, 2024.

Whereas the Sizzle stockholders who hold Sizzle public shares would still be compensated for holding their public shares by payment of the Extension Funds to such date, because the money paid will remain in the Trust Account and be disbursed in liquidating distributions, Sizzle can make no assurance that the payments of the Extension Funds will be paid throughout the period until February 8, 2024.

If Sizzle is unable to complete a Business Combination on or before February 8, 2024 (subject to payment of Extension Funds into our Trust Account, or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Following the consummation of the Business Combination, the only significant asset of Pubco will be its direct equity interest in the Company and Sizzle, and it will, accordingly, be dependent upon distributions from the Company or Sizzle to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on its ordinary shares. Pubco does not currently intend to pay dividends on its ordinary shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of Pubco Ordinary Shares.

Pubco is a holding company and, subsequent to the completion of the Business Combination, will have no material assets other than its direct equity interest in the Company and Sizzle. Pubco will have no independent means of generating revenue. Promptly after the consummation of the Business Combination, Sizzle is required distribute any remaining funds in the Trust Account to Pubco, who is then required to contribute such funds along with any other cash held by Pubco (net of necessary reserves) to the Company. Pubco will depend on the Company for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to its stock. Legal and contractual restrictions may limit Pubco’s ability to obtain cash from the Company. Thus, Pubco does not expect to pay cash dividends on its shares. Any future dividend payments are within the absolute discretion of the board of directors of Pubco and will depend on, among other things, Pubco’s results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that its board of directors may deem relevant.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

After the consummation of the Business Combination, we will be a “foreign private issuer” under the Exchange Act and are therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers.

Moreover, we will not be required to file periodic reports and financial statements with the SEC as frequently or within the same timeframes as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and we are not required to reconcile our financial statements to U.S. GAAP. We are not required to comply with Regulation Fair Disclosure, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Accordingly, after the Business Combination, our shareholders may receive less or different information about us than they currently receive about Sizzle or the Company, as applicable, or that they would receive about a U.S. domestic public company.

In addition, as a “foreign private issuer” whose shares are intended to be listed on Nasdaq, we are permitted, subject to certain exceptions, to follow certain home country rules in lieu of certain Nasdaq listing requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. We have the option to rely on available exemptions under the Listing Rules that would allow it to follow its home country practice, including, among other things, the ability to opt out of (i) the requirement that the Board be comprised of a majority independent directors, (ii) the requirement that our independent directors meet regularly in executive sessions and (iii) the requirement that we obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans. We expect that the Board will be comprised of a majority independent directors, but have not yet made final determinations on other possible exemptions from the Listing Rules. See “Description of Securities — Certain Disclosure Obligations of Pubco” and “Management of Pubco After the Business Combination” for additional information.

Pubco may lose its foreign private issuer status which would then require it to comply with the domestic reporting regime of the Securities Exchange Act of 1934, as amended, and cause us to incur significant additional legal, accounting and other expenses.

As discussed above, Pubco will be a foreign private issuer and therefore will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and may take advantage of certain exemptions to Nasdaq’s corporate governance rules. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Pubco on June 30, 2023. In the future, Pubco would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Pubco loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Pubco would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Pubco would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

Following the closing of the business combination, we expect Pubco to be a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements.

Upon completion of the business combination, EUR will control a majority of the voting power of Pubco’s outstanding shares. As a result of its voting control, EUR will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Investors Agreement). As a result of being able to appoint and remove directors, EUR will indirectly effectively control mergers and acquisitions, payment of dividends, and other matters of corporate or management policy. Under Nasdaq rules, a listed company of which more than 50.0% of the voting power for the election of directors is held by any person or group of persons acting together is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirement (i) that a majority of the Pubco Board consist of independent directors, as defined under the Nasdaq rules, (ii) to have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iii) to have director nominees selected, or recommended for the Pubco Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors, and (iv) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Pubco plans to elect to be treated as a “controlled company” following the business combination. Accordingly, following the Business Combination, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

EUR may have its interest in Pubco diluted due to future equity issuances or its own actions in selling Pubco Ordinary Shares, in each case, which could result in a loss of the “controlled company” exemption under Nasdaq listing rules. We would then be required to comply with those provisions of Nasdaq listing requirements.

Our success following the Business Combination depends on the business operations of the Company, which exposes investors to a concentration of risk in the limited sectors in which the Company’s business is focused.

Although the Business Combination is intended to accelerate the Company’s growth, expansion and transition, the Business Combination does not result in immediate diversification of the Company’s business and, as such, the combined enterprise will be dependent upon the continued development and market acceptance of a limited number of products and services. As a result, investors will be subject to the economic, competitive and regulatory risks attendant to the relatively narrow industry in which the Company operates, any or all of which could have a substantial adverse impact on the Company.

We and Sizzle will incur significant transaction and transition costs in connection with the Business Combination. If Sizzle fails to consummate the Business Combination, it may not have sufficient cash available to pay such costs.

Sizzle expects to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Sizzle’s transaction expenses as a result of the Business Combination are currently estimated at approximately up to $9.2 million, including fees associated with legal, audit, printing and mailing this proxy statement/prospectus, investor relations, insurance, and other operating costs related to the Business Combination. Of this amount, in the First Amendment to the Business Combination Agreement, the parties agreed that Pubco will reimburse for Sizzle Transaction Expenses and Company Transaction Expenses following the Closing (as each of such terms are defined in the Business Combination Agreement). If Sizzle and the Company do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and Sizzle likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent Business Combination transaction.

The working capital available to Pubco after the Business Combination will be reduced to the extent Sizzle’s stockholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of the Company’s and Sizzle’s transaction expenses, which will be payable by the Combined Company. This may adversely affect the business and future operations of Pubco.

The amount of working capital available to the Combined Company after the Business Combination will depend in part on the extent to which Sizzle stockholders exercise their right to redeem their shares into cash in connection with the Business Combination. Pubco’s working capital will be reduced in proportion to such redemptions, and will also be reduced to the extent of Sizzle’s and the Company’s transaction expenses, which will be payable by the Combined Company. Reduced working capital may adversely affect Pubco’s business and future operations.

If the funds held outside of our Trust Account are insufficient to allow us to operate until at least February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), our ability to complete an initial Business Combination may be adversely affected.

We believe the funds available to us outside of the Trust Account will be sufficient to allow us to operate until we complete our Business Combination; however, we cannot assure you that our estimate is accurate. If we are required to seek additional capital, we would need to borrow funds from our Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither our Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial Business Combination. Up to $1,500,000 of such loans may be convertible into shares of the post-Business Combination entity at a price of $10.00 per share at the option of the lender. The shares would be identical to the private placement shares. As of June 30, 2023, there were no outstanding working capital loans. Prior to the completion of our initial Business Combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, since we will cease all operations except for the purpose of liquidating if we are unable to complete an initial Business Combination by February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation).

As of June 30, 2023, Sizzle had $23,415 of cash in its operating bank account and a working capital deficit of $3,445,065 (excluding franchise and income taxes payable). Sizzle has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. We may need to raise additional funds in order to meet the expenditures required for operating our business. Further, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. In addition, we intend to target businesses larger than we could acquire with the net proceeds of our initial public offering and the sale of the placement shares, and may as a result be required to seek additional financing to complete such proposed initial Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. There are no assurances that Sizzle will complete the proposed Business Combination before February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). The date for mandatory liquidation and subsequent dissolution raise substantial doubt about Sizzle’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Resources could be wasted in researching acquisitions that are not completed (including the proposed Business Combination), which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we have not completed our initial Business Combination within the required time period, our public stockholders may receive only approximately $10.87 per share, or less than such amount in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless.

We anticipate that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we decide not to complete a specific initial Business Combination, such as the proposed Business Combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, such as the Company, we may fail to complete our initial Business Combination for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we are unable to complete our initial Business Combination, our public stockholders may receive only approximately $10.87 per share on the liquidation of our Trust Account and our warrants will expire worthless.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results and/or the market price of our common stock, which may make it more difficult for us to consummate an initial Business Combination with a target business.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. As a result of the SEC Staff Statement, we reevaluated the accounting treatment of our warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our consolidated balance sheet as of December 31, 2022 and June 30, 2023 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. ASC 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earning may have a material adverse effect on the market price of our securities.

Our ability to consummate an initial Business Combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflict in Ukraine.

In late February 2022, Russian military forces invaded Ukraine. Russia’s invasion, the responses of countries and political bodies to Russia’s actions, and the potential for wider conflict may increase financial market volatility and could have adverse effects on regional and global economic markets, including the markets for certain securities and commodities. Following Russia’s actions, various countries, including the United States, Canada, the United Kingdom, Germany, and France, as well as the European Union, issued broad-ranging economic sanctions against Russia. The sanctions consist of the prohibition of trading in certain Russian securities and engaging in certain private transactions, the prohibition of doing business with certain Russian corporate entities, large financial institutions, officials and persons, and the freezing of Russian assets. The sanctions include a possible commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications, commonly called “SWIFT”, the electronic network that connects banks globally, and imposed restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. A number of large corporations and U.S. states have also announced plans to curtail business dealings with certain Russian businesses.

The imposition of the current sanctions (and potential imposition of further sanctions in response to continued Russian military activity) and other actions undertaken by countries and businesses may adversely impact various sectors of the Russian economy, and the military action has severe impacts on the Ukrainian economy, including its exports and food production. The duration of ongoing hostilities and corresponding sanctions and related events cannot be predicted and may result in a negative impact on the markets and thereby may negatively impact our ability to consummate a Business Combination.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what the actual financial position or results of operations of the Combined Entity would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position or results of operations of the Combined Entity would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Sizzle may waive one or more of the conditions to the Business Combination.

Sizzle may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by its existing charter and applicable laws. For example, it is a condition to Sizzle’s obligations to close the Business Combination that the representations and warranties of the Company Holders are true and correct in all respects as of the date of the Merger Agreement and as of the date of the Closing (or an earlier date to the extent that an earlier date is referenced in the representation and warranty), except, for certain of the representations and warranties, for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Merger Agreement) on the Company. Under applicable law and Sizzle’s existing charter, Sizzle is not able to waive the condition that its stockholders approve the Business Combination.

The Merger Agreement includes a Minimum Cash Condition as a condition to the consummation of the Business Combination, which may make it more difficult for Sizzle to complete the Business Combination as contemplated.

The Merger Agreement provides that the parties’ obligation to consummate the Business Combination is conditioned on, among other things, a minimum cash condition that the funds that are in the Trust Account, together with the cash on Sizzle’s balance and the aggregate amount of gross proceeds from any subscription or investment agreement with respect to securities of Pubco entered into prior to Closing, equal $40 million, before payment of transaction expenses. For a description of the financing arrangements entered into, or expected to be entered into, by Sizzle and/or Pubco in connection with the Business Combination, please see “The Business Combination Proposal — Financing Arrangements.”

The Merger Agreement also provides that the Company has a right to terminate the Merger Agreement if the Minimum Cash Condition is not anticipated to be met, as reasonably determined by the Company following the conclusion of an extension meeting to extend the time period for Sizzle to consummate a business combination.

Sizzle intends to seek to arrange for additional financing, the proceeds of which would be used to satisfy the Minimum Cash Condition required to consummate the Business Combination. Such additional financing may not be available to Sizzle. Even if such financing is available, the ability of Sizzle to obtain such financing is subject to restrictions set forth in the Merger Agreement and other related agreements.

The Minimum Cash Condition and the termination right are for the sole benefit of EUR and can be waived only by EUR. As of the date of this proxy statement/prospectus, Sizzle has not met the Minimum Cash Condition. There can be no assurance that EUR could and would waive such terms, or that EUR will not exercise its termination right if it becomes exercisable.

If such terms are waived and the Business Combination is consummated, the cash held by Pubco and its subsidiaries in the aggregate, after the Closing, may not be sufficient to allow them to operate and pay their expenses and liabilities as they become due. Furthermore, Pubco’s affiliates are not obligated to make loans to it or invest in it in the future after the Business Combination. The additional exercise of redemption rights with respect to a large number of Sizzle’s public stockholders may make Pubco unable to take such actions as may be desirable in order to optimize its capital structure after the Closing and it may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding Pubco’s ability to continue as a going concern at such time.

If these terms are not met, and are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate, and the proposed Business Combination may not be consummated.

The Sponsor, and Sizzle’s directors and officers, have conflicts of interest in determining to pursue the Business Combination with the Company, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of Sizzle’s stockholders.

The Sponsor, and officers and directors of Sizzle, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Sizzle’s public stockholders, which may result in a conflict of interest. These interests include:

•        If the Business Combination with the Company or another business combination is not consummated by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation),

Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the founders shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Sizzle IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $59.0 million based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination). On the other hand, if the Business Combination is consummated, each outstanding share of Sizzle Common Stock will be converted into one Pubco Ordinary Share.

•        If the Business Combination with the Company or another business combination is not consummated by up to February  8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the 722,750 private placement shares held by the Sponsor would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares Such private placement shares had an aggregate market value of approximately $7.8  million based upon the closing price of $10.89 per share of Sizzle Common Stock on Nasdaq on November 7, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination).

•        If Sizzle is unable to complete a business combination within the required time period under the Sizzle Certificate of Incorporation, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of potential target businesses or claims of vendors or other entities that are owed money by Sizzle for services rendered or contracted for or products sold to Sizzle. If Sizzle consummates a business combination, on the other hand, Sizzle and ultimately the combined company will be liable for all such claims.

•        Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of November 7, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $129,437 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); and (c) the SPAC Transaction Expenses, including, without limitation (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses (including indebtedness related to such Extension Expenses) and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount currently estimated to be $9.2 million based on each of Jett and CCM receiving capital stock in lieu of a cash fee as provided in the Jett Amended Letter and CCM Amended Letter.

•        Based on the difference in the purchase price of $0.004 that the Sponsor paid for each of the founders shares, as compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing of the Business Combination.

•        The Merger Agreement provides for the continued indemnification of Sizzle’s current directors and officers and the continuation of directors and officers liability insurance covering Sizzle’s current directors and officers.

•        The Sponsor and/or its officers and directors (or their affiliates or members) may make loans and/or capital contributions from time to time to Sizzle to fund certain capital requirements. The Sponsor agreed to loan Sizzle an aggregate of up to $150,000, of which $129,437 (including fees) was outstanding as of November 7, 2023 (as the note is currently without fixed terms). The Sponsor, its affiliates and Sizzle’s officers and directors have a Promissory Note and indebtedness outstanding from Sizzle relating to the Extension Expenses. Additionally, $600,000 was outstanding under Extension Notes as of the date of this proxy statement/prospectus. On February 6, 2023 and July 6, 2023, ASJC Global LLC – Series 11, a member of the Sponsor, contributed $400,000 and $200,000 respectively to the Sponsor for Extension Funds, in exchange for 300,000 and 150,000 of founders shares, respectively. Furthermore, on July 31, 2023, Sponsor raised $175,000, on August 30, 2023, Sponsor raised $60,000, on October 4, 2023 Sponsor raised $75,000, and on November 2, 2023, the Sponsor raised $120,000, in each case from Polar Subscriptions, in exchange in the aggregate for 430,000 founders shares held by Sponsor, and this aggregate amount, consisting of $430,000, was loaned as Extension Loans by Sponsor to Sizzle to pay into the Trust Account as Extension Funds. Additional loans or contributions may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

•        Carolyn Trabuco will be the Sizzle designee to the Pubco Board upon the effectiveness of the Business Combination. As a director, in the future, Ms. Trabuco may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

In addition to the interests of Sizzle’s directors and officers in the Business Combination, Sizzle stockholders should be aware that the certain other persons may have financial interests that are different from, or in addition to, the interests of Sizzle stockholders, including:

•        Cantor, as the Representative of Sizzle’s underwriters in the IPO, in the Underwriting Agreement Amendment has agreed to accept shares for purposes of the deferred underwriting commission in that agreement, in the amount of 900,000 shares. In addition, Cantor also purchased 47,250 representative shares from Sizzle for $10.00 per share in a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Together these shares had an aggregate market value of approximately $10,315,552 based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023 (assuming these privately placed shares to Cantor have the same price as publicly traded shares of Sizzle Common Stock). These shares will become worthless if Sizzle does not consummate a business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding representative share will be exchanged for one share of Pubco and Cantor will receive an issuance of Pubco Ordinary Shares described in the Underwriting Agreement Amendment.

•        EBC owns an aggregate of 75,600 EBC shares. Such EBC shares had an aggregate market value of approximately $823,284 based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023. The EBC shares will become worthless if Sizzle does not consummate a business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding EBC share will be exchanged for one share of Pubco.

•        On August 4, 2023, Sizzle entered into an amendment with CCM, as financial advisor for merger and acquisition financial advisory services in connection with a business combination, including the Business Combination (the “M&A Services”) to CCM’s existing engagement agreement for providing M&A Services. For its M&A Services, pursuant to such amendment, CCM has agreed to be paid entirely, other than customary expense reimbursement, in the form of 1,000,000 Pubco Ordinary Shares (after giving effect to the exchange of ordinary shares of the Company for such Pubco Ordinary Shares). Other than piggyback rights to registration and registration rights, CCM’s shares would have the same rights as other holders of shares of the Company in the Business Combination. In connection with the obligation of Critical Metals to pay for or reimburse specified transaction expenses of the Business Combination as provided in the First Amendment, dated January 4, 2023, it is anticipated that Pubco will fulfill such obligation in the First Amendment to compensate EUR for payment of such Sizzle Transaction Expenses and Company Transaction Expenses (in each case as defined in the Business Combination Agreement) by issuance of Pubco Ordinary Shares to EUR following the Closing of the Business Combination. If the Business Combination is not consummated, CCM will not be paid the CCM Transaction Fee.

•        On August 3, 2023, EUR entered into an amendment with Jett Capital, as financial advisor for strategic and merger and acquisition financial advisory services in connection with a business combination or other strategic transaction, including the Business Combination (the “Jett Strategic Advisory Services”) to Jett’s existing engagement agreement with EUR for providing Jett Strategic Advisory Services. For Jett Strategic Advisory Services, pursuant to such amendment, Jett has agreed to be paid, other than customary expense reimbursement, in the form of 2,865,374 Pubco Ordinary Shares (after giving effect to the exchange of ordinary shares of the Company for such Pubco Ordinary Shares). Other than Jett’s piggyback rights to registration and registration rights, such shares of Jett would have the same rights as other holders of shares of the Company in the Business Combination. In connection with the obligation of Pubco (Critical Metals) to pay for or reimburse specified transaction expenses of the Business Combination as provided in the First Amendment, dated January 4, 2023, it is anticipated that Pubco will fulfill such obligation in the First Amendment to compensate EUR for payment of such Sizzle Transaction Expenses and Company Transaction Expenses (in each case as defined in the Business Combination Agreement) by issuance of Pubco Ordinary Shares to EUR following the Closing of the Business Combination.

These interests may influence Sizzle’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Since the Sponsor and Sizzle’s affiliates will lose their entire investment of privately placed shares (consisting of founder shares and placement shares) in Sizzle if the Business Combination is not completed, they may have had a conflict of interest in identifying and selecting the Company for Sizzle’s initial Business Combination in order to close the Business Combination.

The Sizzle Initial Stockholders, including our Sponsor, and their permitted transferees, currently own an aggregate of 5,425,000 founder shares, for an aggregate purchase price of $25,000. In addition, our Sponsor purchased an aggregate of 722,750 placement shares for $7,227,500 in a Private Placement that occurred simultaneously with the consummation of our IPO and upon exercise of the underwriter’s over- allotment option. All of such founder shares and placement units will be worthless if an initial Business Combination is not consummated. The personal and financial interests of our Sponsor, and its affiliates, may have influenced their motivation in identifying and selecting the Company for its target Business Combination and consummating the Business Combination in order to close the Business Combination.

There are risks to our stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than acquiring securities of the Company or Pubco directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock and warrants in connection therewith, investors will not receive the benefit of an outside independent review of Pubco’s, Sizzle’s and the Company’s respective finances and operations performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for material misstatements or omissions in a registration statement filed with the SEC in connection with the public offering. As no such review has been or will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in a public securities offering.

In addition, the Sponsor and Sizzle’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced Sizzle’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— The Sponsor, and Sizzle’s directors and officers, have conflicts of interest in determining to pursue the Business Combination with the Company, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of Sizzle’s stockholders.”

The process of taking a company public by means of a Business Combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a Business Combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a Business Combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the Business Combination. The process of establishing the value of a company in a SPAC Business Combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Merger Agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

Sizzle cannot assure you that its due diligence review of the Company has identified all material issues or risks associated with the Company, its business, or the industry in which it operates. If Sizzle’s due diligence investigation of the Company’s business was inadequate, then shareholders of Sizzle following the Business Combination could lose some or all of their investment.

Even though Sizzle conducted a due diligence investigation of the Company that it believed to be reasonable, it cannot be certain that this due diligence uncovered all material issues that may be present inside the Company or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company and its business and outside of its control will not later arise. Additional information may later arise in connection with the preparation of the registration statement and proxy materials or after completion of the Business Combination. Accordingly, any Sizzle stockholders who choose to remain shareholders of Pubco following the consummation Business Combination could suffer a reduction in the value of their shares.

Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until we consummate our initial Business Combination, we intend to engage in the business of identifying and combining with one or more businesses. The Sponsor and our officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in our charter, certain candidates would not be able to serve as an officer or director. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our amended and restated certificate of incorporation provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.

However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a Business Combination. The different timelines of competing Business Combinations could cause our directors and officers to prioritize a different Business Combination over finding a suitable acquisition target for our Business Combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular Business Combination are appropriate and in our stockholders’ best interest, which could negatively impact the timing for a Business Combination. We are not aware of any such conflicts of interest and do not believe that any such conflicts of interest impacted our search for an acquisition target.

Deferred underwriting fees in connection with the IPO and payable at the consummation of our initial Business Combination will not be adjusted to account for redemptions by our public stockholders; if our public stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

The underwriters in our IPO are entitled to deferred underwriting commissions totaling 900,000 Pubco Ordinary Shares upon the consummation of our initial Business Combination. The deferred underwriting commissions will not be adjusted to account for redemptions of public shares by our public stockholders. Accordingly, the amount of effective total underwriting commissions will increase as the number of public shares redeemed increases, if calculated on a per share basis for payment of this fee to the Representative, in relation to remaining unredeemed public shares. However, under the Underwriting Agreement Amendment the amount of cash available to Pubco following the Closing would not be reduced by such fee.

Since the Sponsor, and Sizzle’s executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether the Company is appropriate for Sizzle’s initial Business Combination in order to close the Business Combination.

At the Closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of November 7, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $129,437 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); and (c) the SPAC Transaction Expenses, including, without limitation (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses (including indebtedness thereon including an Extension Note of $600,000 as of the date of this proxy statement/prospectus) and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount currently estimated to be $9.2 million based on each of Jett and CCM receiving capital stock in lieu of a cash fee as provided in the Jett Amended Letter and CCM Amended Letter. These financial interests of the Sponsor, executive officers and directors of Sizzle may have influenced their motivation in identifying and selecting European Lithium for the Business Combination in order to close the Business Combination.

Sizzle’s ability to successfully effect the Business Combination and Pubco’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of the Company, most of whom are expected to stay with Pubco following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Sizzle’s ability to successfully effect the Business Combination and Pubco’s ability to successfully operate the business is dependent upon the efforts of certain key personnel of the Company, particularly Tony Sage. Although most of such key personnel are expected to remain with Pubco following the Business Combination, it is possible that Pubco will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-combination business. For example, Pubco intends to appoint Melissa Chapman, who is currently acting in a financial and accounting consulting capacity to Pubco, as its interim chief financial officer upon the consummation of the Business Combination; however, it is anticipated that the Pubco Board will seek to appoint a new chief financial officer with experience in operating a U.S. public company as soon as practicable following the consummation of the Business Combination. Furthermore, while Sizzle has scrutinized individuals it intends to engage to stay with Pubco following the Business Combination, its assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause Pubco to have to expend time and resources helping them become familiar with such requirements.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Sizzle’s or Pubco’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Sizzle’s securities prior to the Closing of the Business Combination may decline. The market values of Sizzle’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the securities of Pubco could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the Company’s equity interests or Pubco’s stock and trading in the shares of Sizzle Common Stock has not been active. Accordingly, the valuation ascribed to the Company and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If, following the Business Combination, an active market for Pubco’s securities develops and continues, the trading price of these securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Pubco’s control. Any of the factors listed below could have a material adverse effect on your investment in our securities and Pubco’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Pubco’s securities may not recover and may experience a further decline.

Factors affecting the trading price of Pubco’s securities following the Business Combination may include:

•        actual or anticipated fluctuations in the quarterly financial results of Pubco or the quarterly financial results of companies perceived to be similar to Pubco;

•        changes in the market’s expectations about Pubco’s operating results;

•        success of competitors;

•        Pubco’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Pubco or the industry in general;

•        operating and stock price performance of other companies that investors deem comparable to Pubco;

•        Pubco’s ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting Pubco’s business;

•        commencement of, or involvement in, litigation involving Pubco;

•        changes in Pubco’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of Pubco Ordinary Shares available for public sale;

•        the issuances of a substantial number of Pubco Ordinary Shares pursuant to the GEM Agreement and Equity Forward Arrangement;

•        any major change in the board or management of Pubco;

•        sales of substantial amounts of Pubco shares by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Pubco’s securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Pubco’s securities, may not be predictable. A loss of investor confidence in the market for clean energy related stocks or the stocks of other companies which investors perceive to be similar to Pubco could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Pubco’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

The Sponsor, and Sizzle’s directors and officers have agreed to vote in favor of its initial Business Combination, regardless of how Sizzle’s public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor, Sizzle’s directors and officers have agreed to vote their founder shares and placement shares, as well as any public shares purchased by them in or after the Sizzle IPO, in favor of the initial Business Combination of Sizzle. Our Sponsor together with our directors and officers and permitted transferees currently own 6,147,750 shares of Sizzle Common Stock, representing 57.5% of the 10,693,897 issued and outstanding shares of Sizzle Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if Sizzle’s Sponsor, directors and officers agreed to vote their founder shares and placement shares in accordance with the majority of the votes cast by its public stockholders.

The Pubco Ordinary Shares to be received by Sizzle’s stockholders as a result of the Business Combination will have different rights from shares of Sizzle Common Stock.

Following completion of the Business Combination, the Sizzle stockholders will no longer be stockholders of Sizzle but will instead be shareholders of Pubco. There will be important differences between your current rights as a Sizzle stockholder and your rights as a Pubco shareholder. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with the shares of common stock.

Sizzle’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Sizzle’s stockholders will own a smaller percentage of Pubco than they currently own of Sizzle. Immediately upon completion of the Business Combination, it is anticipated that Sizzle’s stockholders including the Sponsor will own approximately 7.0% of the Pubco Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, and of that amount approximately 4.0% will be owned by the Sponsor and Sizzle’s directors and officers, assuming that none of Sizzle stockholders exercise their redemption rights. (These percentages do not include ownership of Pubco Ordinary Shares as result of the exercise of Sizzle Warrants which upon Closing are exchanged for Pubco Warrants). Consequently, Sizzle’s stockholders, as a group, will have reduced ownership and voting power in Pubco compared to their ownership and voting power in Sizzle.

Subsequent to the consummation of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Sizzle has conducted due diligence on the Company, there is no assurance that this diligence revealed all material issues that may be present in the Company’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Sizzle’s and the Company’s control will not later arise. As a result, Pubco may be forced later to write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Sizzle’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Sizzle’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the liquidity of Pubco, the fact that Pubco reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause Pubco to be unable to obtain future financing on favorable terms or at all.

Our founder shares may have an adverse effect on the market price of Sizzle Common Stock and Pubco Ordinary Shares.

The Sizzle Initial Stockholders currently own an aggregate of 5,425,000 founder shares, which are convertible into shares of Sizzle Common Stock on a one-for-one basis, subject to adjustment as described in this proxy statement/prospectus. In addition, if our Sponsor makes any working capital loans, up to $1,500,000 of such loans may be converted into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial Business Combination. Those units, if any, would be identical to the placement units, although as of December 31, 2022, there were no such working capital loans outstanding. The potential for the issuance of a substantial number of additional shares of Sizzle Common Stock upon exercise of these warrants, conversion of these rights and loan conversion rights will increase the number of issued and outstanding shares of our Sizzle Common Stock and reduce the value of the shares of Sizzle Common Stock issued to complete the Business Combination.

The placement shares are identical to the public shares sold in the IPO except that the private shares may not be sold or transferred by them (except to certain permitted transferees) until after Sizzle’s initial Business Combination.

Pubco may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to it after the Business Combination.

Neither Sizzle nor the Company is currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, Pubco will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes- Oxley Act of 2002 are significantly more stringent than those required of the Company as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to Pubco after the Business Combination. If Pubco is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, Pubco may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its common stock.

The requirements of being a public company may strain Pubco’s resources and divert management’s attention.

As a public company, Pubco is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase the legal and financial compliance costs of Pubco, make some activities more difficult, time-consuming or costly and increase demand on Pubco’s systems and resources, particularly after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that Pubco maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve Pubco’s disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect Pubco’s business and operating results. Pubco may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase its costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Pubco intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If Pubco’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against Pubco and its business may be adversely affected.

Pubco is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its shares of common stock less attractive to investors.

Pubco is an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, Pubco elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, the financial statements of Pubco may not be comparable to companies that comply with public company effective dates. It cannot be predicted if investors will find Pubco Ordinary Shares less attractive because Pubco may rely on these exemptions. If some investors find Pubco Ordinary Shares less attractive as a result, there may be a less active trading market for Pubco Ordinary Shares and its share price may be more volatile.

The future exercise of registration rights may adversely affect the market price of Pubco Ordinary Shares.

Pursuant to a registration rights agreement to entered into concurrently with the Closing, Pubco will register the Pubco Ordinary Shares held by EUR, Sizzle, the Sponsor and certain other holders (together, the “Holders”) of Pubco Ordinary Shares or any successor to Pubco (including Pubco Ordinary Shares issuable upon the exercise, conversion, exchange or redemption of any other security therefor), excluding any such Pubco Ordinary Shares that (i) have been sold, transferred, exchanged or otherwise disposed of in accordance with a registration statement, or have been sold pursuant to Rule 144 (“Rule 144”) or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the recipient does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (ii) have been transferred to a transferee that has not agreed in writing and for the benefit of Pubco to be bound by the terms and conditions of this Agreement, (iii) have ceased to be outstanding or (iv) have ceased to be of a class of securities of Pubco that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, with respect to any Holder, such Holder’s Shares shall not constitute Registrable Shares if all of such Holder’s Shares (together with any Shares held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision). As a result, up to approximately 85 million shares (assuming full issuance of Earnout Shares in the future) will be subject to registration rights following Closing of the Business Combination.

In addition, the Holders will be granted both demand and piggyback registration rights for the Pubco securities that it will receive in connection with the Business Combination.

The registration of these securities will permit the public resale of such securities, subject to any applicable contractual lock-up obligation. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Ordinary Shares post-Business Combination.

Anti-takeover provisions contained in the Proposed Charter and proposed amended and restated bylaws of Pubco, as well as provisions of British Virgin Islands law, could impair a takeover attempt and limit the price investors might be willing to pay in the future for the Pubco Ordinary Shares and could entrench management.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Pubco is also subject to anti-takeover provisions under British Virgin Islands law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities.

These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares without shareholder approval, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities. The Proposed Charter also provides that the board of directors shall be classified into three classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings. There are advance notice requirements for shareholders seeking to nominated directors and propose matters to be acted upon at shareholder meetings, which could discourage or make more difficult an attempt to obtain control of Pubco by means of a proxy contest, tender offer, merger, or otherwise.

The Proposed Charter will provide, subject to limited exceptions, that the courts of the British Virgin Islands will be the exclusive forum for matters arising out of or in connection with the Proposed Charter, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with Pubco or its directors, officers, employees or stockholders.

The Proposed Charter provides that, unless Pubco otherwise consents in writing to the selection of an alternative forum, each party shall be deemed to have agreed that the courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine all any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with the Proposed Charter and for such purposes Pubco and each member shall be deemed to have irrevocably submitted to the jurisdiction of such courts.

Additionally, unless Pubco otherwise consents in writing, the federal district courts of the United States will be the exclusive forum for the resolution of claims arising under the Securities Act and Exchange Act.

This choice of forum provision may limit a stockholder’s ability to bring such claims in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The Sponsor, Sizzle’s directors and officers and advisors and their respective affiliates may elect to purchase shares from holders of our public shares in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Sizzle Common Stock.

In connection with the stockholder vote to approve Proposal 1 (Business Combination Proposal) and the other proposals Sizzle and its affiliates may purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Sizzle’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Sizzle Common Stock who have already elected to exercise their redemption rights, in which event such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Sizzle Common Stock owned by the Sponsor and/or Sizzle’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to Sizzle for use in the Business Combination. None of Sizzle, the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Sizzle Common Stock purchased by the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such SPAC Common Stock does have redemption rights then such rights will be waived by the Sponsor, or Sizzle’s directors, officers or advisors, or their respective affiliates.

Unlike our Sponsor’s and Sizzle Initial Stockholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities”, to the extent those shares were acquired by an affiliate of Sizzle, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers of such newly purchased shares to hold them for at least one year (from the date Pubco files certain information on Form 8-K following the Closing in accordance with rules applicable to special purpose acquisition companies), assuming they are not registered on a registration statement following the Closing and Pubco has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Sizzle will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of shares of Sizzle Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Sizzle Common Stock for which Sizzle has received redemption requests.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the persons described above have been entered into with any such investor or holder. Sizzle will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect Sizzle’s business, financial condition or results of operations, or its prospects.

The funds in Sizzle’s operating account and its Trust Account are held in banks or other financial institutions. Sizzle’s funds held in non-interest bearing and interest-bearing accounts would exceed any applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold Sizzle’s or the Trust Account’s funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, Sizzle’s liquidity may be adversely affected. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. Although Sizzle did not have any funds in Silicon Valley Bank or other institutions that have been closed, Sizzle cannot guarantee that the banks or other financial institutions that hold Sizzle’s or the Trust Account’s funds will not experience similar issues.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for Sizzle to acquire financing on terms favorable to Sizzle and/or Critical Metals in connection with the Business Combination, a potential business combination, or at all, and could have material adverse impacts on their respective liquidity, business, financial condition or results of operations, or prospects. Sizzle’s and/or Critical Metals’ business may be adversely impacted by these developments in ways that cannot be predicted by Sizzle or Critical Metals at this time, there may be additional risks that they have not yet identified, and each of Sizzle and Critical Metals cannot guarantee that it will be able to avoid negative consequences directly or indirectly from any failure of one or more banks or other financial institutions.

Risks Related to the NTA Proposal

The removal of the net tangible asset requirement in connection with the Business Combination may result in a depressed net tangible assets being contributed to or calculated for Critical Metals, which may adversely affect the stock price of Critical Metals following the Business Combination.

Sizzle stockholders are being asked to adopt a proposed amendment to the Existing Sizzle Charter prior to the Business Combination, which, in the judgment of the Sizzle Board, may be necessary to facilitate the Business Combination. Net tangible assets are calculated as total assets, less intangible assets and total liabilities. The Company’s financial statements reflect substantial intangible assets, such as goodwill and intangible assets, net. In addition, Sizzle’s financial statements reflect liabilities. Although the calculation of net tangible assets offers limited utility to understanding the operations of a business such as Critical Metals, the calculation of net tangible assets may be used by investors to determine the value of a company’s shares. Accordingly, the removal of the net tangible asset requirement and may result in reduced tangible assets of Critical Metals and may adversely affect the stock price of Critical Metals following the Business Combination.

It cannot be certain that Sizzle or Critical Metals will qualify for another exemption from classification as a “penny stock” if the net tangible asset requirement in connection with the Business Combination is removed.

Sizzle and Critical Metals believe that the Pubco Ordinary Shares will be exempt from classification as a “penny stock” upon the closing of the Business Combination with the removal of the minimum $5,000,001 net tangible assets requirement from its charter because it will be exempt under other provisions of the definition of “penny stock”; however, there can be no assurance to this effect.

As an alternative from being exempt from penny stock classification by having minimum net tangible assets of $5,000,001, a company can meet the requirements of SEC Rule 3a51-1(a)(ii), which generally require that a company (a) have either $5 million of stockholders equity or listed securities with a market value of $50 million or net income of at least $750,000 in its last fiscal year or two out of three of its most recent fiscal years, (b) either a one year operating history or listed securities with a market value of $50 million, (c) a minimum bid price of $4 per share, (d) at least 300 round lot holders of its listed securities and (e) at least one million publicly held shares with a $5 million market value. Sizzle and Critical Metals believe that the combined companies will meet these criteria; however, there can be no assurance to this effect, and failure to meet these criteria or some other exemption from classification as a “penny stock” could result in the occurrence of some of the following four risks.

The Pubco Ordinary Shares (and Pubco Warrants) may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

The Pubco Ordinary Shares and Pubco Warrants may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future after the Business Combination. While Sizzle’s common stock and warrants are currently not considered “penny stock” since they are listed on the Nasdaq Global Market, if Critical Metals is unable to obtain and maintain a listing for Pubco Ordinary Shares and Pubco Warrants on a national securities exchange, unless Critical Metals maintains a per-share price above $5.00, the Pubco Ordinary Shares and Pubco Warrants will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

•        If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

•        If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damage

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in Pubco’s securities, which could severely limit the market price and liquidity of Pubco’s securities. These requirements may restrict the ability of broker-dealers to sell Pubco Ordinary Shares or Pubco Warrants and may affect your ability to resell Pubco Ordinary Shares and Pubco Warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, Pubco Ordinary Shares or Pubco Warrants will not be classified as a “penny stock” in the future.

Penny stocks are generally considered to be high-risk investments. There are several factors that contribute to the high-risk nature of penny stocks, including:

•        Volatility:    Penny stocks are known for their extreme price fluctuations. This volatility can be caused by a number of factors, including changes in the overall stock market, news about the company or industry, and changes in investor sentiment.

•        Lack of liquidity:    Penny stocks are often traded on over-the-counter markets, which can make them more difficult to buy and sell. This lack of liquidity can increase the risk of large price swings and can make it difficult to exit a position if needed

•        Lack of information:    Many penny stock companies are not required to file regular reports with the Securities and Exchange Commission (SEC), which means there may be limited information available to investors. This can make it difficult to evaluate the financial health of the company and to make informed investment decisions.

•        Manipulation:    Because of their low trading volumes and lack of regulatory oversight, penny stocks can be vulnerable to market manipulation. This can include practices such as “pump and dump” schemes, where investors artificially inflate the price of a stock before selling their shares for a profit.

Overall, it’s important to approach penny stocks with caution and to thoroughly research any investment before making a decision. It’s also a good idea to diversify your portfolio and to limit your exposure to any one stock or sector.

Pubco may be unable to obtain funding under equity-based financing if the Pubco Ordinary Shares are not listed on Nasdaq or a national securities exchange and/or become a penny stock.

Many post-Closing companies in De-SPAC mergers obtain equity-based financing, including from equity lines of credit (ELOCs) or similar financing arrangements, pursuant to which a financing provider agrees to buy newly issued stock on demand at a discount from a market-based price, which the financing provider then sells into the market to recoup its advances at a profit. ELOCs and similar arrangements typical require that a company’s stock be freely tradeable on a well-established public market such as the Nasdaq Global Market, Nasdaq Capital Market or the NYSE in order to be obligated to purchase stock to provide funding to the company. If financing for Pubco post-Closing takes the form, in whole or in part, of an equity-based financing, ELOC or similar arrangement, Pubco may be unable to obtain funds under such arrangement if the Pubco Ordinary Shares are not listed on the Nasdaq or another major US market or become classified as a penny stock.

In the event the NTA Proposal and the Business Combination Proposal are approved, but the Business Combination does not close, Sizzle’s public shareholders will still be entitled to have their Sizzle public shares redeemed, which could result in Sizzle’s public shares and warrants being delisted from Nasdaq and Sizzle’s common stock becoming a penny stock.

It is possible that Sizzle stockholders could approve the NTA Proposal, the Business Combination Proposal and the other Condition Precedent Proposals but the Business Combination could still fail to close because of the failure of one or more closing conditions to be satisfied and not waived. If this occurs, Sizzle’s public stockholders who requested redemption of their public shares would still be entitled to have those shares redeemed from funds out of the trust account, which could cause that balance in the trust account to fall below $5,000,001. It should be noted, however, that such Redemption Limitation in the NTA would have otherwise limited redemption rights of Sizzle stockholders. If the amount in Sizzle’s trust account falls below $5,000,001 as a result of redemptions, and the Business Combination does not close, Sizzle would likely no longer meet the Nasdaq listing standards, and its common stock could become a penny stock. This could result in Sizzle’s stock and warrants being delisted from Nasdaq and make it harder for Sizzle to consummate an alternative business combination and more likely that Sizzle would be required to cease operations, distribute the remaining assets in its trust account to its public shareholders and liquidate. Sizzle considers it highly unlikely that the Business Combination would not close if the NTA Proposal and the Business Combination Proposal are approved and believes it would be unlikely that it would be able to find and complete an alternative business combination if the Business Combination with the Company does not close. Therefore Sizzle believes that it is in the best interest of its stockholders to maximize the likelihood of the Business Combination closing by, among other things, obtaining the adoption of the NTA Proposal.

Risks Related to Ownership of Pubco Ordinary Shares

The Company does not expect to declare any dividends in the foreseeable future.

After the completion of the Business Combination, the Company does not anticipate declaring any cash dividends to holders of its shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

There can be no assurance that Pubco Ordinary Shares will be approved for listing on Nasdaq upon the Closing, or if approved, that Pubco will be able to comply with the continued listing standards of Nasdaq.

The Sizzle Common Stock, the Sizzle Warrants, and Sizzle’s publicly traded units and rights are currently listed on the Nasdaq Capital Market. In connection with the Closing, we intend to apply to list the Pubco Ordinary Shares on the Nasdaq Capital Market upon the Closing under the symbol “CRML” and the Pubco Warrants under the symbol “CRMLW”. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that Pubco have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float Pubco’s ability to meet these listing requirements may depend, in part, on the number of shares of Sizzle Common Stock that are redeemed in connection with the Business Combination, as the number of redemptions may impact whether Pubco has at least 300 unrestricted round lot holders upon the Closing, among other initial listing requirements. Pubco’s application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to Nasdaq that Pubco will meet these listing requirements.

If the Pubco Ordinary Shares is not approved for listing on Nasdaq or, after the Closing, Nasdaq delists Pubco’s shares from trading on its exchange for failure to meet the listing standards, Pubco and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that Pubco Ordinary Shares is a “penny stock” which will require brokers trading in Pubco Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Following the Business Combination, Pubco’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about Pubco, its business, or its market, or if they change their recommendations regarding Pubco Ordinary Shares in an adverse manner, the price and trading volume of Pubco Ordinary Shares could decline.

Prior to the completion of the Business Combination, the Company has been a privately-held company. Although EUR is listed on the Australian Stock Exchange, the Company’s management’s lack of public company operating experience in the U.S. may make it difficult to forecast and evaluate its future prospects. If Pubco is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, Pubco’s business, prospects, financial condition and operating results may be harmed.

The trading market for Pubco Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about Pubco, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on Pubco. If no securities or industry analysts commence coverage of Pubco, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Pubco changes its recommendation regarding Pubco’s stock in an adverse manner, or provides more favorable relative recommendations about its competitors, the price of Pubco Ordinary Shares would likely decline. If any analyst who may cover Pubco were to cease coverage of Pubco or fail to regularly publish reports on it, Pubco could lose visibility in the financial markets, which could cause Pubco’s stock price or trading volume to decline.

Sizzle may not be able to complete an initial business combination with a U.S. target company should the transaction be subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Although we are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination, there can be no assurance that such additional approval or actions will be obtained within the required time period. This includes any potential review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”) on account of certain foreign ownership restrictions on U.S. businesses. If CFIUS considers Sizzle a “foreign person” under such rules and regulations and the Company a U.S. business that may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. If the Business Combination with the Company falls within the scope of foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

Sizzle’s Sponsor is VO Sponsor, LLC, a Delaware limited liability company. The Sponsor’s managing members are each U.S. citizens and residents, Steve Salis and Jamie Karson, and all of Sponsor’s owners are likewise U.S. persons. As the managing members of the Sponsor, we believe Messrs. Salis and Karson control the Sponsor and the Sponsor is thereby controlled by a U.S. person. The Sponsor together with the Initial Stockholders and Sizzle’s officer and directors, own approximately 28% of the issued and outstanding shares of Sizzle Common Stock. Accordingly, the Sponsor is not controlled by a non-U.S. person, and it is unlikely CFIUS may consider Sizzle to be a “foreign person.”

European Lithium AT (Investments) Limited (the “Company”) and European Lithium Limited (“EUR”) in each case are non-U.S. persons, with the Company being a BVI business company incorporated in the British Virgin Islands and EUR being an Australian Public Company limited by shares. The Company is not in our view a U.S. business, because the Company is a BVI business company incorporated in the British Virgin Islands, and substantially all to all of its assets are located in Austria, as described under “Information about the Company.” The Company does not have any operations in the United States, does not have any assets or mineral rights in the United States and does not have sales in the United States.

Although we do not believe the Company is a U.S. business, and furthermore although we do not believe the Company has a business that may affect U.S. national security, and although we believe Sizzle is controlled by a U.S. person, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if Sizzle had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent Sizzle from consummating the Business Combination with the Company. If Sizzle were to seek an initial business combination other than the Business Combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because Sizzle has only a limited time to complete an initial business combination, its failure to obtain any required approvals within the requisite time period could prevent Sizzle from completing an initial business combination and may require Sizzle to liquidate. If Sizzle liquidates, this will cause you to lose any potential investment opportunity in Critical Metals or the Company and the chance of realizing future gains on your investment through any price appreciation in Critical Metals, and Sizzle’s warrants will expire worthless.

Risks Related to the U.S. Federal Income Tax Treatment of the Business Combination

The Merger may not qualify as a reorganization under Section 368(a) of the Code or as a part of an integrated transaction governed by Section 351 of the Code, or may be taxable under Section 367(a) of the Code, in which case the Business Combination generally would be taxable with respect to U.S. investors of Sizzle Common Stock and/or Sizzle Warrants.

The material U.S. federal income tax considerations that may be relevant to U.S. investors of Sizzle in respect of the Merger are discussed in more detail in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” It is intended that the (i) Merger, together with other relevant portions of the transactions contemplated by the Merger Agreement, qualifies as part of a Section 351 Transaction and (ii) the Merger qualifies as a Section 368(a) Reorganization. If the Merger qualifies as part of a Section 351 Transaction or as a Section 368(a) Reorganization, subject to Section 367(a) of the Code discussed below, then U.S. Holders (as defined in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations”) of Sizzle Common Stock who do not exercise their redemption rights and who participate in the Business Combination generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of Sizzle Common Stock solely for Pubco Ordinary Shares.

The provisions of Sections 351 and 368(a) of the Code, however, are complex and qualification as a non-recognition transaction under either of these provisions could be adversely affected by events or actions that occur prior to or following the Business Combination. In particular, there are significant factual and legal uncertainties as to whether the Merger qualifies as a Section 368(a) Reorganization or as part of a Section 351 Transaction, and therefore the tax treatment of the Merger is inherently uncertain. For example, under Section 368(a) of the Code, the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with investment-type assets, such as Sizzle. In addition, the Merger’s ability to qualify as a Section 368(a) Reorganization could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Sizzle. For example, the requirements for Section 368(a) Reorganization treatment could be affected by the magnitude of Sizzle Common Stock redemptions that occur in connection with the Business Combination. As a result, neither Sizzle’s nor the Company’s counsel is able to opine as to whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

Moreover, Section 367(a) of the Code and the applicable U.S. Treasury regulations promulgated thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a Section 368(a) Reorganization or as part of a Section 351 Transaction, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain additional requirements are met. There are significant factual and legal uncertainties concerning the determination of whether these requirements will be satisfied with respect to the Business Combination, including with respect to facts which will not be known until or following the closing of the Business Combination. The closing of the Business Combination (including the Merger) is not conditioned upon the receipt of an opinion of counsel regarding the tax treatment of the Business Combination (including the Merger) for U.S. federal income tax purposes, and neither Sizzle nor Pubco has sought or intends to seek a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination (including the Merger). Although Sizzle and Pubco currently intend to take the position that the Merger qualifies for the intended tax treatment to the extent permitted by applicable law, the facts and circumstances of the Business Combination (including the Merger) render the issue highly uncertain and notwithstanding the position that Sizzle and Pubco intend to take, there can be no assurance that the IRS will not challenge that conclusion or that a court would not sustain such a challenge. None of Sizzle, Pubco or any other party to the Merger Agreement makes any representations or provides any assurances regarding the tax treatment of the Business Combination (including the Merger).

If the Merger does not qualify as a Section 368(a) Reorganization or as part of a Section 351 Transaction, a U.S. Holder generally would recognize gain or loss with respect to the exchange of Sizzle Common Stock for Pubco Ordinary Shares in the Merger. If the Merger does not qualify as a Section 368(a) Reorganization, even if the Merger qualifies as part of a Section 351 Transaction, it is possible that the U.S. Holder could be required to either recognize gain or loss or recognize only gain but not loss with respect to the deemed exchange of Sizzle Warrants for Pubco Warrants in the Merger.

Furthermore, if a U.S. Holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its Sizzle Common Stock or, if such U.S. Holder exercises its redemption right with respect to all of its Sizzle Common Stock but maintains its ownership of Sizzle Warrants, such redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in a Section 368(a) Reorganization or a Section 351 Transaction which, depending on the circumstances applicable to such U.S. Holder, may be treated as capital gain (but not loss) or dividend income. If the IRS were to assert, and a court were to sustain, such a contrary position, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Sizzle Common Stock was treated as a separate transaction from the exchanges of Sizzle Common Stock and/or Sizzle Warrants pursuant to the Merger.

The tax consequences of the Business Combination are uncertain and will also depend on your particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Business Combination to U.S. Holders of Sizzle Common Stock and/or Sizzle Warrants, including the requirements for tax-deferred treatment and the application of Section 367(a) of the Code, see the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” If you are a U.S. investor whose Sizzle Common Stock and/or Sizzle Warrants are exchanged in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

The IRS may not agree that Pubco should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Although Pubco is incorporated in the British Virgin Islands and a UK tax resident, the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally classified as a U.S. (or “domestic”) corporation if it is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia. Because Pubco is not so created or organized (but is instead incorporated only in the British Virgin Islands), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. (or “domestic”) corporation) under these general rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under non-U.S. law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

As more fully described in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Pubco — Tax Residence of Pubco for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Treasury Regulations promulgated thereunder (the “Section 7874 Regulations”), and certain factual assumptions, Pubco is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. tax laws and regulations with possible retroactive effect) and is subject to certain factual uncertainties. In addition, whether the requirements for the treatment of Pubco as a foreign corporation have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. As a result, neither Sizzle’s nor the Company’s counsel is able to opine as to the status of Pubco as a foreign corporation under Section 7874 of the Code. Accordingly, there can be no assurance that the IRS will not challenge the status of Pubco as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code Pubco’s status as a foreign corporation for U.S. federal income tax purposes, Pubco and certain Pubco shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Pubco and potential future withholding taxes on certain Pubco shareholders. In particular, holders of Pubco Ordinary Shares and/or Pubco Warrants would be treated as holders of stock and warrants of a U.S. corporation.

See “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Pubco — Tax Residence of Pubco for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Section 7874 of the Code to the Business Combination. Investors in Pubco should consult their own advisors regarding the application of Section 7874 of the Code to the Business Combination.

If a U.S. person is treated as owning at least 10% of the stock of Pubco, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the stock of Pubco, such person may be treated as a “United States shareholder” with respect to each of Pubco and its direct and indirect subsidiaries (the “Pubco Group”) that is a “controlled foreign corporation,” or CFC, for U.S. federal income tax purposes. A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If the Pubco Group includes one or more U.S. subsidiaries, certain of Pubco’s non-U.S. subsidiaries could be treated as CFCs regardless of whether Pubco is treated as a CFC. Immediately following the consummation of the Business Combination, the Pubco Group will include a U.S. subsidiary.

If Pubco or any of its non-U.S. subsidiaries is a CFC, 10% “United States shareholders” will be subject to adverse income inclusion and reporting requirements with respect to such CFC. No assurance can be provided that Pubco will assist holders in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax payment obligations with respect to such CFCs.

U.S. Holders may suffer adverse tax consequences if Pubco is treated as a passive foreign investment company.

A non-U.S. corporation generally will be treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income) or (2) at least 50% of the value of its assets (ordinarily based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Whether Pubco is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of Pubco’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of certain subsidiaries, from time to time. Accordingly, a complete determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether Pubco will be a PFIC in its current taxable year or for any future taxable year. In addition, none of Sizzle’s, the Company’s or Pubco’s respective U.S. counsel expresses any opinion with respect to Pubco’s PFIC status for any taxable year.

If Pubco is a PFIC for any taxable year during a U.S. Holder’s holding period for the Pubco Ordinary Shares or Pubco Warrants, such U.S. Holder (as defined in Material U.S. Federal Income Tax Considerations — U.S. Holders”) may be subject to adverse tax consequences and may incur certain information reporting obligations. Under the PFIC rules, unless such U.S. Holder makes an election available under the Code (which election could itself have adverse consequences for such U.S. Holder), such U.S. Holder may be subject to U.S. federal income tax at the then prevailing maximum rates on ordinary income and possibly an “interest” charge, in respect of “excess distributions” and upon any gain from the disposition of Pubco Ordinary Shares and potentially Pubco Warrants, as if the excess distribution or gain had been recognized ratably over such U.S. Holder’s holding period of the Pubco Ordinary Shares or Pubco Warrants. Additionally, there can be no assurance that Pubco will have timely knowledge of its status as a PFIC in the future or that Pubco will timely provide information that would be required in order for a U.S. Holder to make a QEF election. For a further discussion, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules.” U.S. Holders are strongly encouraged to consult their own advisors regarding the potential application of these rules to Pubco and the ownership of Pubco Ordinary Shares and Pubco Warrants.

If Sizzle is deemed to be an investment company for purposes of the Investment Company Act, Sizzle would be required to institute burdensome compliance requirements and its activities could be severely restricted. As a result, if Sizzle is so deemed to be an investment company, unless it can modify activities so as not to be deemed an investment company, Sizzle may need to curtail or abandon its efforts to complete an initial Business Combination and instead commence liquidation.

There is currently some uncertainty concerning the applicability of the Investment Company Act of 1940, as amended (the “Investment Company Act”) to a SPAC, including a company like Sizzle. As a result, it is possible that a claim could be made that Sizzle has been operating as an unregistered investment company. If Sizzle is deemed to be an investment company under the Investment Company Act, Sizzle’s activities would be severely restricted. In addition, Sizzle would be subject to burdensome legal and regulatory compliance requirements.

Sizzle does not believe that its principal activities will subject it to regulation as an investment company under the Investment Company Act. However, Sizzle has taken actions it believes would assist in mitigating the risk referenced above. To mitigate the risk of Sizzle being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, Sizzle has instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds or related investments held in the Trust Account and to hold all funds in the Trust Account in cash until the earlier of consummation of Sizzle initial business combination or liquidation of Sizzle. Following such liquidation, Sizzle would likely receive minimal interest, if any, on the funds held in the Trust Account. As a result, the decision to liquidate the securities held in the Trust Account and to hold all funds in the Trust Account in cash would reduce the dollar amount holders of Sizzle’s public shares would receive upon any redemption or liquidation of Sizzle. In the event that Sizzle is deemed to be an investment company, despite any change in investments in the Trust Account, it may be required to liquidate the company, and the longer the period before the investment change, the greater the risk of being considered an investment company.

If Sizzle is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, Sizzle would be subject to additional regulatory burdens and expenses for which Sizzle is not allotted funds. In addition, if Sizzle is deemed to be an investment company, unless Sizzle can modify activities so as not to be deemed an investment company, Sizzle may need to curtail or abandon its efforts to complete an initial Business Combination and instead commence liquidation. Were Sizzle to liquidate, its warrants would expire worthless, and Sizzle’s securityholders would lose the investment opportunity associated with an investment in the combined company, including potential price appreciation of Pubco’s securities.

A market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

Following the Business Combination, the price of Pubco’s securities may fluctuate significantly due to the market’s reaction to the Business Combination, including a significant number of redemptions by Sizzle’s public stockholders, and general market and economic conditions. An active trading market for Pubco’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of Pubco’s securities after the Business Combination could vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. You may be unable to sell your securities unless a market can be established or sustained.

Pubco’s issuance of additional capital stock in connection with financings, acquisitions, investments, share incentive plans or otherwise will dilute all other stockholders.

Pubco expects to issue additional shares in the future, including under the GEM Agreement and the Equity Forward Arrangement, that will result in dilution to all other shareholders. For example, under the GEM Agreement, Pubco is entitled to draw down up to $125 million of gross proceeds from GEM Investor in exchange for the issuance Pubco Ordinary Shares a per-share amount equal to 90% of the average closing bid price of the Pubco Ordinary Shares recorded by Nasdaq during the 30 consecutive trading days commencing on the first trading day that is designated on the draw down notice. Assuming the Pubco Ordinary Shares trade at $10.00 per share and Pubco draws down fully under the GEM Agreement, the estimated shares issuable to the GEM Investor would be 13,888,889 Pubco Ordinary Shares. For a description of the risks associated with the issuance of shares under the Equity Forward Arrangement, see “— Vellar may purchase shares to backstop the funds in the Trust Account, as a result of which the Business Combination may still consummate even if a significant number of Sizzle’s public shareholders exercise their redemption rights. However, if the conditions for the funding of the Equity Forward Arrangement are not satisfied, or if Vellar is unable to provide the funding pursuant to the Equity Forward Arrangement or is otherwise in breach of the Equity Forward Arrangement, then it is possible that the Business Combination may not be consummated” and “— The issuance of Pubco Ordinary Shares to Vellar pursuant to the Equity Forward Arrangement would cause substantial dilution, which could materially affect the trading price of Pubco Ordinary Shares” below.

In addition, Pubco expects to grant equity awards to employees, directors, and consultants under its share incentive plans. Pubco expects to raise capital through equity financings in the future. As part of its business strategy, Pubco may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment.

Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and could have a negative impact on the market price of Pubco Ordinary Shares and Pubco’s ability to obtain additional financing in the future.

Risks Relating to Redemption

The ability to execute Sizzle’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration Sizzle would be required to pay for all of its public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to Sizzle, Sizzle may be required to increase the financial leverage Sizzle’s business would have to support. This may negatively impact Sizzle’s ability to execute on its own future strategic plan.

There is no guarantee that a Sizzle stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

No assurance can be given as to the price at which a stockholder may be able to sell the Pubco Ordinary Shares in the future following the completion of the Business Combination or any alternative Business Combination. Certain events following the consummation of any Business Combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a Sizzle stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s shares. Similarly, if an Sizzle stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any Business Combination, and there can be no assurance that a stockholder can sell its shares of Sizzle Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Each Sizzle stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Sizzle stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Sizzle Common Stock for a pro rata portion of the funds held in Sizzle’s Trust Account.

Holders of Sizzle Common Stock are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of Sizzle Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights. Failure to comply with the redemption procedures could result in the inability to redeem your Sizzle Common Stock.

A new 1% U.S. federal excise tax could be imposed on Sizzle in connection with redemptions of Sizzle Common Stock.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into U.S. federal law. The IRA provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax will apply to stock repurchases occurring in 2023 and beyond. It is currently expected that Sizzle (whose securities are trading on Nasdaq) is a “covered corporation” for this purpose. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. The U.S. Department of the Treasury has authority to provide excise tax regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

The extent of the excise tax that may be incurred in connection with a redemption of Sizzle Common Stock would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the Business Combination, (iii) the nature and amount of the equity issued, if any, by Sizzle in connection with the Business Combination (including any equity issued by Sizzle in connection with PIPE financing within the same taxable year of the redemption treated as a repurchase of stock), and (iv) the content of forthcoming regulations and other guidance from the U.S. Department of the Treasury. As noted above, the excise tax is imposed on the repurchasing corporation itself, not the stockholders from which stock is repurchased, and only limited guidance on the mechanics of any required reporting and payment of the excise tax on which taxpayers may rely have been issued to date. The imposition of the excise tax could reduce the amount of cash available to Sizzle for effecting the redemptions of Sizzle Common Stock, and could reduce the cash on hand for Sizzle (and Pubco immediately following the Business Combination) to fund operations and to make distributions to shareholders.

Risks Related to Sizzle, Pubco and the Business Combination

Vellar may purchase shares to backstop the funds in the Trust Account, as a result of which the Business Combination may still consummate even if a significant number of Sizzle’s public shareholders exercise their redemption rights. However, if the conditions for the funding of the Equity Forward Arrangement are not satisfied, or if Vellar is unable to provide the funding pursuant to the Equity Forward Arrangement or is otherwise in breach of the Equity Forward Arrangement, then it is possible that the Business Combination may not be consummated.

Pursuant to the Equity Forward Arrangement, Vellar intends, but is not obligated, to purchase through a broker in the open market shares of Sizzle Common Stock, including from public shareholders who elect to redeem their public shares in connection with the special meeting to vote approve the Business Combination, after the redemption deadline set forth in this proxy statement/prospectus and prior to the vote to approve the Business Combination. As a result of the transactions contemplated by the Equity Forward Arrangement, even if there are a significant amount of redemptions by Sizzle public stockholders, and if the minimum cash condition in the Merger Agreement is satisfied or waived, then, subject to satisfaction of other closing conditions, the Business Combination may still be consummated. If Vellar purchases any shares in the open market pursuant to the Equity Forward Arrangement, immediately following the Closing, Sizzle will prepay to Vellar from amounts remaining in the Trust Account an amount equal to the number of shares purchased by Vellar (each repurchased share, a “Recycled Share”) times the redemption price (as determined in accordance with Sizzle’s charter). Within three business days of such payment by Sizzle, Vellar will pay to Pubco a cash amount equal to the number of Recycled Shares times $1.00, less an amount equal to the sum of $50,000 plus $0.10 per Recycled Share (such payment from Vellar, the “Prepayment Forward Amount”).

In addition, purchases pursuant to the Equity Forward Arrangement may reduce the public “float” of Pubco Ordinary Shares and the number of beneficial holders of Pubco Ordinary Shares, possibly making it difficult to obtain or maintain the quotation, listing or trading of Pubco Ordinary Shares on a national securities exchange.

The issuance of Pubco Ordinary Shares to Vellar pursuant to the Equity Forward Arrangement would cause substantial dilution, which could materially affect the trading price of Pubco Ordinary Shares.

Pursuant to the Equity Forward Arrangement, at the closing of the Business Combination, Pubco will issue a number of additional ordinary shares to Vellar in an amount equal to 20 million ordinary shares minus the number of Recycled Shares (the “Additional Shares”). In exchange for such shares, Vellar will pay to Pubco cash in an amount equal to $10 million minus the Prepayment Forward Amount. It is anticipated that, immediately following completion of the Business Combination, if there are no additional redemptions by Sizzle’s public stockholders, Vellar will own approximately 19.6% of the outstanding Pubco Ordinary Shares or, if there are redemptions by Sizzle’s public stockholders up to the maximum level presented for the Business Combination in the accompanying proxy statement/prospectus, Vellar will own approximately 20.2% of the outstanding Pubco Ordinary Shares, in each case, assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing. The issuance of these shares in payment of such consideration would result in substantial dilution to Pubco shareholders after completion of the Business Combination and could result in a decrease to the share price of Pubco Ordinary Shares.

The Sponsor and Sizzle’s directors, officers, advisors or their affiliates may elect to purchase shares of Sizzle Common Stock from Sizzle’s stockholders, which may influence a vote on a proposed Business Combination and reduce the public float of Sizzle’s issued and outstanding capital stock.

The Sponsor and Sizzle’s directors, officers, advisors or their affiliates may purchase shares of Sizzle Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and Sizzle’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Sizzle stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing condition in the Merger Agreement that requires Sizzle to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public float of Sizzle Common Stock and the number of beneficial holders of Sizzle’s securities may be reduced, possibly making it difficult for Pubco to obtain the quotation, listing or trading of its securities on a national securities exchange.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of Sizzle Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of Sizzle Common Stock.

The Sizzle Certificate of Incorporation provides that a stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the Sizzle IPO, which Sizzle refers to as the “Excess Shares.” However, Sizzle would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against its Business Combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over Sizzle ability to complete its Business Combination and such stockholder could suffer a material loss on its investment in Sizzle if it sells Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if Sizzle completes its Business Combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

If, before distributing the proceeds in the Trust Account to the Sizzle stockholders, Sizzle files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Sizzle that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Sizzle’s stockholders and the per-share amount that would otherwise be received by Sizzle’s stockholders in connection with Sizzle’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Sizzle stockholders, Sizzle files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Sizzle that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Sizzle’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Sizzle’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Sizzle’s stockholders in connection with Sizzle’s liquidation may be reduced.

Sizzle’s stockholders may be held liable for claims by third parties against Sizzle to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Sizzle stockholders upon the redemption of Sizzle Common Stock in the event Sizzle does not complete its initial Business Combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Sizzle’s intention to redeem its Sizzle Common Stock as soon as reasonably possible following February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), in the event Sizzle does not complete its Business Combination and, therefore, Sizzle does not intend to comply with those procedures.

Because Sizzle will not be complying with Section 280, Section 281(b) of the DGCL requires Sizzle to adopt a plan, based on facts known to Sizzle at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against Sizzle within the 10 years following its dissolution. However, because Sizzle is a blank check company, rather than an operating company, and Sizzle ’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Sizzle’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Sizzle’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Sizzle cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Sizzle’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Sizzle’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Sizzle stockholders upon the redemption of the Sizzle Common Stock in the event Sizzle does not complete its initial Business Combination by February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Risks Related to the Business Combination and Integration of Businesses

While Sizzle and the Company work to complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm the new Combined Company’s business financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on the Company systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on the new Combined Company. These uncertainties may impair the new Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

The Company’s management has no or limited experience operating a U.S. public company.

The Company’s executive officers and directors have experience in managing EUR, an Australian publicly traded company, however have no or limited experience in the management of a U.S. publicly traded company. The Company’s management team may not successfully or effectively manage its transition to a public company following the Business Combination that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

The Company’s and Sizzle’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Merger Agreement.

Prior to the consummation of the Business Combination, EUR and the Company is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without Sizzle’s consent. As a result, the Company may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

Uncertainty about the effect of the Business Combination may affect our ability to retain key employees and may materially impact the management, strategy and results of our operation as a Combined Company.

Uncertainty about the effect of the Business Combination on the Company’s business, employees, customers, third parties with whom the Company has relationships, and other third parties, including regulators, may have an adverse effect on the Combined Company. These uncertainties may impair the Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the Business Combination. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the new Combined Company, our business could be harmed.

The Combined Company may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

The new Combined Company may be subject to certain liabilities of Sizzle and the Company. Sizzle and the Company at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters, intellectual property infringement matters and contract matters. Any litigation may be expensive and time-consuming and could divert management’s attention from the Combined Company’s business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed, and adverse outcomes can affect Sizzle, the Company and the new Combined Company negatively.

SPECIAL MEETING OF SIZZLE STOCKHOLDERS

General

Sizzle is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on            , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about            , 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will virtually be held at 10:00 a.m. Eastern Time on            , 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Sizzle Common Stock as of the close of business on            , 2023, which is the Record Date for the Special Meeting. You are entitled to one vote for each share of Sizzle Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 10,693,897 shares of Sizzle Common Stock issued and outstanding, including outstanding 3,086,053 public shares (consisting of 15,500,000 public shares originally sold as part of units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of pubic shares in connection with the Extension Meeting on February 1, 2023 and 1,337,244 public shares redeemed by holders of public shares in connection with the Extension Meeting on August 7, 2023), 770,000 shares originally sold as to both the Sponsor and Cantor in a Private Placement that occurred simultaneously with the consummation of the Sizzle IPO and 5,425,000 founder shares that were issued to the Sponsor prior to the Sizzle IPO (as well as 75,600 shares issued to EBC prior to the Sizzle IPO).

Vote of the Sponsor, Directors and Officers

In connection with the Sizzle IPO, Sizzle entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of common stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor as it relates to the founder shares and any placement shares and the requirement to vote such shares in favor of the Business Combination Proposal. Our Sponsor with our directors and officers currently own 6,147,750 shares of Sizzle Common Stock, representing approximately 65.7% of the 9,356,653 issued and outstanding shares of Sizzle Common Stock. Our Sponsor, Sizzle Initial Stockholders, and our directors and officers have agreed to vote all of their founder shares and all of their shares of Common Stock (including, but not limited to, shares of Common Stock sold in the Private Placement) in favor of the Business Combination Proposal. As a result, assuming there is a quorum at the Special Meeting, and assuming that Cantor and EBC also voted in favor of the applicable Proposal, we may need as few as 923,652, or approximately 29.9% of our 3,086,053 public shares, to be voted in favor of the Business Combination Proposal, the NTA Proposal and Charter Amendment Proposal. The remaining proposals may be passed without any votes in favor by holders of our public shares.

Registering for the Special Meeting

Pre-registration for virtual attendance at the Special Meeting is recommended but is not required in order to attend through the following website: https://www.cstproxy.com/[           ]

Any stockholder wishing to attend the virtual meeting should register for the meeting by            , 2023. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/[         ], enter the 14-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 14-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Quorum and Required Vote for Proposals

A quorum of Sizzle stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the common stock outstanding and entitled to vote at the Special Meeting is represented in person (including by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of each of the Business Combination Proposal, the NTA Proposal and the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Sizzle Common Stock as of the Record Date. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the NTA Proposal and Charter Amendment Proposal.

The approval of the remaining Proposals (consisting of the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal the Advisory Charter Amendments Proposals and the Adjournment Proposal) requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or the failure of a Sizzle stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Sizzle Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Advisory Charter Amendments Proposals or the Adjournment Proposal. Abstentions of persons appearing at the Special Meeting likewise will also have no effect on the outcome of these proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal) are approved at the Special Meeting. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the Net Tangible Assets Test (and the NTA Proposal is conditioned to be effective only upon the approval of the Business Combination Proposal). The Advisory Charter Amendments Proposals, the ESPP Proposal and the Adjournment Proposal are not Condition Precedent Proposals for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal and the other Condition Precedent Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial Business Combination February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, if you hold your stock in “street name” through a broker, bank or other nominee, that entity cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe that all the proposals presented to our stockholders will be considered non-discretionary, and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted as present for the purposes of establishing a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal, the NTA Proposal and the Charter Amendment Proposal. At a meeting with a quorum, broker non-votes will have no effect on the remaining Proposals.

Abstentions will be considered present for the purposes of establishing a quorum, but will not be counted for or against any particular proposal. An abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the NTA Proposal and Charter Amendment Proposal but will have no effect on the outcome of any vote on the remaining Proposals (consisting of the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Advisory Charter Amendments Proposals or the Adjournment Proposal).

Recommendation of Sizzle’s Board

The Board has unanimously determined that each of the proposals is fair to and in the best interests of Sizzle and its stockholders, and has unanimously approved such proposals. The Board unanimously recommends that stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the NTA Proposal;

•        vote “FOR” the Charter Amendment Proposal;

•        vote “FOR” the Advisory Charter Amendments Proposals;

•        vote “FOR” the Nasdaq Proposal;

•        vote “FOR” the Incentive Plan Proposal;

•        vote “FOR” the ESPP Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of Sizzle’s Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Sizzle’s Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        If the Business Combination with the Company or another business combination is not consummated by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the founders shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Sizzle IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $59.0 million based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination). On the other hand, if the Business Combination is consummated, each outstanding share of Sizzle Common Stock will be converted into one Pubco Ordinary Share.

•        If the Business Combination with the Company or another business combination is not consummated by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the 722,750 private placement shares held by the Sponsor would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares Such private placement shares had an aggregate market value of approximately $7.9 million based upon the closing price of $10.89 per share of Sizzle Common Stock on Nasdaq on November 7, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination).

•        If Sizzle is unable to complete a business combination within the required time period under the Sizzle Certificate of Incorporation, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of potential target businesses or claims of vendors or other entities that are owed money by Sizzle for services rendered or contracted for or products sold to Sizzle. If Sizzle consummates a business combination, on the other hand, Sizzle and ultimately the combined company will be liable for all such claims.

•        Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of November 7, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $129,437 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); and (c) the SPAC Transaction Expenses, including, without limitation (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses (including indebtedness related to such Extension Expenses) and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount currently estimated to be $9.2 million based on each of Jett and CCM receiving capital stock in lieu of a cash fee as provided in the Jett Amended Letter and CCM Amended Letter.

•        Based on the difference in the purchase price of $0.004 that the Sponsor paid for each of the founders shares, as compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing of the Business Combination.

•        The Merger Agreement provides for the continued indemnification of Sizzle’s current directors and officers and the continuation of directors and officers liability insurance covering Sizzle’s current directors and officers.

•        The Sponsor and/or its officers and directors (or their affiliates or members) may make loans and/or capital contributions from time to time to Sizzle to fund certain capital requirements. The Sponsor agreed to loan Sizzle an aggregate of up to $150,000, of which $129,437 (including fees) was outstanding as of November 7, 2023 (as the note is currently without fixed terms). The Sponsor, its affiliates and Sizzle’s officers and directors have a Promissory Note and indebtedness outstanding from Sizzle relating to the Extension Expenses. Additionally, $600,000 was outstanding under Extension Notes as of the date of this proxy statement/prospectus. On February 6, 2023 and July 6, 2023, ASJC Global LLC — Series 11, a member of the Sponsor, contributed $400,000 and $200,000 respectively to the Sponsor for Extension Funds, in exchange for 300,000 and 150,000 of founders shares, respectively. Furthermore, on July 31, 2023, Sponsor raised $175,000, on August 30, 2023, Sponsor raised $60,000, on October 4, 2023 Sponsor raised $75,000, and on November 2, 2023, the Sponsor raised $120,000, in each case from Polar Subscriptions, in exchange in the aggregate for 430,000 founders shares held by Sponsor, and this aggregate amount, consisting of $430,000, was loaned as Extension Loans by Sponsor to Sizzle to pay into the Trust Account as Extension Funds. Additional loans or contributions may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

•        Carolyn Trabuco will be the Sizzle designee to the Pubco Board upon the effectiveness of the Business Combination. As a director, in the future, Ms. Trabuco may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

In addition to the interests of Sizzle’s directors and officers in the Business Combination, Sizzle stockholders should be aware that the certain other persons may have financial interests that are different from, or in addition to, the interests of Sizzle stockholders, including:

•        Cantor, as the Representative of Sizzle’s underwriters in the IPO, in the Underwriting Agreement Amendment has agreed to accept shares for purposes of the deferred underwriting commission in that agreement, in the amount of 900,000 shares. In addition, Cantor also purchased 47,250 representative shares from Sizzle for $10.00 per share in a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Together these shares had an aggregate market value of approximately $10,315,552 based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023 (assuming these privately placed shares to Cantor have the same price as publicly traded shares of Sizzle Common Stock). These shares will become worthless if Sizzle does not consummate a business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding representative share will be exchanged for one share of Pubco and Cantor will receive an issuance of Pubco Ordinary Shares described in the Underwriting Agreement Amendment.

•        EBC owns an aggregate of 75,600 EBC shares. Such EBC shares had an aggregate market value of approximately $823,284 based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023. The EBC shares will become worthless if Sizzle does not consummate a business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding EBC share will be exchanged for one share of Pubco.

•        On August 4, 2023, Sizzle entered into an amendment with CCM, as financial advisor for merger and acquisition financial advisory services in connection with a business combination, including the Business Combination (the “M&A Services”) to CCM’s existing engagement agreement for providing M&A Services. For its M&A Services, pursuant to such amendment, CCM has agreed to be paid entirely, other than customary expense reimbursement, in the form of 1,000,000 Pubco Ordinary Shares (after giving effect to the exchange of ordinary shares of the Company for such Pubco Ordinary Shares). Other than piggyback rights to registration and registration rights, CCM’s shares would have the same rights as other holders of shares of the Company in the Business Combination. In connection with the obligation of Critical Metals to pay for or reimburse specified transaction expenses of the Business Combination as provided in the First Amendment, dated January 4, 2023, it is anticipated that Pubco will fulfill such obligation in the First Amendment to compensate EUR for payment of such Sizzle Transaction Expenses and Company Transaction Expenses (in each case as defined in the Business Combination Agreement) by issuance of Pubco Ordinary Shares to EUR following the Closing of the Business Combination. If the Business Combination is not consummated, CCM will not be paid the CCM Transaction Fee.

•        On August 3, 2023, EUR entered into an amendment with Jett Capital, as financial advisor for strategic and merger and acquisition financial advisory services in connection with a business combination or other strategic transaction, including the Business Combination (the “Jett Strategic Advisory Services”) to Jett’s existing engagement agreement with EUR for providing Jett Strategic Advisory Services. For Jett Strategic Advisory Services, pursuant to such amendment, Jett has agreed to be paid, other than customary expense reimbursement, in the form of 2,865,374 Pubco Ordinary Shares (after giving effect to the exchange of ordinary shares of the Company for such Pubco Ordinary Shares). Other than Jett’s piggyback rights to registration and registration rights, such shares of Jett would have the same rights as other holders of shares of the Company in the Business Combination. In connection with the obligation of Pubco (Critical Metals) to pay for or reimburse specified transaction expenses of the Business Combination as provided in the First Amendment, dated January 4, 2023, it is anticipated that Pubco will fulfill such obligation in the First Amendment to compensate EUR for payment of such Sizzle Transaction Expenses and Company Transaction Expenses (in each case as defined in the Business Combination Agreement) by issuance of Pubco Ordinary Shares to EUR following the Closing of the Business Combination.

These interests may influence Sizzle’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Voting Your Shares

Each Sizzle Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Sizzle Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Sizzle’s Board “FOR” the Business Combination Proposal, the NTA Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Amendments Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote in Person.    When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Sizzle can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Sizzle’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may virtually attend the Special Meeting, revoke your proxy, and vote in person (by virtual attendance) as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Sizzle Common Stock, you may call Advantage Proxy, Sizzle’s proxy solicitor, at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the Business Combination Proposal, the NTA Proposal, the Charter Amendment Proposal, the Advisory Charger Amendments Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. Under Sizzle’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Sizzle Certificate of Incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable and up to $100,000 for dissolution expenses, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Sizzle IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s taxes payable and up to $100,000 of any remaining interest for dissolution expenses). For illustrative purposes, based on funds in the Trust Account of approximately $34,042,748 on October 19, 2023, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Sizzle Common Stock was approximately $11.03 per share (before taxes paid or payable).

In order to exercise your redemption rights, you must

•        prior to 5:00 p.m. Eastern Time on            , 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, Sizzle’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

•        deliver your public shares either physically or electronically through DTC to Sizzle’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Sizzle’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, Sizzle does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Sizzle’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Sizzle’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Sizzle’s transfer agent return the shares (physically or electronically). You may make such request by contacting Sizzle’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Sizzle Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Sizzle Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Sizzle Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Sizzle Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Pubco, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Sizzle does not consummate an initial Business Combination by February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation) Sizzle will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the warrants will expire worthless.

Sizzle Appraisal Rights

Under the DGCL, holders of Sizzle Common Stock, Sizzle Units and Sizzle Warrants do not have appraisal rights in connection with the Business Combination.

Proxy Solicitation

Sizzle is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone or in person. Sizzle will file with the SEC all scripts and other electronic communications as proxy soliciting materials.

Sizzle will pay the cost of soliciting proxies for the Special Meeting. Sizzle has engaged Advantage Proxy to assist in the solicitation of proxies for the Special Meeting. Sizzle has agreed to pay Advantage Proxy a fee of $            , plus disbursements. Sizzle will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses.

Sizzle will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Sizzle Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Sizzle Common Stock and in obtaining voting instructions from those owners. Sizzle’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

Merger Agreement

This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the related agreements. Sizzle’s stockholders, warrant holders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the agreement among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules which are not filed publicly. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

On October 24, 2022, Sizzle entered into the Merger Agreement by and among Sizzle, Pubco, Merger Sub, the Company and EUR. The Merger Agreement provides for the combination of Sizzle and the Company under Pubco, a new holding company, as its direct, wholly-owned subsidiaries. Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding capital shares of the Company from Shareholders of the Company in exchange for Pubco Ordinary Shares, and any shares EUR holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco, which we refer to as the Share Exchange; and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. For more information about the transactions contemplated by the Merger Agreement, please see the section entitled “The Business Combination Proposal — Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, in connection with the Effective Time of the Business Combination:

(i)     each of the outstanding shares of Sizzle Common Stock will be exchanged for the right to receive one Pubco Ordinary Share (and following such exchange the share of Sizzle Common Stock will be cancelled);

(ii)    each Sizzle Warrants will be assumed by Pubco and converted into the right to receive a Pubco Warrants; and

(iii)   Shareholders of the Company will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) Seven Hundred Fifty Million Dollars ($750,000,000), divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half (1/2) of one Sizzle Warrant (each of which shall be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if Pubco Ordinary Shares’ VWAP (as defined in the Merger Agreement) trade above $15 dollars per share, and the other half (or 5%) are issuable if such price for Pubco Ordinary Shares trade above $20 per share, in each case for any twenty trading days in any thirty day trading days during this period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance.

For further explanation of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Merger Consideration.”

The Merger Consideration will be paid in the form of Pubco Ordinary Shares. Because the per share price of redemption (and the price of Pubco Ordinary Shares or Sizzle Common Stock at that time) is not currently known, the exact value of the consideration to be received by EUR, will not be known with certainty until the Closing.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Sizzle, the Company, EUR, Pubco and the Merger Sub. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to the relevant party, subject to certain customary exceptions, any event, state of facts, condition, change, development, circumstance, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of SPAC or the Company and its subsidiaries, as applicable, taken as a whole. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

The representations and warranties made under the Merger Agreement will not survive the Closing.

In the Merger Agreement, the Company, Pubco and Merger Sub made certain customary representations and warranties to Sizzle including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relating to execution and delivery of the Merger Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) Liabilities; (9) absence of certain changes; (10) compliance with laws; (11) permits; (12) litigation; (13) material contracts; (14) intellectual property; (15) taxes; (16) real property; (17) title to and sufficiency of assets; (18) mining; (19) employee matters; (20) benefit plans; (21) transactions with affiliates; (22) insurance; (23) suppliers; (24) business practices; (25) Investment Company Act; (26) brokers; (27) information supplied; (28) privacy and (28) independent investigation. European Lithium AT (Investments) Limited, Pubco and Merger Sub also made certain representations and warranties to Sizzle related to: (1) Mining Rights; (2) Austrian Capital Maintenance Rules; and (3) the pre-feasibility study for the Wolfsberg Lithium Project.

In the Merger Agreement, Sizzle made certain customary representations and warranties to the Company, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Merger Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings, financial statements and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) litigation, orders and permits; (10) taxes and tax returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) brokers; (17) business practices; (18) information supplied; (19) independent investigation; (20) trust account; (21) Liabilities; (22) title to assets; and (23) the fairness opinion provided by the Sizzle’s financial advisor.

In the Merger Agreement, EUR made customary representations and warranties to Sizzle, including among others, related to the following: (1) organization and good standing; (2) authority and binding effect relating to execution and delivery of the Merger Agreement and other ancillary documents; (3) ownership of the equity interests of European Lithium AT (Investments) Limited; (4) governmental approvals; (5) non-contravention; (6) litigation; (7) investment representations; (8) brokers; (9) information supplied; and (10) independent investigation.

Covenants of the Parties

The Merger Agreement contains certain customary covenants for transactions of this type by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), including, among others, covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business, in compliance with law, and using commercially reasonable efforts to preserve their respective organizations and relationships and maintain appropriate insurance coverage; (3) Sizzle’s public filing obligations; (4) the Company’s obligation to deliver audited financial statements; (5) no solicitation of, or entering into, any alternative competing transactions; (6) no insider trading; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) further assurances; (9) public announcements; (10) confidentiality; (11) indemnification of directors and officers after the Closing; (12) use of trust proceeds after the Closing; and (13) efforts to conduct private placement arrangements, if sought.

The Company and EUR also agreed to cooperate in good faith and use reasonable best efforts to obtain any consents required and to transfer certain contracts from EUR to the Company to enter into a new contract with the applicable counterparty on substantially identical terms to such contracts.

EUR agreed that its board of directors will not withhold, withdraw or modify its recommendation that the Company’s stockholders vote in favor of the approval of the Merger Agreement and the Business Combination and other matters relating thereto unless the Company’s board of directors determines in good faith, after consultation with its legal and financial advisors, that it is required to do so in order to comply with its fiduciary duties under applicable law (and then only subject to certain requirements).

The parties also agreed to ensure Pubco’s board of directors immediately after the Closing consists of five directors, a majority of which will be independent under the requirements of the Nasdaq Global Market (“Nasdaq”) (i) with the Company being entitled to nominate and appoint four directors (of which at least two will qualify as independent under the requirements of Nasdaq and be eligible to serve on an audit committee) and (ii) with Sizzle being entitled to nominate and appoint one member to be reasonably approved by the Company (such member being qualified as independent and being eligible to serve on an audit committee).

The parties further agreed that prior to the Closing, Pubco will approve and adopt, subject to Sizzle stockholder approval, (i) an incentive equity plan (the “Incentive Equity Plan”), and (ii) an employee stock purchase plan (the “ESPP”), in each case effective as of one business day prior to the Closing Date. The Incentive Equity Plan will have an initial share reserve ranging from 5% to 10% of the outstanding number of Pubco Ordinary Shares immediately following the Closing, plus an annual “evergreen” increase, which in each case will be based upon benchmarking against peer companies in consultation with an independent outside compensation advisor. The ESPP will have an initial share reserve of no more than 2% of the outstanding number of Pubco Ordinary Shares immediately following the Closing and an annual “evergreen” increase based upon benchmarking against peer companies in consultation with an independent outside compensation advisor.

Sizzle, EUR and Pubco also agreed to jointly prepare, and Pubco will file with the Securities and Exchange Commission (“SEC”), a registration statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Pubco Ordinary Shares that constitute Merger Consideration and the Pubco warrants. The Registration Statement will include a proxy statement/prospectus for the purpose of soliciting proxies from the stockholders of Sizzle for the matters relating to the Business Combination to be acted on at the special meeting of the stockholders of Sizzle and providing such stockholders with an opportunity to participate in the Redemption. EUR agreed to prepare (with Sizzle’s reasonable cooperation) and file with the ASX (at the sole cost and expense of EUR) the circular to be provided to the shareholders of EUR relating to the EUR Shareholders’ Meeting.

On February 1, 2023, Sizzle’s stockholders approved an amendment to Sizzle’s Certificate of Incorporation to extend the date by which Sizzle has to consummate an initial business combination from February 8, 2023 up to August 8, 2023. In connection with the Extension Amendment, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $114.3 million (approximately $10.32 per Public Share) was removed from the Trust Account to pay such holders and approximately $45.6 million remained in the Trust Account.

Prior to or on the applicable due date for each applicable month, as per the terms of the Original Extension Amendment, Sizzle caused to be paid $1.2 million of Extension Funds. As of October 19, 2023, there was approximately $34,042,748 in the Trust Account.

Appointment of Directors

The Parties also agreed to take all necessary action so that the board of directors of Pubco following the Closing will consist of five individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements.

Conditions to Consummation of the Business Combination

The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) approval of the shareholders of EUR and the stockholders of Sizzle of the Business Combination and the other matters requiring shareholder approval; (ii) any required approvals of governmental authorities and completion of any antitrust expiration periods; (iii) no law or order preventing the Business Combination; (iv) approval of Pubco’s Nasdaq listing application; (v) the Registration Statement of which this proxy statement/prospectus forms a part having become effective in accordance with the Securities Act, without any stop order or proceeding seeking such a stop order threatened or initiated by the SEC which remains pending; (vi) if the NTA Proposal is not approved at the special meeting of Sizzle stockholders, the satisfaction of the $5,000,001 minimum net tangible asset test by Sizzle or Pubco; (vii) appointment of directors to the Pubco Board as contemplated under the Merger Agreement; (viii) adoption of the Proposed Charter by the shareholders of Pubco; and (ix) Pubco qualifying as a “foreign private issuer” pursuant to rule 3b-4 of the Exchange Act as of the Closing.

In addition, unless waived by EUR, the obligations of the Company, EUR, Pubco and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliverables:

•        The representations and warranties of Sizzle being true and correct as of the date of the Merger Agreement and as of the Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to absence of certain changes and events is required to be true and correct only as of the date of the Merger Agreement;

•        Sizzle having performed all agreements and covenants required by the Merger Agreement and the Sponsor Support Agreement required to be performed by it at or prior to the Closing Date, in each case in all material respects;

•        No change, event state of facts, development or occurrence shall have occurred since the date of the Merger Agreement, that individually or in the aggregate with all other change, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Sizzle material adverse effect (as defined in the Merger Agreement) that is continuing;

•        The Sponsor Support Agreement being in full force and effect;

•        Sizzle having upon the Closing cash and cash equivalents (including funds remaining in the Trust Account after completion and payment of the Redemption and the proceeds of any private placement financing), before payment of transaction expenses, at least equal to $40,000,000, which we refer to as the Minimum Cash Condition; and

•        EUR having obtained a written confirmation or ruling from the Australian Taxation Office confirming that the sale of all of the Ordinary Shares of the Company on the terms contemplated by the Merger Agreement will satisfy the requirements for capital gains tax rollover relief under the Income Tax Assessment Act 1997 (Cth) and for all other purposes.

Unless waived by Sizzle, the obligations of Sizzle to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliverables:

•        The representations and warranties of the Company, EUR, Pubco and Merger Sub being true and correct as of the date of the Merger Agreement and as of the Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to an absence of a Company material adverse effect (as defined in the Merger Agreement) and absence of certain changes and events in each case is required to be true and correct only as of the date of the Merger Agreement;

•        The Company, EUR, Pubco and Merger Sub having performed all agreements and covenants required by the Merger Agreement required to be performed by it at or prior to the Closing Date, in each case in all material respects;

•        No change, event state of facts, development or occurrence shall have occurred since the date of the Merger Agreement, that individually or in the aggregate with all other change, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company material adverse effect (as defined in the Merger Agreement) that is continuing; and

•        Each of the Investors Agreement, Lock-Up Agreement and Registration Rights Agreement shall be in full force and effect as of the Closing.

The transactions contemplated by the Merger Agreement further will be consummated only if the Condition Precedent Proposals described in this proxy statement/prospectus (consisting of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal) are approved at the Special Meeting. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the Net Tangible Assets Test (and the NTA Proposal is conditioned to be effective only upon the approval of the Business Combination Proposal). The Advisory Charter Amendments Proposals and the Adjournment Proposal in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Termination

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of Sizzle and the Company, or by Sizzle or the Company acting alone, in specified circumstances, including:

(i)     by written notice by either Sizzle or the Company if the Closing has not occurred on or prior to September 8, 2023 (the “Outside Date”), other than by a party whose action or failure to act constitutes a material breach of the Merger Agreement and has been a principal cause of the failure of the Business Combination to occur;

(ii)    by written notice by either Sizzle or the Company if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action is final and non-appealable;

(iii)   by either Sizzle or the Company in the event of the other party’s uncured breach of a representation, warranty covenant or agreement in the Merger Agreement (or with respect to Sizzle, a breach by Sizzle or Sponsor of the Sponsor Support Agreement), if such breach would result in the failure of the related closing condition of that party in the Merger Agreement, following 30 days written notice to the other party of that party’s breach, which breach remains uncured, or following the Outside Date if the other party exercised reasonable best efforts to cure such breach, other than by a party whose action or failure to act resulted in a breach of the applicable closing condition;

(iv)   by either Sizzle or the Company, if Sizzle holds the Special Meeting (including any postponement or adjournment of the meeting) in which a vote is taken and the required approvals of Sizzle’s stockholders relating to the Merger Agreement and Business Combination are not obtained in accordance with applicable law and Sizzle’s organizational documents;

(v)    by the Company, if the Sizzle Board has changed or fail to make as applicable its approval of the Merger Agreement and Business Combination or its resolution to recommend to Sizzle’s stockholders to vote at a special meeting in favor of the adoption of the Merger Agreement in accordance with the DGCL, which we refer to as a Sizzle Board Recommendation Change;

(vi)   by EUR, in order to substantially concurrently enter into a definitive agreement with respect to a Superior Proposal, if EUR has paid to Sizzle the Expense Reimbursement.

(vii)  by Sizzle, prior to the approval of EUR shareholders of the Merger Agreement and the Business Combination, if (A) there has occurred a EUR Adverse Recommendation Change, or (B) at any time after a EUR Competing Proposal has been publicly proposed or publicly announced the board of directors of EUR has failed to publicly affirm the EUR Board Recommendation within 10 business days (after one written request by Sizzle relating to any proposal or publicly disclosed material amendment to such proposal), provided that Sizzle has exercised this termination right within 10 business days after being entitled to do so under this section, which collectively we refer to as an EUR Adverse Recommendation Change;

(viii) by Sizzle, if the Company has not delivered audited financials, for the years ended June 30, 2021 and 2022, on or prior to December 31, 2022 (unless Sizzle has not exercised this termination right and the Company delivers such audited financials);

(ix)   by the Company, if the Minimum Cash Condition is not anticipated to be met, as reasonably determined by the Company following the conclusion of an extension meeting to extend the time period for Sizzle to consummate a business combination; or

(x)    by Sizzle, if a Company material adverse effect (as defined in the Merger Agreement) following the date of the Merger Agreement is uncured and continuing for at least 30 days.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations related to publicity, confidentiality and access to information, waiver of claims against the Trust Account, transaction litigation, termination and related fees and general provisions) will terminate, and no party to the Merger Agreement will have any further liability to any other party thereto except for liability for willful breach.

If Sizzle terminates the Merger Agreement because of an EUR Adverse Recommendation Change (as defined above) or EUR terminates as a result of a Superior Proposal, in each case, the Company will pay Sizzle $5 million as expense reimbursement, which we refer to as the Expense Reimbursement Fee. If the Merger Agreement is terminated when an EUR Competing Proposal has been publicly announced or disclosed and not abandoned, and EUR enters into a definitive agreement relating to such EUR Competing Proposal within twelve months of such termination, then EUR will pay Sizzle the Expense Reimbursement Fee.

If EUR terminates the Merger Agreement as a result of a Sizzle Board Recommendation Change (as defined above), then Sizzle is obligated to pay EUR the Expense Reimbursement Fee.

The Expense Reimbursement Fee together with any specified costs or expenses to recover such fee are the sole and exclusive remedy to the applicable party against the other party in the circumstances in which the fee is payable.

Trust Account Waiver

The Company and EUR each agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in Sizzle’s trust account (including any distributions therefrom) held for its public stockholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom to Sizzle’s public stockholders).

First Amendment

On January 4, 2023, the parties to Merger Agreement entered into the First Amendment which provided that Sizzle would pay the fee of EUR to the Australian Stock Exchange, as well as the anti-trust and regulatory filing fees incurred prior to the Closing and other fees payable to the SEC, Nasdaq and governmental entities, in each case in connection with the Business Combination. This amendment further provided that, in the event of the consummation of the Business Combination, EUR would be reimbursed by Critical Metals for Company Transaction Expenses, and clarified that Critical Metals would be responsible for SPAC Transaction Expenses and Company Transaction Expenses (in each case as defined in the Merger Agreement) incurred or paid prior to Closing upon consummation of the Business Combination. The First Amendment is contained in Annex A to this proxy statement/prospectus and is incorporated herein by reference.

Second Amendment

On July 7, 2023, the parties to the Merger Agreement entered into the Second Amendment which provided for, among other things, the extension of the termination deadline and permitted Sizzle to seek consent from its shareholders for (i) the removal the “Redemption Limitation” requirements from Sizzle’s Amended and Restated Certificate of Incorporation, and (ii) the extension of the date upon which Sizzle must complete its initial business combination. The Second Amendment is contained in Annex A to this proxy statement/prospectus and is incorporated herein by reference.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Sponsor Support Agreement

Simultaneously with the execution of the Merger Agreement, the Company, Sizzle and the Sponsor, entered into a sponsor support agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor agreed to support the Business Combination and to vote all of its shares of Sizzle Common Stock (and any other Sizzle securities owned or acquired by the Sponsor) in favor of the Merger Agreement and the Business Combination.

The Sponsor Support Agreement prevents transfers of Sizzle securities held by the Sponsor (collectively, the “Subject Securities”) between the date of the Sponsor Support Agreement and the date of the Closing or earlier termination of the Merger Agreement unless the transferee executes a joinder to the Support Agreement.

In the event that (a) any shares of Sizzle Common Stock, Sizzle Warrants or other equity securities of Sizzle are issued to the Sponsor pursuant to any stock dividend, stock split, distribution, recapitalization, reclassification, combination, conversion or exchange of shares of Sizzle Common Stock or Sizzle Warrants of, on or affecting the shares of Sizzle Common Stock or Sizzle Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Sizzle Common Stock, Sizzle Warrants or other equity securities of Sizzle, or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Sizzle Common Stock or other equity securities of Sizzle, Sizzle Warrants or other equity securities of Sizzle, collectively the “New Securities”), then, to the extent of the Sponsor’s control of such New Securities, such New Securities shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.

The Sponsor also agreed to take certain other actions in support of the Merger Agreement and the Business Combination and to refrain from taking such actions that would adversely impede the ability of the parties to perform the Merger Agreement. The Sponsor agreed to vote against (i) any offer or proposal from any person, other than EUR or the Company, relating to any initial business combination; (ii) any merger agreement or merger (other than the Merger Agreement and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Sizzle; (iii) any material change in the business of Sizzle or any change in the management or board of directors of Sizzle (other than, in each case, pursuant to the Merger Agreement or the other Transaction Agreements and the Transactions); (iv) any proposal, action or agreement that would or would reasonably be expected to (A) in any material respect, impede, frustrate, hinder, interfere with, prevent or nullify the timely consummation of, or otherwise adversely affect, any of the Transactions, (B) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of Sizzle under the Merger Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contain therein), (C) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Sizzle. The Sponsor agreed to not solicit any alternative offers or proposals from any person, other than Pubco and its subsidiaries, relating to the acquisition of 20% or more of the Company (or any transaction that if completed would result in such person beneficially owning 20% or more of the equity, voting securities or assets of the Company, or otherwise enter into agreement or conduct diligence with respect to such a transaction. The Sponsor also agreed to surrender 2,049,250 shares of Sizzle Common Stock to Sizzle for no consideration immediately prior to Closing.

Lock-Up Agreement

Simultaneously with the execution of the Merger Agreement, EUR, Pubco and the Sponsor, entered into a Lock-Up Agreement (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, the Sponsor and EUR agreed not to, during the period commencing from the Closing and ending 180 days after the date of the Closing: (A) sell, publicly offer to sell, enter into a contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B), any Lock-up Shares (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement). “Lock-up Shares” means (a) with respect to EUR or each of its permitted transferees, the Pubco Ordinary Shares (i) received by EUR as Closing Share Consideration and (ii) received by EUR as Earnout Consideration and (b) with respect to the Sponsor, (i) the Pubco Ordinary Shares it receives as Merger Consideration with respect to the shares of Sizzle Common Stock that the Sponsor held immediately prior to the Effective Time and (ii) any Pubco Ordinary Shares issued to the Sponsor in connection with the exercise or settlement of any Sizzle warrant or Pubco warrant.

Financing Arrangements

GEM Agreement

Pursuant to the GEM Agreement, Pubco is entitled to draw down up to $125 million of gross proceeds (“Aggregate Limit”) from GEM Investor in exchange for shares of Pubco common stock, subject to meeting the terms and conditions of the GEM Agreement. This equity line facility is available for a period of 36 months from the closing of the Business Combination.

Upon the valid exercise of a draw down, pursuant to delivery of a notice and in accordance with other conditions, GEM Investor is required to pay, in cash, a per-share amount equal to 90% of the average closing bid price of the shares of Pubco common stock recorded by Nasdaq during the 30 consecutive trading days commencing on the first trading day that is designated on the draw down notice.

In no event may the draw down amount specified in a draw down notice exceed 400% (“Draw Down Limit”) of the average daily trading volume for the 30 trading days immediately preceding the date of such draw down notice.

Further, upon the closing, GEM Investor will be entitled to a commitment fee in the form of cash or freely tradeable shares of Pubco common stock in an amount equal to 1.5% of the Aggregate Limit or $1.875 million.

Additionally, Pubco is required to issue a warrant (the “GEM Warrant”) with a 36-month term at the closing of the Business Combination granting GYBL the right to purchase shares of Pubco common stock in an amount equal to 2.0% of the total number of common stock outstanding as of the closing of the Business Combination (subject to adjustments described below), calculated on a fully diluted basis, at a strike price per share equal to the lesser of (i) the closing bid price of the ordinary shares on the public listing date, or (ii) the quotient obtained by dividing $972 million by the total number of equity interests (equal to the number of ordinary shares, assuming the conversion or exchange of all other equity interests for ordinary shares). The GEM Warrant can be exercised on a cashless basis in part or in whole at any time during the term. Any failure by us to timely transfer the shares under the GEM Warrant pursuant to GYBL’s exercise will entitle GYBL to compensation in addition to other remedies. The number of shares underlying the GEM Warrant as well as the strike price is subject to adjustments for recapitalizations, reorganizations, change of control, stock split, stock dividend, and reverse stock splits. The GEM Warrant is attached to this proxy statement/prospectus as Annex H.

In addition, Pubco and GEM Investor simultaneously entered into a registration rights agreement, which is attached to this proxy statement/prospectus as Annex G (the “GEM RRA”). Pursuant to the GEM RRA, Pubco is required to, as soon as practicable but no later than 30 calendar days following the date of public listing, submit to or file with the SEC a registration statement registering the resale of such shares and to use its commercially reasonable efforts to have such registration statement declared effective no later than the earlier of (A) the 45th calendar day following the filing of the GEM RRA and (B) the 5th business day after the date Pubco is notified (orally or in writing, whichever is earlier) by the SEC that the GEM RRA will not be “reviewed” or will not be subject to further review.

The GEM Agreement and the GEM RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain limitations. The GEM Agreement will automatically terminate on the earliest of (i) thirty-six (36) consecutive months from the public listing date; (ii) thirty-six (36) months from the Effective Date (as defined in the GEM Agreement) (as may be extended if the public listing date falls within such three (3) year period), (iii) the date GEM Investor shall have purchased the Aggregate Limit and (iv) in Pubco’s sole discretion at any time as long as Pubco has issued or remains obligated to issue the GEM Warrant on the date of public listing. Termination of the GEM Agreement will not affect the survival of the GEM Warrant and the GEM RRA.

Vellar Agreement

On October 25, 2023, Sizzle, Pubco and Vellar Opportunities Fund Master, Ltd. (“Vellar”) entered into a binding term sheet for an equity forward transaction (the “Equity Forward Arrangement”). The purpose of entering into the Equity Forward Arrangement would be to provide a mechanism by which Vellar would, following entry into the definitive agreements for the Equity Forward Arrangement, (i) purchase in the open market, through a broker, a sufficient number of shares of Sizzle Common Stock from Sizzle stockholders, including from holders who have previously elected to redeem their shares of Sizzle Common Stock and subsequently revoke their election (each repurchased share, a “Recycled Share”), and (ii) provide Pubco with additional cash at closing of the Business Combination through the purchase of newly issued ordinary shares at closing. The total number of ordinary shares subject to the Equity Forward Arrangement is 20 million, and the total amount of proceeds to be received by Pubco at the Closing is $10 million.

If Vellar purchases any Recycled Shares pursuant to the Equity Forward Arrangement, immediately following the Closing, Sizzle will prepay to Vellar from amounts remaining in the Trust Account a cash amount equal to (i) the number of Recycled Shares purchased by Vellar multiplied by (ii) the redemption price (as determined in accordance with Sizzle’s charter) (the “Prepayment Amount”). Within three business days of payment of the Prepayment Amount by Sizzle, Vellar will pay to Pubco a cash amount equal to (i) the number of Recycled Shares multiplied by (ii) $1.00 (the “Prepayment Forward Amount”), less an amount equal to the sum of (x) $50,000 plus (y) $0.10 per Recycled Share. Vellar is not obligated to purchase any Recycled Shares in the open market, and it may not purchase any such Recycled Shares.

The Equity Forward Arrangement provides that at the Closing of the Business Combination, Pubco will issue a number of additional ordinary shares to Vellar in an amount equal to 20 million ordinary shares minus the number of Recycled Shares, if any (such additional shares issued at Closing, the “Additional Shares”), and in exchange for such Additional Shares, Vellar will pay to Pubco a cash amount equal to $10 million minus the Prepayment Forward Amount (such cash amount, the “Funding Election Amount”).

For example, assuming Vellar purchases 1 million Recycled Shares and the redemption price is $11.03 per share of Sizzle Common Stock, (a) Sizzle would pay to Vellar the Prepayment Amount of $11,030,000 from amounts remaining in the Trust Account, (b) Vellar would pay to Pubco $850,000, representing the Prepayment Forward Amount less $150,000, (c) Pubco would issue to Vellar 19 million Additional Shares and (d) Vellar would pay to Pubco $9 million in exchange for such Additional Shares. In another example, assuming Vellar purchases no Recycled Shares, (a) Sizzle would pay nothing to Vellar in respect of the Prepayment Amount, which would be equal to zero, and Vellar would receive none of the funds remaining in the Trust Account, (b) Vellar would pay nothing to

Pubco in respect of the Prepayment Forward Amount, which would be equal to zero, and Pubco would pay to Vellar $50,000 as reimbursement for legal fees, (c) Pubco would issue to Vellar 20 million Additional Shares and (d) Vellar would pay to Pubco $10 million in exchange for such Additional Shares.

Any Recycled Shares purchased by Vellar would be purchased from third parties (other than Sizzle) through a broker in the open market (other than through Sizzle), including from holders that previously elected to redeem their shares of Sizzle Common Stock during the redemption period (i.e., the period commencing upon the filing of the definitive proxy statement and ending two business days prior to the Special Meeting) pursuant to Sizzle’s redemption offer and that subsequently revoke their elections. Any such purchases of Recycled Shares would take place prior to the Closing of the Business Combination. In respect of any Recycled Shares that Vellar may purchase, Vellar would (i) agree to waive any redemption rights arising from the Business Combination in respect of such shares and (ii) agree not to vote any Recycled Shares in connection with the Business Combination. Any Recycled Shares purchased by Vellar prior to Sizzle’s redemption deadline, which is two business days prior to the Special Meeting, would be purchased at prices no greater than the redemption price offered to redeeming public stockholders. Sizzle has not entered into a separate voting agreement with Vellar in respect of any such shares which Vellar may acquire as Recycled Shares pursuant to the Equity Forward Arrangement.

At any time, at Vellar’s election, Vellar may settle the Equity Forward Arrangement transaction in part or in whole by issuing an optional early settlement notice to Pubco, specifying the number of ordinary shares with respect to which the Equity Forward Arrangement transaction is to be settled. Upon issuance of such a notice, Vellar will be obligated to pay to Pubco a cash amount equal to the Reset Price (as defined below) then in effect, multiplied by the number of ordinary shares specified in such notice. The “Reset Price” will be equal to 50% of the closing trading price of the ordinary shares of Pubco on each trading day, subject to reduction upon mutual agreement between the parties.

The Equity Forward Arrangement would mature on the earlier to occur of (a) the date that is two years after the Closing of the Business Combination (the “Maturity Date”) or (b) the date specified by Vellar, if the volume weighted average price (“VWAP”) of Pubco’s ordinary shares determined over a period of time to be mutually agreed upon by Vellar and Pubco is less than $6.00 per share. With respect to any cash settlement following the end of the Valuation Period (which is a period of time to be mutually agreed upon by Vellar and Pubco, following the Maturity Date), on the date that is 70 trading days following the end of the Valuation Period (the “Settlement Date”), Vellar will pay to Pubco a cash amount equal to (a) the product of (i) (x) the number of shares that are subject to the Equity Forward Arrangement and which are tradable securities without any restriction, including pursuant to the securities laws, minus (y) a number of shares with aggregate proceeds equal to the total cash amount of (A) the Prepayment Forward Amount plus (B) the Funding Election Amount, multiplied by (ii) the VWAP determined over the Valuation Period, less (b) a cash amount equal to the product of (i) 20 million ordinary shares (less any shares that are settled pursuant to an optional early settlement notice, as described above), multiplied by (ii) $2.00.

Following entry into the definitive agreements for the Equity Forward Arrangement, Vellar will have customary registration rights with respect to any ordinary shares of Pubco it holds or which are otherwise subject to the Equity Forward Arrangement. Such rights will include an obligation for Pubco to file a registration statement with respect to Vellar’s ordinary shares within 15 business days of Pubco’s issuance of the Additional Shares, and to use reasonable best efforts to cause such registration statement to be made effective within 90 calendar days of Pubco’s issuance of the Additional Shares to Vellar.

Subject to the provisions of the trust account waiver relating to the trust account of Sizzle (as described in the binding term sheet) and payment of the break-up fee described below, Sizzle or Pubco may terminate the Equity Forward Arrangement at any time, in their sole discretion, on or prior to the time that Vellar first purchases any Recycled Shares after the redemption deadline. Neither Sizzle nor Pubco may terminate the Equity Forward Arrangement after Vellar purchases any Recycled Shares after the redemption deadline. A break-up fee equal to (i) all of Vellar’s reasonable costs and expenses relating to the Equity Forward Arrangement transaction (not to exceed $50,000), (ii) $200,000 in cash and (iii) 200,000 ordinary shares of Pubco, shall be payable to Vellar in the event the Equity Forward Arrangement is terminated by Sizzle and the Business Combination closes. Only in the event that the Business Combination is terminated pursuant to the terms and conditions of the Business Combination Agreement will no break-up fee be payable to Vellar.

In the event that the transactions contemplated by the Equity Forward Arrangement with Vellar are consummated, Pubco will terminate the GEM Agreement.

For risks relating to the Equity Forward Arrangement, please see the section of this proxy statement/prospectus titled “Risk Factors” and the risks titled: “Vellar may purchase shares to backstop the funds in the Trust Account, as a result of which the Business Combination may still consummate even if a significant number of Sizzle’s public shareholders exercise their redemption rights. However, if the conditions for the funding of the Equity Forward Arrangement are not satisfied, or if Vellar is unable to provide the funding pursuant to the Equity Forward Arrangement or is otherwise in breach of the Equity Forward Arrangement, then it is possible that the Business Combination may not be consummated” and “The issuance of Pubco Ordinary Shares to Vellar pursuant to the Equity Forward Arrangement would cause substantial dilution, which could materially affect the trading price of Pubco Ordinary Shares.”

Additional Financing Opportunities

Sizzle and Pubco are engaged in various discussions with third parties in connection with additional potential equity investments in Pubco, which investments may take the form of convertible preferred shares, ordinary shares or other equity or debt securities that would be issued in connection with the closing of the Business Combination. As of the date of this proxy statement/prospectus, no binding agreements with respect to such investments have been executed and there are no assurances that any such binding agreements will be executed prior to the closing of the Business Combination. Please read “Risk Factors — We may seek to raise further funds through equity or debt financing, joint ventures, production sharing arrangements or other means. Consequently, we depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.”

In addition, EUR has entered into a strategic collaboration with Obeikan Investment Group related to the creation of a joint venture to build and operate a lithium hydroxide plant in Saudi Arabia for the Wofsberg Project. Pubco is expected to benefit from the joint venture between EUR and Obeikan, including by reducing the Pubco’s cost to build and operate a lithium hydroxide plant on its own. In addition, once operational, the hydroxide plant is expected to significantly reduce energy costs and deliver savings in operating expenditures and capital expenditures related to the Wolfsberg Project that would otherwise be borne by Pubco. Please read “Information about the Company — Overview of Our Projects — Strategic Collaboration between EUR and Obeikan Investment Group.”

Registration Rights

Simultaneously with the Closing, each of Pubco, Sizzle, the Sponsor and EUR, together with certain other persons listed on the signature pages thereto, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, upon completion of the Business Combination, Pubco will grant certain registration rights to EUR, Sponsor and certain other holders of Pubco Ordinary Shares. Pursuant to the Registration Rights Agreement, Pubco agrees to file a shelf registration statement on Form F-1 or F-3 under the Securities Act with respect to its securities 45 days after Closing. Pursuant to the Registration Rights Agreement, holders holding Registrable Shares (as defined in the Registration Rights Agreement) will be entitled to request in writing that Pubco register the resale of any or all of such Registrable Shares on such shelf registration statement. Pubco will indemnify the holders of Registrable Shares and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Shares, unless such liability arose from their misstatement or omission, and the holders of Registrable Shares, including Registrable Shares in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

In connection with the Equity Forward Arrangement, Vellar will have customary registration rights with respect to any ordinary shares it holds or are otherwise issued by Pubco. Such rights will include an obligation for Pubco to file a registration statement with respect to Vellar’s ordinary shares within 15 business day of Pubco’s issuance of the Additional Shares, and to use reasonable best efforts to cause such registration statement to be made effective within 90 calendar days of Pubco’s issuance of the Additional Shares.

Investors Agreement

At or before the Closing, and effective as of the Closing, Pubco and EUR will enter into an Investors Agreement (the “Investors Agreement”), pursuant to which, and pursuant to the Proposed Charter, EUR will continue to be entitled to nominate and appoint certain numbers of directors depending on its percentage ownership of Pubco Shares.

The Investor’s Agreement will further provide that for as long as EUR beneficially owns (i) at least fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint from time to time the lower of (a) a majority of all members of the Pubco Board, and (b) four (4) members of the Pubco Board, with at least two (2) such board members satisfying the independence requirements of Pubco’s principal stock exchange and be eligible to serve on an audit committee, but no such board member being required to satisfy the diversity requirements of Pubco’s principal stock exchange, (ii) at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint two (2) members of the Pubco Board from time to time, with no such board member being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee, and (iii) at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint one (1) member of the Pubco Board from time to time, with such board member not being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee.

The Investor’s Agreement shall terminate and be void and of no further force or effect (i) with respect to EUR, when EUR no longer holds any Pubco Shares and (ii) with respect to EUR and Pubco, upon the mutual written agreement of EUR and Pubco to terminate this; provided that nothing herein will relieve both EUR and Pubco from liability for any breach hereof prior to the time of termination, and both EUR and Pubco will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach.

Warrant Assignment, Assumption and Amendment Agreement.

In connection with the Closing, Pubco, Sizzle and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”) will enter into the Warrant Assignment, Assumption and Amendment Agreement (the “Assumed Warrant Agreement”), which will amend that certain Warrant Agreement (the “Original Warrant Agreement”), dated as of November 3, 2021, and filed with the SEC on November 8, 2021, by and between Sizzle and the Warrant Agent, which Original Warrant Agreement governs all of the Warrants issued by Sizzle. Pursuant to the Assumed Warrant Agreement, Sizzle will assign to Pubco all of Sizzle’s right, title and interest in and to the Original Warrant Agreement and Pubco will assume, and agree to pay, perform, satisfy and discharge in full, as the same become due, all of Sizzle’s liabilities and obligations under the Original Warrant Agreement, as amended. As a result, each Sizzle Warrant will automatically cease to represent a right to be exercised into Shares of Sizzle Common Stock and will instead represent a right to be exercised into Shares of Pubco pursuant to the terms and conditions of the Original Warrant Agreement, as amended. Pursuant to the Assumed Warrant Agreement, among other things (i) Pubco will assume the obligations of Sizzle under the Original Warrant Agreement, (ii) “Common Stock” or “shares” will mean the Pubco Shares; (iii) “stockholder” will mean shareholder of Pubco; and (iv) the “Board of Directors” or any committee thereof will mean the board of directors of Pubco or any committee thereof.

Background of the Business Combination

Sizzle is a blank check company incorporated in Delaware on October 12, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of Sizzle’s search for a potential transaction during the period beginning on November 8, 2021 through July 28, 2022 utilizing the network and investing and operating experience of our management team and Board of Directors and Advisory Board with the support of its advisors. The execution of the Business Combination was the result of extensive negotiations between representatives of Sizzle and European Lithium Limited (“EUR”) based on diligence efforts of the Sizzle management team with the support of its advisors. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

On November 8, 2021, Sizzle closed the Sizzle IPO for the sale of 15,500,000 units at a price of $10.20 per unit, including 2,000,000 units issued pursuant to the partial exercise of the underwriters’ over-allotment option, yielding gross proceeds of $155,000,000.

Simultaneously with the closing of the Sizzle IPO, Sizzle consummated the private sale of 770,000 private placement shares at a price of $10.00 per share ($7,700,000 in the aggregate in a private placement with the Sponsor). In connection with Sizzle’s IPO, Cantor served as the underwriter and Ellenoff Grossman & Schole LLP (“EGS”) acted as legal advisor to Sizzle. Pursuant to the Underwriting Agreement Amendment, 900,000 shares of Sizzle or Pubco will be payable to Cantor as deferred underwriting commission in connection with its role as underwriter, solely in the event that Sizzle completes the Business Combination, subject to the terms of the underwriting agreement as amended from time to time. Prior to the consummation of the Sizzle IPO, neither Sizzle, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any potential business combination target with respect to an initial business combination with EUR.

Upon the consummation of the Sizzle IPO, Sizzle commenced its search for potential targets. In connection with its search, Sizzle’s management team communicated with a number of individuals and entities who presented or offered to present acquisition opportunities, including financial advisors and companies within a variety of business sectors, including, without limitation, consumer products, retail, technology, professional services, restaurant, gaming, cannabis, home building and mineral mining.

From November 8, 2021, which was the date of the Sizzle IPO through the execution of the letter of intent, or LOI, with EUR on July 28, 2022, Sizzle identified over 130 target companies and engaged with 58 target companies. Of these 58 target companies, Sizzle signed confidentiality agreements with 46 companies, including EUR, with contemplated valuations ranging from approximately $250 million to approximately $1.5 billion. Of the companies that Sizzle signed confidentiality agreements with, Sizzle had substantial discussions with 17 of these companies. Sizzle did not have substantial discussions with the other 41 companies for one or more of the following reasons:

•        Sizzle postponed outreach efforts to the target management team due to time management and its belief that better opportunities were available.

•        Sizzle believed the target’s valuation expectations were too high relative to the target’s financial and operational performance.

•        Lack of alignment on timing or process.

•        Sizzle had concerns that there was substantial operational risk with respect to the target’s ability to achieve its financial projections.

•        The perceived valuation of the target did not meet the size requirements deemed appropriate by Sizzle.

•        The target’s management team decided the Sizzle’s timeline was not compatible for a business combination.

•        The target decided that it preferred to remain a private company.

Sizzle engaged in substantive discussions with 17 companies, excluding EUR, prior to announcing the business combination with EUR. The discussions covered various topics, including the target’s business operations, the target’s financial projections, the target’s competition, the target’s growth opportunities, potential deal structures and due diligence. Sizzle executed a LOI with 6 different companies (excluding EUR) including:

(i)     several companies in the fashion and apparel industry contemplating a transaction value in the range between $345 to $500 million range (“Company A”, “B” and “C”),

(ii)    a company in the restaurant industry contemplating a transaction value in the $200 million range (“Company D”),

(iii)   a company in the home-building industry contemplating a transaction value in the $609 million range (“Company E”),

(iv)   a company in the gaming industry contemplating a transaction value in the $500 million range (“Company F”).

Sizzle engaged in discussions with Company A from December 3, 2021 through on or about December 20, 2021 and submitted a LOI but ultimately terminated the discussions with Company A due to the parties failure to agree on certain key terms of the proposed transaction.

Discussions between Sizzle and Company B commenced on or about April 13, 2022 and continued through mid June, 2022, during which time Sizzle submitted a LOI but the Company B decided to remain a private company at that time.

Discussions between Sizzle and Company C occurred from May 31, 2022 through July 5, 2022, and Sizzle submitted an indication of interest but ultimately the discussions with Company C terminated because the Company believed its valuation was higher than reflected in the LOI and decided to remain private at such time and when discussions with EUR progressed to the point that Sizzle determined to focus its efforts on a transaction with EUR.

Regarding discussions with Company D, from February 2, 2022 through on or about March 10, 2022 Sizzle submitted an LOI, but developed concerns around the Company D’s recent performance and determined that there may be better suitable opportunities for Sizzle, and also because the company was on the lower end of Sizzle’s valuation range which it was willing to consider.

Sizzle and Company E engaged in discussions commencing on April 4, 2022 through on or about May 10, 2022, during which time Sizzle submitted a letter of intent as part of a formal sales process involving multiple special purposes acquisition companies but the Company E decided to proceed with another special purpose acquisition company.

Discussions between Sizzle and Company F commenced on or about April 13, 2022 and continued through mid June, 2022, during which time Sizzle submitted a letter of intent to the Company but the Company F indicated its interests to remain a private company and in the following month Sizzle determined to focus its efforts on a transaction with EUR.

Shortly after Sizzle’s IPO, the Sizzle management team also began speaking with various investment banks to determine what capabilities each could provide as an advisor to a potential de-SPAC transaction.

Timeline of the Business Combination

On July 15, 2022, Brandon Sun, an executive of Cohen Capital Management (“CCM”) in its capacity as a financial advisor to Sizzle, arranged an initial conference call between the Sizzle management team and Jett Capital (“Jett”), EUR’s capital markets advisor. This was the first interaction or contact Sizzle had with EUR or any of its representatives. At this stage, the Sizzle management team viewed this opportunity as interesting and based upon the prior experience of one member of Sizzle’s Board of Directors, Carolyn Trabuco, as a minerals and mining analyst, decided to participate in this initial call. On this initial call Matthew Jurejevich and Quentin Anlian of Jett provided information regarding the opportunity EUR provided, the background of the EUR management team, a summary overview of the lithium and spodumene sector and Jett’s experience in this sector.

On July 15, 2022, the Sizzle management team and one of its directors, Carolyn Trabuco, who had spent over 20 years as an equity research analyst including 12 as mining and minerals analyst at hedge funds including at Pequot Capital Management and Phibro Trading, discussed the potential merits of the EUR opportunity.

On or about July 15, 2022, Sizzle and Jett on behalf of EUR, exchanged emails regarding the execution of a non-disclosure agreement in order to ensure the confidentiality of their discussions.

On July 17, 2022, the non-disclosure agreement regarding a potential transaction between Sizzle and EUR was executed.

Sizzle Management Process and Diligence

On July 18, 2022, the Sizzle management team and one of its directors, Carolyn Trabuco, performed market research on the lithium industry, EUR and its principals. At the suggestion of Sizzle’s lead counsel, EGS, in early August the Sizzle management team also contacted Schima/Mayer/Starlinger (“SMS”), an Austrian law firm located in Vienna, Austria, with experience in the mining sector to assist in this transaction and Seyfarth Shaw LLP (“Seyfarth”) regarding using its Australian office to help with this transaction.

On or about July 19, 2022, the Sizzle management team including Carolyn Trabuco and its bankers at CCM began preliminary discussions with EUR and its bankers at Jett with respect to a possible business combination between the two companies. In such discussions, the Sizzle management team outlined their investment thesis and their general goals related to the identification of a suitable target for an initial business combination.

Between July 19, 2022 and July 22, 2022, Sizzle conducted preliminary due diligence calls with its management team, its bankers and EGS and reviewed various industry materials to evaluate its interest in EUR’s business.

On or about July 27, 2022, Seyfarth through its Australian office, recommended the Australian law firm of Kardos Scanlan to assist with this transaction and on July 29, 2022 Sizzle executed an engagement letter with Kardos Scanlan.

During the period July 19, 2022 through July 28, 2022, Sizzle management including Carolyn Trabuco, reviewed various U.S. public company comparables and private company transactions in the lithium and spodumene mining sector.

After a thorough review of data including (i) certain comparable company trading multiples (including other Australian public companies that listed on Nasdaq) (ii) precedent transaction analysis and (iii) certain information described by EUR about its longer-term business prospects, Sizzle proposed a valuation range of $500 million to $750 million in the Letter of Intent, a price that Sizzle management thought would be reasonable and in the best interests of Sizzle’s shareholders.

Diligence and Transaction Processes

During the period July 18, 2022 through July 28, 2022, Jerry Serowik of CCM, Steve Salis, Jamie Karson and Carolyn Trabuco had discussions with Sizzle’s lead counsel, EGS, regarding the draft LOI. During this period, Jamie Karson also had conversations with SMS. Topics with EGS included transaction structure, valuation, consideration, exclusivity, and break-up fee. Topics with SMS included transaction structure and diligence requests.

On July 18, 2022 in a mutual call with Jerry Serowik of CCM, Sizzle’s advisor, and Matthew Jurjevich of Jett, EUR’s advisor, Sizzle’s management team expressed Sizzle’s concerns to Jett regarding the LOI and also Sizzle expressed the need for EUR to receive 100% of its consideration in the form of Sizzle shares.

On July 19, 2022 in a followup call between Jerry Serowik of CCM and Matt Jurjevich of Jett, Jerry Serowik advised Matt Jurjevich of Sizzle’s concerns about the LOI terms, including lockup terms and the need for them to be mutual, fundraising target amounts, and impressed that EUR was to receive 100% of its consideration in the form of Sizzle shares.

On July 19, 2022, in a call between Sizzle’s management team, Jerry Serowik and Matt Jurjevich, and certain members of the EUR team, various aspects of the transaction, including issues related to process and timing were discussed.

On July 19, 2022, Sizzle presented a non-binding LOI and attached term sheet to EUR setting forth the terms for a proposed business combination transaction. The material terms of the LOI on this date included:

•        Sizzle acquiring 100% of the outstanding equity and equity equivalents of EUR based on a total pre-money enterprise value of $450 million.

•        Sponsor would subject one-third of its founder shares to vesting and potential forfeiture in the event that certain stock price performance requirements are not satisfied within eight (8) years after the Closing, with the remaining two-thirds of the Sponsor’s founder shares not to be subject to any earn-out restrictions.

•        If the Sponsor is required to subject its founder shares to any kind of post-Closing lock-up, then significant stockholders of EUR (officers, directors and 5% shareholders) would be required to subject their transaction shares to a lock-up for a period identical to the lock-up applicable to the Sponsor with respect to its founder shares.

•        Sizzle seeking a PIPE financing with a target of $25 million.

On July 19, 2022 and July 21, 2022, negotiations of the LOI were conducted between Matthew Jurjevich of Jett Capital representing EUR and Jerry Serowik of CCM representing Sizzle, relating to the above LOI points including lockup terms and PIPE financing, if any.

On July 20, 2022 and July 21, 2022, Jerry Serowik and the Sizzle management team including Carolyn Trabuco and Jamie Karson spoke on three occasions during this period and discussed (i) transaction consideration (ii) a potential earn out to the Company’s equity holders (iii) the terms of any Sponsor forfeiture of its founder shares (iv) a potential share lock-up (v) the Sizzle minimum cash closing condition and (vi) a potential transaction expense cap.

On July 20, 2022 and July 21, 2022 CCM and Jett representatives discussed: (i) transaction consideration, (ii) the terms of any Sponsor forfeiture of its founder shares, (iii) Sizzle’s minimum cash closing condition and (iv) a potential transaction expense cap. The parties’ positions primarily different and resolution was sought for the following key business combination terms:

(i)     Transaction consideration was negotiated among the parties using customary public market metrics for the industry. While there was agreement on the metrics being used, the parties did debate an appropriate discount warranted for PIPE investors to engage. The issue was resolved by agreeing to market the transaction to PIPE investors in a range of $500-$750mm in pre-transaction value.

(ii)    The terms of sponsor forfeiture were negotiated among the parties and driven by the intent to align interests among the SPAC shareholders, SPAC sponsor and EUR shareholders. Ultimately, the parties agreed on an arrangement that in their belief assured all parties were properly incentivized to deliver the appropriate quantum of capital to allow the Company to execute on its business plan. Sizzle agreed to forfeit or re-direct up to 1/3 of the allocated promote shares to be utilized in securing PIPE capital.

(iii)   The minimum cash on closing was agreed upon by identifying the cash required to provide the Company with the ability to execute on its plan and to cover transaction costs. There was mutual agreement with the strategy once the $40mm was identified.

(iv)   The parties agreed upon a reasonable expense cap for a transaction of this kind, using market precedents as a guide.

On July 25, 2022 Jerry Serowik of CCM and Jamie Karson discussed the status of the discussions between Jett, through Matt Jurjevich and Jerry Serowik. Karson advised Serowik that Sizzle would be having aboard call shortly to discuss the LOI terms for purposes of coming to an agreement.

On July 26, 2022, W&C on behalf of EUR sent to EGS on behalf of Sizzle, a markup of the LOI with revisions per the conversations held between representatives of Sizzle and representatives of EUR. This markup reflected, among other items, an indicative pre-transaction value for the Company of $500 to $750 million, an anticipated PIPE investment of $25 million, a closing condition for minimum cash of $5 million, 33% of Sponsor’s Founder Shares being subject to forfeiture, and a one year post-closing lock-up for the Company and Sponsor. EUR also agreed to receive 100% of its consideration in the form of Sizzle shares.

During the period July 19, 2022 through July 28, 2022, Sizzle held discussions with its lead legal counsel EGS and CCM, regarding the revised LOI. The topics included, exclusivity period, breakup and extension fees, transaction consideration, size of the equity incentive plan, board composition, share lock-up and closing conditions. Sizzle also agreed to permit one-third of its sponsor shares to be used if necessary for PIPE investors.

During the period July 21, 2022 through July 27, 2022 Sizzle, CCM, and EGS, discussed with EUR and its banker Jett, and its legal counsel White & Case (“W&C”), the size of the equity incentive plan. Sizzle and EUR agreed to among other things, size the plan at 5-10% of the new company’s outstanding shares after reviewing other companies’ in the same industry and relative market capitalization, incentive plans.

On July 28, 2022 Sizzle and EUR executed the agreed final version of the non-binding LOI regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements). The parties understood that the non-binding terms of the LOI would be subject to adjustment based on market condition and feedback from prospective PIPE investors. The LOI also provided for a mutual exclusive negotiation period of 30 days. The material terms of the definitive LOI signed on July 28, 2022, included:

•        Sizzle acquiring 100% of the outstanding equity and equity equivalents of EUR based on a total pre-money enterprise value of between $500 and $750 million.

•        After the Closing, EUR equity holders would be eligible to receive two tranches of earnout shares, with each equal to 5% of transaction consideration. The Sponsor would forfeit one-third of its founder shares, which could be used as investment incentives to PIPE investors and/or Sizzle’s Public Stockholders who do not elect to redeem, and/or as reserve for Pubco’s employee equity plans.

•        Each of EUR and the Sponsor would be subject to a post-Closing lock-up with respect to its securities of Pubco for a period of six (6) months after closing subject, to consultation with PIPE investors.

•        Sizzle seeking a PIPE financing with a target of $25 million, and such PIPE financing could be upsized at EUR’s sole discretion.

•        The parties to agree on a target Sizzle transaction expense amount, and any Sizzle expenses in excess of such budget would increase the transaction consideration by the amount of such excess.

•        Prior to signing the definitive agreement, Sizzle would use its commercially reasonable efforts to renegotiate with Cantor to reduce the deferred underwriting fee to an amount reasonably acceptable to Sizzle and EUR.

Following entry into the LOI, Sizzle terminated discussions with all other potential target businesses.

On July 28, 2022, EUR began providing information to Sizzle regarding its subsidiaries and their collective business operations, including access to a virtual data room maintained by EUR and Jett.

On August 3, 2022 CCM and Jett discussed populating the data room with additional materials so that due diligence could be conducted to effectuate the proposed business combination, and to also set up a weekly call for Sizzle, EUR, CCM, Jett, EGS and W&C. Given the time differences of the parties involved, the all hands call which was originally set up to occur on Sunday nights at 7pm EST was moved to Monday mornings at 8:15am EST.

On or about August 4, 2022, Jett, CCM and EUR began preparing an investor presentation for the proposed business combination and a potential PIPE Financing, with the PIPE intended to, in addition to cash in trust, support the business combination and fund EUR’s next phase of mining, it being understood that additional capital would have to be raised in 2023 to complete the definitive feasibility study and begin construction of the mine infrastructure.

On August 5, 2022 Sizzle executed an engagement letter with SMS, to assist it in evaluating the proposed transaction with EUR from an Austrian legal perspective.

On August 5, Sizzle, EUR, CCM and Jett conducted a Zoom conference meeting to discuss the mechanics of a proposed PIPE financing.

On August 8, 2022, EGS on behalf of Sizzle delivered an initial due diligence request list to EUR’s counsel, White & Case.

On August 8, 2022, a follow up telephone call between Sizzle, EUR, CCM and Jett was held to further discuss a proposed PIPE financing, where the initial size of a PIPE was decided to be up to $75 million.

On August 11, 2022, a revised draft of the investor presentation was circulated by Jett and CCM for review by Sizzle and EUR.

Among other efforts, SMS prepared a preliminary report setting forth a legal analysis of the exiting pre-feasibility study for the project, including an analysis of the permits and licenses obtained regarding the project so far, and an analysis of Austrian laws and regulations pertaining to Austrian mining operations in general.

On April 25, 2022, Sizzle selected BTIG to act as a non-exclusive advisor and on August 18, 2022, Sizzle selected CCM and Jett to be its co-capital markets advisor and co-lead the PIPE process.

On August 31, 2022, EGS on behalf of Sizzle delivered a supplemental due diligence request list to EUR’s counsel, White & Case.

On August 10, 2022, Sizzle conducted a Zoom meeting with ICR, a public relations firm based in New York, New York about a possible engagement with respect to the proposed business combination with EUR. Members of Sizzle’s management team inquired as to ICR’s expertise in the minerals and mining sector and knowledge of the SPAC market and recent SPAC transactions.

On August 11, 2022, Sizzle received a proposal from ICR which it subsequently executed for the public relations advisory work.

On August 18, 2022, W&C, on behalf of EUR, emailed to EGS, on behalf of Sizzle, an initial draft of the Merger Agreement, substantially based on the terms of the LOI. Over the course of the following weeks, the parties negotiated the representations and warranties, restrictions on the conduct of Company’s business between signing and closing, covenants of the parties prior to closing, certain termination provisions, and certain other terms and conditions.

On September 2, 2022, after internal discussion between EGS and Sizzle, EGS, on behalf of Sizzle, circulated a revised draft of the proposed merger agreement to W&C.

From September 1, 2022 through September 5, 2022, a member of the Sizzle management team, Carolyn Trabuco, traveling to Wolfsberg, Austria to view the actual mine, meet with the mining management team on site and meet with local real estate owners to determine whether the project was facing local headwinds. Management teams of both Sizzle and EUR conducted interviews with key employees and conversations with industry experts in the renewable energy, lithium and electric battery sectors.

On September 6, 2022, Sizzle, EUR, CCM and Jett with the assistance of Sizzle’s public relations firm, ICR, conducted a full review of the investor presentation and began rehearsing for live oral presentations of the investor materials.

On September 9, 2022, Sizzle and EUR executed an Amendment to the LOI, which extended the mutual exclusivity period under the LOI to September 19, 2022.

On or about September 12, 2022, EUR and Sizzle each prepared a presentation for the proposed business combination and proposed PIPE Financing.

On September 27, 2022, Sizzle, EUR, CCM and Jett conducted a Zoom meeting with ICR to discuss media and public relations issues concerning the proposed business combination.

From about August 31, 2022 to October 10, 2022, W&C and EGS exchanged drafts of the other agreements related to the proposed merger agreement including the Lock-up Agreement, Sponsor Support Agreement, Registration Rights Agreement, Investors Agreement and Warrant Agreement, all with principal terms substantially based on the LOI. The parties also exchanged drafts of the Company Disclosure Letter and SPAC Disclosure Letter.

On September 9, 2022, a further revised draft of the proposed merger agreement was circulated between the parties’ legal counsel.

On September 14, 2022, Sizzle’s Austrian counsel, SMS, submitted its first draft of its due diligence report, which was communicated by email from SMS to the Sizzle team and its counsel, EGS.

From about September 19, 2022 through October 17, 2022, CCM, EGS, Jett and W&C held a series of telephonic and Zoom conference calls to discuss various agreements related to the proposed business combination, possible financing and remaining due diligence items.

On October 17, 2022, Sizzle held a telephonic meeting of its board of directors to approve the Merger Agreement and the transactions and agreements contemplated thereby. Sizzle’s management prepared a presentation for the board to review, which was circulated to the board of directors prior to the meeting. Marshall-Stevens presented the valuation analysis of EUR and Sizzle. Sizzle’s management and legal counsel also presented the key terms of the merger agreement and related agreements to the board. Sizzle’s management and directors reviewed the information and discussed the negotiations, prospects for the business, likely market reaction to the proposed transaction and the timeline for a potential closing among other things. After a lengthy discussion about the merits and considerations of the transaction, the board unanimously approved entering into the Merger Agreement and related documents and agreements.

On September 25, 2022, Sizzle’s Austrian counsel, SMS, updated its due diligence report, which update was communicated by email from SMS to the Sizzle team and its counsel, EGS.

On October 12, 2022, EGS circulated a further revised draft of the proposed merger agreement. Related to this draft, negotiations took place between EUR and the Company regarding the size of the break-up fee, which was ultimately mutually agreed to be $5,000,000 (which represented 1% of the low-range of the valuation range in the LOI).

Between October 11, 2022 and October 24, 2022, various drafts of the press release was circulated by ICR to Sizzle, EGS, EUR, W&C, CCM, and Jett. On October 17, 2022, W&C circulated a further revised draft of the proposed merger agreement.

On September 30, 2022, Sizzle’s Austrian counsel, SMS, further updated the due diligence report, which was communicated to the Sizzle team and its counsel.

On September 27, 2022, ICR and the parties held an introductory call regarding a press release relating to the proposed Business Combination, and on September 28, 2022, ICR began circulating a draft of the press release to Sizzle, EGS, EUR, W&C, CCM and Jett.

On October 24, 2022, EUR requested the Australian Stock Exchange to halt trading in EUR on the Australian Stock Exchange and on October 21, 2022 EUR received permission from the Australian Stock Exchange to halt trading in EUR stock on the Australian Stock Exchange.

On October 24, 2022, EUR held a board meeting to approve the Merger Agreement and the transactions and agreements contemplated thereby. After considerable review and discussion, the Merger Agreement and related documents and agreements were unanimously approved by EUR’s board of directors, subject to final negotiations and modifications, and the board determined to recommend the approval of the Merger Agreement.

On October 24, 2022, Sizzle, EUR, the Company and Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, the applicable parties executed the Sponsor Support Agreement and Lock-Up Agreement.

On October 25, 2022 (October 26, 2022 in Australia), EUR and Sizzle issued a joint press release announcing the execution of the Merger Agreement, which was filed as an exhibit to a Current Report on Form 8-K along with an investor presentation prepared by members of Sizzle’s and EUR’s management team and used in connection with meetings with investors. Subsequently, another Form 8-K was filed which included the Investors Agreement, Sponsor Support Agreement, Lock-Up Agreement, Registration Rights Agreement and Warrant Agreement as exhibits.

Sizzle’s Board of Directors’ Reasons for the Approval of the Business Combination

Sizzle was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Sizzle has sought to capitalize on the ability of its management team to identify, acquire and partner with management to operate a business.

The Board, in evaluating the Business Combination, consulted with Sizzle’s management and legal, accounting and financial advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Sizzle and its stockholders and (ii) to recommend that Sizzle’s stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on any and all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Board’s reasons for the Business Combination and all other information presented in this section may be forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Many factors were considered by Sizzle, and the factors outlined herein may or may not have been considered by any particular directors, member of management, or advisor of Sizzle Notwithstanding whether any of these factors were considered by any individual board member, the Board voted unanimously to proceed with the transaction.

The officers and directors of Sizzle have substantial experience in a wide range of industries and are confident that their experience and background, together with the experience of Sizzle’s advisors, enabled them to exercise the necessary business judgment to make the determinations regarding the Business Combination. The Board also obtained the Marshall & Stevens Opinion, described below, prior to the execution of the Merger Agreement, relating to the fairness, from a financial point of view, of the Merger Consideration to be paid to EUR in the Business Combination.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Growth Prospects.    The belief that the Business Combination of Sizzle and the Company should result in significant strategic benefits to the Combined Company, which would benefit Sizzle’s stockholders, including access to exploration interests, professional resources and financing opportunities;

•        Exploration Rights.    The belief that the Business Combination would enable Sizzle to benefit from the Company’s mineral exploration rights, including the Wolfsberg Project, and customer relationships including offtake agreements;

•        Electric Vehicle Revolution.    The Wolfsburg Project is Europe’s first licensed lithium mine and is uniquely positioned to capitalize on Europe’s increasing demand for homegrown battery production related to electric vehicles;

•        Due Diligence.    Business, financial and technical due diligence examinations of the Company and discussions with the Company’s management team were conducted, including extensive in-person meetings, a site visit and calls with the Company’s management team and its representatives regarding the Company’s operations and financial prospects, technical analysis. Additional legal and technical review of the Company’s material contracts, intellectual property and labor matters was conducted. Such due diligence examination of the Company in consultation with Sizzle’s legal, technical, and financial advisors, indicated to Sizzle management that Pubco could assemble the required elements to create a foundation for a potentially very successful mining company;

•        Stockholder Liquidity.    The obligation in the Merger Agreement to have Pubco Ordinary Shares issued as merger consideration listed on Nasdaq, a major U.S. stock exchange, which the Board believes has the potential to offer Sizzle stockholders enhanced liquidity following the Business Combination;

•        Management Team Continuity.    EUR and the Company’s senior management team including Tony Sage, Dietrich Wanke, Malcom Day, Melissa Chapman and Mykhalio Zhernov, intend to remain with the Combined Company in the capacity of officers and/or directors following the Business Combination, providing beneficial continuity in advancing Pubco’s strategic and growth goals;

•        Lock-Up.    Key Company personnel and EUR agreed to be subject to lockup provisions of 6 months in respect of their Pubco Ordinary Shares (subject to certain customary exceptions), which would provide important stability to the Combined Company;

•        Fairness Opinion.    On August 17, 2022, Sizzle engaged Marshall & Stevens for the benefit of its Board in connection with the consideration by the Board of the Business Combination between Sizzle and the Company pursuant to which (a) Critical Metals Limited, a newly organized BVI company (“Pubco”), will acquire all of the issued and outstanding capital shares and equity interests of European Lithium AT (Investments) Ltd. (“European Lithium” or the “Acquired Business” or the “Company”), a subsidiary of European Lithium Ltd. (“EUR”) from EUR in exchange for ordinary shares of Pubco, and European Lithium shall become a wholly owned subsidiary of Pubco and EUR shall become a shareholder of Pubco; and (b) Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Pubco (“Merger Sub”) will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, Marshall & Stevens valued the Acquired Business and, at the request of the Board, on October 20, 2022, rendered its formal written opinion, which we refer to as the “Marshall & Stevens Opinion,” that as of that date the Purchase Price to be paid by Sizzle for the Acquired Business as provided in the Merger Agreement is fair to Sizzle and, through their ownership in Sizzle, the public shareholders of Sizzle from a financial point of view. See discussion under “— The Business Combination Proposal: Marshall & Stevens Opinion.” The full text of the opinion is included with this proxy statement/prospectus; All descriptions of and disclosures concerning Marshall & Stevens Opinion are qualified in their entirety by reference to the specific text of Marshall & Stevens Opinion, a copy of which is included as Annex E to this proxy statement/prospectus; the included copy is provided for informational purposes only;

•        Reasonableness of Consideration.    Following a review of the financial data provided to Sizzle, including the financial projections of EUR, and the due diligence of EUR’s business conducted by Sizzle’s management and Sizzle’s advisors, and taking into account the opinion received from Marshall & Stevens regarding the fairness of the consideration to be paid by Sizzle in the Business Combination, the Board determined that the aggregate consideration to be paid in the Business Combination was fair to Sizzle;

•        Other Alternatives.    The Board believes, after a thorough review of other business combination opportunities reasonably available to Sizzle that the proposed Business Combination represents the most promising potential business combination for Sizzle and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets. Given the demand for electric and traditional fuel vehicles and Company’s proprietary process and mineral rights and customer pipeline, Sizzle’s Board believes the Company offers its stockholders the most potential value when compared to other target candidates; and

•        Negotiated Transaction; Merger Consideration.    The financial and other terms of the Merger Agreement, including the consideration deliverable to the security holders of EUR thereunder, and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Sizzle and EUR.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on Pubco’s revenues post-closing;

•        Business Plan and Growth Initiatives May Not Be Achieved.    The risk that Pubco may not be able to execute on its business plan and realize the potential financial performance presented to Sizzle’s management team, or that Pubco’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe. Although Sizzle’s board was provided access to Pubco’s investor presentation summarizing the company’s plans for medium and long term growth, those plans were believed to be subject to significant uncertainty due to several factors, including but not limited to fluctuation in global commodity and lithium prices, legal and regulatory risks, lack of legal certainty in certain international markets, uncertainties relating to timing and scale of mining permits and activities, competition from other mining companies, and uncertainty relating to Pubco’s ability to optimize operational efficiency. Additionally, although Sizzle’s board received certain preliminary sales estimates, as the Company is not an operating company. Sizzle’s board primarily reviewed requirements for mining of Spodumene Concentrate or Lithium and their market prices and a guideline public company analysis relating to valuation ranges.

•        Asset Concentration.    The fact that the price of Spodumene Concentrate for production of Lithium was the main variable for asset sales and the mineral was the Company’s primary if not single validated asset.

•        Redemption Risk.    The potential that a significant number of Sizzle stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Sizzle Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete;

•        Stockholder Vote.    The risk that Sizzle’s stockholders may fail to provide the votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Sizzle’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Listing Risks.    The challenges associated with preparing the Company, a private entity, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on Nasdaq;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of Sizzle.    The risks and costs to Sizzle if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Sizzle being unable to effect a business combination by May 3, 2023, unless extended (the “Outside Date”);

•        Conflicts of Interest.    The possibility that the Board may have been influenced by conflicts between what may be in Sizzle’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and Sizzle is forced to liquidate because it is unable to consummate another business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), the founder shares and private placement shares owned by Sizzle’s Initial Stockholders would be worthless;

•        Regulatory Risks.    The risks to the mining exploration, operations and extraction of the Wolfsberg Project include regulations, which are subject to change;

•        Board and Independent Committees.    The risk that the Combined Company’s board of directors post- Closing and independent committees do not possess adequate skills set within the context of the Combined Company operating as a public company;

•        Holders of Sizzle Common Stock, and Sizzle Warrants Receiving a Minority Position in the Combined Company.    The risk that Sizzle stockholders will hold a minority position in the Combined Company;

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination; and

•        Other Risk Factors.    Various other risk factors associated with the business of Pubco, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board.

The Board concluded that the potential benefits expected to be achieved by Sizzle and its stockholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable, fair to, and in the best interests of, Sizzle and its stockholders.

Sizzle’s Assessment of the Company

According to IFRS and other global valuation standards, there are three basic approaches to valuation of an enterprise, as follows:

•        Market Approach — The market approach utilizes price and other relevant publicly available data to provide comparable valuation parameters to provide a basis for estimating the value of an enterprise based on comparison to other companies. Such value comparisons may be based on actual third-party transactions or by identifying, selecting, and comparison to publicly traded enterprises with financial and operating characteristics similar to the target.

•        Income Approach — The Income Approach seeks to value assets based on the present value of the cash flow stream that is generated by an asset. The commonly used model is the Discounted Cash Flow which involves forecasting the future cash flow stream over an appropriate period, determining an appropriate discount rate for valuing this cash flow stream and then applying this discount rate to determine the present value of the stream. In determining the appropriate discount rate, one considers the relevant time value of money, inflation, risk, and target capitalization. As a practical matter, discount rates are often selected by comparison to similar market transactions.

•        Net Asset Value Approach — This approach is based on determining the discrete amount an arms-length, motivated purchaser would be willing to pay for an asset and/or its replacement value.

As the Company had no historical income from sales, an Income Approach was not chosen to be focused on by Sizzle’s Board and management. This decision was also reinforced by the fact that a terminal multiple value and terminal year growth rate was not able to be assigned, as discussed below, in the section entitled “Marshall & Stevens’ Opinion.” Sizzle’s Board and management also determine that they could rely on the fairness opinion of Marshall & Stevens described below.

As a result, the Sizzle’s Board and management chose to focus on reviewing valuations based on both the Market Approach and Net Asset Value Approach.

Market Approach

Sizzle sought to compare the value of the Company by comparing it to selected comparable public companies. Sizzle recognized that the Company’s assets were subject to comparables and thus we sought market comparable companies who were:

—     primarily engaged in mining minerals;

—     an advanced stage on pre-feasibility or feasibility studies;

—     strength and depth of management team; and

—     companies in the “developer” stage of mineral production and may be producers of lithium (whether hard rock, brine or sedimentary/clay).

Sizzle also sought to select public companies for comparison because their financial data is publicly available, they often provide financial forecasts for the upcoming year (but usually not subsequent years), and Sizzle believes that the sum of market capitalization of public companies plus their long-term debt is a reliable measure of the enterprise value of such companies because market capitalization is set by the market.

In selecting market comparable companies, Sizzle management utilized the services of CHC as well as Sizzle’s management’s own knowledge of comparable companies to provide us with a list of market comparables.

Sizzle Management conducted further searches of public listings and identified further company comparables. As a result, the Sizzle Board and Management were able to benchmark equity and enterprise valuations for comparison to the negotiated price for the Company. In the end, we reviewed pro forma equity value and pro forma enterprise value for ten (10) publicly traded comparable companies.

The chart below summarizes the results of this analysis and the comparison to our offered US$750 million valuation of the Company’s outstanding shares. The management also reviewed the fact that the Company would have no historical debt (other than transaction expenses in connection with the Business Combination). Assuming shares outstanding on an initial pro forma basis of 95.3 million and an assumed share price of $10.20 per share, the pro forma equity value was arrived at $972 million. After deducting an assumed $134 million of cash on the balance sheet contributed by Sizzle, in a no redemptions scenario and providing assumptions for transaction expenses, the Company’s pro forma enterprise value was assessed by management at $838 million. This amount did not take into account an additional 10% of consideration available to EUR subject to trading price targets, as a result of the Earnout. The following presents information reviewed by Sizzle’s Board and management based on these assumed pro forma equity value and pro forma enterprise value, relating to market comparables.

VALUATION BENCHMARKING: COMPARABLE DEVELOPERS

Critical Metals Corp valuation presents significant upside vs. Near Term Producers on a Pro Forma Market Capitalization basis

IMPLIED MARKET CAPITALIZATION VS PEERS (US$M)

Average Market Capitalization: $1,691
Assumed Pro Forma Equity Value of $972M
$972
$3,220
$3,370
$1,550
$2,550
$1,160
$628
$700
$1,020
$920
$1,790
Critical Metals Corp
Lithium Americas
SIGMA LITHIUM
CORE LITHIUM
Liontown
SAYONA MINING LIMITED
Standard LITHIUM
ioneer
PIEDMONT LITHIUM
LAKE RESOURCES
AVZ MINERALS LIMITED

Critical Metals Corp is currently undervalued when compared to its peers on an annual production scale basis. This lends the Company to a re-rating in its market value upon the announcement of near-term project catalysts, including announcements around lithium offtake and debt financing, as well as upgrades to project economics with the release of the upcoming DFS

NEAR TERM PRODUCERS EV VS PRODUCTION SCALE

EV
Attributable 2024E Production (kt LCE)
Average EV: $1,620
16
$838
Assumed Pro Forma Enterprise Value of $838M
$3,218
72
$3,262
72
$1,523
25
76
$2,443
30
$1,023
36
$521
$604
10
30
$957
26
$903
41
$1,747
Critical Metals Corp
Lithium Americas
SIGMA LITHIUM
CORE LITHIUM
Liontown
SAYONA MINING LIMITED
Standard LITHIUM
ioneer
PIEDMONT LITHIUM
LAKE RESOURCES
AVZ MINERALS LIMITED

Source: Enterprise Values – FactSet Data (10/20/2022), Project Data – Company Presentations and Reports, 2024E Production – CapIQ (07/28/2022), USD/AUD=0.63

Critical Metals Corp

In reviewing these market comparables, the Sizzle Board concluded that pricing was comparable if the Company was able to produce at its objectives.

Net Asset Value Approach

The Sizzle Board and management relied on the Pre-Feasibility Study, or PFS, and other mineral studies described elsewhere in this proxy statement/prospectus, which were available to Sizzle on such dates of assessment, regarding the amount of possible future production from the Company’s assets or properties under management or exploration. These included the PFS’ indicated estimated interim NPV = A$862 million (or US$635 million), which assumes production of lithium hydroxide production at US$26,800 per ton for 20 years, and this information being publicly disclosed by EUR on the Australian Stock Exchange on April 19, 2022, among other disclosures.

From this study, Sizzle’s board and management reviewed the estimated demand for lithium, an end product of the mineral production resources of the Company. This information reviewed by Sizzle’s board and management included as follows:

LITHIUM PRICE AND SUPPLY

Short-Term Market Dynamics [1]

- In the short term (2022-2024) it remains difficult to see how supply can reach demand.
- Normally, some demand is brought forward to account for delays in delivering lithium from upstream to end users. The proportion of demand brought forward has been reduced this quarter in order to help balance the market.
- In Q4, balances will be adjusted according to constrained/unconstrained scenarios.

Medium-Long-Term Market Dynamics [1]

- It is increasingly likely that a balanced market will occur in 2H of 2025 under a base-case demand scenario. Demand being brought forward from 2025-27 has been minimized but the market remains in surplus for these years.
- If an upside scenario (+15% is used), the market will not balance in 2025-2027 unless an approximately 20% next year adjustment is used.
- Weightings for possible and probable projects (which are most likely to come into production after 2024/25) have been reduced to 55% and 25% respectively. They are unlikely to be reduced any further.

BENCHMARK LITHIUM PRICE INDEX[2]

Lithium Index
Carbonate Index
Hydroxide Index
1,200
1,100
1,000
900
800
700
600
500
400
300
200
100
Sep 2019
2020
2021
Sep 2022

PROJECTED SUPPLY VS. DEMAND OF LITHIUM[1]

Mt LCE (weighted)
Possible
Probable
Highly Probable
Brownfield expansion
Care and Maintenance
Secondary
Operating
Base Case Demand
Upside EV Demand
6.5
6.0
5.5
5.0
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040

Notes:
(1) Benchmark Q3 2022 Lithium Forecast Report
(2) Benchmark September 2022 Lithium Price Index
Source: Benchmark Minerals Lithium Forecast and Price Assessment

Critical Metals Corp

Arms-Length Negotiations with EUR

While undertaking the preliminary analysis of values based on the Market Approach and Net Asset Value Approach, Sizzle entered into arms-length negotiations with EUR beginning in July 2022.

After substantive discussions on the proposed transaction and our analysis above, the parties agreed on a compromise valuation for the Company of US$750 million, which were within the range for the comparable companies and Net Asset Values we selected as shown in the charts above.

Validation of the Company’s Transaction Value

As noted, the Sizzle Board elected to have a Fairness Opinion to be undertaken on its behalf by Marshall & Stevens. Marshall & Stevens presented the results of their review and Fairness Opinion to the Board of Sizzle by an oral presentation on October 17, 2022. On October 17, 2022, the Board met to review the proposed merger. During this meeting, Marshall & Stevens reviewed with the Board certain financial analyses as described below and rendered its oral opinion to the Board, which opinion was confirmed by delivery of a written opinion, dated October 20, 2022. A summary of their report is set forth immediately below and a copy of their October 20, 2022 report is set forth in Annex E to this proxy statement/prospectus. The Sizzle Board and management are of the view that the Marshall & Stevens review and Fairness Opinion provide further confirmation of the reasonableness of the approach and valuation agreed with EUR for the Company in the Business Combination.

Marshall and Stevens’ Opinion

The Board determined on or about August 17, 2022, that it would be in the best interests of the Sizzle and its stockholders to obtain an independent valuation of the Acquired Business by a professional valuation firm not otherwise involved in the Business Combination and on a fixed fee basis not tied to the consummation of the Business Combination or contingent upon reaching any particular result, in order to assist it in the determination of whether or not to proceed with the Business Combination at a stated value of $750,000,000 for the Acquired Business. The Board considered several valuation firms and selected Marshall & Stevens based on its long experience and national reputation for valuing business enterprises on a going concern basis, its independence, and its willingness to work on a fixed fee basis, and its compensation not tied to the consummation of the Business Combination or contingent upon the reaching of any particular result. In addition, there was no material relationship between Marshall & Stevens and Sizzle or its affiliates that existed during the past two years, or otherwise mutually understood to be contemplated. Sizzle engaged Marshall & Stevens based on Marshall & Stevens’ experience and reputation. Marshall & Stevens is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures and for other purposes. Marshall & Stevens was retained for the benefit of the Board on August 17, 2022.

On August 17, 2022, Sizzle engaged Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) for the benefit of its Board of Directors (the “Board”) to evaluate the fairness, from a financial point of view, to the public stockholders of Sizzle of the purchase price being paid by Sizzle for the consolidated business of the Company, European Lithium AT (Investments) Ltd., which in this section we refer to as “European Lithium” or the “Acquired Business”, in connection with the anticipated acquisition by Sizzle of 100 percent of the equity and equity equivalents and/or all or substantially all of the assets and business of the Acquired Business. Marshall & Steven’s engagement was later expanded to include advice to the Board as to the fairness from a financial point of view of such consideration to the public stockholders of Sizzle. Marshall & Stevens was retained solely to advise the Board on the valuation of the Acquired Business, and not for the benefit of any other person or entity or to consider any other aspect of the Business Combination. Marshall & Stevens was not engaged to serve as the financial advisor to the Board, was not involved in the negotiation or structuring of the Business Combination, did no legal or contract review or, except as customary in valuation engagements, did not perform any other due diligence review of the Business Combination, European Lithium AT (Investments) Limited and/or the Acquired Business or any projections related thereto, and did not consider any non-financial elements of the Business Combination or any other alternatives that might be available to the Board. The engagement agreement provided for a fixed fee. Such fees were fixed at up to $135,000, with customary exceptions for an increased fee of up to $50,000, and payment of out-of-pocket expenses, without prior consent of Sizzle, of $1,000. Fees billed by Marshall & Stevens to date have totaled approximately $25,000 which have been paid in full.

On October 17, 2022, the Board met to review the proposed merger. During this meeting, Marshall & Stevens reviewed with the Board certain financial analyses as described below and rendered its oral opinion to the Board, which opinion was confirmed by delivery of a written opinion, dated October 20, 2022 (the “M&S Opinion”), to the effect that, as of that date and based on and subject to the matters described in its opinion, the purchase price being paid by Sizzle for European Lithium in the transaction was fair, from a financial point of view, to the public stockholders of Sizzle.

The full text of the M&S Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex E and is incorporated into this proxy statement by reference in its entirety. Holders of the Sizzle Common Stock are encouraged to read this opinion carefully in its entirety. The M&S Opinion was provided to the Board for their information in connection with their evaluation of the consideration to be received by Sizzle in consideration of the issuance of the issuance of equity securities by the surviving company to the equity holders of European Lithium in the merger and relates only to the fairness, from a financial point of view, of such consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of the M&S Opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Marshall & Stevens, among other things:

•        reviewed the non-binding Letter of Intent between Sizzle and European Lithium dated July 28, 2022;

•        reviewed the then contemplated agreement and plan of merger between Sizzle and European Lithium, which was ultimately executed and dated October 24, 2022 (the “Merger Agreement”);

•        reviewed the Wolfsberg Project Preliminary Feasibility Study;

•        reviewed certain operating and financial information relating to European Lithium’s business and prospects, including historical financial statements for the five years ended June 30, 2018 through June 30, 2022, and projections for the years ending June 30, 2023 through June 30, 2042, all as prepared and provided to it by European Lithium’s management;

•        spoke with certain members of European Lithium’s management regarding European Lithium’s operations, financial condition, future prospects and projected operations and performance and regarding the merger;

•        participated in discussions with the board and its counsel regarding European Lithium’s projected financials results, among other matters;

•        reviewed certain business, financial and other information regarding European Lithium that was furnished to us by European Lithium’s management;

•        performed a discounted cash flow analysis based on the projected financial information provided by European Lithium’s management;

•        performed a guideline public company analysis based on certain publicly available financial data for certain companies that Marshall & Stevens deemed relevant for purposes of its analysis; and

•        conducted such other financial studies, analyses and inquiries as deemed appropriate.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with it or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, European Lithium’s management advised Marshall & Stevens, and Marshall & Stevens assumed, that European Lithium’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of European Lithium’s future financial results and condition. In evaluating fairness, Marshall & Stevens assumed a fair market value for Sizzle shares of $10.00 per share (the then estimated redemption value of such shares). This value was used, with the consent of the Board, due to the fact that Sizzle is a special purpose acquisition company with only limited trading history, no material operations or assets other than cash or cash equivalents and has yet to be approved of a merger agreement. Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair market value of the common stock to be issued pursuant to the Merger Agreement.

Marshall & Stevens expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there has been no material change in European Lithium’s assets, liabilities, financial condition, results of operations, business, or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there is no information or facts not disclosed to Marshall & Stevens that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that European Lithium is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the merger), recapitalization, acquisition or merger, divestiture, or spin-off (other than the merger or other publicly disclosed transactions).

Since the Acquired Business is a stand-alone subsidiary of EUR, Marshall & Stevens did not reviewed the assets, liabilities (including contingent liabilities) or income of EUR either on a consolidated or stand-alone basis and, accordingly, with the permission of the Company and the Board, did not consider any such information or the market capitalization of EUR in reaching its conclusions as to the value of European Lithium or the fairness of the purchase price for the Acquired Business to Sizzle’s public stockholders from a financial point of view.

Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the merger will be satisfied without waiver thereof and (d) the merger will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise).

Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the merger will be obtained and that no delay, limitations, restrictions or conditions would be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of European Lithium, Sizzle, or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which European Lithium or Sizzle is a party or may be subject.

Marshall & Stevens’ opinion addressed only the fairness, from a financial point of view, of the purchase price to be paid by Sizzle for the Acquired Business in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered in connection with the merger or otherwise. The M&S Opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. The M&S Opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Sizzle, nor did it address Sizzle’s underlying business decision to proceed with the merger. Except as described herein, the Sizzle board of directors imposed no other limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion to the Sizzle board of directors, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with the Board in connection with the M&S Opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of such analyses underlying the M&S Opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond European Lithium’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to European Lithium or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the merger, which consideration was determined between Sizzle and European Lithium, and the decision to enter into the merger was solely that of the Board. Marshall & Stevens’ opinion and financial analyses were only one of many factors considered by the Sizzle board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Sizzle board of directors or Sizzle management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the Board in connection with Marshall & Stevens’ opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Marshall & Stevens’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ financial analyses.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis and their compensation was not contingent upon the completion of the transaction. Marshall & Stevens provided no additional services associated with the transaction and has provided no services for the Sponsor.

Financial Projections

Using financial projections provided by European Lithium’s management, Marshall & Stevens calculated the net present value of the unlevered, after-tax free cash flows that European Lithium’s business is forecasted to generate for the financial years 2023 through 2042. However, because this was forecast as the entire economic life of European Lithium’s single validated asset, no terminal year multiple and no growth rate were selected based on this ending date.

Enterprise Value

Marshall & Stevens’ valuations were conducted on an “enterprise value” basis, defined as the value of a 100 percent ownership interest in the company without consideration of debt or cash. .

Discounted Cash Flow Analysis

The major inputs and assumptions used in Marshall & Stevens’s discounted cash flow method were as follows:

•        European Lithium provided a forecast through 2042 as the basis for the discounted cash flow analysis. The duration of the projections provided captures the entire economic life of European Lithium’s single validated asset. Due to this, no terminal year multiple or terminal growth rate were selected in the discounted cash flow analysis.

•        As of the valuation date, a blended spot price of Spodumene Concentrate of $5,500 per ton was selected by Marshall & Stevens as the main variable to net revenue.

•        A high and low weighted average cost of capital (WACC) range was used in Marshall & Stevens’s analysis and applied to debt free, after-tax cash flows. The high WACC was calculated to be 11.00 percent and was determined based upon a cost of equity of approximately 11.19 percent and an after-tax cost of debt of 4.75 percent. The low WACC indication was calculated to be 9.00 percent and was based on 46 published full feasibility reports with listed project discount rates for comparable single validated assets.

•        A cost of equity was determined using a 20-year U.S. Treasury Rate (4.25 percent), Equity Risk Premium of 6.22 percent (Kroll Cost of Capital Navigator 2022 (“KCOC”)), Re-levered Equity beta of 0.92 based upon the Guideline Companies discussed below, a size premium of 1.22 percent based upon KCOC data for the 8th decile, and a company specific risk premium of 0 percent based upon removal of discovery and exploration risk, and a single validated asset.

•        An after-tax cost of debt was determined using BBB rated bond yields (6.33 percent) and a corporate income tax rate of 25.0 percent.

•        The debt-to-capital ratio was estimated at 0.0 percent and the equity-to-capital ratio was estimated at 100.0 percent using input from the Guideline Companies discussed below.

•        European Lithium provided estimated capital expenditures and working capital requirements, which were assumed to be variable on the stage of the single validated asset.

Marshall & Stevens performed a sensitivity analysis based on the high and low WACC rates of 11.0 and 9.0 percent, as described above. Based on the discounted cash flow analysis, the indicated enterprise value for European Lithium was estimated to be between $621,800,000 and $784,800,000.

Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about European Lithium provided by European Lithium’s management and compared this information to certain financial information of ten publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to European Lithium (each a “Guideline Company” and, collectively, the “Guideline Companies”). The initial Guideline Companies were provided by European Lithium, and Marshall & Stevens reviewed these Guideline Companies to determine the comparability to European Lithium. Marshall & Stevens also performed their own independent search for other Guideline Companies, but they did not find any other viable Guideline Companies aside from those provided by European Lithium. The criteria for selecting the Guideline Companies were mainly based upon each Guideline Company’s industry and business description.

Business descriptions and financial information are provided below for the selected Guideline Companies. The descriptions of these companies and the financial information for such companies set out below are derived from publicly available information and are summary in nature. Stockholders are referred to, and these summaries are qualified in full by reference to, the public reports filed by these companies with the SEC. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

AVZ Minerals Limited (ASX:AVZ) explores for mineral properties. It primarily explores for lithium, tin, and tantalum deposits. The company’s principal projects include a 100 percent owned Manono Extension project, which comprises of two exploration permits covering an area of 242.25 square kilometers located in the Democratic Republic of the Congo (DRC); and a 75 percent owned Manono project that covers an area of approximately 188 square kilometers located in southern DRC. The company was formerly known as Avonlea Minerals Limited. AVZ Minerals Limited was incorporated in 2007 and is based in West Perth, Australia.

Core Lithium Ltd (ASX:CXO) engages in the development of lithium and various metal deposits in Northern Territory and South Australia. The company primarily explores for copper, gold, iron, silver, uranium, lead, and zinc deposits. Its flagship project is the Finniss Lithium project located to the south of Darwin port in the Northern Territory. Core Lithium Ltd was incorporated in 2010 and is based in Adelaide, Australia.

ioneer Ltd (ASX:INR) explores for and develops mineral properties in North America. Its flagship property is the Rhyolite Ridge lithium-boron project located in the state of Nevada, the United States. The company was formerly known as Global Geoscience Limited and changed its name to ioneer Ltd in November 2018. ioneer Ltd was incorporated in 2001 and is based in North Sydney, Australia.

Lithium Americas Corp. (TSX:LAC) operates as a resource company in the United States and Argentina. The company explores for lithium deposits. It owns interests in the Cauchari-Olaroz project located in Jujuy province of Argentina; Thacker Pass project located in north-western Nevada; and Pastos Grandes project located in the Salta province of Argentina. The company was formerly known as Western Lithium USA Corporation and changed its name to Lithium Americas Corp. in March 2016. Lithium Americas Corp. was incorporated in 2007 and is headquartered in Vancouver, Canada.

Lake Resources NL (ASX:LKE) explores for and develops lithium brine projects in Argentina. Its flagship project is its 100 percent owned the Kachi lithium brine project that consists of 39 mining leases covering an area of approximately 74,000 hectares located in Catamarca province, Argentina. Lake Resources NL was incorporated in 1997 and is based in Sydney, Australia.

Liontown Resources Limited (ASX:LTR) engages in the exploration, evaluation, and development of mineral properties in Australia. The company explores for lithium, gold, vanadium, copper, and nickel deposits, as well as platinum group elements. Its flagship property is the Kathleen Valley lithium project located in Perth, Western Australia. The company was incorporated in 2006 and is based in West Perth, Australia.

Piedmont Lithium Inc. (ASX:PLL), an exploration stage company, engages in the exploration and development of resource projects in the United States. The company primarily holds a 100 percent interest in the Carolina Lithium Project that include an area of approximately 3,116 acres located within the Carolina Tin-Spodumene Belt situated to the west of Charlotte, North Carolina in the United States. It also owns a 61-acre property in Kings Mountain, North Carolina. Piedmont Lithium Inc. is headquartered in Belmont, North Carolina.

Sigma Lithium Corporation (NasdaqCM:SGML) engages in the exploration and development of lithium deposits in Brazil. It holds 100 percent interest in the Grota do Cirilo, Genipapo, Santa Clara, and São José properties comprising 27 mineral rights covering an area of approximately 191 square kilometers located in the Araçuaí and Itinga regions of the state of Minas Gerais, Brazil. The company was formerly known as Sigma Lithium Resources Corporation and changed its name to Sigma Lithium Corporation in July 2021. Sigma Lithium Corporation is headquartered in São Paulo, Brazil.

Standard Lithium Ltd. (TSXV:SLI) explores for, develops, and processes lithium brine properties in the United States. Its flagship project is the Lanxess project with approximately 150,000 acres of brine leases located in southern Arkansas. The company was formerly known as Patriot Petroleum Corp. and changed its name to Standard Lithium Ltd. in December 2016. Standard Lithium Ltd. was incorporated in 1998 and is headquartered in Vancouver, Canada.

Sayona Mining Limited (ASX:SYA), together with its subsidiaries, engages in mineral identification, acquisition, exploration, and development in Australia and Canada. It explores for lithium, graphite, and gold deposits. It holds 100 percent interest in the Authier Lithium project located in Quebec, Canada; and 60 percent interest in the Moblan lithium project located in Northern Québec. The company was formerly known as DiamonEx Limited and changed its name to Sayona Mining Limited in May 2013. Sayona Mining Limited was incorporated in 2000 and is based in Paddington, Australia.

The following is a table including details regarding the size and production capacity, along with further detail regarding revenue forecasts and the specific multiples considered for each Guideline Company:

(USD$ in Millions, except per share data)

	AVZ Minerals Limited	Core Lithium Ltd	ioneer Ltd	Lithium Americas Corp.	Lake Resources NL	Liontown Resources Limited	Piedmont Lithium Inc.	Sigma Lithium Corporation	Standard Lithium Ltd.	Sayona Mining Limited	Average	Median
Enterprise Value	1,693	1,211	628	2,970	707	1,778	793	3,015	527	1,065
Total Revenue
Calendar Year + 1	NA	28.8	NA	20.0	NA	NA	NA	NA	NA	NA	24.4	24.4
Calendar Year + 2	244.5	228.7	NA	236.7	NA	NA	NA	437.0	NA	NA	286.7	240.6
Calendar Year + 3	626.3	481.5	44.0	246.2	49.4	247.7	141.2	420.3	NA	NA	282.1	247.0
Calendar Year + 4	NA	NA	106.6	139.7	NA	727.5	270.8	491.6	NA	NA	347.2	270.8
Calendar Year + 5	NA	NA	121.1	439.8	NA	NA	354.3	NA	NA	NA	305.1	354.3

Operating Year 1	244.5	28.8	44.0	20.0	49.4	247.7	141.2	437.0	NA	NA	151.6	95.3
Operating Year 2	626.3	228.7	106.6	236.7	NA	727.5	270.8	420.3	NA	NA	373.8	270.8
Operating Year 3	NA	481.5	121.1	246.2	NA	NA	354.3	491.6	NA	NA	338.9	354.3

Enterprise Value/
Total Revenue
Operating Year 1	6.9	42.1	14.3	148.6	14.3	7.2	5.6	6.9	NA	NA	30.7x	10.7x
Operating Year 2	2.7	5.3	5.9	12.5	NA	2.4	2.9	7.2	NA	NA	5.6x	5.3x
Operating Year 3	NA	2.5	5.2	12.1	NA	NA	2.2	6.1	NA	NA	5.6x	5.2x

Total Estimated Resources (LCE)
Metric Tonnes of LCE (in kt)	41.0	25.0	10.0	72.0	26.0	76.0	30.0	72.0	38.0	30.0	42.0	34.0

Enterprise Value/LCE
Total Estimated Resources	41.3x	48.5x	62.8x	41.2x	27.2x	23.4x	26.4x	41.9x	13.9x	35.5x	36.2x	38.4x

Marshall & Stevens reviewed, among other things, the Guideline Companies’ enterprise value as a multiple of revenue (“EV/Revenue”) for the assumed first, second, and third operating year forecast, and enterprise value as a multiple of Lithium Carbonate Equivalent (“EV/LCE”) in total estimated resources for each Guideline Company. For the Guideline Companies, the multiples of EV/Revenue ranged from 2.2x to 1448.6x, and EV/LCE multiples ranged from 13.9x to 62.8x.

Given the expected growth profile of European Lithium, the EV/Revenue selection was based on Operating Year 2 and Operating Year 3 multiples of 2.25x and 2.0x. Given European Lithium’s high degree of comparability with the Guideline Companies, the EV/LCE selection was based around the median and selected at 40.0x.

(in USD$ Thousands)

	Enterprise Value/Revenue		Enterprise Value/LCE
Indicated Enterprise Value Calculation:	Operating Year 2 2026	Operating Year 3 2027	Total Estimated Resources 6/30/2022
European Lithium AT (Investments) Ltd. Financial Metrics	359,787	383,223	16,000
Selected Multiples	2.25x	2.0x	40.0x
Indicated Enterprise Value	809,500	766,400	640,000

The enterprise value selection from the guideline public company approach are based on high and low values from the EV/Revenue and EV/LCE multiples; the concluding range was $640,000,000 to $809,500,000.

Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method, the guideline public company method and the guideline transaction method. The guideline transaction method was given no weight due to a lack of available data for comparable transactions. Given the detailed forecast provided by European Lithium’s management and European Lithium’s high degree of comparability with the Guideline Companies, an equal weight of 50 percent was assigned to both the high and low indications from the discounted cash flow method and the guideline public company method for the final reconciliation range of value. Given the above considerations, Marshall & Stevens concluded a final enterprise value range for European Lithium of $630,900,000 to $797,150,000.

The above description and disclosure are summary in nature and are qualified in its entirety by the text of the Marshall & Stevens’ Opinion, a copy of which is included as Annex E hereto. The included copy is provided for informational purpose only. The copy of the Marshall & Stevens’ Opinion by its terms states that it is not for the benefit of or to be relied on by any person or entity other than the Board, although the effectiveness, if any, of this disclaimer is not in the purview of Sizzle or Pubco to advise as to its effect.

Delaware law generally allows stockholders of Delaware corporations under specified conditions to bring derivative lawsuits on behalf of a corporation, and neither Sizzle nor Pubco is aware of a limitation of that right generally by contractual disclaimers solely between a corporation and third parties, and no stockholder waiver of such a right was agreed to by stockholders of Sizzle within the contractual agreement of the referenced Marshall & Stevens’ Opinion. The inclusion of the disclaimer is a statement of contractual fact in accordance with Delaware law. As to the effect of such disclaimer or such contract as a matter of Delaware law, it is not in the purview of Sizzle or Pubco to advise as to its effect, as to Sizzle’s and Pubco’s knowledge, the courts of Delaware have not finally determined or held on this issue. Resolution of the question of the availability of any such defense relating to such disclaimer or contractual provision will have no effect on the rights and responsibilities of the Board under applicable state law. The availability of such a state-law defense to Marshall & Stevens would have no effect on the rights and responsibilities of either Marshall & Stevens or the Board under the federal securities laws.

Unaudited Prospective Financial Information of the Company

Neither EUR nor the Company, as a matter of course, makes public projections as to future sales, earnings or other results. However, management of EUR prepared certain prospective financial information solely for use by Marshall & Stevens in connection with the rendering of the Marshall & Stevens Opinion and performing its related financial analyses. A summary of the prospective financial information is set forth below.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The prospective financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the date on which such forecasts were finalized (as of September 7, 2022), including, among other things, EUR’s expectations, which may not prove to be accurate, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, industry metrics and the regulatory and commercial probability of success and expenses adjusted on the basis thereof. While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of EUR’s management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors.” Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Company’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The accompanying prospective financial information covers an extended period of time, and this information by its nature becomes subject to greater uncertainty with each successive year. In particular, the below information extends for a period of 20 years, a time period selected based on the expected economic life of the Wolfsberg mine, and the risks and uncertainties regarding the prospective financial information, including the potential for adverse development such as delays in obtaining or the failure to obtain regulatory approvals and additional competition or changes in the competitive or regulatory landscape, increase each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the prospective financial information will prove accurate or that any of such prospective information will be realized. For a description of these and other risks related to the information set forth below, see “Risk Factors — Risks Related to the Company’s Projections.”

The prospective financial information set forth below is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The inclusion of the below information should not be regarded as an indication that EUR, Sizzle, the Company, Critical Metals or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results. Moreover, The below information is not included to influence your views on the merger and is summarized in this proxy statement/prospectus solely to provide stockholders access to certain non-public information considered by the Sizzle Board in connection with its evaluation of the merger and provided to Marshall & Stevens to assist with its financial analyses. The information below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company in this proxy statement/prospectus.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, various assumptions underlying the forecasts may prove to not have been accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Neither the Company’s independent registered public accounting firm, Marcum LLP (“Marcum”), nor any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The Marcum report included in this proxy statement/prospectus relates to the Company’s historical audited financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR THE COMPANY, NONE OF SIZZLE, THE COMPANY, CRITICAL METALS OR EUR UNDERTAKES ANY OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF SIZZLE, THE COMPANY, CRITICAL METALS OR EUR NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY EUR SHAREHOLDER, CRITICAL METALS SHAREHOLDER, SIZZLE STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by EUR may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with the financial advisor rendering an opinion on a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures. The financial projections were requested by, and disclosed to, Sizzle for use as a component in its overall evaluation of the Company and are included in this proxy statement/prospectus on that account.

Key assumptions were made with the available information and estimates at the time of preparation of the prospective financial information summarized below, including but not limited to the following:

•        Spodumene production with respect to the Wolfsberg Project is expected to start in 2026. Production is expected to increase until 2027, is expected to remain stable until 2038, after which production is expected to decline until 2041. A twenty-year term was used in the forecast to conform with the expected economic life of the Wolfsberg Project. Please see the section entitled “Risk Factors,” including “Risk Factors — Operating Risks” for a description of risks related to the Wolfsberg Project.

•        Mine development period of 47 months with commissioning in financial year 2026. Steady state production and operational start in financial year 2027. Mining ceasing in financial year 2041 with decommissioning and rehabilitation in financial years 2042 and 2043.

•        The prospective financial information assumes a fixed spot price for spodumene concentrate of $5,500 per ton for the life of the mine. This compares to a spot price of $5,475 per ton as of February 8, 2023, as reported by AME (5 – 6% Li2O min, CIF China). As of February 13, 2023, Critical Metals had not entered into any binding agreements with customers related to offtake of spodumene concentrate.

•        The prospective financial information summarized below only includes projected production and sales of spodumene concentrate, and does not include any production or sales related to lithium carbonate or lithium hydroxide. Such production would require the construction and development of processing facilities near the Wolfsberg Project mining site, which will require significant additional capital expenditures. As a result, no production or sales of lithium carbonate or lithium hydroxide were included in the prospective financial information.

•        Operational costs include utilities, owners’ costs, concentrator costs, laboratory costs, backfill operational costs, mining operations costs, product handling fees and financing costs. All operating expenses presented in the prospective financial information summarized below were derived from the Company’s detailed mining plan. Operating expenses are adjusted throughout the period based on the Consumer Price Index.

•        Depreciation and amortization shown on asset life and life-of-mine timelines. Where asset life is assumed to be longer than life of mine, the assets are depreciated over the life-of-mine period.

Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any of EUR, the Company, Critical Metals, Sizzle or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that Sizzle, the Sizzle Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, or any part of the transactions contemplated by it, as the projections may be materially different than actual results. Critical Metals will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

Critical Metals does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or operating results in the manner provided with respect to the Company to Sizzle in connection with the Business Combination. Accordingly, Critical Metals does not intend to update or otherwise revise the projected financial information provided to Sizzle to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Critical Metals does not intend to update or revise the projected financial information provided to Sizzle to reflect changes in general economic or industry conditions.

The key elements of the prospective financial information are summarized in the table below:

($ in thousands, except $/t,) (amounts are averages for the applicable period)	2022 – 2025	2026	2027 – 2031	2032 – 2036	2037 – 2041
Spodumene Concentrate (tons per annum)	0	10,551	68,571	70,787	56,652
Spodumene Concentrate Sales Price ($/t)	5,500	5,500	5,500	5,500	5,500
Net Revenue	$0	$58,029	$377,140	$389,329	$311,587
Operating Expenses
Utilities(1)	0	3,713	3,943	4,346	4,802
Owners Cost	0	2,114	2,244,	2,474,	2,733
Concentrator cost	0	7,678	29,888	26,141	23,898
Lab costs	0	4,289	3,130	2,453	2,710
Backfill Costs	0	5,738	6,070	6,663	6,590
Mining OPEX	11,456	31,656	37,630	34,946	32,765
Product Handling Cost(2)	0	3,772	24,514	25,306	20,253
Rehabilitation Costs(3)	0	0	0	0	1,784
Agency Costs & Commitment Fees	0	395	420	366	0
Total Operating Expenses (excluding D&A)	$11,456	$59,356	$107,838	$102,695	$95,535

EBITDA(4)	$(11,456)	$(1,327)	$269,302	$286,633	$216,052
% of Net Revenue	0%	(2)%	71%	74%	69%

Depreciation and Amortization	0	35,800	37,295	40,915	15,480

EBIT(4)	$(11,456)	$(37,127)	$232,006	$245,718	$200,572
% of Net Revenue	0%	(64)%	62%	63%	64%

Income Tax Expense (at 25%)	$0	$0	$51,907	$61,276	$50,994

Net Income(5)	$(11,456)	$(37,127)	$180,099	$184,442	$149,578

____________

(1)      Utilities costs consisting of power and gas costs as well renewable grants.

(2)      Product handling fees based on the assumptions of 3.25% of the value of by products sold.

(3)      Mining rehabilitation costs of 8,920 at the end of mining life in year 2042 and 2043. Provisions created and built up over the life of mine period.

(4)      EBITDA and EBIT are non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBIT is defined as earnings before interest and taxes. We caution investors that amounts presented in accordance with our definition of EBITDA and EBIT may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBITDA and EBIT in the same manner. EBITDA and EBIT should not be considered as an alternative to net profit or net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

(5)      Assumes debt-free net income.

EUR’s Board of Directors’ Reasons for the Approval of the Business Combination

The Board of EUR considered that the completion of the Business Combination would be a transformational event for its Austrian lithium projects, including the Wolfsberg Project, particularly in terms of more readily available access to capital through US capital markets that would not otherwise be available to EUR but for the Business Combination, which the Board of EUR considered will enable rapid progression of construction and development activities. Accordingly, the Board of EUR considered the Business Combination to be in the best interests of the Company and EUR and its shareholders.

In considering whether to enter into the Business Combination, the directors of EUR considered the non-exhaustive list of advantages and disadvantages summarized below. Although the EUR Board believes that the Business Combination with Sizzle presents a unique business combination opportunity and is in the best interests of EUR and its shareholders, the EUR Board did consider certain potentially material negative factors in arriving at that conclusion.

Advantages to the Company and EUR

•        The Business Combination represents an opportunity for the Company and EUR and its shareholders to recognize a significant uplift in the value of its Austrian lithium projects (as a result of the increased valuation) whilst also having the benefit of funding opportunities that would not otherwise be available to the Company and EUR but for the Business Combination.

•        EUR will retain full operational and managerial control of Pubco by virtue of having four out of five nominee board members.

•        EUR will hold an approximate 80% ownership interest in Pubco post-Closing of the Business Combination, which is expected to be sufficiently funded to move through the construction and development stages of Wolfsberg Project and have exposure to institutional investment opportunities it otherwise would not have but for the Business Combination.

•        EUR will retain exposure to the Austrian lithium projects via the controlling interest that the Company will hold in Pubco post-Closing.

Disadvantages to the Company and EUR

•        The Business Combination involves the sell-down of EUR’s interests in the Austrian lithium projects, which may not be consistent with the investment objectives of all of EUR’s shareholders.

•        The Business Combination may result in EUR being inadvertently exposed to regulatory risks as the controlling and majority shareholder of Pubco, being a company incorporated in the British Virgin Islands and listed on Nasdaq. Accordingly, changes in relevant taxes, legal and administration regimes, accounting practice and government policies in the British Virgin Islands and in the US may affect the financial and/or operational performance of Pubco and the Austrian lithium projects.

•        There is no guarantee that the shares of Pubco will trade on Nasdaq above the deemed price at which the Pubco Ordinary Shares are proposed to be issued to EUR. Pubco’s shares will be impacted by market factors outside its control. As a result, while the implied value of such Ordinary Shares at Closing will represent a significant increase to the present equity value of the Company as a whole, the actual value of the such Ordinary Shares will change in line with the trading price of the shares of Pubco on Nasdaq.

Roles of Sizzle’s Advisor in the Negotiation and Execution of the Business Combination

Cantor served as representative to the underwriters in the Sizzle IPO. Under the Underwriting Agreement Amendment, Cantor is entitled to 900,000 Pubco Ordinary Shares and specified registration rights for those shares, as deferred compensation for its underwriting services in connection with the Sizzle IPO, subject to Closing of the Business Combination. Additionally, in connection with the Sizzle IPO, Cantor purchased 47,250 representative shares from Sizzle for $10.00 per share. This purchase took place on a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Other than as disclosed herein, there has been no material relationship between Sizzle or its affiliates and Cantor and its affiliates or unaffiliated representatives during the past two years, nor is any such relationship contemplated.

Interests of Sizzle’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our Board in favor of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        If the Business Combination with the Company or another business combination is not consummated by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the founders shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Sizzle IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $59.0 million based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination). On the other hand, if the Business Combination is consummated, each outstanding share of Sizzle Common Stock will be converted into one Pubco Ordinary Share.

•        If the Business Combination with the Company or another business combination is not consummated by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the 722,750 private placement shares held by the Sponsor would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares Such private placement shares had an aggregate market value of approximately $7.9 million based upon the closing price of $10.89 per share of Sizzle Common Stock on Nasdaq on November 7, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination).

•        If Sizzle is unable to complete a business combination within the required time period under the Sizzle Certificate of Incorporation, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of potential target businesses or claims of vendors or other entities that are owed money by Sizzle for services rendered or contracted for or products sold to Sizzle. If Sizzle consummates a business combination, on the other hand, Sizzle and ultimately the combined company will be liable for all such claims.

•        Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of November 7, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $129,437 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); and (c) the SPAC Transaction Expenses, including, without limitation (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses (including indebtedness related to such Extension Expenses) and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount currently estimated to be $9.2 million based on each of Jett and CCM receiving capital stock in lieu of a cash fee as provided in the Jett Amended Letter and CCM Amended Letter.

•        Based on the difference in the purchase price of $0.004 that the Sponsor paid for each of the founders shares, as compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing of the Business Combination.

•        The Merger Agreement provides for the continued indemnification of Sizzle’s current directors and officers and the continuation of directors and officers liability insurance covering Sizzle’s current directors and officers.

•        The Sponsor and/or its officers and directors (or their affiliates or members) may make loans and/or capital contributions from time to time to Sizzle to fund certain capital requirements. The Sponsor agreed to loan Sizzle an aggregate of up to $150,000, of which $129,437 (including fees) was outstanding as of November 7, 2023 (as the note is currently without fixed terms). The Sponsor, its affiliates and Sizzle’s officers and directors have a Promissory Note and indebtedness outstanding from Sizzle relating to the Extension Expenses. Additionally, $600,000 was outstanding under Extension Notes as of the date of this proxy statement/prospectus. On February 6, 2023 and July 6, 2023, ASJC Global LLC — Series 11, a member of the Sponsor, contributed $400,000 and $200,000 respectively to the Sponsor for Extension Funds, in exchange for 300,000 and 150,000 of founders shares, respectively. Furthermore, on July 31, 2023, Sponsor raised $175,000, on August 30, 2023, Sponsor raised $60,000, on October 4, 2023 Sponsor raised $75,000, and on November 2, 2023, the Sponsor raised $120,000, in each case from Polar Subscriptions, in exchange in the aggregate for 430,000 founders shares held by Sponsor, and this aggregate amount, consisting of $430,000, was loaned as Extension Loans by Sponsor to Sizzle to pay into the Trust Account as Extension Funds. Additional loans or contributions may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

•        Carolyn Trabuco will be the Sizzle designee to the Pubco Board upon the effectiveness of the Business Combination. As a director, in the future, Ms. Trabuco may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

In addition to the interests of Sizzle’s directors and officers in the Business Combination, Sizzle stockholders should be aware that the certain other persons may have financial interests that are different from, or in addition to, the interests of Sizzle stockholders, including:

•        Cantor, as the Representative of Sizzle’s underwriters in the IPO, in the Underwriting Agreement Amendment has agreed to accept shares for purposes of the deferred underwriting commission in that agreement, in the amount of 900,000 shares. In addition, Cantor also purchased 47,250 representative shares from Sizzle for $10.00 per share in a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Together these shares had an aggregate market value of approximately $10,315,552 based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023 (assuming these privately placed shares to Cantor have the same price as publicly traded shares of Sizzle Common Stock). These shares will become worthless if Sizzle does not consummate a business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding representative share will be exchanged for one share of Pubco and Cantor will receive an issuance of Pubco Ordinary Shares described in the Underwriting Agreement Amendment.

•        EBC owns an aggregate of 75,600 EBC shares. Such EBC shares had an aggregate market value of approximately $823,284 based upon the closing price of $10.89 per share on Nasdaq on November 7, 2023. The EBC shares will become worthless if Sizzle does not consummate a business combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding EBC share will be exchanged for one share of Pubco.

•        On August 4, 2023, Sizzle entered into an amendment with CCM, as financial advisor for merger and acquisition financial advisory services in connection with a business combination, including the Business Combination (the “M&A Services”) to CCM’s existing engagement agreement for providing M&A Services. For its M&A Services, pursuant to such amendment, CCM has agreed to be paid entirely, other than customary expense reimbursement, in the form of 1,000,000 Pubco Ordinary Shares (after giving effect to the exchange of ordinary shares of the Company for such Pubco Ordinary Shares). Other than piggyback rights to registration and registration rights, CCM’s shares would have the same rights as other holders of shares of the Company in the Business Combination. In connection with the obligation of Critical Metals to pay for or reimburse specified transaction expenses of the Business Combination as provided in the First Amendment, dated January 4, 2023, it is anticipated that Pubco will fulfill such obligation in the First Amendment to compensate EUR for payment of such Sizzle Transaction Expenses and Company Transaction Expenses (in each case as defined in the Business Combination Agreement) by issuance of Pubco Ordinary Shares to EUR following the Closing of the Business Combination. If the Business Combination is not consummated, CCM will not be paid the CCM Transaction Fee.

•        On August 3, 2023, EUR entered into an amendment with Jett Capital, as financial advisor for strategic and merger and acquisition financial advisory services in connection with a business combination or other strategic transaction, including the Business Combination (the “Jett Strategic Advisory Services”) to Jett’s existing engagement agreement with EUR for providing Jett Strategic Advisory Services. For Jett Strategic Advisory Services, pursuant to such amendment, Jett has agreed to be paid, other than customary expense reimbursement, in the form of 2,865,374 Pubco Ordinary Shares (after giving effect to the exchange of ordinary shares of the Company for such Pubco Ordinary Shares). Other than Jett’s piggyback rights to registration and registration rights, such shares of Jett would have the same rights as other holders of shares of the Company in the Business Combination. In connection with the obligation of Pubco (Critical Metals) to pay for or reimburse specified transaction expenses of the Business Combination as provided in the First Amendment, dated January 4, 2023, it is anticipated that Pubco will fulfill such obligation in the First Amendment to compensate EUR for payment of such Sizzle Transaction Expenses and Company Transaction Expenses (in each case as defined in the Business Combination Agreement) by issuance of Pubco Ordinary Shares to EUR following the Closing of the Business Combination.

These interests may influence Sizzle’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a Business Combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a Business Combination opportunity which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Delaware and applicable law. Given the substantial target universe considered by Sizzle’s management team, which included initial contact with over 130 companies and non-disclosure agreements with approximately 58 companies, and LOIs with 5 companies, Sizzle’s Board did not believe that the other fiduciary duties or contractual obligations of Sizzle’s officers and directors materially affected Sizzle’s ability to source a potential Business Combination. Sizzle’s Board considered the factors supporting, and risks and uncertainties related to, a Business Combination with European Lithium AT (Investments) Limited’s as set forth above under “The Business Combination Proposal — Sizzle’s Board of Directors’ Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.

Total Shares to be Issued in the Business Combination

Sizzle’s public stockholders currently own approximately 722,750 private placement shares and 5,425,000 founders shares equal to 65.7% of issued and outstanding Sizzle Common Stock, Cantor owns 47,250 private placement shares and EBC owns 75,600 EBC Shares, together consisting of approximately 1.3% of issued and outstanding Sizzle Common Stock.

It is anticipated that, immediately after the Business Combination and if there are no redemptions, Sizzle’s existing stockholders, including the Sponsor, will own approximately 7.0% of the outstanding Pubco Ordinary Shares (of which approximately 4.0% will be owned by the Sponsor and Sizzle’s directors and officers), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 19.6% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.8% of the outstanding Pubco Ordinary Shares (consisting of approximately 1% owned by CCM and 2.8% owned by Jett), and EUR will own approximately 66.6% of the outstanding Pubco Ordinary Shares.

For a Description of Pubco’s securities, see the section entitled “Description of Securities of Pubco” which provides a description of Pubco Ordinary Shares and Pubco warrants.

If any of Sizzle’s public stockholders exercise their redemption rights, the ownership interest in Pubco of Sizzle’s public stockholders will decrease and the ownership interest in Pubco of EUR and the Sponsor will increase. If there are redemptions by Sizzle’s public stockholders up to the maximum level presented for the Business Combination in the accompanying proxy statement/prospectus, immediately following completion of the Business Combination, Sizzle’s existing stockholders, including the Sponsor, will own approximately 4.1% of the outstanding Pubco Ordinary Shares (with all of such shares being owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 20.2% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.9% of the outstanding Pubco Ordinary Shares (consisting of approximately 1.0% owned by CCM and 2.9% owned by Jett), and EUR will own approximately 68.7% of the outstanding Pubco Ordinary Shares. If the actual facts are different than these assumptions (based on redemptions by Sizzle’s public stockholders, changes in the terms of the Business Combination, adjustments to the Merger Consideration pursuant to the Merger Agreement or otherwise), the percentage ownership interests in Pubco post-Business Combination may be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares relating to any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans, if any, made to Sizzle, (iii) any issuance of shares underlying the Sizzle Warrants (which after the Business Combination, will be exchanged for the Pubco Warrants), (iv) the Earnout Shares, or (v) any adjustments to the Merger Consideration payable to EUR pursuant to terms set forth in the Merger Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding the various redemption scenarios and the assumptions used in each.

Share ownership and the related voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Sizzle cannot predict how many Sizzle public stockholders will exercise their right to have their shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Sizzle stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

The following table illustrates varying ownership levels of the issued and outstanding capital stock of Pubco, assuming varying levels of redemptions by Sizzle’s public stockholders:

	No Redemptions(1)		50% Redemption(2)		Maximum Redemption(3)
Sizzle public stockholders(4)	3,086,053	3.0%	1,543,026	1.5%	—	0.0%
Sizzle Sponsor, Initial Stockholders and directors and officers(5)	4,098,500	4.0%	4,098,500	4.1%	4,098,500	4.1%
Reallocation of Sponsor Shares(6)	2,049,250	2.0%	2,049,250	2.0%	2,049,250	2.1%
Cantor and EBC(7)	1,022,850	1.0%	1,022,850	1.0%	1,022,850	1.0%
Vellar(8)	20,000,000	19.6%	20,000,000	19.9%	20,000,000	20.2%
Jett Capital(9)	2,865,374	2.8%	2,865,374	2.9%	2,865,374	2.9%
CCM(10)	1,000,000	1.0%	1,000,000	1.0%	1,000,000	1.0%
EUR(11)	67,989,216	66.6%	67,989,216	67.6%	67,989,216	68.7%
Pro Forma Combined Company Common Stock	102,111,243	100%	100,568,216	100.0%	99,025,190	100%

____________

(1)      Presents Sizzle’s current outstanding number of public shares as of the date of this proxy statement/prospectus, which are 3,086,053 public shares (consisting of 15,500,000 public shares originally sold as Sizzle Units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of public shares in connection with the Extension Meeting on February 1, 2023 and 1,337,244 public shares redeemed by holders of public shares in connection with the Extension Meeting on August 7, 2023). This column assumes there are no redemptions by holders of Sizzle public shares in connection with the Special Meeting.

(2)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus, reflecting a redemption of 50% of Sizzle’s public shares by holders of public shares in connection with the Special Meeting (equating to a redemption amount of approximately $17,021,374, assuming a redemption price of $11.03 per share).

(3)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus and additional redemptions by holders of Sizzle public shares in connection with the Special Meeting, and reflecting a redemption of approximately 100%, or 3,086,053 of Sizzle’s public shares (equating to a redemption amount of approximately $34,042,748, assuming a redemption price of $11.03 per share). The maximum redemption scenario assumes the approval of the NTA Proposal.

(4)      Underlying Sizzle public shares are redeemable with the Business Combination and Sizzle public stockholders may exercise their right to have their shares redeemed for cash.

(5)      Shares currently held by the Sponsor plus the Sizzle Initial Stockholders, which includes Sizzle directors and officers, include 722,750 private placement shares held by the Sizzle Initial Stockholders and 5,425,000 founders shares held by the Sponsor. All 5,425,000 founders shares as of the date of this proxy statement/prospectus are held by Sponsor and may be voted by Sponsor, or its permitted transferees, at the Special Meeting (unless otherwise agreed by Sponsor); however, following the Special Meeting, Sponsor will transfer or surrender up to 2,049,250 of such shares as of and effective at the Closing, as provided in the Sponsor Support Agreement, as amended (see Note 6).

(6)      Reflects the 2,049,250 shares of Sizzle Common Stock to be surrendered or transferred by the Sponsor pursuant to the Sponsor Support Agreement. These shares may be voted by Sponsor in connection with the Special Meeting and the Business Combination Proposal, as reflected elsewhere in this proxy statement/prospectus, unless otherwise agreed by Sponsor. However, as of the date of the Closing of Business Combination, which is subsequent to the date of the Special Meeting, these shares may transferred by Sponsor or Sizzle as provided in the Sponsor Support Agreement, as amended. Please see “The Business Combination Proposal — Sponsor Support Agreement.”

(7)      Shares as of the Closing held by Cantor (947,250 shares, consisting of the 900,000 shares as compensation to Cantor in connection with the deferred underwriting fee and 47,250 representative shares which Cantor purchased in a private placement in connection with the Sizzle IPO) and EBC (consisting of the EBC Shares).

(8)      Reflects shares issuable to Vellar at Closing pursuant to the Equity Forward Arrangement and assumes that Vellar does not purchase any shares of Sizzle Common Stock in the open market prior to the Closing. For additional information on the Equity Forward Arrangement, see “The Business Combination Proposal — Related Agreements — Financing Arrangements — Vellar Agreement.”

(9)      Reflects Pubco Ordinary Shares issuable to Jett Capital upon Closing pursuant to the Jett Amended Letter.

(10)    Reflects Pubco Ordinary Shares issuable to CCM upon Closing pursuant to the CCM Amended Letter.

(11)    The issuance of 67,989,216 Pubco Ordinary Shares to EUR pursuant to the Merger Agreement in the No Redemption, 50% Redemption and Maximum Redemption scenarios. This amount has been calculated based on the stated value of $750,000,000 for the Acquired Business (as defined in the Merger Agreement) divided by the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the Closing as provided in the Merger Agreement. Such amount does not reflect the Earnout Shares that EUR may be issued pursuant to the Merger Agreement. If the full amount of the Earnout Shares were to be issued (which for this purpose is assumed to be 6,798,922 Pubco Ordinary Shares, amounting to 10% of the Pubco Ordinary Shares issued at Closing, which is the full amount of the Earnout), and after giving effect to the reallocation of Sponsor Shares, in the (a) No Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 6.6% of the outstanding Pubco Ordinary Shares (of which approximately 3.8% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.4% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.5% of the outstanding Pubco Ordinary Shares (consisting of approximately 0.9% owned by CCM and 2.6% owned by Jett) and EUR will own approximately 68.7% of the outstanding Pubco Ordinary Shares, (b) 50% Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 5.3% of the outstanding Pubco Ordinary Shares (of which approximately 3.8% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.6% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.6% of the outstanding Pubco Ordinary Shares (consisting of approximately 0.9% owned by CCM and 2.7% owned by Jett) and EUR will own approximately 69.7% of the outstanding Pubco Ordinary Shares, and (c) Maximum Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 3.9% of the outstanding Pubco Ordinary Shares (all of such shares being owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 1.0% of the outstanding Pubco Ordinary Shares, Vellar will own approximately 18.9% of the outstanding Pubco Ordinary Shares (assuming that Vellar does not purchase any Sizzle Common Stock in open market transactions prior to Closing), financial advisors of Sizzle and EUR will own approximately 3.6% of the outstanding Pubco Ordinary Shares (consisting of approximately 1.0% owned by CCM and 2.9% owned by Jett) and EUR will own approximately 70.7% of the outstanding Pubco Ordinary Shares.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming the No Redemptions Scenario (which assumes no redemptions in connection with the Special Meeting to approve the Business Combination)*:

Sources		Uses*
($ in Millions)
Sizzle Cash	$34.0	New Equity to EUR	$750.0
Cash from the Company	0.1	Cash to Balance Sheet	34.7
Cash from Sizzle	0.5	Transaction Expenses	9.2
New Equity to EUR	750.0	Taxes	0.7
Equity Forward Transaction	10.0
Total Sources	$794.6	Total Uses	$794.6

The following table summarizes the sources and uses for funding the Business Combination assuming Sizzle stockholders exercise their redemption rights assuming 50% redemptions:

Sources		Uses*
($ in Millions)
Sizzle Cash	$34.0	New Equity to EUR	$750.0
Cash from the Company	0.1	Cash to Balance Sheet	17.6
Cash from Sizzle	0.5	Transaction Expenses	9.2
New Equity to EUR	750.0	Taxes	0.7
Equity Forward Transaction	10.0	Redemptions	17.0
Total Sources	$794.6	Total Uses	$794.6

The following table summarizes the sources and uses for funding the Business Combination assuming Sizzle stockholders exercise their redemption rights assuming maximum redemption:

Sources		Uses*
($ in Millions)
Sizzle Cash	$34.0	New Equity to EUR	$750.0
Cash from the Company	0.1	Cash to Balance Sheet	0.7
Cash from Sizzle	0.5	Transaction Expenses	9.2
New Equity to EUR	750.0	Taxes	0.7
Equity Forward Transaction	10.0	Redemptions	34.0
Total Sources	$794.6	Total Uses	$794.6

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*        The amount of Sizzle Cash reflects the amount in Sizzle’s Trust Account as of October 19, 2023.

Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by Sizzle have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial Business Combination. Based on the pre-money valuation of $750 million for European Lithium AT (Investments) Limited compared to the $158 million held in the Trust Account on October 24, 2022 when the Merger Agreement was signed by Sizzle, the Board determined that this requirement was met. The Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of Sizzle and its stockholders and appropriately reflected European Lithium AT (Investments) Limited’s value. In reaching this determination, the Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. The Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of European Lithium AT (Investments) Limited met this requirement.

Accounting Treatment

The Business Combination is expected to be accounted for as a share-based payment transaction in accordance with IFRS 2. Management has evaluated all the indicators of control from IFRS 10 and IFRS 3. Although there is a higher level of judgement when it comes to the analysis of the conditions set forth in IFRS 3, we believe that the indicators of relative voting rights, composition of governing body, composition of senior management, terms of exchange, relative size, and other factors favored EUR as the accounting acquirer. Accordingly, for accounting purposes, management has determined that EUR is the accounting acquirer under IFRS 3 and the SPAC is considered to be the accounting acquiree for financial reporting purposes. Under this method of accounting, the ongoing financial statements of Pubco will reflect the net assets of the Company, the accounting predecessor at historical cost, with no additional goodwill recognized.

Vote Required for Approval

This Business Combination Proposal will be approved and adopted in its entirety only if the holders of a majority of the issued and outstanding shares of Sizzle Common Stock vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the Special Meeting (which would include presence by virtual attendance at the Special Meeting) or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

This proposal is conditioned upon the approval of the other Condition Precedent Proposals (being the Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal). Unless this proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are approved, the Business Combination will not occur. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the Net Tangible Assets Test (and the NTA Proposal is conditioned to be effective only upon the approval of the Business Combination Proposal).

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Sizzle and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE NTA PROPOSAL

Overview

As discussed elsewhere in this proxy statement/prospectus, Sizzle is asking its stockholders to approve the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Sizzle stockholders. If the NTA Proposal and the Business Combination Proposal are approved at the Special Meeting, the following amendments (the “NTA Amendments”) will be made to the Existing Sizzle Charter, which shall be effective, if adopted and implemented by Sizzle, immediately prior to the consummation of the proposed Business Combination:

a)      The following language shall be removed from Section 9.2(a) of the Existing Sizzle Charter: “provided, however, that the Corporation will only redeem Offering Shares so long as (after such redemption), the Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)), or of any entity that succeeds the Corporation as a public company, will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination either immediately prior to or upon consummation of the initial Business Combination and after payment of underwriters’ fees and commissions (such limitation hereinafter called the “Redemption Limitation”).”

b)      The following language shall be removed from Section 9.2(e) of the Existing Sizzle Charter: “and (ii) the Redemption Limitation is not exceeded” and the numeral (i) shall be deleted from the clause preceding such deleted language.

c)      Section 9.2(f) shall be deleted from the Existing Sizzle Charter.

d)      The following language shall be removed from Section 9.7 of the Existing Sizzle Charter: “provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

A copy of the NTA Amendments to the Existing Sizzle Charter is attached to this proxy statement/prospectus as Annex I.

Reasons for the Amendments

Sizzle stockholders are being asked to adopt the proposed amendments to the Existing Sizzle Charter prior to the Closing, which, in the judgment of the Sizzle Board, could facilitate the consummation of the Business Combination if Sizzle’s NTA would be below $5,000,001 immediately prior to or following the Closing. The Existing Sizzle Charter limits Sizzle’s ability to consummate an initial business combination, or to redeem shares of Sizzle Common Stock in connection with an initial business combination, if it would cause Sizzle to have less than $5,000,001 in net tangible assets. The purpose of such limitation was initially to ensure that Sizzle’s Common Stock would not be deemed a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because we expect that the Pubco Ordinary Shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Sizzle is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that Sizzle’s NTA would be less than $5,000,001 immediately prior to or upon the consummation of the Business Combination after payment of underwriters’ fees and commissions, the Existing Sizzle Charter would prevent Sizzle from being able to consummate the Business Combination even if all other conditions to Closing are met. If the Business Combination is consummated, then the Existing Sizzle Charter, as amended by the NTA Amendments, will be replaced in its entirety by Pubco’s Proposed Charter (see Proposal below) upon the Closing of the Business Combination and all of the references in this proxy statement/prospectus to the “Existing Sizzle Charter” shall be deemed to mean the Existing Sizzle Charter as amended by amendments contained in this NTA Proposal.

The passage of the NTA Proposal poses risks to stockholders, including relating to the removal of the net tangible assets minimum required in the Redemption Limitation, in the event the Business Combination was not consummated, and otherwise, and which are described in “Risk Factors — Risks Related to the NTA Proposal” contained elsewhere in this proxy statement/prospectus, and which are incorporated by reference into this section.

Vote Required for Approval

This NTA Proposal will be approved and adopted in its entirety only if the holders of a majority of the issued and outstanding shares of Sizzle Common Stock vote “FOR” the NTA Proposal. Failure to vote by proxy or to vote in person at the Special Meeting (which would include presence by virtual attendance at the Special Meeting) or an abstention from voting will have the same effect as a vote “AGAINST” the NTA Proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Sizzle and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE CHARTER AMENDMENT PROPOSAL

Although not required by Delaware or BVI law or by the Merger Agreement, we are asking our stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B-1. The Proposed Charter will serve as the memorandum and articles of association of Pubco following the Closing.

The following table summarizes information regarding Sizzle’s certificate of incorporation and the proposed Pubco’s Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Sizzle Certificate of Incorporation	Pubco Amended and Restated Memorandum and Articles of Association
Name	Sizzle Acquisition Corp.	Pubco’s name will be changed to “Critical Metals Corp.”
Common Stock	The Sizzle Certificate of Incorporation authorizes one class of common stock. Sizzle has 50,000,000 authorized shares of common stock, par value $0.0001 per share.	Pubco will have 450,000,000 ordinary shares authorized shares of ordinary shares, par value $0.001 per share.
Preferred Stock	The Sizzle Certificate of Incorporation authorizes 1,000,000 shares of Sizzle Preferred Stock	Pubco will have 50,000,000 authorized shares of preferred shares, par value $0.001 per share.
Number of Directors

The Sizzle Certificate of Incorporation is silent on the number of directors, and the number of directors of Sizzle, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by Sizzle’s board of directors pursuant to a resolution adopted by a majority of Sizzle’s board of directors.

Pubco’s Amended and Restated Memorandum and Articles of Association is silent on the number of directors. However, we anticipate that the total number constituting the board of directors of Pubco following the Closing will initially consist of five individuals.

Classified Board

Sizzle’s board of directors is divided into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three- year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.

Pubco’s board of directors is divided into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three- year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.

Stockholder Actions	Sizzle’s current charter does not specifically address the issue of stockholder actions pursuant to Section 228 of the Delaware General Corporation Law.

Pubco shareholders may only act by written consent in lieu of a meeting if EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued shares of Pubco. An action by written consent must be signed by the holders of a majority of votes of all those entitled to vote on the written consent.

Provisions Specific to a Blank Check Company	The Sizzle Certificate of Incorporation sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial Business Combination.	These provisions are not applicable to an operating company, and so the Proposed Charter does not include these blank check company provisions.

The amendment above is referred to as the “Charter Amendment.”

Pursuant to the Merger Agreement, upon the closing of the Business Combination, Pubco’s memorandum and articles of association will be amended and restated promptly to:

•        reflect necessary changes and to be consistent with the proposed Charter Amendments described herein; and

•        make certain other changes that the board of directors of Pubco deems appropriate for a public operating company.

Reasons for the Charter Amendment

Ordinary Shares

The Sizzle Board believes that it is important for the Combined Entity to have available for issuance a number of authorized Pubco Ordinary Shares and Pubco Preferred Stock sufficient to support the growth of the Combined Entity and to provide flexibility for future corporate needs (including for issuances of equity for compensatory purposes or, if needed, as part of financing for future growth acquisitions). The Sizzle Board also believes that a single class of common stock provides a clean capital structure and suits the Combined Entity’s requirements following the consummation of the Business Combination.

Notwithstanding the foregoing, authorized but unissued common shares may enable Pubco’s board of directors to render it more difficult or to discourage an attempt to obtain control of Pubco and thereby protect continuity of or entrench its management, which may adversely affect the market price of Pubco’s common stock. If, in the due exercise of its fiduciary obligations, for example, Pubco’s board of directors were to determine that a takeover proposal was not in the best interests of Pubco, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Pubco to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Pubco currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Preferred Stock

The Sizzle Board believes that these additional shares will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

However, authorized but unissued preferred shares may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Pubco and thereby protect continuity of or entrench its management, which may adversely affect the market price of Pubco. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Pubco, such preferred shares could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing Pubco’s board of directors to issue the authorized Pubco Preferred Stock on its own volition will enable Pubco to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Pubco currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Stockholder Actions

The Proposed Charter provides that Pubco shareholders may only act by written consent in lieu of a meeting if EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued shares of Pubco. At any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued shares of Pubco, shareholders may not act by written consent in lieu of a meeting.

This Charter Amendment requires that, subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the shareholder may be taken only at a duly called annual or special meeting of shareholders and may not be taken without a meeting by means of any consent in writing of such shareholder.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to Sizzle’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve Pubco after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Sizzle Board believes it is the most appropriate period for Pubco. In addition, certain other provisions in the Sizzle Certificate of Incorporation require that proceeds from the Sizzle IPO be held in the Trust Account until the completion of a Business Combination or redemption of 100% of the outstanding public shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal and upon consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

This Charter Amendment Proposal will be approved and adopted in its entirety only if a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting vote “FOR” the Charter Amendment. Failure to vote by proxy or to vote in person at the Special Meeting (which would include presence by virtual attendance at the Special Meeting) or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval and adoption of the Charter Amendment Proposal, is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal at the Special Meeting. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the Net Tangible Assets Test (and the NTA Proposal is conditioned to be effective only upon the approval of the Business Combination Proposal).

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE CHARTER AMENDMENT IN THE CHARTER AMENDMENT PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Sizzle and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADVISORY CHARTER AMENDMENTS PROPOSALS

Overview

In connection with the Business Combination, Sizzle is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware or BVI law but, pursuant to SEC guidance, Sizzle is submitting these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Sizzle or the Sizzle Board. In the judgment of the Sizzle Board, these provisions are necessary to adequately address the needs of Pubco. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendments Proposals (separate and apart from any other proposal).

Sizzle stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter of Pubco and the existing Sizzle Certificate of Incorporation, which are being presented in accordance with the requirements of the SEC as five separate sub-proposals (the “Advisory Charter Amendments Proposals”):

Proposal No. 3A:    Change in Authorized Share Capital

Description of Amendment

The amendment would increase the total number of authorized shares from (a) under Sizzle’s charter, 51,000,000 shares, consisting of 50,000,000 common shares and 1,000,000 shares of preferred stock, to (b) under the Proposed Charter, 500,000,000 shares, consisting of 450,000,000 ordinary shares and 50,000,000 preferred shares.

Reason for Amendment

This amendment provides for adequate authorized capital and flexibility for future issuances of Pubco Ordinary Shares if determined by the Board of Pubco to be in the best interests of the post-combination business, without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance. Additionally, Sizzle believes that it is important for Pubco to have available for issuance a number of authorized PubCo Ordinary Shares and PubCo Preferred Stock sufficient to support the growth of the Combined Entity and to provide flexibility for future corporate needs.

Proposal No. 3B:    EUR Director Appointment Rights

Description of Amendment

The amendment would confer EUR with rights under the Proposed Charter in conformity with the contractual designation rights set forth in the Investors Agreement, such that EUR is entitled to appoint the lower of a majority of all board members and four directors for so long as EUR beneficially owns at least 50% of the total issued voting shares, two directors for so long as EUR beneficially owns at least 25% but less than 50% of the total issued voting shares, and one director for so long as EUR beneficially owns at least 15% but less than 25% of the total issued voting shares.

Reason for Amendment

We believe that these provisions provide appropriate board representation rights for a controlling shareholder of EUR’s significance and are in line with market practice for controlled companies by providing EUR with board representation based on its significant ownership in Pubco shares. Moreover, the provisions provide clarity to shareholders of Pubco regarding the level of board representation that EUR will have in Pubco in light of its controlling shareholder interest, both at the time of closing of the Business Combination and in the future as EUR’s share ownership may change over time.

Proposal No. 3C:    Amendments to Proposed Charter

Description of Amendment

At present, our existing charter may only be amended with the approval of a majority of our board of directors and the holders of a majority of our outstanding shares. Proposal 2B provides that, under the Proposed Charter, a supermajority vote of the stockholders of Pubco, or two-thirds of outstanding voting shares, is required to amend the Proposed Charter at any time when EUR does not beneficially own, in the aggregate, a majority of the voting power in Pubco. If EUR beneficially owns a majority of the voting power of Pubco, then only an absolute majority, or a majority of outstanding voting shares, is required to amend the Proposed Charter.

Reason for Amendment

The Board believes that limiting the ability of stockholders to make amendments to the Proposed Charter after the time that EUR no longer beneficially owns a majority of the voting power of Pubco is appropriate to protect Pubco from unwarranted attempts to gain corporate control at that time. Limiting the ability of stockholders to amend the Proposed Charter can reduce the potential for unwarranted attempts to gain control of Pubco by effecting amendments to the Proposed Charter that are not in the interests of most of its shareholders. Moreover, we believe that supermajority voting requirements are appropriate if EUR no longer holds a majority of Pubco’s outstanding shares in order to protect stockholders against the potential self-interested actions by one or a few large stockholders at that time. In reaching this conclusion, the board of directors was cognizant of the potential for new stockholders to attempt to seek control over Pubco if EUR decreases its ownership interest in Pubco, and we believe that going forward, a supermajority voting requirement encourages a new potential controlling stockholder to first negotiate with the Board of directors to instead reach terms that are appropriate for all stockholders.

Proposal No. 3D:    Removal of Directors

Description of Amendment

At present, our existing charter provides that directors may be removed only for cause and by a majority of outstanding voting shares. Proposal 2D provides that, under the Proposed Charter, directors may be removed (i) by a resolution passed by all directors of the board at any time for cause; (ii) by an absolute majority of the members at any time when EUR beneficially owns more than 50% of the total voting power of issued shares; and (iii) by a supermajority of the members at any time for cause when EUR does not beneficially own more than 50% of the total voting power of issued shares.

Reason for Amendment

We believe that limiting the ability of stockholders other than EUR to remove directors is appropriate protect all stockholders against the potential self-interested actions by one or a few new large stockholders that may seek to gain control of Pubco. In reaching this conclusion, we were cognizant of the potential for certain stockholders to seek to gain and hold a substantial beneficial ownership of our common stock if EUR were to decrease its ownership of Pubco. We further believe that going forward, a supermajority voting requirement encourages any person seeking control of Pubco to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Proposal No. 3E:    Written Consent

Description of Amendment

At present, our existing charter prohibits stockholders from acting by written consent and instead requires that stockholder action be taken at a duly held meeting of stockholders. Under the Proposed Charter, Pubco will provide that members may act by written consent at any time when EUR beneficially owns more than 50% of the total voting power of issued shares but may not act by written consent at any time when EUR beneficially owns less than 50% of the total voting power of issued shares.

Reason for Amendment

We believe that limiting the ability of stockholders to act by written consent after the time that EUR no longer beneficially owns a majority of the voting power of Pubco is appropriate to protect Pubco from unwarranted attempts to gain corporate control by new stockholders if it loses controlled company status in its post-Business Combination phase. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter.

Advisory Charter Amendment

Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The approval and adoption of the Advisory Charter Amendments Proposals is non-binding and not conditioned on any other Proposal at the Special Meeting.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENTS IN THE ADVISORY CHARTER AMENDMENTS PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Sizzle and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to the terms and conditions of the Merger Agreement), for purposes of complying with the applicable listing rules of the Nasdaq Capital Market, the issuance of up to 102,111,243 Pubco Ordinary Shares to shareholders of the Company, ECB and Cantor, Sizzle stockholders, Jett Capital and CCM in the amounts described in the proxy statement/prospectus upon the Closing, 7,750,000 Pubco Ordinary Shares issuable to holders of Sizzle Warrants (which are exchanged in the Business Combination for Pubco Warrants) following the Closing, 6,798,922 Pubco Ordinary Shares contingently issuable in accordance with the Earnout and up to 20,000,000 Pubco Ordinary Shares to Vellar in connection with the Equity Forward Arrangement. For further information, please see the section entitled “The Business Combination Proposal (Proposal 1),” as well as the annexes to this proxy statement/prospectus.

Why Sizzle Needs Stockholder Approval

Stockholder approval of the listing on Nasdaq is a condition to the Closing under the Merger Agreement.

We also are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d), as applicable.

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company where, due to the present or potential issuance of common stock, other than common stock issued in a public offering (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Sizzle Stockholders and Pubco Stockholders

If the Nasdaq Proposal is adopted, at the Closing we will issue up to 102,111,243 Pubco Ordinary Shares assuming no redemptions (and 99,025,190 Pubco Ordinary Shares assuming maximum redemptions) to shareholders of the Company, EBC and Cantor, Sizzle stockholders, Jett Capital and CCM in the amounts described in the proxy statement/prospectus upon the Closing, and up to an additional 7,750,000 Pubco Ordinary Shares subsequent to the Closing conditioned upon exercise of the Pubco Warrants (received in exchange for Sizzle Warrants in the Business Combination, up to 6,798,922 Pubco Ordinary Shares to EUR under the terms of the Earnout in the event of satisfaction of certain share price thresholds and certain other conditions of the Earnout and up to 20,000,000 Pubco Ordinary Shares to Vellar in connection with the Equity Forward Arrangement.

The issuance of the Pubco Ordinary Shares described above would result in significant dilution to Sizzle stockholders and result in Sizzle stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Pubco.

In the event that this Proposal is not approved by Sizzle stockholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by Sizzle stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of Pubco Ordinary Shares pursuant to the Merger Agreement, Pubco will not issue such Pubco Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of Pubco Ordinary Shares pursuant to the Merger Agreement, including to EUR, be approved, and that for purposes of complying with the applicable provisions of Nasdaq Listing Rule 3635, the potential issuance of the Earnout Shares pursuant to the terms and conditions of the Merger Agreement, be approved.”

Required Vote for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the Business Combination Proposal, the Charter Amendment Proposal and the Incentive Plan Proposal. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the Net Tangible Assets Test (and the NTA Proposal is conditioned to be effective only upon the approval of the Business Combination Proposal).

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT Sizzle
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Sizzle and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL

The Background of the Incentive Plan

Prior to the consummation of the Business Combination, our board of directors is expected to approve, subject to approval by our stockholders, the adoption of the Critical Metals Corp. 2023 Incentive Award Plan (the “Incentive Plan”) by Pubco, effective as of and contingent on the consummation of the Business Combination (the “Effective Date”). If the Incentive Plan is approved by our shareholders, Pubco will be authorized to grant equity and cash incentive awards to eligible employees, non-employee directors and other service providers. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex C.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to enhance Pubco’s ability to attract, retain, incent, reward and motivate persons who make (or are expected to make) important contributions to Pubco by providing these individuals with equity ownership and other incentive opportunities. Pubco believes that the equity-based awards to be issued under the Incentive Plan will motivate recipients to offer their maximum effort to Pubco and help focus them on the creation of long-term value consistent with the interests of Pubco’s shareholders. The board of directors of Pubco believes that the Incentive Plan (a) will provide Pubco with significant means to attract and retain talented personnel, (b) will result in saving cash, which otherwise would be required to maintain current employees and adequately attract and reward personnel and others who perform services for Pubco, and (c) consequently, will prove beneficial to Pubco’s ability to be competitive.

As of the date of this proxy statement/prospectus, the number of persons that would be eligible to participate in the Incentive Plan upon its effective date is approximately four full-time employees and four non-employee directors.

Reasons for the Approval of the Incentive Plan Proposal

Stockholder approval of the Incentive Plan is a condition to the Closing under the Merger Agreement. Stockholder approval of the Incentive Plan is also necessary in order for Pubco to (a) meet the stockholder approval requirements of the Nasdaq Capital Market and (b) grant ISOs thereunder.

Consequences if the Incentive Plan Proposal is Not Approved

If the Incentive Plan Proposal is not approved by our stockholders, (a) the Business Combination will not be consummated and (b) the Incentive Plan will not become effective and Pubco will not be able to grant equity awards under the Incentive Plan. Additionally, Pubco believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan Proposal is not approved.

Material Terms of the Incentive Plan

The material terms of the Incentive Plan, as currently contemplated by Pubco’s board of directors, are summarized below, which summary is qualified in its entirety by the full text of the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex C. Our stockholders are being asked to approve the Incentive Plan as presented. If the terms of the Incentive Plan are materially amended in a manner that would require stockholder approval under the Nasdaq Capital Market or the ISO requirements, stockholders will be asked to approve such material amendment.

We expect to use equity-based awards to promote our interest by providing our executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning their interests with those of its equity holders. In connection with the Business Combination, the Pubco Board plans to adopt, and Pubco’s sole shareholder, plans to approve, the Pubco 2023 Share Incentive Plan (as amended from time to time), which is referred to in this proxy statement/prospectus as the “Incentive Plan” and will become effective at the Effective Time. The Incentive Plan will allow Pubco to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants of Pubco and its affiliates. The Pubco Board anticipates that providing such persons with a direct stake in Pubco will assure a closer alignment of the interests of such individuals with those of Pubco and its shareholders, thereby stimulating their efforts on Pubco’s behalf and strengthening their desire to remain with Pubco and its affiliates.

Administration.    The compensation committee of the Pubco Board (the “Committee”) will administer the Incentive Plan. The Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Incentive Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the Incentive Plan. The Committee will have full discretion to administer and interpret the Incentive Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the Incentive Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of Pubco or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the Incentive Plan and that may be so delegated as a matter of law.

Eligibility.    Certain employees, directors, officers, advisors or consultants of Pubco or its affiliates are eligible to participate in the Incentive Plan. Immediately following the consummation of the Business Combination, it is expected that approximately eight employees, consultants, advisors and service providers and all of our non-executive officer directors will be eligible to participate in the Incentive Plan.

Number of Shares Authorized.    Pubco will initially reserve up to 10% of its Ordinary Shares for the issuance of awards under the Incentive Plan. The number of shares reserved for issuance under the Incentive Plan will increase automatically on January 1 of each of 2024 through 2033 by the number of shares equal to the lesser of (i) 3% of the total number of outstanding Pubco Ordinary Shares (rounded down to the nearest whole share) as of the immediately preceding December 31, or (ii) a number as may be determined by the Pubco Board. Notwithstanding anything to the contrary in the Incentive Plan, no more than the number of Pubco Ordinary Shares initially reserved under the Incentive Plan may be issued pursuant to the exercise of incentive share options (“ISOs”) under the Incentive Plan.

Pubco Ordinary Shares underlying awards under the Incentive Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the Incentive Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of Pubco Ordinary Shares reserved for issuance under the Incentive Plan, the number of Pubco Ordinary Shares covered by awards then outstanding under the Incentive Plan, the limitations on awards under the Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The Incentive Plan will have a term of not more than 10 years from the date it is approved by Pubco’s shareholder, and no further awards may be granted under the Incentive Plan after that date.

Awards Available for Grant.    The Committee may grant awards of nonqualified share options, ISOs, share appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), other share-based awards, other cash-based awards, dividend equivalents, and/or performance compensation awards or any combination of the foregoing.

Share Options and Share Appreciation Rights.    Share options provide for the purchase of Pubco Ordinary Shares in the future at an exercise price set on the grant date. ISOs, in contrast to nonqualified share options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount in cash or shares equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a share option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a share option or SAR may not be longer than 10 years from grant (or five years in the case of ISOs granted to certain significant shareholders).

Restricted Shares.    Restricted shares are an award of nontransferable shares of Pubco Ordinary Shares that are subject to certain vesting conditions and other restrictions.

RSUs.    RSUs are contractual promises to deliver Pubco Ordinary Shares in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on Pubco Ordinary Shares prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The Committee may provide that the delivery of the shares underlying RSUs will be deferred if such delivery would result in a violation of applicable law. The terms and conditions applicable to RSUs will be determined by the Committee, subject to the conditions and limitations contained in the Incentive Plan.

Other Share or Cash-Based Awards.    Other share or cash based awards are awards of cash, fully vested Pubco Ordinary Shares and other awards valued wholly or partially by referring to, or otherwise based on, Pubco Ordinary Shares. Other share or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards or as standalone payments.

Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on Pubco Ordinary Shares and may be granted alone or in tandem with awards other than share options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the underlying award becomes payable and will be subject to forfeiture to the same extent as the underlying award.

Performance Awards.    Performance awards granted pursuant to the Incentive Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in Pubco Ordinary Shares, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Pubco or its affiliates. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or shareholders are the participant and his or her family members or anyone else approved by it.

Amendment and Termination; Repricing.    In general, the Pubco Board may amend, alter, suspend, discontinue or terminate the Incentive Plan at any time. However, shareholder approval to amend the Incentive Plan may be necessary if applicable law or the Incentive Plan so requires. No amendment, alteration, suspension, discontinuance or termination will materially and adversely impair the rights of any participant or recipient of any award without the consent of the participant or recipient. Shareholder approval will not be required for any amendment that reduces the exercise price of any share option or SAR, or cancels any share option or SAR that has an exercise price that is greater than the then-current fair market value of Pubco Ordinary Shares in exchange for cash, other awards or share options or SARs with an exercise price per share that is less than the exercise price per share of the original share options or SARs.

Adjustments; Corporate Transactions.    In the event of certain capitalization events or corporate transactions (as set forth in the Incentive Plan), including the consummation of a merger or consolidation of Pubco with another corporation, the Committee may adjust the number of Pubco Ordinary Shares or other securities of Pubco (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by shareholders of Pubco in connection with such transaction.

Other Compensation and Benefits

After the Business Combination, Pubco expects to continue to offer various employee benefit plans to employees, including its named executive officers, which may be the same or similar to those currently offered by the Company, including health, dental, vision, life and disability insurance benefits, as well as the 401(k) profit sharing plan. For more information, see “Executive Compensation of the Company — Other Benefits.” We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

Certain Federal Income Tax Aspects of Awards Under the Incentive Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the Incentive Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the Incentive Plan depend upon the type of award.

Incentive Stock Options.    The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the Pubco Ordinary Shares from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the Pubco Ordinary Shares on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the Pubco Ordinary Shares until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of Pubco Common Stock as of the date of exercise will be treated as a long-term capital gain. If a recipient fails to hold the shares for the minimum required time, the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the Pubco Ordinary Shares on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. Pubco will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonstatutory Stock Options.    The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonstatutory stock options when the stock options are exercised. The excess of the fair market value of the Pubco Ordinary Shares purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient on exercise. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Stock Unit Awards.    Recipients who receive stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Other Awards.    Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of Pubco Ordinary Shares on the exercise date over the exercise price. Pubco will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

New Incentive Plan Benefits

Grants of awards under the Incentive Plan are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Incentive Plan.

Registration with the SEC

If the Incentive Plan is approved by Pubco’s shareholders and becomes effective, Pubco intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Plan as soon as reasonably practicable after Pubco becomes eligible to use such form.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal and the Nasdaq Proposal at the Special Meeting. The Business Combination is also conditioned on either approval of the NTA Proposal or, alternatively, satisfaction of the Net Tangible Assets Test (and the NTA Proposal is conditioned to be effective only upon the approval of the Business Combination Proposal).

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE SHARE INCENTIVE PLAN PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Sizzle and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ESPP PROPOSAL

The Background of the ESPP

Prior to the consummation of the Business Combination, our board of directors is expected to approve, subject to approval by our stockholders, the adoption of the Critical Metals 2023 Employee Stock Purchase Plan (the “ESPP”), effective as of and contingent on the consummation of the Business Combination. If the ESPP is approved by stockholders, Pubco will be authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of Pubco Ordinary Shares at a discount and in an amount determined in accordance with the ESPP’s terms. A copy of the ESPP is attached to this proxy statement/prospectus as Annex D.

Purpose of the ESPP

The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing Pubco Ordinary Shares on favorable terms and to pay for such purchases through payroll deductions. Pubco believes by providing eligible employees with an opportunity to increase their proprietary interest in the success of Pubco, the ESPP will motivate recipients to offer their maximum effort to Pubco and help focus them on the creation of long-term value consistent with the interests of our stockholders.

As of the date of this proxy statement/prospectus, the number of employees that would be eligible to participate in the ESPP upon its effective date is approximately.

Reasons for the Approval of the ESPP Proposal

Stockholder approval of the ESPP is necessary in order for Pubco to satisfy the stockholder approval requirements under Section 423 of the Code.

Consequences if the ESPP Proposal is Not Approved

If the ESPP Proposal is not approved by our stockholders, the ESPP will not become effective and employees of Pubco will not be able to purchase Pubco Ordinary Shares under the ESPP. Additionally, Pubco believes its ability to recruit, retain and incentivize top talent will be adversely affected if the ESPP Proposal is not approved.

Summary of the ESPP’s Material Terms and Features

The following summary of the principal features of the ESPP is qualified by reference to the terms of the ESPP, which summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex D. Our stockholders are being asked to approve the ESPP as presented. If the terms of the ESPP are materially amended in a manner that would require stockholder approval Section 423 of the Code, stockholders will be asked to approve such material amendment.

General.    The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below under the heading “Summary of the ESPP’s Material Terms and Features — International Participation.” During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of Pubco Ordinary Shares at a discount and in an amount determined in accordance with the ESPP’s terms.

Shares Available for Issuance.    The ESPP will have 2% of authorized but unissued or reacquired Pubco Ordinary Shares reserved for issuance under the ESPP, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of not more than ten years, beginning on January 1, 2023, in an amount equal to the least of (a) 2% of the outstanding Pubco Ordinary Shares on such date, or (b) a lesser amount determined by the Compensation Committee or Pubco Board; provided, however, that no more than [            ] Pubco Ordinary Shares may be issued under the ESPP.

Administration.    Except as noted below, the ESPP will be administered by the Compensation Committee. The Compensation Committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility.    Each full-time and part-time employee, including our officers and employee directors and employees of participating subsidiaries, who is employed by Pubco or a participating subsidiary on the day preceding the start of any offering period will be eligible to participate in the ESPP. Unless otherwise determined in the terms of an offering, the ESPP requires that an employee customarily work more than 20 hours per week and more than five months per calendar year in order to be eligible to participate in the ESPP. The ESPP will permit an eligible employee to purchase Pubco Ordinary Shares through payroll deductions, which may not be more than fifteen percent (15%) of the employee’s compensation, or such lower limit as may be determined by the Compensation Committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock (including stock such employee may purchase under this plan or other outstanding options) representing five percent (5%) or more of the total combined voting power or value of all classes of Pubco’s stock. No employee will be able to purchase more than [          (          )] shares, or such number of shares as may be determined by the Compensation Committee with respect to a single offering period. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of Pubco or its subsidiaries, a right to purchase stock of Pubco having a value in excess of $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.

Offering Periods and Purchase Price.    The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the Compensation Committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase Pubco Ordinary Shares for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than eighty-five percent (ass) of the fair market value per share of Pubco Ordinary Shares on either the offering date or on the purchase date, whichever is less. The fair market value of Pubco Ordinary Shares for this purpose will generally be the closing price on the Nasdaq Capital Market (or such other exchange as the Pubco Ordinary Shares may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Reset Feature.    The Compensation Committee may specify that, if the fair market value of a share of Pubco Ordinary Shares on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

Changes to Capital Structure.    In the event that there is a specified type of change in Pubco’s capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the ESPP, (b) the individual and aggregate participant share limitations described in the plan and (c) the price of shares that any participant has elected to purchase.

International Participation.    To provide Pubco with greater flexibility in structuring Pubco’s equity compensation programs for Pubco’s non-U.S. employees, the ESPP also permits Pubco to grant employees of Pubco’s non-U.S. subsidiary entities rights to purchase Pubco Ordinary Shares pursuant to other offering rules or sub-plans adopted by the Compensation Committee in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, the international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

Corporate Reorganization.    Immediately before a corporate reorganization, the offering period and purchase period then in progress shall terminate and either Pubco Ordinary Shares will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any Pubco Ordinary Shares purchase, unless the surviving corporation (or its parent corporation) assumes the ESPP under the plan of merger or consolidation.

Amendment and Termination.    The Pubco Board and the Compensation Committee each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside. The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Tax Consequences to Pubco

There are no federal income tax consequences to Pubco by reason of the grant or exercise of rights under the ESPP. Pubco is generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant in connection with a sale or disposition of shares prior to satisfaction of the holding periods described above.

New ESPP Benefits

Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the ESPP, and awards under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Vote Required for Approval

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the ESPP Proposal is not a condition for any other Proposal at the Special Meeting.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Sizzle and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that, at the time of the Special Meeting, Sizzle is unable to consummate the Business Combination for any reason.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented at the Meeting and is not approved by the stockholders of Sizzle, Sizzle’s Board may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, that there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal, the NTA Proposal (assuming the Net Tangible Assets Test is not otherwise satisfied as referenced above), the Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal. In such event, the Business Combination may not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that the adjournment of the meeting to a later date or dates, if necessary, be determined by the chairman of the meeting to permit further solicitation and vote of proxies if it is determined by the Board that more time is necessary or appropriate to approve one or more Proposals at the meeting be adopted and approved in all respects.”

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Required Vote

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the Adjournment Proposal is not a condition for nor conditioned on the approval of any other Proposal at the Special Meeting.

Recommendation of Our Board

IF THE ADJOURNMENT RESOLUTION IS PRESENTED TO OUR STOCKHOLDERS, OUR
BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Sizzle and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations and qualifications set forth herein (including the limitations and qualifications set forth in the opinion of Ellenoff Grossman & Schole LLP filed as Exhibit 8.1), the following is a summary of the material U.S. federal income tax consequences to holders of Sizzle Common Stock (which in this section we refer to as “Common Stock”) and Sizzle Warrants (collectively, “Sizzle Securities”) with respect to (i) an election by the holders of shares of Sizzle Common Stock to have Sizzle redeem such shares for cash, (ii) the Business Combination and (iii) the post-Business Combination ownership and disposition of Pubco Ordinary Shares and Pubco Warrants (collectively, “Pubco Securities”) acquired pursuant to the Business Combination. Except as indicated below, and subject to the limitations and qualifications set forth herein, this summary is the opinion of Ellenoff Grossman & Schole LLP. This summary applies only to holders of Sizzle Securities and Pubco Securities that hold their Sizzle Securities and Pubco Securities as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is general in nature and does not constitute tax advice. This summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder of Sizzle Securities or Pubco Securities in light of such holder’s individual circumstances or status, nor does it address all of the tax consequences that might be applicable to holders of Sizzle Securities or Pubco Securities subject to special rules, such as:

•        dealers in securities or foreign currency;

•        broker-dealers;

•        traders in securities that elect to use a mark-to-market method of accounting;

•        tax-exempt organizations;

•        financial institutions, banks or trusts;

•        mutual funds;

•        life insurance companies, real estate investment trusts and regulated investment companies;

•        holders that actually or constructively own 10% or more (by vote or value) of Sizzle’s or Pubco’s stock;

•        holders that hold Sizzle Securities or Pubco Securities as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•        U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;

•        holders that received Sizzle Securities or Pubco Securities through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

•        U.S. expatriates;

•        controlled foreign corporations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to Sizzle Securities or Pubco Securities being taken into account in an applicable financial statement;

•        passive foreign investment companies; or

•        pass-through entities or investors in pass-through entities.

This summary is based on the Code, applicable Treasury regulations thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. Any such change could impact the conclusions discussed below. This summary does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

None of Sizzle, the Company or Pubco has sought or intends to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the subjects addressed in this summary. There can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity or arrangement characterized as a partnership for U.S. federal income tax purposes) holds Sizzle Securities or Pubco Securities, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold Sizzle Securities or Pubco Securities and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences to them of an exercise of redemption rights, the Business Combination and of acquiring, owning and disposing of Pubco Securities.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION AND OTHER EVENTS DESCRIBED BELOW, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Treatment of Pubco

Tax Residence of Pubco for U.S. Federal Income Tax Purposes

Although Pubco is incorporated in the British Virgin Islands and a UK tax resident, following the closing of the Business Combination the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because Pubco is not so created or organized (but is instead incorporated only in the British Virgin Islands), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these general rules. Section 7874 of the Code provides an exception to these general rules under which a corporation created or organized only under foreign law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.

Under Code Section 7874, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80%, or in certain circumstances 60%, of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”) as determined for purposes of Section 7874 (the “Ownership Test”), and (iii) the foreign corporation’s “expanded affiliated group” does not have “substantial business activities” in the foreign corporation’s country of creation or organization relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located, and derived, respectively, in the country in which the foreign acquiring corporation is created or organized. The Section 7874 Regulations further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Code Section 7874 that are made as part of a plan or made over a 36-month period, making it more likely that Code Section 7874 will apply to a foreign acquiring corporation.

Pubco will indirectly acquire substantially all of the assets of Sizzle through the Business Combination. It is unclear whether Pubco, including its “expanded affiliated group,” would satisfy the substantial business activities test upon consummation of the Business Combination. As a result, Section 7874 of the Code may apply to cause Pubco to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination depending on the satisfaction of the Ownership Test.

Based upon the terms of the Business Combination, the rules for determining share ownership under Code Section 7874 and the Section 7874 Regulations, and certain factual assumptions, Sizzle and Pubco currently expect that the Section 7874 Percentage of Sizzle stockholders in Pubco should be less than 80% after the Business Combination. Accordingly, Pubco is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. Whether the Ownership Test is satisfied must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former holders of Sizzle Common Stock may be deemed to own an amount of Pubco Ordinary Shares in respect to certain redemptions by former holders of Sizzle Common Stock prior to the Business Combination for purposes of determining the ownership percentage of former holders of Sizzle Common Stock under Section 7874 of the Code. As a result, none of Sizzle’s, Pubco’s or the Company’s counsel is able to opine as to the status of Pubco as a foreign corporation under Section 7874 of the Code. Accordingly, there can be no assurance that the IRS will not challenge the status of Pubco as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If Pubco were to be treated as a U.S. corporation for U.S. federal income tax purposes, Pubco and certain Pubco shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Pubco, and the gross amount of any dividend payments to Pubco’s non-U.S. Holders (as defined below) could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax. In particular, holders of Pubco Securities would be treated as holders of securities issued by a U.S. corporation for U.S. federal income tax purposes.

However, even if the Section 7874 Percentage was such that Pubco were still respected as a foreign corporation under Code Section 7874, Pubco may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If Pubco were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of Pubco attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 would apply to such subsequent acquisition.

The remainder of this discussion assumes that Pubco will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of Sizzle’s Tax Attributes and Certain Other Adverse Tax Consequences to Pubco and Pubco’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. Specifically, Code Section 7874 can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, Sizzle and Pubco currently expect that the Section 7874 Percentage should be less than 60% after the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to Pubco or Sizzle after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80%, Pubco and certain of Pubco’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by Pubco include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation at a rate of 20%.

The determination of the Section 7874 Percentage is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in tax laws and regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether Pubco is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Pubco, significant adverse tax consequences could result for Pubco and for certain Pubco shareholders, including a higher effective corporate tax rate on Pubco.

The remainder of this discussion assumes that the limitations and other rules described above will not apply to Pubco or its subsidiaries after the Business Combination.

U.S. Holders

The section applies to you if you are a U.S. Holder. For purposes of this summary, a U.S. Holder means a beneficial owner of Sizzle Securities or Pubco Securities that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state therein or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (i) that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Redemption of Shares of Common Stock

Subject to the discussion below regarding stockholders who elect to participate in the redemption and also participate in the Merger, the U.S. federal income tax consequences to a U.S. Holder that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its shares of Common Stock in connection with the Business Combination will depend on whether the redemption qualifies as a sale or exchange of Common Stock under Section 302(a) of the Code. Whether the redemption qualifies as a sale or exchange of the shares of Common Stock or is treated as a distribution with respect to the shares of Common Stock will depend on the total amount of Common Stock treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder, as discussed below) relative to all of Common Stock outstanding both before and after the redemption (including any shares of Common Stock owned by Pubco after the Business Combination). The redemption of shares of Common Stock will generally be treated as a sale or exchange (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Sizzle or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only shares actually owned by such U.S. Holder, but also shares of Common Stock constructively owned by it through Pubco. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain family members of such U.S. Holder (in the case of an individual) and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder (if not an individual), as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of Common Stock or Pubco Ordinary Shares which could be acquired pursuant to the exercise of Sizzle Warrants or Pubco Warrants.

In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the percentage of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by Pubco in the Business Combination and redemptions by other holders of Common Stock). There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. A redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Sizzle. Whether a redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Sizzle will depend on such holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”. Sizzle expects that a U.S. Holder that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its shares of Common Stock in connection with the Business Combination generally will qualify as a sale or exchange of Common Stock under Section 302(a) of the Code. However, a U.S. Holder should consult with its tax advisors as to the tax consequences of a redemption in light of its particular circumstances.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302(a) of the Code, the U.S. Holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Common Stock redeemed. Such gain or loss should be treated as capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the Common Stock may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If a redemption does not qualify as a sale or exchange, the U.S. Holder will be treated as receiving a distribution from Sizzle. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Sizzle’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. Special rules apply to dividends received by U.S. Holders that are taxable corporations. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares of Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Pubco Warrants or possibly in other shares constructively owned by such U.S. Holder.

Notwithstanding the foregoing, if a U.S. Holder elects to participate in the redemption with respect to a portion, but not all, of its Sizzle Common Stock, it is possible that such redemption may be treated as integrated with the Merger rather than as a separate transaction. As discussed in further detail below, it is intended that the (i) Merger, together with other relevant portions of the transactions contemplated by the Merger Agreement, qualifies as a Section 351 Transaction and (ii) the Merger qualifies as a Section 368(a) Reorganization. If the Merger qualifies as a Section 368(a) Reorganization, and if the redemption is treated as integrated with the Merger (rather than as a separate transaction), cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in the Section 368(a) Reorganization (which, depending on the circumstances applicable to such U.S. Holder, may be treated either as (i) capital gain (but not loss) in a manner similar to that described above but not in excess of the amount of cash received or (ii) dividend income to the extent of (although not entirely clear) Pubco’s current and accumulated earnings and profits, taxable as described above.

If the Merger does not qualify as a Section 368(a) Reorganization but qualifies as part of a Section 351 Transaction, it is possible that such cash, together with Pubco Warrants (if any) received in exchange for Sizzle Warrants, may be treated as taxable boot received in to the Section 351 Transaction, in which case gain (but not loss) may be recognized on the Merger and redemption in an amount equal to the lesser of (A) the aggregate amount of gain realized by such holder (generally, the sum of the excess (if any) of (x) the value of the Pubco Ordinary Shares and Pubco Warrants received in the Merger and the amount of cash received in the redemption over (y) such U.S. Holder’s adjusted basis in the Sizzle Common Stock and Sizzle Warrants exchanged therefor pursuant to the Merger and/or the redemption, computed on an asset-by-asset basis) and (B) the sum of the amount of cash received in the redemption and the value of the Sizzle Warrants received in the Merger). Under this possible characterization, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Sizzle Common Stock was treated as a separate transaction from the exchange pursuant to the Merger and would not be entitled to recognize any loss with respect to its redeemed Sizzle Common Stock.

In addition, if a U.S. Holder that elects to participate in a redemption with respect to all its Sizzle Common Stock maintains its ownership of Sizzle Warrants, such redemption also may be treated as integrated with the Merger rather than as a separate transaction (with the same taxation effects described in the above two paragraphs). In such case, even if the Merger were treated as a Section 368(a) Reorganization, and no gain or loss generally would be recognized upon the deemed exchange of Sizzle Warrants for Pubco Warrants as described below under the heading “— The Receipt of Pubco Securities in the Business Combination,” cash received by such U.S. Holder in a redemption may also be treated as taxable boot received in the Section 368(a) Reorganization, in which case the U.S. Holder generally is taxed in the manner described above. Under this possible characterization, such U.S. Holder generally is expected to recognize capital gain (but not loss) on such redemption in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Sizzle Common Stock exchanged therefor. If the IRS were to assert, and a court were to sustain, such a contrary position, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Sizzle Common Stock was treated as a separate transaction from the exchanges pursuant to the Merger. If the Merger were not treated as a Section 368(a) Reorganization, then the tax treatment to such U.S. Holder would be similar to if the redemption and Merger were not integrated, with the treatment of the redemption generally as described above, and the treatment of the deemed exchange of Sizzle Warrants for Pubco Warrants pursuant to the Merger generally as described below under “— The Receipt of Pubco Securities in the Business Combination.”

U.S. Holders of Common Stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

The Receipt of Pubco Securities in the Business Combination

It is intended that the (i) Merger, together with other relevant portions of the transactions contemplated by the Merger Agreement, qualifies as a Section 351 Transaction and (ii) the Merger qualifies as a Section 368(a) Reorganization. Subject to the limitations and qualifications set forth herein (including the limitations and qualifications set forth in the opinion of Ellenoff Grossman & Schole LLP filed as Exhibit 8.1), it is the opinion of Ellenoff Grossman & Schole LLP, counsel to Sizzle, that the Merger, taken together with other relevant portion of the transactions contemplated in the Merger Agreement, should qualify as an integrated transaction described in Section 351(a) of the Code.

However, the provisions of Section 351 and 368(a) of the Code are complex and qualification as a non-recognition transaction under either of these provisions are subject to factual and legal uncertainties and could be adversely affected by events or actions that occur prior to or following the Business Combination. Accordingly, the tax treatment of the Merger is inherently uncertain. In particular, there are significant factual and legal uncertainties as to whether the Merger qualifies as a Section 368(a) Reorganization. For example, under Section 368(a) of the Code, the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with investment-type assets, such as Sizzle. In addition, the Merger’s ability to qualify as a Section 368(a) Reorganization could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Sizzle. For example, the requirements for Section 368(a) Reorganization treatment could be affected by the magnitude of Sizzle Common Stock redemptions that occur in connection with the Business Combination. As a result, neither Sizzle’s nor the Company’s counsel is able to opine as to whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

If the Merger qualifies as part of a Section 351 Transaction or as a Section 368(a) Reorganization, no gain or loss should be recognized by a U.S. Holder of Common Stock who exchanges such Common Stock solely for Pubco Ordinary Shares pursuant to the Merger. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the shares of Common Stock surrendered by such U.S. Holder in the Business Combination. In addition, the holding period of such Pubco Ordinary Shares should include the period during which the shares of Common Stock, surrendered in the Business Combination, were held by such U.S. Holder, although the running of the holding period for the shares of Common Stock may be suspended as a result of any redemption rights with respect thereto.

In the event that the Merger does not qualify as part of a Section 351 Transaction or as a Section 368(a) Reorganization, generally, the Merger will be treated as a taxable sale or exchange of Common Stock by U.S. Holders in exchange for Pubco Ordinary Shares. In such case, subject to the discussion of backup withholding below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its shares of Common Stock. Any such capital gain or loss generally will be long term capital gain or loss if the U.S. Holder’s holding period in the shares of Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. Holder on a taxable sale or exchange of Common Stock is subject to certain limitations.

Generally the amount of gain or loss recognized by a U.S. Holder on a taxable sale or exchange of Common Stock pursuant to the Merger will be an amount equal to the difference between (i) the fair market value of the Pubco Ordinary Shares received by the U.S. Holder in the Merger and (ii) the U.S. Holder’s adjusted tax basis in Common Stock surrendered thereof. A U.S. Holder’s adjusted tax basis in the shares of Common Stock generally will equal the U.S. Holder’s acquisition cost of such shares, reduced by any prior distributions with respect to such shares treated as a return of basis.

The appropriate U.S. federal income tax treatment of Pubco Warrants received in the Merger is uncertain because, as described above, it is unclear whether the Merger separately qualifies a Section 368(a) Reorganization. If the Merger only qualifies as part of a Section 351 Transaction (and not as a Section 368(a) Reorganization), a U.S. Holder whose Sizzle Warrants automatically convert into Pubco Warrants will recognize gain or loss upon such deemed exchange of warrants equal to the difference between the fair market value of the Pubco Warrants received and such U.S. Holder’s adjusted basis in its Sizzle Warrants. Such U.S. Holder’s basis in its Pubco Warrants received in the Merger will equal the fair market value of the Pubco Warrants. A U.S. Holder’s holding period in its Pubco Warrants will begin on the day after the Merger. If the Merger qualifies as a Section 368(a) Reorganization (whether or not the Merger also qualifies as part of a Section 351 Transaction), a U.S. Holder whose Sizzle Warrants automatically convert into a Pubco Warrants should not recognize gain or loss upon such deemed exchange of warrants. In such case, a U.S. Holder’s adjusted tax basis in the Pubco Warrants received should be equal to the holder’s adjusted tax basis in the Sizzle Warrants exchanged therefor, and the holding period of the Pubco Warrants should include the holding period during which the Sizzle Warrants exchange therefor were held by such holder.

If the Merger qualifies as part of a Section 351 Transaction (and not as a Section 368(a) Reorganization), a U.S. Holder that receives Pubco Ordinary Shares in exchange for Sizzle Common Stock and whose Sizzle Warrants automatically convert into a Pubco Warrants will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the fair market values of the Pubco Ordinary Shares and the Pubco Warrants received by such holder over (y) such holder’s adjusted tax basis in the Sizzle Common Stock and Sizzle Warrants exchanged therefor) and (ii) the fair market value of the Pubco Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. Holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of the Pubco Ordinary Shares and the Pubco Warrants received by such U.S. Holder among the Sizzle Common Stock and Sizzle Warrants owned by such U.S. Holder immediately prior to the Merger in proportion to their fair market values. Any loss realized by a U.S. Holder would not be recognized. In this case, the holding period of the Pubco Ordinary Shares received in the Merger will include the holding period during which the Sizzle Common Stock exchanged therefor were held by such U.S. Holder, and the holding period of Pubco Warrants received in the Merger will begin on the day after the Merger.

If the Merger qualify as a Section 368(a) Reorganization (whether or not the Merger also qualifies as part of a Section 351 Transaction), a U.S. Holder that receives Pubco Ordinary Shares in exchange for Sizzle Common Stock and whose Sizzle Warrants automatically convert into a Pubco Warrants will not recognize any gain or loss upon the exchange. In such case, a U.S. Holder’s tax basis in the Pubco Ordinary Shares and the Pubco Warrants received will be equal to the U.S. Holder’s basis in the Sizzle Common Stock and Sizzle Warrants exchanged therefor, and the holding period of the Pubco Ordinary Shares and Pubco Warrants will include the holding period during which the Sizzle Common Stock and Sizzle Warrants exchanged therefor were held by such U.S. Holder.

U.S. Holders of Sizzle Warrants are urged to consult with their tax advisors regarding the treatment of their Sizzle Warrants in connection with the Business Combination.

U.S. Holders who hold different blocks of Sizzle Securities (generally, Sizzle Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Sizzle Securities.

None of Sizzle, the Company or Pubco has sought or intends to seek any rulings from the IRS regarding the U.S. federal income tax consequences of the Business Combination, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.

Tax Consequences of the Merger Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a foreign corporation in a transaction that qualifies as a tax-deferred transaction (including as a Section 368(a) Reorganization or as a Section 351 Transaction), the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain additional requirements are satisfied.

In general, for the Merger to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee foreign corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee foreign corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors of the transferred U.S. corporation or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership); and (iii) the “active trade or business test” as defined in Treasury regulations Section 1.367(a)-3(c)(3) must be satisfied. As of the date hereof, neither Sizzle nor the Company has made a determination as to whether any of these conditions are expected to be met. Accordingly, even if the Merger qualifies as part of a Section 351 Transaction or a Section 368(a) Reorganization, no assurance can be given that a U.S. Holder participating in the Merger would not be required to recognize gain under Section 367(a) of the Code in connection with the Merger. Even if the requisite conditions are satisfied with respect to the Merger, a U.S. Holder that is a “five-percent transferee shareholder” is required to enter into a “gain recognition agreement” with the IRS to recognize gain under certain circumstances to avoid gain recognition under Section 367(a) of the Code at the closing of the Merger. All U.S. Holders of Sizzle Securities that will own 5% or more of either the total voting power or the total value of the outstanding shares of Pubco after the Merger (taking into account, for this purpose, ownership of Pubco Ordinary Shares acquired in connection with the Merger and any Pubco Ordinary Shares not acquired in connection with the Merger) may want to enter into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Merger.

Whether the requirements described above are met will depend on facts existing at the Effective Time, and the closing of the Merger is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the Merger will not result in gain being recognized by U.S. Holders of Sizzle securities under Section 367(a) of the Code. In addition, no assurance can be given that the IRS will not challenge the satisfaction of the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder with respect to the Merger or that a court would not sustain such a challenge.

If the Merger qualifies as a Section 368(a) Reorganization or as part of a Section 351 Transaction but, at the Effective Time, any requirement for an exception to Section 367(a) of the Code is not satisfied, then a U.S. Holder of Sizzle Securities generally would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Merger of the Pubco Securities received by such holder in the Merger over such U.S. Holder’s tax basis in the Sizzle Securities surrendered by such U.S. Holder in the Merger. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the Sizzle Securities for more than one year at the Effective Time (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s initial tax basis in the Pubco Securities received in the Merger will equal the fair market value of such stock or warrants upon receipt. Although not free from doubt, a U.S. Holder’s holding period in the Pubco Securities received in the Merger generally includes the holding period for the Sizzle Securities surrendered in exchange therefor.

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of Sizzle Securities under your particular circumstances, including whether you will be a “five-percent transferee shareholder” and the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

Taxation of Distributions on Pubco Ordinary Shares

After the Business Combination, Pubco may make distributions with respect to its stock. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will be required to include in gross income as dividends the gross amount of any distribution (except certain distributions of common stock or rights to acquire common stock) paid on the Pubco Ordinary Shares to the extent the distribution is paid out of Pubco’s current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid to corporate U.S. Holders generally will not qualify for the dividends received deduction in respect of dividends received from other U.S. corporations. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividend income” within the meaning of Section 1(h)(11) of the Code if Pubco is a “qualified foreign corporation” for such purpose, and provided certain requirements are met, such dividend will be subject to tax at reduced tax rates accorded to long-term capital gains. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. The United States Treasury Department has determined that the United States-UK income tax treaty meets these requirements. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on the Nasdaq (which Pubco Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Pubco Ordinary Shares will be considered readily tradable on an established securities market in any year. Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.”

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividend income. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Distributions in excess of Pubco’s current and accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its shares of Pubco (but not below zero), and any excess will be treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities.”

Subject to certain conditions and limitations, non-refundable non-U.S. taxes (at a rate not in excess of any applicable tax treaty rate), if any, withheld on dividends paid by Pubco may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax generally will need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. Pubco has not determined whether these requirements have been met and, accordingly, no assurance can be given that any withholding tax on dividends paid by Pubco will be creditable. For purposes of calculating the U.S. foreign tax credit, dividends paid on Pubco Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct any non-U.S. income tax imposed with respect to their Pubco Ordinary Shares in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize capital gain or loss on the sale, taxable exchange or other taxable disposition of Pubco Securities in an amount equal to the difference between (i) the amount realized (i.e., the sum of the amount of cash and the fair market value of any property received in such sale or disposition) and (ii) the U.S. Holder’s adjusted tax basis in such Pubco Securities.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Pubco Securities exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. Holder on a sale or other taxable disposition of Pubco Securities is subject to certain limitations. In general, any such gain or loss will be treated as from sources within the United States for U.S. foreign tax credit purposes.

Exercise or Lapse of a Pubco Warrant

A U.S. Holder generally will not recognize gain or loss upon the acquisition of a Pubco Ordinary Share on the exercise of a Pubco Warrant for cash. A U.S. Holder’s tax basis in a Pubco Ordinary Share received upon exercise of the Pubco Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Pubco Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a Pubco Ordinary Share received upon exercise of the Pubco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrant and will not include the period during which the U.S. Holder held the Pubco Warrant. If a Pubco Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Pubco Warrant.

The tax consequences of a cashless exercise of a Pubco Warrant are not clear under current tax law. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the Pubco Ordinary Shares received would equal the holder’s basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. Holder’s holding period in the Pubco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Ordinary Shares would include the holding period of the Pubco Warrants exercised therefor.

It is also possible that a cashless exercise of a Pubco Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Pubco Warrants equal to the number of Pubco Ordinary Shares having a value equal to the aggregate exercise price of the total number of Pubco Warrants to be exercised (the “surrendered warrants”). Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the total exercise price for the total number of warrants to be exercised and (ii) the U.S. Holder’s adjusted basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Pubco Ordinary Shares received would equal the U.S. Holder’s tax basis in the Pubco Warrants exercised plus the exercise price of such warrants. A U.S. Holder’s holding period for the Pubco Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Pubco Warrants.

Possible Constructive Distributions

The terms of each Pubco Warrant provide for an adjustment to the number of Pubco Ordinary Shares for which the Pubco Warrant may be exercised or to the exercise price of the Pubco Warrant in certain events, as discussed in the section of this proxy/registration statement captioned “Description of Securities of Pubco — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Pubco Warrant would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the holder’s proportionate interest in Pubco’s assets or earnings and profits (e.g., through an increase in the number of Pubco Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Pubco Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “— Taxation of Distributions on Pubco Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such warrant received a cash distribution from Pubco equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Pubco Securities could be materially different from that described above, if Pubco is treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. An entity treated as a foreign corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•        at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income); or

•        at least 50% of the value of its assets (ordinarily based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Pubco will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Pubco own, directly or indirectly, 25% or more (by value) of the stock. As of the date hereof, Pubco has not made a determination as to its PFIC status for its current taxable year or any other taxable year. Whether Pubco is a PFIC is determined on an annual basis. The determination of whether Pubco is a PFIC is a factual determination that depends on, among other things, the composition of Pubco’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of certain subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether Pubco will be a PFIC in its current taxable year or for any future taxable year. In addition, none of Sizzle’s, the Company’s or Pubco’s respective U.S. counsel expresses any opinion with respect to Pubco’s PFIC status for any taxable year.

The Code provides that, to the extent provided in Treasury regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person for purposes of the PFIC rules. Under proposed Treasury regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to Pubco Warrants if Pubco were a PFIC. However, U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to Pubco Warrants prior to the finalization of the proposed Treasury regulations in particular.

Under the PFIC rules, if Pubco were considered a PFIC at any time that a U.S. Holder owns Pubco Securities, Pubco would generally continue to be treated as a PFIC with respect to such holder in a particular year unless, in the case of Pubco Ordinary Shares, (i) the U.S. Holder has made a valid “QEF election” (as described below) for the first taxable year in which the holder owned such holder’s Pubco Ordinary Shares in which Pubco was a PFIC, (ii) a valid mark-to-market election (as described below) is in effect for the particular year, or (iii) Pubco has ceased to be a PFIC and the U.S. Holder has made a purging election with respect to such Pubco Ordinary Shares under the PFIC rules. Under one type of purging election known as a “deemed sale” election, a U.S. Holder will be deemed to have sold its Pubco Ordinary Shares at their fair market value on the last day of the last taxable year in which Pubco is classified as a PFIC, and any gain from such deemed sale would be subject to the excess distribution rules described below. After the “deemed sale” election, the Pubco Ordinary Shares with respect to which the “deemed sale” election was made will not be treated as shares in a PFIC unless Pubco subsequently becomes a PFIC.

For each taxable year that Pubco is treated as a PFIC with respect to a U.S. Holder’s Pubco Securities, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge of Pubco Ordinary Shares and under proposed regulations certain transfers of Pubco Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) of its Pubco Securities (collectively the “excess distribution rules”), unless, with respect to the Pubco Ordinary Shares, the U.S. Holder makes a timely and valid QEF or mark-to-market election as discussed below. Generally, distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder during the shorter of the three preceding taxable years or the portion of such U.S. Holder’s holding period for the Pubco Securities that preceded the taxable year of the distribution will be treated as excess distributions. Under these excess distribution rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Pubco Securities;

•        the amounts allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution and to the period in the U.S. Holder’s holding period before the first day of Pubco’s first taxable year in which Pubco is a PFIC will be treated as ordinary income; and

•        the amount allocated to each other taxable year (or portions thereof) of the U.S. Holder and included in such holder’s holding period will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year without regard to the U.S. Holder’s other items of income and loss for such year, and the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the resulting tax attributable to each such year.

Under the excess distribution rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Pubco Securities cannot be treated as capital gains, even though the U.S. Holder holds the Pubco Securities as capital assets.

If Pubco is a PFIC for any taxable year, certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Pubco may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Pubco does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of Pubco’s subsidiaries.

If Pubco is a PFIC, a U.S. Holder of shares in Pubco may avoid taxation under the excess distribution rules described above in respect to the Pubco Ordinary Shares by making a timely and valid “qualified electing fund” (“QEF”) election (if eligible to do so). However, a U.S. Holder may make a QEF election with respect to its Pubco Ordinary Shares only if Pubco provides U.S. Holders on an annual basis with certain information specified under applicable U.S. Treasury regulations, including the information provided in a PFIC Annual Information Statement. There can be no assurance that Pubco will have timely knowledge of its status as a PFIC in the future or that Pubco will timely provide such information for any year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, under current law, U.S. Holders of Pubco Warrants are not be able to make a QEF election with respect to their Pubco Warrants.

A U.S. Holder that makes a timely and valid QEF election with respect to its Pubco Ordinary Shares would generally be required to include in income for each year that Pubco is treated as a PFIC the U.S. Holder’s pro rata share of Pubco’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Pubco Ordinary Shares. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. Any net deficits or net capital losses of Pubco for a taxable year, however, would not be passed through and included on the tax return of the U.S. Holder. A U.S. Holder’s basis in the Pubco Ordinary Shares would be increased by the amount of income inclusions under the QEF rules. Dividends actually paid on the Pubco Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior QEF income inclusions and would reduce the U.S. Holder’s basis in the Pubco Ordinary Shares by a corresponding amount. In addition, if Pubco were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to its Pubco Ordinary Shares for such a taxable year. If Pubco owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Pubco’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis. There can be no assurance that Pubco will have timely knowledge of the status of any such Lower-Tier PFIC or provide such required information for any year. In addition, Pubco may not hold a controlling interest in any such Lower-Tier PFIC and thus there can be no assurance Pubco will be able to cause the Lower-Tier PFIC to provide such required information.

If a U.S. Holder does not make a QEF election effective from the first taxable year of a U.S. Holder’s holding period for the Pubco Ordinary Shares in which Pubco is a PFIC (or a mark-to-market election, as discussed below), then the U.S. Holder generally will remain subject to the excess distribution rules, adjusted to take into account the QEF income inclusions resulting from the QEF election. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the excess distribution rules to its Pubco Ordinary Shares by making a purging election. Under one type of purging election known as a “deemed sale” election, the U.S. Holder will be deemed to have sold the Pubco Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the excess distribution rules described above. As a result of such a “deemed sale” election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Pubco Ordinary Shares.

In addition, as mentioned above, under current law, U.S. Holders of Pubco Warrants are not be able to make a QEF election with respect to their warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Pubco Warrants (other than upon exercise of such Pubco Warrants) and Pubco were a PFIC at any time during the U.S. Holder’s holding period of such Pubco Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Pubco Warrants properly makes and maintains a QEF election with respect to the newly acquired Pubco Ordinary Shares (or has previously made a QEF election with respect to Pubco Ordinary Shares, the QEF election will apply to the newly acquired Pubco Ordinary Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Pubco Ordinary Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Pubco Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder that is eligible to make a QEF election with respect to its Pubco Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed federal income tax return for the year in which the election becomes effective. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if Pubco is a PFIC and Pubco Ordinary Shares constitute “marketable stock” (as defined below), a U.S. Holder may make a mark-to-market election for such holder’s Pubco Ordinary Shares with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Pubco Ordinary Shares and each subsequent taxable year to elect out of the excess distribution rules discussed above. If a U.S. Holder makes a mark-to-market election with respect to its Pubco Ordinary Shares, such U.S. Holder generally will include in income for each year that Pubco is treated as a PFIC with respect to such Pubco Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Pubco Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Pubco Ordinary Shares as of the beginning of such taxable year. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Pubco Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Pubco Ordinary Shares previously included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Pubco Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Pubco Ordinary Shares. Any loss realized on the actual sale or disposition of the Pubco Ordinary Shares will be treated as ordinary loss to the extent of the net mark-to-market gains for such Pubco Ordinary Shares previously included in income, and any loss in excess of such prior inclusions generally would be treated as capital losses. A U.S. Holder’s basis in the Pubco Ordinary Shares will be adjusted to reflect any mark-to-market gain or loss. If a U.S. Holder makes a mark-to-market election, any distributions Pubco makes would generally be subject to the rules discussed above under “— Taxation of Distributions on Pubco Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Pubco Ordinary Shares are expected to be listed on Nasdaq, but there can be no assurance that Pubco Ordinary Shares will continue to be so listed or will be “regularly traded” for purposes of these rules. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Pubco Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the excess distribution rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Pubco Ordinary Shares.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Pubco Ordinary Shares in which Pubco is a PFIC, then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a mark-to-market election with respect to the Pubco Ordinary Shares in a later year will continue to be subject to the excess distribution rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the excess distribution rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to such holder’s Pubco Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. In addition, under current law, U.S. Holders of Pubco Warrants are not be able to make a mark-to-market election with respect to their Pubco Warrants.

U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC generally is required to file an IRS Form 8621 on an annual basis and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS. U.S. Holders should consult their tax advisors regarding any reporting requirements that may apply to them if Pubco is a PFIC.

The rules dealing with PFICs and with the QEF, purging, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

For purposes of this summary, a non-U.S. Holder means a beneficial owner of Sizzle Securities or Pubco Securities that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Redemption of Shares of Common Stock

The U.S. federal income tax consequences to a non-U.S. Holder that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of the shares of Common Stock generally will depend on the U.S. federal income tax characterization of such redemption as either a sale or distribution, as described above under “— U.S. Holders — Redemption of Shares of Common Stock.”

If the redemption qualifies as a sale or exchange of the shares of Common Stock, the non-U.S. Holder will be treated in the same manner as described in the taxable sale or exchange of Common Stock discussion below under “— Non-U.S. Holders — The Receipt of Pubco Securities in the Business Combination”.

If the redemption is treated as a distribution with respect to the shares of Common Stock, the non-U.S. Holder will be treated as receiving a corporate distribution from Sizzle. Subject to the discussion of backup withholding and FATCA below, the portion of the redemption proceeds characterized as a distribution, to the extent paid from Sizzle’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. The amount of the distribution in excess of Sizzle’s current and accumulated earnings and profits will first constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. Holder’s adjusted tax basis in the Common Stock, and thereafter treated as gain realized from the sale or exchange of Common Stock, which will be treated in the same manner as described in the taxable sale or exchange of Common Stock discussion below under “ — Non-U.S. Holders — The Receipt of Pubco Securities in the Business Combination.” Dividends paid by Sizzle to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Because it may not be certain at the time a non-U.S. Holder is redeemed whether such non-U.S. Holder’s redemption will be treated as a sale of Common Stock or a distribution constituting a dividend, and because such determination will depend in part on a non-U.S. Holder’s particular circumstances, Sizzle or the applicable withholding agent may not be able to determine whether (or to what extent) a non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, Sizzle or the applicable withholding agent will likely withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. Holder in redemption of such non-U.S. Holder’s Common Stock, unless (i) Sizzle or the applicable withholding agent has established special procedures allowing non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such non-U.S. Holders certify that they meet the requirements of such exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described under “— U.S. Holders — Redemption of Common Stock” above). However, there can be no assurances that Sizzle or any applicable withholding agent will establish such special certification procedures. If Sizzle or an applicable withholding agent withholds excess amounts from the amount payable to a non-U.S. Holder, such non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Non-U.S. Holders of Common Stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

The Receipt of Pubco Securities in the Business Combination

The U.S. federal income tax consequences to the non-U.S. Holders as a result of the Business Combination generally are the same as to the U.S. Holders as described above in section entitled “— U.S. Holders — The Receipt of Pubco Securities in the Business Combination.” However, different U.S. federal income tax consequences will apply to the non-U.S. Holders as a result of the Business Combination if Sizzle is a “United States real property holding corporation” within the meaning of Section 897(c)(2) (“USRPHC”) at any time during the shorter of (i) the five-year period ending on the date the Business Combination occurs and (ii) the period during which the non-U.S. Holders held Sizzle Securities ending on the date the Business Combination occurs (except, in the case where shares of Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, 5% or less of the applicable Sizzle Securities at any time within the shorter of the five-year period preceding the Business Combination or such non-U.S. Holder’s holding period for such Sizzle Securities (the “regularly traded exception”)). Generally, if Sizzle is a USRPHC during the shorter of the two time periods described above and the regularly traded exception does not apply, then even if the Merger qualifies as part of a Section 351 Transaction or a Section 368(a) Reorganization, a non-U.S. Holder’s gain (or loss) realized on its transfer of the Sizzle Securities in exchange for Pubco Securities would be subject to tax in the United States in the same manner as if such non-U.S. Holder was engaged in a trade or business within the United States and such gain (or loss) was effectively connected with the conduct of such trade or business, unless certain exceptions apply. Sizzle will be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Sizzle does not believe that it has been or will be a USRPHC, but there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding Sizzle status as a USRPHC and the U.S. federal income tax consequences of the Business Combination to them if Sizzle is a USRPHC.

In the event that the Merger does not qualify as part of a Section 351 Transaction or Section 368(a) Reorganization, generally, the Merger will be treated as a taxable sale or exchange of Common Stock by non-U.S. Holders in exchange for the Pubco Ordinary Shares. In such case, or if a non-U.S. Holder is otherwise required to recognize gain for U.S. federal income tax purposes in connection with the Merger, subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. Holder on the taxable exchange of its Sizzle Securities for Pubco Securities in the Business Combination generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. Holder), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code (see the discussion above entitled “— U.S. Holders — The Receipt of Pubco Securities in the Business Combination” in the event the Business Combination does not qualify for Section 351), and a corporate non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Business Combination occurs and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the amount by which its capital gains allocable to U.S. sources, including gain from the taxable sale or exchange of Sizzle Securities pursuant to the Business Combination, exceeds any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

•        Sizzle is or has been a USRPHC at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the non-U.S. Holder held such Sizzle Securities disposed of, and, in the case where shares of Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of the applicable Sizzle Securities at any time within the shorter of the five-year period preceding the Business Combination or such non-U.S. Holder’s holding period for such Sizzle Securities.

With respect to the third bullet point above (if applicable to a particular non-U.S. Holder), gain recognized by such non-U.S. Holder on the taxable sale or exchange of Sizzle Securities pursuant to the Business Combination will be subject to tax on net basis at generally applicable U.S. federal income tax rates. In addition, Pubco generally would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. Holder. There can be no assurance that Common Stock will be treated as regularly traded on an established securities market for this purpose. Sizzle does not believe that it has been or will be a “United States real property holding corporation” for U.S. federal income tax purposes but there can be no assurance in this regard.

None of Sizzle, the Company or Pubco has sought or intends to seek any ruling from the IRS regarding the U.S. federal income tax consequences of the Business Combination, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.

Ownership and Disposition of Pubco Securities

Assuming that Pubco is not treated as a U.S. corporation under the rules discussed above, a non-U.S. Holder of Pubco Securities will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received (or deemed received) on Pubco Securities or any gain recognized on a sale or other disposition of Pubco Securities (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. Holder’s Pubco Securities) unless the dividend or gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States.

Dividends and gains that are effectively connected with a non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Pubco Warrant, or the lapse of a Pubco Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a Pubco Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. Holder’s gain on the sale or other disposition of the Pubco Securities.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with cash proceeds paid in connection with the redemption of Common Stock and information reporting requirements may apply to dividends paid (or deemed paid) on Pubco Securities or the proceeds received on the disposition of Pubco Securities effected within the United States (and in certain cases, outside of the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). A U.S. Holder may also be subject to backup withholding and may be required to provide a correct taxpayer identification number and certain certification that it is not subject to backup withholding in order to avoid such backup withholding. For example, a U.S. Holder may be required to provide a valid IRS Form W-9. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. For example, a non-U.S. Holder who is an individual may be required to provide a valid IRS Form W-8BEN, a non-U.S. Holder that is an entity may be required to provide a valid IRS Form W-8BEN-E, and, in the event of income treated as effectively connected to a U.S. trade or business, a non-U.S. Holder (whether an individual or an entity) may be required to provide a valid IRS Form W-8ECI. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on certain “withholdable payments” in respect of securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., a U.S. source dividend, including constructive dividends) and also include the entire gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, e.g., stock of U.S. corporations, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The IRS issued proposed Treasury Regulations on December 13, 2018 that, if finalized in their proposed form, would eliminate the application of this regime with respect to payments of gross proceeds from dispositions of property that produces U.S.-source interest or dividends, e.g., stock of U.S. corporations (but not dividends). Pursuant to these proposed Treasury Regulations, the corporation and any other withholding agent may (but are not required to) rely on the proposed change to FATCA withholding until final regulations are issued or until such proposed regulations are rescinded. Accordingly, the entity through which shares of Common Stock are held will affect the determination of whether such withholding is required. Similarly, “withholdable payments” (e.g., dividends, including constructive dividends) in respect of, Sizzle Securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30% under FATCA, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Sizzle Securities.

INFORMATION ABOUT SIZZLE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Sizzle before the Business Combination.

Overview

We are a Delaware blank check company incorporated on October 12, 2020 whose business purpose is to effect our initial Business Combination.

Prior to executing the Merger Agreement with EUR, our efforts were limited to organizational activities, completion of its Initial Public Offering, pursuing a Business Combination and the evaluation of other possible Business Combinations.

On November 8, 2021, we consummated our Initial Public Offering of 15,500,000 Public Units. Each Public Unit consists of one share of Sizzle Common Stock, and one-half of one redeemable warrant of Sizzle, with each warrant entitling the holder thereof to purchase one share of common stock for $11.50 per whole share. The Public Units were sold at a price of $10.00 per Public Unit, generating gross proceeds to Sizzle of $155,000,000.

Simultaneously with the closing of the Initial Public Offering, we completed the private sale of an aggregate of 770,000 shares to the Sponsor at a purchase price of $10.00 per Private Placement Share, generating gross proceeds of $7,700,000.

Offering Proceeds Held in Trust

A total of $158,100,000, comprised of $152,805,604 of the proceeds from the Initial Public Offering and $5,294,396 of the proceeds of the sale of the Private Placement Shares was placed in the Trust Account.

On February 1, 2023, Sizzle’s stockholders approved an amendment to Sizzle’s Certificate of Incorporation to extend the date by which Sizzle has to consummate an initial business combination from February 8, 2023 up to August 8, 2023. In connection with the Extension Amendment, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account resulting in our Public Shares outstanding to equal 4,423,297 of such shares. As a result of this redemption, approximately $114.3 million (approximately $10.32 per Public Share) was removed from the Trust Account to pay such holders and approximately $45.6 million remained in the Trust Account. The Sizzle Certificate of Incorporation was further amended at a special meeting of Sizzle stockholders on August 7, 2023, which we refer to as the Sizzle August Stockholder Meeting, to provide for an extension of such date to be up to February 8, 2024 (or such earlier date as determined by the Sizzle Board), which refer to as the Extension Amendment. In connection with the Sizzle August Stockholder Meeting, stockholders holding 1,337,244 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $14.5 million (approximately $10.85 per Public Share) was removed from the Trust Account to pay such holders, and as of August 7, 2023 approximately $33.5 million remained in the Trust Account. Following redemptions in connection with the Sizzle August Stockholder Meeting, Sizzle has 3,086,053 Public Shares outstanding. As of June 30, 2023 the assets held in the Trust Account were held in a money market fund. Sizzle’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, investments in money market funds that invest in U.S. government securities, cash, or a combination thereof. Sizzle’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on Investments Held in Trust Account in the accompanying condensed statements of operations of Sizzle contained elsewhere in this proxy statement/prospectus. During the six months ended June 30, 2023, and year ended December 31, 2022, under the terms of its Trust Account, Sizzle withdrew $274,580 and $762,917, respectively, of the interest income from the Trust Account to pay its tax obligations.

Prior to or on the applicable due date for each applicable month, as per the terms of the Extension Amendment, Sizzle caused Extension Funds to be paid into the Trust Account through August 2023. As of October 19, 2023, there was approximately $34,042,748 in the Trust Account.

Except as described in the prospectus for Sizzle’s Initial Public Offering and in the section entitled “Other Information Related to Sizzle — Sizzle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial Business Combination and Sizzle’s Redemption of 100% of the outstanding Public Shares upon its failure to consummate a Business Combination within the required time period under Sizzle’s organizational documents.

Our management team is led by Steve Salis, our Chairman of the Board of Directors and Chief Executive Officer, and Jamie Karson, our Non-Executive Vice-Chairman of the Board of Directors.

Business Combination and Merger Agreement

On October 24, 2022, we entered into the Merger Agreement by and among Sizzle, Pubco, Merger Sub, EUR and the Company. The Merger Agreement provides that the Company and SPAC will become wholly-owned subsidiaries of Pubco, a newly formed holding company. Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding capital shares and equity interests of the Company from EUR in exchange for Pubco Ordinary Shares, and any shares EUR holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco, which we refer to as the Share Exchange; and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco.

Subject to the terms and conditions set forth in the Merger Agreement, in connection with the Effective Time of the Business Combination:

(i)     each of the issued and outstanding shares of Sizzle Common Stock will be cancelled in exchange for the right to receive one Pubco Ordinary Share;

(ii)    all of the outstanding public warrants of Sizzle will be assumed by Pubco and converted into the right to receive a warrant to purchase one Pubco Share; and

(iii)   EUR will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) Seven Hundred Fifty Million Dollars ($750,000,000), divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half (1/2) of one Sizzle Warrant (each of which will be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if Pubco Ordinary Shares’ VWAP (as defined in the Merger Agreement) trade above $15 dollars per share, and the other half (or 5%) are issuable if such price for Pubco Ordinary Shares trade above $20 per share, in each case for any twenty trading days in any thirty day trading days during this period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance.

For more information about the Business Combination and Merger Agreement see “Summary of the Proxy Statement/Prospectus — The Business Combination and Merger Agreement.”

On January 4, 2023, Sizzle, EUR, the Company, Critical Metals and Merger Sub entered into an Amendment No. 1 to the Merger Agreement (the “First Amendment”). The First Amendment provides that Sizzle would be responsible for any filing fee to the Australian Stock Exchange made prior to Closing in connection with the Business Combination, as well as fees for any antitrust or regulatory filings and all registration or filing fees payable to the SEC, Nasdaq, or any governmental entity. The First Amendment provides that Critical Metals will reimburse EUR for all Company Transaction Expenses incurred or paid prior to the Closing, if the Business Combination is consummated, and also clarifies that Critical Metals will be responsible for all SPAC Transaction Expenses and Company Transaction Expenses (which we collectively refer to herein and in the original Merger Agreement as Transaction Expenses), in each case as defined in the original Merger Agreement.

On July 7, 2023, Sizzle, EUR, the Company, Critical Metals and Merger Sub entered into an Amendment No. 2 to the Merger Agreement (the “Second Amendment”). The Second Amendment provided for, among other things, the extension of the termination deadline and permitted Sizzle to seek consent from its shareholders for (i) the removal the “Redemption Limitation” requirements from Sizzle’s Amended and Restated Certificate of Incorporation, and (ii) the extension of the date upon which Sizzle must complete its initial business combination.

Fair Market Value of Target Business

The rules of the Nasdaq and the Sizzle Certificate of Incorporation require that Sizzle’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). The Sizzle Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Sizzle is seeking stockholder approval of the Business Combination at the special meeting, at which stockholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). Subject to the terms and conditions of the Merger Agreement, the Business Combination will be consummated only if customary closing conditions, unless such conditions are waived in accordance with the Merger Agreement, and the Condition Precedent Proposals have been approved. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

In a letter agreement dated November 3, 2021, our Sponsor, officers and directors also have agreed to vote any shares of Sizzle Common Stock held by them and they may acquire during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of our initial Business Combination. If we submit the Business Combination to our public stockholders for a vote at the Special Meeting, we will complete the Business Combination, subject to the terms and conditions of the Merger Agreement and approval of the Proposals to the extent described in this proxy statement/prospectus, only if a majority of the then outstanding shares of our Common Stock present and entitled to vote at the meeting to approve the initial Business Combination are voted in favor of the initial Business Combination. Our Sponsor, Sizzle Initial Stockholders, and our directors and officers have agreed to vote all of their shares of Sizzle Common Stock and in favor of the Business Combination Proposal. As a result, assuming there is a quorum at the Special Meeting, and assuming that Cantor and EBC also voted in favor of the applicable Proposal, we may need as few as 923,652, or approximately 29.9% of our 3,086,053 public shares, to be voted in favor of the Business Combination Proposal, the NTA Proposal and Charter Amendment Proposal. The remaining proposals may be passed without any votes in favor by holders of our public shares.

In connection with the stockholder vote to approve Proposal 1 (Business Combination Proposal) and the other proposals Sizzle and its affiliates may purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Sizzle’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Sizzle Common Stock who have already elected to exercise their redemption rights, in which event such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Sizzle Common Stock owned by the Sponsor and/or Sizzle’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to Sizzle for use in the Business Combination. None of Sizzle, the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Sizzle Common Stock purchased by the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such SPAC Common Stock does have redemption rights then such rights will be waived by the Sponsor, or Sizzle’s directors, officers or advisors, or their respective affiliates.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Sizzle will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of shares of Sizzle Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Sizzle Common Stock for which Sizzle has received redemption requests.

Liquidation if No Business Combination

If Sizzle has not completed the Business Combination with Pubco by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation) and has not completed another Business Combination by such date, Sizzle will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem its Public Share, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of Sizzle’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Our Sponsor, officers and directors have entered into a letter agreement with us, dated November 3, 2021, pursuant to which they have agreed to (i) waive their redemption rights with respect to any founder shares, placement shares and public shares held by them in connection with the completion of our initial Business Combination, (ii) waive their redemption rights with respect to any founder shares, placement shares and public shares held by them in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial Business Combination within 12 months from the closing of this offering or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares and placement shares held by them if we fail to complete our initial Business Combination within 15 months from the closing of this offering, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial Business Combination within the prescribed time frame.

Sizzle expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Sizzle’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Sizzle may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Sizzle’s creditors which would have higher priority than the claims of Sizzle’s public stockholders. Sizzle cannot assure you that the actual per-share redemption amount received by public stockholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and Sizzle — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein. While Sizzle intend to pay such amounts, if any, Sizzle cannot assure you that Sizzle will have funds sufficient to pay or provide for all creditors’ claims.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering) and other risk factors contained herein.

Sizzle will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Sizzle’s independent auditors), prospective target businesses and other entities with which Sizzle does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Sizzle’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If Sizzle files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Sizzle’s insolvency estate and subject to the claims of third parties with priority over the claims of Sizzle’s stockholders. To the extent any insolvency claims deplete the Trust Account, Sizzle cannot assure you Sizzle will be able to return $10.00 per share to Sizzle’s public stockholders. Additionally, if Sizzle files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by Sizzle’s stockholders. Furthermore, the Sizzle Board may be viewed as having breached its fiduciary duty to Sizzle’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Sizzle cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and Sizzle — If, after we distribute the proceeds in the Trust Account to our public stockholders, Sizzle files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

Sizzle’s public stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) Sizzle’s completion of an initial Business Combination, and then only in connection with those shares of Sizzle Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Sizzle Certificate of Incorporation (A) to modify the substance or timing of Sizzle’s obligation to allow redemption in connection with Sizzle’s initial Business Combination or to redeem 100% of the public shares if Sizzle does not complete Sizzle’s initial Business Combination by that applicable date (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; and (3) the redemption of the public shares if Sizzle has not completed an initial Business Combination by up to February 8, 2024 (or such earlier date as determined by the Sizzle Board or later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

Competition

If Sizzle succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from European Lithium AT’s competitors. Sizzle cannot assure you that, subsequent to the Business Combination, the Combined Company will have the resources or ability to compete effectively. Information regarding European Lithium AT’s competition is set forth in the sections entitled “Information about the Company — Competition.”

Human Capital/Employees

Sizzle currently has two executive officers and one non-executive vice chairman of the board. These individuals are not obligated to devote any specific number of hours to Sizzle matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial Business Combination. The amount of time they devote in any time period varies based on whether a target business has been selected for our initial Business Combination and the stage of the Business Combination process Sizzle is in. For more information about our executive officers, see “Sizzle’s Management.”

Properties

Our executive offices are located at 4201 Georgia Avenue NW, Washington DC 20011, and our telephone number is (202) 846-0300. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of our executive officers for office space, administrative and shared personnel support services. We consider our current office space adequate for our current operations.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

MANAGEMENT OF SIZZLE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Sizzle before the Business Combination.

Sizzle’s directors and executive officers are as follows:

Name	Age	Position
Steve Salis	39	Chairman and Chief Executive Officer
Jamie Karson	65	Non-Executive Vice-Chairman of the Board of Directors
Daniel Lee	43	Chief Financial Officer and Head of Business Development
Karen Kelley	57	Director
Warren Thompson	63	Director
David Perlin	60	Director
Carolyn Trabuco	53	Director

The experience of our directors and executive officers is as follows:

Steve Salis has served as our Chairman and Chief Executive Officer since inception. Mr. Salis serves as the CEO of Salis Holdings, LLC, a company he founded in 2015. Salis Holdings, LLC is a privately-held multi-brand, multi-platform holding company, which owns restaurants and hospitality assets in Washington D.C. and acquires brands with a high price and value correlation for sale through multiple distribution channels. Prior to founding Salis Holdings, Mr. Salis co-founded &pizza in July 2011, a fast casual pizza brand which delivers individual pizzas cooked within 90 seconds, and served as its CEO from July 2011 to March 2015. As CEO, he assembled successful leadership teams, implemented business and personnel evaluation tools and communicated on a regular basis with the investment community. Additionally, since November 2016, he has served as the Chairman, President, and owner of Kramerbooks, a 44 year old bookstore in Washington D.C. Prior to &pizza, Mr. Salis nurtured his entrepreneurial spirit in New York City where he worked in the restaurant and hospitality space learning the business from the ground up, working with acclaimed operators, including how to evaluate key operating and acquisition metrics for restaurant and hospitality companies. Mr. Salis attended the University of New Hampshire from 2002-2004 where he studied Economics and Business Administration.

Jamie Karson has served as our Non-Executive Vice Chairman since inception. Mr. Karson has served as Executive Chairman of Salis Holdings since June 2018, a multi-brand, multi-platform holding company. Mr. Karson and Mr. Salis work closely together on a day to day basis. Mr. Karson assists in analyzing operating performance while working with the team, on all aspects of the business, including analyzing potential acquisitions and strategic partnerships. This includes negotiating strategic initiatives with funding sources such as private equity partners, family officers, and commercial banks. From 2001 to May 2008, Mr. Karson was the CEO and Chairman of the Board of Steve Madden, where he partnered with the executive team, developing and acquiring new brands and new channels of distribution, making retail store openings and closing decisions, managing shareholder communications and relationships, and oversight. Additionally, from January 2009 to January 2014, he was the CEO and COO of Think Pink, LLC which operated 5 QSR Pinkberry restaurants in Connecticut where his responsibilities including all hiring and firing, making all real estate decisions, financial modeling and negotiation of the sale of the Company. From August 2015 to September 2017, Mr. Karson served as the CEO and Chairman of the Board of Original Soupman (QTCQV:SOUP) where he increased annual revenues and cut monthly loses by establishing distribution in key supermarket chains around the country including Kroger, Publix, ShopRite, Wegmans, Stop & Shop, and Costco. SOUP filed a petition under Chapter 11 of the federal Bankruptcy Code in June 2017, which resulted in a sale of the assets of the company to an investor group as part of the formal bankruptcy auction process in October, 2017. After the sale was completed, the bankruptcy case ultimately converted into a Chapter 7. Mr. Karson left the company after the bankruptcy sale was completed in October 2017. From October 2017 to June 2018, Mr. Karson served as an independent consultant. Mr. Karson received a B.A. in Political Science from the University of North Carolina, Chapel Hill and his J.D. from New York Law School.

Daniel Lee has served as our Head of Business and Corporate Development since November 2021 and our Chief Financial Officer since January 2023. Since May 2018, Mr. Lee has been SVP of Business Development at Salis Holdings LLC, where he works on potential acquisitions and financings for the company. Since December 2016, Mr. Lee has been a Managing Partner at Candlelight Capital Advisors, LLC, an advisory and consulting firm providing outsourced business strategy and corporate development services for media, technology and consumer companies. Mr. Lee served as the CFO of RiskSpan, Inc. from December 2017 to April 2019 and previously as the Director of Finance from December 2016 to November 2017. At RiskSpan, Inc. he lead corporate finance functions, including business planning and budgeting, financial forecasting, cash flow management, and reporting for senior leadership and private equity investors. From October 2016 to August 2016, Mr. Lee was a partner at an early-stage venture firm in Washington D.C., NextGen Venture Partners, LLC which focused on technology-enabled startups. Before NextGen, Mr. Lee was an Equity Analyst at Profit Investment Management from November 2011 to December 2012, before becoming a Senior Equity Analyst in December 2012 where he was responsible for identifying, analyzing and recommending new investment ideas for the financial, financial technology and industrial sectors, until September 2015. Mr. Lee received a B.A. in Economics from the University of Virginia.

Karen Kelley has served as one of our directors since November 2021. Currently, she is the COO of Jack’s Family Restaurants, a 200+ unit southern American fast casual chain based in Birmingham, Alabama. As COO since May 2020, she is responsible for all aspects of operations including human resources and field operations leadership. She also is responsible for centralized operation support such as training and supply chain. Prior to Jack’s, she served as the Chief Restaurant Operation Officer of Panera Bread from December 2018 to May 2020, responsible for operations of over 2,000 restaurants with full profit and loss responsibility. Additionally, she was the President and COO of Tatte Bakery from February 2018 to August 2018 and the President and COO of Sweetgreen from December 2013 to February 2018. She was also the president of DryBar and the COO of both Pinkberry and Jamba Juice. She has evaluated dozens of restaurant and hospitality opportunities over the past 20+ years and is highly respected throughout the industry. Ms. Kelley attended the University of Colorado for two years.

Warren Thompson has served as one of our directors since November 2021. Currently, Mr. Thompson is President and Chairman of Thompson Hospitality Corporation, the largest minority-owned food service and facilities management company in the U.S., where he began in October 1992. Mr. Thompson has been a member of the board of directors for Compass Group North America, a foodservice and support services company, since October 1997. Additionally, Mr. Thompson has been the owner and an officer of Professional Crew Services LLC, a support services company, since April 2017. Also, since June 2017, Mr. Thompson has been the owner and an officer at Innovate Food Group LLC. Mr. Thompson has been a member of the board of directors at Duke Realty since April 2019 and of Performance Food Group Company since November 2020. Mr. Thompson received his Bachelor of Arts in Managerial Economics from Hampden-Sydney College and holds an MBA from the University of Virginia’s Darden School of Business Administration.

David Perlin has served as one of our directors since November 2021. Currently, Mr. Perlin is a Senior VP at Shepherd Kaplan Krochuk, LLC, an SEC Registered Investment Advisor based in Boston, where he began in January 2020. From April 2016 to December 2019, he was the CEO of Pearl Investment Partners, a multi-family office investment firm and RIA, which he founded in 2016. From April 2013 to April 2016, he was SVP and a Managing Director at Goldman Sachs, in the private wealth management division. From June 2004 to December 2006, Mr. Perlin was a trader and partner at Keel Capital, a long-short equity fund. Additionally, Mr. Perlin has served as the Vice Chairman of the Board of Teach for America, a non-profit in the D.C. Region, since January 2019. Mr. Perlin received a B.S. in Accounting from New York University and an M.B.A. from New York University, Stern School of Business.

Carolyn Trabuco has served as one of our directors since December 2021. Currently, Ms. Trabuco is Co-Founder and Independent Member of Public Company Board of Directors at Azul Brazilian Airline (“Azul”) since April 2007, where she serves as Compensation Committee Chair and member of the ESG Committee. Mrs Trabuco is a member of the Board of Directors and Audit Committee for Sizzle Acquisition Corp, a position she has held since November 2021. Since December 2017, Ms. Trabuco has served as Founder and CEO of Thistledown Advisory Group, LLC, a USA based strategic advisory and consulting firm. Prior to founding Thistledown, from 2009-2014 she was a portfolio manager and senior advisor at Astenbeck Capital Markets / Phibro Energy Trading LLC, with responsibility for investing in global resources and energy equities. Prior to that, from 2002-2009 Ms. Trabuco was a portfolio manager and senior equity research analyst at Pequot Capital Management where she established the firm’s investment presence in global metals, mining and steel and in Brazil. Prior to that, Ms. Trabuco was a senior equity research analyst at First Union Capital Markets from 1998-2002, at Montgomery Securities from 1996-1998 and Lehman Brothers from 1995-1996. She began her equity research career at Fidelity Investments where she worked from 1991-1995. Ms. Trabuco graduated from Georgetown University with a B.A. in Art History and an M.B.A. from Sacred Heart University in Public Administration. She holds certificates in Corporate Sustainability from Yale School of Management and in Compensation Committees from Harvard Business School.

Strategic Advisors

Geovannie Concepcion has served as one of our strategic advisors since November 2021. Mr. Concepcion is an accomplished restaurant executive with a strong background in professional investing. Mr. Concepcion currently serves as the President and CEO of The Greene Turtle Franchising Corporation, a private equity held restaurant platform company based in the Mid-Atlantic. Previously, he served as the Chief Operating Officer of Famous Dave’s of America, a publicly traded franchise concept with over 150 locations nationwide. In his role as COO, Mr. Concepcion oversaw all day-to-day operations and led a digital transformation resulting in positive same store sales comps in company owned locations for six consecutive quarters after a multiyear decline. Prior to serving as COO of Famous Dave’s, Mr. Concepcion served as the VP of Development where he had primary responsibility for executing on the company’s store optimization and refranchising efforts. In addition, he led the company’s national efforts with third party delivery, online ordering and digital marketing. Before joining Famous Dave’s, Mr. Concepcion served in various capacities with Wexford Capital LP, a registered investment advisor, in the Private Equity and Real Estate Groups as well as the Global Macro Hedge Funds from June 2009 until April 2016. Mr. Concepcion graduated from DePaul University with a B.S. in Accounting.

Rick Camac has served as one of our strategic advisors since November 2021. Since April 2018, Mr. Camac has served as the Dean of the New York Institute of Culinary Education, a leader in the culinary and hospitality industry, maintaining an active and robust alumni of supporters. Prior thereto from May 2016 to February 2017, Mr. Camac was the Vice President of Concept Development as Asthetique Hospitality, where he developed brands, built teams, and sourced locations to bring together new investments. From September 2004 to July 2016, Mr. Camac concentrated on operations, sales, brand development and talent acquisition as a Partner at Fatty Crew.

Kevin Mulcahy has served as one of our strategic advisors since March 2022. Since September 2019, Mr. Mulcahy has served as Partner and Co-Founder of MBN Brands, a consumer-focused investment firm with more than 120 current restaurants under ownership across several leading franchise brands. Prior thereto from September 2017 to September 2019, Mr. Mulcahy worked at Citadel Investment Group, where he focused on public market software investments. From July 2015 to September 2017, Mr. Mulcahy worked at Falcon Edge Capital. Mr. Mulcahy graduated from Princeton University with a A.B. in Economics and an M.B.A. from Columbia University.

Number and Terms of Office of Officers and Directors

We have six directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the Class A directors consists of David Perlin and Carolyn Trabuco. The term of office of the Class B directors, consisting of Karen Kelley and Warren Thompson, will expire at the second annual meeting of stockholders. The term of office of the Class C directors, consisting of Steve Salis and Jamie Karson, will expire at the third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Currently, Karen Kelley, Warren Thompson, David Perlin and Carolyn Trabuco would each be considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of our Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our independent directors conduct regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our Board reviews and approves all affiliated transactions with any interested director abstaining from such review and approval.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that complies with Nasdaq rules, has been approved by our board of directors and has the composition and responsibilities described below.

Audit Committee

Our audit committee consists of Karen Kelley, Carolyn Trabuco, and David Perlin, each of whom is an independent director under applicable Nasdaq listing standards. Mr. Perlin has been appointed chair of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Financial Experts on Audit Committee

Our audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under applicable Nasdaq listing standards. Nasdaq’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board has determined that Mr. Perlin qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

Our compensation committee consists of Karen Kelley and David Perlin, each of whom is an independent director under applicable Nasdaq listing standards. The compensation committee’s duties, which are specified in our compensation committee charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than the payment to an affiliate of our executive officers of $10,000 per month for providing us with office space and certain office and secretarial services, success or finder fees to our sponsor, officers, directors, initial stockholders or their affiliates in connection with the consummation of our initial business combination and the repayment of the up to $150,000 loan made by our Sponsor to us, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial Business Combination. Accordingly, it is likely that prior to the consummation of an initial Business Combination, the compensation committee generally is only responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial Business Combination.

The Sizzle Certificate of Incorporation also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Karen Kelley, Warren Thompson, Carolyn Trabuco and David Perlin. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our board of directors also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

EXECUTIVE COMPENSATION OF SIZZLE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Sizzle before the Business Combination.

No executive officer has received any cash compensation for services rendered to us. We pay VO Leadership II, Inc., an affiliate of our executive officers, $10,000 per month for providing us with office space and certain office and secretarial services. However, this arrangement is solely for our benefit and is not intended to provide our officers or directors compensation in lieu of a salary. We may also pay consulting, finder or success fees to our initial stockholders, officers, directors or their affiliates for assisting us in consummating our initial business combination with such fee to be determined in an arms’ length negotiation based on the terms of the business combination.

Other than the $10,000 per month administrative fee, the payment of consulting, success or finder fees to our sponsor, officers, directors, initial stockholders or their affiliates in connection with the consummation of our initial business combination and the repayment of the up to $150,000 loan made by our Sponsor to us, no compensation or fees of any kind will be paid to our sponsor, initial stockholders, members of our leadership team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of consulting, success or finder fees payable by us upon consummation of an initial business combination. Additionally, there is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account, such expenses would not be reimbursed by us unless we consummate an initial Business Combination.

After the completion of our initial Business Combination, directors or members of our management team who remain with us or the Combined Company may be paid consulting or management fees, or other fees, from the Combined Company. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial Business Combination, because the directors of the post- combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial Business Combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial Business Combination will be a determining factor in our decision to proceed with any potential Business Combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

SIZZLE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “our,” “us” or “we” in this section refer to Sizzle. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to VO Sponsor, LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of this proxy statement/prospectus. The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on October 12, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial Business Combination will be successful.

The registration statement for the Company’s Initial Public Offering was declared effective on November 3, 2021. On November 8, 2021, the Company consummated its Initial Public Offering of 15,500,000 Public Units at $10.00 per Public Unit (which included a partial exercise of the underwriters’ over-allotment option) and the sale of an aggregate of 770,000 shares at a price of $10.00 per Private Placement Share in a private placement to the Sponsor and Cantor that closed simultaneously with the Initial Public Offering. On November 8, 2021, the underwriter exercised 2,000,000 of the full 2,025,000 over-allotment option available to them and forfeited the remainder. Due to the partial exercise of the over-allotment option, the initial stockholders forfeited 8,750 founder shares. Transaction costs amounted to $11,381,247 consisting of $2,700,000 of underwriting commissions and $531,247 of other cash offering costs. Based on the Underwriting Agreement Amendment, the deferred underwriting fees as a component of such transaction costs are to be paid, subject to the Closing, in 900,000 Pubco Ordinary Shares.

Simultaneously with the closing of the Initial Public Offering, we consummated the sale of an aggregate of 770,000 shares of Sizzle Common Stock at a price of $10.00 per Private Placement Share in a private placement to our Sponsor and to Cantor, generating gross proceeds to us of $7,700,000. Of the total Private Placement Shares sold, 722,750 shares were purchased by the Sponsor and 47,250 shares were purchased by Cantor.

Following the closing of the Initial Public Offering on November 8, 2021, $158,100,000 ($10.20 per Public Unit) from the net proceeds sold in the Initial Public Offering and the proceeds of the sale of the Private Placement Shares, was deposited in a Trust Account. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from the Initial Public Offering and the sale of the Private Placement Shares will not be released from the Trust Account until the earliest of: (a) the completion of our initial Business Combination; (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend our certificate of incorporation; or (ii) with respect to any other material provision relating to stockholders’ rights or pre-initial Business Combination activity; and (c) the redemption of the Public Shares if we are unable to complete the initial Business Combination until February 8, 2024 (or such earlier date as determined by the Sizzle Board) subject to deposit of the Extension Funds (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), subject to applicable law.

Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial Business Combination.

The Sizzle Certificate of Incorporation was amended at a special meeting of Sizzle stockholders on February 1, 2023 to provide for an extension of the applicable date for which we are required to consummate an initial business combination to be up to August 8, 2023, which we refer to as the Original Extension Amendment, and the Sizzle Certificate of Incorporation was further amended at a special meeting of Sizzle stockholders on August 7, 2023 (the "Sizzle August Stockholder Meeting") to provide for an extension of such date to be up to February 8, 2024 (or such earlier date as determined by the Sizzle Board), which refer to as the Extension Amendment. In connection with the Original Extension Amendment, $1.2 million in the aggregate was deposited into the Trust Account for the applicable period, in order to compensate Sizzle stockholders for continuing to hold Sizzle Common Stock. In connection with the Extension Amendment, Sizzle agreed with the Sponsor that if the Sizzle Board decides to implement this Extension, the Sponsor or its designees will contribute to us, on a monthly basis, Extension Loans equal to $60,000 in the aggregate (such amount, the “Monthly Amount”), which amounts are anticipated to be paid for each calendar month (commencing on August 9, 2023 and ending on the 8th day of each subsequent month), or portion thereof, that is needed by Sizzle to complete the Business Combination until February 8, 2024. In connection with the Original Extension Amendment, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $114.3 million (approximately $10.32 per Public Share) was removed from the Trust Account to pay for such redemptions and approximately $45.6 million as of February 1, 2023 remained in the Trust Account. In connection with the Sizzle August Stockholder Meeting, stockholders holding 1,337,244 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $14.5 million (approximately $10.85 per Public Share) was removed from the Trust Account to pay such holders, and as of August 7, 2023 approximately $33.5 million remained in the Trust Account. Following redemptions in connection with the Sizzle August Stockholder Meeting, Sizzle has 3,086,053 Public Shares outstanding.

Prior to or on the applicable due date for each applicable month, as per the terms of the Extension Amendment, Sizzle caused to be paid applicable Extension Funds into the Trust Account through November 2023. As of October 19, 2023, there was approximately $34,042,748 in the Trust Account. Whereas the Sizzle stockholders who hold Sizzle public shares would still be compensated for holding their public shares by payment of the Extension Funds to such date, because the money paid will remain in the Trust Account and be disbursed in liquidating distributions, Sizzle can make no assurance that the payments of the Extension Funds will be paid throughout the period until February 8, 2024.

If Sizzle is unable to complete a Business Combination on or before February 8, 2024 (or such earlier time as determined by the Sizzle Board, subject to payment of Extension Funds into our Trust Account, or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Going Concern, Liquidity and Capital Resources

As of June 30, 2023, we had $23,415 of cash in our operating bank account and a working capital of $3,445,065 (excluding franchise and income taxes payable). As of December 31, 2022, we had $823,945 in cash in our operating bank account and a working capital deficit of $436,721 (excluding franchise and income taxes tax payable). As of December 31, 2021, we had $1,046,646 in cash and a working capital of $1,079,831 (excluding franchise tax payable).

Our liquidity needs up to June 30, 2023, have been satisfied through a payment from the Sponsor of $25,000 for the founder shares, the loan under an unsecured promissory note from the Sponsor of $129,437, as of June 30, 2023. Additionally, $600,000 was outstanding under the Extension Notes as of the date of this proxy statement/prospectus. On February 6, 2023 and July 6, 2023, ASJC Global LLC — Series 11, a member of the Sponsor, contributed $400,000 and $200,000 respectively to the Sponsor for Extension Funds, in exchange for 300,000 and 150,000 of founders shares, respectively. These were loaned to Sizzle as Extension Loans to pay into the Trust Account as Extension Funds. Additional loans or contributions may be made after the date of this proxy statement/prospectus.

On July 31, 2023, Sponsor raised $175,000, on August 30, 2023, Sponsor raised $60,000, on October 4, 2023 Sponsor raised $75,000, and on November 2, 2023, the Sponsor raised $120,000, in each case from Polar Subscriptions, in exchange in the aggregate for 430,000 founders shares held by Sponsor, and this aggregate amount, consisting of $430,000, was loaned as Extension Loans by Sponsor to Sizzle to pay into the Trust Account as Extension Funds.

Sizzle from time to time may issue an Extension Note for its contributions to the Extension Funds. An Extension Note bears no interest and is due and payable upon the consummation of Sizzle’s initial business combination. As For more information regarding payment of Extension Funds, see “Certain Relationships and Related Person Transactions — Sizzle’s Related Person Transactions.”

In connection with a 24-month anniversary of the effective date of the Sizzle IPO, on November 8, 2023, Sizzle instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds or related investments held in the Trust Account and to hold all funds in the Trust Account in cash until the earlier of consummation of Sizzle initial business combination or liquidation of Sizzle. Following such liquidation, Sizzle would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to Sizzle to pay its taxes, if any, and certain other expenses as permitted. As a result of holding all funds in the Trust Account in cash, interest would not accrue after such date in the Trust Account, although Sponsor would still increase the balance of the Trust Account by adding Extension Funds as provided in and subject to the Extension. For more information, including relevant considerations relating to these actions, see “Risk Factors — If Sizzle is deemed to be an investment company for purposes of the Investment Company Act, Sizzle would be required to institute burdensome compliance requirements and its activities could be severely restricted. As a result, if Sizzle is so deemed to be an investment company, unless it can modify activities so as not to be deemed an investment company, Sizzle may need to curtail or abandon its efforts to complete an initial Business Combination and instead commence liquidation.”

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company working capital loans. As of June 30, 2023 and December 31, 2022 there were no amounts outstanding under any working capital loans. In connection with the Extension Funds for the Extension Amendment, described below, Sizzle caused to be paid the Extension Funds into the Trust Account as described above.

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds to operate its business prior to an initial Business Combination. Based on the foregoing, our management believes that we may not have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of an initial business combination or one year from filing the financial statements. Over this time period, we will be using funds referenced above in our operating bank account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial business combination.

In connection with the Original Extension Amendment, on February 1, 2023, Sizzle’s stockholders approved an amendment to Sizzle’s Certificate of Incorporation to extend the date by which Sizzle has to consummate an initial business combination from February 8, 2023 up to August 8, 2023. In connection with the Extension Amendment, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $114.3 million (approximately $10.32 per Public Share) was removed from the Trust Account for payment of such redemptions and approximately $45.6 million remained in the Trust Account. In connection with the Sizzle August Stockholder Meeting, stockholders holding 1,337,244 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $14.5 million (approximately $10.85 per Public Share) was removed from the Trust Account to pay such holders, and as of August 7, 2023 approximately $33.5 million remained in the Trust Account.

Prior to or on the applicable due date for each applicable month, as per the terms of the Extension Amendment, Sizzle caused to be paid applicable Extension Funds into the Trust Account through November 2023. As of October 19, 2023, there was approximately $34,042,748 in the Trust Account.

The Company has pursuant to the Extension Amendment until February 8, 2024 (subject to deposit of the Extension Funds into our Trust Account, such earlier date as determined by the Sizzle Board, or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation) to consummate a Business Combination (the “Combination Period”). It is uncertain that the Company will be able to consummate a Business Combination within the Combination Period, or that the extension payments referenced above will be made during the entirety of the Combination Period. If a Business Combination is not consummated within the Combination Period, there will be a mandatory liquidation and subsequent dissolution. As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity conditions and mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern through the earlier of February 8, 2024 and approximately one year from the date of filing (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation, which includes the Extension Amendment). These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Results of Operations

As of June 30, 2023, we had not commenced any operations. All activity for the period from October 12, 2020 (inception) through June 30, 2023 relates to our formation, the Initial Public Offering and the search for a target company for an initial business combination, such as the Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We will generate non-operating income in the form of interest income on funds in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the six months ended June 30, 2023, we had net loss of $103,062, which consisted of formation and operating costs of $1,139,300, Delaware franchise tax of $45,400 and income tax provision of $275,456, offset by interest income on Trust Account of $1,357,094. For the six months ended June 30, 2022, we had net loss of $327,734, which consisted of formation and operating costs of $405,515, Delaware franchise tax of $223,873 and income tax provision of $3,410, offset by interest income on Trust Account of $305,064. For the year ended December 31, 2022, we had net loss of $253,833, which consisted of formation and operating costs of $2,222,551 and provision for income taxes of $445,313, offset by interest income on trust account of $2,414,031.

For the year ended December 31, 2021, we had net loss of $345,941, which consisted of formation and operating costs of $353,848, offset by interest income on trust account of $8,357.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Administrative Services Agreement

Commencing on November 4, 2021, the date that our securities were first listed on the Nasdaq Global Market, we agreed to pay the Sponsor $10,000 per month for office space, utilities and secretarial and administrative support services. Upon the earlier of the completion of the initial business combination or our liquidation, we will cease paying such monthly fees.

Registration Rights

The holders of the founder shares, Private Placement Shares, EBC Shares and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the warrants that may be issued upon conversion of working capital loans) will be entitled to registration rights pursuant to a registration rights agreement dated November 8, 2021, requiring us to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five and seven years after the effective date of the Registration Statement and may not exercise their demand rights on more than one occasion.

Amended Underwriting Agreement

The underwriters are entitled pursuant to an underwriting agreement entered into in connection with the Sizzle IPO to a cash underwriting discount of 5.0% of the gross proceeds of the in Initial Public Offering, which amounts were paid in connection with the Sizzle IPO other than specified deferred underwriting fees. Based on the Underwriting Agreement Amendment, the deferred underwriting fees are to be paid, subject to the Closing, in 900,000 shares of Sizzle or Critical Metals, which we refer to as Agreement Representative Shares.

In accordance with the Underwriting Agreement Amendment, upon the issuance of the Agreement Representative Shares, the Sizzle will, and will cause the Sponsor to, add the Agreement Representative Shares as “Registrable Securities” of the Representative under the registration rights agreement executed by Sizzle in connection with the Sizzle IPO, dated as of November 3, 2021. However, Representative has the right in this amendment that if there is any “public investment in private equity” (“PIPE”) that closes substantially concurrently with the Closing which includes registration rights for the investor in such PIPE (the “Registration Rights Obligations”) that are superior to the registration rights available to the Representative under such existing Sizzle registration rights agreement, the Representative may, at its sole election within ten (10) business days after the Closing elect to receive the Registration Rights Obligations with respect to the Agreement Representative Shares (pari passu with such PIPE investor) in lieu of those under the original registration rights agreement.

In the event Sizzle is unable to consummate a Business Combination and commences liquidation of the Trust Account as provided in the Trust Agreement, the Representative agreed that it will forfeit any rights or claims to the Agreement Representative Shares. Without limiting the foregoing, the Representative has agreed not be entitled to any of the funds deposited or held in the Trust Account in connection with the Agreement Representative Shares.

However, in the event that Sizzle does consummate a Business Combination, but (a) Sizzle is unable to, or otherwise does not, issue or cause to be issued the full amount of the Agreement Representative Shares as required under the Underwriting Agreement Amendment, or (b) Sizzle does not comply with its applicable obligations referenced above with respect to the Sizzle existing registration rights agreement to be performed at or prior to the Closing, then, in each case, Sizzle (or any successor) shall promptly pay to the Representative at the Closing the entire amount of the original deferred underwriting commission in cash in lieu of delivering the Agreement Representative Shares, which amount was originally estimated pursuant to the underwriting agreement to be $8,150,000.

Critical Accounting Policies

Offering Costs

We comply with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist of underwriter, accounting, filing and legal expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to temporary equity and stockholders’ (deficit) equity based on the underlying instruments’ relative fair value upon the completion of the Initial Public Offering. If the Initial Public Offering had proved to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, would have been charged to operations.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Our financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Common Stock Subject to Possible Redemption

We account for our shares of common stock subject to possible redemption in accordance with guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of common stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ (deficit) equity. Our shares of common stock sold in the Initial Public Offering feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events.

We recognize changes in redemption value immediately as they occur and adjusts the carrying value of shares of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

Net Loss Per Common Stock

We apply the two-class method in calculating earnings per share, with one class being the redeemable shares and one class being the non-redeemable shares. The contractual formula utilized to calculate the redemption amount approximates fair value. Changes in fair value are not considered a dividend for the purposes of the numerator in the earnings per share calculation. Net loss per common stock is computed by dividing the pro rata net loss between the redeemable common stock and the non-redeemable common stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted loss per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Off-Balance Sheet Arrangements

As of June 30, 2023 and December 31, 2022, we did not have any off-balance sheet arrangements.

Inflation

We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer (together, the “Certifying Officers”), or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our Certifying Officers, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on the foregoing, our Certifying Officers concluded that, as of December 31, 2022, our disclosure controls and procedures were not effective.

Specifically, management’s determination was based on the following material weaknesses which existed as of December 31, 2022. The Company did not properly account for and classify (i) prepaid expenses, resulting in an overstatement of prepaid expenses and overstatement of non-current prepaid expense; (ii) accrued expenses, resulting in an understatement of accrued expenses and related general and administrative expenses; and (iii) deferred offering costs, resulting in an overstatement of deferred offering costs and understatement of general and administrative expenses. As disclosed in the previously filed Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021 (the “2021 Amended Report”), as filed with the SEC on June 13, 2022, the Company has determined that payment to one of its financial advisors was inappropriately recorded in the Company’s Statement of Operations for the year ended December 31, 2021, instead of appropriately recording it in the Company’s Statement of Changes in Stockholders’ Deficit for the same period. The impact of the misstatement was material, and the Company filed the 2021 Amended Report to reflect corrected amounts and their appropriate accounting treatment. We identified additional material weaknesses in internal controls related to recording of accruals, proper cut off procedures, remeasurement of redeemable shares of Sizzle Common Stock, completeness of disclosure of commitments and contingencies, as well as lack of management review. During the fourth quarter 2022 we identified additional material weakness over recording of the Company’s income and franchise tax provision. None of the above listed material weaknesses were remediated through June 30, 2023.

A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Notwithstanding the determination that our internal control over financial reporting was not effective as of June 30, 2023, and that there were material weaknesses as identified above, we believe that our financial statements contained in this Report fairly present our financial position, results of operations and cash flows for the periods covered hereby in all material respects.

In light of this material weakness, described above we have enhanced our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements including making greater use of third-party professionals with whom we consult regarding complex accounting applications. In addition, we have implemented controls around period end reporting, including completeness and accuracy of accruals and disclosure of commitments and contingencies, as well as review of the accuracy of the spreadsheets and reports.

The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. We believe our efforts will enhance our controls relating to the issues identified above, but we can offer no assurance that our controls will not require additional review and modification in the future as industry accounting practice may evolve over time.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Internal Controls over Financial Reporting

As required by SEC rules and regulations implementing Section 404 of the Sarbanes-Oxley Act, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external reporting purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that:

(1)     pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company,

(2)     provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and

(3)     provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect errors or misstatements in our financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2022. In making these assessments, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework (2013). Based on our assessments and those criteria, management determined that we did not maintain effective internal control over financial reporting as of June 30, 2023.

Specifically, management’s determination was based on the following material weaknesses which existed as of December 31, 2022. The Company did not properly account for and classify (i) prepaid expenses, resulting in an overstatement of prepaid expenses and overstatement of non-current prepaid expense; (ii) accrued expenses, resulting in an understatement of accrued expenses and related general and administrative expenses; and (iii) deferred offering costs, resulting in an overstatement of deferred offering costs and understatement of general and administrative expenses. As disclosed in the previously filed Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021 (the “2021 Amended Report”), as filed with the SEC on June 13, 2022, the Company has determined that payment to one of its financial advisors was inappropriately recorded in the Company’s Statement of Operations for the year ended December 31, 2021, instead of appropriately recording it in the Company’s Statement of Changes in Stockholders’ Deficit for the same period. The impact of the misstatement was material, and the Company filed the 2021 Amended Report to reflect corrected amounts and their appropriate accounting treatment. We identified additional material weaknesses in internal controls related to recording of accruals, proper cut off procedures, remeasurement of redeemable shares of Sizzle Common Stock, completeness of disclosure of commitments and contingencies, as well as lack of management review. During the fourth quarter 2022 we identified additional material weakness over recording of the Company’s income and franchise tax provision.

In light of these material weaknesses, we have enhanced our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements, including making greater use of third-party professionals with whom we consult regarding complex accounting applications. In addition, we have implemented controls around period end reporting, including completeness and accuracy of accruals and disclosure of commitments and contingencies, as well as review of the accuracy of the spreadsheets and reports. Even though we implemented above processes and procedures, material weaknesses identified above have not been remediated as of June 30, 2023.

INFORMATION ABOUT THE COMPANY

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to European Lithium AT (Investments) Limited and its subsidiaries prior to the Business Combination and refer to Pubco (including European Lithium AT (Investments) Limited) and its subsidiaries immediately following the consummation of the Business Combination. See page 3 for a glossary of certain terms used throughout this section.

Overview

We are an exploration stage mining and development company that aims to become Europe’s next producer of lithium for the green energy transition. Our efforts are focused on the development of our wholly-owned Wolfsberg Lithium Project (the “Wolfsberg Project”) located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. In addition, in connection with and upon the closing of the Business Combination, we expect to hold additional Austrian projects, comprising the Weinebene and Eastern Alps Lithium Projects (each as defined below), of which European Lithium currently holds a 20% interest.

The Wolfsberg Project is geographically located in a supportive region that we believe is the center of the growing European lithium battery and electric vehicle (“EV”) industry. The region boasts strong local infrastructure, located close to Graz and Klagenfurt airport, and is serviced by nearby railways and highways. Located nearby to the Wolfsberg Project are several planned giga factories that are to be built by battery suppliers and some of Europe’s leading automakers, seeking to satisfy the growing demand for lithium-ion batteries in the EV market. We believe the proximity of the Wolfsberg Project to potential resources, planned production operations, a strong local workforce and our potential customer base will allow us to deliver a valuable supply of lithium products, a key lithium-based compound in lithium-ion batteries, which is preferred by most EV manufacturers.

The Wolfsberg Project comprises 54 exploration licenses, which covers a total area of 11.33 square kilometers and a mining license over 20 mining areas occupying 86.7 hectare that lie within the exploration area.

We are aiming to commence spodumene production at the Wolfsberg Project in 2026, subject to funding, approvals by the Austrian government and COVID-19 restrictions. Please see the section entitled “Risk Factors,” including “Risk Factors — Operating Risks” for a description of risks related to the Wolfsberg Project.

History and Development of the Wolfsberg Project

The Wolfsberg Project was initially discovered by Minerex (“Minerex”), an Austrian government company, in 1981. Following extensive exploration, technical and commercial studies, a pre-feasibility study was completed in 1987. Minerex completed exploration work that included initial surface geology mapping along with 9,940 cubic meters of surface trenches and a diamond-drilling program totaling 12,012 meters collared from surface. In 1985, an underground exploration program was undertaken that included development of a decline from the surface from the northern side of Brandrucken Mountain through the amphibole schist to provide access to the pegmatite veins. Crosscutting drifts were driven along strike of selected veins to provide access for mapping and sampling and an additional decline was driven to access the veins in the mica schist. In all 1,389 meters of underground development was mined. A diamond drilling campaign of 4,715 meters was undertaken from underground to effectively infill the surface drilling to about 50-meter intervals in the eastern part of Zone 1. The Austrian government ultimately decided not to proceed with developing the Wolfsberg Project due to the low demand for and the price of lithium, and, as a result, Minerex was dissolved. In 1988, the Wolfsberg Project was transferred to Bleiberger Bergwerksunion (“BBU”), a government owned miner of lead and zinc.

In 1991, BBU was dissolved by the Austrian government, and the Wolfsberg Project was sold to Kärntner Montanindustrie GmbH (“KMI”), a private mining company. KMI carried out the necessary work specified by the Austrian mining authorities to hold the exploration licenses and maintain the mine in good order.

In 2011, KMI was granted a mining license for the Wolfsberg Project. In 2011, ASX-listed Global Strategic Metals Limited (“GSM”), previously named East Coast Minerals NL, and Exchange Minerals (through jointly-owned subsidiary ECM Lithium AT GmbH), acquired the Wolfsberg Project from KMI for €9.7m plus 20% VAT.

Following its acquisition of the Wolfsberg Project, GSM undertook exploration drilling in 2012 on the southern limb of the anticline, which confirmed the structural interpretation and presence of lithium bearing pegmatite veins. Trial mining was undertaken in 2013 to validate the mining license and to collect 500 ton bulk samples from the two mineralization styles for metallurgical testing. The Minerex drilling data was utilized to develop a three-dimensional resource model for use in mine planning. In 2014, GSM undertook a corporate restructuring to separate its lithium and silver businesses. The demerger was effected via a pro-rata in-specie distribution of shares in European Lithium Limited to GSM shareholders.

In 2016, European Lithium, formerly Paynes Find Gold Limited, completed its acquisition of the Company. Following its acquisition, European Lithium completed its verification of the original Minerex exploration data. To complete the verification, European Lithium digitized the original Minerex data and then applied a verification program that incorporated (i) channel sampling along exposed pegmatite veins in the underground drifts to replicate the channel sampling conducted by Minerex on every new face after blasting to extend the tunnels along the strike of the veins and (ii) twin-hole drilling from underground to compare the drill core logs from Minerex for seven drill holes selected to maximize the number of pegmatite intersections.

Overview of Our Projects

The Wolfsberg Project

The Wolfsberg Project’s mine is located just to the south of Wolfsberg. This location allows access to the nearby A2 motorway and the natural gas transmission pipeline that follows the motorway. Wolfsberg is an industrial town of approximately 25,000 residents with a growing light industrial sector. In addition, the Wolfsberg Project is positioned in close proximity to large lithium import markets in Europe, such as Germany, Belgium, France, Italy and Spain, and planned battery projects in Hungary, Germany, Sweden and the United Kingdom.

On 15 August 2023, EUR announced it had received a grant of new mining licenses and extensions for the Wolfsberg Project located in a new mining field called Barbara. The grant of new licenses and extensions grows the Wolfsberg Project to a total of 20 licenses, nearly doubling the footprint for the underground mining operations. Currently, we hold 22 original and 32 overlapping exploration licenses covering Zones 1 and 2 of the Wolfsberg Project. All exploration licenses have been extended by the Austrian Mining Authority through December 31, 2024. We also hold a mining license that covers over 20 mining areas until December 31, 2023. The mining license can be renewed on an ongoing basis provided its conditions are maintained. Please see the section entitled “Description of the Wolfsberg Project” for additional information on the Wolfsberg Project.

Exploration and Development

As part of EUR’s verification and validation of the Minerex data in 2016, a number of twin channel samples were taken across the pegmatites. After samples positions are marked, sample boundaries were cut perpendicular to the pegmatite strike direction using a diamond saw. The samples were 5 centimeters wide by 10 centimeters deep. Once cut, the samples were broken out using jackhammer and large pieces were broken with a hand-held hammer and the over break discarded. Channel sample field duplicates were also collected from selected channel samples by either deepening or widening the channel sampled.

In 2017, EUR commenced a surface drilling program, which comprised four HQ3 diameter holes designed to verify the extension to depth of the pegmatite veins identified by Minerex and three HQ3 diameter holes to obtain more information on the extension of the pegmatite veins, totaling 2,576.6 meters. In addition, EUR carried out 300 meters of trenching on the southern limb of the anticline, to identify overburden pegmatites and their southern extension. The lithium grade of pegmatite samples identified in the trenching were too low to be of interest. The drilling program in Zone 2, was completed in 2018 with an additional five HQ3 diameter holes for a total length of 1,338 meters.

See the section entitled “Description of the Wolfsberg Project — Exploration and Drilling Activity” and Section 7 of the Technical Report Summary for additional information on the exploration and development of the Wolfsberg Project.

Feasibility Studies

In April 2018, EUR completed a prefeasibility study (the “PFS”) with respect to the Wolfsberg Project. The PFS was prepared in accordance with the reporting requirements of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (the “JORC Code”). In March 2023, EUR completed a definitive feasibility study (the “March 2023 DFS”) with respect to the Wolfsberg Project, which was also prepared in accordance with the JORC Code. The PFS and the March 2023 DFS were conducted by EUR, which is a publicly traded company listed on the ASX, and as a result were not prepared in accordance with Item 1300 of Regulation S-K, as promulgated by the SEC.

The Technical Report Summary, which is included as an exhibit to the registration statement of which this prospectus forms a part, was prepared in accordance with Item 1300 of Regulation S-K as promulgated by the SEC. No changes to the Technical Report Summary, including information related to the Company’s mineral resources disclosed therein, were made as a result of the completion of the March 2023 DFS. Please see “Description of the Wolfsberg Project — Mineral Resources” for a discussion of the Company’s mineral resources. For more information regarding the assumptions and parameters used to estimate mineral resources on the Wolfsberg Project, please read the Technical Report Summary.

The Company is currently in the process of completing a definitive feasibility study with respect to spodumene production at the Wolfsberg Project. We refer to this definitive feasibility study throughout this proxy statement/prospectus as the “DFS.” The DFS, when complete, is expected to be compatible with both Regulation S-K 1300 and the JORC Code. The DFS is expected to be completed in the first quarter of 2024.

Environmental

The Wolfsberg Project is located in a commercial forest. Our mining license requires the submission of an operating plan to the Austrian Mining Authority before mining activities commence. This plan must also address environmental management.

The Company’s environmental consultant, Umwelt Büro, has completed its environmental baseline studies for the purpose of the compulsory and independent second mine access. A comprehensive report has been provided to us and will be incorporated in the DFS document.

A detailed review of all work, reports and related documents to the base line studies is underway and will be integrated into the operational and technical applications to all relevant authorities when the DFS is completed. We appointed an experienced, independent consultant, Hasslinger & Nagele in Vienna (“Hasslinger”), to lead the complex application process that will be based on the DFS findings. Hasslinger’s engagement includes facilitation of numerous discussions at municipal, state and federal authorities to introduce the Wolfsberg Project’s rollout.

In the second quarter of 2023, we conducted a complex work program to prepare a comprehensive application for pre-assessment of the Environmental Impact Assessment (“EIA”) Determination Procedure. The decree issued after the pre-assessment evaluation forms the basis for a fast-track-eligibility approval process covering the application of the final mining decree. The application has been filed with the Austrian state government and is based on the detailed environment study results from the PFS and March 2023 DFS covering several years of observations and documentation and the final technical layouts for the mine and concentrator. We expect the government to be in communication with us in the near future in accordance with the EIA determination procedure.

Hydrogeology

The Company’s geological consultant, GEO Unterweissacher GmbH (“GEO Unterweissacher”), continues to manage our hydrogeology monitoring program by ensuring in-hole hydrogeological test work has been completed appropriately and can continue in the future. Data from this process is fed into a water measuring database from which an annual report is produced.

Carbon Neutrality

We recognize our direct impact and the collective responsibility to protect our environment. A decision to achieve carbon neutrality across the group demonstrates our commitment to the long-term goal that underpins our industry and to meet community expectations and deliver upon our strategy in the most sustainable way possible. We commenced the process for carbon neutral certification of our operations and continue to assess its options for the Wolfsberg Project to achieve carbon neutrality status.

Marketing Activities

We recently entered into a long-term Offtake Agreement (the “Offtake Agreement”) with European auto manufacturer, Bayerische Motoren Werkte Aktiengesellschaft (“BMW”), and expect to enter into similar agreements concerning the Wolfsberg Project with other buyers. Please see the section entitled “— Offtake Agreement with BMW AG” for more details on the long-term Offtake Agreement.

Offtake Agreement with BMW AG

In December 2022, we entered into a long-term Offtake Agreement with BMW. The Offtake Agreement is conditioned upon the successful start of commercial production at the Wolfsberg Project and full product qualification and certification. In connection with the execution of the Offtake Agreement, BMW has agreed to make an advance payment of US$15.0 million to us to be repaid through equal set offs against battery grade lithium hydroxide delivered to BMW. The proceeds of such upfront payment are intended to be used for the development of the Wolfsberg Project, including supporting the commencement of the construction phase and to further progress towards the successful implementation of the Wolfsberg Project.

Strategic Collaboration between EUR and Obeikan Investment Group

In January 2023, EUR announced that it had entered into a non-binding memorandum of understanding (the “MoU”) with Obeikan Investment Group (“Obeikan”) to build and operate a hydroxide plant in Saudi Arabia for the Wolfsberg Project. The MoU contemplates negotiating suitable commercial terms for the creation of a joint venture between EUR and Obeikan for the purpose of construction and operation of a lithium hydroxide plant in Saudi Arabia. On June 2, 2023, EUR announced that signed a binding term sheet with Obeikan related to the creation of the joint venture.

The term sheet provides that the joint venture will seek to secure an exclusive right to purchase spodumene concentrate mined from the current resource at the Wolfsberg Project (Zone 1). The lithium hydroxide facility is expected to be developed to meet the minimum initial capacity and product specifications based on the Offtake Agreement with BMW. The term sheet also provides that, once the lithium hydroxide plant is operational, spodumene concentrate would be sold to the joint venture at prices between US3,000/t and US$7,000/t.

We expect that Pubco will ultimately benefit from the joint venture between EUR and Obeikan, including by reducing Pubco’s cost to build and operate a lithium hydroxide plant on its own. While EUR and Obeikan are required to contribute to the equity funding of the joint venture in accordance with their respective interests, EUR expects not to be required to contribute cash to the joint venture. In addition, once operational, the hydroxide plant is expected to significantly reduce energy costs and deliver savings in operating expenditures and capital expenditures related to the Wolfsberg Project that would otherwise be borne by Pubco.

The joint venture would be between EUR and Obeikan and neither Pubco, the Company nor any of its subsidiaries will initially be parties to the joint venture, however EUR may seek to assign its interest in the joint venture to the Company at some point in the future (but, in any event, not before the consummation of the business combination).

The term sheet does not set forth the definitive terms with respect to the joint venture and we can give no assurance that definitive terms will be reached or that such terms will be the same as described above. In addition, we can give no assurance that the joint venture will be successful, that the lithium hydroxide plant will be completed on time or at all or that our and EUR’s expectations with respect to the joint venture will ultimately be realized. Further, any agreements or arrangements between Pubco, the Company and the joint venture in the future, including such agreements or arrangements described above, will be subject to approval by Pubco’s board at such time and compliance with its related person transaction policy. See “Certain Relationships and Related Person Transactions — The Company’s Related Person Transactions — Related Person Transactions Policy Following the Business Combination.”

The Weinebene and Eastern Alps Projects

In May 2021, European Lithium announced that it acquired a 20% interest in the Weinebene Lithium Project (the “Weinebene Project) and the Eastern Alps Lithium Project (the “Eastern Alps Project”, and together with the Weinebene Project and the Wolfsberg Project, the “Projects”), both of which are located in southern Austria, approximately three hours south-west of Vienna. The Weinebene Project area directly encloses the Wolfsberg Project. The Eastern Alps Project comprises the project areas of Glanzalm-Ratzell-Poling, Millstätter Seerücken, Hohenwart, Falkenberg, Pallbauernalm-Mittereck-Zinkenschlucht, Mitterberg and St. Radegund. EV Resources Limited (formerly Jadar Resources Limited) (“EVR”) holds the remaining 80% interest in the Weinebene and Eastern Alps Projects. The Weinebene Project and Eastern Alps Project are considered complimentary to the Wolfsberg Project given their geographical proximity and are expected to provide European Lithium with optionality in terms of future development and production scenarios. While the Weinebene Project and Eastern Alps Project are presently considered “non-core”, each project contains indications of high-grade lithium targets that will be the subject of further exploration activities. In connection with and upon closing of the Business Combination, we expect to hold the 20% interest in the Weinebene Project and Eastern Alps Project currently held by European Lithium.

EVR currently holds EUR’s aforementioned 20% interest in the Projects in trust. On 2 May 2023, a new deed of trust was executed whereby EVR will hold the 20% interest in the Projects in trust for the benefit of Pubco upon consummation of the Business Combination. Under the terms of the deed of trust, nil consideration is to be paid by PubCo in respect to this acquisition. We expect the 20% interest in the Projects to be initially recognized at cost, being the carrying value in the audited accounts of EUR. We intend to use the equity method of accounting under IAS 28 Investments in Associates and Joint Ventures in connection with ownership of the 20% interest in the Projects.

Exploration Licenses
European Lithium
EV Resources
0
750
1,500
2,250 m

Pursuant to a Collaboration Agreement between European Lithium and EVR, the parties established a technical advisory committee for the purpose of jointly collaborating in connection with the Weinebene Project, the Eastern Alps Projects and the Wolfsberg Project, and sharing information to identify the best options to advance those assets and operations. This includes making recommendations for exploration programs, budgets and development scenarios in order to grow and expand the Wolfsberg Project. Upon consummation of the Business Combination, the Collaboration Agreement is expected to be assigned to Pubco.

In November 2020, EVR announced that it has completed a stratigraphic diamond drill-hole program at the Weinebene Project. The drilling program allowed EVR to renew the Austrian tenement for a future 5-year term (which continues to be in full force and effect). EVR has undertaken early-stage exploration work (including initial boulder sampling results which returned high-grade Li2O values with the highest value returning 3.39% Li2O and the average value over the 11 samples being 1.61% Li2O) and it is our expectation that further exploration work will be completed over at the Weinebene Project in the coming months.

In June 2022, EVR approved Austrian geological consultants, GEO Unterweissacher GmbH (“GEO”), to carry out the exploration strategy for the Eastern Alps Project. GEO reviewed relevant data and samples from the property in order to send a team to three satellite projects and test pegmatite mineralization. These prospects contain indications of high-grade lithium targets with significant residual brownfields plus greenfields exploration potential across the entire project area. EVR and European Lithium intend to review the report delivered by GEO and prepare an action drilling program for the satellite projects based on the results.

Market Opportunity and Growth

Lithium (symbol Li) is the third and lightest metal on the periodic table and does not occur in its elemental state in nature, but as lithium minerals or salts. These minerals and salts are mined either from LCT pegmatite or salars/continental brine deposits which are then converted to a variety of lithium chemicals, including lithium carbonate (Li2CO3) and lithium hydroxide (LiOH). Other potential future sources of lithium include sediment-hosted evaporite deposits that contain hectorite/smectite clays or jadarite (a lithium sodium borosilicate with composition LiNaB3SiO7(OH)) mineralization and are often associated with boron mineralization, and geothermal and oil field brines.

Lithium’s original applications were medicinal and then demand increased during World War II when the need for high temperature greases and soaps became more widespread. At the same time, its use also became critical in the development of nuclear fusion weapons. Post-World War II applications that became increasingly important included its use in the aluminum industry and glass and ceramic industries. Currently, lithium is used primarily in lithium-ion batteries, glass and ceramics, greases, and air purification.

Global lithium production has been steadily increasing over the last 16 years to approximately 458 kt lithium carbonate equivalent (LCE) in 2019 (excluding US production), decreasing in 2020 to 437 kt LCE resulting from oversupply and resultant price drops, conversion capacity issues and the impact of COVID-19. However, the upward trend resumed in 2021, which saw production of 532 kt LCE and lithium prices reaching all-time highs driven by demand for lithium-ion batteries. Over the last six years, the market share of lithium-ion batteries has increased from 32% in 2015 to 70% in 2021, and this trend is expected to continue with the forecast increased market penetration of electric vehicles (EVs) into automobile sales (over the same period, the lithium production trebled more or less in line with demand).

The European Commission (the “Commission”) added battery element lithium to its critical raw materials list and highlighted lithium as an essential for a shift to environmentally friendly transport and energy storage. The Commission aims to create a European raw materials alliance that focuses on the need for rare earths and magnets, which are important to many industries, including the renewable energy and EV industries. We believe that we are poised to take advantage of this opportunity due to our geographic proximity to large lithium import markets in the EU, such as Germany, Belgium, France, Italy and Spain. Global demand for lithium is expected to increase from 683kt lithium carbonate equivalent (“LCE”) in 2022 to 2,634kt LCE in 2031, according to Benchmark Q3 2022 Lithium Forecast Report. We believe that this growth will continue into the future driven by the following factors:

The Energy Transition

Worldwide electrification and energy transition is now a clear focus area, with many governments, businesses and investors around the world making commitments to change. The global energy transition will present an expansive commercial opportunity for renewable energy sources, particularly in the automotive sector. As an impetus to global electrification efforts, several governments and leading global OEMs alike have announced robust electrification goals, precipitating imminent change.

Electric Vehicle Industry

The EV adoption rates are expected to have the biggest impact on lithium ion battery demand. According to Rho Motion, EV sales are expected to reach 20.9 million units by 2025. In 2022, it is expected that a total of 81.8 million passenger/light-duty vehicles will be sold, of which approximately 10.3 million will be an EV. In addition to the growing demand of passenger EVs, the use of lithium ion batteries for heavy-duty vehicles has been a driver in EV demand and e-bus and e-trucks continue to experience growth rates, with until sales expected to climb approximately 23% from 2021 to 2022.

Investors

Beyond government and corporate action, many investors around the world have become increasingly focused on the energy transition as an investment opportunity and have large amounts into funds aimed at helping the environment. For example, from January through November 2020, investors in mutual funds and ETFs invested $288 billion globally in sustainable assets, a 96% increase over the whole of 2019, and certain investors have called on companies to disclose a plan for how their business model will be compatible with a net-zero economy. Moreover, EVs have become increasingly popular among consumers, who increased their spending on EVs to $120 billion in 2020, a 50% increase from 2019, according to the International Energy Agency’s “Global EV Outlook.”

Business Strategies

Our strategy is to become Europe’s first licensed lithium mine for the EV market. The centerpiece of our business will be our wholly-owned Wolfsberg Project. Please see the sections entitled “Overview of our Projects” and “Description of the Wolfsberg Project” for additional information about the Wolfsberg Project.

Our strategy involves developing a low cost, highly sustainable, source of lithium hydroxide manufactured from spodumene concentrate, giving European battery and EV manufacturers better continuity of supply while also helping them meet their environmental commitments. A key component of our strategy is to become an “integrated” local supplier to the European battery supply chain. This approach should allow us to become one of the most sustainable, cost-effective suppliers in the world, and further help potential customers achieve their important environmental, social and governance goals required by shareholders and regulatory agencies.

Our business plan is subject to market conditions and the ability to define an economically viable project. We intend to implement our business plan by:

•        completing the DFS;

•        determining the build decision and project financing;

•        preparing a mining plan for the Austrian Mining Authority to authorize exploration of the mine;

•        beginning construction of the mine;

•        beginning production of spodumene concentrate; and

•        formalizing a project partner for future a future carbonate/hydroxide conversion plant.

Competition

We face intense competition in the mineral exploration and exploitation industry on an international, national and local level. We compete with other mining and exploration companies, many of which possess greater financial resources and technical facilities than we do, in connection with the exploration and mining of suitable properties and in connection with the engagement of qualified personnel. The lithium exploration and mining industry is fragmented, and we are smaller participant in this sector relative to some of our competitors. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have established more strategic partnerships and relationships and have greater financial accessibility than we have.

In addition, we also encounter competition for the hiring of key personnel whether as employees, consultants or other service providers. The mineral exploration and mining industry is currently facing a shortage of experienced mining professionals. Moreover, the demand for exploration equipment (including drilling rigs), technical consultants and assay labs is very high, and such personnel and services may not be available, or if they are, at costs that are greater than expected resulting in an increase in our costs. This competition affects us by increasing the time and cost to conduct exploration activities.

Seasonality and Business Cycles

Mining is a cyclical industry and commodity prices fluctuate according to global economic trends and conditions. At the present time, the significant demand for lithium and other commodities in many countries is driving increased prices, but it is difficult to assess how long such demand may continue. Fluctuations in supply and demand of mined resources in various regions throughout the world are common.

Human Capital

Our key human capital management objectives are to attract, retain and develop the highest quality talent throughout our company. As of June 30, 2023, we had 4 full-time employees. We believe we have good relations with our employees. None of our employees are represented by a labor union or are parties to a collective bargaining agreement.

Government Regulations

We are required to comply with numerous environmental laws, regulations and permits. These requirements include, for example, various permits regulating road construction and drilling at the Wolfsberg Project. We endeavor to conduct our mining operations in compliance with all applicable laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry.

Overview

Our exploration activities for the Wolfsberg Project are subject to extensive laws and regulations, which are overseen and enforced by multiple foreign, regional and local authorities. These applicable laws govern exploration, development, production, exports, various taxes, labor standards, occupational health and safety, waste disposal, protection and remediation of the environment, protection of endangered and protected species and other matters. Our mineral exploration activities are subject to applicable Austrian laws and regulations that seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted, and we cannot assure you such permits will be received. Environmental laws and regulations may also, among other things:

•        require notice to shareholders of proposed and ongoing exploration, drilling, environmental studies, mining or production activities;

•        require the installation of pollution control equipment;

•        restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with exploration, drilling, mining, lithium hydroxide manufacturing or other production activities;

•        limit or prohibit drilling, mining, lithium manufacturing or other production activities on lands located within wetlands, areas inhabited by endangered species and other protected areas, or otherwise restrict or prohibit activities that could impact the environment, including water resources;

•        impose substantial liabilities for pollution resulting from current or former operations on or for any preexisting environmental impacts of our projects;

•        require significant reclamation obligations in the future as a result of our mining and chemical operations; and

•        require preparation of an environmental assessment or an environmental impact statement.

Compliance with environmental laws and regulations may impose substantial costs on us, subject us to significant potential liabilities, and have an adverse effect on our capital expenditures, results of operations and/or competitive position. Violations and liabilities with respect to these laws and regulations could result in significant administrative, civil, or criminal penalties, remedial clean-ups, natural resource damages, permit modifications and/or revocations, operational interruptions and/or shutdowns and other liabilities. The costs of remedying such conditions may be significant, and remediation obligations could adversely affect our business, results of operations and financial condition. Additionally, foreign and local legislative bodies and agencies frequently revise environmental laws and regulations, and any changes in these regulations, or the interpretations thereof, could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our business operations. As of the date of this proxy statement/prospectus, other than with respect to the permitting activities of the Wolfsberg Project, we have not been required to spend material amounts on compliance regarding environmental regulations.

Permits

Prior to developing or mining any minerals that we discover, we will be required to obtain new governmental permits authorizing, among other things, any mining development activities and mining operating activities. Obtaining and renewing governmental permits is a complex and time-consuming process and involves numerous jurisdictions, public hearings and potentially costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables, some of which are not within our control, including the interpretation of permit approval requirements administered by the applicable permitting authority. We may not be able to obtain or renew permits that are necessary to our planned operations or the cost and time required to obtain or renew such permits may exceed our expectations. Any unexpected delays or costs associated with the permitting process could delay the exploration, development and/or operation of the Wolfsberg Project. See “Risk Factors — Risks Related to Legal, Compliance and Regulations.”

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims that arise in the ordinary course of our business, the outcomes of which are subject to uncertainty. Any claims against us, whether meritorious or not, can be time-consuming, result in costly litigation, require significant management time and result in the diversion of significant operational resources. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business or financial condition.

Description of the Wolfsberg Project

Certain information that follows relating to the Wolfsberg Project is derived from, and in some instances is an extract from, the Technical Report Summary prepared in compliance with the SEC’s Modernization of Property Disclosures for Mining Registrants. Portions of the following information are based upon assumptions, qualifications and procedures that are not fully described herein. Reference is made to the full text of the Technical Report Summary, which is included as an exhibit to the registration statement of which this prospectus forms a part. The Technical Report Summary covers only the Wolfsberg Lithium Project and does not include any information or reserve estimates on the Preliminary Feasibility Study or the Weinebene and Eastern Alps Projects.

Overview

The Wolfsberg Project lithium deposit was discovered and explored by Minerex between 1981 and 1987. Minerex completed a preliminary feasibility study but, as lithium demand and its price at that time did not support the development of a fully-fledged mine, the project was terminated. The project passed through a number of ownerships before being acquired by the present owners European Lithium. As of June 30, 2023, the book carrying value of the Wolfsberg Project was USD$34.7 million (Euro 31.9 million), as set forth in our historical audited consolidated financial statements included elsewhere in this proxy statement/prospectus, and was free of any encumbrances.

The Wolfsberg Project consists of 54 exploration licenses covering 1,133 hectare (“ha”) and includes 11 mining licenses occupying 52.8 ha within the exploration license in the Koralpe mountain range. The Wolfsberg Project is located in Carinthia, 270 kilometers south of Vienna, Austria and 20 kilometers east of Wolfsberg. Wolfsberg is an industrial town with established infrastructure, including access to the European motorway and railway network.

The Wolfsberg Project area is characterized by a sequence of mica schists and amphibolites, into which the spodumene-bearing pegmatite veins have intruded. The Wolfsberg Project areas occurs within the Koralpe anticline and within its northern slopes (referred to herein as “Zone 1”), the strata uniformly strike west-northwest to east-southeast and dip to the north-northeast. The southern limb of the anticline (referred to herein as “Zone 2”) dips to the south-southwest and is also a host to a number of spodumene-bearing pegmatites. The pegmatites in Zone 1 comprise a series of parallel spodumene-bearing pegmatite veins striking NW-SE and dipping at approximately 60° to the northeast. Dependent on their host rock, the pegmatites have been subdivided into an amphibolite hosted pegmatite (“AHP”) and mica schist hosted pegmatite (“MHP”). The MHP lack the typical features and textures of pegmatites and almost all of the original pegmatite minerals are completely recrystallised to produce a fine-grained gneissic texture. The AHP displays the primary pegmatitic textures with a slight metamorphic overprint and greyish to locally greenish spodumene crystals, ranging from 2-3 centimeters long, which are more or less homogeneously distributed in a fine-grained matrix of feldspars and quartz and are aligned sub-parallel to the pegmatite contacts. The spodumene content of the MHP is considerably lower than that of the AHP, which averages approximately 15 wt% by volume, but the bulk mineralogy is otherwise the same.

The exploration of the Wolfsberg Project by Minerex and European Lithium has identified up to 15 spodumene-bearing pegmatites, within both amphibolite and mica schist host rocks, as having economic potential based on lithium grade and vein thickness. Veins up to 5.5 meters have been encountered, but the average vein thickness is approximately 1.4 meters. The MHP veins have been followed along strike for 1,500 meters and the AHP veins for 650 meters. The deposit type is considered to be a class of rare-element pegmatite of the lithium-caesium-tantalum family, of the albite-spodumene type.

Exploration drilling by European Lithium was conducted from 2012 to 2021 and focused mainly on the pegmatites in Zone 1, with some scout drilling in Zone 2 completed in 2012, 2017 and 2018. The 2016 exploration focused on the validation and verification of the historical Minerex data which included twinning a number of drill holes and channel samples. The Independent Qualified Person at the time, Mr. Don Hains, P. Geo., declared that all the Minerex data could be utilized in a mineral resource estimate in accordance with the JORC Code (2012). Infill drilling was conducted in 2019 and resource extension drilling in 2021. Sufficient detailed exploration has been undertaken for these veins to be accurately modelled and used as the basis for the Mineral Resource estimate, which currently stands at a combined Measured and Indicated Resource of 9.7 Mt at 1.03% % Li2O and an Inferred Resource of 3.1 Mt at 0.90% Li2O, a 0.2% Li2O cut-off and 0.5 m thickness cut-off. See “— Mineral Resources.”

For a description of certain completed and planned feasibility studies with respect to the Wolfsberg Project, please read “Information about the Company — Overview of Our Projects — Feasibility Studies.” For a complete description of the Wolfsberg Project, including the exploration and mineral resource estimates, refer to the Technical Report Summary prepared by CSA Global.

Description and Location

The Wolfsberg Project is in the Wolfsberg District (a second-level administrative division) of Carinthia, the southernmost of the nine states of the federal republic of Austria. It is in mountainous terrain in the Koralpe mountain range, part of Lavanttal Alps, and in the catchment of the Lavant River. The Project area and existing underground workings are in the Koralpe mountain range, close to the watershed dividing the states of Carinthia and Styria, and opposite each other in the valley of the Brandgraben River.

The Wolfsberg Project area is located in Carinthia, the southernmost province of Austria, which is almost adjacent to the state border with Styria, and is located approximately 20 kilometers east of the town of Wolfsberg and approximately 270 kilometers to the south west of Vienna. The approximate geographic coordinates for the area are 46º 50’11”N latitude 14º 59’17”E longitude. The terrain is primarily mountainous, with dense commercial forestry in the surrounding area.

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The Carinthia region, in which the mine is located, has a continental climate, with hot and moderately wet summers and long, harsh winters. The mine site is located in the Koralpe mountain range, with elevation ranging between 1,450 meters and 1,750 meters. It is in an area of commercial pine forests. Snow is typical from November until April, but the weather does not significantly impact mining and processing operations, which are conducted throughout the year.

The closest town to the Wolfsberg Project is the town of Wolfsberg, which is situated within the Lavantal Alps, west of the Koralpe range and in the Lavantal River valley. The town of Wolfsberg is located approximately 20 kilometers to the west of the Wolfsberg Project area. Wolfsberg’s municipal area of 279 squared-kilometers is the fourth largest in Austria. The Wolfsberg Project area is within the Franschach St Gertraud municipality, which has a population of approximately 2,800 people. The Franschach St Gertraud municipality is located directly to the north of Wolfsberg and until 1997 was part of the Wolfsberg municipality.

The Wolfsberg Project is accessed from the town of Wolfsberg to the west via surfaced road for 18 kilometers and forest unsurfaced road for two kilometers)or from the town of Deutschlandsberg in Styria to the east via surfaced road for 26 kilometers. Road access to the project site is maintained year-round with routine clearance during the winter to keep the Wolfsberg — Deutschlandsberg road open and maintain access to the Weinebene ski resort, which is adjacent to the mine property.

Wolfsberg has a growing light industrial sector and a population of approximately 25,000 people. The town is actively promoting itself as a business location with good transport infrastructure, availability of natural gas and power and a qualified and productive workforce. The adjacent municipality of Franschach St Gertraud hosts a major Mondi pulp and paper mill. The towns offer a wide variety of accommodations for employees of the Wolfsberg Project as well as a broad range of services in support of its operations.

Graz is the capital city of Styria and is the second largest city in Austria, after Vienna, with an urban population over 600,000, Graz is located approximately 70 kilometers from the Wolfsberg Project and is the major industrial city of Austria with considerable activity supporting the European motor industry. Jaguar has announced it intends to build its e-Pace electric car in Graz at the facilities of Magna Steyr. Magna Steyr recently sold its battery division in Graz to SDI Samsung which is using Graz as its European headquarters to expand lithium battery production in Europe. Graz is a university town with approximately 44,000 students. International airports at Graz and Klagenfurt are only 60 kilometers away from the project. Austria has a mining tradition and hosts Europe’s second oldest mining university in Leoben, 93 kilometers from Wolfsberg, and currently has over 3,000 students.

Klagenfurt, 60 kilometers to the south west of Wolfsberg, is the capital and economic center of Carinthia mainly in light industry, electronics and tourism. It has a population of approximately 100,000. The Wolfsberg Project operation sites are readily accessible to skilled labor, electricity, natural gas, water, communications and transportation to meet the needs of a moderate sized underground mine.

History

Between 1981, when it was discovered, and 1987, the Wolfsberg Project was the focus of extensive exploration work by the original owners, Minerex, an Austrian Government company. During this time, Minerex completed exploration work that comprised initial surface geology mapping along with 9,940 cubic meters of surface trenches and a diamond drilling program totaling 12,012 meters collared from surface. In 1985, an underground exploration program was undertaken that included the development of a decline from the surface from the northern side of Brandrucken Mountain through the amphibole schist to provide access to the pegmatite veins. Crosscutting drifts were driven along strike of selected veins to provide access for mapping and sampling and an additional decline was driven to access the veins in the mica schist. In all, 1,389 meters of underground development was mined. A diamond drilling campaign of 4,715 meters was undertaken from underground to effectively infill the surface drilling to about 50-meter intervals in the eastern part of Zone 1. In 1987, Minerex undertook a pre-feasibility study, however, due to the then current lithium prices and the revaluation of the Austrian Schilling to the US Dollar, this study concluded that the Wolfsberg Project did not meet the investment criteria to continue to develop the project. As a result, in 1988, the Austrian Government decided not to develop the Wolfsberg Project and Minerex was closed.

After the closure of Minerex, the company archive (comprising many other projects) was transferred to BBU as the legal successor of Minerex. BBU was a lead-zinc miner that also operated by the Austrian Government. In 1991, BBU was closed by the Austrian Government and the company abandoned their development plans. All of the mineral tenements, as well as the underground infrastructure, were then sold to KMI, a private mining company that mined micaceous hematite in Carinthia and Morocco. KMI continued to carry out all necessary work and other requirements specified by the authorities to maintain the mine and the exploration licenses in good order.

In 2011, ECM Lithium AT GmbH (“ECM Lithium”) acquired the Wolfsberg Project from KMI. ECM Lithium was beneficially owned by East Coast Minerals NL (later renamed Global Strategic Metals NL) (80%) and Exchange Minerals (20%), a private company, through BVI Company ECM Lithium AT (Holdings) Ltd (“Holdings”). Holdings was renamed European Lithium Limited following a demerger of Global Strategic Metals interest in the company through an in specie share distribution to shareholders.

In 2016, a reverse takeover was successfully completed by European Lithium selling its Austrian lithium assets to Paynes Find Gold, an ASX listed company, for shares in Paynes Find Gold. Paynes Find Gold was renamed European Lithium Limited and was subsequently readmitted to the ASX while the original European Lithium Limited remains an unlisted BVI company.

Property Ownership and Agreements

Tenure and Property Agreements

In Austria, the legal basis for mining is regulated under the Mineralrohstoffgesetz of 1999 (“MinroG”). MinroG regulates the prospecting, exploring and mining of all mineral raw materials and contains detailed regulations concerning prospecting, exploration licenses, mining licenses, operating plans, mining installations, supervision and other related topics. Mineralization is categorized in three groups: (i) bergfreie (i.e., free for exploitation by persons who are not necessarily owner of the land on which it is found) mineral resources such as iron, gold, copper and lithium; (ii) bundeseigene or state owned mineral resources (e.g. rock salt, hydrocarbon, uranium) and (iii) grundeigene or mineral resources owned by the landowner (all mineral resources not listed in the previous two categories e.g. quartz, feldspar, etc.).

Exploration for bergfreie raw materials, including lithium, requires an exploration license obtained from the Mining Authority, which is part of the Ministry for Sustainability and Tourism. Each exploration license forms a circle with radius of 425 meters and gives the holder the exclusive right to explore for bergfreie minerals for a term of five years. At the end of each calendar year, the holder must submit a report covering exploration, and the results thereof, to the Mining Authority. Exploration licenses can be extended for additional periods of five years; provided, that exploration works have been performed at least once within the five years for which the exploration licenses have been granted. Performing works in one license is sufficient for the extension of up to 100 exploration licenses.

Mining licenses entitle the holder to exclusively exploit and mine bergfreie mineral raw materials in a certain area and to exclusively acquire title to the minerals that are mined. Additionally, the holder of a mining license is entitled to acquire title to grundeigene mineral raw materials if they result from mining activities for bergfreie mineral raw materials and a separate mining of the grundeigene mineral raw materials is not economically justified. This is the situation at the Wolfsberg Project, where feldspar, quartz and mica are potential by-products from the mining and processing of the lithium bearing pegmatite veins.

Mining licenses are granted by the Mining Authority for Grubenmaße, which is a rectangular surface area of 48,000 meters squared. In order to obtain such license, the applicant must demonstrate that the deposit is workable and that mining will be economically feasible. This is done by the submission of detailed data followed by an oral hearing on-site. A maximum of sixteen Grubenmaße licenses may be granted to one applicant and the total area is called Grubenfeld. The holder of a Grubenmaße mining license is obliged to commence mining operations within two years in at least one Grubemaß and mining has to be performed during at least four months per year.

The holder of a mining license is granted the right to appropriate and use the waters that accrue under the surface of the ground and water streams that come to the surface before they get confused with surface water.

For the owner of mining licenses to be entitled to perform mining activities, a mining program has to be submitted to the Mining Authority for approval. Prior to approving the mining program, the government authorities are invited to raise their concern and an oral hearing has to take place on-site with the property neighbors invited.

According to MinroG, the right to access and use the surface of the land on which prospecting works are to be carried out has to be obtained from the respective property owners. The holder of a mining license has to seek approval of the land owner for the use of the surface of such land for mining activity, including access to the deposit and necessary plants. In the case that no agreement can be reached, the interest of the holder of the mining license shall prevail. In case the land owner consents to the use of the land, but no agreement can be found on the amount of compensation, both parties may request the Mining Authority to decide the compensation amount. If the landowner does not consent to the use of the land, the holder may apply to the Mining Authority to grant a compulsory right of use. Such access and usage agreements do not concern either rights in rem or registered rights, these are merely agreements under civil law in a two-party relationship.

Royalty Obligation

No royalty obligations are due to Austria for materials mined from the Wolfsberg Project. However, a royalty agreement exists between European Lithium and Exchange Minerals Limited whereby Exchange Minerals Limited will receive a royalty of €1.50 per ton of mineral sold from the Wolfsberg tenements, including spodumene, feldspar and quartz products.

Exploration and Drilling Activity

Most of the drilling completed by EUR has focused on Zone 1, the northern limb of the anticline, which is covered by the mineral resource estimate (as set forth below). The exploration work completed has included collation and verification and validation of historical data through channel sampling and drilling of a number of twin drill holes as well as additional exploration drilling. A limited amount of scout drilling has also been conducted on the southern limb of the anticline but none of the pegmatites intersected form part of the mineral resource estimate.

Historical Exploration

Previous exploration work completed by previous owners, includes geological mapping, structural mapping and interpretation, geochemical soil surveys, pitting, trenching, and the development of an underground access decline and drives along selected veins, underground trial mining and excavation of two 500-ton bulk samples from each of the two mineralization styles.

Initial surface geological mapping was undertaken by Minerex and coupled to early trenching, formed the basis of the early exploration programs. In 2011, an extensive geological mapping program was undertaken covering a considerably larger area than the original Minerex investigation area. The program included the location of outcrops of different rock type, orientation of bedding and stratification and location of pegmatite boulders on surface. The following is a simplified geographical map of the broader deposit area.

LEGEND
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forest roads
exploration drifts
Geology
Strike dip directions
Pegmatite bolders
Amphibolite
Micaschist
fault (Minerex)
500m
European Lithium Ltd
Lithium Koralpe
Geological Map
June - August 2011

According to Moser (1986), 35 trenches were executed and investigated (9,940 cubic meters and 200 samples) by Minerex. The location and shape of the trenches is shown on a site map for the year 1983. No indication of the samples and the lithium grade is included. This information can however be found in the detailed geological mapping documents of the trenches. The geometric location of the trenches and the pegmatites were digitized during the data recovery program. ECM Lithium carried out 300 m of trenching in 2017 to the south east of Zone 2 to identify overburden pegmatite and their southern extension. Lithium grade of pegmatite samples were too low to be of interest.

During 1985, a detailed underground exploration program was undertaken, including the development of a decline from the surface to provide access to the pegmatite veins. Cross-cutting drifts were then driven along strike of selected veins to provide access for mapping and sampling, while 1,389 meters of underground decline development and other drives were mined. A diamond drilling campaign was then undertaken from selected underground sites to infill the drill holes drilled from the surface. Two experimental stopes were also mined to evaluate cut and fill and long-hole sub-level stopping methods, providing bulk samples for future metallurgical testing. Geo-mechanical measurements of the sidewalls of the stopes were also taken as part of the mining trial. In 2016, a verification program of this data was undertaken that included underground twin hole drilling and channel sampling along exposed pegmatite veins in the underground drifts, to replicate the channel sampling conducted by Minerex.

Current Exploration

As part of EUR’s verification and validation of the Minerex data in 2016, a number of twin channel samples were taken across the pegmatites. After samples positions are marked, sample boundaries were cut perpendicular to the pegmatite strike direction using a diamond saw. The samples were 5 centimeters wide by 10 centimeters deep. Once cut, the samples were broken out using jackhammer and large pieces were broken with a hand-held hammer and the over break discarded. Channel sample field duplicates were also collected from selected channel samples by either deepening or widening the channel sampled.

In 2017, EUR commenced a surface drilling program, which comprised four HQ3 diameter holes designed to verify the extension to depth of the pegmatite veins identified by Minerex and three HQ3 diameter holes to obtain more information on the extension of the pegmatite veins, totaling 2,576.6 meters. In addition, EUR carried out 300 meters of trenching on the southern limb of the anticline, to identify overburden pegmatites and their southern extension. The lithium grade of pegmatite samples identified in the trenching were too low to be of interest. The drilling program in Zone 2, was completed in 2018 with an additional five HQ3 diameter holes for a total length of 1,338 meters.

Drilling

Following EUR’s acquisition of the Wolfsberg Project, Global Strategic Metals undertook exploration scout drilling in 2012 in Zone 2, on the southern limb of the anticline, which confirmed the structural interpretation, and presence of spodumene bearing pegmatite veins. A total of five HQ diameter holes were drilled.

In 2016, underground drilling program of seven drill holes was undertaken by the contractor Swietelsky Tunnelbau GmbH & Co KG, using a Sandvik DE130 hydraulic core drill rig with a 50 millimeter diamond coring bit and 3-meter length standard coring tube. The total length of the seven drill holes was 829.6 meters with the aim of twinning a number of the Minerex drill holes. Site surveys were conducted by an external licensed surveyor, using a total station instrument Leica 1600 with standard accuracies of ±2 millimeter per kilometer. All coordinates were reported within the Austrian National Grid — MGI/Austria Gauss-Kruger (GK) Central — EPSG: 31255.

Fugro Austria GmbH was contracted to run drill hole deviation surveys. The surveys were undertaken at 5-meter intervals using a Mount Sopris winch and two different probe models: MDEV (magnetic deviation) and GDEV (gyroscope deviation).

The 2017 surface drilling program was undertaken by VA Erzberg GmbH using an Atlas Copco (Mustang A66CBT) drill rig. The program comprised four HQ3 diameter holes designed to verify the extension to depth of the pegmatite veins identified by Minerex, and three HQ3 diameter holes to obtain more information on the extension of the pegmatite veins into Zone 2, the southern limb of the anticline, for a total length of 2,576.6 meters. The drilling program in Zone 2, on the southern limb of the anticline, was undertaken in 2018 with an additional five HQ3 diameter holes for a total length of 1,338 meters.

In 2019, European Lithium conducted a Phase 1 drilling program to verify the vein continuity between the deep drilling undertaken in 2017 and the historical drilling undertaken by Minerex. The objective of the infill drilling program was to convert inferred resources from 2017 into indicated resources and to confirm the extension of the deposit toward the west. The program included five shallow HQ3 diameter drill holes totaling 1,330.7 meters.

In 2021, a Phase 2 resource extension and infill drilling program took place to significantly increase the existing JORC Resources for the planned Bankable Feasibility Study (“BFS”) and deposit extensions for future drilling programs. This target infill drilling program is a continuation of the drilling programs undertaken from 2016 to 2019. The drilling program comprised 20 HQ3 diameter drill holes with a total length of 7,923.0 meters.

For more information regarding exploration and drilling on the Wolfsberg Project, see Section 7 of the Technical Report Summary.

Mineral Resources

A “mineral resource” is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.” We have reported our mineral resources in accordance Item 1300 of Regulation S-K, as part of our exploration and evaluation activities.

The mineral resources are not Mineral Reserves (as such term is defined in Item 1300 of Regulation S-K) and do not have demonstrated economic viability. The reported inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as Mineral Reserves. There is no certainty that all or any part of this mineral resource will be converted into Mineral Reserves.

Mining dilution is assumed to be at 0% Li2O, in part because the pegmatite lithium has a direct and substantial contact with the rock enclosing it. While determining cut-off grade parameters during the PFS, the third-party engineering firm that authored the study concluded that economic viability was primarily influenced by the amount of dilution incurred during extraction. Certain inputs to the model were modified to run a “goal-seek” process, such as the impacts of ore sorting resulting in a gross lithium hydroxide production cost of US$8,738.60/t, which comprises costs related to mine site spodumene production of US$5,824.10/t, spodumene transport costs of US$49.60, hydrometallurgical conversion to LiOH costs of US2,571.10/t and management costs of $294.80, and a viable lithium hydroxide selling price range from US$15,000/t to US$24,750/t. In addition, the model reflects a total spodumene production cost of US$882.90/t, which comprises spodumene mining costs of US$570.40/t, tailing backfill costs of US$44.50/t, crushing and sorter costs of US$16.90/t and concentrator costs of US$251.20/t. For additional information about the key parameters and costs used in this calculation, see Section 11.6 of the Technical Report Summary. The overall lithium recovery from run-of-mine to 6% Li2O concentrate was 75.8%. The Li2O recovery value in conversion was 89.7%.

The following table contains a summary of our mineral resource estimate. The mineral resource estimate is reported on 100% ownership basis. No Mineral Reserves were estimated for the Wolfsberg Project. The mineral resource estimate was constrained based on drilling data. The mineral resource is reported at a 0.2% Li2O grade cut-off and 0.5 meter thickness cut-off. A constant bulk density value of 2.73 metric tons is applied to pegmatite volumes to estimate tonnage.

Mineral Resource Classification	Tonnage (Mt)	Grade (% Li2O)	Content (kt Li2O)	Cut-Off Grade (% Li2O)
Measured	4.31	1.13	48.7
Indicated	5.43	0.95	51.6	0.2%
Measured + Indicated	9.74	1.03	100.4
Inferred	3.14	0.90	28.2

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Notes:

•        Mt is million tonnes, kt is thousand tonnes.

•        Figures have been rounded to the appropriate level of precision for the reporting of mineral resources.

•        Mineral Resources are stated as in situ dry tonnes; figures are reported in metric tonnes.

•        The mineral resource has been classified under the guidelines of S-K 1300.

•        The mineral resource has demonstrated reasonable prospects for economic extraction based on pre-feasibility study work conducted in 2018.

•        Historic underground development volumes have not been depleted from the mineral resource; however, these volumes are considered negligible relative to the size of the mineral resource.

•        Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

A portion of the mineral resource estimate reported for the Wolfsberg Project is classified as “inferred.” Inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a Mineral Reserve.

Some of the measured mineral resource is informed by a single intersection, resulting in estimates of thickness (and therefore tonnage) and grade that may be considered to be of lower confidence than one would generally expect of a measured mineral resource. Considering the continuity of the pegmatite veins, the risk is considered low.

For more information regarding the assumptions and parameters used to estimate mineral resources on the Wolfsberg Project, see Section 11 of the Technical Report Summary.

EXECUTIVE COMPENSATION OF THE COMPANY

The following discussion provides an overview of the significant elements of the historical compensation program for the EUR’s Executive Chairman — Tony Sage, CEO — Dietrich Wanke, and EUR’s Chief Financial Officer — Melissa Chapman, who will be serving as executive officers of Pubco for the fiscal year ending June 30, 2023.

Name and Principal Position	Year	Salary (AUD$)	Long-term Benefits Performance Rights (AUD$)	Long-term Benefits Options (AUD$)	Total (AUD$)
Executive Officers
Dietrich Wanke,	2023	390,408	—	—	390,408
Chief Executive Officer(1)
Melissa Chapman,	2023	285,000	—	—	285,000
Chief Financial Officer and
Company Secretary(2)
Directors
Tony Sage,	2023	660,000	1,153,472	—	1,813,472
Executive Chairman(3)
Malcolm Day	2023	72,000	865,104	—	937,104
Mykhailo Zhernov(4)	2023	60,000	—	—	60,000

____________

(1)      Comprises salary and employment taxes paid by EUR and ECM Lithium AT GmbH.

(2)      Comprises consulting fees paid to Bellatrix Corporate Pt Ltd, a related party to Melissa Chapman, for the provision of CFO, company secretarial and additional services on the Business Combination services provided. The fee reported in the above table has been adjusted to exclude bookkeeping services provided by Bellatrix Corporate Pty Ltd to the Company.

(3)      Tony Sage was a Director for the full year and received director fees of AUD$360,000 per annum and an accrued bonus of AUD$300,000 per annum in recognition of significant transactions undertaken by European Lithium during the year.

(4)      Mykhailo Zhernov was a Director for the full year and received director’s fees of AUD$60,000 per annum.

Narrative Disclosure to the Summary Compensation Table

Salary

Mr. Sage receives a net salary of AUD$30,000 per month. Mr. Sage salary is payable pursuant to a consulting agreement between the Company and Okewood Pty Ltd, an entity related to Mr. Sage. See “— Employment Agreements.”

Mr. Wanke receives a net salary of AUD$25,000 per month. In addition, the Company pays all Austrian employment taxes in connection with Mr. Wanke’s employment.

Ms. Chapman receives a net salary of AUD$15,000 per month (excluding additional services provided in relation to the Business Combination). Ms. Chapman’s salary is payable pursuant to a consulting agreement between the Company and Bellatrix Corporate Pty Ltd, an entity related to Ms. Chapman.

Director Remuneration

EUR’s policy is to remunerate Non-Executive Directors at market rates for comparable companies for time, commitment and responsibilities. Non-Executive Directors are normally remunerated by way of fees, in the form of cash, and may participate in share, performance rights and option schemes generally made in accordance with thresholds set in plans approved by shareholders if deemed appropriate. Non-Executive Directors are not provided with retirement benefits. Non-executive directors may also be remunerated for additional specialized services performed at the request of the Board and reimbursed for reasonable expenses incurred by directors on Company business. Executive directors remuneration and other terms of employment are reviewed annually by EUR’s Board of Directors.

Equity-Based Compensation

On January 27, 2022, EUR issued 40,000,000 performance rights to Okewood Pty Ltd (“Okewood”), an entity related to Tony Sage, and 30,000,000 performance rights to Pixsell Pty Ltd ATFT Pixsell Unit Trust, a company in which Malcolm Day is a Director (collectively, the “Performance Rights”), in consideration for Director services following receipt of shareholder approval at EUR’s annual general meeting held on January 21, 2022. The Performance Rights are subject to the achievement of milestones in respect of the market capitalization of EUR and the DFS at the Wolfsberg Lithium Project. The expiration date of the Performance Rights was extended until December 31, 2022 following receipt of shareholder approval at the general meeting held on June 24, 2022. The expiration date of the Performance Rights was further extended until June 30, 2023 following receipt of shareholder approval at the annual general meeting held on January 20, 2023 (the “2022 AGM”) and the vesting conditions were amended in respect of the market capitalization of EUR and the fair value or the DFS at the Wolfsberg Project. On March 9, 2023, the Company issued 40,000,000 shares upon conversion of performance rights in respect to the fair value of the DFS at the Wolfsberg Project, and on June 30, 2023, the performance rights in respect to the market capitalization of EUR expired unvested.

Employment Agreements

In September 2016, EUR entered into a consultancy agreement with Okewood, pursuant to which, among other things, Tony Sage agreed to provide the services of Non-Executive Chairman of EUR. During the December 2021 quarter, Tony Sage transitioned to Executive Chairman of EUR. In April 2022, EUR and Okewood entered into a new consultancy agreement (the “New Consultancy Agreement”) following this transition of Tony Sage. The New Consultancy Agreement is on-going unless terminated in accordance with its terms. The New Consultancy Agreement provides for remuneration of AUD$360,000 per year (beginning on April 1, 2022), payable monthly.

In July 2012, EUR entered into a consultancy agreement with Malcolm Day. The agreement commenced for an initial term of twelve months and is renewable annually, unless either party gives three months written notice of termination or the agreement is otherwise terminate in accordance with its terms. Under the agreement, Mr. Day receives remuneration of AUD$72,000 per year (beginning on March 1, 2021), payable monthly.

In December 2021, EUR entered into a consultancy agreement with Mykhailo Zhernov. The agreement is on-going, subject to the provisions of the Australian corporations act. Under the agreement, Mr. Zhernov receives remuneration of AUD$60,000 per year (effective March 1, 2022), payable monthly.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our” or the “Company” refer to European Lithium AT (Investments) Limited and its subsidiaries prior to the consummation of the Business Combination and to Critical Metals Corp Limited and its subsidiaries (including European Lithium AT (Investments) Limited) following the consummation of the Business Combination.

The following discussion includes information that Pubco’s management believes is relevant to an assessment and understanding of Pubco’s consolidated results of operations and financial condition. Following the consummation of the Business Combination, Pubco will comprise the operations of European Lithium AT (Investments) Limited and its subsidiaries. Unless context requires otherwise, all references to “Pubco” refer to Critical Metals Corp. following the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Consolidated and Combined Financial Information of the Company” section of this proxy statement/prospectus and our historical audited consolidated financial statements as of June 30, 2023 and 2022 and for the fiscal years ended June 30, 2023 and 2022, together with the respective notes thereto, included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of June 30, 2023 and for the fiscal year ended June 30, 2023 in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs, which involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview of Business

We are an exploration stage mining and development company that aims to become Europe’s next producer of lithium for the green energy transition. Our efforts are focused on the development of our wholly-owned Wolfsberg Lithium Project (the “Wolfsberg Project”) located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. In addition, in connection with and upon the closing of the Business Combination, we expect to hold additional Austrian projects of which European Lithium currently holds a 20% interest.

The Wolfsberg Project lithium deposit was discovered and explored by Minerex between 1981 and 1987. Minerex completed a preliminary feasibility study but, as lithium demand and its price at that time did not support the development of a fully-fledged mine, the project was terminated. The project passed through a number of ownerships before being acquired by the present owners European Lithium.

The Wolfsberg Project’s mine is located approximately 20 kilometers east of Wolfsberg. This location allows access to the nearby A2 motorway and the natural gas transmission pipeline that follows the motorway. Wolfsberg is an industrial town of approximately 25,000 residents with a growing light industrial sector. The Wolfsberg Project does not require us to provide accommodations or social infrastructure. The Baltic to Adriatic rail corridor will pass just south of Wolfsberg upon completion of the Koralm tunnel, which is expected to occur in 2025. The Wolfsberg Project is centrally located with easy access to Europe’s motorway and rail infrastructure. We expect this to aid in the distribution of lithium products to lithium battery plants in construction or planned in northern Europe and by-products to regional industry. In addition, the Wolfsberg Project is positioned in close proximity to large lithium import markets in Europe, such as Germany, Belgium, France, Italy and Spain, and planned battery projects in Hungary, Germany, Sweden and the United Kingdom.

Recent Developments

Business Combination and Public Company Costs

On October 24, 2022, we entered into the Merger Agreement with Sizzle Acquisition Corp, EUR, Critical Metals Corp. (“Pubco”) and Project Wolf Merger Sub Inc. Pursuant to the Merger Agreement (a) Pubco will acquire all of the issued and outstanding capital shares and equity interests of the Company from EUR in exchange for ordinary shares of Pubco, the Company shall become a wholly owned subsidiary of Pubco and EUR will become a shareholder of Pubco (the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. According to the Merger Agreement, at its effective time: (a) each of Sizzle’s issued and outstanding shares of common stock, par value $0.0001 per share (“Common Stock”) immediately prior to that effective time, will be cancelled in exchange for the right of the holder thereof to receive one ordinary share, par value $0.001 per share, of Pubco (“Ordinary Share”); (b) all of the outstanding public warrants of Sizzle, entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share will be converted into the right to receive a warrant to purchase one Ordinary Share at the same exercise price, being an exercise price of $11.50 per share, and (c) EUR will receive the number of Ordinary Shares in the Share Exchange that shall have an aggregate value equal to the Closing Share Consideration (as defined in the Merger Agreement) consisting of $750,000,000 divided by the redemption amount per share of Common Stock payable to Sizzle stockholders that elect to redeem Common Stock in connection with the Closing, and, subject to applicable terms and conditions, earnout consideration of up to an additional 10% of such Closing Share Consideration, in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement. Following the transactions set forth in the Merger Agreement, Sizzle and the Company will become wholly owned subsidiaries of Pubco.

The Business Combination is expected to be accounted for as a share-based payment transaction in accordance with IFRS 2. Management has evaluated all the indicators of control from IFRS 10 and IFRS 3. Although there is a higher level of judgement when it comes to the analysis of the conditions set forth in IFRS 3, we believe that the indicators of relative voting rights, composition of governing body, composition of senior management, terms of exchange, relative size, and other factors favored EUR as the accounting acquirer. Accordingly, for accounting purposes, management has determined that EUR is the accounting acquirer under IFRS 3 and the SPAC is considered to be the accounting acquiree for financial reporting purposes. Under this method of accounting, the ongoing financial statements of Pubco will reflect the net assets of the Company, the accounting predecessor at historical cost, with no additional goodwill recognized.

Subsequent to the Business Combination, Pubco is expected to become SEC-registered and Nasdaq-listed company, which will require Pubco to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Pubco expects to incur substantial additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

The most significant change in Pubco’s future reported financial position and results are expected to be an estimated increase in cash (as compared to the Company’s balance sheet at June 30, 2023) resulting in a closing cash balance of approximately $623 thousand, assuming maximum stockholder redemptions, or $34.6 million, assuming no redemptions. Total direct and incremental transaction costs are estimated at approximately $30.1 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Overview of Our Business

The Wolfsberg Project lithium deposit was discovered and explored by Minerex between 1981 and 1987. Minerex completed a PFS but, as lithium demand and its price at that time did not support the development of a fully-fledged mine, the project was terminated. The project passed through a number of ownerships before being acquired by the present owners European Lithium. The Wolfsberg Project’s mine is located approximately 20 kilometers east of Wolfsberg. This location allows access to the nearby A2 motorway and the natural gas transmission pipeline that follows the motorway. Wolfsberg is an industrial town of approximately 25,000 residents with a growing light industrial sector. The Wolfsberg Project does not require us to provide accommodations or social infrastructure. The Baltic to Adriatic rail corridor will pass just south of Wolfsberg upon completion of the Koralm tunnel, which is expected to occur in 2025. The Wolfsberg Project is centrally located with easy access to Europe’s motorway and rail infrastructure. We expect this to aid in the distribution of lithium products to lithium battery plants in construction or planned in northern Europe and by-products to regional industry. In addition, the

Wolfsberg Project is positioned in close proximity to large lithium import markets in Europe, such as Germany, Belgium, France, Italy and Spain, and planned battery projects in Hungary, Germany, Sweden and the United Kingdom. Please see the section entitled “Description of the Wolfsberg Project” for a complete description of the Wolfsberg Project.

In May 2021, European Lithium announced that it acquired a 20% interest in the Weinebene Lithium Project (the “Weinebene Project) and the Eastern Alps Lithium Project (the “Eastern Alps Project), both of which are located in southern Austria, approximately three hours south-west of Vienna. These projects are considered complimentary given their geographical proximity the Wolfsberg Project and, as such, both provide European Lithium with optionality in terms of future development and production scenarios. In connection with and upon closing of the Business Combination, we expect to hold the 20% interest in the Weinebene Project and Eastern Alps Project currently held by European Lithium. Please see the section entitled “Information about the Company — The Weinebene and Eastern Alps Projects” for a complete description of the Weinebene and Eastern Alps Projects.

Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting our results of operations are summarized below.

We are an exploration stage mining and development company focusing on the development of our wholly-owned Wolfsberg Project located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. We have declared mineral resources on our Wolfsberg Project but we have not yet begun to extract any mineral from the property. The exploration and development of the mineral deposits located at the Wolfsberg Project involves a high degree of financial risk and uncertainty. We have not commenced production in connection with the Wolfsberg Project and, consequently, we do not currently have any operating income or cash flows. Accordingly, we do not currently generate any revenues.

Since the acquisition of the Wolfsberg Project in 2011, we have devoted most of our cash resources to the exploration and development of the Wolfsberg Project. As of June 30, 2023 and 2022, we have spent approximately $34.7 million and $30.5 million, respectively, in connection with our exploration and evaluation activities. For the fiscal years ended June 30, 2023 and 2022, our cash expenditures were approximately $3.0 million and $6.0 million, respectively, in connection with our exploratory work and our evaluation of the Wolfsberg Project.

Timing of Current Projects and Future Geographic and Product Expansion

Our financial results and liquidity needs vary from quarter-to-quarter or year-to-year depending on the timing of:

•        the engagement of our key consultants and suppliers;

•        the completion of the DFS at the Wolfsberg Project, which is expected to occur in Q4 2023;

•        obtaining and renewing the applicable permits with the relevant mining authorities;

•        obtaining project finance for the development of the Wolfsberg Project;

•        the development and construction of mine and plant at the Wolfsberg Project;

•        the commencement of production at the Wolfsberg Project, which is expected to occur in 2026; and

•        timing in respect to operating as a public company.

Additionally, we expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•        hire additional personnel;

•        continue to work on the completion of the DFS for the Wolfsberg Project;

•        commence exploration activities in Zone 2 of the Wolfsberg Project;

•        enter into future financing arrangements in connection with the development of the Wolfsberg Project; and

•        operate as a public company.

For the years ended June 30, 2023 and 2022, our results of operations were impacted by expenditures incurred in connection with the DFS at the Wolfsberg Project.

The COVID-19 Pandemic

The COVID-19 pandemic has resulted in the implementation of measures by government authorities and businesses to contain and limit the spread of COVID-19, and that has increased economic uncertainty. COVID-19 remains a risk and our management constantly assesses the impact of the COVID-19 pandemic on our operations and financial condition in order to implement measures designed to mitigate any such impact. For additional discussion of the adverse impact of COVID-19 on our business see “Risk Factors — Operating Risks — The ongoing COVID-19 pandemic and global measures taken in response thereto have adversely impacted, and may continue to adversely impact, our operations and financial results.”

Industry Growth

Our financial profile is associated with several secular trends in the mining industry. Demand for our product is, in part, driven by the growth of our underlying end markets and how much capital our customers invest to support their businesses. We are also impacted by the global supply and demand for lithium products. See “Information about the Company — Market and Industry Overview” for a more detailed description of market trends in our end market.

Our ability to generate revenue is sensitive to rapidly changing consumer preferences and industry trends, as well as the popularity of consumer products using lithium products, such as electronic vehicles. In December 2022, we entered a long-term Offtake Agreement with BMW, pursuant to which BMW will purchase battery grade lithium hydroxide produced by the Wolfsberg Project. Please see the section entitled “Information about the Company — Offtake Agreement with BMW AG” for more details on the Offtake Agreement. We believe that we are well-positioned at the intersection of key long-term macro trends however, changes in inflationary pressures or industry trends, including as a result of the COVID-19, could result in significant fluctuations towards the path of production.

Market and Economic Conditions

Our business depends on the economic extraction of lithium from the Wolfsberg Project, and the sale of this product to our offtake partners. Many factors related to the economic extraction of lithium, including economic conditions affecting disposable consumer income and ultimate demand for consumer items that rely on the production of lithium products, unemployment levels, fuel prices, interest rates, inflationary pressures, changes in tax rates and tax laws that impact companies or individuals and inflation, can impact our operating results.

Seasonality

The Wolfsberg Project is located in Austria. While the impact is minimal, the timing for the execution of some exploration activities is impacted as a result of the winter conditions experienced in Austria.

Impact of Inflation

The ongoing COVID-19 pandemic and regional travel restrictions and the outbreak of war in the Ukraine have led to problems in global supply chains, and caused supply bottlenecks in many sectors of the economy. During the second half of 2021 and the first half of 2022 in particular, these events slowed down the economic recovery and led to a significant increase in inflation in many regions, including Europe where our assets and primary customers are located.

The principal factors contributing to the inflationary pressures that have been experienced or will be experienced include but are not limited to Europe’s supply chain for critical materials, such as energy (gas and electricity) and reagents.

We may continue to experience inflationary pressures in the future, particularly after the Wolfsberg Project has commenced production. In order to combat inflation before the Wolfsberg Project begins producing, we may take certain actions such as monitoring operating expenses, limiting headcount, and implementing other measures we deem beneficial to minimize inflationary pressures and avoid unnecessary costs.

Risks Associated with Future Results of Operations

For additional information on the risks associated with future results of operations, please see “Risk Factors — Risks Relating to the Company” including, but not limited to “— Risks Related to our Business and our Industry” and “— Operating Risks.”

Presentation of Financial Information

Our audited financial statements as of and for the years ended June 30, 2023 and 2022 were prepared in accordance with IFRS.

Statement of Financial Position

Financial Position as of June 30, 2023 and 2022

The following table summarizes our unaudited consolidated statement of financial position as of June 30, 2023 and 2022. All amounts are shown in U.S. dollars.

	June 30, 2023 $	June 30, 2022 $
ASSETS
Current Assets
Cash and cash equivalents	137,451	136,097
Other receivables	94,149	44,908
Total Current Assets	231,600	181,005

Non-Current Assets
Restricted cash and other deposits	21,170	20,324
Property and plant and equipment	7,555	13,996
Deferred exploration and evaluation expenditure	34,724,374	30,468,697
Total Non-Current Assets	34,753,099	30,503,017

TOTAL ASSETS	34,984,699	30,684,022

LIABILITIES
Current Liabilities
Trade and other payables	3,203,646	304,564
Provisions	7,458	—
Total Current Liabilities	3,211,104	304,564

TOTAL LIABILITIES	3,211,104	304,564

NET ASSETS	31,773,595	30,379,458

EQUITY
Share capital	39,414	39,414
Reserves	40,878,338	34,129,060
Retained earnings	(9,144,157)	(3,789,016)

TOTAL EQUITY	31,773,595	30,379,458

Assets

Total assets as of June 30, 2023 and 2022 were $35.0 million and $30.7 million, respectively, primarily from exploration and evaluation in the development of the Wolfsberg Project. Please see the section entitled “Description of the Wolfsberg Project” for a complete description of the Wolfsberg Project.

Liabilities

Total liabilities as of June 30, 2023 and 2022 were $3.2 million and $0.3 million, respectively, primarily from trade payables arising from the ordinary course of business and costs associated with the Business Combination.

Equity

Total equity as of June 30, 2023 and 2022 were $31.7 million and $30.4 million, respectively, primarily from capital contributions from related parties, foreign currency translation reserve arising on translation from functional currency to presentation currency and retained earnings.

Components of Our Results of Operations

Other income

Our other income includes grants received for European Union projects which ECM Lithium AT GmbH (“ECM Lithium”) is participating in.

Consultants and professional services expenses

Our consultants and professional services expenses include legal fees, investor relations consultants, taxation advisors and company secretarial advisors. See note 4 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of our consultants and professional services expenses.

Administrative expenses

Our administrative expenses include promotional expenses, membership and subscriptions, seminars and conferences and insurance.

Finance costs

Finance costs include bank fees, interest expense, interest expense on leased assets and value-added tax (“VAT”) expensed. See note 4 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of our finance costs.

Depreciation expenses

Depreciation expenses are primarily attributed to office equipment. See note 9 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of our depreciation expenses.

Depreciation expenses — leased asset

Depreciation expenses — leased asset relates to the lease of the office located near the Wolfsberg Project.

Foreign exchange

Foreign exchange expenses include realized foreign exchange on payments to suppliers. See note 4 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of our foreign exchange expenses.

Merger expenses

Merger expenses relates to expenses associated with the Business Combination. See note 4 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of our merger expenses.

Other expenses

Other expenses consist of the repayment of grant and travel expenses. See note 4 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of our other expenses.

Exchange differences on translation of foreign operations

Exchange differences on translation of foreign operations include the differences between the currency of the primary economic environment in which we operate and the currency presented in our financial statements in accordance with our accounting policy. See note 2 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of the Company’s foreign currency accounting policy.

Results of Operations

Comparison of Years ended June 30, 2023 and 2022

The following table summarizes our consolidated results of operations for the fiscal year ended June 30, 2023 and 2022. All amounts are shown in U.S. dollars.

	Year ended June 30,		Period-over-Period Change Year Ended
	2023	2022	June 30, 2023 to 2022
			Change ($)	Change (%)
Continuing operations
Other Income	111,218	—	111,218	100.0%
Consultants and professional services expenses	(374,618)	(179,262)	195,356	109.0%
Administration expenses	(35,653)	(24,504)	11,149	45.5%
Finance costs	(14,871)	(12,711)	2,160	17.0%
Depreciation expense	(6,757)	(7,413)	(656)	8.8%
Foreign exchange	(2,199)	(11,155)	(8,956)	80.3%
Merger Expenses	(5,009,866)	—	5,009,866	100.0%
Other expenses	(22,395)	(49,556)	(27,161)	54.8%
Loss before income tax	(5,355,141)	(284,601)	5,070,540	1,781.6%
Income tax expense	—	—	—	—
Loss after tax from continuing operations	(5,355,141)	(284,601)	5,070,540	1,781.6%
Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	1,358,781	(3,941,081)	5,299,862	134.5%
Other comprehensive (loss) for the period, net of income tax	1,358,781	(3,941,081)	5,299,862	134.5%

Total comprehensive (loss) for the year	(3,996,360)	(4,225,682)	(229,322)	5.4%

Other Income

Other income was $111 thousand for the year ended June 30, 2023. Other income is primarily attributable to the receipt of grants received for European Union projects which ECM Lithium are participating in       .

Consultants and professional services expenses

Consultants and professional services expenses increased $195 thousand, or 109.0%, to $375 thousand for the year ended June 30, 2023 compared to $179 thousand for the year ended June 30, 202. The increase was primarily attributable to legal fees in respect to ECM Lithium AT GmbH including work on the long-term Offtake Agreement. This expenditure is expensed in line with the Company’s accounting policies.

Administrative expenses

Administrative expenses increased $11 thousand, or 45.5%, to $36 thousand for the year ended June 30, 2023 compared to $25 thousand for the year ended June 30, 2022. The increase is due to increased activities for promotions and advertising and general office expenditure.

Finance costs

Finance costs increased $2 thousand, or 17.0%, to a $15 thousand expense for the year ended June 30, 2023 compared to a $13 thousand expense for the year ended June 30, 2022. The increase is not considered material.

Depreciation expenses

Depreciation expenses increased by decreased by $1 thousand, or 8.8%, to $6.8 thousand for the year ended June 30, 2023 compared to $7.4 thousand for the year ended June 30, 2022. The decreased is not considered material.

Foreign exchange

Foreign exchange decreased $9 thousand, or 80.3%, to a $2 thousand expense for the year ended June 30, 2023 compared to a $11 thousand expense for the year ended June 30, 2022. The decrease was primarily attributable to movement in exchange rates and the associated realized foreign exchange on payments to suppliers.

Merger Expenses

Merger expenses were $5.1 million for the year ended June 30, 2023. Merger expenses consist of legal, audit, travel, corporate advisory and other consulting fees associated with the Business Combination.

Other Expenses

Other expenses decreased $27 thousand, or 54.8%, to a $22 thousand expense for the year ended June 30, 2023 compared to a $50 thousand expense for the year ended June 30, 2022. The decrease was primarily attributable to travel and accommodation expenses offset against the repayment of an industry grant previously received which was unutilised.

Exchange differences on translation of foreign operations

Exchange differences on translation of foreign operations losses increased $5.3 million, or 134.5%, to $1.4 million for the year ended June 30, 2023 compared to a $4.0 million loss for the year ended June 30, 2022. The increase was primarily attributable to movements in the Euro and US Dollar exchange rates arising on transaction of foreign operations.

Liquidity, Capital Commitments and Resources

Sources and Uses of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. On an annual basis, our principal source of liquidity has been capital contributions from related parties. Our principal uses of cash is for the exploration and evaluation in the development of the Wolfsberg Project. As of June 30, 2023 and 2022, we had approximately $137 thousand and $136 thousand, respectively, of unrestricted cash.

We expect our capital expenditures and working capital requirements to increase materially in the near future.

Our future capital requirements will depend on many factors, including the results of our DFS, final investment decision ahead of the development and construction at the Wolfsberg Project, exploration activities in Zone 2 of the Wolfsberg Project and costs associated with maintaining the Wolfsberg Project site. In addition, we expect to incur additional costs as a result of operating as a public company. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

If the funds from company financing and the trust account are not sufficient to satisfy our cash requirements and to fully fund the Company’s future growth strategy, we may need to engage in equity or debt financings to secure additional funds. Any equity securities issued may provide for rights, preferences, or privileges senior to those of holders of Pubco’s common stock subsequent to the Business Combination. If Pubco raises funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of Pubco’s Common Stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back, or abandon some or all of our expansion efforts and other operations, which could materially harm our business, financial condition and results of operations.

Contractual and Other Obligations

Commitments

Wolfsberg Lithium Project

The Company is fully funded via capital contributions from related parties to complete the DFS. The DFS is in process and is expected to be completed in Q4 2023. Future capital requirements for the development and construction of the Wolfsberg Project are dependent on a number of factors as outlined above.

Related Party Capital Contributions

We and certain of our subsidiaries have received financing from our parent company, European Lithium Limited. As of June 30, 2023 and 2022, we and certain of our subsidiaries have received capital contributions with a balance of $44.5 and $39.1 million, respectively.

For more information regarding our related party transactions, see the section of this proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions — Company Related Party Transactions”, and see Note 17 “Related Party Disclosure” to our interim period unaudited consolidated financial statements and audited financial statements, included elsewhere in this proxy statement/prospectus.

Cash Flows

The following table summarizes our cash flows for the periods presented.

	Year Ended June 30,
	2022	2021
Cash flows from operating activities
Payments to suppliers and employees	(2,433,161)	(237,005)
Finance costs	(7,776)	(14,350)
Grants Received	111,218	—
VAT refund	(49,070)	68,958
Net cash (used in) operating activities	(2,378,789)	(182,397)

Cash flows from investing activities
Payments for exploration and evaluation	(2,993,578)	(6,019,463)
Payment for property and plant and equipment	—	(14,904)
Net cash (used in) investing activities	(2,993,578)	(6,034,367)

Cash flows from financing activities
Proceeds from issue of shares	5,368,057	6,190,820
Net cash provided by financing activities	5,368,057	6,190,820

Net increase/(decrease) in cash and cash equivalents	(4,310)	(25,944)
Cash and cash equivalents at beginning of year	136,097	184,190
Effects on exchange rate fluctuations on cash held	5,664	(22,149)
Cash and cash equivalents at end of year	137,451	136,097

Cash Flows from Operating Activities

Our cash flows from operating activities are primarily driven by administrative and corporate overhead activities as well as merger expenses relating to the Business Combination.

We have incurred recurring operating losses and negative cash flows from operating activities.

During the years ended June 30, 2023 and 2022, we incurred Net Loss of $5.4 million and $285 thousand, respectively. Our Net cash used in operating activities was $2.4 million for the year ended June 30, 2023 and $182 thousand for the year ended June 30, 2022. The $2.2 million increase in cash used was primarily due to payments in relation to the Business Combination.

Cash Flows from Investing Activities

Net cash used in investing activities during the years ended June 30, 2023 and 2022 was $3.0 million and $6.0 million, respectively. This expenditure was primarily in the payments for exploration and evaluation in the development of the Wolfsberg Project.

Cash Flows from Financing Activities

Net cash provided by financing activities during the years ended June 30, 2023 and 2022 was $5.4 million and $6.2 million, respectively, primarily from capital contributions from related parties.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Indemnification Agreements

In the ordinary course of business, we enter into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by us, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. It is not possible to determine the maximum potential loss under these indemnification provisions due to the absence of prior indemnification claims and the unique facts and circumstances involved in each particular provision. As of June 30, 2023, there were no known events or circumstances that have resulted in a material indemnification liability.

In addition, we have entered into indemnification agreements with certain of European Lithium Limited directors, executive officers, consultants and other employees that require, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.

Internal Control over Financial Reporting

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports to be filed with the SEC and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until our first annual report required to be filed with the SEC. Pubco has not been required to document and test its internal controls over financial reporting, nor has its management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to market risks in the ordinary course of our business. These risks include credit risk, as well as foreign currency exchange risk.

Foreign Currency Exchange Risk

We have operations in several countries outside of the United States, and certain of our operations are conducted in foreign currencies, principally the Euro and the Australian Dollar, both of which fluctuate relative to the U.S. dollar. Accordingly, changes in the value of the Euro or Australian Dollar could adversely affect the U.S. dollar equivalent of our non-U.S. dollar revenue and operating costs and expenses and reduce international demand for our content and services, all of which could negatively affect our business, financial condition and results of operations in a given period or in specific territories.

To date, realized foreign currency transaction gains and losses have not been material to our financial statements. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

Critical Accounting Polices and Estimates

a)      Basis of preparation

The financial report is a general-purpose financial report, which has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The Company is a for-profit entity for the purpose of preparing the financial statements.

The financial report has also been prepared on the accruals basis and historical cost basis.

The material accounting policies set out below have been applied consistently to all periods presented in the financial report except where stated.

b)      Principles of consolidation

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. A list of controlled entities is contained in Note 19 of the interim period unaudited consolidated financial statements and audited consolidated financial statements.

All inter-group balances and transactions between entities in the Group, including any unrealized profits or losses, have been eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with those adopted by EUR.

c)      Significant accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. The key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period are:

Deferred exploration and evaluation expenditure

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgement in determining whether it is likely that future economic benefits are likely from future exploitation or sale or where activities have not reached a stage which permits a reasonable assumption of the existence of reserves.

Determining of functional currency

Based on the primary indicators in IAS 21 The Effects of Change in Foreign Exchange Rates, the Euro has been determined as the functional currency of the Group, because the Euro is the currency that mainly influences labor, material and other costs of providing goods or services, and is the currency in which the majority of these costs are denominated and settled.

Effects of changes in foreign exchange rates on the consolidation of the financial statements are recorded in other comprehensive income and carried in the form of a cumulative translation adjustment in the accumulated other comprehensive income section of the Statement of financial position of the Group.

The presentation currency of the Group has been determined to be US Dollars reflecting the current principal equity and financing structure. For the purposes of these financial statements, the opening balances have been translated from Euro to US dollars based on historical rate or the closing exchange rate at 30 June 2020 as appropriate.

Income taxes

The Group is subject to income taxes in jurisdictions where it has foreign operations.

Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group estimates its tax liabilities based on the Group’s understanding of the tax laws in the relevant jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

The Group recognizes deferred tax assets relating to carried forward tax losses to the extent there are sufficient taxable temporary differences (deferred tax liabilities) relating to the same taxation authority against which the unused tax losses can be utilized. However, utilization of the tax losses also depends on the ability of the entity to satisfy certain tests at the time the losses are recouped.

Deferred taxation

Potential future income tax benefits have not been brought to account at December 31, 2022 because the Directors do not believe that it is appropriate to regard realizations of future income tax benefits as probable.

d)      Cash and cash equivalents

Cash and cash equivalents in the Statement of Financial Position comprise cash at bank and in hand and short-term deposits with an original maturity of six months or less.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

e)      Impairment of assets

At each reporting date, the Company assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Company makes a formal estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is considered impaired and is written down to its recoverable amount.

Recoverable amount is the greater of fair value less costs to sell and value in use. It is determined for an individual asset, unless that asset’s value in use cannot be estimated to be close to its fair value less costs to sell and it does not generate cash inflows that are largely independent of those from other assets or group of assets. In which case, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying value does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. A reversal of an impairment loss is recognized in profit or loss immediately, unless the relevant asset is carried at fair value, in which case the reversal of the impairment loss is treated as a revaluation increase.

f)      Value added tax

Revenues, expenses and assets are recognized net of the amount of VAT except:

•        When the VAT incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the VAT is recognized as part of the cost acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of VAT included.

•        The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the VAT component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of VAT recoverable from, or payable to, the taxation authority.

g)      Foreign Currency

Foreign currency transactions and balances

All foreign currency transactions occurring during the financial year are recognized at the exchange rate in effect at the date of the transaction. Foreign currency monetary items at reporting date are translated at the exchange rate existing at reporting date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined.

Exchange differences are recognized in the profit or loss in the period in which they arise except those exchange differences which relate to assets under construction for future productive use which are included in the cost of those assets where they are regarded as an adjustment to interest costs on foreign currency borrowings.

Functional and presentation currency

Items included in the financial statements of each of the companies within the Group are measured in Euro which is the currency of the primary economic environment in which they operate (the functional currency). The consolidated financial statements are presented in US dollars, which is the Company’s presentation currency.

Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•        assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•        income and expenses for each statement of profit or loss and other comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•        all resulting exchange differences are recognized in other comprehensive income.

h)      Trades and other payables

Trade payables and other accounts payable are carried at amortized cost and represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of those goods and services.

i)       Exploration and evaluation expenditure

Exploration and evaluation expenditures in relation to each separate area of interest are recognized as an exploration and evaluation asset in the year in which they are incurred where the following conditions are satisfied:

•        the rights to tenure of the area of interest are current; and

•        at least one of the following conditions is also met:

•        the exploration and evaluation expenditures are expected to be recouped through successful development and exploration of the area of interest, or alternatively, by its sale; or

•        exploration and evaluation activities in the area of interest have not at the balance date reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves, and active and significant operations in, or in relation to, the area of interest are continuing.

Exploration and evaluation assets are initially measured at cost and include acquisition of rights to explore, studies, exploratory drilling, trenching and sampling and associated activities and an allocation of depreciation and amortized of assets used in exploration and evaluation activities. General and administrative costs are only included in the measurement of exploration and evaluation costs where they are related directly to operational activities in a particular area of interest.

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. The recoverable amount of the exploration and evaluation asset (for the cash generating unit(s) to which it has been allocated being no larger than the relevant area of interest) is estimated to determine the extent of the impairment loss (if any). Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in previous years.

Where a decision has been made to proceed with development in respect of a particular area of interest, the relevant exploration and evaluation asset is tested for impairment and the balance is then reclassified to development.

j)      Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a business are not included in the cost of the acquisition as part of the purchase consideration.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the IASB or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations.

See Note 2 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we made one, of their potential impact on our financial condition and results of operations.

JOBS Act Accounting Election

Section 107 of the JOBS Act allows emerging growth companies to take advantage of the extended transition period for complying with new or revised accounting standards. Under Section 107, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. Pubco has elected to use the extended transition period available under the JOBS Act.

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

The following table sets forth certain information, as of the date of this proxy statement/prospectus, relating to the executive officers, directors and director nominees of Pubco immediately after the consummation of the Business Combination.

Name	Age	Position
Executive Officers
Tony Sage(3)	63	Executive Chairman and Director Nominee
Dietrich Wanke	61	Chief Executive Officer
Melissa Chapman	46	Chief Financial Officer
Director and Director Nominees
Carolyn Trabuco(1)(2)	54	Director Nominee
Malcolm Day(2)	59	Director
Michael Hanson(1)(3)	54	Director Nominee
Mykhailo Zhernov(2)(3)	47	Director Nominee

____________

(1)      Member of the audit committee, effective upon the consummation of the Business Combination.

(2)      Member of the compensation committee, effective upon the consummation of the Business Combination.

(3)      Member of the nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers

Tony Sage currently serves as the Executive Chairman of Pubco. Following the consummation of the Business Combination, Mr. Sage will continue to serve as Executive Chairman and is expected to serve as a Director of Pubco. Mr. Sage has served as Non-Executive Chairman of EUR since September 2016 transitioning to Executive Chairman of EUR in December 2021 quarter, and has more than 35 years’ experience in corporate advisory services, funds management and capital raising predominantly within the resource sector. Mr. Sage is based in Western Australia and has been involved in the management and financing of listed mining companies for the last 22 years. Mr. Sage has operated in Argentina, Brazil, Peru, Romania, Russia, Sierra Leone, Guinea, Cote d’Ivoire, Congo, South Africa, Indonesia, China and Australia. Mr. Sage currently holds the position of Executive Chairman of ASX listed CuFe Ltd and Executive Chairman of ASX listed Cyclone Metals Limited. Mr. Sage holds a B. Bus. degree from Edith Cowan University, Western Australia, is a chartered accountant with the Chartered Accountants Australia and New Zealand (CAANZ), is a fellow of Certified Practicing Accountants in Australia (FCPA) and is a fellow of the Taxation Institute of Australia (FTIA).

Dietrich Wanke is expected to serve as Chief Executive Officer of Pubco following the consummation of the Business Combination. Mr. Wanke was appointed as General Manager of EUR in October 2016 and has served as the Chief Executive Officer of EUR since May 2019. In addition, Mr. Wanke also currently holds a position as General Manager for Marampa Iron Ore in Sierra Leone. No exploration activities are currently being undertaken at Marampa Iron Ore. Thus, while Mr. Wanke has a contractual obligation with Marampa Iron Ore, he is currently overseeing the project remotely without the requirement to travel to Sierra Leone. This arrangement is expected to continue following the consummation of the Business Combination with Mr Wanke allocating minimal time to Marampa Iron Ore and allowing Mr. Wanke to carry out the role of Chief Executive Officer in a full-time capacity. Mr Wanke has worked in the past as General Manager for Tolukuma Gold Mines in Papua New Guinea, Mine Manager for Atlas Iron in Western Australia, Technical Services Manager for Thiess (hard coal) in Indonesia, Mine Manager for Kimberley Diamonds in Western Australia, Technical Services Manager for Lightning Nickel in Western Australia, Technical Director for LMV, an engineering/surveying service provider for coal mines in Germany and Technical Services Manager and Licensed Surveyor for Laubag (lignite) in Germany. Mr. Wanke has more than 30 years’ experience in management at operational level for underground and open cut mines. Mr. Wanke has held statutory positions as registered manager under the applicable mining acts in several countries and commodities, notably gold/silver, nickel, diamonds, coal and iron. Mr Wanke has lived and served professionally for mining operations in Germany, Australia, Indonesia, Papua New Guinea and Sierra Leone. Mr. Wanke has managed mining operations through all phases, starting from greenfield exploration to full scale production as well as extension of existing mines. Mr. Wanke holds a Mine Engineering/Mine Surveying degree from Technical University Bergakademie Freiberg, a licensed Mine Surveyor’s certificate in Germany and 1st class Mine Manger’s certificates in Western Australia and Papua New Guinea.

Melissa Chapman is expected to initially serve as Chief Financial Officer of Pubco directly following the consummation of the Business Combination. It is anticipated that the Board will seek to appoint a new Chief Financial Officer with experience in operating a U.S. public company as soon as practicable following the consummation of the Business Combination. Ms. Chapman has served as the Joint Chief Financial Officer of EUR since February 2017. In addition, Ms. Chapman is Co-founder and Executive Director of Bellatrix Corporate Pty Ltd, a company that provides company secretarial and accounting services to several ASX listed companies, with over 20 years’ experience in the accounting and company secretarial professions. She has significant experience including in Perth and London serving ASX/LSE listed and private companies. Ms. Chapman holds a Bachelor of Commerce degree from Murdoch University, is a Certified Practicing Accountant with CPA Australia (CPA), has completed a Graduate Diploma of Corporate Governance with the Governance Institute of Australia (AGIA/ACIS) and has completed the company directors course with the Australian Institute of Company Directors (GAICD).

Director and Director Nominees

Carolyn Trabuco is expected to serve as a Director of Pubco following the consummation of the Business Combination. Currently, Ms. Trabuco is Co-Founder and Independent Member of Public Company Board of Directors at Azul Brazilian Airline (“Azul”) since April 2007, where she serves as Compensation Committee Chair and member of the ESG Committee. Mrs Trabuco is a member of the Board of Directors and Audit Committee for Sizzle Acquisition Corp, a position she has held since November 2021. Since December 2017, Ms. Trabuco has served as Founder and CEO of Thistledown Advisory Group, LLC, a USA based strategic advisory and consulting firm. Prior to founding Thistledown, from 2009-2014 she was a portfolio manager and senior advisor at Astenbeck Capital Markets/Phibro Energy Trading LLC, with responsibility for investing in global resources and energy equities. Prior to that, from 2002-2009 Ms. Trabuco was a portfolio manager and senior equity research analyst at Pequot Capital Management where she established the firm’s investment presence in global metals, mining and steel and in Brazil. Prior to that, Ms.Trabuco was a senior equity research analyst at First Union Capital Markets from 1998-2002, at Montgomery Securities from 1996-1998 and Lehman Brothers from 1995-1996. She began her equity research career at Fidelity Investments where she worked from 1991-1995. Ms. Trabuco graduated from Georgetown University with a B.A. in Art History and an M.B.A. from Sacred Heart University in Public Administration. She holds certificates in Corporate Sustainability from Yale School of Management and in Compensation Committees from Harvard Business School.

Michael Hanson currently serves as a Director of Pubco and is expected to serve in such capacity following consummation of the Business Combination. Mr. Hanson is currently a Partner at Hanson Peak LLP. Mr. Hanson also serves as a Director of Itchen Down Properties Limited. Mr. Hanson brings a wealth of expertise with over 30 years’ experience in Natural Resources and Corporate Finance sectors and has advised on a broad range of corporate transactions. Mr. Hanson has successfully advised on numerous IPOs, public and private equity raises and M&A transactions for many AIM, TSX and ASX listed companies. His postings have included Russia and South Africa.

Malcolm Day is expected to serve as a Director of Pubco following consummation of the Business Combination. Mr. Day has served as a Director of EUR since July 2012. In addition, Mr. Day is a Member of the Australian Institute of Company Directors. Mr. Day is the Managing Director of ASX listed entity Delecta Limited (ASX Code: DLC). Mr. Day commenced his career working in the civil construction industry for 10 years, six of which were spent in senior management as a Licensed Surveyor and then later as a Civil Engineer. Whilst working as a Surveyor, Mr. Day spent 3 years conducting mining and exploration surveys in remote Western Australia. Mr. Day holds a Bachelor of Applied Science in Surveying and Mapping.

Mykhailo Zhernov is expected to serve as a Director of Pubco following consummation of the Business Combination. Mr. Zhernov has served as a Director of EUR since December 2021. Mr. Zhernov has a track record of twenty years in the financial sector of Ukraine, CIS, Central and Eastern Europe. Mr. Zhernov has served as the managing partner at Millstone & Co Investment Company since 2016, a private investment company specializing on investment, asset and capital management in Central and Eastern Europe. He was the founder and head of ALTERA

FINANCE (altera-finance.com), the member of the supervisory boards of the insurance companies VUSO (vuso.ua), INNEX Stock Exchange, the head of the private banking in PJSC DIAMANTBANK. Mr. Zhernov holds an economics degree with a specialization in marketing from the National University Donetsk Ukraine.

Board of Directors

Composition

The Pubco Board will initially consist of five directors immediately after the consummation of the Business Combination. Of these initial five directors, we expect that four will be independent. The directors will be divided into Class I, Class II and Class III and will have staggered three-year terms. On the date of the adoption of the Proposed Charter, the directors will initially be divided as follows:

•        the Class I director will be Mykhailo Zhernov and his/her term will expire at the annual general meeting of shareholders to be held in 2024;

•        the Class II directors will be Malcolm Day and Michael Hanson and their terms will expire at the annual general meeting of shareholders to be held in 2025; and

•        the Class III directors will be Tony Sage and Carolyn Trabuco and their terms will expire at the annual general meeting of shareholders to be held in 2026.

Pursuant to the Proposed Charter and the Investors Agreement, for as long as EUR beneficially owns (a) (i) at least fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint from time to time the lower of (a) a majority of all members of the Pubco Board, and (b) four (4) members of the Pubco Board, with at least two (2) such board members satisfying the independence requirements of Pubco’s principal stock exchange and be eligible to serve on an audit committee, but no such board member being required to satisfy the diversity requirements of Pubco’s principal stock exchange, (ii) at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint two (2) members of the Pubco Board from time to time, with no such board member being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee, and (iii) at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint one (1) member of the Pubco Board from time to time, with such board member not being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee (each such Pubco Board member, a “EUR Director”); and (b) at least fifteen perfect (15%) of the total voting power of Pubco’s then issued and outstanding equity securities, the EUR Directors shall be entitled to elect a chairperson of the Pubco Board.

The Investor Agreement provides, among other things, that EUR’s right to appoint the applicable EUR Director terminates at any time EUR cases to beneficially own the total voting power of Pubco’s then issued and outstanding equity interests representing at least the minimum applicable percentage specified above. In that event, EUR shall immediately cause the applicable EUR Director(s) to offer to resign from the Pubco Board or EUR shall exercise any powers it has to remove such EUR Director and, upon acceptance of such offer of resignation by the Pubco Board, such Pubco Board seat shall be subject to the election of all shareholders of Pubco in accordance with the Organizational Documents of Pubco.

Director Independence

Initially, we expect that four of the five Pubco directors will be “independent directors” as defined in the Nasdaq Stock Market Rules, provided, however, that if at any time any EUR Director fails to satisfy the independence criteria, as applicable to such EUR Director, EUR shall immediately cause such EUR Director to offer to resign from the Pubco Board or EUR shall exercise any powers it has to remove such EUR Director and, upon acceptance of such offer of resignation by the Pubco Board or removal from the Pubco Board (as applicable), such Pubco Board seat shall remain vacant until otherwise filled by EUR in accordance with the Investor Rights Agreement. Pursuant to applicable rules, an independent director is one who has no direct or indirect relationship with Pubco that could, in the view of the board of directors, be reasonably expected to interfere with a director’s independent judgment.

Board Committees

The Pubco Board will have an audit committee and a compensation committee, described below. As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules.

Audit Committee

The audit committee will consist of Carolyn Trabuco and Michael Hanson. Ms. Trabuco will be the chairperson of the audit committee. Pubco has determined that Ms. Trabuco satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Ms. Trabuco and Mr. Hanson satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee will oversee Pubco’s accounting and financial reporting processes. The audit committee will be responsible for, among other things:

•        overseeing the relationship with Pubco’s independent auditors, including:

•        appointing, retaining and determining the compensation of Pubco’s independent auditors;

•        approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•        discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•        reviewing a least annually the qualifications, performance and independence of the independent auditors;

•        reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by Pubco and all other material written communications between the independent auditors and management; and

•        reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•        overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•        reviewing and recommending all related party transactions to the Pubco Board for approval, and reviewing and approving all changes to Pubco’s related party transactions policy;

•        reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of Pubco’s internal controls;

•        overseeing risks and exposure associated with financial matters; and

•        establishing and overseeing procedures for the receipt, retention and treatment of complaints received from Pubco employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by Pubco employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee

Effective upon the consummation of the Business Combination, Pubco’s board of directors intends to establish a compensation committee. It is expected that the compensation committee will consist of Malcolm Day, Carolyn Trabuco and Mykhailo Zhernov with Mr. Day serving as the chairperson of the compensation committee. The compensation committee will have a written charter and will oversee Pubco’s compensation of its executive officers and directors. The compensation committee will assist the board in determining its responsibilities in relation to remuneration, including making recommendations to the board on Pubco’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors, and recommending and monitoring the remuneration of senior management below board level, as the board so directs.

Nominating and Corporate Governance Committee

Effective upon the consummation of the Business Combination, Pubco’s board of directors intends to establish a nominating and corporate governance committee. It is expected that the nominating and corporate governance committee will consist of Michael Hanson, Tony Sage and Mykhailo Zhernov, with Mr. Hanson serving as the chairperson of the nominating and corporate governance committee. The nominating and corporate governance committee will have a written charter and will be responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance and reporting and making recommendations to the Board concerning corporate governance matters.

Indemnification of Directors and Officers

In addition to the indemnification provided for in the existing Sizzle Certificate of Incorporation, Sizzle entered into indemnification agreements with each of its officers and directors to indemnify such individuals, to the fullest extent permitted by law and subject to certain limitations, against all judgments, liabilities, fines, penalties, amounts paid in settlement and expenses actually and reasonably incurred by such individuals in an action or proceeding to which any such individual was made a party by reason of being an officer or director of Sizzle or an organization of which Sizzle is a shareholder or creditor if such individual serves such organization at Sizzle’s request. Such indemnification obligation will survive the Business Combination. Additionally, prior to the completion of the Business Combination, Pubco intends to enter into similar indemnification agreements with each of its directors and certain officers.

Arrangements for Election of Directors

In connection with the Business Combination, and pursuant to the Merger Agreement, Sizzle and European Lithium have agreed to cause the size of Pubco’s board of directors to be fixed at five members, who will initially be Tony Sage, Carolyn Trabuco, Michael Hanson, Malcolm Day and Mykhailo Zhernov. Mr. Sage will be appointed to serve as Chairman of the board of directors of Pubco.

Corporate Governance Practices

After the closing of the Business Combination, Pubco will be a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we will be permitted to comply with corporate governance practices of the law of the British Virgin Islands (the “BVI”) (collectively, “Home Country Practice”) instead of certain Nasdaq corporate governance rules, provided that we disclose which requirements we will not follow and the equivalent Home Country Practice that we will comply with instead.

We intend to rely on this “foreign private issuer exemption” in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to BVI requirements in lieu of many of the Nasdaq corporate governance rules. Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Because Pubco will be a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Code of Business Conduct and Ethics

In connection with the Closing, Pubco will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of its directors, officers and employees. The Code of Conduct will set out Pubco’s fundamental values and standards of behavior that are expected from Pubco’s directors, officers and employees with respect to all aspects of Pubco’s business. The objective of the Code of Conduct will be to provide guidelines for maintaining Pubco’s integrity, reputation and honesty with a goal of honoring others’ trust in Pubco at all times. The Code of Conduct will set out guidance with respect to conflicts of interest, protection and proper use of corporate assets and opportunities, confidentiality of corporate information, fair dealing with third parties, compliance with laws and reporting of any illegal or unethical behavior.

Pubco’s audit committee is responsible for reviewing and evaluating the Code of Conduct periodically and will recommend any necessary or appropriate changes thereto to the board of directors for consideration. The audit committee will also assist Pubco’s Board with the monitoring of compliance with the Code of Conduct, and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to Pubco’s directors or executive officers, which shall be subject to review by the board of directors as a whole).

A copy of the Code of Conduct will be available on Pubco’s website.

Conflicts of Interest

Under BVI law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our post-offering memorandum and articles of association or the BVI Business Companies Act (As Revised) of the BVI (the “BVI Companies Act”).

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

BVI law does not regulate transactions between a company and its significant members, however it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority members. Upon consummation of the Business Combination, Pubco will adopt a code of business conduct and ethics which requires employees to fully disclose any situations that could reasonably be expected to give rise to a conflict of interest, and sets forth relevant restrictions and procedures when a conflict of interest arises to ensure the best interest of Pubco. See “— Code of Business Conduct and Ethics.”

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position.

Accordingly, as a result of multiple business affiliations, the directors of Pubco may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when the board of Pubco evaluates a particular business opportunity with respect to the above-listed criteria. Pubco cannot assure you that any of the above mentioned conflicts will be resolved in their favor. Furthermore, each of the directors of Pubco may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Name	Entity	Entity’s Business	Position
Tony Sage	European Lithium Limited CuFe Ltd Cyclone Metals Limited	Mining exploration and development Mining exploration and development Mining exploration and development	Executive Chairman and Director Nominee Executive Chairman Executive Chairman
Dietrich Wanke	European Lithium Limited Marampa Iron Ore	Mining exploration and development Mining exploration and development	Chief Executive Officer General Manager
Melissa Chapman	European Lithium Limited	Mining exploration and development	Chief Financial Officer
Carolyn Trabuco	Azul Brazilian Airline	Transportation	Director Nominee
Michael Hanson	Itchen Down Properties Limited	Investment Fund	Director
Malcolm Day	European Lithium Limited	Mining exploration and development	Director Nominee
Mykhailo Zhernov	European Lithium Limited	Mining exploration and development	Director Nominee

Diversity

Pubco recognizes the importance and benefit of having a board of directors and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the Pubco board of directors will, when identifying candidates to nominate for election to Pubco’s board of directors or appoint as senior management or in its review of senior management succession planning and talent management, consider diversity from a number of aspects, including, but not limited to, gender, age, disability, ethnicity and cultural diversity. In connection with the Closing, Pubco intends adopt a Diversity Policy (the “Diversity Policy”), applicable to all of its directors, officers and employees consistent with EUR’s existing diversity policy.

Family Relationships

There are no familiar relationships among the Pubco directors and officers.

Critical Metals 2023 Incentive Plan

Simultaneously with, or immediately prior to, the closing of the Business Combination, and effective as of the closing date of the Business Combination, Pubco’s board of directors and its shareholders will approve and adopt the Critical Metals 2023 Incentive Plan, which will reserve for grant a number of Pubco’s ordinary shares equal to         % of the number of issued and outstanding Pubco ordinary shares immediately after the closing of the Business Combination. Additionally, pursuant to the Critical Metals 2023 Incentive Plan, the Pubco ordinary shares reserved for issuance thereunder will automatically increase annually by         % on the first day of each fiscal year beginning with the 2023 fiscal year.

DESCRIPTION OF SECURITIES OF PUBCO

A summary of the material provisions governing our Securities is described below. This summary is not complete and should be read together with the amended and restated Memorandum and Articles of Association of Pubco (together, the “Articles”) and the Warrant Agreement, each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. You are urged to read the Articles and the Warrant Agreement for a complete description of the rights and preferences of our securityholders.

General

The Company is a BVI business company limited by shares and incorporated in the British Virgin Islands and its affairs are governed by its Articles and the BVI Companies Act (each as amended or modified from time to time).

As provided in the Articles, subject to the BVI Companies Act, the Company has full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. The registered office of the Company is c/o Maples Corporate Services (BVI) Limited, PO Box 173, Road Town, Tortola, British Virgin Islands.

Authorized Shares

The Articles authorize the issuance of up to 500,000,000 shares, consisting of (a) 450,000,000 Ordinary Shares and (b) 50,000,000 preference shares. All outstanding Ordinary Shares are fully paid and non-assessable.

All options, regardless of grant dates, will entitle holders to an equivalent number of Ordinary Shares once the vesting and exercising conditions are met.

The Ordinary Shares are expected to be listed on Nasdaq under the symbol “CRML”.

Key Provisions of the Articles and British Virgin Islands Law Affecting Pubco’s Ordinary Shares or Corporate Governance

Voting Rights

The holders of Ordinary Shares are entitled to one vote per share on all matters to be voted on by shareholders. The Articles do not provide for cumulative voting with respect to the election of directors.

Transfer

All Ordinary Shares will be issued in registered form and may be freely transferred under the Articles, unless any such transfer is restricted or prohibited by another instrument, Nasdaq rules or applicable securities laws.

Under the BVI Companies Act, shares that are listed on a “recognized exchange” (as that term is defined in the BVI Companies Act) may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the “recognized exchange” and subject to the Articles.

Among other things, certain of the shareholders of the Company, pursuant to lock-up agreements entered into in connection with the Business Combination (the “Lock-Up Agreements”) and subject to the exceptions therein, may not transfer their Ordinary Shares until April 22, 2023, 180 days following the consummation of the Business Combination. Additionally, any Securities received in the Business Combination by persons who are or become affiliates of the Company for purposes of Rule 144 under the Securities Act may be resold only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act, including pursuant to this prospectus. Persons who may be deemed affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with, the Company and may include the directors and executive officers of the Company, as well as its significant shareholders.

Redemption Rights

The BVI Companies Act and the Articles permit the Company to purchase its own shares with the prior written consent of the relevant members, on such terms and in such manner as may be determined by its board of directors and in accordance with the BVI Companies Act.

Dividends and Distributions

Pursuant to the Articles and the BVI Companies Act, the Board may from time to time declare dividends and other distributions, and authorize payment thereof, if, in accordance with the BVI Companies Act, the Board is satisfied that immediately after the payment of any such dividend or distribution, (a) the value of the Company’s assets exceeds its liabilities and (b) the Company will be able to pay its debts as they fall due. Each holder of Ordinary Shares has equal rights with regard to dividends and to distributions of the surplus assets of the Company, if any.

Other Rights

Under the Articles, the holders of Securities are not entitled to any preemptive rights or anti-dilution rights. Securities are not subject to any sinking fund provisions.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

The Board may from time to time make calls upon members for any amounts unpaid on their Ordinary Shares in a notice served to such members at least 14 clear days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Issuance of Additional Shares

The Articles authorize the Board to issue additional Ordinary Shares from time to time as the Board shall determine, subject to the BVI Companies Act and the provisions, if any, in the Articles (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of any applicable exchange, the SEC and/or any other competent regulatory authority and without prejudice to any rights attached to any existing shares.

However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Meetings of Shareholders

Under the Articles, the Company may, but (unless required by any applicable law, rule or regulation) is not obligated to, hold an annual general meeting each year. The Board or the chair, if in office, may call an annual general meeting or an extraordinary general meeting upon not less than seven days’ notice unless such notice is waived in accordance with the Articles. A meeting notice must specify the place, day and hour of the meeting and the general nature of the business to be conducted at such meeting. At any general meeting of the Company shareholders, one-third of the voting power of the Company’s Ordinary Shares entitled to vote at such meeting shall constitute a quorum. Subject to the requirements of the BVI Companies Act, only those matters set forth in the notice of the general meeting or (solely in the case of a meeting convened upon a Special Meeting Request (as defined below)) properly requested in connection with a Special Meeting Request may be considered or acted upon at a meeting of the Company shareholders.

Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Under the Articles, shareholders of Pubco have the right to submit a requisition (a “Special Meeting Request”) requiring the Board of Directors to convene an extraordinary general meeting, as more particularly described below. Only those matters set forth in the notice of the general meeting or properly the subject of a Special Meeting Request may be considered or acted upon at a general meeting.

To properly requisition an extraordinary general meeting pursuant to a Special Meeting Request, (a) the request of shareholders representing not less than 30% of the voting power represented by all issued and outstanding shares of the Company in respect of the matter for which such meeting is requested must be deposited at the registered office of the Company and (b) the requisitioning shareholders must comply with certain information requirements specified in the Articles.

In connection with any meeting of shareholders, the right of a shareholder to bring other business or to nominate a candidate for election to the Board must be exercised in compliance with the requirements of the Articles. Among other things, notice of such other business or nomination must be received at the registered office of the Company not later than the close of business on the date that is 120 days before, and not earlier than the close of business on the date that is 150 days before, the one-year anniversary of the preceding year’s annual general meeting, subject to certain exceptions.

Liquidation

On a liquidation or winding up of the Company, assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of Ordinary Shares on a pro rata basis.

Inspection of Books and Records

The Board shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of Pubco or any of them shall be open to the inspection of members and no member shall have any right of inspecting any account, book or document of Pubco except as conferred by law or authorized by the Board or by Pubco in general meeting.

Preference Shares

The Articles provide that preference shares may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series by an amendment to the Articles to be approved by the Board. The Board is able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of Ordinary Shares and could have anti-takeover effects. The ability of the Board to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The Company has no preference shares issued and outstanding at the date of this prospectus. Any amendment to the Articles by the Board in order to assign rights to any preference shares and the issuance of such preference shares would be subject to applicable directors’ duties.

Anti-Takeover Provisions

Some provisions of the Articles may discourage, delay or prevent a change of control of the Company or management that members may consider favorable, including, among other things:

•        a classified board of directors with staggered, three-year terms;

•        the ability of the Board to issue preference shares and to determine the price and other terms of those shares, including preferences and voting rights, potentially without shareholder approval;

•        the limitation of liability of, and the indemnification of and advancement of expenses to, members of the Board;

•        advance notice procedures with which shareholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or special meetings and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise from attempting to obtain control of the Company;

•        that directors may be removed only (i) for cause and upon a resolution passed by all directors (other than the director who is the subject of the resolution) provided that a director appointed by EUR pursuant to its rights of appointment under the Articles may not be so removed, (ii) with or without cause by EUR where the director concerned was appointed by EUR pursuant to its rights of appointment under the Articles, (iii) for cause and, if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares, upon a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares, or (iv) if EUR beneficially owns at least 50% of the voting power of the Company’s Ordinary Shares, upon a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares;

•        that shareholders may not act by written consent in lieu of a meeting at any time if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares; provided, however, that at any time when EUR beneficially owns at least 50% of the voting power of the Company’s Ordinary Shares, the shareholders may pass a written consent if signed by holders of Ordinary Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a shareholder meeting;

•        the right of the Board, if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares, to fill vacancies created by the expansion of the Board or the resignation, death or removal of a director, or by a resolution of shareholders at any time when EUR beneficially owns at least 50% of the total voting power of the Company’s Ordinary Shares; and

•        that the Articles may be amended only (i) by the Board or (ii) if EUR owns at least 50% of the voting power of the Company’s Ordinary Shares, by a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares.

However, under British Virgin Islands law, the directors of the Company may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Warrants

Each warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Shares. We are registering the Ordinary Shares issuable upon exercise of the warrants in the registration statement of which this prospectus forms a part because the warrants will become exercisable 30 days after the completion of the Business Combination. However, because the warrants will be exercisable until their expiration date of up to five years after the completion of the Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination under the terms of the warrant agreement, we have agreed that we will use our best efforts to file with the SEC as soon as practicable after the Business Combination a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Ordinary Shares for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our leadership will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Ordinary Shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.

In addition, if (x) we issue additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional Ordinary Shares or equity-linked securities.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Ordinary Shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

COMPARISON OF SHAREHOLDER RIGHTS

The following is a summary comparison of the material differences between the rights of Sizzle stockholders and the rights that former Sizzle stockholders will have as shareholders of Pubco under the Merger Agreement and the Proposed Charter effective following the Closing. These differences in shareholder rights result from the differences between Delaware law and British Virgin Islands law and the respective governing documents of Sizzle and Pubco. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules. Such rights or obligations generally apply equally to shares of Sizzle Common Stock and Pubco Ordinary Shares.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Sizzle shareholders are urged to carefully read the relevant provisions of the DGCL, the BVI Companies Act, the bylaws of Sizzle and the Proposed Charter that will be in effect upon consummation of the Business Combination.

More details about the rights of Pubco shareholders can be found in the section titled “Description of Securities of Pubco”. This summary is qualified in its entirety by reference to the DGCL, the BVI Companies Act and the governing documents of Sizzle and Pubco, which we urge you to read carefully and in their entirety.

Sizzle and Pubco urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Sizzle stockholder and the rights of a Pubco shareholder.

Sizzle has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find More Information”. The form of the Proposed Charter which will be adopted at the Closing is included as Annex B to this proxy statement/prospectus.

	Sizzle	Pubco
Authorized Capital/Shares

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Sizzle is authorized to issue is 51,000,000 shares, consisting of (a) 50,000,000 shares of common stock, and (b) 1,000,000 shares of preferred stock.

The total number of shares of all classes of shares which Pubco will have authority to issue is 500,000,000 shares with a par value of $0.001 each divided into two classes as follows: (i) 450,000,000 ordinary shares, and (ii) 50,000,000 preferred shares.

Voting Rights	Holders of Sizzle Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.	Holders of Pubco Ordinary Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

	Sizzle	Pubco
Number of Directors

The Sizzle Certificate of Incorporation is silent on the number of directors, and the number of directors of Sizzle, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by Sizzle’s board of directors pursuant to a resolution adopted by a majority of Sizzle’s board of directors. Sizzle’s board of directors is divided into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three-year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.

Under section 109 of the BVI Companies Act, the Pubco Board must consist of at least one (1) director. The Proposed Charter is silent on the number of directors and provides that the number of directors may be determined from time to time by a resolution of the Pubco Board. No increase or reduction in the number of directors constituting the board of directors shall shorten the term of any incumbent director. The directors will be divided into Class I, Class II and Class III and will have staggered three-year terms. The number of directors in each class shall be as nearly equal as possible. The Class I Directors shall stand appointed for a term expiring at Pubco’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at Pubco’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at Pubco’s third annual general meeting.

Election of Directors

The Sizzle Certificate of Incorporation requires, subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, that the election of directors be determined by a plurality of the votes represented by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Except with respect to the appointment of Directors by EUR (as described further below), for nominations of candidates for appointment as director (“Director Nominations”), the Director Nomination must be (i) specified in the notice of the general meeting (or any supplement thereto) given by or at the direction of the directors by resolution of directors, (ii) brought before the general meeting by the person presiding over the meeting or (iii) otherwise properly requested to be brought before the meeting by a shareholder of Pubco or by the requisitioning shareholders, as applicable.

Except as the BVI Companies Act may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, notwithstanding that such majority may be less than a quorum required for a resolution of directors. For the avoidance of doubt, any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause and unfilled.

	Sizzle	Pubco

For so long as EUR holds at least fifty percent (50%) of the total voting power of the issued Shares of Pubco EUR shall be entitled to: (a) appoint from time to time the lower of: (i) a majority of all members of the board of Directors; and (ii) four (4) members of the board of Directors, provided that at least two (2) such members of the board of Directors must satisfy the independence requirements of Company’s principal stock exchange and be eligible to serve on the Audit Committee, but no such member of the Board shall be required to satisfy the diversity requirements of Company’s principal stock exchange; and (b) appoint any replacement members of the board of Directors appointed by EUR from time to time.

For so long as EUR holds at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of the issued Shares of Pubco EUR shall be entitled to: (a) appoint from time to time two (2) members of the board of Directors, with no requirement that any such member of the board of Directors must satisfy the independence requirements of the Company’s principal stock exchange or be eligible to serve on the Audit Committee or satisfy the diversity requirements of Company’s principal stock exchange; and (b) appoint any replacement members of the board of Directors appointed by EUR from time to time.

For so long as EUR holds at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of the issued Shares EUR shall be entitled to: (a) appoint from time to time one (1) member of the board of Directors with no requirement that any such member of the board of Directors must satisfy the independence requirements of the Company’s principal stock exchange or be eligible to serve on the Audit Committee or satisfy the diversity requirements of Company’s principal stock exchange; and (b) appoint any replacement member of the board of Directors appointed by EUR from time to time.

Manner of Acting by Board	Sizzle’s bylaws provide that the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Sizzle board.

The quorum for the transaction of business of the directors shall be a majority of the directors then in office.

Questions arising at any meeting of the directors shall be decided by a majority of votes of the directors, unless a higher threshold is required pursuant to the Proposed Charter.

	Sizzle	Pubco
Removal of Directors

The Sizzle Certificate of Incorporation provides that a director may be removed from office at any time, but only for cause and by the affirmative vote of a majority of the voting power of all then outstanding shares of capital stock of Sizzle entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Charter provides that the office of director will be vacated if: (i) the director gives notice in writing to Pubco that he or she resigns the office of director; (ii) the director dies; (iii) a court of competent jurisdiction has determined in a final non-appealable order that such director is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death within twelve (12) months, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months; or (iv) the director becomes disqualified to act as a director under the BVI Companies Act.

Pubco may by resolution of directors passed by all directors (other than the director who is the subject of the resolution) remove any director with cause.

For so long as EUR holds at least fifty percent (50%) of the total voting power of the issued Shares of Pubco EUR shall be entitled to: (a) remove from time to time any member or members of the board of Directors appointed by EUR; and (b) remove any replacement members of the board of Directors appointed by EUR from time to time.

For so long as EUR holds at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of the issued Shares of Pubco EUR shall be entitled to: (a) remove from time to time any member or members of the board of Directors appointed by EUR; and (b) remove any replacement members of the board of Directors appointed by EUR from time to time.

For so long as EUR holds at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of the issued Shares EUR shall be entitled to: (a) remove from time to time any member of the board of Directors appointed by EUR; and (b) remove any replacement member of the board of Directors appointed by EUR from time to time.

	Sizzle	Pubco
Nomination of Director Candidates

The Sizzle bylaws provide that nominations of persons for election to the Sizzle board may be made at any annual meeting, or at any special meeting of stockholders called for the purpose of electing directors, by the board or by any stockholder of Sizzle who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the Sizzle bylaws. To be timely, a stockholder’s notice must be received at the principal executive offices of Sizzle (a) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that in the event the date of Sizzle’s annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Sizzle) and (b) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Sizzle.

The Proposed Charter provides that so long as EUR beneficially owns (i) more than fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint from time to time the lower of (a) a majority of all members of the Pubco Board, and (b) four (4) members of the Pubco Board, with at least two (2) such board members satisfying the independence requirements of Nasdaq and be eligible to serve on an audit committee, but no such board member being required to satisfy the diversity requirements of Nasdaq, (ii) at least twenty-five percent (25%) but not more than fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint two (2) members of the Pubco Board from time to time, with no such board member being required to satisfy the independence or diversity requirements of Nasdaq or be eligible to serve on an audit committee, and (iii) at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint one (1) member of the Pubco Board from time to time, with such board member not being required to satisfy the independence or diversity requirements of Nasdaq or be eligible to serve on an audit committee (each such Pubco Board member, an “EUR Director”). The Proposed Charter provides that Pubco may, by Resolution of Members and in accordance with Articles 17, 24 and 27 of the Proposed Charter, appoint any person properly nominated for election as a Director at any general meeting to appoint Directors of the Company.

	Sizzle	Pubco
Special Meetings of Stockholders/ Shareholders

The Sizzle bylaws provide that special meetings of the stockholders may be called only by the Chairman of the Board, Chief Executive Officer, or the Sizzle board pursuant to a resolution adopted by a majority of the Sizzle board, and the ability of the stockholders of Sizzle to call a special meeting is specifically denied.

All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors, by resolution of directors, or the chairman, if any, of the board of directors, acting alone, may, and the directors shall upon receipt of a valid requisition from shareholders holding at the date of deposit of the requisition not less than thirty (30) percent of the voting power of the issued shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested, call general meetings.

Manner of Acting by Stockholders/ Shareholders

The Sizzle bylaws and the Sizzle Certificate of Incorporation require that all matters other than the election of directors be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, Sizzle’s certificate of incorporation, bylaws, or applicable stock exchange rules, a different vote is required, in which case such provision governs and controls the decision of such matter.

Business may only be transacted at a meeting if a quorum is present, being one-third of the voting power of the shares entitled to vote at such meeting, present in person or by proxy unless a higher threshold is required pursuant to the Proposed Charter. Unless otherwise required by the BVI Companies Act or the Proposed Charter, a resolution of members may be passed by a simple majority of the members being entitled to vote.

Shareholder/Stockholder Action without Meeting

The Sizzle Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of Sizzle must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

At any time when EUR beneficially owns less than fifty percent (50%) of the total voting power of the issued ordinary shares, a resolution of members may not be consented to in writing and section 88 of the BVI Companies Act shall not apply to the Company; provided, however, that at any time when EUR beneficially owns at least fifty percent (50%) of the total voting power of the issued ordinary shares, a resolution of members may be consented to and signed in writing by a shareholder or shareholders holding a majority of the votes of all those entitled to vote on the resolution.

	Sizzle	Pubco
State Anti-Takeover Statues

The Sizzle Certificate of Incorporation did not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified Business Combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the Business Combination or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.

The Proposed Charter provides that the board of directors will be classified into three (3) classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings.

The existence of authorized but unissued preference shares, the terms of which may be established and shares of which may be issued without shareholder approval and the establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at shareholder meetings could also render more difficult or discourage an attempt to obtain control of Pubco by means of a proxy contest, tender offer, merger or otherwise.

Indemnification of Directors and Officers

The Sizzle Certificate of Incorporation provides that Sizzle shall indemnify, to the fullest extent permitted by applicable law, as the same exists or may be amended, Sizzle shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Sizzle or, while a director or officer of Sizzle, is or was serving at the request of Sizzle as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

The Proposed Charter provides that, subject to the BVI Companies Act, every director and officer of Pubco, together with every former director and former officer of Pubco shall be indemnified out of the assets of Pubco to the fullest extent permissible under the BVI Companies Act and the laws of the British Virgin Islands against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. Subject to the BVI Companies Act, Pubco shall advance to each indemnified person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such indemnified person for which indemnity will or could be sought.

	Sizzle	Pubco

Sizzle shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.

Amendments to Governing Documents

The Sizzle Certificate of Incorporation and the Sizzle bylaws provide that the bylaws may be adopted, amended, altered or repealed, by the affirmative vote of a majority vote of the members of the Board or by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Sizzle required by law or by the Sizzle Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Sizzle entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws. Amendments to Article VIII (Indemnification) of the Sizzle bylaws require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of Sizzle.

Amendment by the members of Pubco of any provision of the Proposed Charter requires (i) if EUR does not beneficially own more than 50% of the total voting power of Pubco, a resolution passed by two-thirds of the votes of all those members entitled to vote on the resolution or (ii) if EUR does beneficially own more than 50% of the total voting power of Pubco, a resolution passed by more than 50% of the votes of all those members entitled to vote on the resolution.

In addition, any amendment to the article in the articles of association of Pubco concerned with the appointment and removal of directors by EUR requires the prior written consent of EUR.

	Sizzle	Pubco
Liquidation if No Business Combination

The Sizzle Certificate of Incorporation provides that in the event that Sizzle has not consummated an initial Business Combination within 15 months from the closing of the Sizzle IPO, Sizzle shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of shares of Sizzle Common Stock sold in the Sizzle IPO in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to Sizzle to pay its taxes and fund working capital requirements, by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and Sizzle’s board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to Sizzle’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

None.
Redemption Rights

The Sizzle Certificate of Incorporation provides the holders of the Sizzle Common Stock with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to Sizzle to pay its taxes, upon the consummation of Sizzle’s initial Business Combination.

Subject to the BVI Companies Act, Pubco may purchase or otherwise acquire its own shares (including any redeemable shares) in such manner and on such other terms as the Board may agree with the relevant shareholder.

Pubco may make a payment in respect of any such redemption in any means permitted by the BVI Companies Act.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, Pubco will have Pubco Ordinary Shares authorized and, based on assumptions set out elsewhere in this proxy statement/prospectus, up to 102,111,243 Pubco Ordinary Shares issued and outstanding, assuming no shares of Sizzle Common Stock are redeemed in connection with the Business Combination. All of the Pubco Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by Pubco’s “affiliates” or Sizzle’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Pubco Ordinary Shares in the public market could adversely affect prevailing market prices of the Pubco Ordinary Shares. Prior to the Business Combination, there has been no public market for Pubco Ordinary Shares. Pubco intends to apply for listing of the Pubco Ordinary Shares on Nasdaq, but Pubco cannot assure you that a regular trading market will develop in the Pubco Ordinary Shares.

Lock-up Agreements

Simultaneously with the execution of the Merger Agreement, EUR, Pubco and the Sponsor, entered into a Lock-Up Agreement (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, the Sponsor and EUR agreed not to, during the period commencing from the Closing and ending 180 days after the date of the Closing: (A) sell, publicly offer to sell, enter into a contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B), any Lock-up Shares (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement). “Lock-up Shares” means (a) with respect to EUR or each of its permitted transferees, the Pubco Shares (i) received by EUR as Closing Share Consideration and (ii) received by EUR as Earnout Consideration and (b) with respect to the Sponsor, (i) the Pubco Shares it receives as Merger Consideration with respect to the shares of Sizzle Common Stock that the Sponsor held immediately prior to the Effective Time and (ii) any Pubco Ordinary Shares issued to the Sponsor in connection with the exercise or settlement of any Sizzle warrant or Pubco warrant.

Rule 144

All of Pubco’s Ordinary Shares that will be outstanding upon the completion of the Business Combination, other than those Pubco Ordinary Shares registered pursuant to the Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Pubco and has beneficially owned Pubco’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Pubco. Persons who are affiliates of Pubco and have beneficially owned Pubco’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal 842,233 Pubco Ordinary Shares, including 4,221,350 founder shares held by the Sponsor that will be subject to certain lock-up arrangements described above and 770,000 private placement shares, that are subject to certain lock-up arrangements which Sizzle’s officers, directors and stockholders entered into in connection with the IPO, as described above; or

•        the average weekly trading volume of Pubco’s Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Pubco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Pubco.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of European Lithium AT (Investments) Limited’s employees, consultants or advisors who purchases equity shares from Pubco in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Simultaneously with the Closing, each of Pubco, Sizzle, the Sponsor and EUR, together with certain other persons listed on the signature pages thereto, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, upon completion of the Business Combination, Pubco will grant certain registration rights to EUR, Sponsor and certain other holders of Pubco Ordinary Shares.

In the Underwriting Agreement Amendment, Sizzle agreed that, upon the issuance of the Agreement Representative Shares (consisting of 900,000 shares issued to Representative subject to the Closing), Sizzle will, and will cause the Sponsor to, add the Agreement Representative Shares as “Registrable Securities” of the Representative under the registration rights agreement executed by Sizzle in connection with the Sizzle IPO, dated as of November 3, 2021. However, this amendment provides that Representative has the right, if there is any “public investment in private equity” (“PIPE”) that closes substantially concurrently with the Closing which includes registration rights for the investor in such PIPE (the “Registration Rights Obligations”) that are superior to the registration rights available to the Representative under such existing Sizzle registration rights agreement, that the Representative may, at its sole election within ten (10) business days after the Closing elect to receive the Registration Rights Obligations with respect to the Agreement Representative Shares (pari passu with such PIPE investor) in lieu of those under the referenced registration rights agreement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Sizzle’s Related Person Transactions

In October 2020, we issued an aggregate of 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.009 per share, to our Initial Stockholders. On March 2, 2021, we effected a 1.25 for 1 dividend, and as a result our Initial Stockholders held 3,593,750 founder shares of our common stock. On September 15, 2021, we effected an additional 1.4 for 1 dividend, and as a result our initial stockholders hold 5,031,250 founder shares. The founder shares held by our Initial Stockholders includes an aggregate of up to 656,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that our initial stockholders will continue to own shares equal to 35% of the shares issued in our Initial Public Offering (excluding the Private Placement Shares and assuming the Initial Stockholders did not purchase units in our Initial Public Offering). In November 2021, the Company effected a stock dividend of 1.08 shares for each share of common stock outstanding, resulting in our Sponsor holding an aggregate of 5,425,000 founder shares (excluding the 8,750 shares forfeited due to a partial exercise by the underwriters of its over-allotment option).

Our Sponsor and Cantor purchased an aggregate of 770,000 Private Placement Shares (722,750 shares by our Sponsor and 47,250 shares by Cantor for a total purchase price of $7,700,000). This purchase took place on a private placement basis simultaneously with the consummation of our Initial Public Offering. The purchase price for the Private Placement Shares was deposited into the trust account simultaneously with the consummation of our Initial Public Offering. Our Sponsor has agreed not to assign or sell any of the Private Placement Shares (except to certain permitted transferees) until after the completion of our initial business combination. In the event of a liquidation prior to our initial Business Combination, the Private Placement Shares will likely be worthless.

In order to meet our working capital needs following the consummation of our Initial Public Offering, our Sponsor, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial Business Combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into shares of common stock at a price of $10.00 per share. These shares would be identical to the Private Placement Shares. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment.

The holders of our founder shares issued and outstanding on the date of the registration statement for our Initial Public Offering, as well as the holders of the Private Placement Shares and any shares of common stock our Sponsor, Initial Stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us, will be entitled to registration rights pursuant to an agreement signed prior to or on the effective date of our Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the founder shares and Private Placement Shares can elect to exercise these registration rights at any time commencing on the closing of the Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

On December 19, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The note is non-interest bearing and payable on the earlier of (i) December 31, 2021, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determines not to proceed with the Initial Public Offering. As of June 30, 2023, we had $129,437 (including fees) outstanding under the note, which is now due on demand. The Sponsor acknowledged that the Company is not in default.

Prior to or on the applicable due date for each applicable month, as per the terms of the Extension Amendment, Sizzle caused to be paid Extension Funds into the Trust Account. As of October 19, 2023, there was approximately $34,042,748 in the Trust Account.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation.

We may also pay consulting, finder or success fees to our initial stockholders, officers, directors or their affiliates for assisting us in consummating our initial business combination with such fee to be determined in an arms’ length negotiation based on the terms of the business combination.

Other than the payments to Cohen & Company Capital Markets, an affiliate of a passive member of the Sponsor, $10,000 per month administrative fee, the payment of consulting, success or finder fees to our Sponsor, officers, directors, or their affiliates in connection with the consummation of our initial Business Combination and repayment of the up to $150,000 loan, no compensation or fees of any kind will be paid to our Sponsor, members of our leadership team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial Business Combination (regardless of the type of transaction that it is). However, pursuant to the First Amendment, Pubco is obligated to repay Sizzle Transaction Expenses (as defined in the Business Combination Agreement) upon Closing of the Business Combination, which includes, without limitation, Extension Expenses. In addition, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and Business Combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of consulting, success or finder fees payable by us upon consummation of an initial Business Combination. Additionally, there is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account, such expenses would not be reimbursed by us unless we consummate an initial Business Combination.

In connection with the payment of Extension Expenses, the Sponsor, its affiliates and Sizzle’s officers and directors have a Promissory Note and indebtedness outstanding from Sizzle relating to the Extension Expenses. Additionally, $600,000 was outstanding under Extension Note as of the date of this proxy statement/prospectus. On February 6, 2023 and July 6, 2023, ASJC Global LLC — Series 11, a member of the Sponsor, contributed $400,000 and $200,000 respectively to the Sponsor for Extension Funds, in exchange for 300,000 and 150,000 of founders shares, respectively. Additional loans or contributions may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

On July 31, 2023, Sponsor raised $175,000, on August 30, 2023, Sponsor raised $60,000, on October 4, 2023 Sponsor raised $75,000, and on November 2, 2023, the Sponsor raised $120,000, in each case from Polar Subscriptions, in exchange in the aggregate for 430,000 founders shares held by Sponsor, and this aggregate amount, consisting of $430,000, was loaned as Extension Loans by Sponsor to Sizzle to pay into the Trust Account as Extension Funds. After our initial Business Combination, members of our leadership team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial Business Combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Sizzle’s Related Person Transactions Policy and Procedure

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the business combination is fair to our unaffiliated stockholders from a financial point of view. We will also need to obtain approval of a majority of our disinterested independent directors.

The Company’s Related Person Transactions

The Company and certain of its subsidiaries has received financing from its parent company, EUR. As of June 30, 2022, we and certain of our subsidiaries have received capital contributions with a balance of $39,079,626. For a further description of such transactions, see note 17 to the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2022 and 2021 included in this proxy statement/prospectus.

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the Pubco Board will adopt a written Related Person Transactions Policy that sets forth Pubco’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Related Person Transaction Policy, a “related person” means “(a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the company that gives them significant influence over the company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Under the policy, management of the Company, must present information regarding the proposed related person transaction to Pubco’s audit committee (or, where review by Pubco’s audit committee would be inappropriate, to another independent body of the Pubco Board) for review. In considering related person transactions, Pubco’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the relationship of the related person to the Company;

•        the nature and extent of the related person’s interest in the transaction;

•        the importance and fairness of the transaction both to the Company and to the related person;

•        the material terms of the transaction;

•        whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons, if any; and

•        disclosure requirements.

Pubco’s audit committee will approve only those transactions that it determines are fair to us and in Pubco’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Sizzle Common Stock as of the date of this proxy statement/prospectus (pre-Business Combination) and (ii) the expected beneficial ownership of Pubco Ordinary Shares immediately following the consummation of the Business Combination (assuming that no public shares of Sizzle are redeemed, and alternatively, assuming the maximum number of shares of Sizzle are redeemed), by:

•        each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Sizzle Common Stock and/or is expected to be the beneficial owner of more than 5% of the outstanding Pubco Ordinary Shares post-Business Combination;

•        each of Sizzle’s current executive officers and directors;

•        each person who will become an executive officer or director of Pubco post-Business Combination; and

•        all executive officers and directors of Sizzle as a group pre-Business Combination and all executive officers and directors of Pubco as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Sizzle Common Stock pre-Business Combination is based on 10,693,897 shares of Sizzle Common Stock issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of Pubco Ordinary Shares post-Business Combination is based on 102,111,243 Pubco Ordinary Shares assuming no redemptions (and 99,025,190 Pubco Ordinary Shares assuming maximum redemptions) to the shareholders of the Company, EBC and Cantor, Sizzle stockholders, Jett Capital and CCM in the amounts described in the proxy statement/prospectus upon the Closing (but do not include up to an additional 7,750,000 Pubco Ordinary Shares subsequent to the Closing conditioned upon exercise of the Pubco Warrants (received in exchange for Sizzle Warrants in the Business Combination), up to 6,798,922 Pubco Ordinary Shares to EUR under the terms of the Earnout in the event of satisfaction of certain share price thresholds and certain other conditions of the Earnout) and up to 20,000,000 Pubco Ordinary Shares to Vellar in connection with the Equity Forward Arrangement.

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares relating to any additional private placement shares that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s working capital loans made to Sizzle, (iii) any issuance of shares underlying the Sizzle Warrants (described above), (iv) the Earnout Shares (described above), or (v) any adjustments to the Merger Consideration payable to EUR pursuant to terms set forth in the Merger Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Unless otherwise indicated, Sizzle believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the private placement warrants as these warrants are not exercisable within 60 days of the date of this Report.

	Ownership of Sizzle Common Stock Prior to Business Combination		Ownership of Pubco Ordinary Shares After the Business Combination
			No Redemption Scenario		Maximum Redemption Scenario(9)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
Sizzle Directors and Executive Officers Pre-Business Combination(1)
Steve Salis(2)	6,147,750	28.24%	4,095,500	4.8%	4,095,500	5.1%
Jamie Karson(2)	6,147,750	28.24%	4,095,500	4.8%	4,095,500	5.1%
Karen Kelly(3)	—	0%	—	0%	—	0%
David Perlin(3)	—	0%	—	0%	—	0%
Warren Thompson(3)	—	0%	—	0%	—	0%
Daniel Lee(3)	—	0%	—	0%	—	0%
Carolyn Trabuco(3)	—	0%	—	0%	—	0%
All Sizzle directors and executive officers as a group (7 individuals)(2)	6,147,750	28.24%	4,095,500	4.8%	4,095,500	5.1%
Pubco Directors and Executive Officers Post-Business Combination(4)
Tony Sage(5)	—	0%	697,197	* %	697,197	* %
Dietrich Wanke	—	0%	191,109	* %	191,109	* %
Melissa Chapman	—	0%	27,905	* %	27,905	* %
Carolyn Trabuco(3)	—	0%	—	0%	—	0%
Malcolm Day(5)	—	0%	291,121	* %	291,121	* %
Michael Hanson	—	0%	—	0%	—	0%
Mykhailo Zhernov(5)	—	0%	2,670,345	3.1%	2,670,345	3.3%
All Pubco directors and executive officers as a group (7 individuals)	—	0%	3,877,677	4.4%	3,877,677	4.8%
Other 5% Stockholders
VO Sponsor, LLC	6,147,750	28.24%	4,095,500	4.8%	4,095,500	5.1%
Saba Capital Management, L.P.(6)	1,218,912	5.60%	1,218,912	1.4%	1,218,912	1.5%
European Lithium Limited(7)	—	—	67,989,216	66.6%	67,989,216	68.7%
Vellar Opportunities Fund Master, LTD(8)	—	—	20,000,000	19.6%	20,000,000	20.2%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Sizzle Acquisition Corp., 4201 Georgia Ave NW, Washington DC 20011.

(2)      Represents securities held by VO Sponsor, LLC, our sponsor, of which Steve Salis and Jamie Karson are managing members. Accordingly, all securities held by our sponsor may ultimately be deemed to be beneficially held by Messrs. Salis and Karson. Each such person disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.

(3)      Does not include any securities held by VO Sponsor, LLC, of which each person is a member. Each such person disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.

(4)      Unless otherwise noted, the business address of each of the following entities or individuals after the Business Combination is c/o Critical Metals Corp., Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

(5)      Represents securities held by EUR, of which each of Tony Sage, Malcom Day and Mykhailo Zhernov serve as directors and have voting power with respect to EUR. Any action by EUR with respect to Pubco shares, including voting and dispositive decisions, requires a vote of three out of the five members of the board of directors. Under the so-called “rule of three,” because voting and dispositive decisions are made by three out of the five members of the board of directors, none of the members of the EUR board of directors is deemed to be a beneficial owner of securities held by EUR solely by virtue of their directorships.

(6)      According to a Schedule 13G/A filed on February 14, 2022, Saba Capital Management, L.P., Boaz R. Weinstein, and Saba Capital Management GP, LLC acquired 1,218,912 shares of common stock. The business address for each of the reporting persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(7)      Reflects 67,989,216 shares of Pubco Common Stock issuable as Closing Share Consideration pursuant to the Merger Agreement in both the No Redemptions and Maximum Redemptions scenario. Such amount does not reflect the Earnout Shares that EUR may be issued pursuant to the Merger Agreement.

(8)      Reflects the shares that would be issuable following entry into the definitive agreements for the Equity Forward Arrangement. Cohen & Company Financial Management, LLC (“CCFM”) is the investment manager for Vellar, and Mr. Daniel Cohen is the Chief Investment Officer of CCFM. CCFM is a controlled subsidiary of Dekania Investors, LLC, which in turn is a controlled subsidiary of Cohen & Company LLC, which in turn is a controlled subsidiary of Cohen & Company Inc. Mr. Cohen disclaims any beneficial ownership of the shares held by these entities. The business address of Vellar Opportunities Fund Master, Ltd is c/o Mourant Governance Services (Cayman) Limited 94, Solaris Avenue, Camana Bay, PO Box 1348 Grand Cayman KY1-1108, Cayman Islands. The business address for each of Cohen & Company Financial Management, LLC; Dekania Investors, LLC; Cohen & Company LLC; Cohen & Company Inc.; and Mr. Daniel Cohen is 3 Columbus Circle, 24th Floor, New York NY 10019.

(9)      The maximum redemption scenario assumes the approval of the NTA Proposal.

MARKET INFORMATION AND DIVIDENDS ON SECURITIES

Sizzle

Market for Sizzle Securities

Sizzle Common Stock, Sizzle Units and Sizzle Warrants are currently listed on the Nasdaq Capital Market under the symbols “SZZL”, “SZZLU” and “SZZLW”, respectively.

Holders

As of the Record Date, there was one holder of record of Sizzle units, four holders of record of shares of Sizzle Common Stock and two holders of record of Sizzle warrants.

Dividend Policy

Sizzle has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of an initial Business Combination.

Pubco

Market for Pubco Securities

Pubco is an entity newly formed to effectuate the Business Combination and there has been no public market for Pubco’s securities.

Holders

As a newly-formed entity, as of the date of this proxy statement/prospectus, there was one holder of Pubco’s securities.

Dividend Policy Following the Business Combination

Following completion of the Business Combination, Pubco’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of Pubco to retain any earnings for use in its business operations and, accordingly, Pubco does not anticipate its board of directors declaring any dividends in the foreseeable future.

The Company

Market for the Company’s Securities

The Company is a private entity, and wholly owned subsidiary of EUR, and there has been no public market for the Company’s securities.

LEGAL MATTERS

The validity of the Ordinary Shares of Pubco offered by this proxy statement/prospectus and certain other British Virgin Islands legal matters will be passed upon for Maples and Calder (BVI) LLP. Certain legal matters relating to U.S. law will be passed upon for Pubco by White & Case LLP. Certain legal matters relating to U.S. law will be passed upon for Sizzle by Ellenoff Grossman & Schole LLP.

EXPERTS

The financial statements of Sizzle Acquisition Corp. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Sizzle Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of European Lithium AT (Investments) Limited as of June 30, 2023 and 2022 and for each of the two years in the year ended June 30, 2023 and 2022, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Critical Metals Corp for the period from October 14, 2022 (inception) to June 30, 2023 and for the period from October 14, 2022 (inception) to June 30, 2023, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The technical information appearing in this proxy statement/prospectus concerning the Wolfsberg Project was derived from the S-K 1300 Technical Report Summary prepared by CSA Global South Africa (Pty) Limited, independent mining consultants. None of CSA Global South Africa (Pty) Limited, or the employees of CSA Global South Africa (Pty) Limited, is an affiliate of the Company.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Sizzle’s securities is Continental Stock Transfer & Trust Company. The transfer agent for Pubco’s securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Sizzle and servicers that it employs to deliver communications to Sizzle’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Sizzle will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that Sizzle deliver single copies of its proxy statement in the future. Stockholders may notify Sizzle of their requests by calling or writing Sizzle at its principal executive offices at 4201 Georgia Avenue, NW, Washington, D.C., 20011 at phone number (202) 846-0300.

SUBMISSION OF STOCKHOLDER PROPOSALS

Sizzle’s Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, stockholders will be entitled to attend and participate in the Combined Entity’s annual meetings of stockholders. We do not currently intend to hold a 2022 annual meeting of stockholders. We will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held.

WHERE YOU CAN FIND MORE INFORMATION

Sizzle files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Sizzle’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. Upon the closing of the Business Combination, Pubco will file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You will be able to access information about Pubco following the closing of the Business Combination at the SEC’s web site at http://www.sec.gov.

If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact the Solicitation Agent at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

You may also contact us at:

Sizzle Acquisition Corp.
4201 Georgia Avenue NW
Washington D.C., 20011
Email: inquiries@sizzlespac.com

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section below entitled “Where You Can Find More Information”.

If you are a stockholder of Sizzle and would like to request documents, please do so by            , 2023, in order to receive them before the Special Meeting. If you request any documents from Sizzle, Sizzle will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Sizzle has been supplied by Sizzle, all information relating to the Company and/or EUR has been supplied by EUR, and all information relating to Pubco has been supplied by Pubco. Information provided by one party does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Sizzle for the Special Meeting. Sizzle has not authorized anyone to give any information or make any representation about the Business Combination, Sizzle or EUR that is different from, or in addition to, that contained in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

SIZZLE ACQUISITION CORP.

Unaudited Financial Statements

Audited Financial Statements

European Lithium AT (Investments) Limited

CRITICAL METALS CORP

SIZZLE ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets:
Cash	$23,415	$823,945
Prepaid expenses	39,167	60,417
Total current assets	62,582	884,362
Investments held in Trust Account	47,479,282	159,759,471
Total assets	$47,541,864	$160,643,833

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Accrued offering costs and expenses	$1,864,763	$1,152,735
Deferred tax liability	—	212,062
Income tax payable	720,769	233,251
Excise tax payable	1,143,627	—
Promissory note – related party	529,437	153,127
Total current liabilities	4,258,596	1,751,175
Deferred underwriters’ fee	8,150,000	8,150,000
Total liabilities	12,408,596	9,901,175

Commitments and Contingencies (Note 6)
Common stock subject to possible redemption, 4,423,297 and 15,500,000 shares at redemption value of approximately $10.72 and $10.31 per share as of June 30, 2023 and December 31, 2022, respectively	47,435,190	159,760,746

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 6,270,600 shares issued and outstanding (excluding 4,423,297 and 15,500,000 shares subject to possible redemption), as of June 30, 2023 and December 31, 2022, respectively	627	627
Additional paid-in capital	—	—
Accumulated deficit	(12,302,549)	(9,018,715)
Total stockholders’ deficit	(12,301,922)	(9,018,088)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$47,541,864	$160,643,833

The accompanying notes are an integral part of these unaudited condensed financial statements.

SIZZLE ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Formation and operating cost	$516,040	$222,062	$1,139,300	$405,515
Franchise tax	23,000	173,214	45,400	223,873
Loss from operations	(539,040)	(395,276)	(1,184,700)	(629,388)

Other expense
Interest income on Trust Account	408,289	240,660	1,357,094	305,064

Loss before provision for income taxes	(130,751)	(154,616)	172,394	(324,324)
Provision for income taxes	(80,795)	(3,410)	(275,456)	(3,410)
Net loss	$(211,546)	$(158,026)	$(103,062)	$(327,734)

Basic and diluted weighted average shares outstanding, redeemable common stock	4,423,297	15,500,000	7,163,628	15,500,000
Basic and diluted net loss per common stock, redeemable common stock	$(0.02)	$(0.01)	$(0.01)	$(0.02)
Basic and diluted weighted average shares outstanding, non-redeemable common stock, subject to redemption	6,270,600	6,270,600	6,270,600	6,270,600
Basic and diluted loss per common stock, non-redeemable common stock	$(0.02)	$(0.01)	$(0.01)	$(0.02)

The accompanying notes are an integral part of these unaudited condensed financial statements.

SIZZLE ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Common stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2023	6,270,600	$627	$—	$(9,018,715)	$(9,018,088)
Remeasurement of common stock subject to possible redemption	—	—	—	(1,131,744)	(1,131,744)
Excise tax on stock redemptions				(1,143,627)	(1,143,627)
Net income	—	—	—	108,484	108,484
Balance as of March 31, 2023	6,270,600	627	—	(11,185,600)	(11,184,973)
Remeasurement of common stock subject to possible redemption	—	—	—	(905,403)	(905,403)
Net loss	—	—	—	(211,546)	(211,546)
Balance as of June 30, 2023	6,270,600	$627	$—	$(12,302,549)	$(12,301,922)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Common stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2022	6,270,600	$627	$—	$(7,104,137)	$(7,103,510)
Net loss	—	—	—	(169,708)	(169,708)
Balance as of March 31, 2022	6,270,600	$627	$—	$(7,273,845)	$(7,273,218)
Net loss	—	—	—	(158,026)	(158,026)
Balance as of June 30, 2022	6,270,600	$627	$—	$(7,431,871)	$(7,431,244)

The accompanying notes are an integral part of these unaudited condensed financial statements.

SIZZLE ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(103,062)	$(327,734)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(1,357,094)	(305,064)
Changes in current assets and liabilities:
Prepaid expenses	21,250	159,274
Accrued offering costs and expenses	712,031	(50,403)
Deferred tax liability	(212,062)	—
Franchise tax payable	—	137,252
Income tax payable	487,518	3,410
Net cash used in operating activities	(451,419)	(383,265)

Cash flows from investing activities:
Cash withdrawn from trust account to pay taxes	274,580	—
Cash withdrawn from trust account for redemptions	114,362,702	—
Principal deposited in Trust Account	(1,000,000)	—
Net cash provided by investing activities	113,637,282	—

Cash flows from financing activities:
Redemption of shares	(114,362,702)	—
Payment of promissory note	376,310	—
Net cash used in financing activities	(113,986,392)	—

Net change in cash	(800,529)	(383,265)
Cash, beginning of the period	823,945	1,046,646
Cash, end of the period	$23,416	$663,381

Supplemental disclosure of non-cash financing activities:
Excise tax payable	$1,143,627	$—
Remeasurement of common stock subject to possible redemption	$2,037,147	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Sizzle Acquisition Corp. was incorporated in Delaware on October 12, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from October 12, 2020 (inception) through June 30, 2023 related to the Company’s formation and the initial public offering (“IPO”), which is described below and since the offering identifying and evaluating prospective acquisition targets for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO.

The Company’s Sponsor is VO Sponsor, LLC.

The registration statement for the Company’s IPO was declared effective on November 3, 2021 (the “Effective Date”). On November 8, 2021, the Company consummated its IPO of 15,500,000 Units at $10.00 per Unit (which included a partial exercise of the underwriters’ over-allotment option), which is discussed in Note 3 and the sale of an aggregate of 770,000 shares at a price of $10.00 per Private Placement Share in a private placement to the Sponsor and Cantor that closed simultaneously with the IPO. On November 8, 2021, the underwriter exercised 2,000,000 of the full 2,025,000 over-allotment option available to them and forfeited the remainder.

Transaction costs amounted to $11,381,247 consisting of $2,700,000 of underwriting commissions, $8,150,000 of deferred underwriting fees and $531,247 of other cash offering costs.

The Company’s leadership has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the IPO, management has agreed that an amount equal to at least $10.20 per Unit sold in the IPO, including the proceeds from the sale of the Private Placement Shares, will be held in a Trust Account, located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

Following the closing of the IPO on November 8, 2021, $158,100,000 ($10.20 per Unit) from the net proceeds sold in the IPO, including the proceeds of the sale of the Private Placement Shares, was deposited in the Trust Account.

The Company will provide the public stockholders with the opportunity to redeem all or a portion of the shares of common stock of the Company that were issued in the Company’s initial public offering (the “Public Shares”) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the IPO in accordance with the ASC Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company seeks stockholder approval and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), EarlyBirdCapital (“EBC”) Shares (as defined in Note 7) and any Public Shares purchased during or after the IPO (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

On February 1, 2023, the Company held a special meeting of stockholders (“February Special Meeting”). At the February Special Meeting, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial business combination from February 8, 2023 to August 8, 2023, or such earlier date as determined by the Company’s board of directors (the “February Extension”).

In connection with the February Special Meeting, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the trust account. As a result, approximately $114.3 million (approximately $10.32 per Public Share) was removed from the trust account to pay such holders and approximately $45.6 million remained in the trust account. Following redemptions, the Company had 4,423,297 Public Shares outstanding.

The Company has agreed to deposit an aggregate amount of $200,000 (the “February Extension Payment”) in the trust account by February 9, 2023 and to deposit into the trust account the same amount as the February Extension Payment each additional month that is needed for the Company to consummate the proposed Business Combination until August 8, 2023 (unless the Company’s board of directors decides to stop extending the time period earlier than such date).

On August 7, 2023, the Company held a special meeting of stockholders (“August Special Meeting”). At the August Special Meeting, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial business combination from August 8, 2023 to February 8, 2024, or such earlier date as determined by the Company’s board of directors (the “August Extension”).

In connection with the August Special Meeting, stockholders holding 1,337,244 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the trust account. As a result, approximately $14.5 million (approximately $10.85 per Public Share) was removed from the trust account to pay such holders and approximately $33.5 million remained in the trust account. Following redemptions, the Company had 3,086,053 Public Shares outstanding.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

The Company has agreed to deposit an aggregate amount of $60,000 (the “August Extension Payment”) in the trust account by August 9, 2023 and to deposit into the trust account the same amount as the August Extension Payment each additional month that is needed for the Company to consummate the proposed Business Combination until February 8, 2024 (unless the Company’s board of directors decides to stop extending the time period earlier than such date).

The Company has until February 8, 2024 to complete an initial Business Combination. If it has not completed an initial Business Combination by such date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to it but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.20 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Merger Agreement

On October 24, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with European Lithium Limited, an Australian Public Company limited by shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (“European Lithium”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“Pubco”) and Project Wolf Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Pubco (“Merger Sub”), pursuant to which, upon closing of the Business Combination (the “Closing”), Pubco will acquire all of the issued and outstanding capital shares and equity interests of European Lithium from EUR and European Lithium shareholders in exchange for ordinary shares of Pubco, European Lithium shall become a wholly owned subsidiary of Pubco and European Lithium shareholders shall become shareholders of Pubco (the “Share Exchange”); and immediately thereafter Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and wholly owned subsidiary of Pubco.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

The Merger Agreement provides that at the effective time of the Closing (the “Effective Time”):

(i)     all of the outstanding shares of the Company’s common stock, will be exchanged for the right to receive the ordinary shares of Pubco, par value $0.001 per share (the “Pubco Ordinary Shares”) (following which exchange all shares of the Company’s common stock will be cancelled and cease to exist);

(ii)    all of the outstanding whole warrants of the Company, entitling the holder thereof to purchase one share of the Company’s common stock at an exercise price of $11.50 per share (collectively, the “Company Warrants”) will be assumed by Pubco and converted into the right to receive a warrant to purchase one Pubco Ordinary Share (in lieu of the Company’s common stock) at the same exercise price (collectively, the “Pubco Warrants”); and

(iii)   shareholders of the Company will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) $750,000,000, divided by (ii) the redemption amount per share of the Company’s common stock payable to the Company’s stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which is referred to as the Closing Share Consideration.

Upon the Effective Time, the outstanding publicly traded units of the Company will be separated into their component securities, consisting of (a) one share of the Company’s common stock and (b) one-half of one Company Warrant (each of which shall be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of the Company Warrants will be eligible to have each whole the Company Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Company Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Up to an additional 10% of the Closing Share Consideration will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination.

Liquidity, Capital Resources and Going Concern

As of June 30, 2023, the Company had $23,415 of cash in its operating bank account and a working capital deficit of $3,445,065 (excluding franchise and income taxes payable). As of December 31, 2022, the Company had $823,945 of cash in its operating bank account and a working capital deficit of $436,721 (excluding franchise and income taxes payable).

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds to operate its business prior to an initial business combination. The Company has until February 8, 2024, to consummate a Business Combination (the “Combination Period”). It is uncertain that the Company will be able to consummate a Business Combination within the Combination Period. If a Business Combination is not consummated within the Combination Period, there will be a mandatory liquidation and subsequent dissolution.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition, in addition to the possibility that Company would not be able to close a business combination through February 8, 2024, raise substantial doubt about the Company’s ability to continue as a going concern through that date. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and Russia-Ukraine war and has concluded that while it is reasonably possible that the virus and the war could have a negative effect on the Company’s financial position, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

As discussed above, on February 1, 2023, holders of 11,076,703 shares of common stock elected to redeem their shares in connection with the February Extension. As a result, $114,362,703 was removed from the Company’s Trust Account to pay such holders. Management has evaluated the requirements of the IR Act and the Company’s operations and has determined that a liability of $1,143,627 should be recorded for the excise tax in connection with the above mentioned redemptions. This liability will be reviewed and remeasured at each subsequent reporting period.

As discussed above, on August 7, 2023, holders of 1,337,244 shares of common stock elected to redeem their shares in connection with the August Extension. As a result, approximately $14.5 million will be removed from the Company’s Trust Account to pay such holders. Management has evaluated the requirements of the IR Act and the Company’s operations and has determined that a liability of $0.1 million should be recorded for the excise tax in connection with the above mentioned redemptions. This liability will be reviewed and remeasured at each subsequent reporting period.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with GAAP for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 28, 2023, which contains the audited financial statements and notes thereto. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.

Emerging Growth Company Status

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $23,415 and $823,945 in cash as of June 30, 2023 and December 31, 2022, respectively. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Investments Held in Trust Account

As of June 30, 2023 the assets held in the Trust Account were held in a money market fund. The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, investments in money market funds that invest in U.S. government securities, cash, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on Investments Held in Trust Account in the accompanying condensed statements of operations. During the six months ended June 30, 2023 and year ended December 31, 2022, the Company withdrew $274,580 and $762,917, respectively, of the interest income from the Trust Account to pay its tax obligations.

As of June 30, 2023, the assets held in the Trust Account were held in U.S. Treasury Bills with a maturity of 185 days or less and in money market funds which invest in U.S. Treasury securities.

The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry in which the investee operates.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist of underwriter, accounting, filing and legal expenses incurred through the balance sheet date that are directly related to the IPO and were charged to temporary equity and stockholders’ (deficit) equity based on the underlying instruments’ relative fair value upon the completion of the IPO. If the IPO had proved to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, would have been charged to operations.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Funds in Company’s Trust Account were invested in Money Market Funds as June 30, 2023, and classified as trading securities and Level 1 in the hierarchy of fair value measurements with carrying value approximating fair value.

Funds in Company’s Trust Account were invested in U.S. Treasury Securities as of December 31, 2022 and classified as held to maturity and Level 1 in the hierarchy of fair value measurements as follows:

	Carrying Value as of December 31, 2022	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2022
U.S. Treasury Securities	$159,750,571	$77,162	$—	$159,827,733

Common Stock Subject to Possible Redemption

The Company accounts for its shares of common stock subject to possible redemption in accordance with guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of common stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ deficit. The Company’s shares of common stock sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of shares of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

All of the 15,500,000 common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, as of June 30, 2023 and December 31, 2022, 4,423,297 and 15,500,000 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The common stock subject to possible redemption reflected on the balance sheets as of June 30, 2023 and December 31, 2022 is reconciled in the following table:

Gross Proceeds	$155,000,000
Less:
Fair Value of public warrants	(6,062,414)
Common stock issuance costs	(10,936,100)
Plus:
Remeasurement of carrying value to redemption value	21,759,260
Common stock subject to possible redemption (December 31, 2022)	159,760,746
Less:
Redemption	(114,362,703)
Plus:
Remeasurement of carrying value to redemption value	2,037,147
Common stock subject to possible redemption (June 30, 2023)	$47,435,190

Net Income (Loss) Per Common Stock

The Company applies the two-class method in calculating earnings per share, with one class being the redeemable shares and one class being the non-redeemable shares. The contractual formula utilized to calculate the redemption amount approximates fair value. Changes in fair value are not considered a dividend for the purposes of the numerator in the earnings per share calculation. Net income (loss) per common stock is computed by dividing the pro rata net income (loss) between the redeemable common stock and the non-redeemable common stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the IPO since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Reconciliation of Net Income (Loss) per Common Stock

The Company’s net income (loss) is adjusted for the portion of net income (loss) that is allocable to each class of common stock. The allocable net income (loss) is calculated by multiplying net income (loss) by the ratio of weighted average number of shares outstanding attributable to common stock to the total weighted average number of shares outstanding for the period. Accordingly, basic and diluted income (loss) per common stock is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Redeemable Common Stock
Net loss allocable to redeemable common stock	$(87,501)	$(112,510)	$(54,956)	$(233,337)
Basic and diluted weighted average shares outstanding, redeemable common stock	4,423,297	15,500,000	7,163,628	15,500,000
Basic and diluted net loss per common stock	$(0.02)	$(0.01)	$(0.01)	$(0.02)
Non-Redeemable Common Stock
Net loss allocable to non-redeemable common stock	$(124,045)	$(45,516)	$(48,105)	$(94,397)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	6,270,600	6,270,600	6,270,600	6,270,600
Basic and diluted net loss per common stock	$(0.02)	$(0.01)	$(0.01)	$(0.02)

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, including funds held in Trust on behalf of the Company, which, at times, may exceed the Federal Deposit Insurance Company coverage of $250,000. The Company has not experienced losses on this account.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was 61.79% and 2.21% for the three months ended June 30, 2023 and 2022, respectively, (159.78%) and 1.05% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2023 and 2022, due to changes in fair value in warrant liability and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

On November 8, 2021, the Company consummated its IPO of 15,500,000 Units, which included the partial exercise of 2,000,000 of the underwriters’ full 2,025,000 over-allotment option, at a price of $10.00 per Unit, generating gross proceeds of $155,000,000. Each Unit consists of one share of common stock, par value $0.0001 per share and one-half of one redeemable warrant. Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share.

Note 4 — Private Placement Shares

Simultaneously with the closing of the IPO and the sale of the Units, the Sponsor, and Cantor have purchased an aggregate of 770,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $7,700,000. Of the total Private Placement Shares sold, 722,750 were purchased by the Sponsor and 47,250 were purchased by Cantor.

The proceeds from the Private Placement Shares were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Shares will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). The Private Placement Shares are identical to the shares in the Units sold to the public, except that the purchasers of the Private Placement Shares have also agreed not to transfer, assign or sell any of the Private Placement Shares (except in connection with the same limited exceptions that the Founder Shares may be transferred as described below) until after the completion of the Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On November 20, 2020, the Sponsor paid $25,000 in consideration for 2,875,000 shares of common stock (the “Founder Shares”). On March 2, 2021, the Company effected a stock dividend of 1.25 for 1 for each common stock held by the Sponsor, resulting in the Sponsor holding an aggregate of 3,593,750 common stock, of which up to 468,750 shares were subject to forfeiture. On September 15, 2021, the Company effected an additional 1.4 for 1 dividend, resulting in 5,031,250 Founder Shares, of which up to 656,250 shares were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor collectively owns shares equal to 35% of the shares issued in the IPO.

On November 3, 2021, the Company effected an additional 1.08 for 1 dividend, and as a result, the Company’s initial stockholders held 5,433,750 Founder Shares, which included an aggregate of up to 708,750 shares subject to forfeiture. On November 8, 2021 the underwriter partially exercised their over-allotment option and purchased an additional 2,000,000 Units out of the 2,025,000 available to them and forfeited the remainder. As a result, 8,750 Founder Shares were forfeited resulting in aggregate Founder Shares outstanding of 5,425,000.

The Company’s Sponsor, officers and directors have agreed not to transfer, assign or sell any Founder Shares or Private Placement Shares until the date of the consummation of our initial Business Combination. The limited exceptions include transfers, assignments or sales to the Company’s or the Sponsor’s officers, directors, consultants or their affiliates, to an entity’s members upon its liquidation, to relatives and trusts for estate planning purposes, by virtue of the laws of descent and distribution upon death, pursuant to a qualified domestic relations order, to the Company for no value for cancellation in connection with the consummation of our initial Business Combination, or in connection with the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to be bound by these transfer restrictions.

Promissory Note — Related Party

On December 19, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and expired upon the consummation of the IPO. As of June 30, 2023,

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

and December 31, 2022, the Company had $129,437 and $153,127 outstanding under the Promissory Note, respectively, which is now without fixed terms and due on demand. The Sponsor acknowledged that the Company is not in default.

On February 6, 2023, the Company issued a promissory note in the principal amount of $200,000 to the Sponsor in connection with payments to be made into the Trust Account for the Extension (the “Extension Note”). The Extension Note bears no interest and is due and payable upon the consummation of the Company’s initial Business Combination. As of June 30, 2023, the Company had borrowed an additional principal amount of $400,000 on the same terms as the Extension Note.

Administrative Support Agreement

The Company has agreed, commencing on the effective date of the IPO through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Company’s management a total of $10,000 per month for office space, utilities and secretarial support. For the three and six months ended June 30, 2023, $30,000 and $60,000 had been incurred and paid, respectively. For the three and six months ended June 30, 2022, $30,000 and $60,000, respectively, had been incurred and paid.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. Each loan would be evidenced by promissory note. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into Units at a price of $10.00 per unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2023 and December 31, 2022, no such Working Capital Loans were outstanding.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares and EBC Shares, as well as the holders of any warrants the Company’s Sponsor, officers, directors or their affiliates may be issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from lock up. The holders of a majority of the Founder Shares, EBC Shares, and warrants issued to the Sponsor, officers, directors or their affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after consummation of the Business Combination. Notwithstanding anything to the contrary, EBC and Cantor may only make a demand on one occasion and only during the five-year period beginning on the Effective Date of the registration statement of which the prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of the Business Combination; provided, however, that EBC and Cantor may participate in a “piggy-back” registration only during the seven-year period beginning on the Effective Date of the registration statement of which this prospectus forms a part. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of IPO to purchase up to 2,025,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On November 8, 2021, the underwriters partially exercised this option and purchased an additional 2,000,000 Units and forfeited the remaining 25,000 available.

The underwriters received a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $2,700,000 (which is capped at $2,700,000 with the remaining $400,000 deferred to the close of the Business Combination with the rest of the deferred underwriting discount due to the underwriters’ partial over-allotment exercise).

The underwriters will be entitled to a cash underwriting discount of 5.0% of the gross proceeds of the IPO, or $6,750,000 (or up to $8,150,000, inclusive of the $400,000 deferral noted above, if the underwriters’ over-allotment is exercised in full) upon consummation of the Business Combination.

The underwriters agreed to reimburse the Company a portion of expenses related to the IPO. A total of $543,450 was reimbursed to the Company by the underwriters in pursuant of this agreement.

Consulting and Advisory Services Fees

The Company engaged Cohen & Company Capital Markets (“CCM”), an affiliate of a passive member of the Sponsor, to provide consulting and advisory services in connection with the IPO, for which it received an advisory fee equal to 0.6% of the aggregate proceeds of the IPO, net of underwriter’s expenses. This fee was deducted from the underwriting fees paid to Cantor as described above. Affiliates of CCM have and manage investment vehicles with a passive investment in the Sponsor. CCM agreed to defer the portion of its fee resulting from exercise of the underwriters’ over-allotment option until the consummation of our initial Business Combination. The Company has also engaged CCM as an advisor in connection with our initial Business Combination for which it will earn an advisory fee of 1.5% of the proceeds of the IPO payable at closing of the Business Combination, which will be deducted from the deferred underwriting fee paid to Cantor as described above. CCM’s fees will be offset from the underwriting fees described above and will not result in any incremental fees to the Company.

CCM is engaged to represent the Company’s interests only and did not participate in the IPO as defined in FINRA Rule 5110(j)(16); it is acting as an independent financial adviser as defined in FINRA Rule 5110(j)(9). As such, CCM did not act as an underwriter in connection with the IPO, it did not identify or solicit potential investors in the IPO or otherwise be involved in the distribution of the IPO.

On April 25, 2022, the Company entered into an agreement with BTIG for capital market advisory services in relation to the management of the redemptions of Public Shares in connection with the anticipated Business Combination. The Company will pay BTIG a base advisory fee of $1,500,000, plus an additional fee of up to $3,750,000 depending on the amount of funds remaining in the Trust Account. The advisory fee is to be paid upon completion of the Business Combination.

On August 11, 2022, the Company entered into an additional agreement with CCM for financial and market advisory services in connection with the anticipated Business Combination. The agreement stipulates a transaction fee of $5,000,000 to be paid upon successful completion of the Business Combination.

On August 18, 2022, the Company entered into an agreement with CCM and Jett Capital to act as co-placement agents in the event the Company raises a PIPE financing in connection with the Business Combination. As compensation for their services as co-placement agents, CCM and Jett Capital are collectively entitled to a cash fee of 5% of the PIPE financing proceeds, to be shared equally between the CCM and Jett Capital.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

On September 10, 2022, the Company entered in a consulting agreement with the ICR LLC (“ICR”) to provide certain services related to the Business Combination. ICR’s compensation consists of the following:

•        $20,000 per month until the three (3) month anniversary of the announcement date of the Business Combination, pro-rated for any partial month, which is expensed by the Company as incurred;

•        a transaction fee of $250,000, payable immediately upon completion of the Business Combination (and which shall be waived if the Business Combination is not completed for any reason); and

•        a performance-based fee of $250,000, payable immediately upon completion of the Business Combination, based on certain performance indicators related to market capitalization of the combined company.

Except for ICR’s monthly fees, which the Company records in its results of operations as they are incurred, all other arrangements described in this section are contingent upon closing of the business combination and related PIPE financing and will be recorded upon their completion.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there was no preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. As of June 30, 2023, there were 10,693,897 shares of common stock issued and outstanding, which includes 5,425,000 Founder Shares, 75,600 EBC Shares, 770,000 Private Placement Shares and 4,423,297 Public Shares. As of December 31, 2022, there were 21,770,600 shares of common stock issued and outstanding, which includes 5,425,000 Founder Shares, 75,600 EBC Shares, 770,000 Private Placement Shares and 15,500,000 Public Shares.

EBC Shares — On October 12, 2020, the Company issued to the designees of EBC 100,000 EBC Shares for nominal consideration. On March 2, 2021, the Company effected a 1.25 for 1 dividend resulting in 125,000 EBC Shares, 25,000 of which EBC returned to the Company, at no cost, resulting in 100,000 EBC shares. On March 9, 2021, the Company issued to EBC and its designees an additional 100,000 EBC Shares at a price of $0.0001 per share, resulting in 200,000 EBC Shares being outstanding.

On July 12, 2021, EBC returned 150,000 EBC Shares to the Company, at no cost, which were subsequently cancelled. This return resulted in EBC shares outstanding of 50,000 pre-dividend. The number of EBC Shares outstanding increased to 70,000 after giving effect to the stock dividend of 1.4 for 1 on September 15, 2021, which is what was outstanding as of September 30, 2021. On November 3, 2021, the Company issued a stock dividend of 1.08 for 1, which resulted in 75,600 EBC Shares outstanding.

The Company accounted for the EBC Shares as a charge directly to stockholders’ deficit. The Company estimated the fair value of representative shares to be $870.

The holders of the EBC Shares have agreed not to transfer, assign or sell any such shares without our prior consent until the completion of our initial Business Combination. In addition, the holders of the EBC Shares have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of our initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete our initial Business Combination within the Combination Period.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

Public Warrants — As of June 30, 2023 and December 31, 2022, there were 7,750,000 Public Warrants issued or outstanding. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time after the warrants become exercisable;

•        if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third business day prior to the notice of redemption to the warrant holders;

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) Market Value or (ii) the price at which the Company issue the additional shares of common stock or equity-linked securities.

SIZZLE ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up through the date that unaudited condensed financial statements were issued. Based upon this review, other than as discussed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On July 7, 2023, the Company, Critical Metals and Merger Sub entered into that certain Second Amendment to the Agreement and Plan of Merger (the “Second Amendment”), pursuant to which the Merger Agreement was amended to (i) extend the date (the “Outside Date”) by which either the Company or Critical Metals may terminate the Merger Agreement if the proposed business combination (the “Proposed Business Combination”) has not been consummated, (ii) remove as a condition to the closing of the Proposed Business Combination that the Company or Pubco have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the United States Securities Exchange Act of 1934 ) of at least $5,000,001 (the “Net Tangible Asset Test”), unless, at the meeting of Company’s stockholders held to approve the Proposed Business Combination, Company’s stockholders reject a proposal to remove the Net Tangible Asset Test from the Company’s organizational documents, and (iii) provide that the Company shall, by no later than July 14, 2023, prepare and file with the SEC a proxy statement pursuant to which it shall seek the approval of its stockholders for proposals to amend its organizational documents to extend the time period for it to consummate its initial business combination. The Second Amendment extended the Outside Date to the earlier of (A) the last date for Company to consummate its initial business combination pursuant to an extension granted pursuant to the Company’s organizational documents and (B) September 8, 2023.

On August 7, 2023, the Company held the August Special Meeting. At the August Special Meeting, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial business combination from August 8, 2023 to February 8, 2024, or such earlier date as determined by the Company’s board of directors.

In connection with the August Special Meeting, stockholders holding 1,337,244 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the trust account. As a result, approximately $14.5 million (approximately $10.85 per Public Share) was removed from the trust account to pay such holders and approximately $33.5 million remained in the trust account. Following redemptions, the Company had 3,086,053 Public Shares outstanding.

The Company has agreed to deposit an aggregate amount of $60,000 in the trust account by August 9, 2023 and to deposit into the trust account the same amount of August Extension Payment each additional month that is needed for the Company to consummate the proposed Business Combination until February 8, 2024 (unless the Company’s board of directors decides to stop extending the time period earlier than such date).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Sizzle Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sizzle Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon the consummation of a business combination and it lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Further, if the Company does not complete a business combination by August 8, 2023, or obtain approval for an extension of this deadline, it will be required to cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY
March 27, 2023

SIZZLE ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Cash	$823,945	$1,046,646
Prepaid expenses	60,417	362,242
Total current assets	884,362	1,408,888
Prepaid expenses – non-current portion	—	35,656
Investments held in Trust Account	159,759,471	158,108,357
Total assets	$160,643,833	$159,552,901

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Accrued offering costs and expenses	$1,152,735	$167,573
Franchise tax payable	—	85,711
Deferred tax liability	212,062	—
Income tax payable	233,251	—
Promissory note – related party	153,127	153,127
Total current liabilities	1,751,175	406,411
Deferred underwriters’ fee	8,150,000	8,150,000
Total liabilities	9,901,175	8,556,411

Commitments and Contingencies (Note 6)
Common stock subject to possible redemption, 15,500,000 shares at redemption value of approximately $10.31 and $10.20 per share as of December 31, 2022 and December 31, 2021, respectively	159,760,746	158,100,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 6,270,600 shares issued and outstanding (excluding 15,500,000 shares subject to possible redemption)	627	627
Additional paid-in capital	—	—
Accumulated deficit	(9,018,715)	(7,104,137)
Total stockholders’ deficit	(9,018,088)	(7,103,510)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$160,643,833	$159,552,901

The accompanying notes are an integral part of these financial statements.

SIZZLE ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2022	2021
Formation and operating cost	$1,991,933	$268,137
Franchise tax	230,618	85,711
Loss from Operations	(2,222,551)	(353,848)

Other income
Interest income on Trust Account	2,414,031	8,357

Income before provision for income tax	191,480	(345,491)
Provision for income taxes	(445,313)	—
Net loss	$(253,833)	$(345,491)

Basic and diluted weighted average shares outstanding, redeemable common stock	15,500,000	2,293,151
Basic and diluted net loss per common stock, redeemable common stock	$(0.01)	$(0.05)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	6,270,600	4,195,998
Basic and diluted net loss per common stock, non-redeemable common stock	$(0.01)	$(0.05)

The accompanying notes are an integral part of these financial statements.

SIZZLE ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance as of January 1, 2021	5,622,750	562	25,308	(2,642)	23,228
Private Placement Shares sold	770,000	78	7,699,922	—	7,700,000
Representative shares issued	151,200	15	(15)	—	—
Representative shares returned	(264,600)	(27)	27	—	—
Forfeiture of founder shares	(8,750)	(1)	1	—	—
Proceeds allocated to public warrants	—	—	6,062,414	—	6,062,414
Issuance costs allocated to public warrants	—	—	(445,147)	—	(445,147)
Remeasurement of common stock subject to possible redemption amount	—	—	(13,342,510)	(6,756,004)	(20,098,514)
Net loss	—	—	—	(345,491)	(345,491)
Balance as of December 31, 2021	6,270,600	$627	$—	$(7,104,137)	$(7,103,510)
Remeasurement of common stock subject to possible redemption	—	—	—	(1,660,746)	(1,660,746)
Net loss	—	—	—	(253,833)	(253,833)
Balance as of December 31, 2022	6,270,600	$627	$—	$(9,018,715)	$(9,018,088)

The accompanying notes are an integral part of these financial statements.

SIZZLE ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(253,833)	$(345,491)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by related party	—	346
Interest on Trust Account	(2,414,031)	(8,357)
Changes in current assets and liabilities:
Prepaid expenses	337,481	(397,898)
Accrued offering costs and expenses	985,163	95,306
Franchise tax payable	(85,711)	85,711
Deferred tax liability	212,062	—
Income taxes payable	233,251	—
Net cash used in operating activities	(985,618)	(570,383)

Cash flows from investing activities:
Cash deposited in Trust Account	—	(158,100,000)
Cash withdrawn from trust account to pay taxes	762,917	—
Net cash provided by (used in) investing activities	762,917	(158,100,000)

Cash flows from financing activities:
Proceeds from initial public offering, net of offering costs	—	152,300,000
Proceeds from private placement	—	7,700,000
Payment of promissory note	—	(118,285)
Payment of deferred offering cost	—	(189,696)
Net cash provided by financing activities	—	159,692,019

Net change in cash	(222,701)	1,021,636
Cash, beginning of the period	1,046,646	25,010
Cash, end of the period	$823,945	$1,046,646

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in promissory note – related party	$—	$5,000
Remeasurement of common stock subject to possible redemption	$1,660,746	$20,098,514
Deferred offering costs included in accrued offering costs and expenses	$—	$218,693
Deferred underwriting fee charged to additional paid-in capital	$—	$8,150,000
Deferred offering costs closed to additional paid-in capital	$—	$531,247
Accrued expenses paid by promissory note – related party	$—	$166,876

The accompanying notes are an integral part of these financial statements.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization and Business Operations

Sizzle Acquisition Corp. (the “Company” or “Sizzle”) was incorporated in Delaware on October 12, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from October 12, 2020 (inception) through December 31, 2022 related to the Company’s formation and the initial public offering (“IPO”), which is described below, and since the offering identifying and evaluating prospective acquisition targets for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO.

The Company’s Sponsor is VO Sponsor, LLC.

The registration statement for the Company’s IPO was declared effective on November 3, 2021 (the “Effective Date”). On November 8, 2021, the Company consummated its IPO of 15,500,000 Units at $10.00 per Unit (which included a partial exercise of the underwriters’ over-allotment option), which is discussed in Note 3 and the sale of an aggregate of 770,000 shares at a price of $10.00 per Private Placement Share in a private placement to the Sponsor and Cantor that closed simultaneously with the IPO. On November 8, 2021, the underwriter exercised 2,000,000 of the full 2,025,000 over-allotment option available to them and forfeited the remainder.

Transaction costs amounted to $11,381,247 consisting of $2,700,000 of underwriting commissions, $8,150,000 of deferred underwriting fees and $531,247 of other cash offering costs.

The Company’s leadership has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the IPO, management has agreed that an amount equal to at least $10.20 per Unit sold in the IPO, including the proceeds from the sale of the Private Placement Shares, will be held in a Trust Account, located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

Following the closing of the IPO on November 8, 2021, $158,100,000 ($10.20 per Unit) from the net proceeds sold in the IPO, including the proceeds of the sale of the Private Placement Shares, was deposited in the Trust Account.

The Company will provide the public stockholders with the opportunity to redeem all or a portion of the shares of common stock of the Company that were issued in the Company’s initial public offering (the “Public Shares”) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization and Business Operations (cont.)

of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the IPO in accordance with the ASC Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company seeks stockholder approval and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), EarlyBirdCapital (“EBC”) Shares (as defined in Note 7) and any Public Shares purchased during or after the IPO (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

On February 1, 2023, the Company held a special meeting of stockholders (“Special Meeting”). At the Special Meeting, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial business combination from February 8, 2023 to August 8, 2023, or such earlier date as determined by Sizzle’s board of directors (“the “Extension”).

In connection with the Special Meeting, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the trust account. As a result, approximately $114.3 million (approximately $10.32 per Public Share) will be removed from the trust account to pay such holders and approximately $45.6 million will remain in the trust account. Following redemptions, the Company will have 4,423,297 Public Shares outstanding.

The Company will deposit an aggregate amount of $200,000 (the “Extension Payment”) in its Trust Account for its public stockholders by February 9, 2023, which will enable the Company to extend the period of time it has to consummate the proposed Business Combination to August 8, 2023, and will deposit into the Trust Account the same amount of Extension Payment each additional month that is needed for Sizzle to consummate the proposed Business Combination until August 8, 2023 (unless Sizzle’s board of directors decides to stop extending the time period earlier than such date).

The Company has until August 8, 2023 to complete an initial Business Combination. If it has not completed an initial Business Combination by such date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to it but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization and Business Operations (cont.)

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.20 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Merger Agreement

On October 24, 2022, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with European Lithium Limited, an Australian Public Company limited by shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “European Lithium”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“Pubco”) and Project Wolf Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Pubco, pursuant to which, upon closing of the Business Combination (the “Closing”), Pubco will acquire all of the issued and outstanding capital shares and equity interests of the European Lithium from EUR in exchange for ordinary shares of Pubco, European Lithium shall become a wholly owned subsidiary of Pubco and EUR shall become a shareholder of Pubco (the “Share Exchange”); and immediately thereafter Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and wholly owned subsidiary of Pubco.

Further, (a) the Company’s issued and outstanding shares common stock immediately prior to the effective time of the Merger, will be cancelled in exchange for the right of the holder thereof to receive one ordinary share, par value $0.0001 per share, of Pubco (“Ordinary Share”), (b) all of the outstanding Public Warrants of the Company, entitling the holder thereof to purchase one share of common stock at an exercise price of $11.50 per share will be converted into the right to receive a warrant to purchase one Ordinary Share at the same exercise price, being an exercise price of $11.50 per share, and (c) EUR will receive the number of Ordinary Shares in the Share Exchange that shall have an aggregate value equal to the Closing Share Consideration (as defined in the Merger Agreement) consisting of $750,000,000 divided by the redemption amount per share of common stock payable to the Company’s public stockholders that elect to redeem common stock in connection with the Closing, and, subject to applicable terms and conditions, earnout consideration of up to an additional 10% of such Closing Share Consideration, in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization and Business Operations (cont.)

Liquidity, Capital Resources and Going Concern

As of December 31, 2022, the Company had $823,945 of cash in its operating bank account and a working capital deficit of $436,721 (excluding franchise and income taxes payable). As of December 31, 2021, the Company had $1,046,646 of cash in its operating bank account and a working capital of $1,079,831 (excluding franchise tax payable).

The Company’s liquidity needs up to December 31, 2022 have been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of $150,000 (see Note 5), which was fully drawn down as of December 31, 2022. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of December 31, 2022, and 2021, there were no amounts outstanding under any Working Capital Loans.

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds to operate its business prior to an initial business combination. The Company has until August 8, 2023, to consummate a Business Combination (the “Combination Period”). It is uncertain that the Company will be able to consummate a Business Combination within the Combination Period. If a Business Combination is not consummated within the Combination Period, there will be a mandatory liquidation and subsequent dissolution.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition, in addition to possibility that Company would not be able to close a business combination through August 8, 2023, raise substantial doubt about the Company’s ability to continue as a going concern through that date. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and Russia-Ukraine war and has concluded that while it is reasonably possible that the virus and the war could have a negative effect on the Company’s financial position, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization and Business Operations (cont.)

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Reclassifications

Certain reclassifications have been made to prior year financial statements to conform to current period’s presentation. As of December 31, 2021, and for the year ended December 31, 2021 the amount of Franchise tax expense and payable of $85,711 was included in the total amount of Accrued offering costs and Formation and operating cost. Such reclassifications have no effect on net loss as previously reported.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Business Startups Act of 2012, ( the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $823,945 and $1,046,646 in cash as of December 31, 2022 and December 31, 2021, respectively. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

As of December 31, 2022, and 2021, the assets held in the Trust Account were held in U.S. Treasury Bills with a maturity of 185 days or less. During the years ended December 31, 2022 and 2021, the Company withdrew $762,917 and $0, respectively, of the interest income from the Trust Account to pay its tax obligations.

The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry in which the investee operates.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist of underwriter, accounting, filing and legal expenses incurred through the balance sheet date that are directly related to the IPO and were charged to temporary equity and stockholders’ (deficit) equity based on the underlying instruments’ relative fair value upon the completion of the IPO. If the IPO had proved to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, would have been charged to operations.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying value, excluding gross unrealized holding gain (loss) and fair value of held to maturity securities on December 31, 2022 and December 31, 2021 are classified as Level 1 and are as follows:

	Carrying Value as of December 31, 2022	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2022
U.S. Treasury Securities	$159,750,571	$77,162	$—	$159,827,733
	Carrying Value as of December 31, 2021	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2021
U.S. Treasury Securities	$158,108,357	$1,846	$—	$158,110,203

Common Stock Subject to Possible Redemption

The Company accounts for its shares of common stock subject to possible redemption in accordance with guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of common stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control)

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ deficit. The Company’s shares of common stock sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of shares of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

All of the 15,500,000 common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, as of December 31, 2022 and December 31, 2021, all shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The common stock subject to possible redemption reflected on the balance sheets as of December 31, 2022 and December 31, 2021 is reconciled in the following table:

Gross Proceeds	$155,000,000
Less:
Fair Value of public warrants	(6,062,414)
Common stock issuance costs	(10,936,100)
Plus:
Remeasurement of carrying value to redemption value	20,098,514
Common stock subject to possible redemption (December 31, 2021)	$158,100,000
Plus:
Remeasurement of carrying value to redemption value	1,660,746
Common stock subject to possible redemption (December 31, 2022)	$159,760,746

Net Loss Per Common Stock

The Company applies the two-class method in calculating earnings per share, with one class being the redeemable shares and one class being the non-redeemable shares. The contractual formula utilized to calculate the redemption amount approximates fair value. Changes in fair value are not considered a dividend for the purposes of the numerator in the earnings per share calculation. Net loss per common stock is computed by dividing the pro rata net loss between the redeemable common stock and the non-redeemable common stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted loss per share of common stock does not consider the effect of the warrants issued in connection with the IPO since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Reconciliation of Net Loss per Common Stock

The Company’s net loss is adjusted for the portion of net loss that is allocable to each class of common stock. The allocable net loss is calculated by multiplying net loss by the ratio of weighted average number of shares outstanding attributable to common stock to the total weighted average number of shares outstanding for the period. Accordingly, basic and diluted loss per common stock is calculated as follows:

	For the year ended December 31, 2022	For the year ended December 31, 2021
Redeemable Common Stock
Net loss allocable to redeemable common stock	$(180,721)	$(122,090)
Basic and diluted weighted average shares outstanding, redeemable common stock	15,500,000	2,293,151
Basic and diluted net loss per common stock	$(0.01)	$(0.05)
Non-Redeemable Common Stock
Net loss allocable to non-redeemable common stock	$(73,112)	$(223,401)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	6,270,600	4,195,998
Basic and diluted net loss per common stock	$(0.01)	$(0.05)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, including funds held in Trust on behalf of the Company, which, at times, may exceed the Federal Deposit Insurance Company coverage of $250,000. The Company has not experienced losses on this account.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that there any recently issued, but not effective, accounting standards, which, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On November 8, 2021, the Company consummated its IPO of 15,500,000 Units, which included the partial exercise of 2,000,000 of the underwriters’ full 2,025,000 over-allotment option, at a price of $10.00 per Unit, generating gross proceeds of $155,000,000. Each Unit consists of one share of common stock, par value $0.0001 per share and one-half of one redeemable warrant. Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share.

Note 4 — Private Placement Shares

Simultaneously with the closing of the IPO and the sale of the Units, the Sponsor, and Cantor have purchased an aggregate of 770,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $7,700,000. Of the total Private Placement Shares sold, 722,750 were purchased by the Sponsor and 47,250 were purchased by Cantor.

The proceeds from the Private Placement Shares were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Shares will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). The Private Placement Shares are identical to the shares in the Units sold to the public, except that the purchasers of the Private Placement Shares have also agreed not to transfer, assign or sell any of the Private Placement Shares (except in connection with the same limited exceptions that the Founder Shares may be transferred as described below) until after the completion of the Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On November 20, 2020, the Sponsor paid $25,000 in consideration for 2,875,000 shares of common stock (the “Founder Shares”). On March 2, 2021, the Company effected a stock dividend of 1.25 for 1 for each common stock held by the Sponsor, resulting in the Sponsor holding an aggregate of 3,593,750 common stock, of which up to 468,750 shares were subject to forfeiture. On September 15, 2021, the Company effected an additional 1.4 for 1 dividend, resulting in 5,031,250 Founder Shares, of which up to 656,250 shares were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor collectively owns shares equal to 35% of the shares issued in the IPO.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 5 — Related Party Transactions (cont.)

On November 3, 2021, the Company effected an additional 1.08 for 1 dividend, and as a result, the Company’s initial stockholders held 5,433,750 Founder Shares, which included an aggregate of up to 708,750 shares subject to forfeiture. On November 8, 2021 the underwriter partially exercised their over-allotment option and purchased an additional 2,000,000 Units out of the 2,025,000 available to them and forfeited the remainder. As a result, 8,750 Founder Shares were forfeited resulting in aggregate Founder Shares outstanding of 5,425,000.

The Company’s Sponsor, officers and directors have agreed not to transfer, assign or sell any Founder Shares or Private Placement Shares until the date of the consummation of our initial Business Combination. The limited exceptions include transfers, assignments or sales to the Company’s or the Sponsor’s officers, directors, consultants or their affiliates, to an entity’s members upon its liquidation, to relatives and trusts for estate planning purposes, by virtue of the laws of descent and distribution upon death, pursuant to a qualified domestic relations order, to the Company for no value for cancellation in connection with the consummation of our initial Business Combination, or in connection with the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to be bound by these transfer restrictions.

Promissory Note — Related Party

On December 19, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and expired upon the consummation of the IPO. As of December 31, 2022, and December 31, 2021, the Company had $153,127 outstanding under the Promissory Note, which is now without fixed terms and due on demand. The Sponsor acknowledged that the Company is not in default.

Administrative Support Agreement

The Company has agreed, commencing on the effective date of the IPO through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Company’s management a total of $10,000 per month for office space, utilities and secretarial support. For the year ended December 31, 2022, $120,000 had been incurred and paid. For the period from October 12, 2020 (Inception) through December 31, 2021, $20,000 had been recorded and paid.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. Each loan would be evidenced by promissory note. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into Units at a price of $10.00 per unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022 and December 31, 2021, no such Working Capital Loans were outstanding.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares and EBC Shares, as well as the holders of any warrants the Company’s Sponsor, officers, directors or their affiliates may be issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 6 — Commitments and Contingencies (cont.)

common stock are to be released from lock up. The holders of a majority of the Founder Shares, EBC Shares, and warrants issued to the Sponsor, officers, directors or their affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after consummation of the Business Combination. Notwithstanding anything to the contrary, EBC and Cantor may only make a demand on one occasion and only during the five-year period beginning on the Effective Date of the registration statement of which the prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of the Business Combination; provided, however, that EBC and Cantor may participate in a “piggy-back” registration only during the seven-year period beginning on the Effective Date of the registration statement of which this prospectus forms a part. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of IPO to purchase up to 2,025,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On November 8, 2021, the underwriters partially exercised this option and purchased an additional 2,000,000 Units and forfeited the remaining 25,000 available.

The underwriters received a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $2,700,000 (which is capped at $2,700,000 with the remaining $400,000 deferred to the close of the Business Combination with the rest of the deferred underwriting discount due to the underwriters’ partial over-allotment exercise).

The underwriters will be entitled to a cash underwriting discount of 5.0% of the gross proceeds of the IPO, or $6,750,000 (or up to $8,150,000, inclusive of the $400,000 deferral noted above, if the underwriters’ over-allotment is exercised in full) upon consummation of the Business Combination.

The underwriters agreed to reimburse the Company a portion of expenses related to the IPO. A total of $543,450 was reimbursed to the Company by the underwriters in pursuant of this agreement.

Consulting and Advisory Services Fees

The Company engaged Cohen & Company Capital Markets (“CCM”), an affiliate of a passive member of the Sponsor, to provide consulting and advisory services in connection with the IPO, for which it received an advisory fee equal to 0.6% of the aggregate proceeds of the IPO, net of underwriter’s expenses. This fee was deducted from the underwriting fees paid to Cantor as described above. Affiliates of CCM have and manage investment vehicles with a passive investment in the Sponsor. CCM agreed to defer the portion of its fee resulting from exercise of the underwriters’ over-allotment option until the consummation of our initial Business Combination. The Company has also engaged CCM as an advisor in connection with our initial Business Combination for which it will earn an advisory fee of 1.5% of the proceeds of the IPO payable at closing of the Business Combination, which will be deducted from the deferred underwriting fee paid to Cantor as described above. CCM’s fees will be offset from the underwriting fees described above and will not result in any incremental fees to the Company.

CCM is engaged to represent the Company’s interests only and did not participate in the IPO as defined in FINRA Rule 5110(j)(16); it is acting as an independent financial adviser as defined in FINRA Rule 5110(j)(9). As such, CCM did not act as an underwriter in connection with the IPO, it did not identify or solicit potential investors in the IPO or otherwise be involved in the distribution of the IPO.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 6 — Commitments and Contingencies (cont.)

On April 25, 2022, the Company entered into an agreement with BTIG for capital market advisory services in relationship with management of the redemptions of Public Shares in connection with the anticipated business combination as described in Note 8 below. The Company will pay BTIG a base advisory fee of $1,500,000, plus an additional fee of up to $3,750,000 depending on the amount of funds remaining in the trust account. The advisory fee is to be paid upon completion of the business combination.

On August 11, 2022, the Company entered into an additional agreement with CCM for financial and market advisory services in connection with the anticipated business combination as described in Note 8 below. The agreement stipulates a transaction fee of $5,000,000 to be paid upon successful completion of the business combination.

On August 18, 2022, the Company entered into an agreement with CCM and Jett Capital to act as co-placement agents in the event the Company raises a PIPE financing in connection with the business combination. As compensation for their services as co-placement agents, CCM and Jett Capital are collectively entitled to a cash fee of 5% of the PIPE financing proceeds, to be shared equally between the CCM and Jett Capital.

On September 10, 2022, the Company entered in a consulting agreement with the ICR LLC (“ICR”) to provide certain services related to the business combination. ICR’s compensation consists of the following:

•        $20,000 per month until the three (3) month anniversary of the announcement date of the business combination, pro-rated for any partial month, which is expensed by the Company as incurred;

•        a transaction fee of $250,000, payable immediately upon completion of the business combination (and which shall be waived if the business combination is not completed for any reason); and

•        a performance-based fee of $250,000, payable immediately upon completion of the business combination, based on certain performance indicators related to market capitalization of the combined company.

Except for ICR’s monthly fees, which the Company records in its results of operations as they are incurred, all other arrangements described in this section are contingent upon closing of the business combination and related PIPE financing and will be recorded upon their completion.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there was no preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 6,270,600 shares of common stock issued and outstanding, which includes 5,425,000 Founder Shares, 75,600 EBC Shares and 770,000 Private Placement Shares, but excludes the 15,500,000 Public Shares that are subject to possible redemption.

EBC Shares — On October 12, 2020, the Company issued to the designees of EBC 100,000 EBC Shares for nominal consideration. On March 2, 2021, the Company effected a 1.25 for 1 dividend resulting in 125,000 EBC Shares, 25,000 of which EBC returned to the Company, at no cost, resulting in 100,000 EBC shares. On March 9, 2021, the Company issued to EBC and its designees an additional 100,000 EBC Shares at a price of $0.0001 per share, resulting in 200,000 EBC Shares being outstanding.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 7 — Stockholders’ Deficit (cont.)

On July 12, 2021, EBC returned 150,000 EBC Shares to the Company, at no cost, which were subsequently cancelled. This return resulted in EBC shares outstanding of 50,000 pre-dividend. The number of EBC Shares outstanding increased to 70,000 after giving effect to the stock dividend of 1.4 for 1 on September 15, 2021, which is what was outstanding as of September 30, 2021. On November 3, 2021, the Company issued a stock dividend of 1.08 for 1, which resulted in 75,600 EBC Shares outstanding.

The Company accounted for the EBC Shares as a charge directly to stockholders’ deficit. The Company estimated the fair value of representative shares to be $870.

The holders of the EBC Shares have agreed not to transfer, assign or sell any such shares without our prior consent until the completion of our initial Business Combination. In addition, the holders of the EBC Shares have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of our initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete our initial Business Combination within the Combination Period.

Public Warrants — As of December 31, 2022 and 2021, there were 7,750,000 Public Warrants issued or outstanding. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time after the warrants become exercisable;

•        if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third business day prior to the notice of redemption to the warrant holders;

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 7 — Stockholders’ Deficit (cont.)

settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) Market Value or (ii) the price at which the Company issue the additional shares of common stock or equity-linked securities.

Note 8 — Income Tax

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax asset (liability)
Organizational costs/Start-up costs	$474,562	56,256
Unrealized gain on Trust Account	(212,062)
Federal net operating loss	—	16,297
Total deferred tax asset (liability)	262,500	72,553
Valuation allowance	(474,562)	(72,553)
Deferred tax asset (liability), net of allowance	$(212,062)	—

The income tax provision consists of the following:

	December 31, 2022	December 31, 2021
Federal
Current	$233,251	—
Deferred	(189,947)	(72,553)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	402,009	72,553
Income tax provision	$445,313	—

The Company’s federal net operating loss carryforward as of December 31, 2022 and 2021 amounted to $0 and $77,604, respectively, and will be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 8 — Income Tax (cont.)

deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was $402,009 and $72,553, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	$21.00%	21.00%
Deferred tax liability change in rate
Non-deductible interest	1.61%	—
Change in valuation allowance	209.95%	(21.00)%
Effective tax rate	$232.56%	—

The Company files income tax returns in the U.S. federal jurisdiction, in various state and local jurisdictions and is subject to examination by the various taxing authorities, since inception.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up through the date that the financial statements were issued. Based upon this review, except as disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 1, 2023, the Company held a Special Meeting, at which the Company’s stockholders approved the Extension.

In connection with the Special Meeting, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $114.3 million (approximately $10.32 per Public Share) was removed from the Trust Account to pay such holders and approximately $45.6 million remained in the Trust Account. Following redemptions, the Company has 4,423,297 Public Shares outstanding.

The Company made monthly $200,000 Extension Payments in its Trust Account for its public stockholders on each of February 6, 2023 and March 7, 2023 and will deposit into the Trust Account the same amount of Extension Payment for each additional month that is needed for Sizzle to consummate the proposed Business Combination until August 8, 2023 (unless Sizzle’s board of directors decides to stop extending the time period earlier than such date).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
European Lithium AT (Investments) Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of European Lithium AT (Investments) Limited (the “Company”) as of June 30, 2023 and 2022, the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the two years in the period ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2023 and 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2022.

Houston, Texas
November 9, 2023

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED 30 JUNE 2023 AND 2022

	Note	30 June 2023 $	30 June 2022 $
Continuing operations
Other income		111,218	—
Consultants and professional services expenses	4	(374,618)	(179,262)
Administration expenses		(35,653)	(24,504)
Finance costs	4	(14,871)	(12,711)
Depreciation expense	9	(6,757)	(7,413)
Foreign exchange	4	(2,199)	(11,155)
Merger expenses	4	(5,009,866)	—
Other expenses	4	(22,395)	(49,556)
Loss before income tax		(5,355,141)	(284,601)
Income tax expense	5	—	—
Loss after tax		(5,355,141)	(284,601)

Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations		1,358,781	(3,941,081)
Other comprehensive profit/(loss) for the period, net of income tax		1,358,781	(3,941,081)
Total comprehensive profit/(loss) for the year		(3,996,360)	(4,225,682)

Loss per share for the year
Basic loss per share	14	(53,551)	(2,846)
Diluted loss per share	14	(53,551)	(2,846)

The above Consolidated Statements of Comprehensive Income is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS AT 30 JUNE 2023 AND 2022

	Note	30 June 2023 $	30 June 2022 $
ASSETS
Current Assets
Cash and cash equivalents	6	137,451	136,097
Other receivables	7	94,149	44,908
Total Current Assets		231,600	181,005

Non-Current Assets
Restricted cash and other deposits	8	21,170	20,324
Property and plant and equipment	9	7,555	13,996
Deferred exploration and evaluation expenditure	10	34,724,374	30,468,697
Total Non-Current Assets		34,753,099	30,503,017
TOTAL ASSETS		34,984,699	30,684,022

LIABILITIES
Current Liabilities
Trade and other payables	11	3,203,646	304,564
Provisions		7,458	—
Total Current Liabilities		3,211,104	304,564
TOTAL LIABILITIES		3,211,104	304,564
NET ASSETS		31,773,595	30,379,458

EQUITY
Share capital	12	39,414	39,414
Reserves	13	40,878,338	34,129,060
Retained earnings		(9,144,157)	(3,789,016)
TOTAL EQUITY		31,773,595	30,379,458

The above Consolidated Statements of Financial Position is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 JUNE 2023 AND 2022

	Note	Share Capital $	Unissued Capital Reserve $	Foreign Currency Translation Reserve $	Retained Earnings $	Total Equity $
At 1 July 2021		39,414	32,805,444	(1,009,485)	(3,504,415)	28,330,958
Loss for the year		—	—	—	(284,601)	(284,601)
Foreign currency exchange differences arising on translation from functional currency to presentation currency		—	—	(3,941,081)	—	(3,941,081)
Total comprehensive loss for the year		—	—	(3,941,081)	(284,601)	(4,225,681)

Capital contributions	13	—	6,274,182	—	—	6,274,182
At 30 June 2022		39,414	39,079,626	(4,950,566)	(3,789,016)	30,379,458
Loss for the year		—	—	—	(5,355,141)	(5,355,141)
Foreign currency exchange differences arising on translation from functional currency to presentation currency		—	—	1,358,781	—	1,358,781
Total comprehensive (loss) for the year		—	—	1,358,781	(5,355,141)	(3,996,360)

Capital contributions	13	—	5,390,497	—	—	5,390,497
At 30 June 2023		39,414	44,470,123	(3,591,785)	(9,144,157)	31,773,595

The above Consolidated Statements of Changes in Equity is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED 30 JUNE 2023 AND 2022

	Note	30 June 2023 $	30 June 2022 $
Cash flows from operating activities
Payments to suppliers and employees		(2,433,161)	(237,005)
Finance costs		(7,776)	(14,350)
Grants received		111,218	—
VAT refund received/(paid)		(49,070)	68,958
Net cash (used in) operating activities	16	(2,378,789)	(182,397)

Cash flows from investing activities
Payments for exploration and evaluation		(2,993,578)	(6,019,463)
Payment for property and plant and equipment		—	(14,904)
Net cash (used in) investing activities		(2,993,578)	(6,034,367)

Cash flows from financing activities
Proceeds from issue of shares	13	5,368,057	6,190,820
Net cash provided by financing activities		5,368,057	6,190,820

Net increase/(decrease) in cash and cash equivalents		(4,310)	(25,944)
Cash and cash equivalents at beginning of year		136,097	184,190
Effects on exchange rate fluctuations on cash held		5,664	(22,149)
Cash and cash equivalents at end of year	6	137,451	136,097

The above Consolidated Statements of Cash Flows is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      CORPORATE INFORMATION

The financial report of European Lithium AT (Investments) Limited (the Company), and its wholly owned entities as disclosed in Note 19 (the Group) for the years ended 30 June 2023 and 30 June 2022 was authorised for issue in accordance with a resolution of the directors on 9 November 2023. The Group has legal right and tenure over the Wolfsberg Lithium project located in Austria through its wholly owned subsidiary ECM Lithium AT GmbH (ECM Lithium). ECM Lithium has 54 exploration licenses which are valid until 31 December 2024 and 11 mining licenses which are valid until 31 December 2023.

On 26 October 2022, the Company announced that it has entered into a business combination agreement with Sizzle Acquisition Corp., a US special purpose acquisition company listed on NASDAQ (NASDAQ:SZZL) (Sizzle), pursuant to which the Company will effectively sell down its shareholding in European Lithium AT (Investments) Ltd, ECM Lithium AT GmbH and ECM Lithium AT Operating GmbH (collectively EUR Austria), which hold the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares in a newly-formed combined entity incorporated in the British Virgin Islands and named “Critical Metals Corp.” (CRML) which is expected to be listed on NASDAQ (Transaction). Closing of the Transaction remains subject to satisfaction (or waiver) of various conditions precedent (including shareholder and regulatory approval).

The Company is incorporated in the British Virgin Islands and is a company limited by shares. The registered office of the Company is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The nature of the operations and principal activities of the Company during the period was Lithium exploration in Austria.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)      Basis of preparation

The financial report is a general-purpose financial report, which has been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The Company is a for-profit entity for the purpose of preparing the financial statements.

The financial report has also been prepared on the accruals basis and historical cost basis.

The accounting policies set out below have been applied consistently to all periods presented in the financial report except where stated.

b)      Application of new and revised accounting standards

Changes in accounting policies on initial application of Accounting Standards

In the years ended 30 June 2023 and 30 June 2022, the Directors have reviewed all of the new and revised Standards and Interpretations issued by the IASB that are relevant to the Company and effective for the full year reporting periods beginning on or after 1 July 2022. As a result of this review, the Directors have applied all new and amended Standards and Interpretations that were effective as at 1 July 2022 with no material impact on the amounts of disclosures included in the financial report.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

New accounting standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for 30 June 2023 reporting periods and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and interpretations has not identified any impact.

Title	Summary	Application date of standard	Application date for the Group
Reference to the Conceptual Framework (Amendments to IFRS 3)	The amendments update an outdated reference to the Conceptual Framework in IFRS 3 without significantly changing the requirements in the standard.	This standard is not expected to have a material impact on the Group’s financial statements and disclosures	1 July 2022
Annual Improvements to IFRS Standards 2018 – 2020

Makes amendments to the following standards:

•   IFRS 1 — The amendment permits a subsidiary that applies paragraph D16(a) of IFRS 1 to measure cumulative translation differences using the amounts reported by its parent, based on the parent’s date of transition to IFRSs.

•   IFRS 9 — The amendment clarifies which fees an entity includes when it applies the ‘10 per cent’ test in paragraph B3.3.6 of IFRS 9 in assessing whether to derecognise a financial liability. An entity includes only fees paid or received between the entity (the borrower) and the lender, including fees paid or received by either the entity or the lender on the other’s behalf.

		This standard is not expected to have a material impact on the Group’s financial statements and disclosures	1 July 2022
Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)

The amendments require that an entity discloses its material accounting policies, instead of its significant accounting policies. Further amendments explain how an entity can identify a material accounting policy. Examples of when an accounting policy is likely to be material are added. To support the amendment, the Board has also developed guidance and examples to explain and demonstrate the application of the ‘four-step materiality process’ described in IFRS Practice Statement 2.

		This standard is not expected to have a material impact on the Group’s financial statements and disclosures	1 July 2023

There are no other standards that are not yet effective and that would be expected to have a material impact on the Group in the current or future reporting periods and on foreseeable future transactions.

c)      Principles of consolidation

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. A list of controlled entities is contained in Note 19 to the financial statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

All inter-group balances and transactions between entities in the Group, including any unrealised profits or losses, have been eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with those adopted by the Parent Entity.

d)      Significant accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. The key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period are:

Deferred exploration and evaluation expenditure

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgement in determining whether it is likely that future economic benefits are likely from future exploitation or sale or where activities have not reached a stage which permits a reasonable assumption of the existence of reserves.

Determining of functional currency

Based on the primary indicators in IAS 21 The Effects of Change in Foreign Exchange Rates, the Euro has been determined as the functional currency of the Group, because the Euro is the currency that mainly influences labour, material and other costs of providing goods or services, and is the currency in which the majority of these costs are denominated and settled.

Effects of changes in foreign exchange rates on the consolidation of the financial statements are recorded in other comprehensive income and carried in the form of a cumulative translation adjustment in the accumulated other comprehensive income section of the Statement of financial position of the Group.

The presentation currency of the Group has been determined to be US Dollars reflecting the current principal equity and financing structure.

Income taxes

The Group is subject to income taxes in jurisdictions where it has foreign operations.

Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group estimates its tax liabilities based on the Group’s understanding of the tax laws in the relevant jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

The Group recognises deferred tax assets relating to carried forward tax losses to the extent there are sufficient taxable temporary differences (deferred tax liabilities) relating to the same taxation authority against which the unused tax losses can be utilised. However, utilisation of the tax losses also depends on the ability of the entity to satisfy certain tests at the time the losses are recouped.

Deferred taxation

Potential future income tax benefits have not been brought to account at 30 June 2023 and 30 June 2022 because the Directors do not believe that it is appropriate to regard realisations of future income tax benefits as probable.

e)      Borrowing costs

Borrowing costs are recognised as an expense when incurred, except for borrowing cost relating to qualifying assets when the interest is capitalised to the qualifying assets.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

f)      Cash and cash equivalents

Cash and cash equivalents in the Statement of Financial Position comprise cash at bank and in hand and short-term deposits with an original maturity of six months or less.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Restricted cash in the Statement of Financial Position refers to cash that is held for a specific reason and not available for immediate business use.

g)      Other receivables

Other receivables measured at amortised cost, the Group recognises lifetime expected credit losses when there has been a significant increase in credit risk since initial recognition. If the credit risk on the financial instrument has not increased significantly since initial recognition, the Group measures the loss allowance for that financial instrument at an amount equal to expected credit losses within the next 12 months.

The Group considers an event of default has occurred when a financial asset is more than 120 days past due or external sources indicate that the debtor is unlikely to pay its creditors, including the Group. A financial asset is credit impaired when there is evidence that the counterparty is in significant financial difficulty or a breach of contract, such as a default or past due event has occurred. The Group writes off a financial asset when there is information indicating the counterparty is in severe financial difficulty and there is no realistic prospect of recovery.

h)      Property, Plant and Equipment

Plant and equipment is stated at cost less accumulated depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the item. In the event that settlement of all or part of the purchase consideration is deferred, cost is determined by discounting the amounts payable in the future to their present value as at the date of acquisition.

Depreciation is provided on plant and equipment. Depreciation is calculated on a straight-line basis so as to write off the net cost or other revalued amount of each asset over its expected useful life to its estimated residual value. The estimated useful lives, residual values and depreciation method are reviewed at the end of each annual reporting period.

The following estimated useful lives are used in the calculation of depreciation:

Plant and equipment	3 years

i)       Financial instruments

Debt and equity instruments are classified as either liabilities or as equity in accordance with the substance of the contractual arrangement. Transaction costs on the issue of equity instruments are recognised directly in equity as a reduction of the proceeds of the equity instruments to which the costs relate. Transaction costs are the costs that are incurred directly in connection with the issue of those equity instruments and which would not have been incurred had those instruments not been issued.

Interest and dividends are classified as expenses or as distributions of profit consistent with the statement of financial position classification of the related debt or equity instruments or component parts of compound instruments.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

j)      Impairment of assets

At each reporting date, the Company assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Company makes a formal estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is considered impaired and is written down to its recoverable amount.

Recoverable amount is the greater of fair value less costs to sell and value in use. It is determined for an individual asset, unless that asset’s value in use cannot be estimated to be close to its fair value less costs to sell and it does not generate cash inflows that are largely independent of those from other assets or group of assets. In which case, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying value does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised in profit or loss immediately, unless the relevant asset is carried at fair value, in which case the reversal of the impairment loss is treated as a revaluation increase.

During the years ended 30 June 2023 and 2022 the Company has undertaken a review for the impairment of assets and not identified any triggers of impairment.

k)      Income tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date.

Deferred tax is provided on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences except:

•        When the deferred tax liability arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither the accounting profit nor taxable profit or loss; or

•        When the taxable temporary difference arises from the initial recognition of goodwill; or

•        When the taxable temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, and the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognised to the extent that it is probable that sufficient taxable amounts will be available against which the deductible temporary differences or unused tax losses and tax offsets can be utilised, except:

•        When the deductible temporary difference giving rise to the asset arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither accounting profit nor taxable income; or

•        When the deductible temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, in which case a deferred tax asset is only recognised to the extent that it is probable that the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilised.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised.

Unrecognised deferred income tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset when they relate to the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

l)       Value added tax

Revenues, expenses and assets are recognised net of the amount of VAT except:

•        When the VAT incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the VAT is recognised as part of the cost acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of VAT included.

•        The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the VAT component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of VAT recoverable from, or payable to, the taxation authority.

m)    Leases

Right of use asset

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognised right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

Lease Liabilities

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The variable lease payments that do not depend on an index or a rate are recognised as expense in the period on which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

The Group has elected not to recognise right of use assets and lease liabilities for short term leases and low value assets. For these leases, the Group recognised the lease payments as an expense on a straight line basis over the lease term.

Short-term leases and leases of low-value assets.

The Group applies the short-term lease recognition exemption for those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the lease of low-value assets recognition exemption to leases of plant and equipment that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

n)      Foreign Currency

Foreign currency transactions and balances

All foreign currency transactions occurring during the financial year are recognised at the exchange rate in effect at the date of the transaction. Foreign currency monetary items at reporting date are translated at the exchange rate existing at reporting date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined.

Exchange differences are recognised in the profit or loss in the period in which they arise except those exchange differences which relate to assets under construction for future productive use which are included in the cost of those assets where they are regarded as an adjustment to interest costs on foreign currency borrowings.

Functional and presentation currency

Items included in the financial statements of each of the companies within the Group are measured in Euro which is the currency of the primary economic environment in which they operate (the functional currency). The consolidated financial statements are presented in US dollars, which is the Company’s presentation currency.

Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•        assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•        income and expenses for each statement of profit or loss and other comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•        all resulting exchange differences are recognised in other comprehensive income.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

o)      Trades and other payables

Trade payables and other accounts payable are carried at amortised cost and represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of those goods and services.

p)      Exploration and evaluation expenditure

Exploration and evaluation expenditures in relation to each separate area of interest are recognised as an exploration and evaluation asset in the year in which they are incurred where the following conditions are satisfied:

•        the rights to tenure of the area of interest are current; and

•        at least one of the following conditions is also met:

•        the exploration and evaluation expenditures are expected to be recouped through successful development and exploration of the area of interest, or alternatively, by its sale; or

•        exploration and evaluation activities in the area of interest have not at the balance date reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves, and active and significant operations in, or in relation to, the area of interest are continuing.

Exploration and evaluation assets are initially measured at cost and include acquisition of rights to explore, studies, exploratory drilling, trenching and sampling and associated activities and an allocation of depreciation and amortised of assets used in exploration and evaluation activities. General and administrative costs are only included in the measurement of exploration and evaluation costs where they are related directly to operational activities in a particular area of interest.

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. The recoverable amount of the exploration and evaluation asset (for the cash generating unit(s) to which it has been allocated being no larger than the relevant area of interest) is estimated to determine the extent of the impairment loss (if any). Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in previous years.

Where a decision has been made to proceed with development in respect of a particular area of interest, the relevant exploration and evaluation asset is tested for impairment and the balance is then reclassified to development.

During the years ended 30 June 2023 and 2022 the Company has undertaken a review for the impairment of assets and not identified any triggers of impairment.

q)      Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a business are not included in the cost of the acquisition as part of the purchase consideration.

r)      Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Board of Directors who is responsible for making strategic decisions.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      SEGMENT INFORMATION

IFRS 8 Operating Segments requires operating segments to be identified on the basis of internal reports that are regularly reviewed by the Chief Operating Decision Maker (CODM) to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. In the case of the Group the CODM are the executive management team and all information reported to the CODM is based on the consolidated results of the Group as one operating segment, as the Group’s activities relate to mineral exploration.

Accordingly, the Group has only one reportable segment and the results are the same as the Group results.

4.      EXPENSES FROM CONTINUING OPERATIONS

	30 June 2023 $	30 June 2022 $
Consultants and professional services
Investor relations	(63,881)	(50,744)
Taxation advisors	(21,242)	(14,925)
Company secretarial advisors	(4,075)	(13,457)
Legal fees	(282,020)	(100,136)
General	(3,400)	—
	(374,618)	(179,262)

Finance expenses
Bank fees	(7,776)	(14,350)
Other expenses	(7,095)	1,639
	(14,871)	(12,711)

Foreign exchange
Realised foreign exchange on payments to suppliers	(2,199)	(11,155)
	(2,199)	(11,155)

Merger Expenses
Merger expenses(i)	(5,009,866)	—
	(5,009,866)	—

Other expenses
Repayment of grant	—	(45,564)
Travel expenses	(22,395)	(3,992)
	(22,935)	(49,556)

____________

(i)      On 26 October 2022, the Company announced that it has entered into a business combination agreement with Sizzle Acquisition Corp., a US special purpose acquisition company listed on NASDAQ (NASDAQ:SZZL) (Sizzle), pursuant to which the Company will effectively sell down its shareholding in European Lithium AT (Investments) Ltd, ECM Lithium AT GmbH and ECM Lithium AT Operating GmbH (collectively EUR Austria), which hold the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares in a newly-formed combined entity incorporated in the British Virgin Islands and named “Critical Metals Corp.” (CRML) which is expected to be listed on NASDAQ (Transaction). In accordance with the terms of the Proposed Transaction, the Company will be reimbursed for certain expenses incurred upon the closing of the Transaction.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.      INCOME TAX

	30 June 2023 $	30 June 2022 $
Major components of income tax expense for the year are:

Income statement
Current income tax charge/(benefit)	—	—

Statement of changes in equity
Income tax expense reported in equity	—	—

A reconciliation of income tax expense/(benefit) applicable to accounting profit/(loss) before income as at the statutory income tax rate to income tax expense/(benefit) at the Company’s effective income tax rate for the year is as follows:

	30 June 2023 $	30 June 2022 $
Loss from ordinary activities before income tax expense	(5,355,141)	(284,601)
Prima facie tax benefit on loss from ordinary activities at 23.0% (2022: 23.0%)	(1,231,683)	(65,458)

Tax effect of amounts which are not deductible (taxable) in calculating taxable income:
Non-temporary tax adjustments	1,137,734	—
Current year deferred tax assets (non-tax losses) not recognised	93,949	65,458
	—	—

Unrecognised deferred tax assets have not been recognised in respect of the following items:

	30 June 2023 $	30 June 2022 $
Unrecognised temporary differences
Deferred tax assets (at 23.0%) (2022: 23.0%)
Carry forward tax losses – revenue	5,784,008	5,004,488
Carry forward tax losses – capital	—	—
	5,784,008	5,004,488

Deferred tax liabilities (at 23.0%) (2022: 25.0%)
Prepayments	—	—
Net unrecognised deferred tax asset/(liability)	1,330,322	1,251,122

Potential future income tax benefits arising from tax losses have not been brought to account at 30 June 2023 and 2022 because the directors do not believe it is appropriate to regard realisation of the future income tax benefits as probable. These benefits will only be obtained if:

•        assessable income is derived of a nature and of amount sufficient to enable the benefit from the deductions to be realised;

•        the Company continues to comply with the conditions for deductibility imposed by law; and

•        no changes in tax legislation adversely affect the realisation of the benefit from the deductions.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.      INCOME TAX (cont.)

Profits are taxed at the standard corporate income tax (CIT) rate of 25% in Austria, regardless of whether profits are retained or distributed. According to the Eco Social Tax Reform Act of 2022, the CIT rate will be reduced from 25% to 24% in 2023 and further to 23% in 2024. For the net unrecognised deferred tax asset as of 30 June 2022 a tax rate of 25% was used and for the net unrecognised deferred tax asset as of 30 June 2023 a tax rate of 23% was used based on the assessment of the future utilization by the management. Tax losses can be carried forward in Austria without time limitation. In general Tax losses carried forward can be offset against taxable income only up to a maximum of 75% of the taxable income for any given year.

6.      CASH AND CASH EQUIVALENTS

	30 June 2023 $	30 June 2022 $
Cash at bank and in hand	137,451	136,097
	137,451	136,097

Cash at bank earns interest at floating rates based on daily bank deposit rates.

7.      OTHER RECEIVABLES

	30 June 2023 $	30 June 2022 $
Security deposit	4,310	4,138
GST/VAT receivable	89,839	40,770
	94,149	44,908

These amounts arise from the usual operating activities of the Company and are non-interest bearing. The debtors do not contain any overdue or impaired receivables.

8.      RESTRICTED CASH AND OTHER DEPOSITS

	30 June 2023 $	30 June 2022 $
Term deposits	21,170	20,324
	21,170	20,324

Restricted cash relates to the bank guarantees provided by the Company to the value of €20,000 in respect of any unrepaired damage to property at the Wolfsberg project. These deposits are subject to restrictions and are therefore not available for general use by the entities within the Group.

9.      PROPERTY AND PLANT AND EQUIPMENT

	30 June 2023 $	30 June 2022 $
Office equipment – Cost	56,603	54,341
Office equipment – Accumulated depreciation	(49,048)	(40,345)
	7,555	13,996
Carrying value at beginning of period	13,996	6,776
Additions	—	14,904
Depreciation charge for the period	(6,757)	(7,413)
Foreign exchange	316	(271)
Carrying value at end of period	7,555	13,996

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.    DEFERRED EXPLORATION AND EVALUATION EXPENDITURE

	30 June 2023 $	30 June 2022 $
Exploration and evaluation phases:
Balance at beginning of period	30,468,697	28,568,902
Expenditure incurred	2,874,455	5,757,513
Foreign exchange movement	1,381,222	(3,857,718)
Balance at end of period	34,724,374	30,468,697

The recoupment of costs carried forward in relation to areas of interest in the exploration and evaluation phases is dependent upon the successful development and commercial exploitation or sale of the respective areas.

11.    TRADE AND OTHER PAYABLES

	30 June 2023 $	30 June 2022 $
Trade payables	3,181,224	304,302
Other payables and accruals	22,422	262
	3,203,646	304,564

12.    SHARE CAPITAL

	30 June 2023 No of shares	30 June 2023 $
Opening balance	100	39,414
Total share capital	100	39,414
	30 June 2022 No of shares	30 June 2022 $
Opening balance	100	39,414
Total share capital	100	39,414

Terms and conditions of contributed equity

Fully paid ordinary shares have the right to receive dividends as declared and, in the event of winding up the Company, to participate in the proceeds from sale of all surplus assets in proportion to the number of paid up shares held.

Fully paid ordinary shares entitle their holder to one vote, either in person or by proxy, at any shareholders’ meeting of the Company.

13.    RESERVES

The foreign currency translation reserve is used to record exchange differences arising from the translation of financial statements of foreign subsidiaries.

	30 June 2023 $	30 June 2022 $
Foreign currency translation reserve	(3,591,785)	(4,950,566)
Unissued capital reserve	44,470,123	39,079,626
	40,878,338	34,129,060

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.    RESERVES (cont.)

Foreign Currency Translation Reserve

	30 June 2023 $	30 June 2022 $
Balance at beginning of year	(4,950,566)	(1,009,485)
Foreign currency exchange differences arising on translation of foreign operations	1,358,781	(3,941,081)
Balance at end of year	(3,591,785)	(4,950,566)

Unissued Capital Reserve

	30 June 2023 $	30 June 2022 $
Balance at beginning of year	39,079,626	32,805,444
Capital contribution funding received	5,368,056	6,190,820
Foreign exchange movement	22,441	83,362
Balance at end of year	44,470,123	39,079,626

During the financial years ended 30 June 2023 and 30 June 2022 the Company received capital contributions from its parent entity European Lithium Limited (ASX: EUR) of $5,390,497 and $6,274,182, respectively. The issue of shares in the Company pursuant to funding received remained outstanding at the balance sheet date.

14.    LOSS PER SHARE

	30 June 2023 $	30 June 2022 $
Loss used in the calculation of basic and dilutive loss per share	(5,355,141)	(284,601)
	2023 $ per share	2022 $ per share
Loss per share:
Basic loss per share	(53,551)	(2,846)
Diluted loss per share	(53,551)	(2,846)
	2022 Number	2021 Number
Weighted average number of shares	100	100

There are dilutive potential ordinary shares on issue at balance date. Given the Company has made a loss and has no warrants on issue, there is no dilution of earnings hence the diluted loss per share is the same as for basic loss per share.

15.    COMMITMENTS AND CONTINGENCIES

a)      Exploration commitments

The Group has no minimum expenditure requirements in relation to its exploration and mining licences at its Wolfsberg Project other than minimal annual licence and mine safety fees.

b)      Contingencies

The Company has provided bank guarantees to the value of €20,000 in respect of any unrepaired damage to property at the Wolfsberg project.

There has been no other change in contingent liabilities since the last annual reporting date.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.    CASH FLOW INFORMATION

	30 June 2023 $	30 June 2022 $
Reconciliation from net loss after tax to net cash used in operations
Net loss	(5,355,141)	(284,601)
Non-cash flows included in operating loss:
Depreciation (note 9)	6,757	7,413
Foreign exchange	(5,664)	22,149
Changes in assets and liabilities:
(Increase) / Decrease in trade and other receivables	(50,404)	72,642
(Increase) in trade and other payables	3,018,205	—
Decrease in provisions	7,458	—
Net cash (used in) operating activities	(2,378,789)	(182,397)

17.    RELATED PARTY DISCLOSURES

Balances between the Company and its subsidiaries which are related parties of the Company have been eliminated on consolidation and are not disclosed in this note. Details of percentage of ordinary shares held in subsidiaries are disclosed in Note 19 to the financial statements. Note 19 provides information about the group’s structure including the details of the subsidiaries and the holding company.

During the financial years ended 30 June 2023 and 30 June 2022 the Company received capital contributions from its parent entity European Lithium Limited (ASX: EUR) of $5,390,497 and $6,274,182, respectively.

18.    FINANCIAL INSTRUMENTS

a)      Significant accounting policies

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which revenues and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in Note 2 to the financial statements.

b)      Financial risk exposures and management

The main risks the Company is exposed to through its financial instruments are credit risk, foreign currency risk, interest rate risk, and liquidity risk.

c)      Credit risk exposures

Credit risk represents the loss that would be recognised if the counterparties default on their contractual obligations resulting in financial loss to the Company. The Company has adopted the policy of only dealing with creditworthy counterparties and obtaining sufficient collateral or other security where appropriate, as a means of mitigating the risk of financial loss from defaults. The Company measures credit risk on a fair value basis.

d)      Interest rate risk

The Group is exposed to movements in market interest rates on cash. The policy is to monitor the interest rate yield curve out to 120 days to ensure a balance is maintained between the liquidity of cash assets and the interest rate of return. The entire balance of cash for the Group of $137,451 (30 June 2022: $136,097) is subject to interest rate risk.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.    FINANCIAL INSTRUMENTS (cont.)

e)      Liquidity risk

The Company manages liquidity risk by continuously monitoring actual and forecast cash flows and matching the maturity profiles of financial assets and liabilities. Surplus funds are generally only invested in short term bank deposits.

Contractual maturities of financial liabilities

		Less than 6 months $	6 – 12 months $	Between 1 and 2 years $	Between 2 and 5 years $	Over 5 years $	Total contractual cashflows $	Carrying amount of liabilities $
Financial Liabilities
Trade & other payables	2023	3,203,646	—	—	—	—	3,203,646	3,203,646
	2022	304,564	—	—	—	—	304,564	304,564
Total	2023	3,203,646	—	—	—	—	3,203,646	3,203,646
	2022	304,564	—	—	—	—	304,564	304,564

f)      Net fair value

The carrying amount of financial assets and liabilities recorded in the financial statements represents their respective fair values determined in accordance with the accounting policies disclosed in Note 2 of the financial statements.

g)      Foreign currency risk

The Group operates internationally and is exposed to foreign exchange risk arising from commercial transactions. The Group converted assets and liabilities into the functional currency where balances were denominated in a currency other than the US dollar.

The Group also has transactional currency exposures. Such exposure arises from purchases by an operating entity in currencies other than the functional currency.

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 30 June 2023:

	At amortised cost $	Fair value
		Through profit or loss $	Through other comprehensive income $
Financial assets
Trade and other receivables	94,149	—	—
Total current assets	94,149	—	—
Total assets	94,149	—	—

Financial liabilities
Trade and other payables	3,203,646	—	—
Total current liabilities	3,203,646	—	—
Total liabilities	3,203,646	—	—

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.    FINANCIAL INSTRUMENTS (cont.)

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 30 June 2022:

	At amortised cost $	Fair value
		Through profit or loss $	Through other comprehensive income $
Financial assets
Trade and other receivables	44,908	—	—
Total current assets	44,908	—	—
Total assets	44,908	—	—

Financial liabilities
Trade and other payables	304,564	—	—
Total current liabilities	304,564	—	—
Total liabilities	304,564	—	—

19.    SUBSIDIARIES

		Ownership Interest
	Country of Incorporation	30 June 2023%	30 June 2022%
Parent
European Lithium AT (Investments) Ltd	British Virgin Islands
Subsidiaries
ECM Lithium AT GmbH	Austria	100	100
ECM Lithium AT Operating GmbH	Austria	100	100

20.    KEY MANAGEMENT PERSONNEL DISCLOSURES

a)      Key management personnel compensation

	2023 $	2022 $
Short-term employee benefits	104,574	100,982
	104,574	100,982

b)      Equity instrument disclosures relating to key management personnel

No equity instruments were issued to Key management personnel during the year ended 30 June 2023 or 30 June 2022.

21.    EVENTS AFTER THE REPORTING PERIOD

On 6 July 2023, the Company confirmed that Critical Metals Corp (CRML), being the entity proposed to be listed on the NASDAQ upon completion of the proposed merger transaction with the Company, has entered into a share subscription facility for up to US$125.0M from GEM Global Yield LLC SCS (GEM), a Luxembourg based private alternative investment group, with proceeds from the facility expected to be used to fund the development of the Wolfsberg Project.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21.    EVENTS AFTER THE REPORTING PERIOD (cont.)

On 15 August 2023, ECM Lithium received a grant of new mining licenses and extensions for the Wolfsberg Project located in a new mining field called Barbara. The grant of new licenses and extensions grows the Company’s Wolfsberg Project to a total of 20 licenses, nearly doubling the footprint for the underground mining operations.

No other matters or circumstances have arisen since the end of the financial year which significantly altered or may significantly alter the operations of the Company, the results of those operations or the state of affairs of the Company in financial years subsequent to 30 June 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Critical Metals Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Critical Metals Corp. (the “Company”) as of June 30, 2023, the related statements of income operation, stockholders’ equity and cash flows for the period from October 14, 2022 (inception) to June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023, and the results of its operations and its cash flows for the period from October 14, 2022 (inception) to June 30, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2023.

Houston, Texas
November 9, 2023

CRITICAL METALS CORP
STATEMENTS OF COMPREHENSIVE INCOME
FOR THE PERIOD FROM 14 OCTOBER 2022 (INCEPTION) to 30 JUNE 2023

	Note	14 October 2022 (Inception) to 30 June 2023 $
Continuing operations
Merger expenses	4	(95,071)
Loss before income tax		(95,071)
Income tax expense	5	—
Loss after tax		(95,071)

Loss per share for the year
Basic loss per share	9	(951)
Diluted loss per share	9	(951)

The above Statements of Comprehensive Income is to be read in conjunction with the
Notes to the Financial Statements.

CRITICAL METALS CORP
STATEMENTS OF FINANCIAL POSITION
AS AT 30 JUNE 2023

	Note	30 June 2023 $
ASSETS
Current Assets
Other receivables	6	3,033
Total Current Assets		3,033
TOTAL ASSETS		3,033

LIABILITIES
Current Liabilities
Trade and other payables	7	63,501
Related party payable	8	34,603
Total Current Liabilities		98,104
TOTAL LIABILITIES		98,104
NET ASSETS		(95,071)

EQUITY
Share capital	9	—
Retained earnings		(95,071)
TOTAL EQUITY		(95,071)

The above Statements of Financial Position is to be read in conjunction with the
Notes to the Financial Statements.

CRITICAL METALS CORP
STATEMENTS OF CHANGES IN EQUITY
FOR THE PERIOD FROM 14 OCTOBER 2022 (INCEPTION) to 30 JUNE 2023

	Note	Share Capital $	Retained Earnings $	Total Equity $
At 14 October 2022		—	—	—
Loss for the year		—	(95,071)	(95,071)
Total comprehensive loss for the year		—	(95,071)	(95,071)

Issue of shares	9	—	—	—
At 30 June 2023		—	(95,071)	(95,071)

The above Statements of Changes in Equity is to be read in conjunction with the
Notes to the Financial Statements.

CRITICAL METALS CORP
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM 14 OCTOBER 2022 (INCEPTION) to 30 JUNE 2023

	Note	30 June 2023 $
Cash flows from operating activities
Payments to suppliers and employees		(34,603)
Proceeds from related party borrowings	8	34,603
Net cash (used in) operating activities	12	—

Net increase/(decrease) in cash and cash equivalents		—
Cash and cash equivalents at beginning of year		—
Effects on exchange rate fluctuations on cash held		—
Cash and cash equivalents at end of year		—

The above Statements of Cash Flows is to be read in conjunction with the
Notes to the Financial Statements.

CRITICAL METALS CORP
NOTES TO THE FINANCIAL STATEMENTS

1.      CORPORATE INFORMATION

The financial report of Critical Metals Corp (the Company) for the year ended 30 June 2023 was authorised for issue in accordance with a resolution of the directors on 9 November 2023.

On 26 October 2022, the Company entered into a business combination agreement with Sizzle Acquisition Corp., a US special purpose acquisition company listed on NASDAQ (NASDAQ:SZZL) (Sizzle), pursuant to which European Lithium Ltd will effectively sell down its shareholding in European Lithium AT (Investments) Ltd, ECM Lithium AT GmbH and ECM Lithium AT Operating GmbH (collectively EUR Austria), which hold the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares in the Company which is expected to be listed on NASDAQ (Transaction). Closing of the Transaction remains subject to satisfaction (or waiver) of various conditions precedent (including shareholder and regulatory approval).

The Company is incorporated in the British Virgin Islands and is a company limited by shares. The registered office of the Company is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Company was incorporated during the period for the purposes of the Transaction, as such the nature of the operations and principal activities of the Company during the period was to merge with EUR Austria whose activities are lithium exploration in Austria.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)      Basis of preparation

The financial report is a general-purpose financial report, which has been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The Company is a for-profit entity for the purpose of preparing the financial statements.

The financial report has also been prepared on the accruals basis and historical cost basis.

The accounting policies set out below have been applied consistently to all periods presented in the financial report except where stated.

b)      Application of new and revised accounting standards

Changes in accounting policies on initial application of Accounting Standards

In the year ended 30 June 2023, the Directors have reviewed all of the new and revised Standards and Interpretations issued by the IASB that are relevant to the Company and effective for the full year reporting periods beginning on or after 1 July 2022. As a result of this review, the Directors have applied all new and amended Standards and Interpretations that were effective as at 14 October 2022 with no material impact on the amounts of disclosures included in the financial report.

CRITICAL METALS CORP
NOTES TO THE FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

New accounting standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for 30 June 2023 reporting periods and have not been early adopted by the Company. The Company’s assessment of the impact of these new standards and interpretations has not identified any impact.

Title	Summary	Application date of standard	Application date for the Company
Reference to the Conceptual Framework (Amendments to IFRS 3)	The amendments update an outdated reference to the Conceptual Framework in IFRS 3 without significantly changing the requirements in the standard.	This standard is not expected to have a material impact on the Company’s financial statements and disclosures	1 July 2022
Annual Improvements to IFRS Standards 2018 – 2020

Makes amendments to the following standards:

•   IFRS 1 – The amendment permits a subsidiary that applies paragraph D16(a) of IFRS 1 to measure cumulative translation differences using the amounts reported by its parent, based on the parent’s date of transition to IFRSs.

•   IFRS 9 – The amendment clarifies which fees an entity includes when it applies the ‘10 per cent’ test in paragraph B3.3.6 of IFRS 9 in assessing whether to derecognise a financial liability. An entity includes only fees paid or received between the entity (the borrower) and the lender, including fees paid or received by either the entity or the lender on the other’s behalf.

		This standard is not expected to have a material impact on the Company’s financial statements and disclosures	1 July 2022
Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)

The amendments require that an entity discloses its material accounting policies, instead of its significant accounting policies. Further amendments explain how an entity can identify a material accounting policy. Examples of when an accounting policy is likely to be material are added. To support the amendment, the Board has also developed guidance and examples to explain and demonstrate the application of the ‘four-step materiality process’ described in IFRS Practice Statement 2.

		This standard is not expected to have a material impact on the Company’s financial statements and disclosures	1 July 2023

There are no other standards that are not yet effective and that would be expected to have a material impact on the Company in the current or future reporting periods and on foreseeable future transactions.

c)      Significant accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. There are no key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period.

CRITICAL METALS CORP
NOTES TO THE FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

d)      Cash and cash equivalents

Cash and cash equivalents in the Statement of Financial Position comprise cash at bank and in hand and short-term deposits with an original maturity of six months or less.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Restricted cash in the Statement of Financial Position refers to cash that is held for a specific reason and not available for immediate business use.

e)      Other receivables

Other receivables measured at amortised cost, the Company recognises lifetime expected credit losses when there has been a significant increase in credit risk since initial recognition. If the credit risk on the financial instrument has not increased significantly since initial recognition, the Company measures the loss allowance for that financial instrument at an amount equal to expected credit losses within the next 12 months.

The Company considers an event of default has occurred when a financial asset is more than 120 days past due or external sources indicate that the debtor is unlikely to pay its creditors, including the Company. A financial asset is credit impaired when there is evidence that the counterparty is in significant financial difficulty or a breach of contract, such as a default or past due event has occurred. The Company writes off a financial asset when there is information indicating the counterparty is in severe financial difficulty and there is no realistic prospect of recovery.

f)      Income tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date.

Deferred tax is provided on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences except:

•        When the deferred tax liability arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither the accounting profit nor taxable profit or loss; or

•        When the taxable temporary difference arises from the initial recognition of goodwill; or

•        When the taxable temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, and the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognised to the extent that it is probable that sufficient taxable amounts will be available against which the deductible temporary differences or unused tax losses and tax offsets can be utilised, except:

•        When the deductible temporary difference giving rise to the asset arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither accounting profit nor taxable income; or

•        When the deductible temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, in which case a deferred tax asset is only recognised to the extent that it is probable that the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilised.

CRITICAL METALS CORP
NOTES TO THE FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised.

Unrecognised deferred income tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset when they relate to the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

g)      Value added tax

Revenues, expenses and assets are recognised net of the amount of VAT except:

•        When the VAT incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the VAT is recognised as part of the cost acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of VAT included.

•        The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the VAT component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of VAT recoverable from, or payable to, the taxation authority.

h)      Trades and other payables

Trade payables and other accounts payable are carried at amortised cost and represent liabilities for goods and services provided to the Company prior to the end of the financial year that are unpaid and arise when the Company becomes obliged to make future payments in respect of the purchase of those goods and services.

i)       Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a business are not included in the cost of the acquisition as part of the purchase consideration.

j)      Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Board of Directors who is responsible for making strategic decisions.

CRITICAL METALS CORP
NOTES TO THE FINANCIAL STATEMENTS

3.      SEGMENT INFORMATION

IFRS 8 Operating Segments requires operating segments to be identified on the basis of internal reports that are regularly reviewed by the Chief Operating Decision Maker (CODM) to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. In the case of the Company the CODM are the executive management team and all information reported to the CODM is based on the results of the Company as one operating segment, as the Company’s activities relate to mineral exploration. Accordingly, the Company has only one reportable segment.

4.      EXPENSES FROM CONTINUING OPERATIONS

30 June 2023 $
Merger Expenses
Merger expenses(i)	(95,071)
(95,071)

____________

(i)      On 26 October 2022, the Company entered into a business combination agreement with Sizzle Acquisition Corp., a US special purpose acquisition company listed on NASDAQ (NASDAQ:SZZL) (Sizzle), pursuant to which European Lithium Ltd will effectively sell down its shareholding in European Lithium AT (Investments) Ltd, ECM Lithium AT GmbH and ECM Lithium AT Operating GmbH (collectively EUR Austria), which hold the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares in the Company which is expected to be listed on NASDAQ (Transaction). In accordance with the terms of the business combination agreement, the Company will be reimbursed for certain expenses incurred upon the closing of the Transaction. Closing of the Transaction remains subject to satisfaction (or waiver) of various conditions precedent (including shareholder and regulatory approval).

5.      INCOME TAX

30 June 2023 $
Major components of income tax expense for the year are:

Income statement
Current income tax charge/(benefit)	—

Statement of changes in equity
Income tax expense reported in equity	—

A reconciliation of income tax expense/(benefit) applicable to accounting profit/(loss) before income as at the statutory income tax rate to income tax expense/(benefit) at the Company’s effective income tax rate for the year is as follows:

30 June 2023 $
Loss from ordinary activities before income tax expense	(95,071)
Prima facie tax benefit on loss from ordinary activities at 0.0%	—

Tax effect of amounts which are not deductible (taxable) in calculating taxable income:
Non-temporary tax adjustments	—
Current year deferred tax assets (non-tax losses) not recognised	—
—

CRITICAL METALS CORP
NOTES TO THE FINANCIAL STATEMENTS

5.      INCOME TAX (cont.)

Unrecognised deferred tax assets have not been recognised in respect of the following items:

30 June 2023 $
Unrecognised temporary differences
Deferred tax assets (at 0.0%)
Carry forward tax losses – revenue	—
Carry forward tax losses – capital	—
—

Deferred tax liabilities (at 0.0%)
Prepayments	—
Net unrecognised deferred tax asset/(liability)	—

Profits are taxed at the standard corporate income tax (CIT) rate of 0% in the British Virgin Islands, and as such there is no net unrecognised tax assets or liabilities as of 30 June 2023.

6.      OTHER RECEIVABLES

30 June 2023 $
Prepayments	3,033
3,033

7.      TRADE AND OTHER PAYABLES

30 June 2023 $
Trade payables	32,661
Other payables	30,840
63,501

8.      SHORT TERM LOAN PAYABLE

30 June 2023 $
Related party payable	34,603
34,603

During the period, European Lithium Ltd paid for invoices on behalf of the Company in respect to the Transaction. in accordance with the terms of the business combination agreement, the balance will be repaid upon the closing of the Transaction.

9.      SHARE CAPITAL

	30 June 2023 No of shares	30 June 2023 $
Opening balance	—	—
Shares issued upon incorporation of the Company (par value of $0.001 each)	100	—
Total share capital	100	—

CRITICAL METALS CORP
NOTES TO THE FINANCIAL STATEMENTS

9.      SHARE CAPITAL (cont.)

Terms and conditions of contributed equity

Fully paid ordinary shares have the right to receive dividends as declared and, in the event of winding up the Company, to participate in the proceeds from sale of all surplus assets in proportion to the number of paid up shares held.

Fully paid ordinary shares entitle their holder to one vote, either in person or by proxy, at any shareholders’ meeting of the Company.

10.    LOSS PER SHARE

30 June 2023 $
Loss used in the calculation of basic and dilutive loss per share	(95,071)
2023 $ per share
Loss per share:
Basic loss per share	(951)
Diluted loss per share	(951)
2023 Number
Weighted average number of shares	100

There are dilutive potential ordinary shares on issue at balance date. Given the Company has made a loss and has no warrants on issue, there is no dilution of earnings hence the diluted loss per share is the same as for basic loss per share.

11.    COMMITMENTS AND CONTINGENCIES

a)      Commitments

The Company has no commitments as at 30 June 2023.

b)      Contingencies

The Company has no contingencies as at 30 June 2023.

12.    CASH FLOW INFORMATION

30 June 2023 $
Reconciliation from net loss after tax to net cash used in operations
Net loss	(98,071)
Non-cash flows included in operating loss:
Changes in assets and liabilities:
Increase in trade and other payables	63,501
Increase in related party payable	34,603
Increase in other receivables	(3,033)
Net cash (used in) operating activities	—

CRITICAL METALS CORP
NOTES TO THE FINANCIAL STATEMENTS

13.    RELATED PARTY DISCLOSURES

During the period, European Lithium Ltd paid for invoices on behalf of the Company in respect to the Transaction. in accordance with the terms of the business combination agreement, the balance will be repaid upon the closing of the Transaction.

14.    FINANCIAL INSTRUMENTS

a)      Significant accounting policies

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which revenues and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in Note 2 to the financial statements.

b)      Financial risk exposures and management

The main risks the Company is exposed to through its financial instruments are credit risk, foreign currency risk, interest rate risk, and liquidity risk.

c)      Credit risk exposures

Credit risk represents the loss that would be recognised if the counterparties default on their contractual obligations resulting in financial loss to the Company. The Company has adopted the policy of only dealing with creditworthy counterparties and obtaining sufficient collateral or other security where appropriate, as a means of mitigating the risk of financial loss from defaults. The Company measures credit risk on a fair value basis.

d)      Liquidity risk

The Company manages liquidity risk by continuously monitoring actual and forecast cash flows and matching the maturity profiles of financial assets and liabilities. Surplus funds are generally only invested in short term bank deposits.

Contractual maturities of financial liabilities

		Less than 6 months $	6 – 12 months $	Between 1 and 2 years $	Between 2 and 5 years $	Over 5 years $	Total contractual cashflows $	Carrying amount of liabilities $
Financial Liabilities
Trade & other payables	2023	63,501	—	—	—	—	63,501	63,501
Related party payable	2023	34,603	—	—	—	—	34,603	34,603
Total	2023	98,104	—	—	—	—	98,104	98,104

e)      Net fair value

The carrying amount of financial assets and liabilities recorded in the financial statements represents their respective fair values determined in accordance with the accounting policies disclosed in Note 2 of the financial statements.

f)     Foreign currency risk

The Group operates internationally and is exposed to foreign exchange risk arising from commercial transactions. The Group converted assets and liabilities into the functional currency where balances were denominated in a currency other than the US dollar.

CRITICAL METALS CORP
NOTES TO THE FINANCIAL STATEMENTS

14.    FINANCIAL INSTRUMENTS (cont.)

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 30 June 2023:

		Fair value
	At amortised cost $	Through profit or loss $	Through other comprehensive income $
Financial assets
Trade and other receivables	3,033	—	—
Total current assets	3,033	—	—
Total assets	3,033	—	—

Financial liabilities
Trade and other payables	63,501	—	—
Related party payable	34,603	—	—
Total current liabilities	98,104	—	—
Total liabilities	98,104	—	—

15.    EVENTS AFTER THE REPORTING PERIOD

On 6 July 2023, the Company entered into a share subscription facility for up to US$125 million from GEM Global Yield LLC SCS (GEM), a Luxembourg based private alternative investment group (GEM Purchase Agreement). Pursuant to the GEM Purchase Agreement, for a period of 36 months following the closing of the business combination (the Investment Period), the Company is entitled to draw down up to US$125 million of gross proceeds (the Aggregate Limit) from GEM in exchange for ordinary shares of the Company, subject to meeting the terms and conditions of the GEM Purchase Agreement. The price for each ordinary share issued to GEM will be equal to 90% of the average daily closing price of the Company’s ordinary shares during the preceding 30 trading day period. The Company may not draw down an amount at any particular time that exceeds 400% of the average daily trading volume for the preceding 30 trading days. The Company will be obligated to pay a commitment fee to GEM at the closing of the business combination in an amount equal to 1.5% of the Aggregate Limit. The commitment fee is payable in the form of cash or ordinary shares, at the option of the Company. Additionally, at the closing of the business combination the Company will issue a warrant with a 36-month term that will grant GEM the right to purchase ordinary shares in an amount equal to 2.0% of the total number of equity interests outstanding immediately after the business combination. The exercise price per share for the warrants will be the lesser of (i) the closing price of the ordinary shares on the first day of trading upon closing of the business combination, or (ii) the quotient obtained by dividing $972 million by the total number of ordinary shares in the Company. In connection with the GEM Purchase Agreement, the Company and GEM entered into a registration rights agreement (the GEM Registration Rights Agreement), pursuant to which, the Company is required to, as soon as practicable but no later than 30 calendar days following the closing of the business combination, file a registration statement registering the resale of such shares and to use its commercially reasonable efforts to have such registration statement declared effective no later than the 45th day following the filing. Proceeds from the GEM Purchase Agreement are expected to be used to fund the development of the Wolfsberg Project.

On 26 October 2023, the Company entered into an additional investment facility with Vellar Opportunities Fund Master, an investment vehicle managed by a New York based financial group, which is expected to provide the Company with US$10 million in capital at closing of the merger Transaction. Proceeds from the facility are expected to be used to fund the development of the Wolfsberg Project.

No other matters or circumstances have arisen since the end of the financial year which significantly altered or may significantly alter the operations of the Company, the results of those operations or the state of affairs of the Company in financial years subsequent to 30 June 2023.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EUROPEAN LITHIUM LIMITED,

as EUR

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED,

as the Company

CRITICAL METALS CORP.,

as PubCo

PROJECT WOLF MERGER SUB INC.,

as Merger Sub

AND

SIZZLE ACQUISTION CORP.,

as SPAC

DATED AS OF OCTOBER 24, 2022

Annex A-i

Annex A-ii

Annex A-iii

EXHIBITS

Exhibit A	Form of Investors Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Assignment and Assumption of Warrant Agreement
Exhibit D	Pro-forma Equity Structure
Exhibit E	Form of Sponsor Support Agreement
Exhibit F	Form of Lock-Up Agreement

Annex A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of October 24, 2022, by and among European Lithium Limited, an Australian Public Company limited by shares, and the holder of all of the issued Company Ordinary Shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“PubCo”), Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and Sizzle Acquisition Corp., a Delaware corporation (“SPAC”). Each of EUR, the Company, PubCo, Merger Sub and SPAC shall individually be referred to herein as a “Party” and, collectively, as the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto. Defined terms used in this Agreement are listed alphabetically in Section 13.1, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, the Company is a mining exploration and development company, and wholly owns the Wolfsberg Lithium Project located in Austria;

WHEREAS, SPAC is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a BVI business company newly incorporated in the British Virgin Islands for the sole purpose of consummating the Transactions;

WHEREAS, Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of PubCo, and was formed for the sole purpose of consummating the Transactions;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and other applicable legal requirements (collectively, as applicable based on context, the “Applicable Law”), the Parties intend to enter into a business combination transaction;

WHEREAS, the board of directors of EUR has unanimously: (a) determined that it is in the best interests of EUR, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which EUR is a party, providing for the Share Exchange and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which EUR is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which the Company is a party, providing for the Transactions; and (b) approved this Agreement, the other Transaction Agreements to which the Company is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of PubCo has unanimously: (a) determined that it is in the best interests of PubCo, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which PubCo is a party, providing for the Merger, the Share Exchange and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which PubCo is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub and PubCo (as sole stockholder of Merger Sub), and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which Merger Sub is a party, providing for the Merger and the other Transactions; and (b) approved and recommended the adoption and approval of this Agreement by PubCo (as sole stockholder of Merger Sub);

Annex A-1

WHEREAS, the board of directors of PubCo, in its capacity as the sole stockholder of Merger Sub, has unanimously: (a) determined that it is in the best interests of Merger Sub, and declared it advisable, for Merger Sub to enter into this Agreement and the other Transaction Agreements to which Merger Sub is a party, providing for the Merger and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which Merger Sub is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement (the “Merger Sub Stockholder Approval”);

WHEREAS, the board of directors of SPAC has unanimously: (a) determined that it is advisable, fair to, and in the best interests of SPAC and SPAC’s stockholders (the “SPAC Stockholders”) to enter into this Agreement and the other Transaction Agreements to which SPAC is a party, providing for the Merger and the other Transactions; and (b) approved and recommended, among other things, the adoption and approval of this Agreement, including authorization of the Merger, by the SPAC Stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, SPAC and the Company have entered into a sponsor support agreement in the form attached as Exhibit E (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, to support and vote in favor of this Agreement and the other Transaction Agreements to which SPAC is or will be a party and the Transactions (including the Merger);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, EUR and PubCo shall enter into a lock-up agreement in the form attached as Exhibit F (the “Lock-Up Agreement”), pursuant to which the Sponsor has agreed, among other things, to restrictions on the transfer of its equity interests in PubCo;

WHEREAS, at the Closing, PubCo and EUR will enter into an investors agreement in the form attached as Exhibit A hereto (the “Investors Agreement”), pursuant to which, among other things, PubCo will grant to EUR certain rights and EUR will be subject to certain restrictions;

WHEREAS, SPAC and the Sponsor are parties to that certain Registration Rights Agreement, dated as of November 3, 2021 (the “SPAC Registration Rights Agreement”);

WHEREAS, at the Closing, each of PubCo, the Sponsor and EUR, together with certain other persons listed on the signature pages thereto, will enter into a new registration rights agreement in the form attached as Exhibit B hereto (the “Registration Rights Agreement”), which will supersede the SPAC Registration Rights Agreement;

WHEREAS, pursuant to the Organizational Documents of SPAC, SPAC is required to provide an opportunity for its public stockholders to have their outstanding SPAC Shares redeemed on the terms and subject to the conditions and limitations set forth in this Agreement, SPAC’s Organizational Documents and the Trust Agreement in conjunction with obtaining the SPAC Stockholder Approval;

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Merger and the Share Exchange, taken together, qualify as a transaction described in Section 351(a) and (b) of the Code and the Treasury Regulations promulgated thereunder, and (b) the Merger qualifies as a “reorganization” under Section 368 of the Code, and this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, prior to the Closing, PubCo shall amend and restate its memorandum and articles of association such that they are in a form mutually agreed to by the Parties prior to Closing (the “Restated Articles”);

WHEREAS, immediately prior to the Effective Time, EUR shall sell and transfer each issued Company Ordinary Share to PubCo, in consideration for (a) the issuance of the Closing Share Consideration at Closing and (b) the Earnout Consideration (subject to the conditions set forth in Section 3.2), as a result of which the Company will become a direct, wholly-owned subsidiary of PubCo (the “Share Exchange”);

WHEREAS, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”), as a result of which SPAC will become a direct, wholly-owned subsidiary of PubCo;

Annex A-2

WHEREAS, as a result of the Merger, (a) each issued and outstanding share of Class A common stock, par value $0.0001 per share of SPAC (each, a “SPAC Share”) (other than any Excluded SPAC Shares) shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) PubCo Share and (b) each outstanding whole SPAC Warrant shall be assumed by PubCo and will be thereafter exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Share; and

WHEREAS, after the Merger, the illustrative equity structure of PubCo will be as set out in the pro-forma equity structure in Exhibit D subject to the assumptions set forth therein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 11.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificate of Merger, shall take place by conference call and by mutual exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver by the applicable party or parties of those conditions), or at such other time, on such other date and in such other manner as the Company and SPAC agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.2 Exchange Agent.

(a) Prior to the Closing Date, PubCo, SPAC and the Company shall engage SPAC’s transfer agent (or another Person reasonably satisfactory to the Company) to act as exchange agent in connection with the transactions contemplated by Section 2.5(a) to (c) and Section 3.1 (the “Exchange Agent”), and the Exchange Agent shall enter into an exchange agent agreement reasonably acceptable to the Parties (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement (including Section 1.3), each SPAC Share on the register of stockholders of SPAC, and each Company Ordinary Share on the register of members of the Company into PubCo Shares issued in connection with the Merger and Share Exchange and recorded as so issued in the register of members of PubCo.

(b) At the Effective Time, PubCo shall deposit with the Exchange Agent the Merger Consideration and the Closing Share Consideration. PubCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver or issue the Merger Consideration and the Closing Share Consideration in accordance with this Agreement.

Section 1.3 Withholding Taxes(c). Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, the Surviving Company, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any consideration or other amount payable pursuant to this Agreement any amount of Taxes required to be deducted and withheld with respect to the making of such payment under Applicable Law. If any such withholding is so required in connection with any such payments, the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be so deducted and withheld no later than ten (10) days prior to such payment. To the extent that amounts are so withheld, such amounts shall be (a) duly and timely paid over to the appropriate Governmental Entity, and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon the reasonable written request of any Person with respect to which amounts were so deducted or withheld, the payor shall provide such Person with a copy of documentary evidence of remittance of such amounts upon request from such Person. The Parties shall reasonably cooperate in good faith with any request to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms, declarations or other documents to reduce or eliminate any such deduction or withholding). In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger is treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Annex A-3

Section 1.4 SPAC Financing Certificate. No later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “SPAC Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the redemption of SPAC Shares pursuant to the Organizational Documents of SPAC (the “SPAC Stockholder Redemptions”); (b) the anticipated Closing Proceeds; (c) the amount of all SPAC Transaction Expenses; and (d) the number of SPAC Shares to be outstanding immediately prior to the Closing after giving effect to the SPAC Stockholder Redemptions.

ARTICLE II

MERGER

Section 2.1 Effective Time. Subject to the terms and conditions set forth in this Agreement, the Parties shall cause the Merger to be effected by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and reasonably agreed by the Parties. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as Merger Sub and SPAC may agree and specify in the Certificate of Merger pursuant to the DGCL.

Section 2.2 Effect of the Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement in accordance with the applicable provisions of the DGCL, Merger Sub shall, automatically and without any action on the part of any Party or any other Person, be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company after the Effective Time and as a direct, wholly-owned subsidiary of PubCo. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

Section 2.3 Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until thereafter changed or amended as provided therein or by Applicable Law.

Section 2.4 Directors and Officers of the Surviving Company. Immediately after the Effective Time, (i) the board of directors of the Surviving Company shall be the board of directors of Merger Sub immediately prior to the Effective Time, until any such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal and (ii) the officers of the Surviving Company shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Company.

Section 2.5 Effect of the Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(a) SPAC Units. To the extent any SPAC Units remain outstanding and unseparated, immediately prior to the Effective Time, the SPAC Shares and the SPAC Warrants comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “SPAC Unit Separation”) and the holder thereof shall be deemed to hold one (1) SPAC Share and one-half of one (0.5) SPAC Warrant; provided, however, that no fractional SPAC Warrants will be issued in connection with the SPAC Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the SPAC Unit Separation, the number of SPAC Warrants to be issued to such holder upon the SPAC Unit Separation (after aggregating all fractional SPAC Warrants that otherwise would be received by such holder) shall be rounded down to the nearest whole number of SPAC Warrants. The SPAC Shares and SPAC Warrants held following the SPAC Unit Separation shall be converted in accordance with the applicable terms of this Section 2.5.

Annex A-4

(b) After giving effect to the SPAC Unit Separation, and all SPAC Stockholder Redemptions, in respect of each issued and outstanding SPAC Share (other than any Excluded SPAC Shares) immediately prior to the Effective Time, PubCo shall issue to the holder of such SPAC Share one (1) PubCo Share (the “Merger Consideration”), which PubCo shall cause to be recorded as in issue in the register of members of PubCo. Following the foregoing each SPAC Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger, and each former holder of SPAC Shares (other than any Excluded SPAC Shares) shall thereafter cease to have any rights with respect to the SPAC Shares, except as provided herein or by Applicable Law. PubCo shall use reasonable best efforts to cause the PubCo Shares to be issued pursuant to this Section 2.5 to be recorded as issued in the register of members of PubCo at the Effective Time.

(c) SPAC Warrants. Pursuant to the terms of the Assignment and Assumption of Warrant Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder each whole SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall be assumed by PubCo and will be converted into one PubCo Warrant, exercisable in accordance with the terms of the Assignment and Assumption of Warrant Agreement. At the Effective Time, the SPAC Warrants shall cease to be exercisable into SPAC Shares and shall automatically be exercisable only into PubCo Shares. Each of the PubCo Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrants, except they shall represent the right to acquire PubCo Shares in lieu of SPAC Shares. At or prior to the Effective Time, PubCo shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo Warrants remain outstanding, a sufficient number of PubCo Shares for issuance upon the exercise of such PubCo Warrants.

(d) Merger Sub Shares. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one (1) share of common stock, par value $0.01 per share, of the Surviving Company. The shares of common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.5, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of PubCo free and clear of any claims or interest of any Person previously entitled thereto.

(f) Excluded SPAC Shares. Each SPAC Share held in SPAC’s treasury or owned by the Company, PubCo or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each, an “Excluded SPAC Share”) shall be cancelled and shall cease to exist, and no consideration shall be paid or payable with respect thereto.

(g) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or stock distribution (including any dividend or distribution of securities convertible into SPAC Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date hereof and prior to the Closing.

Section 2.6 No Further Ownership of SPAC Shares. All Merger Consideration delivered or issued upon the exchange of SPAC Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Share and there shall be no further registration of transfers on the register of stockholders of SPAC of the SPAC Share and that were issued and outstanding immediately prior to the Effective Time.

Section 2.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Annex A-5

ARTICLE III

SHARE EXCHANGE

Section 3.1 Share Exchange. Upon the terms and subject to the conditions of this Agreement, immediately before the Effective Time, EUR shall sell and transfer all issued Company Ordinary Shares and other Equity Interests (whether outstanding, vested or otherwise) of the Company to PubCo, in consideration for (a) the issuance of the Closing Share Consideration at Closing and (b) the issuance of Earnout Consideration (subject to the satisfaction of the relevant conditions in Section 3.2) after Closing; provided, however, no fraction of a PubCo Share will be issued by virtue of the Share Exchange, and to the extent EUR would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that otherwise would be received by EUR), EUR shall instead be entitled to receive such number of PubCo Shares to which EUR would otherwise be entitled, rounded up or down to the nearest whole PubCo Share. PubCo shall use reasonable best efforts to cause the PubCo Shares to be issued pursuant to this Section 3.1 to be issued in the register of members of PubCo at the time of the Share Exchange.

Section 3.2 Earnout Shares.

(a) In the event that, during the five (5) year period following the Closing Date (the “Earnout Period”), the VWAP per PubCo Share is greater than or equal to $15.00 (the “First Earnout Milestone Price”) for any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period, PubCo shall promptly (and in any event within five (5) Business Days of such twentieth (20th) Trading Day) issue or cause to be issued to EUR an additional number of PubCo Shares equal to 5% of the Closing Share Consideration (“First Level Contingent Share Consideration”). Further, in the event that the VWAP per PubCo Share is greater than or equal to $20.00 (the “Second Earnout Milestone Price”, together with the First Earnout Milestone Price, the “Earnout Milestone Prices”) for any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period, PubCo shall promptly (and in any event within five (5) Business Days of such twentieth (20th) Trading Day) issue or cause to be issued to EUR an additional number of PubCo Shares equal to 5% of the Closing Share Consideration (“Second Level Contingent Share Consideration”).

(b) The First Level Contingent Share Consideration, the Second Level Contingent Share Consideration, the First Earnout Milestone Price and the Second Earnout Milestone Price shall be equitably adjusted to reflect appropriately the effect of any share split, division of shares, split-up, combination of shares, reverse share split, bonus share issuance or share distribution (including any dividend or distribution of securities convertible into PubCo Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PubCo Shares occurring on or after the date hereof and prior to the time such consideration is delivered to EUR.

(c) If a Change of Control of PubCo occurs during the Earnout Period and the value of the consideration to be received by holders of PubCo Shares in such transaction is above the First Earnout Milestone Price, then, any First Level Contingent Share Consideration that has not been previously issued by PubCo (whether or not previously earned) will be deemed earned and immediately prior to the consummation of such Change of Control, to the extent not previously paid, PubCo shall issue or cause to be issued to EUR the First Level Contingent Share Consideration. In the event that during the Earnout Period, there is a Change of Control of PubCo and the value of the consideration to be received by holders of PubCo Shares in such transaction is above the Second Earnout Milestone Price, then, any Second Level Contingent Share Consideration that has not been previously issued by PubCo (whether or not previously earned) will be deemed earned and immediately prior to the consummation of such Change of Control, to the extent not previously paid, PubCo shall issue or cause to be issued to EUR the Second Level Contingent Share Consideration. For the purposes of this Agreement, a “Change of Control” shall be deemed to occur, as determined by a majority of the disinterested independent directors of the Post-Closing PubCo Board, with respect to PubCo upon:

(i) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, directly or indirectly, of fifty percent (50%) or more of the assets of PubCo and its direct or indirect Subsidiaries, taken as a whole, to a Person other than EUR or any of its Affiliates;

(ii) a takeover, scheme of arrangement, merger, consolidation or other business combination of PubCo resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than EUR or any of its Affiliates, acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of PubCo or the surviving Person outstanding immediately after such combination; or

Annex A-6

(iii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than EUR or any of its Affiliates, obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of PubCo representing more than fifty percent (50%) of the voting power of the capital stock of PubCo entitled to vote for the election of directors of PubCo.

(d) PubCo shall monitor the VWAP of PubCo Shares on Nasdaq on each Trading Day during the Earnout Period and, as soon as practicable (and in any event within ten (10) Business Days) after an Earnout Milestone Price is achieved, will prepare and deliver to the Post-Closing PubCo Board for approval a written statement (each, an “Earnout Statement of PubCo”) that sets forth the VWAP of PubCo Common Stock on Nasdaq and PubCo’s determination that an Earnout Milestone Price has been achieved in accordance with the terms of this Section 3.2. An Earnout Statement of PubCo shall be deemed final if it is approved by a majority of the disinterested independent directors of the Post-Closing PubCo Board. If there is such a final determination in accordance with this Section 3.2(d) that the EUR Shareholders are entitled to receive Earnout Shares for the Company having achieved an Earnout Milestone Price, the applicable number of Earnout Shares will be due upon such final determination and PubCo will issue such Earnout Shares within ten (10) Business Days thereafter.

(e) Following the Closing (including during the Earnout Period), PubCo and its Subsidiaries will be entitled to (i) operate their respective businesses in accordance with their respective business requirements, and (ii) make changes at their sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including changes that may have an impact on the share price of PubCo Shares and the ability of EUR to earn the Earnout Shares, and EUR will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such changes. Notwithstanding the foregoing, PubCo shall not, and shall cause its Subsidiaries not to, take or omit to take any action that is in bad faith or has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestone Prices.

(f) PubCo shall, at all times, maintain sufficient authority to permit PubCo to satisfy its share issuance obligations set forth in Section 3.2(a) and shall take all actions required to maintain such authority. PubCo shares issued to satisfy PubCo’s share issuance obligations set forth in Section 3.2(a) shall be issued for consideration other than cash and may be treated by PubCo as issued in respect of a required adjustment to the consideration paid for PubCo Shares in relation to which such share issuances are made.

(g) The right of EUR to receive any portion of the Earnout Consideration: (i) does not give EUR dividend rights, voting rights, liquidation rights, rights to participate in surplus assets of PubCo upon its liquidation, preemptive rights or other rights of shareholders of PubCo or any ownership rights in the assets of PubCo; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by EUR, except (A) pursuant to an Order or (B) without consideration in connection with the dissolution, liquidation or termination of EUR; provided, that any such transferee(s) shall be bound by the terms of this Section 3.2; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the contingent right to receive the consideration set forth in this Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
PUBCO AND MERGER SUB

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company, PubCo and Merger Sub hereby represent and warrant to SPAC as follows:

Section 4.1 Organization and Qualification. Each of the Company, PubCo and Merger Sub has been duly registered, incorporated, organized or formed and is validly existing as a company in good standing under the laws of the jurisdiction in which it was formed or incorporated. Each of the Company, PubCo and Merger Sub has all requisite corporate power and authority to own, lease and operate all of its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company, PubCo and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which such properties and assets are owned, leased or operated by it or in which the nature of the business conducted by it makes such qualification or licensing necessary, except for

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such licenses or qualifications the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company, PubCo and Merger Sub is in violation of any of the provisions of its respective Organizational Documents. Complete and correct copies of the Organizational Documents of the Company, PubCo and Merger Sub, as amended and in full force and effect as of the date of this Agreement, have been made available to SPAC.

Section 4.2 Company Subsidiaries.

(a) The Company’s Subsidiaries, together with their (i) jurisdiction of incorporation or organization, as applicable, (ii) authorized shares or other equity interests (if applicable), and (iii) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed, incorporated, registered or organized and is validly existing under the Applicable Law of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted. No Company Subsidiary is in violation of any of the provisions of such Company Subsidiary’s Organizational Documents or of any of the provisions of rulings issued by any Governmental Entity. Complete, valid and correct copies of the Organizational Documents and recent corporate certificates of each Company Subsidiary have been made available to SPAC.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or assets or the character of its business activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.3 Capitalization.

(a) As of the date hereof, the Company is authorized to issue 50,000 Company Ordinary Shares, of which 100 Company Ordinary Shares are issued; PubCo is authorized to issue 200,000,000 PubCo Shares, of which 100 PubCo shares are issued; and the authorized share capital of Merger Sub is 100 Merger Sub Shares, of which ten (10) Merger Sub Shares are issued and outstanding. After giving effect to the Share Exchange, PubCo shall own all of the issued and outstanding Equity Interests of the Company free and clear of any Liens other than those imposed by applicable securities Laws. EUR has good and valid title to and is the sole and exclusive legal and beneficial owner of all of the Equity Interests of the Company, all of which Equity Interests of the Company are owned by EUR free and clear of any Liens other than those imposed by Applicable Laws. All of the issued and/or outstanding Company Ordinary Shares, PubCo Shares and Merger Sub Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Each Company Ordinary Share, PubCo Share and Merger Sub Share has been issued in compliance in all material respects with: (x) Applicable Law; and (y) the Organizational Documents (as in effect at the time of such issuance) of the Company, PubCo or Merger Sub, as applicable.

(b) Other than the Company Ordinary Shares, PubCo Shares and Merger Sub Shares set forth in Section 4.3(a), there are no outstanding (i) shares, capital stock, equity, voting interests (including bonds, debentures, notes, or other debt securities the holders of which have the right to vote with the shareholders), stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights, (ii) Company Convertible Securities, or (iii) other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of any of the foregoing securities or interests (the items in clauses (i) through (iii) collectively, “Equity Interests”) of the Company, PubCo or Merger Sub, and there are no agreements of any kind which may obligate the Company, PubCo or Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any Equity Interests (other than this Agreement and the other Transaction Agreements). Except as set forth in this Agreement and the other Transaction Agreements, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to any Equity Interests of the Company, PubCo or Merger Sub.

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(c) The issued and/or outstanding Equity Interests of each of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. No Subsidiary of the Company has any limitation, whether by Contract, Order or Applicable Law, on its ability to make any distributions or dividends to is equity holders or repay any debt owed to another Group Company. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. The Company owns of record, beneficially and exclusively all the issued and/or outstanding Equity Interests of each Company Subsidiary free and clear of any Liens other than (i) as may be set forth on Schedule 4.3(c) of the Company Disclosure Letter, (ii) any restrictions on sales of securities under applicable securities laws, and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other Equity Interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other Equity Interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other Equity Interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other Equity Interests). Except for the Equity Interests of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or other Equity Interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(d) Except as provided for in this Agreement and the other Transaction Agreements and except as set forth in Schedule 4.3(d) of the Company Disclosure Letter, as a result of the consummation of the Transactions, no shares, share capital, warrants, options or other Equity Interests of the Company, PubCo or Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.4 Due Authorization. Each of the Company, PubCo and Merger Sub has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which it is a party (including, if and as applicable, the Merger and the Share Exchange), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.5. The execution and delivery by each of the Company, PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the Transactions have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all requisite actions, including approval by the respective board of directors (or sole director, as applicable) of the Company, PubCo and Merger Sub and the Merger Sub Stockholder Approval, as required by Applicable Law, no other corporate proceeding on the part of the Company, PubCo or Merger Sub is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by the each of the Company, PubCo and Merger Sub and (assuming this Agreement and such other Transaction Agreements constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) a legal, valid and binding obligation of the other Parties hereto and thereto) constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligation of each of the Company, PubCo and Merger Sub (as applicable) enforceable against the Company, PubCo and Merger Sub (as applicable) in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (whether considered in a proceeding at law or in equity) (collectively, the “Remedies Exception”).

Section 4.5 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by each of the Company and, to the Knowledge of the Group Companies, PubCo and Merger Sub of the transactions contemplated hereby) and the other Transaction Agreements to which each of the Company, PubCo and Merger Sub is a party by the Company, PubCo and Merger Sub does not and will not: (i) violate any provision of, or result in the breach of, any Applicable Law to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Organizational Documents of any

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of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent or notification under, any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals; except to the extent that the occurrence of any of the items described in the foregoing clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by each of the Company, PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the Transactions (including, if and as applicable, the Merger and the Share Exchange) by each of the Company, PubCo and Merger Sub does not, and the performance of its respective obligations hereunder and thereunder will not, require any consent, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i) any consents, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which any of the Group Companies is qualified to do business, including any required foreign direct investment filings and merger control filings under Applicable Laws in Key Jurisdictions; (iii) the filing of the Certificate of Merger in accordance with the DGCL; and (iv) as may be listed on Schedule 4.5(b) of the Company Disclosure Letter.

Section 4.6 Legal Compliance; Approvals.

(a) Each of the Group Companies has at all times complied in all respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No written or, to the Knowledge of the Group Companies, oral notice of material non-compliance with any Applicable Law has been received by any of the Group Companies.

(b) None of the Group Companies is insolvent, or subject to any bankruptcy, insolvency, moratorium or similar proceedings under Applicable Law.

(c) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities and/or third Persons (if applicable) (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is, to the Knowledge of the Group Companies, in material compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in material compliance therewith would not be expected to have a Company Material Adverse Effect. No Legal Proceeding is pending or, to the Knowledge of the Group Companies, threatened in writing, to suspend, revoke, withdraw, modify or limit any such Approval.

Section 4.7 Company Financial Statements.

(a) As used herein, the term “Company Financial Statements” means (i) the audited consolidated financial statements of the Group Companies (including any related notes thereto), consisting of the consolidated balance sheets as of June 30, 2022 and June 30, 2021 and the consolidated statements of comprehensive income, statement of changes in shareholder equity and cash flow statements for each of the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financials”) and (ii) once available and delivered by the Company, any additional reviewed and unaudited consolidated financial statements of the Group Companies (the “Additional Unaudited Financials”). The Company Financial Statements, when delivered by the Company: (i) will have been prepared from, and will be in accordance in all material respects with, the books and records of the Group Companies as of the times and for the periods referred to therein, (ii) will have been prepared in accordance with IFRS, consistently applied throughout and among the periods involved, (iii) when included in the Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules

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and regulations of the SEC, in each case, as in effect as of the respective dates thereof, and (iv) will fairly present in all material respects the consolidated financial position of the Group Companies as of the respective balance sheet dates and the consolidated results of the operations and cash flows of the Group Companies for the periods indicated in accordance with IFRS. No Group Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company has established and maintained a system of internal control over financial reporting that is sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets. To the Knowledge of the Group Companies, the Company, has not been the subject of an independent auditor of the Company identified or been made aware of any significant deficiency or material weakness in the internal controls over the financial reporting utilized by the Company.

Section 4.8 No Undisclosed Liabilities. There is no Liability (absolute, accrued, contingent or otherwise) of the Company and/or the other Group Companies except for Liabilities: (a) provided for in, or otherwise reflected or reserved for on, the Company Financial Statements or disclosed in the notes thereto; (b) that have arisen since June 30, 2021 in the Ordinary Course of Business of the Company; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement and as may be listed on Schedule 4.9 of the Company Disclosure Letter, between June 30, 2021 and the date of this Agreement, (a) each of the Group Companies has conducted its business in the Ordinary Course of Business, except as required by Applicable Law (including COVID-19 Measures) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures, and (b) there has not been (i) any change, event, state of facts, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (ii) any action taken or agreed upon by any Group Company that would be prohibited by Section 7.1(g), (h), (k), (m), (o), (p), (q) or (r) if such action were taken on or after the date hereof without the consent of the Company.

Section 4.10 Litigation. As of the date hereof there are, and in the past three (3) years there have been, except as would not reasonably be expected to have a Company Material Adverse Effect and as may be listed on Schedule 4.10 of the Company Disclosure Letter: (a) no Legal Proceedings pending or, to the Knowledge of the Group Companies, threatened in writing against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies in their capacity as such; (b) to the Knowledge of the Company, no facts or circumstances that would reasonably be expected to give rise to any Legal Proceeding, (c) no pending or, to the Knowledge of the Group Companies, threatened in writing to the Group Companies, audits, examinations or investigations by any Governmental Entity against any of the Group Companies; and (d) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party.

Section 4.11 Company Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a complete list of each material Benefit Plan of any Group Company (each a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has made available to SPAC accurate and complete copies, if applicable, of the current plan documents and written descriptions of any material Company Benefit Plans which are not in writing, and all material communications in the past three (3) years with any Governmental Entity concerning any matter that is still pending or for which a Group Company has any outstanding material Liability.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all Applicable Law, and has been maintained, where required, in good standing in all material respects with all competent public authorities and Governmental Entities and any other third party involved (e.g. insurance companies etc.); (ii) no Legal Proceeding that would result in a material Liability to the Group Companies is pending or, to the Knowledge of the Group Companies, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iii) all contributions, premiums and other payments required to be made with respect to a Company Benefit Plan have been timely made.

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(d) Except as set forth in Schedule 4.11(d) of the Company Disclosure Letter, the authorization, execution and delivery of this Agreement, or the consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation, bonus or other benefits or compensation under any Company Benefit Plan or under any Applicable Law; (ii) accelerate the time of payment or vesting, or materially increase the amount of, any compensation or benefits in respect of any current or former director, employee or independent contractor of a Group Company; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (iv) otherwise give rise to any material liability under any Company Benefit Plan; (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

Section 4.12 Labor Relations.

(a) Except as would not reasonably be expected to result in material liability to the Group Companies, (i) each Group Company has paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and (ii) no Group Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any Applicable Law, custom, trade or practice.

(b) Except as set forth in Schedule 4.12(b) of the Company Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against any Group Company pending or, to Knowledge of the Group Companies, threatened in writing, based on, arising out of, in connection with or otherwise relating to the employment or any other type of engagement (e.g. through a services agreement or through a third party provider), termination of employment, misclassification claim or failure to employ by any Group Company, of any individual, except for those which, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Group Companies.

(c) The Group Companies have provided the SPAC with a list containing (i) name, (ii) job title, (iii) hire or retention date, (iv) current base salary or wage rate, and (v) the terms of any commission, bonus or other incentive-based compensation of each Group Company employee as of the date hereof.

(d) No current executive officer of any Group Company has provided any Group Company with written notice, written or oral, of his or her plan to terminate his or her employment with any Group Company in connection with transactions contemplated by this Agreement. .

(e) The Group Companies have at all times been, in compliance with all Applicable Law relating to the employment of labor, including as relating to wages (including minimum wage and overtime), fringe benefits, social benefits, hours and days of work (including, for the avoidance of doubt, providing overwork/overtime, working during rest days and holidays), protection of employees’ rights in case of business transfer, enforcement of labor laws, child labor, discrimination, equal treatment, sexual harassment, civil rights, immigration, withholdings and deductions and payments, classification and payment of employees, independent contractors, and consultants, employment equity, collective bargaining, employment practice, occupational health and safety, remote work arrangements and reimbursements of respective costs, workers’ compensation, and immigration, submission of filings and notifications to the authorities, employer’s information/consultation obligations towards the personnel, except for instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Group Companies.

(f) Except as would not unreasonably be expected to result in material liability to the Group Companies, the transactions contemplated by this Agreement will not cause any employee of any Group Company to be terminated and will not trigger any Applicable Law requiring severance payments to employees or minimum notice requirements prior to termination of employment.

(g) No Group Company is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union, works council or other labor organization. No employees of any Group Company are represented by any labor union, works council or other labor organization. In the past three (3) years, except as would not reasonably be expected to result in any material liability to the Group Companies, taken as a whole, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to

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the Knowledge of the Group Companies, threatened in writing against or involving any Group Company involving any employee or independent contractor of any Group Company. Additionally, to the Group Companies’ Knowledge, there has been no effort of campaign to unionize the employees of any Group Company in the past three (3) years.

(h) The Group Companies have provided a list of all independent contractors (including consultants) currently engaged by any Group Company, along with the position, the entity engaging such Person, rate of remuneration for each such Person. Except as would not reasonably be expected to result in material liability to the Group Companies, for the purposes of Applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by the Company have been correctly classified as independent contractors.

(i) Each Group Company has maintained for the last three (3) years and currently maintains adequate insurance as required by Applicable Law with respect to workers’ compensation claims, family, maternity, or paternity leave, and unemployment benefits claims, except as would not reasonably be expected to result in material liability to the Group Companies.

Section 4.13 Real Property.

(a) No Group Company owns, or has owned, any real property.

(b) Schedule 4.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property leased, subleased, licensed or otherwise occupied by the Group Companies (the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid, binding and enforceable leasehold estate or equivalent interest in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, and such leasehold estates and equivalent interests are held free and clear of all Liens (other than Permitted Liens). Each of the leases, subleases, license agreements, occupancy agreements and documents related to any Leased Real Property and to which a Group Company is a party, including all amendments and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”): (i) are in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of such Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. All Group Companies have complied in all material respects with all obligations expressly undertaken by the Group Companies both under the Company Real Property Leases they have directly entered into with regard to the Leased Real Properties and under the agreements the Group Companies’ sublessors have entered into with overlandlords with respect to any subleased Leased Real Property.

(c) No Leased Real Property, or any portion thereof, is currently leased, sublet or sublicensed by any Group Company to a third party. No condemnation proceeding is pending or, to the Knowledge of any Group Company, threatened in writing with respect to any Leased Real Property or portion thereof, which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by the Group Companies have been timely filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file), except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS. All such Tax Returns are true, correct and complete in all material respects.

(b) The Group Companies have timely paid all material amounts of Taxes which are due and payable (regardless of whether shown on a Tax Return), other than such Taxes being contested in good faith and for which appropriate reserves have been established in accordance with IFRS.

(c) The Group Companies have complied in all material respects with all Applicable Laws relating to the withholding, reporting and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Law to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently in progress, pending or, to the Knowledge of the Group Companies, threatened in writing against any Group Company with respect to any Taxes due from such

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entities. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any material Tax assessment or deficiency of any Group Company. No Group Company is currently contesting any material Tax liability of any Group Company before any Governmental Entity.

(e) There are no Liens (other than Permitted Liens) for material amounts of Taxes upon any of the assets of the Group Companies.

(f) None of the Group Companies has requested or has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of federal, state, provincial or local Applicable Law.

(g) None of the Group Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(h) None of the Group Companies has been a party to any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(i) The Group Companies are not liable and will not be liable at any time after the Closing Date for any material Tax liability of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), or as a transferee or successor, or by Contract (other than a customary commercial Contract not primarily related to Taxes).

(j) No Group Company has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or non-U.S. income tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries and other than as set forth in Schedule 4.14(j) of the Company Disclosure Letter.

(k) At no time within the past 12 months has a claim been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(l) Each Group Company is a Tax resident only in its jurisdiction of formation.

(m) There are no Tax indemnification agreements or Tax Sharing Agreements under which any Group Company could be liable after the Closing Date for any Tax liability of any Person other than a Group Company, except for customary commercial Contracts or other agreements, in each case, that do not relate primarily to Taxes.

(n) To the Knowledge of the Group Companies, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the applicable Transactions from qualifying for the Intended Tax Treatment.

Section 4.15 Intellectual Property and the Group Company IT Systems.

(a) Schedule 4.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) all Owned Intellectual Property that is the subject of an application, filing, issuance, registration or other document filed with or issued or recorded by any Governmental Entity, quasi-Governmental Entity, independent legal entity established by local or foreign law or domain name registrar (collectively, the “Registered Intellectual Property”); (ii) any other material unregistered Owned Intellectual Property. The Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) has not been deemed by a Governmental Entity in writing to be invalid or unenforceable and such has not been canceled or abandoned and has been maintained in full force and effect, subject to any expiration of term under Applicable Law. The Group Companies, have duly recorded all changes in any Registered Intellectual Property (e.g. changes of address, ownership, representative and any other change) before all competent Governmental Entities by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No Legal Proceedings (including any interferences, cancellation proceedings, oppositions, or other contested proceedings) are pending or, to the Knowledge of the Group Companies, threatened, against the Group Companies, with respect to any such item of Registered Intellectual Property. To the Knowledge of the Group Companies, all Registered Intellectual Property

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is valid, enforceable, in full force and effect. No Registered Intellectual Property (i) has been cancelled, expired, abandoned or made subject a right in rem or (ii) is subject to any outstanding judgment, settlement, or order restricting or impairing in any material respect the use thereof.

(b) The Group Companies (i) are the exclusive legal and beneficial owner of, and possess, the entire right, title and interest in and to all Owned Intellectual Property, and (ii) have the right to use pursuant to a valid written license, sublicense, or other written Contract or other lawful right, all other Licensed Intellectual Property and Company IT Systems used in or necessary to conduct the business of the Group Companies as currently conducted, in each case, free and clear of all Liens (other than Permitted Liens). To the Knowledge of the Group Companies, none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts of consideration as a result of) the execution, delivery or performance of this Agreement or any other Transaction Agreement, nor the consummation of any of the Transactions.

(c) Except as set forth on Schedule 4.15(c) of the Company Disclosure Letter, there is no, nor has there been any in the past four (4) years, Legal Proceeding pending against the Group Companies, nor to the Knowledge of the Group Companies, has any such Legal Proceeding been threatened in writing (including unsolicited offers to license Patents) against the Company or any of the Group Companies either (A) alleging the Group Companies’ or the conduct or operation of their respective business’s (including the use, marketing, licensing, sale, offering for sale, importation, distribution, or commercialization of their products and services and the use of the Owned IP) infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, registrability, patentability, validity, or enforceability of any Owned Intellectual Property. To the Knowledge of the Group Companies, no Group Company nor the conduct or operation of their respective businesses (including the use, marketing, licensing, sale, offering for sale, importation, distribution, or commercialization of their products and services and the use of the Owned IP) as currently conducted, or as conducted in the past four (4) years (i) infringes, misappropriates, or violates the Intellectual Property of any Person, or (ii) constitutes unfair competition or trade practices. To the Knowledge of the Group Companies, as of the date of this Agreement, no other Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property and no such claims have been made or threatened in writing against any Person in a written notice sent by any of the Group Companies to any such Person.

(d) Except as set forth on Schedule 4.15(d) of the Company Disclosure Letter, each past and present employee or contractor of any of the Group Companies who has contributed to the creation or development of any material Intellectual Property during the course of employment or engagement with the applicable Group Company has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such material Intellectual Property. To the Knowledge of the Group Companies, no such Person is in violation of any such agreement.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to protect and maintain the secrecy, confidentiality and value of each material item of Owned IP. All material Trade Secrets of the Group Companies have been maintained in confidence in accordance with reasonable protection procedures that are reasonably consistent with current industry standard to protect rights of like importance. To the Knowledge of the Group Companies, no Trade Secret of any of the Group Companies has been disclosed other than subject to a written agreement sufficiently restricting the disclosure and use of such Trade Secret and, to the Knowledge of the Group Companies, no such Person to whom a material Trade Secret of any of the Group Companies has been so disclosed is in violation of any such agreement.

(f) The Group Companies have taken commercially reasonable measures, which are consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company IT Systems are in good working condition and are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted. In the past four (4) years, to the Knowledge of the Group Companies, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other substantial impairment of the Company IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the business of any Group Company and that has not been remedied in all material respects. The Group Companies have implemented commercially reasonable data storage, malware

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protection, server patch, intrusion detection, system redundancy and disaster avoidance policies and procedures, as well as a commercially reasonable business continuity plan, in each case which are consistent with customary industry practices and applicable regulatory standards. To the Knowledge of the Group Companies, the Company IT Systems and Software constituting Owned Intellectual Property do not contain any Unauthorized Code, Self-Help Code, bugs, faults or other devices, errors, malware “viruses,” contaminants or effects that (i) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Systems or any such Software.

Section 4.16 Privacy and Data Security. Except as set forth on Schedule 4.16 of the Company Disclosure Letter:

(a) Each of the Group Companies and, to the Knowledge of the Group Companies, any Processor, to the extent such Processor was Processing Personal Information on behalf of any Group Company, has at all times materially complied with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ obligations regarding Personal Information and information security under any Contracts; and (iii) any mandatory industry standards and guidelines related to privacy, information security or data security. None of the Group Companies has received any written notice of, nor, to the Knowledge of the Group Companies, has there been any threat of, any investigation, audit, complaint or claim relating to any (A) Group Company’s use of Personal Information, (B) violation of any Privacy Laws, (C) Personal Information Breaches, or (D) Group Company’s Contractual obligations relating to Personal Information or information security; and none of the Group Companies has reason to believe that any such notice is likely to be received.

(b) Each of the Group Companies has implemented and maintained, and required that its third party vendors and Processors implement and maintain, commercially reasonable policies and business continuity and technical and organizational security designed to protect the confidentiality, integrity and availability of the Company IT Systems and Personal Information, business proprietary or sensitive information, in its possession, custody, or control, including against loss, theft, misuse or unauthorized Processing, access, use, modification or disclosure.

(c) To the Knowledge of the Group Companies, (i) there have been no breaches, security incidents, misuse of, or unauthorized Processing of, access to, or disclosure of, any Personal Information (each a “Personal Information Breach”) in the possession, custody, or control of any of the Group Companies, (ii) none of the Group Companies have experienced any information security incident that has materially compromised the integrity or availability of the Company IT Systems, Personal Information or other data thereon, and (iii) none of the Group Companies have provided or been legally required to provide any notices to any Person in connection with any Personal Information Breach or other information security incident.

Section 4.17 Agreements, Contracts and Commitments.

(a) Schedule 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which any of the Group Companies is a party, other than any Company Benefit Plan and the Transaction Agreements, each as required for the business as presently conducted:

(i) Each Contract with a Top Supplier;

(ii) Each note, debenture, other evidence of Indebtedness, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies having an outstanding principal amount, in each case, in excess of Five Hundred Thousand Dollars ($500,000), other than a Permitted Lien, or any such note, debenture or other evidence of indebtedness under which any Person (other than a Group Company) has directly or indirectly guaranteed Indebtedness of any Group Company;

(iii) Each Contract for the acquisition or the disposition of any material assets, properties or business divisions entered into by any of the Group Companies involving consideration in an amount in excess of Five Hundred Thousand Dollars ($500,000), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the Ordinary Course of Business) occurring in the last two (2) years;

(iv) Each Contract evidencing an outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

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(v) Each joint venture Contract, partnership agreement, profit-sharing, or limited liability company agreement with a third party (in each case, other than with respect to wholly-owned Company Subsidiaries) or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(vi) Each Contract (other than those made in the Ordinary Course of Business) that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; (C) solicit customers; including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (D) to purchase or acquire an interest in any other Person;

(vii) Each Contract by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Group Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) Each Contract that obligates the Group Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $300,000;

(ix) Each Contract that is between any Group Company and any directors, officers or employees of a Group Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by, or triggered by the consummation of the Transactions;

(x) Each Contract that obligates the Group Companies to make any capital commitment or expenditure in excess of $300,000 (including pursuant to any joint venture);

(xi) Each Contract that relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Group Company has outstanding obligations (other than customary confidentiality obligations);

(xii) Each Contract that provides another Person (other than another Group Company or any manager, director or officer of any Group Company) with a power of attorney;

(xiii) Each Contract (other than those made in the Ordinary Course of Business): (A) providing for the grant of any preferential rights to purchase or lease any tangible asset of the Group Companies; or (B) providing for any exclusive right to sell or distribute any material product or service of any of the Group Companies;

(xiv) Each Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

(xv) Each IP Contract; and

(xvi) Each Contract that is otherwise material to any Group Company and not described in clauses (i) through (xv) above.

(b) All Company Material Contracts (i) are in full force and effect, subject to the Remedies Exception and (ii) represent the valid and binding obligations of a Group Company party thereto and, to the Knowledge of the Group Companies, represent the valid and binding obligations of the other parties thereto, in each case, subject to the Remedies Exception. The consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract. True, correct and complete copies of all written Company Material Contracts have been made available to SPAC. None of the Group Companies nor, to the Knowledge of the Group Companies, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Group Companies, oral claim or notice of any such breach, default or event, which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. No Group Company has received written or, to the Knowledge of the Group Companies, oral notice of an intention by any party to any such Company Material

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Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any Group Company in any material respect. No Group Company has waived any material rights under any Company Material Contract.

Section 4.18 Insurance.

(a) Schedule 4.18(a) of the Company Disclosure Letter lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Group Company relating to a Group Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the SPAC (collectively, the “Insurance Policies”). The Group Companies have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement. All premiums due and payable under all such Insurance Policies have been timely paid and the Group Companies are otherwise in material compliance with the terms of such Insurance Policies. Each such Insurance Policy is legal, valid, binding, enforceable and in full force and effect. No Group Company has any self-insurance or co-insurance programs. In the past five (5) years, no Group Company has received any written notice from, or on behalf of, any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid.

(b) Schedule 4.18(b) of the Company Disclosure Letter identifies each individual pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice), which individually or in the aggregate, would reasonably be expected to exceed $25,000.

Section 4.19 Transactions with Related Persons. Except as set forth on Schedule 4.19 of the Company Disclosure Letter and other than the Transaction Agreements, as of the Closing, no Group Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Group Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is a party to any transaction with a Group Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Group Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Group Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.19 of the Company Disclosure Letter and to the extent not terminated at the Closing, no Group Company has outstanding any Contract or other arrangement or commitment with any Related Person, and as of the Closing, no Related Person owns any real property or Personal Property, or tangible right which is used in the business of any Group Company. As of the Closing, the assets of the Group Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Group Companies do not include any payable or other obligation or commitment to any Related Person.

Section 4.20 Business Activities. Since its incorporation, neither PubCo nor Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination.

Section 4.21 Information Supplied. None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus and EUR Circular will, when the Registration Statement is declared effective or when the Proxy Statement/Prospectus or EUR Circular is mailed to the SPAC Stockholders or EUR Shareholders (the “EUR Shareholders”), as applicable, or at the time of the SPAC Stockholders’ Meeting or EUR Shareholders’ Meeting, as applicable, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Group

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Companies make no representations or warranties as to (i) the information contained or incorporated by reference in or omitted from the Registration Statement, Proxy Statement /Prospectus or EUR Circular in reliance upon and in conformity with information furnished in writing to the Group Companies by or on behalf of SPAC or the Sponsor specifically for inclusion in the Registration Statement, Proxy Statement/Prospectus or EUR Circular and (ii) any forward-looking statements supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus or EUR Circular.

Section 4.22 Absence of Certain Business Practices. At all times: (a) the Group Companies, and, to the Knowledge of the Group Companies, each of its directors, officers, and employees or other Persons acting on its behalf, in each case, in connection with the operation of the business of the respective Group Company, have been in compliance with all applicable Specified Business Conduct Laws and have not knowingly engaged in any activity that would reasonably be expected to result in the Company becoming the subject or target of any sanctions administered by the U.S., Austria, Australia, British Virgin Islands or European Union; and (b) none of the Group Companies has (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Group Companies, threatened in writing, Legal Proceeding or investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors, nor to the Knowledge of the Group Companies, any of their respective officers, employees, or agents is (a) owned fifty (50) percent or more by Persons that are: (i) the subject or target of any sanctions or the target of restrictive export controls administered by the U.S., Austria, Australia, British Virgin Islands or European Union, or (ii) located, organized or resident in a country or territory that is the subject of such sanctions (currently the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria).

Section 4.23 Mining.

(a) Schedule 4.23(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Mining Rights owned, leased, operated or used by the Company or its Subsidiaries or otherwise forming part of the Wolfsberg Lithium Project, and identifies which entity is entitled to each Mining Right, and license number, area, expiry date, granting authority, counter party, and types of minerals covered for each Mining Right.

(b) Each Mining Right is valid, in good standing and is not liable to forfeiture, termination, cancellation or suspension for any reason.

(c) There is no unremedied material breach by the Company and its Subsidiaries, nor has anything occurred or been omitted which would be a material breach by the Company and its Subsidiaries but for the requirement of notice or lapse of time or both, of any statutory requirement or any other conditions relating to each Mining Right.

(d) All rent, royalties and other statutory and contractual payments due in respect of each Mining Right have been paid.

(e) None of the representations and warranties in this Agreement (other than those contained in this Section 4.23) shall be deemed to constitute, directly or indirectly, a representation or warranty by the Company with respect to any matter relating to the Mining Rights, including, without limitation, any representation or warranty that the Company (i) holds the Mining Rights or (ii) is in compliance with the terms, conditions or requirements of any such Mining Rights, and SPAC acknowledges and agrees that the Company makes no such representation or warranty save as expressly provided in this Section 4.23.

Section 4.24 Sufficiency of Assets. To the Knowledge of the Group Companies, the Group Companies own or possess all rights to the assets (tangible or intangible) necessary to conduct the business of the Group Companies, as presently conducted, free and clear of all Liens (other than Permitted Liens).

Section 4.25 Brokers. Other than as described in Schedule 4.25 of the Company Disclosure Letter, no broker, finder, underwriter, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, underwriting discount, finders’ fee, success fee, success premium, any other commission or fee or any increase in fee, for which any Party would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which the Company, PubCo or Merger Sub is

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a party or the transactions contemplated thereby based upon arrangements made by any of the Group Companies or any of their Affiliates. True, correct and complete copies of all contracts, agreements and arrangements (including engagement letters) between the Company, PubCo or Merger Sub and any Person set forth on Schedule 4.25 of the Company Disclosure Letter have previously been made available to SPAC.

Section 4.26 Takeover Statutes; Anti-Takeover Laws. Prior to the execution of this Agreement, the board of directors of the Company has taken all action necessary so that no restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover Applicable Law is applicable to this Agreement or the Transactions, including the Share Exchange, except as contemplated by this Agreement and as may be listed on Schedule 4.26 of the Company Disclosure Letter.

Section 4.27 Investigation and Reliance. Each of the Company, PubCo and Merger Sub has made its own independent investigation, review and analysis regarding SPAC and the Transactions, which investigation, review and analysis were conducted by Company, PubCo and Merger Sub together with expert advisors, including legal counsel, that the Company, PubCo and Merger Sub engaged for such purpose. Each of the Company, PubCo and Merger Sub has been provided with full and complete access to the Representatives, books and records of the SPAC and any other information they have requested in connection with their investigation of the SPAC and the Transactions. Each of the Company, PubCo and Merger Sub is not relying on any statement, representation or warranty, oral or written, express or implied, made by the SPAC or any of its respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Neither SPAC nor any of its equity holders, Affiliates or Representatives shall have any liability to the Company, PubCo or Merger Sub or any of their respective equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company, PubCo or Merger Sub or any of its Representatives, whether orally or in writing, in any confidential information memoranda, management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Each of Company, PubCo and Merger Sub acknowledges that neither SPAC nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC.

Section 4.28 Top Suppliers. Schedule 4.28 of the Company Disclosure Letter lists, by dollar volume received or paid, as applicable, for each of the twelve (12) months ended on June 30, 2021 and 2022 the five largest suppliers of goods or services to the Group Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Group Company with such suppliers and customers are good commercial working relationships and no Top Supplier within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Group Company, (ii) no Top Supplier has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Group Company or intends to stop, decrease or limit materially its products or services to any Group Company or its usage or purchase of the products or services of any Group Company, (iii) to the Company’s Knowledge, no Top Supplier intends to refuse to pay any amount due to any Group Company or seek to exercise any remedy against any Group Company, (iv) no Group Company has within the past two (2) years been engaged in any material dispute with any Top Supplier, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the ancillary documents will not adversely affect the relationship of any Group Company with any Top Supplier.

Section 4.29 Capital Maintenance Rules. None of the Group Companies is party to any Contract or transaction that violates Austrian Capital Maintenance Rules.

Section 4.30 Books and Records. All of the financial books and records of the Group Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with Applicable Laws.

Section 4.31 Investment Company Act. No Group Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

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Section 4.32 Pre-Feasibility Study. EUR and/or the Company have furnished to the Company a true and correct copy of the pre-feasibility study for the Wolfsberg Lithium Project, dated as of April 5, 2018, and such copy has not been amended, modified or supplemented as of the date hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except: (i) as disclosed in the SPAC SEC Reports filed with or furnished to the SEC prior to the execution and delivery of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports) excluding disclosures referred to in “Special Note Regarding Forward-Looking Statements,” “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” (or any comparable heading) and any other disclosures therein to the extent they are generally predictive or cautionary in nature or related to forward-looking statements (it being acknowledged that nothing disclosed in the SPAC SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.3 (Capitalization), Section 5.4 (Due Authorization), Section 5.10 (Business Activities) and Section 5.21 (Brokers)), and (ii) as set forth in the letter dated as of the date of this Agreement delivered by SPAC to the Company in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”), SPAC represents and warrants to the Company as follows:

Section 5.1 Organization and Qualification.

(a) SPAC is duly incorporated and validly existing and in good standing under the laws of the State of Delaware.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(c) SPAC is not in violation of any of the provisions of SPAC’s Organizational Documents. SPAC’s Organizational Documents, as amended to the date of this Agreement, have been made available to the Company and are true, correct and complete.

(d) SPAC is duly qualified or licensed to do business in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

Section 5.2 SPAC Subsidiaries. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 5.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of SPAC consists of (i) 50,000,000 SPAC Shares; and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date hereof, assuming the separation of all SPAC Units, SPAC had 6,270,600 SPAC Shares issued and outstanding and no SPAC Preferred Shares issued or outstanding. All issued and outstanding SPAC Shares have been duly authorized and validly issued, are fully paid and non-assessable under the DGCL and SPAC’s Organizational Documents, not subject to preemptive rights and free and clear of all Liens (other than Permitted Liens).

(b) As of the date hereof, assuming the separation of all SPAC Units, SPAC has issued 7,750,000 SPAC Warrants on the terms and conditions set forth in the Warrant Agreement.

(c) Except for (i) as described in Schedule 5.3(e) of the SPAC Disclosure Letter and (ii) the SPAC Warrants, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which any of them is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other capital stock of SPAC or any other interest or participation in, or any security convertible or exercisable for or exchangeable into SPAC Shares or any other share capital of SPAC or any other interest or participation in SPAC.

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(d) Each issued and outstanding SPAC Share and SPAC Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Law; and (B) SPAC’s Organizational Documents (as in effect at the time such SPAC Share and SPAC Warrant were issued); and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Law, SPAC’s Organizational Documents or any Contract to which SPAC is a party or otherwise bound by. SPAC has never issued any SPAC Preferred Shares.

(e) Except as set forth in Schedule 5.3(e) of the SPAC Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 5.4 Due Authorization.

(a) SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). Subject to the receipt of the affirmative vote to adopt this Agreement of a majority of the votes cast by the holders of SPAC Shares present in person or represented by proxy at the SPAC Stockholders’ Meeting and entitled to vote thereon, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger), have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all necessary corporate actions on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby, other than approval from the SPAC Stockholders.

(b) The board of directors of SPAC (the “SPAC Board”), as of the date of this Agreement, acting unanimously, has (i) determined that it is in the best interests of SPAC and SPAC Stockholders to enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth herein and declared this Agreement advisable; (ii) approved the execution and delivery of this Agreement by SPAC, the performance by SPAC of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein; (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the SPAC Stockholders and (iv) resolved to recommend that the SPAC Stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (the foregoing matters in clause (i) through (iv) collectively, the “SPAC Board Recommendation”).

(c) This Agreement and the other Transaction Agreements to which it is a party has been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their respective terms, subject to the Remedies Exception.

Section 5.5 No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5(b), the execution, delivery and performance by SPAC of this Agreement and the other Transaction Agreements to which it is a party and (assuming approval of the SPAC Transaction Proposals from the SPAC Stockholders is obtained) the consummation of the transactions contemplated hereunder and thereunder do not and will not: (i) conflict with or violate SPAC’s Organizational Documents; (ii) conflict with or violate any Applicable Law to which SPAC is subject or by which any property or asset of SPAC is bound; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights under, or give to others any rights of consent, termination, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any SPAC Material Contracts, except to the extent that the occurrence of any of the items described in the foregoing clauses (ii) or (iii) would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Assuming the truth of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, notice,

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approval, authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a SPAC Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which SPAC is qualified to do business; and (iii) the filing of the Certificate of Merger in accordance with the DGCL. There is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 5.6 Legal Compliance; Approvals. Since its incorporation, SPAC has complied in all material respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect, since the date of its incorporation, no investigation or review by any Governmental Entity with respect to SPAC has been pending or, to the Knowledge of SPAC, threatened in writing and no written or, to the Knowledge of SPAC, oral notice of material non-compliance with any Applicable Law has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and is in compliance with all terms and conditions of such Approvals, except where the failure to have such Approvals would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.7 SPAC SEC Reports and Financial Statements.

(a) SPAC has timely filed all forms, reports, schedules, statements, certifications and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder. The SPAC SEC Reports did not, at the time they were filed with the SEC (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports are subject to ongoing SEC review or investigation. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. To the Knowledge of SPAC, each director and executive officer of SPAC has timely filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Notwithstanding anything to the contrary, the representation and warranty set forth in the third sentence of this Section 5.7(a) shall take into account any subsequent guidance, statements or interpretations issued by the SEC or the staff of the SEC relating to accounting matters relating to initial public offerings, securities, or expenses of special purpose acquisition companies, including but not limited to the classification of SPAC Shares as permanent or temporary equity (collectively, the “SEC Guidance”), and no correction, amendment restatement, revision, or modification of any of the SPAC SEC Reports relating to or arising from the SEC Guidance shall be deemed to be a breach of the representation and warranty set forth in the third sentence of this Section 5.7(a).

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes contained or incorporated by reference in the SPAC SEC Reports (collectively, the “SPAC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP (applied on a consistent basis); and (ii) Regulation S-X or Regulation S-K,

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as applicable, subject, in the case of interim financial statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the SPAC Financial Statements, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(e) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the SPAC Financial Statements and disclosed, SPAC has established and maintained a system of internal controls over financial reporting. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of SPAC are being executed and made only in accordance with appropriate authorizations of management of SPAC and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) that material violations of Applicable Law by any of SPAC’s directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of SPAC will be prevented, detected and deterred. SPAC has not been subject to or involved in any fraud that involves management or other employees, including but not limited to those which have significant role in the internal controls over financial reporting of SPAC. Except as disclosed on Schedule 5.7(e) of the SPAC Disclosure Letter, as of the date of this Agreement, neither SPAC nor, to the Knowledge of SPAC, SPAC’s independent auditors has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC.

Section 5.8 Absence of Certain Changes or Events. Between its incorporation and the date of this Agreement, no SPAC Material Adverse Effect has occurred and is continuing. Except as contemplated by this Agreement, since the date of incorporation of SPAC there has not been (a) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of SPAC’s capital stock, or any purchase, redemption or other acquisition by SPAC of any of SPAC’s capital stock or any other securities or any options, warrants, calls or rights to acquire any such shares or other securities; (b) any split, combination, or reclassification of any of SPAC’s capital stock; (c) any material change by SPAC in its accounting methods, principals or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Law; (d) any change in the auditors of SPAC; (e) any issuance of capital stock of SPAC; (f) any revaluation by SPAC of any of its assets, including, without limitation, any sale of assets other than in the Ordinary Course of Business or (g) any action taken or agreed upon by SPAC that would be prohibited by Section 7.2 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.9 Litigation. As of the date hereof, except as would not reasonably be expected to have a SPAC Material Adverse Effect, there are: (a) no pending or, threatened Legal Proceedings against SPAC or any of its properties or assets, or any of the directors or officer of SPAC with regard to their actions as such; (b) no pending or threatened audits, examinations or investigations by any Governmental Entity against SPAC with regard to its actions; (c) no pending or threatened Legal Proceedings by SPAC against any third party; (d) no settlements or similar agreements that imposes any material ongoing obligations or restrictions on SPAC and (e) no Orders imposed or threatened to be imposed upon SPAC or any of its properties or assets or any of its directors or officers with regard to their actions as such.

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Section 5.10 Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of an initial business combination. There is no Contract or Order binding upon SPAC or to which it is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions and the Transaction Agreements, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting a “Business Combination” under SPAC’s Organizational Documents.

Section 5.11 SPAC Material Contracts. Except for as described in Schedule 5.11 of the SPAC Disclosure Letter, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which SPAC is a party (the “SPAC Material Contracts”) is an exhibit to the SPAC SEC Reports.

Section 5.12 SPAC Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SZZLU.” The issued and outstanding SPAC Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SZZL.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SZZLW.” Since November 3, 2021, SPAC has complied in all material respects with the applicable listing requirements of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Shares or SPAC Warrants or terminate the listing thereof on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Shares or SPAC Warrants under the Exchange Act.

Section 5.13 Undisclosed Liabilities.

(a) As of the date of this Agreement, there is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of SPAC of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations provided for in, or otherwise reflected or reserved for on, the SPAC Financial Statements or disclosed in the notes thereto.

(b) Schedule 5.13(b) of the SPAC Disclosure Letter sets forth the amount of any accrued and unpaid expenses as of the date of this Agreement.

(c) Schedule 5.13(c) of the SPAC Disclosure Letter sets forth SPAC’s good faith estimate (as of the date of this Agreement) of the amount of its total expenses in connection with the Transactions through the Closing.

Section 5.14 Trust Account.

(a) As of the date hereof and, prior to taking into account any SPAC Stockholder Redemptions, as of the Closing, SPAC has at least One Hundred Fifty Eight Million One Hundred Thousand Dollars ($158,100,000) in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), effective as of November 3, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental, is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exception. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports

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to be inaccurate in any material respect or, to SPAC’s Knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Shares pursuant to the Organizational Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Organizational Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay taxes from any interest income earned on the Trust Account; (B) to pay liquidation expenses not to exceed $100,000 from any interest income earned on the Trust Account; and (C) to redeem SPAC Shares in accordance with the provisions of SPAC’s Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

(c) SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the representations and warranties of the other Parties contained herein and the compliance by the other Parties with their respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the release of funds from the Trust Account to SPAC will not be satisfied on the Closing Date.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by SPAC have been timely filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file), except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP. All such Tax Returns are true, correct and complete in all material respects.

(b) SPAC has timely paid all material amounts of its Taxes which are due and payable (regardless of whether shown on a Tax Return), other than such Taxes being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(c) SPAC has complied in all material respects with all Applicable Laws relating to the withholding, reporting and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Law to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against SPAC, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently in progress, pending or threatened in writing against SPAC with respect to any Taxes due from SPAC. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any material Tax assessment or deficiency of SPAC. SPAC is not currently contesting any material Tax liability before any Governmental Entity.

(e) There are no Liens (other than Permitted Liens) for material amounts of Taxes upon any of SPAC’s assets.

(f) SPAC has not requested, executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of federal, state, provincial or local Applicable Law.

(g) SPAC has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(h) SPAC has not been a party to any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

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(i) SPAC is not liable and will not be liable at any time after the Closing Date for any material Tax liability of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor liability, or by Contract.

(j) Since its incorporation, no claim has been made in writing by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction, which claim has not been dismissed, closed or otherwise resolved.

(k) SPAC is a Tax resident only in its jurisdiction of formation.

(l) There are no Tax indemnification agreements or Tax Sharing Agreements under which the SPAC could be liable after the Closing Date for any Tax liability of any Person, except for customary commercial Contracts or other agreements, in each case, that do not relate primarily to Taxes.

(m) To the knowledge of SPAC, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the applicable Transactions from qualifying for the Intended Tax Treatment.

Section 5.16 Information Supplied. The information supplied or to be supplied relating to SPAC for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus and EUR Circular will, when the Registration Statement is declared effective or when the Proxy Statement/Prospectus or EUR Circular (or any amendment or supplement thereto) is first distributed to the SPAC Stockholders or EUR Shareholders, as applicable, or at the time of the SPAC Stockholders’ Meeting or EUR Shareholders’ Meeting, as applicable, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representations or warranties as to (i) the information contained or incorporated by reference in or omitted from the Registration Statement, Proxy Statement/Prospectus or EUR Circular in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the other Parties specifically for inclusion in the Registration Statement, Proxy Statement/Prospectus or EUR Circular and (ii) any forward-looking statements supplied or to be supplied by or on behalf of SPAC in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus or EUR Circular.

Section 5.17 Employees; Benefit Plans. Other than as described in the SPAC SEC Reports, SPAC has never had any employees or individual independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, as of the date hereof, SPAC has no unsatisfied material liability with respect to any employee or individual independent contractor. SPAC does not maintain, sponsor, contribute to, participate in or have any liability (actual or contingent) with respect to any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or other individual independent contracts. Neither the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party nor the consummation of the transactions contemplated hereunder or thereunder: (a) will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefits.

Section 5.18 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, SPAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by SPAC in the operation of its business and which are material to SPAC, free and clear of any Liens (other than Permitted Liens).

Section 5.19 Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing other than any such Contract that is not material to SPAC.

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Section 5.20 Investment Company Act; JOBS Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.21 Brokers. Other than as described on Schedule 5.21 of the SPAC Disclosure Letter, no broker, finder, underwriter, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, underwriting discount, finders’ fee, success fee, success premium, any other commission or fee or any increase in fee, for which any Party would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which SPAC is a party or the transactions contemplated thereby based upon arrangements made by SPAC. True, correct and complete copies of all contracts, agreements and arrangements (including engagement letters) between SPAC and any Person set forth on Schedule 5.21 of the SPAC Disclosure Letter have previously been made available to the Company.

Section 5.22 Fairness Opinion. The board of directors of SPAC has received the opinion of Marshall & Stevens Transaction Advisory Services LLC, dated as of the date of this Agreement, that, as of such date and subject to certain assumptions, limitations, qualifications and other matters set forth therein, that the Closing Share Consideration to be issued is fair from a financial point of view to the SPAC’s public stockholders.

Section 5.23 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that SPAC has engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plans and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its equity holders, Affiliates or Representatives shall have any liability to SPAC or any of its equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms”, management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement. SPAC acknowledges that neither the Company nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF EUR

EUR represents and warrants to SPAC as follows:

Section 6.1 Organization and Qualification. EUR has been duly incorporated, organized or formed and is validly existing as a company in good standing under the Laws of Australia. EUR has all requisite corporate power and authority to own, lease and operate all of its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. EUR is not in violation of any of the provisions of its Organizational Documents.

Section 6.2 Authorization; Binding Agreement.

(a) EUR has all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (ii) carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which it is a party (including, the Share Exchange), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 6.3. Subject to the receipt of the affirmative vote to adopt this Agreement of a majority of the votes cast by EUR Shareholders present in person or represented by proxy at EUR Shareholders Meeting and entitled to vote thereon, the execution and delivery by EUR of this Agreement and the other Transaction

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Agreements to which it is a party and the consummation by it of the Transactions have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all requisite actions, including approval by its board of directors, as required by Applicable Law. No other corporate proceeding on the part of EUR is necessary to authorize this Agreement.

(b) The board of directors of EUR (the “EUR Board”), as of the date of this Agreement, acting unanimously, has (i) declared that this Agreement and the consummation of the Transactions are in the best interests of EUR and EUR Shareholders, (ii) approved this Agreement and the Transactions, (iii) authorized the execution, delivery and performance of this Agreement, (iv) directed that the Transactions be submitted to EUR Shareholders for consideration, and (v) recommended that EUR Shareholders approve the Transactions (the foregoing matters in clause (i) through (v) collectively, the “EUR Board Recommendation”).

(c) This Agreement and the other Transaction Agreements to which it is a party have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by EUR and (assuming this Agreement and such other Transaction Agreements constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) a legal, valid and binding obligation of the other Parties hereto and thereto) constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligation of EUR enforceable against EUR in accordance with their respective terms, subject to the Remedies Exception.

Section 6.3 No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by EUR of the transactions contemplated hereby) and the other Transaction Agreements to which EUR is a party will not: (i) violate any provision of, or result in the breach of, any Applicable Law to which EUR is subject or by which any property or asset of EUR is bound; (ii) conflict with or violate the Organizational Documents of EUR; or (iii) result in a violation or revocation of any required Approvals; except to the extent that the occurrence of any of the items described in the foregoing clauses (i) or (iii) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by EUR of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the Transactions (including, if and as applicable, the Merger and the Share Exchange) by EUR does not, and the performance of its respective obligations hereunder and thereunder will not, require any consent, notice, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which EUR is qualified to do business; and (iii) as may be listed on Schedule 4.5(b) of the Company Disclosure Letter.

Section 6.4 Ownership. After giving effect to the Share Exchange, PubCo shall own all of the issued and outstanding Equity Interests of the Company free and clear of any Liens other than those impose by applicable securities Laws. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable. EUR is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that would require EUR to, transfer any of the Equity Interests of the Company owned by EUR or (b) any voting trust, proxy, or other Contract with respect to the voting of the Equity Interests of the Company. EUR does not own or have the right to acquire any other Equity Interests of any Group Company. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which EUR is a party with respect to the voting of any shares of the Group Companies.

Section 6.5 Litigation. As of the date hereof there is, and in the past three (3) year there have been: (a) no Legal Proceedings pending or, to the Knowledge of EUR, threatened against EUR or any of its properties or assets, or any of the directors or officers of any of EUR in their capacity as such; (b) to the Knowledge of EUR, no facts or circumstances that would reasonably be expected to give rise to any Legal Proceeding, (c) no pending or, to the Knowledge of EUR, threatened in writing, audits, examinations or investigations by any Governmental Entity against EUR; and (d) no pending or threatened in writing Legal Proceedings by EUR against any third party.

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Section 6.6 Investment Intent. EUR is a sophisticated business entity and understands and acknowledges that its sale of Equity Interests of the Company and the purchase of Equity Interests of PubCo involves substantial risk. EUR can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that EUR is capable of evaluating the merits and risks of its purchase and sale of Equity Interests of PubCo.

Section 6.7 EUR Investigation and Reliance. EUR has made its own independent investigation, review and analysis regarding SPAC and the Transactions, which investigation, review and analysis were conducted by EUR together with expert advisors, including legal counsel, that EUR engaged for such purpose. EUR has been provided with full and complete access to the Representatives, books and records of the SPAC and any other information it requested in connection with its investigation of the SPAC and the transactions. EUR is not relying on any statement, representation or warranty, oral or written, express or implied, made by the SPAC or any of its respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Neither SPAC nor any of its respective equity holders, Affiliates or Representatives shall have any liability to EUR or any of their respective equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to EUR, whether orally or in writing, in any confidential information memoranda, management presentations, due diligence discussions or in any other form in expectation of the Transactions. EUR acknowledges that neither SPAC nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC.

Section 6.8 Brokers. No broker, finder, investment banker or other Person, other than Jett Capital, is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Group Company would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which EUR is a party or the transactions contemplated thereby based upon arrangements made by EUR or any of its Affiliates.

ARTICLE VII

CONDUCT PRIOR TO THE CLOSING DATE

Section 7.1 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts to preserve intact its respective business organizations and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them, and conduct its respective operations in the Ordinary Course of Business in all material respects, including maintaining appropriate insurance coverage, except: (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures; (y) to the extent of any Emergency Action; or (z) as required, contemplated or expressly permitted by this Agreement, the Company Disclosure Letter or any other Transaction Agreement; provided that no action or inaction by the Company or any of its Subsidiaries with respect to matters specifically addressed by clauses (a) through (u) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of (a) through (z) below. Without limiting the generality of the foregoing, except as required, contemplated or expressly permitted by the terms of this Agreement, the Company Disclosure Letter or any other Transaction Agreement, or as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity), or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures or to the extent of any Emergency Action, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the other Group Companies not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock or warrants or split, sub-divide, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization, in each case, other than any payment between any Group Companies;

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(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of the Company;

(c) grant, issue, deliver, sell, authorize, pledge, dispose of or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options, or modify the rights, preferences or other terms applicable to any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options, or engage in any hedging transaction with a third Person with respect to such securities;

(d) except as otherwise required by Law, any existing Company Benefit Plan or any Contract, (i) adopt, enter into, or amend in any material respect any material Company Benefit Plans (other than, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, the incentive equity plan contemplated by Section 8.2(a) or the Employment Agreements); or (ii) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(e) (i) grant or agree to grant any increase in the wages, salary, bonus or other compensation or benefits of any current employee, officer, director or service provider of any Group Company with an aggregate annual base compensation exceeding Three Hundred Thousand Dollars ($300,000) or (ii) otherwise increase the wages, salary, bonus or other compensation or benefits of its employees, other than in the Ordinary Course of Business, by more than five percent (5%) in the aggregate, except as required under Applicable Law or the terms of any existing Company Benefit Plans or Contracts or in the Ordinary Course of Business and consistent with past practice;

(f) (i) transfer, sell, assign, exclusively license, exclusively sublicense, covenant not to assert, encumber, grant any security interest in, to or under, impair, transfer or otherwise dispose of any right, title or interest of any Group Company in any Owned Intellectual Property that is material to any business of the Group Companies; (ii) amend, abandon, waive or cancel any rights in or to any Owned Intellectual Property or Licensed Intellectual Property; or (iii) Knowingly divulge, furnish or make accessible any material Trade Secrets constituting Owned Intellectual Property to any third Person (other than any Governmental Entity) who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets or otherwise in the Ordinary Course of Business;

(g) amend its Organizational Documents except in order to effect the Transactions or the other Transaction Agreements, or form or establish any Subsidiary;

(h) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire (by merging or consolidating with, purchasing any equity interest in or substantially all or a material portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof;

(i) dispose of rights under any Company Real Property Lease or sublease any Leased Real Property or portion thereof other than in the Ordinary Course of Business;

(j) sell, lease, license, sublicense, abandon, divest, transfer, cancel or knowingly permit to lapse or expire or dedicate to the public, or otherwise dispose of, tangible assets or properties, or agree to do any of the foregoing, other than, in each case, (i) in the Ordinary Course of Business or (ii) with respect to damaged, worn-out, uneconomic or obsolete assets;

(k) (i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies, in each case, in the Ordinary Course of Business; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) or endorse any Indebtedness, Liability or obligation, in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000); (iv) create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (v) cancel or forgive any Indebtedness owed to any of the Group Companies;

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(l) make, incur or commit to make or incur, or authorize any capital expenditures other than capital expenditures consistent in the aggregate with the capital expenditure plan disclosed to SPAC;

(m) other than any Transaction Litigation, commence, waive, release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets, except in the Ordinary Course of Business or where such Legal Proceedings are covered by insurance or involve only the payment of monetary damages in an amount less than Five Hundred Thousand Dollars ($500,000) in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financial Statements;

(n) except in the Ordinary Course of Business: (i) modify or amend in a manner that is materially adverse to the applicable Group Company or terminate any Company Material Contract; (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract;

(o) except as required by IFRS (or any interpretation thereof) or, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, Applicable Law, make any change in accounting methods, principles or practices or revalue any of its assets;

(p) except, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, as required by Applicable Law: (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax claim outside the Ordinary Course of Business; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return in a way that is material to any member of the Group Companies; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Law) with any Governmental Entity or any Tax Sharing Agreement or similar agreement (other than customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes); or (vii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(q) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(r) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 7.1(r) of the Company Disclosure Letter as existing on the date of this Agreement;

(s) (i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(t) terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company;

(u) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(v) close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities, except in the Ordinary Course of Business;

(w) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the Ordinary Course of Business);

(x) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities; or

(y) agree in a binding manner to take any of the actions described in Section 7.1(a) through (y) above.

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Section 7.2 Conduct of Business by SPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall carry on in the Ordinary Course of Business, except: (a) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures; or (c) as required or expressly permitted by this Agreement or the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the SPAC Disclosure Letter, or as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock or warrants or split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC except in connection with the SPAC Stockholder Redemptions;

(c) grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options, or modify the rights, preferences or other terms applicable to any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options;

(d) amend its Organizational Documents, except in connection with an Extension, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any other Person; or (ii) acquire or agree to acquire (by merging or consolidating with, purchasing any equity interest in or purchasing a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof;

(f) (i) incur any Indebtedness in excess of $100,000 individually or $250,000 in the aggregate, provided, that this Section 7.2(f) shall not prevent SPAC from borrowing funds necessary to finance (x) its ordinary course administrative costs and expenses and SPAC Transaction Expenses incurred in connection with the consummation of the Transactions, up to aggregate additional Indebtedness during the Interim Period of $1,500,000) and (y) out of pocket costs and expenses payable to SPAC’s vendors for an Extension or any deposit that the SPAC will make in the Trust Account in order to solicit votes for an Extension (such expenses, “Extension Expenses”);

(g) (i) create any material Liens on any material property or assets of SPAC in connection with any Indebtedness thereof (other than Permitted Liens); (ii) cancel or forgive any Indebtedness owed to SPAC; or (iii) make, incur or commit to make or incur any capital expenditures;

(h) other than any Transaction Litigation, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;

(i) except as required by GAAP (or any interpretation thereof), Applicable Law, or SEC Guidance, make any change in accounting methods, principles or practices;

(j) except, for the avoidance of doubt and without limiting the first paragraph of this Section 7.2, as required by Applicable Law: (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax claim outside the Ordinary Course of Business; (iii) change (or request to change) any method

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of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Law) with any Governmental Entity or any Tax Sharing Agreement or similar agreement; or (vii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or (ii) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC;

(l) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, or waive any provision or fail to enforce any provision with any agreement with, any of its officers, directors, employees, partners, stockholders or other Affiliates;

(m) engage in any new line of business;

(n) amend the Warrant Agreement or any warrant certificate evidencing any SPAC Warrant;

(o) amend the Trust Agreement or any other agreement related to the Trust Account;

(p) (i) appoint any director to the SPAC Board (except as required by applicable law, regulation, Securities and Exchange Commission or stock exchange requirement) (ii) hire any advisor, consultant, employee or service provider or (iii) amend the economic terms of a Contract with any third party vendor on an arm’s length basis to the extent that such amendment results in an increase in the amount under such Contract greater than One Hundred Thousand Dollars ($100,000);

(q) incur any expenses other than in connection with the implementation of the Transactions; or

(r) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.2(a) through Section 7.2(q) above.

Section 7.3 No Control. Nothing contained in this Agreement shall give any Party, directly or indirectly, any right to control or direct the operations of any other Party prior to the Closing. Prior to the Closing, each of the Parties shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 7.4 No Solicitation by EUR.

(a) No Solicitation or Negotiation. EUR agrees that, except as expressly permitted by this Section 7.4, it shall not, and it shall cause each of its directors, officers and employees not to, and it shall use reasonable best efforts to cause its third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any EUR Competing Proposal;

(ii) engage or otherwise participate in any discussions or negotiations with any third party relating to any EUR Competing Proposal;

(iii) provide any non-public information or data to any Person in connection with any EUR Competing Proposal;

(iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement or acquisition agreement relating to a EUR Competing Proposal (other than a EUR Competing Proposal NDA); or

(v) (A) fail to make, withdraw or modify in a manner adverse to SPAC, or publicly propose to fail to make, withdraw or modify in a manner adverse to SPAC, EUR Board Recommendation, or (B) recommend, adopt or approve or publicly propose to recommend, adopt or approve a EUR Competing Proposal (either of the foregoing clauses (A) or (B) in this Section 7.4(a)(v), an “EUR Adverse Recommendation Change”).

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Notwithstanding anything to the contrary, nothing contained in this Agreement shall prevent EUR Board from making a customary statement that EUR Shareholders should, with respect to an unsolicited EUR Competing Proposal and during a period of no more than ten (10) Business Days from the date of commencement of such EUR Competing Proposal, “take no action pending further advice” (or words to that effect).

EUR shall, and shall cause its directors, officers and employees to, and shall use its reasonable best efforts to cause its third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any EUR Competing Proposal, or proposal or offer that would reasonably be expected to lead to a EUR Competing Proposal.

(b) Responding to EUR Competing Proposals. Prior to the time, but not after, EUR Shareholder Approval is obtained, EUR and its Representatives may, in response to a bona fide EUR Competing Proposal, (i) contact the Person who made such EUR Competing Proposal and its Representatives to (x) clarify the terms and conditions thereof or (y) inform such Person of the existence of the provisions contained in this Section 7.4; (ii) provide access to information regarding EUR or any of its Subsidiaries in response to a request therefor to the Person who made such EUR Competing Proposal and such Person’s Representatives; provided that such information has previously been, or is promptly, made available to SPAC and that, prior to furnishing any such non-public information, EUR receives from the Person making such EUR Competing Proposal an executed confidentiality agreement containing terms at least as restrictive in all material respects on such Person with respect to confidentiality as the Confidentiality Agreement (each such confidentiality agreement, a “EUR Competing Proposal NDA”); and (iii) participate in discussions or negotiations with any such Person and its Representatives regarding such EUR Competing Proposal; provided that prior to taking any action described in clause (ii) or (iii) above, EUR Board determines in good faith after consultation with its outside legal counsel and financial advisor of nationally (in the United States or Australia) or internationally recognized reputation that such EUR Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal. Any statement by EUR to the effect that EUR has received an EUR Competing Proposal and/or that EUR shareholders should take no action pending the completion of the last look process set out in Section 7.4(e) must contain a statement to the effect that EUR will continue to comply with is obligations under this Agreement pending the assessment of the EUR Competing Proposal, and this obligation in respect of statements made by EUR will be separately applied to each new EUR Competing Proposal that is a material modification or material variation of an existing EUR Competing Proposal.

(c) Notice. EUR shall promptly (and in any event within forty-eight (48) hours) notify SPAC of the receipt by EUR of any EUR Competing Proposal. Each notice shall state, only to the extent available, the name of such Person and the material terms (including price (along with a description of the proposed consideration if not cash alone) and conditions of any proposals, and the proposed timing or break fee (or reimbursement provisions) of such proposal, (including, if applicable, proposed agreements providing for the EUR Competing Proposal)). Following delivery of the initial notice, EUR shall keep SPAC informed of the status and material developments of any such proposals, offers or requests as soon as reasonably practicable after any change to the status or any material development occurs (and in any event within forty-eight (48) hours).

(d) Fiduciary Exception. Notwithstanding Section 7.4(a)(iv) and Section 7.4(a)(v), but subject (as applicable) to compliance with Section 7.4(e), prior to the time, but not after, EUR Shareholder Approval is obtained, EUR Board may (A) make a EUR Adverse Recommendation Change and/or (B) terminate this Agreement in accordance with Section 11.1(h) in order to substantially concurrently enter into a definitive agreement for a Superior Proposal, in either case if (i) in the case of such an action taken in connection with a EUR Competing Proposal, EUR Competing Proposal is not withdrawn and EUR Board determines in good faith, after consultation with its outside legal counsel and financial advisor of nationally (in the United States or Australia) or internationally recognized reputation, that such EUR Competing Proposal constitutes a Superior Proposal and that compliance with clauses Section 7.4(a)(iv) and Section 7.4(a)(v) would be inconsistent with the directors’ fiduciary duties under Applicable Law, provided that such EUR Competing Proposal or Superior Proposal was not directly or indirectly brought about by, or facilitated by, a breach of this Agreement by EUR; or (ii) in the case of any such EUR Adverse Recommendation Change taken other than in connection with a EUR Competing Proposal, there is an Intervening Event and EUR Board determines in good faith, after consultation with outside legal counsel and its financial advisor of nationally (in the United States or Australia) or internationally recognized reputation, and taking into account any proposal by SPAC to amend the terms of this Agreement and the Transactions in accordance with Section 7.4(e), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, provided that such Intervening Event was not directly or indirectly brought about by, or facilitated by, a breach of this Agreement by EUR.

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(e) Last Look. Before EUR Board makes an EUR Adverse Recommendation Change pursuant to Section 7.4(d)(A), terminates this Agreement pursuant to Section 7.4(d)(B) and Section 11.1(h) or enters into any legally binding agreement (or publicly announces an intention to enter into any legally binding agreement) providing for a potential Superior Proposal, (i) EUR shall notify SPAC in writing of its intention to do so at least four (4) Business Days before taking such action, (ii) during such four (4) Business Day period, if requested by SPAC, EUR and its Representatives shall have discussed and negotiated in good faith with SPAC and its Representatives regarding any proposal by SPAC to amend the terms of this Agreement and the Transactions in response to such Superior Proposal or other potential EUR Adverse Recommendation Change, as applicable, and (iii) after such four (4) Business Day period, EUR Board shall have determined in good faith, after considering advice from outside legal counsel and a financial advisor of nationally (in the United States or Australia) or internationally recognized reputation, and taking into account any proposal by SPAC to amend the terms of this Agreement and the Transactions made during such period, that (A) in the case of a EUR Adverse Recommendation Change pursuant to Section 7.4(d)(A) or termination of this Agreement pursuant to Section 7.4(d)(B) and Section 11.1(h) in response to a Superior Proposal, such EUR Competing Proposal continues to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial or other material terms of any such Superior Proposal shall require a new written notification from EUR and a new notice period under Section 7.4(e)(i) (except that such negotiation period shall be for three (3), rather than four (4), Business Days), during which period EUR shall be required to comply with the other requirements of this Section 7.4(e) anew) and (B) in any other case, the failure to take such action would continue to reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(f) References in this Section 7.4 to the “EUR Board” shall mean EUR Board or, to the extent applicable, a duly authorized committee thereof.

Section 7.5 PIPE Agreements. During the Interim Period, the Parties shall use their reasonable best efforts to enter into and consummate Future PIPE Investments on terms mutually agreeable to the Parties, and, if the Parties mutually agree to seek a Future PIPE Investment, the Parties shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Future PIPE Investment and use their respective commercially reasonable best efforts to cause such Future PIPE Investment to occur (including having senior management of the Parties participate in any investor meetings and roadshows as reasonably requested).

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Registration Statement; Stockholder Meeting.

(a) Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, (x) PubCo, SPAC and EUR shall jointly prepare and PubCo shall file with the SEC, the Registration Statement, which shall include a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used as a prospectus with respect to PubCo and a proxy statement with respect to SPAC ( which proxy statement shall be separately filed with the SEC by SPAC and sent to the SPAC Stockholders relating to the SPAC Stockholders’ Meeting), and (y) EUR shall prepare (with SPAC’s reasonable cooperation) and file with the ASX (at the sole cost and expense of EUR) the circular to be provided to the shareholders relating to the EUR Shareholders’ Meeting (such circular, together with any amendments or supplements thereto, the “EUR Circular”). Each of PubCo, SPAC and the Company shall use its reasonable best efforts (A) to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC and to cause the EUR Circular to comply with the rules and regulations promulgated by the ASX, (B) to have the Registration Statement declared effective under the Securities Act and have the EUR Circular approved by ASX on terms acceptable to EUR in its sole discretion and for the purposes of any other Applicable Law, in each case, as promptly as practicable after such filing and (C) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. PubCo also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and each of SPAC and the Company shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of the Parties agrees to furnish to the other Parties and their Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other

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matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement/Prospectus, EUR Circular, any Current Reports on Form 8-K or 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of PubCo, SPAC, EUR or the Group Companies to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement/Prospectus to be mailed to the SPAC Stockholders and EUR will cause the EUR Circular to be delivered to EUR Shareholders in accordance with the requirements of Australian corporate law, in each case, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) PubCo will advise the Company and SPAC, reasonably promptly after PubCo receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Each Party and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement/Prospectus and any Transaction Filings each time before any such document is filed with the SEC, and the Party filing such document shall give reasonable and good faith consideration to any comments made by another Party and its counsel. Each Party shall provide the other Parties and their counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement/Prospectus or any Transaction Filings, in each case, promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(iii) If at any time prior to the Closing any information relating to PubCo, EUR, the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by PubCo, EUR, the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus or EUR Circular, so that none of the Registration Statement, the Proxy Statement/Prospectus and EUR Circular would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement/Prospectus, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC or ASX (as applicable) and, to the extent required by Applicable Law, disseminated to SPAC Stockholders or EUR Shareholders (as applicable).

(b) SPAC Stockholders’ Meeting. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, conduct a “broker search” and establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Stockholders (the “SPAC Stockholders’ Meeting”), in each case in accordance with SPAC’s Organizational Documents and Applicable Law, solely for the purpose of (i) providing SPAC Stockholders with the opportunity to redeem SPAC Shares, (ii) obtaining all requisite approvals and authorizations from the SPAC Stockholders in connection with the Transactions (including the SPAC Stockholder Approval) at the SPAC Stockholders’ Meeting and (iii) related and customary procedural and administrative matters. SPAC shall use its reasonable best efforts to obtain the SPAC Stockholder Approval, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking such approval, and use its reasonable best efforts to minimize redemptions of SPAC Shares by SPAC Stockholders. SPAC shall include the SPAC Board Recommendation in the Proxy Statement/Prospectus. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, fail to make, qualify or modify, or publicly propose to change, withdraw, withhold, fail to make, qualify or modify, the SPAC Board Recommendation or recommend, adopt or approve or publicly propose to recommend, adopt or approve a SPAC Board Recommendation (any of the foregoing action, a “SPAC Adverse Recommendation Change”). SPAC shall not be entitled to postpone or adjourn the SPAC Stockholders’ Meeting except: (i) to the extent required by Applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that SPAC has determined in good faith is required by Applicable Law is disclosed to SPAC Stockholders with sufficient time prior to the SPAC Stockholders’ Meeting for SPAC Stockholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Stockholders’ Meeting is scheduled (as set forth in the Proxy Statement/Prospectus or its supplement), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Stockholders’

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Meeting; (iv) if the SPAC stockholders have elected to redeem a number of SPAC Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.2(g) (the “Closing Proceeds Condition”) not being satisfied, provided that, for purposes of this clause (iv), SPAC shall not be entitled to postpone or adjourn the SPAC Stockholders’ Meeting without the Company’s prior written consent to the extent that (A) such postponement or adjournment of the SPAC Stockholders’ Meeting would extend or otherwise reopen the deadline for redemption of SPAC Shares and (B) the Company has waived the Closing Proceeds Condition or (v) in order to solicit additional proxies from SPAC Stockholders required to obtain the SPAC Stockholder Approval; provided that, the SPAC Stockholders’ Meeting is held no later than three (3) Business Days prior to the Outside Date; provided, further, that in the event of a postponement or adjournment, the SPAC Stockholders’ Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved and SPAC may make one or more successive postponements or adjournments of the SPAC Stockholders’ Meeting in accordance with the terms of this Agreement, provided that, such postponement or adjournment cannot extend more than ten (10) Business Days in the aggregate without EUR’s consent.

(c) EUR Shareholders’ Meeting. EUR shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, duly call and give notice of, convene and hold a meeting of EUR Shareholders (the “EUR Shareholders’ Meeting”), in each case in accordance with EUR’s Organizational Documents and Applicable Law, solely for the purpose of (i) obtaining all requisite approvals and authorizations from the EUR Shareholders in connection with the Transactions at the EUR Shareholders’ Meeting and (ii) related and customary procedural and administrative matters to consummate the Transaction. Subject to Section 7.4 or unless there is an EUR Adverse Recommendation Change, EUR shall use its reasonable best efforts to obtain EUR Shareholder Approval, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking such approval, including the EUR Board Recommendation in the EUR Circular and taking all other action necessary, required or advisable to secure the vote or consent of the EUR shareholders required by ASX or Applicable Law. EUR shall not be entitled to postpone or adjourn the EUR Shareholders’ Meeting except: (i) to the extent required by Applicable Law or the listing rules of the ASX, (ii) to ensure that any supplement or amendment to the EUR Circular that EUR has determined in good faith is required by Applicable Law is disclosed to EUR Shareholders with sufficient time prior to the EUR Shareholders’ Meeting for EUR Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the EUR Shareholders’ Meeting is scheduled (as set forth in the EUR Circular or its supplement), there are insufficient EUR Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the EUR Shareholders’ Meeting; or (iv) in order to solicit additional proxies from EUR Shareholders required to obtain EUR Shareholder Approval; provided that, the EUR Shareholders’ Meeting is held no later than three (3) Business Days prior to the Outside Date; provided, further, that in the event of a postponement or adjournment, the EUR Shareholders’ Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved.

Section 8.2 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt, subject to SPAC Stockholder Approval, (i) an incentive equity plan (the “Incentive Equity Plan”), and (ii) an employee stock purchase plan (the “ESPP”), in each case of (i) and (ii), effective as of one (1) Business Day prior to the Closing Date, as proposed by the Board of Directors of the Company following consultation with the SPAC. The Incentive Equity Plan shall have an initial share reserve ranging from 5% to 10% of the outstanding number of PubCo Shares immediately following the Closing, plus an annual “evergreen” increase, which in each case shall be based upon benchmarking against peer companies in consultation with an independent outside compensation advisor. The ESPP shall have an initial share reserve of no more than 2% of the outstanding number of PubCo Shares immediately following the Closing and an annual “evergreen” increase based upon benchmarking against peer companies in consultation with an independent outside compensation advisor.

(b) Employment Agreements. Prior to the Closing Date, the Company may enter into employment agreements (the “Employment Agreements”) with such key employees of the Company as determined by the Company in consultation with the SPAC, the effectiveness of which shall be conditioned on the Closing.

(c) No Third Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 8.2 are included for the sole benefit of PubCo, SPAC and the Company, and that nothing in this Agreement, whether express or implied (i) shall be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement, (ii) shall

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limit the right of PubCo, SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third party beneficiary or other right of any kind or nature whatsoever.

Section 8.3 Regulatory Approvals; Efforts.

(a) Each Party will use its reasonable best efforts to make any notifications, filings, forms and submissions with any Governmental Entity that are required by Applicable Laws in the Key Jurisdictions that are, in the reasonable judgment of the Company after considering the views of SPAC in good faith, advisable in connection with the Transactions. Each Party will (i) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate, if applicable) with the other Parties in the making of any such notifications, filings, forms and submissions; (ii) use its reasonable best efforts to supply the other Parties with any information that may be required in order to make such notifications, filings, forms and submissions; (iii) use its reasonable best efforts to supply any additional information that reasonably may be required or requested by the Governmental Entity of any Key Jurisdiction in which any such notifications, filings, forms and submissions is made; (iv) use its reasonable best efforts to take all action necessary to obtain any required consents pursuant to any Antitrust Laws or Foreign Investment Laws applicable to the Merger, in each case as soon as practicable.

(b) Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions as appropriate. Without limiting the foregoing, PubCo, SPAC and the Company shall: (i) promptly inform the others of any substantive communication to or from any Governmental Entity regarding the Transactions; (ii) permit one another to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the others prompt written notice of the commencement of any Legal Proceeding with respect to the Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend; and (v) promptly furnish one another with copies of all correspondence, filings and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(c) The SPAC shall pay any fees or expenses in connection with the any notifications, filings, forms and submissions contemplated in this Section 8.3, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions.

Section 8.4 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by SPAC (the “Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

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Section 8.5 Confidentiality; Access to Information.

(a) SPAC and EUR acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. In the event that this Section 8.5(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any other Transaction Agreement that contemplates the disclosure, use or provision of information or otherwise, then the Confidentiality Agreement shall govern and control to the extent of such conflict.

(b) Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of (i) EUR, in the case of a public announcement by SPAC or its Affiliates, (ii) SPAC, in the case of a public announcement by EUR or its Affiliates and (iii) EUR and SPAC, in the case of a public announcement by PubCo (such consents, in each case, not to be unreasonably withheld, conditioned or delayed), except: (A) for any announcement or other communication necessary or advisable in connection with any EUR Adverse Recommendation Change; (B) if such announcement or other communication is required by Applicable Law, in which case the disclosing Party shall, to the extent permitted by Applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (C) to the extent such announcements or other communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 8.4 or this Section 8.5(b); (D) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (E) communications to employees of EUR and the Group Companies, and to customers and suppliers of EUR and the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions, and then only to the extent such communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 8.4.

(c) Subject to the Confidentiality Agreement, EUR and the Group Companies will afford SPAC and its financial advisors, accountants, counsel and other representatives who have a need to know such information reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of EUR and the Group Companies during the period prior to the Closing to obtain all information concerning the business as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of EUR, (ii) limited as required by EUR’s policies or Applicable Law in connection with COVID-19 (including any COVID-19 Measures) and (iii) such access shall not include any invasive drilling or testing or with respect to information not in EUR’s possession. Subject to the Confidentiality Agreement, SPAC will afford EUR and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business as EUR may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of SPAC and (ii) limited as required by SPAC’s policies or Applicable Law in connection with COVID-19 (including any COVID-19 Measures). Notwithstanding the foregoing, neither EUR nor SPAC, nor any of their respective Subsidiaries or Representatives, shall be required to provide, or cause to be provided to, the other party any information if and to the extent doing so would (A) violate any Applicable Law to which EUR or SPAC, as applicable, is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of EUR or SPAC, as applicable, with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to EUR or SPAC, as applicable, under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), EUR and SPAC shall each use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Applicable Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Applicable Law).

Section 8.6 No Claim Against Trust Account. Reference is made to the IPO Prospectus. The Company and EUR each hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time

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to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Stockholders”) and that SPAC may disburse monies from the Trust Account only in the express circumstances described in the IPO Prospectus. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and EUR hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, EUR nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account including any distributions therefrom to the Public Stockholders, or make any claim against the Trust Account including any distributions therefrom to the Public Stockholders, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company, EUR or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and EUR on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account including any distributions therefrom to the Public Stockholders now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account including any distributions therefrom to the Public Stockholders for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company and EUR each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company and EUR further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under Applicable Law. To the extent that the Company or EUR or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company and EUR hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account including any distributions therefrom to the Public Stockholders, or any amounts contained therein. In the event that the Company or EUR or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account including any distributions therefrom to the Public Stockholders, or the Public Stockholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, the EUR and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s and EUR’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account (other than distribution therefrom directly or indirectly to the Public Stockholders), or for specific performance or other equitable relief in connection with the transactions contemplated in this Agreement and the other Transaction Agreements. This Section 8.6 shall survive the termination of this Agreement.

Section 8.7 Company and SPAC Securities Listings.

(a) From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure that SPAC remain listed as a public company on, and for SPAC Shares and SPAC Warrants (but, in the case of SPAC Warrants, only to the extent issued as of the date hereof) to remain listed on, Nasdaq. Immediately prior to the Closing, SPAC shall cooperate with the other Parties to take such actions as are necessary to cause the SPAC Shares and SPAC Warrants to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Effective Time.

(b) From the date hereof through the Closing, SPAC must file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Law.

(c) PubCo will use its reasonable best efforts to cause (i) PubCo’s initial listing application with Nasdaq in connection with the Transactions to have been approved; and (ii) the PubCo Shares to be issued and the SPAC Warrants to be assumed in accordance with this Agreement to be approved for listing on Nasdaq (and SPAC and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing.
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(d) PubCo shall procure that the PubCo Shares issued pursuant to or contemplated by this Agreement shall be properly and validly allotted and issued in accordance with the BVI Business Companies Act (as amended) of the British Virgin Islands (the “BVI Act”), as amended, and its Organizational Documents, and credited as fully paid and ranking pari passu in all respects with the PubCo Shares outstanding immediately prior to the Effective Time.

Section 8.8 No Solicitation of SPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and its Representatives) concerning any SPAC Competing Proposal; (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Competing Proposal; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Competing Proposal. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Competing Proposal.

Section 8.9 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to Continental (which notice SPAC shall provide to Continental in accordance with the terms of the Trust Agreement); (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered; and (ii) shall make all appropriate arrangements to cause Continental to, and Continental thereupon shall be obligated to, (1) pay as and when due all amounts payable to the holders of SPAC Shares pursuant to the SPAC Stockholder Redemptions, (2) pay any amounts payable by SPAC in connection with the Transactions, the consummation of SPAC’s initial public offering (including deferred underwriting fees) or otherwise, including tax obligations, and (3) pay all remaining amounts then available in the Trust Account to SPAC for immediate use, subject to this Agreement and the Trust Agreement; and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 8.10 Directors’ and Officers’ Liability Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of SPAC or the Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in SPAC’s Organizational Documents or the Company’s Organizational Documents, as applicable, or under any indemnification agreement such D&O Indemnified Parties may have with SPAC or the Company, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, PubCo shall, or shall cause the Surviving Company (or another Group Company at PubCo’s election), to indemnify the D&O Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the SPAC would have been permitted under Applicable Law. PubCo shall, and shall cause the applicable Group Company to, not amend, repeal or otherwise modify any provisions of their Organizational Documents in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC and the Company currently covered by a directors’ and officers’ liability insurance policy of SPAC or the Company, as the case may be, on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing; provided that, without the Company’s prior written consent, the aggregate cost of the D&O Tail shall not exceed 350% of the amount paid by SPAC for coverage in the last fifteen month period ending on February 23, 2023, which amount is set forth on Schedule 8.10(b) of the SPAC Disclosure Letter. PubCo

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shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Company, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 8.10.

(c) On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to the other Parties with the post-Closing board of directors of PubCo, which indemnification agreements shall continue to be effective following the Closing.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under SPAC’s Organizational Documents, any other indemnification arrangement, any Applicable Law or otherwise. The obligations of PubCo, SPAC and the Company under this Section 8.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 8.10 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.10.

(e) If after the Closing, the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, PubCo shall use reasonable best efforts to make proper provisions for the successors and assigns of such Group Company, as applicable, to assume the obligations set forth in this Section 8.10.

Section 8.11 Tax Matters.

(a) The Parties intend that the applicable Transactions qualify for the Intended Tax Treatment. No Party shall knowingly take any action or knowingly agree to take any action, or knowingly fail to take any action, prior to Closing, and PubCo shall use commercially reasonable efforts not to knowingly take any action or knowingly fail to take any action (and shall use commercially reasonable efforts to prevent any Group Company or its Affiliates from knowingly taking any action or knowingly failing to take any action) following the Closing, in each case, that would cause the applicable Transactions to fail to qualify for the Intended Tax Treatment. The Parties shall prepare and file all applicable Tax Returns consistently with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law), a change in Applicable Law or based on a change in applicable facts and circumstances of or underlying the Transactions. PubCo and its Affiliates (including, after the Closing Date, Surviving Company) shall be deemed to have satisfied their obligations set forth in the foregoing sentences of this Section 8.11(a) if such entities (i) file all applicable Tax Returns consistently with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Applicable Law), a change in Applicable Law or based on a change in applicable facts and circumstances of or underlying the Transactions and (ii) report the applicable Transactions for U.S. federal income tax purposes consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Applicable Law), a change in Applicable Law or based on a change in applicable facts and circumstances of or underlying the Transactions. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to any Intended Tax Treatment by any Governmental Entity. The Parties will work together in good faith to refine further the structure of the Transactions, solely to the extent consistent with the foregoing, to address, to the extent possible, material tax inefficiencies. This Section 8.11(a) shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of PubCo, EUR, Group Companies, and Affiliates of PubCo (including, after the Closing Date, the Surviving Company).

(b) The Parties shall work together in good faith and use commercially reasonable efforts to establish that PubCo is not a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code immediately following the Closing, including, but not limited to, using commercially

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reasonable efforts to take commercially reasonable steps for PubCo to not be a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code immediately following the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt, any Taxes or fees based in whole or in part upon income, profits or gains) (“Transfer Taxes”) that become payable by the Company or SPAC in connection with or by reason of the execution of this Agreement or the Transactions shall be borne by SPAC. SPAC shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and the Company and EUR shall reasonably cooperate with respect thereto as necessary). The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(d) If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such tax opinion. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its tax advisors are obligated to provide any opinion that the applicable Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatments. For clarity, advisors to the Company will not be required to provide any tax opinion, nor will a tax opinion by any Party’s advisors be a condition precedent to the Transaction.

(e) To the extent permitted by Applicable Law, each Party shall (and shall cause their Affiliates to) elect for all income Tax purposes to treat any taxable period that includes the Closing Date as ending at the end of the Closing Date and to treat all items for income Tax purposes with respect to such a taxable period as allocable based on an interim closing of the books on the Closing Date. Each Party shall take such steps as may be reasonably necessary to give effect to the foregoing.

(f) For all purposes under this Agreement (including the determination of Taxes relating to a taxable period ending on or prior to the Closing Date), in the case of any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the end of the Closing Date shall (x) in the case of property Taxes, ad valorem Taxes and other similar Taxes, the amount of the Tax for portion of the Straddle Period that is a Pre-Closing Period shall equal the amount of the Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the period ending on or prior to the Closing Date and the denominator of which the number of days in the entire Straddle Period; and (y) in the case of any other Taxes (including income, employment, or sales and use), the amount of the Tax for the portion of the Straddle Period that is a Pre-Closing Period shall equal the amount of such Tax that would have been payable had the relevant Person actually filed a separate Tax Return for the potion of the Straddle Period ending on the Closing Date (using, as applicable, a “closing of the books” methodology).

Section 8.12 Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.13 Takeover Statutes. Each of the Company, PubCo, Merger Sub and SPAC and its respective board of directors shall (a) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that no Takeover Law is or becomes applicable to this Agreement (including the Merger, the Share Exchange and the other Transactions) and (b) if any Takeover Law is or may become applicable to this Agreement (including the Merger, the Share Exchange and the other Transactions), grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act reasonably to eliminate or minimize the effects of such Takeover Law on such transactions.

Section 8.14 Board of Directors. The Parties shall ensure that effective immediately after the Closing (a) the board of directors of PubCo (the “Post-Closing PubCo Board”) shall consist of five (5) members, (i) with the Company being entitled to nominate and appoint four (4) directors (of which at least two (2) will qualify as

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“independent directors” as defined in the Nasdaq Stock Market Rules and be eligible to serve on an audit committee) and (ii) with SPAC being entitled to nominate and appoint one (1) member to be reasonably approved by the Company (such member being qualified as an “independent director” as defined in the Nasdaq Stock Market Rules and being eligible to serve on an audit committee).

Section 8.15 Warrant Agreement. Immediately prior to the Effective Time, SPAC shall assign to PubCo and PubCo shall assume all of SPAC’s rights, interests, and obligations in and under the Warrant Agreement, and the Parties shall, to the extent required by the Warrant Agreement, cause the agent of the SPAC Warrants to enter into an assignment and assumption agreement reflecting such assignment and assumption of the SPAC Warrants by PubCo and other amendments to the Warrant Agreement as agreed between the Parties, the form of which is attached hereto as Exhibit C (the Warrant Agreement, as assigned, assumed, and amended, the “Assumed Warrant Agreement”).

Section 8.16 Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the other Transaction Agreements or the Transactions is brought or threatened in writing against a Party, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Closing (the “Transaction Litigation”), the Party subject to the Transaction Litigation shall promptly notify the other Parties in writing of any such Transaction Litigation and shall keep such other Parties reasonably informed with respect to the status thereof. The Party subject to the Transaction Litigation shall give the other Parties the opportunity to participate in the defense of any Transaction Litigation (at the other Parties’ own cost and expense) and keep the other Parties reasonably apprised of, and consult with such other Parties (and consider in good faith such Parties’ advice), with respect to, proposed strategy and any material decisions related thereto. No Party shall settle or agree to settle any Transaction Litigation without the other Parties’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 8.17 Restated Articles.

(a) Promptly after the date of this Agreement, the parties agree to negotiate in good faith the mutually acceptable Restated Articles.

(b) PubCo shall adopt the Restated Articles by carrying out all necessary actions required by Applicable Law, including obtaining shareholder approval to adopt the Restated Articles, such Restated Articles to be duly filed and registered in accordance with the BVI Act, prior to the Closing.

Section 8.18 Extension of Time Period to Consummate a Business Combination.

(a) As promptly as reasonably practicable after the date hereof (and in no event later than December 31, 2022, SPAC shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of its stockholders for proposals to amend SPAC’s Organizational Documents to extend the time period for SPAC to consummate its initial business combination from February 8, 2023 (the “Extension Approval End Date”) to the date that is not less than (i) three (3) months after the Extension Approval End Date (which may be done through monthly extension, provided, that SPAC will continue to extend on a monthly basis through such period) or such shorter period as mutually agreed by SPAC and the Company (such date, the “Extended Deadline” and such proposals, the “Extension Proposals”). SPAC shall use its best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. SPAC shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company.

(b) To the extent not prohibited by Law, SPAC will advise the Company, reasonably promptly after SPAC receives notice thereof, (i) when the Extension Proxy Statement or any supplement or amendment has been filed and (ii) of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement and any supplement or amendment thereto before any such document is filed with the SEC by SPAC and SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel on such Extension Proxy Statement or such supplement or amendment. To the extent not prohibited by Law, each of SPAC and the Company shall provide to each other party and their counsel (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those

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comments or other communications and (ii) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by the other Parties), including by participating with the other Parties or their counsel in any discussions or meetings with the SEC.

(c) Each of SPAC and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practicable, furnish the other Party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity-holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of SPAC and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement shall, as at the earlier of the date it is filed with the SEC or the date it is first mailed to the SPAC Stockholders, (i) be accurate in all material respects, (ii) not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. If, at any time prior to the conclusion of the SPAC Extension Meeting, SPAC or the Company becomes aware that (x) the Extension Proxy Statement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or SPAC (as applicable) shall promptly inform SPAC or the Company (as applicable) and each shall cooperate with the other in filing with the SEC or mailing to the stockholders of SPAC an amendment or supplement to the Extension Proxy Statement. Each of the Company and SPAC shall use its commercially reasonable efforts to cause its and its Subsidiaries’ managers, directors, officers and employees to be reasonably available to SPAC, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) SPAC shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the SPAC Stockholders in compliance with Applicable Law, (B) duly give notice of and convene and hold a meeting of its stockholders (the “SPAC Extension Meeting”) in accordance with SPAC’s Organizational Documents and Nasdaq Listing Rule 5620(b), for a date mutually agreed by the Company and SPAC that is no later than the Extension Approval End Date; provided, that the SPAC Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC’s Organizational Documents, and (C) solicit proxies from the holders of SPAC Shares to vote in favor of each of the Extension Proposals, and (ii) provide its stockholders with the opportunity to elect to effect a redemption SPAC Shares at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account. SPAC shall, through its Board of Directors, recommend to its stockholders the approval of the Extension Proposals, and include such recommendation in the Extension Proxy Statement. The Board of Directors of SPAC shall not withdraw, amend, qualify or modify its recommendation to the stockholders of SPAC that they vote in favor of the Extension Proposals.

(e) To the fullest extent permitted by Applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Extension Meeting and submit for approval the Extension Proposals and (y) SPAC agrees that if the Extension Approval shall not have been obtained at any such SPAC Extension Meeting, then SPAC shall promptly continue to take all necessary actions and hold additional SPAC Extension Meetings in order to obtain the Extension Approval. SPAC may only adjourn the SPAC Extension Meeting (i) to solicit additional proxies for the purpose of obtaining the Extension Approval, (ii) when there is an absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of SPAC prior to the SPAC Extension Meeting, (iv) to allow reasonable additional time to reduce the number shares of SPAC Shares as to which the holders thereof have elected to effect a redemption thereof, or (iv) with the prior written consent of the Company; provided, that the SPAC Extension Meeting (A) may not be adjourned to a date that is more than ten (10) days after the date for which the SPAC Extension Meeting was originally scheduled (excluding

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any adjournments required by Applicable Law) and (B) shall be held no later than the Extension Approval End Date; provided, that following the adjournment, the rescheduled SPAC Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC’s Organizational Documents.

(f) As promptly as reasonably practicable following the approval of the Extension Proposals by the requisite holders of SPAC Shares (and in any event, within two (2) Business Days thereafter), SPAC shall file with the Secretary of State of the State of Delaware the amendment to its Organizational Documents as contemplated by the Extension Proposals and shall deliver to the Company evidence thereof.

(g) In the event the Closing shall not have occurred prior to the Extended Deadline, SPAC and the Company agree to effect one or more additional extensions of the time period for SPAC to consummate its initial business combination, in accordance with the terms of this Section 8.18, mutatis mutandis. Notwithstanding the foregoing, neither SPAC nor the Company shall be obligated to extend the time period for SPAC to consummate its initial business combination beyond the Outside Date.

Section 8.19 Delivery of Company Financial Statements. As soon as reasonably practicable following the date of this Agreement but no later than December 31, 2022, the Company shall deliver to SPAC the Audited Financials provided that upon delivery of such Audited Financials as and when such Audited Financials have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement, the representations and warranties set forth in Section 4.7(a) shall be deemed to apply to the Audited Financials with the same force and effect as if made as of the date of this Agreement.

Section 8.20 Transferred Contracts. From the date hereof until the Closing Date, the Company and EUR shall cooperate in good faith and use reasonable best efforts to obtain any consents required and to assign the Contracts listed on Schedule 8.20 of the Company Disclosure Letter (the “Transferred Contracts”) from EUR to the Company or to cause the Company to enter into a new Contract with the applicable counterparty on substantially identical terms to the Contracts listed on Schedule 8.20 of the Company Disclosure Letter.

ARTICLE IX

CONDITIONS TO THE TRANSACTIONS

Section 9.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger, the Share Exchange and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, by all of the Parties:

(a) Required EUR Shareholder Approval. The EUR Shareholder Approval shall have been obtained.

(b) Required SPAC Stockholder Approval. The SPAC Stockholder Approval shall have been obtained.

(c) No Law or Order. No provision of any Applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order prohibiting, enjoining or making illegal the consummation of the Transactions will be in effect.

(d) Nasdaq Listing of PubCo Shares. The PubCo Shares to be issued to holders of SPAC Shares in accordance with this Agreement shall be approved for listing upon the Closing on Nasdaq, subject only to official notice of issuance.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(f) Net Tangible Assets Test. SPAC’s or PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001 either immediately prior to or upon consummation of the Transactions and after payment of SPAC’s underwriters’ fees and commissions.

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.14.

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(h) Restated Articles. Prior to the Closing, the shareholder of PubCo shall have adopted the Restated Articles in the form to be agreed between the parties.

(i) Foreign Private Issuer Status. Each of the Company and SPAC shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

Section 9.2 Additional Conditions to Obligations of the Company, EUR, PubCo and Merger Sub. The obligations of the Company, EUR, PubCo and Merger Sub to consummate, or cause to be consummated, and effect the Merger, the Share Exchange and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by the EUR:

(a) Representations and Warranties. (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in such manner as of such earlier date); (ii) the representation and warranty set forth in the first sentence of Section 5.8 shall be true and correct in all respects as of the date of this Agreement; and (iii) all representations and warranties of SPAC set forth in Article V hereof, other than the representations and warranties referred to in clause (i) or (ii) of this Section 9.2(a), shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein but preserving the effect of the term “SPAC Material Contract”) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of SPAC to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed all agreements and covenants required by this Agreement and the Sponsor Support Agreement to be performed by it on or prior to the Closing Date, in each case in all material respects.

(c) No Material Adverse Effect. No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a SPAC Material Adverse Effect that is continuing.

(d) Officer Certificate SPAC shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) to the Company.

(e) Certificate of Merger. SPAC shall have delivered, or caused to be delivered, (i) an executed resignation letter from each director and officer of SPAC and (ii) a copy of the Certificate of Merger, duly executed by SPAC and Merger Sub.

(f) FIRPTA Certificate. SPAC shall have delivered to the Company, in form and substance reasonably satisfactory to the Company, a certificate on behalf of the SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3) certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the U.S. Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(g) Closing Proceeds. The Closing Proceeds shall equal or exceed $40,000,000.

(h) Australian Tax Assessment. EUR shall have obtained a written confirmation or ruling from the Australian Taxation Office confirming that the sale of all of the issued Company Ordinary Shares on the terms contemplated by this Agreement will satisfy the requirements for capital gains tax rollover relief under the Income Tax Assessment Act 1997 (Cth) and for all other purposes.

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(i) Sponsor Support Agreement. The Sponsor Support Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

Section 9.3 Additional Conditions to the Obligations of SPAC. The obligations of SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by SPAC:

(a) Representations and Warranties. (i) The Fundamental Representations of the Company, PubCo, Merger Sub and EUR shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in such manner as of such earlier date); (ii) the representation and warranty set forth in Section 4.9(b) shall be true and correct in all respects as of the date of this Agreement; and (iii) all representations and warranties of the Company, PubCo, Merger Sub and EUR set forth in Article IV or Article VI, other than the representations and warranties referred to clause (i) or (ii) of this Section 9.3(a), shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein but preserving the effect of the term “Company Material Contract”) on and as of the date of this Agreement and on as and of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company, PubCo, Merger Sub and EUR to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company, PubCo, Merger Sub and EUR shall have performed all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date, in each case, in all material respects.

(c) No Material Adverse Effect. No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

(d) Officer Certificates. The Company shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c). PubCo shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of PubCo and dated as of the Closing Date, certifying as to the matters set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c). EUR shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of EUR and dated as of the Closing Date, certifying as to the matters set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c).

(e) Certificate of Merger. Merger Sub shall have delivered, or caused to be delivered, a copy of the Certificate of Merger duly executed by SPAC and Merger Sub.

(f) Certain Ancillary Documents. Each of the Investors Agreement, Lock-Up Agreement and Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

ARTICLE X

NO SURVIVAL

Section 10.1 No Survival. None of the representations, warranties or covenants or agreements that contemplate the performance prior to the Closing in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part at, as of or after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms.

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ARTICLE XI

TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Transactions shall not have been consummated by February 8, 2023 (the “Outside Date”); provided, that, notwithstanding anything herein to the contrary, if the SPAC obtains the approval of its stockholders for the Extended Deadline, then the Outside Date, automatically and without action on the part of any Party, shall be extended for an additional period ending on the earlier of (i) the last date then in effect for the SPAC to consummate its Business Combination pursuant to the applicable extension period then in effect during the Extended Deadline (after giving effect to any automatic extension rights that SPAC may obtain in such extension where it can extend its deadline to consummate a Business Combination without requiring an amendment to its Organizational Documents) and (ii) May 3, 2023; provided, further; however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or principally resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; by either SPAC or the Company if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;

(c) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Sponsor Support Agreement on the part of SPAC or Sponsor or if any representation or warranty of SPAC in Article V hereof or any representation or warranty of Sponsor in the Sponsor Support Agreement shall be untrue, in either case such that the conditions set forth in Section 9.2(a) or (b) would not be satisfied; provided, that if such breach by SPAC is curable by SPAC prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 11.1(c) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date for as long as the SPAC continues to exercise reasonable best efforts to cure such breach; provided, further, that the Company may not terminate this Agreement pursuant to this Section 11.1(c) if: (A) the Company, EUR, PubCo or Merger Sub shall have breached this Agreement such that the conditions set forth in Section 9.3(a) or (b) would not be satisfied as of the date that this Agreement is purportedly terminated by the Company and such breach has not been cured; or (B) such breach by SPAC is cured prior to the expiration of the applicable cure period such that, assuming that the date of such cure is the Closing Date, the applicable conditions set forth in Section 9.2(a) or Section 9.2(b)would be satisfied;

(d) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, EUR, PubCo or Merger Sub or if any representation or warranty of the Company, EUR, PubCo or the Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) or (b) would not be satisfied; provided, that if such breach is curable by the Company, EUR, PubCo and Merger Sub prior to the Closing, then SPAC must first provide written notice of such breach and may not terminate this Agreement under this Section 11.1(d) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the breaching Party of such breach; and (ii) the Outside Date for as long as the breaching Party continues to exercise reasonable best efforts to cure such breach; provided, further, that SPAC may not terminate this Agreement pursuant to this Section 11.1(d) if: (A) SPAC shall have breached this Agreement such that the conditions set forth in Section 9.2(a) or (b) would not be satisfied as of the date that this Agreement is purportedly terminated by SPAC and such breach has not been cured; or (B) such breach by the Company, EUR, PubCo or Merger Sub is cured prior to the expiration of the applicable cure period such that, assuming that the date of such cure is the Closing Date, the applicable conditions set forth in Section 9.3(a) or (b) would be satisfied;

(e) by either SPAC or the Company, if, at the SPAC Stockholders’ Meeting (including any adjournment or postponement thereof) in which a vote is taken on the Transactions, the SPAC Stockholder Approval is not obtained in accordance with the Applicable Law and SPAC’s Organizational Documents;

(f) by either SPAC or the Company, if, at the EUR Shareholders’ Meeting (including any adjournment or postponement) in which a vote is taken on the Transactions, the EUR Shareholder Approval is not obtained in accordance with the Applicable Law and SPAC’s Organizational Documents;

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(g) by the Company, if there shall have occurred a SPAC Adverse Recommendation Change;

(h) by EUR in order for EUR to substantially concurrently enter into a definitive agreement with respect to a Superior Proposal; provided that prior to or substantially concurrently with such termination EUR pays or causes to be paid to SPAC the Expense Reimbursement;

(i) by SPAC, prior to EUR Shareholder Approval, if (i) there has occurred a EUR Adverse Recommendation Change, or (ii) at any time after a EUR Competing Proposal shall have been publicly proposed or publicly announced the EUR Board shall have failed to publicly affirm the EUR Board Recommendation within ten Business Days after receipt of any written request to do so from SPAC (provided that SPAC shall only make such request once with respect to any EUR Competing Proposal or any material and publicly proposed or disclosed amendment thereto); provided, that SPAC may not terminate this Agreement pursuant to this Section 11.1(i) if SPAC fails to terminate this Agreement pursuant to this Section 11.1(i) prior to 5:59 p.m., New York City time, on the date which is ten Business Days after SPAC becomes entitled to terminate this Agreement pursuant to this Section 11.1(i);

(j) by the SPAC if the Company has not delivered the Audited Financials to the SPAC on or prior to December 31, 2022 (provided, that upon the Company delivering the Audited Financials to the SPAC after December 31, 2022, the SPAC shall not be permitted thereafter to terminate under this Section 11.1(j));

(k) by the Company, if the anticipated Closing Proceeds of the SPAC (as reasonably determined by the Company following the conclusion of SPAC Extension Meeting) are less than $40,000,000; and

(l) by the SPAC if there shall have been a Company Material Adverse Effect following the date of this Agreement which is uncured and continuing for at least thirty (30) days.

Section 11.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 11.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties and the Transactions shall be abandoned, except that (i) Section 8.5, Section 8.6, Section 8.16 and this Section 11.2, Article XII, the applicable defined terms in Article XIII and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) a Party shall not be relieved from liability for any Willful Breach of this Agreement.

(c) If this Agreement is terminated (i) by SPAC pursuant to Section 11.1(i) (EUR Adverse Recommendation Change) or (ii) by EUR pursuant to Section 11.1(h) (Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (i) with respect to a termination by SPAC, or substantially concurrently with such termination in the case of clause (ii) with respect to a termination by EUR, pay SPAC Five Million Dollars ($5,000,000) (the “SPAC Expense Reimbursement”), on the basis that it is to compensate SPAC for the costs and expenses incurred by it, including (A) fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees), (B) reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives, (C) costs of management and directors’ time in planning the Transaction and (D) out of pocket expenses incurred by SPAC and its employees, advisers and agents in planning the Transaction and effecting any extension, and the parties agree that the costs actually incurred by SPAC will be of such a nature that they cannot all be accurately ascertained and that the SPAC Expense Reimbursements is equal to or less than a genuine and reasonable pre-estimate of those costs.

(d) If (i) this Agreement is terminated (A) by the Company or SPAC pursuant to Section 11.1(b) (Outside Date) (only if, on the Outside Date, all of the conditions set forth in Article IX, other than the condition set forth in Section 9.1(a) (EUR Shareholder Approval), have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing)), (B) by the Company or SPAC pursuant to Section 11.1(f) (EUR Shareholder Approval Not Obtained), or (C) by SPAC pursuant to Section 11.1(d) (Breach by Company) as a result of the breach of EUR’s obligations under Section 7.4, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, any Person other than SPAC shall have publicly announced

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or the Company shall have publicly disclosed an EUR Competing Proposal, which EUR Competing Proposal has not been withdrawn or otherwise abandoned prior to such termination, and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clauses (i) of this sentence of Section 11.2(c), EUR consummates a transaction with respect to an EUR Competing Proposal or enters into a definitive transaction agreement providing for an EUR Competing Proposal and if the transaction contemplated by such EUR Competing Proposal is consummated, then the Company shall pay the to SPAC the SPAC Expense Reimbursement substantially concurrently with the consummation of the transaction contemplated by the EUR Competing Proposal; provided that solely for purposes of the second sentence of this Section 11.2(d), the term “EUR Competing Proposal” shall have the meaning assigned to such term in Section 13.2, except that the references to “20% or more” shall be deemed to be references to “more than 50%”. In no event shall the Company be required to pay the SPAC Expense Reimbursement on more than one occasion.

(e) If this Agreement is terminated by the Company pursuant to Section 11.1(g) (SPAC Adverse Recommendation Change), then SPAC shall, within two (2) Business Days after such termination, pay EUR Five Million Dollars ($5,000,000) (the “Company Expense Reimbursement”) on the basis that it is to compensate the Company for the costs and expenses incurred by it, including (A) fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees), (B) reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives, (C) costs of management and directors’ time in planning the Transaction and (D) out of pocket expenses incurred by the Company and its employees, advisers and agents in planning the Transaction and effecting any extension, and the parties agree that the costs actually incurred by the Company will be of such a nature that they cannot all be accurately ascertained and that the Company Expense Reimbursements is equal to or less than a genuine and reasonable pre-estimate of those costs. In no event shall SPAC be required to pay the Company Expense Reimbursement on more than one occasion.

(f) Each Party acknowledges that (i) the agreements contained in this Section 11.2(f) are an integral part of the transactions contemplated by this Agreement, (ii) if the Transaction is not consummated each Party will incur significant costs, (iii) for termination in the circumstances referred to in Section 11.1(i) (EUR Adverse Recommendation Change) and Section 11.1(h) (Superior Proposal) SPAC has requested the SPAC Expense Reimbursement (without which it would not have entered into this Agreement or otherwise agreed to the Transaction) and EUR has taken advice from its external legal adviser and Financial Adviser that the Transaction will provide benefits to it and its shareholders such that it is appropriate for it to agree to the payment of the SPAC Expense Reimbursement, (iv) for termination in the circumstances referred to in Section 11.1(g) (SPAC Adverse Recommendation Change), the Company has requested the Company Expense Reimbursement (without which it would not have entered into this Agreement or otherwise agreed to the Transaction) and SPAC has taken advice from its external legal adviser and financial adviser that the Transaction will provide benefits to it and its shareholders such that it is appropriate for it to agree to the payment of the Company Expense Reimbursement, and (v) without these agreements in this Section 11.2(f), no Party would have entered into this Agreement. Accordingly, (i) if the Company fails to pay when due the SPAC Expense Reimbursement, if any, and, in order to obtain such SPAC Expense Reimbursement, SPAC commences a suit which results in a judgment against the Company for the SPAC Expense Reimbursement, or any portion thereof, the Company shall pay to SPAC its reasonable costs and expenses in connection with such suit, together with interest on the amount of the SPAC Expense Reimbursement at the prime rate of Citibank N.A. in effect on the date such SPAC Expense Reimbursement was required to be paid from such date through the date of full payment thereof; and (ii) if SPAC fails to pay when due the Company Expense Reimbursement, if any, and, in order to obtain such Company Expense Reimbursement, the Company commences a suit which results in a judgment against SPAC for the Company Expense Reimbursement, or any portion thereof, SPAC shall pay to the Company its reasonable out-of-pocket costs and expenses in connection with such suit, together with interest on the amount of the Company Expense Reimbursement at the prime rate of Citibank N.A. in effect on the date such Company Expense Reimbursement was required to be paid from such date through the date of full payment thereof.

(g) Without limiting EUR’s rights pursuant to Section 12.7, but notwithstanding anything else to the contrary in this Agreement, EUR’s right to receive payment from SPAC of the Company Expense Reimbursement pursuant to Section 11.2(e), under circumstances in which such amount is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 11.2(f), shall constitute the sole and exclusive monetary remedy of EUR against SPAC and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or

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assignees (collectively, the “SPAC Related Parties”) for all damages, costs, expenses, liabilities or losses of any kind (collectively, “Damages”) suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the SPAC Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise).

(h) Without limiting SPAC’s rights pursuant to Section 12.7 but notwithstanding anything else to the contrary in this Agreement, SPAC’s right to receive payment from the Company of the SPAC Expense Reimbursement pursuant to Section 11.2(c) or Section 11.2(d), under circumstances in which such amount is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 11.2(f), shall constitute the sole and exclusive monetary remedy of SPAC against EUR and its Subsidiaries (including the Company, Merger Sub and PubCo) and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “EUR Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the EUR Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise).

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date sent, if sent by email, to the addresses below; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC to:

Sizzle Acquisition Corp.

4201 Georgia Avenue NW

Washington, D.C. 20011

Attention: Steve Salis

Email: ssalis@salisholdings.com

with copies to (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 6th Avenue

New York, New York 10105

Attention: Stuart Neuhauser, Esq.; Matthew A. Gray, Esq.

Email: sneuhauser@egsllp.com; mgray@egsllp.com

if to the Company, PubCo or Merger Sub to:

c/o European Lithium Ltd.

32 Harrogate Street

West Leederville, Western Australia, 6007

Attention: Tony Sage

Email: TonyS@cyclonemetals.com

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: James Hu; Oliver Wright

Email: james.hu@whitecase.com; oliver.wright@whitecase.com

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And

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Jason Rocha

Email: Jason.rocha@whitecase.com

if to EUR to:

European Lithium Ltd.

32 Harrogate Street

West Leederville, Western Australia, 6007

Attention: Tony Sage

Email: TonyS@cyclonemetals.com

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: James Hu; Oliver Wright

Email: james.hu@whitecase.com; oliver.wright@whitecase.com

And

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Jason Rocha

Email: Jason.rocha@whitecase.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 12.2 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, and shall not in any way affect the meaning or interpretation of this Agreement. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, Schedule or Annex such reference shall be to an Exhibit, Schedule or Annex to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were posted to the electronic data site maintained by the Company in connection with the Transactions or otherwise provided to the applicable Party or its Representatives in electronic form, in each case, at least two (2) days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to statutes shall

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include all regulations promulgated thereunder. References to a particular statute, rule or regulation shall include any predecessor or successor statute, rule or regulation, in each case as amended or otherwise modified from time to time. References to a particular security shall be deemed to also refer to any security or securities issued in substitution or exchange thereof. All references to currency amounts in this Agreement shall mean United States Dollars. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. References to a Person are also to its successors and permitted assigns.

Section 12.3 Counterparts; Electronic Delivery. This Agreement, the other Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 12.4 Entire Agreement. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 12.5 Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto, other than as set forth in Section 8.10, and Section 12.15 (which, in each case, will be for the benefit of the Persons named therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 12.6 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 12.7 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing or valid termination of this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement and to seek immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.

Section 12.8 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware without the application of principles of conflicts of law that would result in the application of the laws of another jurisdiction; provided that the laws of the British Virgin Islands shall govern the Share Exchange solely to the extent required by the laws of the British Virgin Islands.

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Section 12.9 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware and, in either case, any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1. Notwithstanding the foregoing in this Section 12.9, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 12.10 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 12.11 Expenses. Except with respect to SPAC Expense Reimbursement or Company Expense Reimbursement as expressly set forth in Section 11.2 and with respect to any amounts payable in accordance with Section 8.3(c), each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions; provided that all fees in connection with any antitrust or regulatory filings made prior to the Closing, including any filing fee to ASX, and all registration fees or filing fees payable to the SEC, Nasdaq or any other Governmental Entity, in each case of the foregoing in connection with the Transactions, will be borne by SPAC.

Section 12.12 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 12.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

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Section 12.13 Amendment. This Agreement may be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 12.14 Extension; Waiver. At any time prior to the Closing, the Parties may, to the extent not prohibited by Applicable Law: (a) extend the time for the performance of any of the obligations or other acts of another Party; (b) waive any inaccuracies in the representations and warranties made to another Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 12.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no related party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any related party of a Party and no personal liability shall attach to any related party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Applicable Law or otherwise. The provisions of this Section 12.15 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each related party of a Party, each of whom is an intended third-party beneficiary of this Section 12.15.

Section 12.16 Legal Representation.

(a) Each Party hereby agrees on behalf of their respective directors, members, partners, officers, employees and Affiliates (including after the Closing, the Surviving Company), and each of their respective, Affiliates, successors and assigns (all such parties, the “Waiving Parties”), that, in the event a dispute with respect to the Transaction Agreements or the Transactions arises after the Closing between or among (a) SPAC Stockholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo or any of its Subsidiaries) (collectively, the “SPAC Group”), on the one hand, and (b) PubCo and/or any of its Subsidiaries, on the other hand, that Ellenoff Grossman & Schole LLP (or any successor) may represent the SPAC Group, notwithstanding its representation (or any continued representation) of SPAC or other Waiving Parties, and each of SPAC, PubCo, EUR and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of SPAC, PubCo and the Company, for itself and the Waiving Parties, hereby further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, any Transaction Agreements or the Transactions contemplated or thereby) between or among SPAC and/or any other member of the SPAC Group, on the one hand, and Ellenoff Grossman & Schole LLP (or any successor), on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or another member of the SPAC Group under a common interest agreement shall remain the privileged communications or information of the Surviving Company following the Closing.

(b) Each Party hereby agrees on behalf of their respective Waiving Parties that, in the event a dispute with respect to the Transaction Agreements or the Transactions arises after the Closing between or among (i) EUR or any of its directors, members, partners, officers, employees or Affiliates (other than PubCo or any of its Subsidiaries) (collectively, the “EUR Group”), on the one hand, and (ii) PubCo and/or any of its Subsidiaries, on the other hand, that White & Case LLP (or any successor) may represent EUR Group, notwithstanding its representation (or any continued representation) of SPAC or other Waiving Parties, and each of SPAC, PubCo and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of SPAC, PubCo and the Company, for itself and the Waiving Parties, hereby further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and

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performance under, or any dispute or Legal Proceeding arising out of or relating to, any Transaction Agreements or the Transactions contemplated or thereby) between or among SPAC and/or any other member of EUR Group, on the one hand, and White & Case LLP (or any successor), on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to EUR Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or another member of EUR Group under a common interest agreement shall remain the privileged communications or information of the Surviving Company following the Closing.

Section 12.17 Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of such disclosure that such information would qualify another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or the SPAC Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of the Company or SPAC, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or the SPAC Disclosure Letter, where a representation or warranty of the Company or SPAC, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or SPAC Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or SPAC Material Adverse Effect, as applicable. Neither the Company or SPAC shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter, which otherwise is not required to be disclosed by this Agreement.

ARTICLE XIII

DEFINED TERMS

Section 13.1 Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Additional Audited Financials”	Section 4.7(a)
“Additional Unaudited Financials”	Section 4.7(a)
“Affiliate”	Section 13.2
“Agreement”	Preamble
“Applicable Law”	Section 13.2
“Approvals”	Section 4.6(c)
“Assumed Warrant Agreement”	Section 8.15
“ASX”	Section 13.2
“Audited Financials”	Section 4.7(a)
“Austrian Capital Maintenance Rules”	Section 13.2
“Benefit Plans”	Section 13.2
“Business Combination”	Section 5.10
“Business Day”	Section 13.2

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“BVI Act”	Section 8.7(d)
“Certificate of Merger”	Section 2.1
“Change of Control”	Section 3.2(c)
“Closing”	Section 1.1
“Closing Date”	Section 1.1
“Closing Press Release”	Section 8.4(b)
“Closing Proceeds”	Section 13.2
“Closing Proceeds Condition”	Section 8.1(b)
“Closing Share Consideration”	Section 13.2
“Code”	Section 13.2
“Company”	Preamble
“Company Benefit Plan”	Section 4.11(a)
“Company Convertible Securities”	Section 13.2
“Company Disclosure Letter”	Article IV
“Company Expense Reimbursement”	Section 11.2(e)
“Company Financial Statements”	Section 4.7
“Company IT Systems”	Section 13.2
“Company Material Adverse Effect”	Section 13.2
“Company Material Contract”	Section 4.17(a)
“Company Ordinary Shares”	Section 13.2
“Company Real Property Leases”	Section 4.13(b)
“Company Subsidiaries”	Section 4.2(a)
“Company Transaction Expenses”	Section 13.2
“Confidentiality Agreement”	Section 13.2
“Consent”	Section 13.2
“Continental”	Section 5.14(a)
“Contract”	Section 13.2
“COVID-19”	Section 13.2
“COVID-19 Measures”	Section 13.2
“D&O Indemnified Party”	Section 8.10(a)
“D&O Tail”	Section 8.10(b)
“Damages”	Section 11.2(g)
“DGCL”	Recitals
“Dollars” or “$”	Section 13.2
“Earnout Consideration”	Section 13.2
“Earnout Milestone Prices”	Section 3.2(a)
“Earnout Period”	Section 3.2(a)
“Earnout Statement of PubCo”	Section 3.2(d)
“Effective Time”	Section 2.1
“Emergency Action”	Section 13.2
“Employment Agreements”	Section 8.2(b)
“Equity Interests”	Section 4.3(b)
“ERISA”	Section 13.2
“ESPP”	Section 8.2(a)
“EUR”	Preamble
“EUR Adverse Recommendation Change”	Section 7.4(a)(v)
“EUR Board”	Section 6.2(b)
“EUR Board Recommendation”	Section 6.2(b)
“EUR Circular”	Section 8.1(a)(i)
“EUR Competing Proposal NDA”	Section 7.4(b)
“EUR Group”	Section 12.16(b)

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“EUR Related Parties”	Section 11.2(h)
“EUR Shareholder Approval”	Section 13.2
“EUR Shareholders’ Meeting”	Section 8.1(c)
“EUR Shares”	Section 13.2
“Exchange Act”	Section 13.2
“Exchange Agent”	Section 1.2(a)
“Exchange Agent Agreement”	Section 1.2(a)
“Excluded SPAC Share”	Section 2.5(e)
“Extended Deadline”	Section 8.18(a)
“Extension Approval End Date”	Section 8.18(a)
“Extension Expenses”	Section 7.2(f)
“Extension Proposals”	Section 8.18(a)
“Extension Proxy Statement”	Section 8.18(a)
“First Earnout Milestone Price”	Section 3.2(a)
“First Level Contingent Share Consideration”	Section 3.2(a)
“Fundamental Representations”	Section 13.2
“Future PIPE Investment”	Section 13.2
“GAAP”	Section 13.2
“Governmental Entity”	Section 13.2
“Group Companies”	Section 13.2
“IFRS”	Section 13.2
“Incentive Equity Plan”	Section 8.2(a)
“Indebtedness”	Section 13.2
“Insurance Policies”	Section 4.18(a)
“Intellectual Property”	Section 13.2
“Intended Tax Treatment”	Recitals
“Intervening Event”	Section 13.2
“Investment Company Act”	Section 13.2
“Investors Agreement”	Recitals
“IP Contract”	Section 13.2
“IPO”	Section 13.2
“IPO Prospectus”	Section 13.2
“JOBS Act”	Section 13.2
“Key Jurisdictions”	Section 13.2
“Knowledge”	Section 13.2
“Leased Real Property”	Section 4.13(b)
“Legal Proceeding”	Section 13.2
“Liability”	Section 13.2
“Licensed Intellectual Property”	Section 13.2
“Lien”	Section 13.2
“Lock-up Agreement”	Section 13.2
“Merger”	Recitals
“Merger Consideration”	Section 2.5(a)
“Merger Sub”	Preamble
“Merger Sub Shares”	Section 2.5(c)
“Merger Sub Stockholder Approval”	Recitals
“Mining Rights”	Section 13.2
“Nasdaq”	Section 13.2
“OFAC”	Section 13.2
“Order”	Section 13.2
“Ordinary Course of Business”	Section 13.2

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“Organizational Documents”	Section 13.2
“Outside Date”	Section 11.1(b)
“Owned Intellectual Property” or “Owned IP”	Section 13.2
“Party,” “Parties”	Preamble
“Patents”	Section 13.2
“Permitted Lien”	Section 13.2
“Person”	Section 13.2
“Personal Information”	Section 13.2
“Personal Information Breach”	Section 4.16(c)
“Personal Property”	Section 13.2
“Post-Closing PubCo Board”	Section 8.14
“Pre-Closing Period”	Section 13.2
“Privacy Laws”	Section 13.2
“Processing,” “Process” and “Processed”	Section 13.2
“Processor”	Section 13.2
“Proxy Statement/Prospectus”	Section 8.1(a)(i)
“PubCo”	Preamble
“PubCo Shares”	Section 13.2
“PubCo Warrants”	Section 13.2
“Public Stockholders”	Section 8.6
“Publicly Available Software”	Section 13.2
“Registered Intellectual Property”	Section 4.15(a)
“Registration Rights Agreement”	Recitals
“Registration Statement”	Section 13.2
“Related Person”	Section 4.19
“Released Claims”	Section 8.6
“Remedies Exception”	Section 4.4
“Representatives”	Section 13.2
“Restated Articles”	Recitals
“SEC”	Section 13.2
“SEC Guidance”	Section 5.7(a)
“Second Earnout Milestone Price”	Section 3.2(a)
“Second Level Contingent Share Consideration”	Section 3.2(a)
“Securities Act”	Section 13.2
“Self-Help Code”	Section 13.2
“Share Exchange”	Recitals
“Software”	Section 13.2
“SPAC”	Preamble
“SPAC Adverse Recommendation Change”	Section 8.1(b)
“SPAC A&R Certificate of Incorporation”	Section 13.2
“SPAC Board”	Section 5.4(b)
“SPAC Board Recommendation”	Section 5.4(b)
“SPAC Competing Proposal”	Section 13.2
“SPAC Disclosure Letter”	Article V
“SPAC Expense Reimbursement”	Section 11.2(c)
“SPAC Extension Meeting”	Section 8.18(d)
“SPAC Financial Statements”	Section 5.7(b)
“SPAC Financing Certificate”	Section 1.4
“SPAC Group”	Section 12.16(a)
“SPAC Material Adverse Effect”	Section 13.2
“SPAC Material Contracts”	Section 5.11

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“SPAC Preferred Shares”	Section 5.3(a)
“SPAC Registration Rights Agreement”	Recitals
“SPAC Related Parties”	Section 11.2(g)
“SPAC SEC Reports”	Section 5.7(a)
“SPAC Shares”	Recitals
“SPAC Stockholder Approval”	Section 13.2
“SPAC Stockholder Redemptions”	Section 1.4
“SPAC Stockholders”	Recitals
“SPAC Stockholders’ Meeting”	Section 8.1(b)
“SPAC Transaction Expenses”	Section 13.2
“SPAC Transaction Proposals”	Section 13.2
“SPAC Unit Separation”	Section 2.5(a)
“SPAC Units”	Section 13.2
“SPAC Warrants”	Section 13.2
“Specified Business Conduct Laws”	Section 13.2
“Sponsor”	Section 13.2
“Sponsor Support Agreement”	Recitals
“Straddle Period”	Section 13.2
“Subsidiary”	Section 13.2
“Superior Proposal”	Section 13.2
“Surviving Company”	Recitals
“Tax/Taxes”	Section 13.2
“Tax Return”	Section 13.2
“Tax Sharing Agreement”	Section 13.2
“Top Suppliers”	Section 4.28
“Trade Secrets”	Section 13.2
“Trademarks”	Section 13.2
“Trading Day”	Section 13.2
“Transaction Agreements”	Section 13.2
“Transaction Expenses”	Section 13.2
“Transaction Filings”	Section 8.1(a)(i)
“Transaction Litigation”	Section 8.16
“Transactions”	Section 13.2
“Transfer Taxes”	Section 8.11(b)
“Transferred Contracts”	Section 8.21
“Treasury Regulations”	Section 13.2
“Trust Account”	Section 5.14(a)
“Trust Agreement”	Section 5.14(a)
“Unauthorized Code”	Section 13.2
“VWAP”	Section 13.2
“Waiving Parties”	Section 12.16(a)
“Warrant Agreement”	Section 13.2
“Willful Breach”	Section 13.2
“Wolfsberg Lithium Project”	Section 13.2

Section 13.2 Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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“Applicable Law” shall mean any federal, state, provincial, local, municipal or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, directive, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including, for the avoidance of doubt, Privacy Laws or any other special legislation as applicable to the operation of the Group Companies), in each case applicable to the referent Person, property, asset, Liability or circumstance.

“ASX” shall mean the Australian Securities Exchange.

“Austrian Capital Maintenance Rules” shall mean of mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) including, without limitation, § 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung - “GmbHG”) and § 52 et seq. of the Austrian Act on Joint Stock Companies (Aktiengesetz - “AktG”) (the “Austrian Capital Maintenance Rules”).

“Benefit Plans” of any Person shall mean any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee or individual service provider of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Delaware and the British Virgin Islands are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York, Delaware and the British Virgin Islands are generally open for use by customers on such day.

“Closing Proceeds” shall mean the funds contained in the Trust Account, together with the cash on SPAC’s balance sheet and the aggregate amount of gross proceeds from any Future PIPE Investment entered into in accordance with Section 7.5, after giving effect to the SPAC Stockholder Redemptions and before payment of Transaction Expenses.

“Closing Share Consideration” shall mean (a) Seven Hundred Fifty Million Dollars ($750,000,000) divided by (b) the redemption amount per SPAC Share payable to SPAC Stockholders that elect to redeem SPAC Shares in connection with the Closing determined in accordance with SPAC A&R Certificate of Incorporation.

“Code” shall mean the U.S. Internal Revenue Code of 1986.

“Company Convertible Securities” means, collectively, options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company IT Systems” shall mean all computer systems, hardware, servers, networks, data communication lines, and other information technology and telecommunications equipment and tangible assets, including outsourced or cloud computing arrangements, and associated documentation, in each case, exclusively owned or used or by or for any Group Company in connection with the business of the Group Companies.

“Company Material Adverse Effect” shall mean any event, state of facts, condition, change, development, circumstance, occurrence or effect (each, an “Event,” and collectively, “Events”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) acts of war, outbreak of hostilities, military actions, sabotage, civil unrest, protests, demonstrations, insurrections, riots, terrorism, cyberattacks, or political, geopolitical or social conditions, including any escalation or worsening thereof or any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions;

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(ii) earthquakes, hurricanes, tornados, disease, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, and any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters, public health emergencies or weather conditions; (iii) changes or proposed changes in Applicable Law (or any interpretation thereof) after the date of this Agreement; (iv) changes or proposed changes in IFRS or GAAP (or any interpretation or enforcement thereof) after the date of this Agreement; (v) general economic, regulatory, business or tax conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in prices, interest or exchange rates, prices of any security or market index or lithium or other commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vi) events or conditions generally affecting the industries or geographic areas in which the Group Companies operate; (vii) any change in the price or trading volume of EUR and any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such change or failure has resulted in a Company Material Adverse Effect; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement or any other Transaction Agreement; (ix) any action taken, or not taken, by, or at the written request of, SPAC or Sponsor or any breach by SPAC or Sponsor of their respective obligations; (x) any Transaction Litigation; (xi) the identity of or facts or circumstances relating to SPAC, Sponsor or their respective Affiliates (xii) any change, event, state of facts, development or occurrence attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities) provided that this clause (xii) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement; provided, however, that if a change or effect related to clauses (i) through (vi) disproportionately adversely affects the Group Companies, taken as a whole, compared to similarly situated Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on the Group Companies, taken as a whole, relative to similarly situated Persons operating in the same industry as the Group Companies.

“Company Ordinary Shares” shall mean the ordinary shares of no par value, in issue in the Company as fully paid up shares of the Company.

“Company Transaction Expenses” means the fees and expenses incurred by EUR or the Company (including its direct and indirect equity holders) and the other Group Companies in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions or any similar transactions or other strategic processes, including: (i) the fees and disbursements of outside counsel to EUR or any of its Subsidiaries (including its direct and indirect equity holders); (ii) the fees and expenses of accountants to EUR or any of its Subsidiaries; (iii) the fees and expenses of other advisers to EUR or any of its Subsidiaries; and (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to EUR or any of its Subsidiaries.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of July 17, 2022, by and between SPAC and EUR, as amended from time to time.

“Consent” means any consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with any Governmental Entity or any other Person.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation oral or written, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” shall mean SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean (i) changes or proposed changes in laws or regulations (or any interpretation thereof) or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social

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distancing, mask wearing, temperature taking, shut down, closure, sequester or any other Applicable Law or recommendations promulgated or issued by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-20, 2020-65, and 2021-11.

“Dollars” or “$” means lawful money of the United States.

“Earnout Consideration” shall mean, collectively, the First Level Contingent Share Consideration and Second Level Contingent Share Consideration, in each case, to the extent earned pursuant to Section 3.2.

“Emergency Action” shall mean any action or omission as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“EUR Competing Proposal” means, other than the Transactions, any actual offer or proposal received from any Person or group of Persons, other than PubCo and its Subsidiaries, relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company or 20% or more of any class of equity or voting securities of the Company, in each case, by such Person or group of Persons, (ii) any takeover bid that, if completed, would result in such Person or group of Persons (or their stockholders) beneficially owning 20% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in such Person or group of Persons beneficially owning 20% or more of the consolidated assets of the Company or 20% or more of any class of equity or voting securities of the Company.

“EUR Shareholder Approval” shall mean the vote of EUR Shareholders required to approve the Transactions, as determined in accordance with Applicable Law, the listing rules of the ASX and EUR’s Organizational Documents.

“EUR Shares” shall mean the ordinary shares of EUR.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Fundamental Representations” shall mean: (a) in the case of the Company, PubCo and Merger Sub, the representations and warranties contained in the first sentence of Section 4.1 (Organization and Qualification); solely with respect to PubCo and Merger Sub, the second sentence of Section 4.2(a) (Company Subsidiaries); Section 4.3 (Capitalization); Section 4.4 (Due Authorization); Section 4.5(a) (No Conflict; Governmental Consents and Filings); and Section 4.25 (Brokers); (b) in the case of SPAC, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.3 (Capitalization); Section 5.4 (Due Authorization); Section 5.5(a) (No Conflict; Required Filings and Consents); Section 5.10 (Business Activities), Section 5.13(a) and Section 5.13(b) (Undisclosed Liability), Section 5.14 (Trust Account) and Section 5.21 (Brokers) and (c) in the case of EUR, Section 6.1 (Organization and Qualification); Section 6.2 (Authorization; Binding Agreement); Section 6.3(a) (No Conflict; Required Filings and Consents); and Section 6.8 (Brokers).

“Future PIPE Investment” shall mean any subscription or investment agreement with respect to securities of PubCo entered into by the PubCo following the date hereof and prior to the Closing for the purpose of raising funds in connection with the Transaction, in all cases subject to EUR’s written consent.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, competent labour, social security and tax authority, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries (including Merger Sub).

“IFRS” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

Annex A-65

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Intellectual Property” shall mean any and all intellectual property (and all rights, title, and interest therein and thereto) in any jurisdiction throughout the world and may include intellectual property arising from or in respect of any and all of the following: (a) all inventions (whether or not patentable or reduced to practice), invention disclosures, certificates of invention, all improvements thereto, patents, utility models, industrial designs and all applications for any of the forgoing, including all provisionals, substitutions, divisionals, continuations, continuations-in-part, reissuances, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, or the like (including any rights of priority in any of the foregoing) and any foreign equivalents of the foregoing (collectively, “Patents”); (b) all trademarks, service marks, certification marks, brand names, trade dress rights, logos, slogans, corporate names, business names and trade names, designs and other source or business identifiers, indicia of origin and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use applications or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, copyrights works, mask works, protected designs, works of authorship (whether or not copyrightable), literary works, rights in Software, design rights, masked works, pictorial and graphic works, reversions and moral rights, along with all applications, registrations and any renewals and extensions thereof; (d) all internet domain names, and social media usernames, handles and accounts; (e) all trade secrets, know-how, technology, discoveries and improvements, proprietary rights, formulae, confidential information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, technical information, source code, techniques, ideas, research, data analytics, designs, drawings, specifications, procedures, processes, models, algorithms, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; (g) all rights relating to any of the foregoing, including all causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriations and other violations thereof, and (h) all applications and registrations for any of the foregoing.

“Intervening Event” means a material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances) that was not known to EUR Board on the date of this Agreement (or if known, the consequences of which were not known as of the date of this Agreement).

“Investment Company Act” shall mean the Investment Company Act of 1940.

“IP Contract” shall mean any Contract (including license agreements, coexistence agreements, agreement with covenants not to assert, or other agreement that relates to ownership or use of Intellectual Property) pursuant to which any Group Company (a) grants to a third Person any license, immunity or other right in or to any Owned Intellectual Property, or (b) is granted by a third Person an assignment, license, immunity or other right in to any Intellectual Property; provided however in the case of each of (a) or (b), that none of the following is required to be scheduled on Schedule 4.17 of the Company Disclosure Letter, but shall otherwise constitute a Company Material Contract if they otherwise qualify: (i) licenses to Publicly Available Software, (ii) non-exclusive end user licenses of uncustomized, generally commercially available off-the-shelf software on standard terms with annual fees of less than $20,000 per copy, seat or user or aggregate fees of less than $100,000, (iii) non-exclusive rights to use any Group Company’s products or services (or any Trademarks in connection with the promotion or sale of any Group Company’s products or services), (iv) non-exclusive rights to Intellectual Property incidental to or implied by the sale or purchase of goods or services, in each case of (iii) and (iv) entered into in the Ordinary Course of Business, and (v) invention assignment agreements with employees or contractors engaged by a Group Company on the Company’s standard unmodified form agreement or other agreement with substantially similar terms relating to Intellectual Property as the Company’s standard form agreement and with no material exclusions of Intellectual Property.

Annex A-66

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the SPAC, dated as of November 3, 2021, and filed with the SEC on November 8, 2021 (File No. 333-254182).

“JOBS Act” shall mean the Jumpstart Our Business Startups Act of 2012.

“Key Jurisdictions” shall mean Austria, Australia, British Virgin Islands, the European Union and the United States of America.

“Knowledge” (and any of its correlative terms) shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Group Companies and EUR, the individuals listed on Schedule 13.2(b) of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Schedule 13.2 of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Liability” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Applicable Law, Legal Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies or used in or necessary for the conduct or operation of the business of the Group Companies, as presently conducted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, easement, encroachment, covenant, license, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Mining Rights” shall mean all interests and rights in mining claims, concessions, exploration, reconnaissance, exploitation or extraction rights, surface rights, subsurface rights, access rights or similar rights, that are held by way of Approvals, leases or otherwise.

“Nasdaq” shall mean The Nasdaq Capital Market.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of the Group Companies’ business consistent with past practices.

“Organizational Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, articles and memorandum of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person, as applicable.

“Owned Intellectual Property” or “Owned IP” shall mean all Intellectual Property in which any of the Group Companies has (either individually or jointly among two (2) or more Group Companies) an ownership interest.

“Permitted Lien” shall mean: (a) Liens (i) for Taxes not yet delinquent or (ii) for Taxes that are being contested in good faith by appropriate proceedings and that are adequately reserved for in accordance with IFRS or GAAP, as applicable (b) statutory and contractual Liens of landlords and licensors with respect to Leased Real Property that do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the Leased Real Property taken as a whole by any of the Group Companies; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that

Annex A-67

are being contested in good faith through appropriate proceedings; (d) in the case of real property, zoning, building code, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the Leased Real Property taken as a whole by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies set forth on Schedule 4.17(a)(ii) of the Company Disclosure Letter; (f) third party non-exclusive license agreements of Owned Intellectual Property entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of, or materially detract from the value of, the affected parcel of Leased Real Property or that would be shown on an accurate survey or inspection of the Leased Real Property.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, to the extent regulated by Privacy Laws, “personal data,” “personally identifiable information,” or all information that identifies or could be used to directly or indirectly identify an individual person, and, in addition, in Australia shall have the meaning attributed to that term in the Privacy Act 1988 (Cth).

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Laws” shall mean Applicable Law relating to privacy and the Processing of Personal Information, including, but not limited to, the Federal Trade Commission Act, the California Consumer Privacy Act, Regulation (EU) 2016/679 (the “GDPR”) and any local laws implementing the GDPR into resp supplementing the GDPR in the respective local legislation, EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU Member States or the United Kingdom, as applicable), Applicable Law of the Isle of Man relating to the Processing of Personal Information (including, but not limited to, the Isle of Man Data Protection Act 2018, the Data Protection (Application of the GDPR) Order 2018, and the GDPR and LED Implementing (Amendment) Regulations 2018), the UK Data Protection Act 2018, the “UK GDPR” as defined by the UK Data Protection Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the Privacy Act 1988 (Cth) Applicable Law of the Republic of Austria relating to the Processing of Personal information (including, but limited to the GDPR and the Austrian data protection act (Datenschutzgesetz, DSG) supplementing the GDPR, the Data Protection Act, 2021 of the British Virgin Islands and any other related regulations, directives and orders applicable to Personal Information or the access thereto or use or transfer thereof, each as amended, consolidated or replaced from time to time.

“Processing” shall mean any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process” and “Processed” shall be construed accordingly.

“Processor” shall mean any Person that Processes any Personal Information on behalf of any Group Company.

“PubCo Shares” shall mean ordinary shares of PubCo.

“PubCo Warrant” means the SPAC Warrants that will be assumed by PubCo.

“Publicly Available Software” shall mean any Software (or portion thereof) that is licensed pursuant to (i) any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Affero General Public License, the MIT license, the Eclipse license, the Common Public License, the CDDL, Mozilla Public License, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (iii) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license.

Annex A-68

“Registration Statement” shall mean the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo under the Securities Act with respect to the PubCo Shares that constitute Merger Consideration and the PubCo Warrants.

“Representatives” means, when used with respect to a Party, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Party, as applicable, and their respective Subsidiaries.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Self-Help Code” shall mean any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program.

“Software” shall mean all computer programs, whether in source code and object code form, and all tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“SPAC A&R Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SPAC, dated November 2, 2021, as may be amended, modified or supplemented from time to time.

“SPAC Competing Proposal” means, other than the Transactions, any offer or proposal from any Person or group of Persons, other than EUR or the Company, relating to any “initial business combination” as defined in SPAC’s certificate of incorporation.

“SPAC Material Adverse Effect” shall mean any event, state of facts, condition, change, development, circumstance, occurrence or effect (each, an “Event,” and collectively, “Events”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of SPAC; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an SPAC Material Adverse Effect: (a) any change in Applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action required by this Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (f) any decline in the market price or trading volume of SPAC Shares or any change in the credit rating of SPAC or any of its securities (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of SPAC Material Adverse Effect underlying such decline or change has resulted in an SPAC Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which SPAC operates; (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of SPAC (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 5.5 (No Conflict) and the condition to Closing with respect thereto); (i) any matters expressly set forth on the SPAC Disclosure Letter; (j) any Events to the extent actually known by those individuals set forth on Schedule 13.2(b) of the Company Disclosure Letter on or prior to the date hereof; or (k) any action taken by, or at the request of, the Company; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a SPAC Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of SPAC relative to other similarly situated special purpose acquisition companies, but only to the extent of the incremental disproportionate effect on the SPAC relative to similarly situated special purpose acquisition companies.

“SPAC Stockholder Approval” shall mean the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with Applicable Law and SPAC’s Organizational Documents.

Annex A-69

“SPAC Transaction Expenses” means the fees and expenses incurred by SPAC in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions, including: (i) the fees and disbursements of outside counsel to SPAC; (ii) the fees and expenses of accountants to SPAC; (iii) the fees and expenses of the consultants and other advisors to SPAC; (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to SPAC; and (v) Extension Expenses.

“SPAC Transaction Proposals” shall mean (a) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger, (b) the adoption and approval of the Incentive Equity Plan and the ESPP, (c) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions and (d) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders’ Meeting in accordance with Section 8.1.

“SPAC Units” shall mean equity securities of SPAC each consisting of one (1) SPAC Share and one-half of one (0.5) SPAC Warrant.

“SPAC Warrants” shall mean the warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Shares at an exercise price of $11.50 per share.

“Specified Business Conduct Laws” shall mean: (a) all Applicable Laws relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time; (b) all Applicable Law imposing economic or financial sanctions on any Person, including all Applicable Law administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the Bureau of Industry and Security of the U.S. Department of Commerce, all applicable sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, European Union and all applicable anti-boycott or anti-embargo laws; (c) all Applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other any Applicable Law relating to money laundering.

“Sponsor” shall mean VO Sponsor, LLC, a Delaware limited liability company.

“Straddle Period” shall mean the portion of any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Superior Proposal” means a bona fide, written EUR Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), which the EUR Board determines in good faith after consultation with its outside legal counsel and financial advisor of nationally (in the United States or Australia) or internationally recognized reputation to be (i) if completed in accordance with its terms, more favorable to the shareholders of EUR from both a financial point of view than the Transactions and any counterproposal made under Section 7.4(e) and taking into account all aspects of the EUR Competing Proposal, including the identity, reputation and financial condition of the person making such proposal, legal, regulatory and financial matters and the expected timing for the implementation of such EUR Competing Proposal, and (ii) reasonably capable of being completed as proposed (and taking into account all aspects of the EUR Competing Proposal, including its conditions), in the case of each of clauses (i) and (ii), taking into account all financial, legal, regulatory, timing and other aspects of such proposal and any modification to this Agreement and the Transactions proposed by SPAC in response to such EUR Competing Proposal or otherwise and any consequence of such modification).

Annex A-70

“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, capital gains, capital stock, windfall profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, severance, social security, payroll, recapture, net worth, employment, excise and property taxes, assessments, escheat, abandoned property, stamp, environmental, registration, governmental charges, duties, fees, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties, surcharges, deficiency assessments, and additions imposed by a Governmental Entity with respect to any such amounts.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” shall mean any agreement or arrangement (including any provision of a Contract) primarily related to Taxes pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of, or imposed on, another Person.

“Trading Day” means any day on which shares of PubCo Common Stock are actually traded on the principal securities exchange or securities market on which the PubCo Common Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the Confidentiality Agreement, the Sponsor Support Agreement, the Lock-up Agreement, the Investors Agreement, the Assumed Warrant Agreement, and the Registration Rights Agreement, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the Company Transaction Expenses and SPAC Transaction Expenses.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement and the Transaction Agreements, including the SPAC Unit Separation, the SPAC Stockholder Redemptions, the Share Exchange, and the Merger.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unauthorized Code” shall mean any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any Group Company or the licensor of the Software or hardware components.

“VWAP” shall mean, with respect to a PubCo Share, the dollar-weighted average price on the Nasdaq or other primary stock exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price in the over-the-counter market on the electronic bulletin board during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers as reported by OTC Markets Group Inc. If VWAP cannot be calculated on any of the foregoing bases, VWAP shall be the fair market value per PubCo Share on such date(s) as reasonably determined by a majority of the board of directors of PubCo, including a majority of disinterested directors.

“Warrant Agreement” shall mean the Warrant Agreement, dated as of November 3, 2021, between Continental and SPAC.

“Willful Breach” shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the conscious knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material breach.

“Wolfsberg Lithium Project” shall mean the wholly owned project of European Lithium, under stable license and tax regime mapped out by the Austrian Mineral Resources Plan, and located at Carinthia, 270 km south of Vienna, Austria.

[Signature Pages Follow]

Annex A-71

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY:
EUROPEAN LITHIUM AT (INVESTMENTS) LTD
By:	/s/ Malcolm Raymond Day
Name:	Malcolm Raymond Day
Title:	Director
By:	/s/ Antony William Paul Sage
Name:	Antony William Paul Sage
Title:	Director

Annex A-72

EUR
EXECUTED by EUROPEAN LITHIUM LIMITED (ACN 141 450 624) in accordance with the requirements of section 127 of the Corporations Act 2001 (Cth) by:
By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman
By:	/s/ Melissa Chapman
Name:	Melissa Chapman
Title:	Company Secretary

[Signature Page to Agreement and Plan of Merger]

Annex A-73

PUBCO
CRITICAL METALS CORP.
By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]

Annex A-74

MERGER SUB
PROJECT WOLF MERGER SUB INC.
By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]

Annex A-75

SIZZLE ACQUISTION CORP.
By:	/s/ Steve Salis
Name:	Steve Salis
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-76

Exhibit A

Form of Investors Agreement

Annex A-77

Exhibit B

Form of Registration Rights Agreement

Annex A-78

Exhibit C

Form of Assignment and Assumption of Warrant Agreement

Annex A-79

Exhibit D

Pro-forma Equity Structure

Annex A-80

Exhibit E

Form of Sponsor Support Agreement

Annex A-81

Exhibit F

Form of Lock-Up Agreement

Annex A-82

AMENDMENT NO. 1 TO Merger AGREEMENT

This Amendment No. 1, dated as of January 4, 2023 (this “Amendment”), (i) is entered into by and among European Lithium Limited, an Australian Public Company limited by shares, and the holder of all of the issued Company Ordinary Shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“PubCo”), Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and Sizzle Acquisition Corp., a Delaware corporation (“SPAC”), and (ii) amends the Agreement and Plan of Merger, dated as of October 24, 2022, by and among EUR, the Company, PubCo, Merger Sub and SPAC (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement in the manner set forth below; and

WHEREAS, pursuant to Section 12.13 of the Merger Agreement, the Merger Agreement may be amended at any time by execution of an instrument in writing signed on behalf of EUR, the Company, PubCo, Merger Sub and SPAC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, intending to be legally bound hereby, it is hereby agreed as follows:

1.      Amendment to Section 12.11. Section 12.11 of the Merger Agreement is hereby amended and restated as follows:

Except with respect to SPAC Expense Reimbursement or Company Expense Reimbursement as expressly set forth in Section 11.2 and with respect to any amounts payable in accordance with Section 8.3(c), each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions; provided that all fees in connection with any antitrust or regulatory filings made prior to the Closing, including any filing fee to ASX, and all registration fees or filing fees payable to the SEC, Nasdaq or any other Governmental Entity, in each case of the foregoing in connection with the Transactions, will be borne by SPAC ; provided further that if the Transactions are consummated, PubCo shall be responsible for all SPAC Transaction Expenses and Company Transaction Expenses and shall reimburse EUR for all Company Transaction Expenses incurred or paid prior to the Closing.

2.      Confirmation of Other Provisions. Except as expressly modified or amended herein, all other terms and provisions of the Merger Agreement remain unchanged and shall continue in full force and effect. This Amendment, along with the Merger Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and thereof.

3.      Incorporation by Reference. Each of Section 12.2 (Interpretation), Section 12.3 (Counterparts; Electronic Delivery), Section 12.6 (Severability), Section 12.8 (Governing Law), Section 12.9 (Consent to Jurisdiction; Waiver of Jury Trial), Section 12.10 (Rules of Construction), Section 12.12 (Assignment) and Section 12.14 (Extension; Waiver) of the Merger Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature page follows]

Annex A-83

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

COMPANY:
EUROPEAN LITHIUM AT (INVESTMENTS) LTD
By:	/s/ Malcolm Raymond Day
Name:	Malcolm Raymond Day
Title:	Director
By:	/s/ Antony William Paul Sage
Name:	Antony William Paul Sage
Title:	Director

Annex A-84

EUR
EXECUTED by EUROPEAN LITHIUM LIMITED (ACN 141 450 624) in accordance with the requirements of section 127 of the Corporations Act 2001 (Cth) by:
By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman
By:	/s/ Melissa Chapman
Name:	Melissa Chapman
Title:	Company Secretary

Annex A-85

PUBCO
CRITICAL METALS CORP.
By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

Annex A-86

MERGER SUB
PROJECT WOLF MERGER SUB INC.
By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

Annex A-87

SPAC
SIZZLE ACQUISTION CORP.
By:	/s/ Steve Salis
Name:	Steve Salis
Title:	Chief Executive Officer

Annex A-88

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2, dated as of July 7, 2023 (this “Second Amendment”), (i) is entered into by and among European Lithium Limited, an Australian Public Company limited by shares, and the holder of all of the issued Company Ordinary Shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“PubCo”), Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and Sizzle Acquisition Corp., a Delaware corporation (“SPAC”), and (ii) amends the Agreement and Plan of Merger, dated as of October 24, 2022, by and among EUR, the Company, PubCo, Merger Sub and SPAC, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 4, 2023 (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement in the manner set forth below;

WHEREAS, pursuant to Section 12.13 of the Merger Agreement, the Merger Agreement may be amended at any time by execution of an instrument in writing signed on behalf of EUR, the Company, PubCo, Merger Sub and SPAC; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, intending to be legally bound hereby, it is hereby agreed as follows:

1.   Amendment to Section 8.1. Section 8.1(b) of the Merger Agreement is hereby amended to delete the first sentence thereof in its entirety and replace it with the following:

“SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, conduct a “broker search” and establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Stockholders (the “SPAC Stockholders’ Meeting”), in each case in accordance with SPAC’s Organizational Documents and Applicable Law, solely for the purpose of (i) providing SPAC Stockholders with the opportunity to redeem SPAC Shares, (ii) obtaining all requisite approvals and authorizations from the SPAC Stockholders at the SPAC Stockholders’ Meeting (A) in connection with the Transactions (including the SPAC Stockholder Approval) and (B) to amend SPAC’s Amended and Restated Certificate of Incorporation, effective immediately prior to the Closing, to remove the “Redemption Limitation” requirements set forth in Sections 9.2(a), 9.2(e) and 9.2(f) thereof in connection with the transactions contemplated by this Agreement (the “Redemption Limitation Amendment”) (which amendment in this clause (B) for the avoidance of doubt will not be included in the definition of SPAC Stockholder Approval), and (iii) related and customary procedural and administrative matters.”

2.   Amendment to Section 8.18. Section 8.18 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) As promptly as reasonably practicable after the date hereof (and in no event later than December 31, 2022, SPAC shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “First Extension Proxy Statement”) pursuant to which it shall seek the approval of its stockholders for proposals to amend SPAC’s Organizational Documents to extend the time period for SPAC to consummate its initial business combination from February 8, 2023 (the “First Extension Approval End Date”) to the date that is not less than three (3) months after the First Extension Approval End Date (which may be done through monthly extension, provided, that SPAC will continue to extend on a monthly basis through such period) or such shorter period as mutually agreed by SPAC and the Company (such proposals, the “First Extension Proposals”).

(b) SPAC shall, by no later than July 14, 2023, prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Second Extension Proxy Statement”, and together with the First Extension Proxy Statement, the “Extension Proxy Statements”) pursuant to which it shall seek the approval of its stockholders for proposals to amend SPAC’s Organizational Documents to extend the time period for SPAC to consummate

Annex A-89

its initial business combination from August 8, 2023 (the “Second Extension Approval End Date”) to the date that is not less than three (3) months after the Second Extension Approval End Date (which may be done through monthly extension, provided, that SPAC will continue to extend on a monthly basis through such period) or such shorter period as mutually agreed by SPAC and the Company (such date, the “Second Extended Deadline” and such proposals, the “Second Extension Proposals”).

(c) SPAC shall use its best efforts to cause each Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have each Extension Proxy Statement cleared by the SEC as promptly as practicable after filing of such Extension Proxy Statement. SPAC shall provide the Company a reasonable opportunity to review each Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company.

(d) To the extent not prohibited by Law, SPAC will advise the Company, reasonably promptly after SPAC receives notice thereof, (i) when each Extension Proxy Statement or any supplement or amendment thereto has been filed and (ii) of any request by the SEC for the amendment or supplement of any Extension Proxy Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on each Extension Proxy Statement and any supplement or amendment thereto before any such document is filed with the SEC by SPAC and SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel on such Extension Proxy Statement or such supplement or amendment thereto. To the extent not prohibited by Law, each of SPAC and the Company shall provide to each other party and their counsel (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to any Extension Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by the other Parties), including by participating with the other Parties or their counsel in any discussions or meetings with the SEC.

(e) Each of SPAC and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practicable, furnish the other Party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity- holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to any Extension Proxy Statement. Each of SPAC and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to any Extension Proxy Statement shall, as at the earlier of the date it is filed with the SEC or the date it is first mailed to the SPAC Stockholders, (i) be accurate in all material respects, (ii) not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. If, at any time prior to the conclusion of the First SPAC Extension Meeting or the Second SPAC Extension Meeting, as applicable, SPAC or the Company becomes aware that (x) the First Extension Proxy Statement or the Second Extension Proxy Statement, as applicable, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the applicable Extension Proxy Statement so that it would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or SPAC (as applicable) shall promptly inform SPAC or the Company (as applicable) and each shall cooperate with the other in filing with the SEC or mailing to the stockholders of SPAC an amendment or supplement to the applicable Extension Proxy Statement. Each of the Company and SPAC shall use its commercially reasonable efforts to cause its and its Subsidiaries’ managers, directors, officers and employees to be reasonably available to SPAC, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.
Annex A-90

(f) SPAC shall (i) as promptly as practicable after the First Extension Proxy Statement is cleared by the SEC, (A) cause the First Extension Proxy Statement to be disseminated to the SPAC Stockholders in compliance with Applicable Law, (B) duly give notice of and convene and hold a meeting of its stockholders (the “First SPAC Extension Meeting”) in accordance with SPAC’s Organizational Documents and Nasdaq Listing Rule 5620(b), for a date mutually agreed by the Company and SPAC that is no later than the First Extension Approval End Date; provided, that the First SPAC Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC’s Organizational Documents, and (C) solicit proxies from the holders of SPAC Shares to vote in favor of each of the First Extension Proposals, and (ii) provide its stockholders with the opportunity to elect to effect a redemption SPAC Shares at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account. SPAC shall, through its Board of Directors, recommend to its stockholders the approval of the First Extension Proposals, and include such recommendation in the First Extension Proxy Statement. The Board of Directors of SPAC shall not withdraw, amend, qualify or modify its recommendation to the stockholders of SPAC that they vote in favor of the First Extension Proposals.

(g) SPAC shall (i) as promptly as practicable after the Second Extension Proxy Statement is cleared by the SEC, (A) cause the Second Extension Proxy Statement to be disseminated to the SPAC Stockholders in compliance with Applicable Law, (B) duly give notice of and convene and hold a meeting of its stockholders (the “Second SPAC Extension Meeting”, and together with the First SPAC Extension Meeting, the “SPAC Extension Meetings”) in accordance with SPAC’s Organizational Documents and Nasdaq Listing Rule 5620(b), for a date mutually agreed by the Company and SPAC that is no later than the Second Extension Approval End Date; provided, that the Second SPAC Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC’s Organizational Documents, and (C) solicit proxies from the holders of SPAC Shares to vote in favor of each of the Second Extension Proposals, and (ii) provide its stockholders with the opportunity to elect to effect a redemption SPAC Shares at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account. SPAC shall, through its Board of Directors, recommend to its stockholders the approval of the Second Extension Proposals, and include such recommendation in the Second Extension Proxy Statement. The Board of Directors of SPAC shall not withdraw, amend, qualify or modify its recommendation to the stockholders of SPAC that they vote in favor of the Second Extension Proposals.

(h) To the fullest extent permitted by Applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the First SPAC Extension Meeting and the Second SPAC Extension Meeting and submit for approval at the applicable SPAC Extension Meeting the First Extension Proposals and the Second Extension Proposals and (y) SPAC agrees that if approval of the First Extension Proposals or the Second Extension Proposals, as applicable, shall not have been obtained at the applicable SPAC Extension Meeting, then SPAC shall promptly continue to take all necessary actions and hold additional meetings of its stockholders in accordance with SPAC’s Organizational Documents and Nasdaq Listing Rule 5620(b) in order to obtain such approval. SPAC may only adjourn a SPAC Extension Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the First Extension Proposals or the Second Extension Proposals (as applicable), (ii) when there is an absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of SPAC prior to such SPAC Extension Meeting, (iv) to allow reasonable additional time to reduce the number shares of SPAC Shares as to which the holders thereof have elected to effect a redemption thereof, or (iv) with the prior written consent of the Company; provided, that such SPAC Extension Meeting (A) may not be adjourned to a date that is more than ten (10) days after the date for which such SPAC Extension Meeting was originally scheduled (excluding any adjournments required by Applicable Law) and (B) shall be held no later than the First Extension Approval End Date or the Second Extension Approval End Date, as applicable; provided, that following the adjournment, the rescheduled SPAC Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC’s Organizational Documents.

Annex A-91

(i) As promptly as reasonably practicable following the approval of the First Extension Proposals or the Second Extension Proposals, as applicable, by the requisite holders of SPAC Shares (and in any event, within two (2) Business Days thereafter), SPAC shall file with the Secretary of State of the State of Delaware the amendment to its Organizational Documents as contemplated by the First Extension Proposals or the Second Extension Proposals, as applicable, and shall deliver to the Company evidence thereof.

(j) In the event the Closing shall not have occurred prior to the Second Extended Deadline, SPAC and the Company agree to effect one or more additional extensions of the time period for SPAC to consummate its initial business combination, in accordance with the terms of this Section 8.18, mutatis mutandis. Notwithstanding the foregoing, neither SPAC nor the Company shall be obligated to extend the time period for SPAC to consummate its initial business combination beyond the Outside Date.”

3.   Amendment to Section 9.1. Section 9.1(f) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(f) Net Tangible Assets Test.    In the event that the Redemption Limitation Amendment is not approved by the SPAC Stockholders at the SPAC Stockholders’ Meeting, SPAC’s or PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001 either immediately prior to or upon consummation of the Transactions and after payment of SPAC’s underwriters’ fees and commissions.”

4.   Amendment to Section 11.1. Section 11.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) by either SPAC or the Company if the Transactions shall not have been consummated by the earlier date (the “Outside Date”) of (i) September 8, 2023, or (ii) if SPAC obtains the approval of its stockholders for the Second Extended Deadline, the last date then in effect for the SPAC to consummate its Business Combination pursuant to the applicable extension period then in effect during the Second Extended Deadline (after giving effect to any automatic extension rights that SPAC may obtain in such extension where it can extend its deadline to consummate a Business Combination without requiring an amendment to its Organizational Documents); provided, further, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or principally resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; by either SPAC or the Company if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;”

5.   Amendment to Section 11.1. Section 11.1(k) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(k) by the Company, if the anticipated Closing Proceeds of the SPAC (as reasonably determined by the Company following the conclusion of First SPAC Extension Meeting, or, if SPAC obtains the approval of its stockholders for the Second Extended Deadline, the Second SPAC Extension Meeting) are less than $40,000,000; and”

6.   Confirmation of Other Provisions. Except as expressly modified or amended herein, all other terms and provisions of the Merger Agreement remain unchanged and shall continue in full force and effect. This Amendment, along with the Merger Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and thereof.

7.   Incorporation by Reference. Each of Section 12.2 (Interpretation), Section 12.3 (Counterparts; Electronic Delivery), Section 12.6 (Severability), Section 12.8 (Governing Law), Section 12.9 (Consent to Jurisdiction; Waiver of Jury Trial), Section 12.10 (Rules of Construction), Section 12.12 (Assignment) and Section 12.14 (Extension; Waiver) of the Merger Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature page follows]

Annex A-92

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

COMPANY:
EUROPEAN LITHIUM AT (INVESTMENTS) LTD
By:	/s/ Malcolm Raymond Day
Name:	Malcolm Raymond Day
Title:	Director
By:	/s/ Antony William Paul Sage
Name:	Antony William Paul Sage
Title:	Director
EUR
EXECUTED by EUROPEAN LITHIUM LIMITED (ACN 141 450 624) in accordance with the requirements of section 127 of the Corporations Act 2001 (Cth) by:
By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman
By:	/s/ Melissa Chapman
Name:	Melissa Chapman
Title:	Company Secretary
PUBCO
CRITICAL METALS CORP.
By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person
MERGER SUB
PROJECT WOLF MERGER SUB INC.
By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person
SPAC
SIZZLE ACQUISITION CORP.
By:	/s/ Steve Salis
Name:	Steve Salis
Title:	Chief Executive Officer

Annex A-93

Annex B

Form of Amended and Restated Memorandum and Articles of Association of Pubco

Company no. 2109528

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Critical Metals Corp.

Incorporated on the 14th day of October 2022

Amended and Restated on the [ ] day of [ ] 20[ ]

Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Critical Metals Corp.

1            Name

The name of the Company is Critical Metals Corp..

2            Status

The Company is a company limited by shares.

3            Registered Office, Registered Agent

3.1         The first Registered Office of the Company shall be at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Office of the Company by Resolution of Directors or Resolution of Members.

3.2         The first Registered Agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Agent of the Company by Resolution of Directors or Resolution of Members.

4            Objects

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the British Virgin Islands.

5            Limited Liability of Members

The liability of each Member is limited to the amount unpaid on such Member’s shares.

6            Authorised Shares

The Company is authorised to issue a maximum of 500,000,000 shares (the “Shares”) with a par value of US$0.001 each divided into two classes as follows:

(a)         450,000,000 ordinary shares (the “Ordinary Shares”); and

(b)         50,000,000 preferred shares (the “Preference Shares”).

7            Rights, Privileges, Restrictions and Conditions Attaching to Shares

7.1         Each Ordinary Share confers on the holder:

(a)         the right to one vote on any Resolution of Members;

(b)         the right to an equal share in any dividend paid by the Company in accordance with the BVI Business Companies Act (As Revised) of the British Virgin Islands (the “Statute”); and

(c)         the right to an equal share in the distribution of the surplus assets of the Company.

7.2         The Preference Shares may be issued from time to time in one or more series and shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as specified by the

Annex B-2

board of Directors pursuant to the Resolution of Directors approving the issue of such Preference Share(s), and in any such Resolution of Directors the board of Directors shall agree to amend and restate the Memorandum and Articles to fully set out such rights and instruct the registered agent of the Company to file the amended Memorandum and Articles with the Registrar. Notwithstanding the fixing of the number of Preference Shares constituting a particular series upon the issuance thereof, the board of Directors at any time thereafter may authorise the issuance of additional Preference Shares of the same series and in any such Resolution of Directors the board of Directors shall agree to amend and restate the Memorandum and Articles to reflect an increased number as the fixed number of Preference Shares constituting a particular series. For the avoidance of doubt, the Directors shall not require any approval of the Members in respect of the issuance of Preference Shares, any amendments to the terms of Preference Shares and the related amendments to the Memorandum and Articles.

7.3         For the purposes of section 9 of the Statute, any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for in the Memorandum and Articles are deemed to be set out and stated in full in this Memorandum.

8            Registered Shares

Shares may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9            Interpretation

Capitalised terms that are not defined in this Memorandum bear the respective meanings given to them in the Articles of Association of the Company.

10          Amendment

10.1       Subject to Clause 10.2:

(a)         at any time when European Lithium Limited, an Australian public company limited by shares (“EUR”):

(i)          does not beneficially own (as such term is defined in Regulation 1.2(o) of the Articles of Association) more than 50% of the total voting power of the issued Shares, the Company may from time to time amend this Memorandum or the Articles of Association by a Resolution of Members passed by a supermajority (as such term is defined in Regulation 1.2(r) of the Articles of Association); or

(ii)         does beneficially own (as such term is defined in Regulation 1.2(o) of the Articles of Association) more than 50% of the total voting power of the issued Shares, the Company may from time to time amend this Memorandum or the Articles of Association by a Resolution of Members passed by an absolute majority (as such term is defined in Regulation 1.2(r) of the Articles of Association); and

(b)         the Company may from time to time amend this Memorandum or the Articles of Association by a Resolution of Directors provided always that the Directors shall not have the power to amend the Memorandum or the Articles of Association:

(i)          to restrict the rights or powers of the Members to amend the Memorandum or the Articles of Association;

(ii)         to change the percentage of Members required to pass a resolution to amend the Memorandum or the Articles of Association;

(iii)        in circumstances where this Memorandum or the Articles of Association cannot be amended by the Members; or

(iv)        in circumstances where the Statute may from time to time provide that the Directors shall not have the power to amend the Memorandum or the Articles of Association.

Annex B-3

10.2       Any amendment to Regulation 27 (Appointment and Removal of Directors by EUR) of the Articles of Association shall require the prior written consent of EUR.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 14th day of October 2022.

Incorporator

Sgd. Conitta Francis
Conitta Francis
Authorised Signatory
Maples Corporate Services (BVI) Limited

Annex B-4

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

Critical Metals Corp.

1            Interpretation

1.1         In the Articles, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Business Combination Closing”

means the closing of the business combination contemplated by that certain Agreement and Plan of Merger dated as of 24 October 2022, by and between EUR, European Lithium AT (Investments) Limited, the Company, Project Wolf Merger Sub Inc. and Sizzle Acquisition Corp.

“Cause”	has the meaning given to that term in Regulation 26.3.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a Recognised Exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.
“Directors”	means the directors for the time being of the Company.
“Director Nominations”	has the meaning given to that term in Regulation 17.11.
“Distribution”	means any distribution (including an interim or final dividend).
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“EUR”	has the meaning given to such term in Clause 10.1 of the Memorandum.
“EUR Director”	means a Director appointed by EUR pursuant to Regulation 27.
“EUR Director Change Notice”	has the meaning given to that term in Regulation 27.5.
“EUR Top Ownership Threshold”

means the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by EUR of Shares that confer on their holder at least fifty percent (50%) of the total voting power of the issued Shares.

“EUR Middle Ownership Threshold”

means the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by EUR of Shares that confer on their holder at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of the issued Shares.

Annex B-5

“EUR Low Ownership Threshold”

means the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by EUR of Shares that confer on their holder at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of the issued Shares.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the British Virgin Islands.
“Exchange Act”	means the Securities Exchange Act of 1934 of the United States of America, as amended.
“Insolvency Act”	means the Insolvency Act (As Revised) of the British Virgin Islands.
“Investors Agreement”	means the investors agreement by and between EUR and the Company dated on or around the Business Combination Closing.
“Material Ownership Interests”	has the meaning given to that term in Regulation 17.13(d).
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Ordinary Share”	has the meaning given to such term in Clause 6 of the Memorandum.
“Other Investments”	has the meaning given to that term in Regulation 45.
“Preference Share”	has the meaning given to such term in Clause 6 of the Memorandum.
“Proposing Person”

means the following persons:

(a)     the Member or Requisitioning Members of record providing the notice of Director Nomination(s) or other business proposed to be brought before a general meeting; and

(b)    the beneficial owner(s), if different, on whose behalf the Director Nomination(s) or other business proposed to be brought before a general meeting is made.

“Recognised Exchange”	has the same meaning as in the Statute.
“Register of Members”	means the register of Members maintained in accordance with the Statute.
“Registered Agent”	means the registered agent for the time being of the Company.
“Registered Office”	means the registered office for the time being of the Company.
“Requisite Percent”	has the meaning given to that term in Regulation 17.4.
“Requisitioning Member”	has the meaning given to that term in Regulation 17.5.
“Resolution of Directors”

means:

(a)     a resolution passed by a majority of votes of the Directors or a majority of votes of the members of a committee of the Directors as, being entitled to do so, vote at a meeting of the Directors or a meeting of a committee of the Directors, unless a higher threshold is required pursuant to the Memorandum or the Articles; or

(b)    a resolution in writing signed by all of the Directors or all of the members of a committee of the Directors,

Annex B-6

provided that, in each case, in respect of a resolution relating to the removal of any Director or the vacation of office of any Director, all of the Directors other than the Director who is the subject of such resolution must approve either by voting in favour of, or signing, such Resolution of Directors.

“Resolution of Members”

means:

(c)     a resolution passed by a simple majority (as such term is defined in Regulation 1.2(p) of these Articles) of the Members as being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting; or

(d)    where a written resolution of the Members is permitted under Regulation 19.3, a written resolution signed by or on behalf of an absolute majority (as such term is defined in Regulation 1.2(q) of these Articles) of the Members.

In computing the majority on a poll and in the case of a written resolution, regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Seal”	means the common seal of the Company and includes every duplicate seal.
“SEC”	has the meaning given to that term in Regulation 3.1.
“Share”	has the meaning given to such term in Clause 6 of the Memorandum.
“Solicitation Statement”	has the meaning given to that term in Regulation 17.13.
“Special Meeting Request”	has the meaning given to that term in Regulation 17.3.
“Specified Party”	has the meaning given to that term in Regulation 45.
“Statute”	has the meaning given to such term in the Memorandum.
“Synthetic Equity Interest”

means any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly:

(a)     give a person or entity economic benefit and/or risk similar to ownership of Shares of any class or series of the Company, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any Shares of any class or series of the Company;

(b)    mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any Shares of any class or series of the Company;

(c)     otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of the Company; or

(d)    increase or decrease the voting power of any person or entity with respect to any Shares of any class or series of the Company.

“Timely Notice”	has the meaning given to that term in Regulation 17.12.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

Annex B-7

1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing the masculine gender include the feminine gender and words importing the feminine gender include the masculine gender;

(c)         words importing persons include corporations as well as any other legal or natural person;

(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)          references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)         references to provisions of any law shall be construed to include any rules and regulations promulgated thereunder;

(h)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)          the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(j)          headings are inserted for reference only and shall be ignored in construing the Articles;

(k)         any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(l)          any requirements as to execution or signature under the Articles including the execution of the Memorandum and Articles themselves can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act;

(m)        the Electronic Transactions Act shall be varied pursuant to section 5(1)(b)(i) of the Electronic Transactions Act to the extent provided for in the Articles;

(n)         the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(o)         the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share, and the term “beneficially owns” has the meaning of such term as defined in Rule 13d-3 promulgated under the Exchange Act;

(p)         the term “simple majority” in relation to a Resolution of Members passed or proposed to be passed at a general meeting means a majority of the votes of those Members entitled to vote on the resolution and actually voting on the resolution (and absent Members, Members who are present but do not vote, blanks and abstentions are not counted);

(q)         the term “absolute majority” in relation to a Resolution of Members:

(i)          to be passed or proposed to be passed at a general meeting of the Members means a majority of the votes of all those entitled to vote on the resolution regardless of how many actually vote or abstain, meaning that absent Members, Members who are present but do not vote, blanks and abstentions shall be counted for the purpose of determining if a majority has been obtained; and

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(ii)         to be passed or proposed to be passed by way of a written resolution of the Members where this is permitted under Regulation 19.3, means signed by or on behalf of a Member or Members holding a majority of the votes of all those entitled to vote on the resolution;

(r)          the term “supermajority” in relation to a Resolution of Members means, notwithstanding anything to the contrary in the definition of “Resolution of Members”, a majority of not less than two-thirds (66⅔%) of the votes of all those entitled to vote on the resolution regardless of how many actually vote or abstain, meaning that absent Members, Members who are present but do not vote, blanks and abstentions shall be counted for the purpose of determining if a supermajority has been obtained;

(s)          where a meeting of (a) Members; (b) a class of Members; (c) the board of Directors; or (d) any committee of the Directors, is required to be convened for a place, such place may be a physical place, or a virtual place, or both, and where a meeting is convened for or including a virtual place any person, including the person duly appointed as the chair of such meeting, may attend such meeting by virtual attendance and such virtual attendance shall constitute presence in person at that meeting;

(t)          the term “virtual place” includes a discussion facility or forum with a telephonic, electronic or digital identifier; and

(u)         the term “virtual attendance” means attendance at a virtual place by means of conference telephone or other digital or electronic communications equipment or software or other facilities by means of which all the persons participating in the meeting can communicate with each other.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of any monies of the Company, all expenses incurred or sustained in the formation and establishment of the Company, including the expenses of incorporation.

3            Issue of Shares

3.1         Subject to the Statute and the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of any applicable Recognised Exchange, the United States Securities and Exchange Commission (the “SEC”) and/or any other competent regulatory authority and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

3.2         The Company may issue rights, options, warrants or convertible securities or instruments of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4         Section 46 of the Statute does not apply to the Company.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

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4.2         Where Shares are listed on a Recognised Exchange, the Directors may determine that the Company shall maintain or cause to be maintained its Register of Members in such manner and form as is customary for such Recognised Exchange.

5            Fixing Record Date

5.1         For the purpose of determining the Members entitled to notice of or to vote at any general meeting of Members, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other Distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the board of Directors may fix a date as the record date for any such determination of Members. Where in respect of any general meeting of Members the Directors so fix a record date, such record date shall be specified in the notice of the general meeting of Members.

5.2         If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the Resolution of Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any general meeting of Members has been made as provided for in this Regulation, such determination shall apply to any adjournment thereof (unless otherwise provided by a Resolution of Directors). If corporate action without a general meeting of Members is to be taken and no record date is fixed for such action, the record date for determining the Members entitled to express consent to such corporate action in writing shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve by Resolution of Directors that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other persons authorised by the Directors or shall be given under Seal. The Directors may authorise certificates to be issued with the authorised signature(s) or Seal affixed by mechanical process or in accordance with the Electronic Transactions Act. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred or sustained by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the applicable Recognised Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of rights, options or warrants.

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7.2         The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Company on the transferee, signed by or on behalf of the transferee) and contain the name and address of the transferee. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.3         Where Shares are listed on a Recognised Exchange, in accordance with section 54A of the Statute, the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange and Regulations 7.1 and 7.2 shall be interpreted accordingly.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company), the terms attached to Shares, as specified in the Memorandum and the Articles, may provide for such Shares to be redeemed or to be liable to be redeemed at the option of the Member or the Company on such terms as so specified.

8.2         Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company), the Company may purchase or otherwise acquire its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3         The Company may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the Statute.

8.4         The Company may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the Member holding the Share or Shares.

9            Treasury Shares

Subject to the Statute, the Directors may, prior to the purchase, redemption or surrender of any Share, resolve by Resolution of Directors that such Share shall be held as a Treasury Share.

10          Commission on Sale of Shares

The Company may pay a commission to any person in consideration of their subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the Statute, the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

11          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

12          Lien on Shares

12.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Regulation. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

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12.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently due and payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

12.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

12.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

13          Call on Shares

13.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares, and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

13.2       A call shall be deemed to have been made at the time when the Resolution of Directors authorising such call was passed.

13.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

13.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred or sustained by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

13.5       An amount payable in respect of a Share on issue or allotment or at any fixed date shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

13.6       The Company may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

13.7       The Company may, by Resolution of Directors, if the Directors think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

13.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend or other Distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

14          Forfeiture of Shares

14.1       If a call or instalment of a call remains unpaid after it has become due and payable the Company may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred or sustained by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

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14.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a Resolution of Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

14.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

14.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited.

14.5       A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

14.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

15          Transmission of Shares

15.1       If a Member dies the survivor or survivors (where the Member was a joint holder) or the Member’s legal personal representatives (where the Member was a sole holder), shall be the only persons recognised by the Company as having any title to their Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which they were a joint or sole holder.

15.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

15.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which that person would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered as the holder of the Share or to have some person nominated by the person entitled to the Share be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

16          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by Resolution of Directors change the location of its Registered Office and its Registered Agent, provided that the Company’s Registered Office shall at all times be the office of the Registered Agent. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

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17          General Meetings

17.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

17.2       The Company may, but shall not be obliged to (unless required by any applicable law, rule or regulation), in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

17.3       The Directors, by Resolution of Directors, or the chairperson, if any, of the board of Directors, acting alone, may, and the Directors shall upon receipt of a valid Members’ requisition (a “Special Meeting Request”), call general meetings. Only those matters set forth in the notice of the general meeting or properly the subject of a Special Meeting Request may be considered or acted upon at a general meeting.

17.4       A Special Meeting Request is a requisition of Members holding at the date of deposit of the requisition not less than thirty (30) per cent. of the voting power of the issued Shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested (the “Requisite Percent”).

17.5       The Special Meeting Request may consist of several documents in like form each signed by one or more requisitionists (each such requisitionist, a “Requisitioning Member”) and must:

(a)         be deposited at the Registered Office within sixty (60) days of the earliest such documents being deposited at the Registered Office;

(b)         state the business (including the identity of nominees for election as a Director, if any) proposed to be acted on at the meeting of Members, which shall be limited to the business set forth in the Special Meeting Request received by the Company;

(c)         bear the date of signature of each Member (or duly authorized agent) who is a requisitionist submitting the Special Meeting Request;

(d)         set forth the name and address of each Member submitting the Special Meeting Request, as they appear on the Register of Members;

(e)         contain the information required by Regulation 17.13 with respect to any Director Nomination(s) or with respect to any other business proposed to be presented at the extraordinary general meeting, and as to each Member requesting the meeting and each other person (including any beneficial owner) on whose behalf the Member is acting;

(f)          include documentary evidence that the requisitionists own the Requisite Percent, as of the date, in the case of each Member requisitioning the extraordinary general meeting, that such shareholder’s requisition was signed; provided, however, that if the requisitioning Members are not the beneficial owners of the Shares representing the Requisite Percent, then to be valid, the Special Meeting Request must also include documentary evidence of the number of Shares owned by the beneficial owners on whose behalf the Special Meeting Request is made, as of the date, in the case of each Member requesting the extraordinary general meeting, that such Member’s requisition was signed; and

(g)         otherwise meet the requirements of these Articles including, as applicable, Regulation 17.11.

17.6       A Special Meeting Request shall not be valid, and the Company shall not call an extraordinary general meeting if:

(a)         the Special Meeting Request relates to a subject that is not a proper subject for action by Members of the Company under the Statute or otherwise involves a violation of any applicable law;

(b)         an item of business that is the same or substantially similar (as determined in good faith by the board of Directors) as was presented at a meeting of Members occurring within ninety (90) days preceding the earliest date of signature on the Special Meeting Request, provided that matters relating to the election or removal of Directors shall not be considered the same or substantially similar to the election of Directors at the immediately preceding annual general meeting of Members;

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(c)         the Special Meeting Request is delivered during the period commencing ninety (90) days prior to the anniversary date of the immediately preceding annual general meeting of Members and ending on the date of the next annual general meeting of Members; or

(d)         the Special Meeting Request does not comply with the requirements of this Regulation 17.6 (and Regulation 17.13, as applicable).

17.7       In addition to the requirements stipulated in Regulation 17.6, the Requisitioning Member(s) and each other person (including any beneficial owner) on whose behalf the Requisitioning Member(s) is acting, shall provide such other information as the Company may reasonably request within ten (10) business days of the Company’s request or such other date as may be set by the Company.

17.8       If the requirements stipulated in Regulation 17.6 are met, the Directors shall (or if there are no Directors, the Chief Executive Officer shall) duly proceed to convene an extraordinary general meeting within sixty (60) days from the date of the deposit of the Special Meeting Request and an extraordinary general meeting shall be held no later than ninety (90) days of, the deposit of the Special Meeting Request.

17.9       Any Requisitioning Member may revoke its requisition by written revocation deposited at the Registered Office at any time prior to the extraordinary general meeting requisitioned. A Special Meeting Request shall be deemed revoked (and any extraordinary general meeting convened in response may be cancelled) if the Requisitioning Members and any beneficial owners on whose behalf they are acting (as applicable), do not continue to own at least the Requisite Percent at all times through the date of the applicable Member requisitioned extraordinary general meeting, and the requisitioning Members shall promptly notify the Company of any decrease in ownership of Shares that results in such a revocation. If, as a result of any revocations, there are no longer valid unrevoked written requisitions from the Requisite Percent, the board of Directors shall have the discretion to determine whether or not to proceed with the extraordinary general meeting.

17.10     Business transacted at Member requisitioned extraordinary general meeting shall be limited to:

(a)         the business stated in the valid Special Meeting Request received from Members holding the Requisite Percent; and

(b)         any additional business that the board of Directors determines to include in the Company’s notice of meeting (or any supplement thereto).

17.11     For nominations of candidates for appointment as Director (“Director Nominations”) or other business to be properly requested to be brought (x) by a Member before an annual general meeting or (y) by Requisitioning Members before an extraordinary general meeting convened upon a Members’ requisition, the Member or Requisitioning Members must:

(a)         be Member(s) of the Company of record at the time of the giving of the notice for such general meeting;

(b)         be entitled to vote at such general meeting;

(c)         have given Timely Notice (as defined below) thereof in writing to any Director addressed to the Registered Office;

(d)         have provided any updates or supplements to such notice at the times and in the forms required by the Articles;

(e)         together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by the Articles; and

(f)          otherwise meet the requirements of these Articles including, as applicable, Regulation 17.15.

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17.12     To be timely, a Member’s written notice in respect of an annual general meeting must be received at the Registered Office not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the one (1) year anniversary of the preceding year’s annual general meeting (which date shall, for purposes of the Company’s annual general meeting in the calendar year of the Business Combination Closing, be deemed to have occurred on 1 June 2023); provided, however, that in the event the annual general meeting is first convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual general meeting was held in the preceding year, notice by the Member to be timely must be received at the Registered Office not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual general meeting and not later than the close of business on tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”).

17.13     Any such Timely Notice must set forth, as to each matter the Member or the Requisitioning Members propose to bring before the general meeting:

(a)         as to each person whom the Member or Requisitioning Members propose to nominate for appointment as a Director:

(i)          the name, age, business address and residence address of the nominee;

(ii)         the principal occupation or employment of the nominee;

(iii)        the class and number of Shares or any other securities of the Company that are held of record or are beneficially owned by the nominee and of its affiliates and any derivative positions held or beneficially held by the nominee and of its affiliates;

(iv)        whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee or any of its affiliates with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of any securities), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee or any of its affiliates;

(v)         a description of all agreements, arrangements or understandings between or among the Member or the Requisitioning Members, as applicable, or any of its or their affiliates and each nominee or any of its affiliates and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the Member or the Requisitioning Members or concerning the nominee’s potential service as a Director;

(vi)        a written statement executed by the nominee acknowledging that if elected as a Director the nominee will:

(A)        owe fiduciary duties under the Statute with respect to the Company and its Members; and

(B)         comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Company applicable to Directors and in effect during such Person’s term in office as a director;

(vii)       all information relating to such nominee that is required to be disclosed in solicitations of proxies for appointment of Directors in an appointment contest or otherwise required, in each case pursuant to the Statute or other applicable law, rule or regulation (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if appointed);

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(b)         as to any other business that the Member or the Requisitioning Members propose to bring before the general meeting, a description in reasonable detail of the business desired to be brought before the general meeting, the reasons for conducting such business at the general meeting, the text, if any, of any resolutions or Memorandum or Articles of Association amendment proposed for adoption, and any material interest in such business of each Proposing Person;

(c)         the name and address of the Member or Requisitioning Members giving the notice, as they appear in the Register of Members and the names and addresses of the other Proposing Persons (if any);

(d)         as to each Proposing Person:

(i)          such Proposing Person’s written consent to the public disclosure of information provided to the Company pursuant to this Regulation 17 and the following information:

(A)        the class or series and number of all Shares of the Company which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates, including any Shares of the Company as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future;

(B)         all Synthetic Equity Interests in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such Shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such Shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest;

(C)         any proxy, agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any Shares;

(D)        any rights to dividends or other Distributions on the Shares, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying Shares;

(E)         any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of Shares or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to, collectively, as “Material Ownership Interests”);

(F)         a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any Shares;

(G)        all information that would be required to be set forth in a Schedule 13D filed pursuant to the Exchange Act and Rule 13d-1(a) or an amendment pursuant to Rule 13d-2 if such a statement were required to be filed under the Exchange Act by such Proposing Person and/or any of its respective affiliates or associates;

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(H)         any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business or nomination proposed to be brought before the meeting pursuant to the Statute, the Exchange Act or any other applicable laws, rules or regulations; and

(I)          (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Person and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the general meeting (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other Members (and beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and the class and number of Shares owned beneficially or of record by such other Member(s) or other beneficial owner(s);

(e)         a statement whether or not the Member or Requisitioning Members giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the Shares required under applicable law to approve the proposal or, in the case of a Director Nomination, at least the percentage of voting power of all of the Shares reasonably believed by such Proposing Person to be sufficient to appoint the nominee or nominees proposed to be nominated by such Member or Requisitioning Members (such statement, the “Solicitation Statement”); and

(f)          a supporting statement indicating the reasons for bringing such proposal.

17.14     A Member or Requisitioning Members providing Timely Notice of a Director Nomination or other business proposed to be brought before a general meeting shall further update and supplement such notice, if necessary, so that the information (including the Material Ownership Interests information) provided or required to be provided in such notice pursuant to the Articles shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such general meeting, and such update and supplement must be received by any Director at the Registered Office not later than the close of business on the fifth (5th) business day after the record date for the general meeting and not later than the close of business on the eighth (8th) business day prior to the date of the general meeting. If a Member or the Requisitioning Members do not comply with this Regulation 17 in providing notice of Director Nomination or other business proposed to be brought before a general meeting, such notice shall not be deemed to be Timely Notice.

17.15     Only such persons who are nominated for appointment as a Director in accordance with the provisions of the Articles shall be eligible for appointment and to serve as Directors once appointed in accordance with the Articles and only such other business shall be conducted at an general meeting as shall have been brought before the meeting in accordance with the provisions of the Articles. The Directors, a designated committee thereof or the chairperson of the board of Directors shall have the power to determine whether a Director Nomination or any other business proposed to be brought before the meeting was made in accordance with the provisions of the Articles. If no determination is made as to whether any Director Nomination or other proposal was made in accordance with the provisions of the Articles, the presiding person of the general meeting shall have the power and duty to determine whether the Director Nomination or other proposal was made in accordance with the provisions of the Articles. If a determination is made that any Director Nomination or other proposal was not made in accordance with the provisions of the Articles, such proposal or nomination shall be disregarded and shall not be presented for action (and no votes shall be counted with respect to such proposal or nomination) at the general meeting.

17.16     Except as otherwise required by applicable law, nothing in this Regulation 17 shall obligate the Company or the Directors to include in any proxy statement or other Member communication distributed on behalf of the Company or the Directors information with respect to any nominee for appointment of a Director or any other business submitted or proposed by a Member.

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17.17     Notwithstanding the foregoing provisions of this Regulation 17, if the nominating or proposing Member or the Requisitioning Member(s) (or a qualified representative of the Member or the Requisitioning Members) do not appear at the general meeting to present a Director Nomination or any other business, such Director Nomination or other business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Regulation 17, to be considered a qualified representative of the proposing Member or Requisitioning Members, a person must be authorised by a written instrument executed by such Member or Requisitioning Members or an electronic transmission delivered by such Member or Requisitioning Members to act for such Member or Requisitioning Members as proxy at the meeting of Members and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding person at the general meeting.

17.18     For purposes of the Articles, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable international or national news service or in a document publicly filed by the Company with the SEC pursuant to section 13, 14 or 15(d) of the Exchange Act or the rules of the Recognised Exchange.

17.19     Notwithstanding the foregoing provisions of these Articles, a Member and the Requisitioning Members shall also comply with all applicable requirements of the Statute and all applicable laws, rules and regulations with respect to the matters set forth in the Articles.

17.20     Notwithstanding the foregoing provisions of these Articles, where EUR submits a Special Meeting Request or proposes business at a meeting, none of the requirements set forth in this Regulation 17 shall be applicable, and the only requirement that shall apply in relation to the content of such a Special Meeting Request or business shall be that the Special Meeting Request must be signed by or on behalf of EUR.

18          Notice of General Meetings

18.1       At least seven (7) clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five (95) per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

18.2       Notwithstanding any other provision of the Articles, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “extraordinary general meeting”, as the case may be, shall not invalidate the proceedings of that general meeting.

19          Proceedings at General Meetings

19.1       No business shall be transacted at any general meeting unless a quorum is present one-third of the voting power of the Shares entitled to vote at such meeting, present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

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19.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

19.3       At any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares, a Resolution of Members may not be consented to in writing and section 88 of the Statute shall not apply to the Company; provided, however, that at any time when EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued Shares, a Resolution of Members may be consented to and signed in writing by the holders of Shares having not less than an absolute majority (as such term is defined in Regulation 1.2(q) of the Articles).

19.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved. In any other case the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

19.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if they shall not be present within a reasonable period of time after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

19.6       If no Director is willing to act as chairperson or if no Director is present within a reasonable period of time after the time appointed for the meeting to commence, the meeting shall be presided over by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence, by an officer of the Company, and in the absence of all of the foregoing persons by any Company representative designated by a Director or officer of the Company. If none of the foregoing are present or wiling to act as chairperson, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Member or representative of a Member present shall take the chair.

19.7       The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

19.8       When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

19.9       A resolution put to the vote of the meeting shall be decided on a poll.

19.10     A declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the minutes of the proceedings of the meeting, shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

19.11     In the case of an equality of votes the chairperson shall not be entitled to a second or casting vote.

19.12     All persons seeking to attend and participate in a meeting at a virtual place shall be responsible for maintaining adequate facilities to enable them to do so, and any inability of a person or persons to attend or participate in a meeting by way of digital or electronic communications equipment or software or other facilities shall not invalidate the proceedings of that meeting.

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20          Votes of Members

20.1       Subject to any rights or restrictions attached to any Shares on a poll every Member present shall have one vote for every Share of which they are the holder.

20.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

20.3       A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

20.4       No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then due and payable by them in respect of Shares have been paid.

20.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Regulation shall be referred to the chairperson whose decision shall be final and conclusive.

20.6       On a poll votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

20.7       On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

20.8       In relation to deciding the outcome of a resolution put to the vote at a general meeting held wholly or partly by means of digital or electronic communications equipment or software or other facilities, the vote may be cast by such means as the board of Directors or failing that the chairperson of the meeting, in their sole discretion, deems appropriate for the purposes of the meeting.

21          Proxies

21.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

21.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

21.3       The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

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21.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

21.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

22          Corporate Members

22.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

22.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Regulation shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

23          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

24          Directors

24.1       There total number of directors constituting the Board shall be determined from time to time by a Resolution of Directors. No increase or reduction in the number of directors constituting the board of Directors shall shorten the term of any incumbent director.

24.2       The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting following the Business Combination Closing, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting following the Business Combination and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting following the Business Combination Closing.

24.3       Commencing at the Company’s first annual general meeting following the Business Combination Closing, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed in accordance with Regulation 26 for a term of office to expire at the third succeeding annual general meeting after their appointment.

24.4       Except as the Statute may otherwise require, and subject to Regulation 27 and the Investors Agreement, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled, (a) at any time when EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued Shares, by the vote of a majority of the remaining Directors then in office (notwithstanding

Annex B-22

that such majority may be less than a quorum required for a Resolution of Directors) or by a Resolution of Members (i) at any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares, solely by the vote of a majority of the remaining Directors then in office (notwithstanding that such majority may be less than a quorum required for a Resolution of Directors). For the avoidance of doubt, any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause and unfilled vacancies resulting from increases or reductions in the number of Directors, may not be filled by a Resolution of Members at any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares.

24.5       Subject to Regulation 27 all Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until their successor shall have been appointed and qualified.

24.6       No Director shall be permitted to appoint an alternate director pursuant to section 130 of the Statute.

25          Powers and Duties of Directors

25.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Resolution of Members, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

25.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

25.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

25.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

25.5       A Director, in exercising their powers or performing their duties, shall act honestly and in good faith and in what the Director believes to be in the best interests of the Company.

25.6       Section 175 of the Statute shall not apply to the Company.

26          Appointment and Removal of Directors Generally

26.1       The Company may by Resolution of Members, and in accordance with Regulations 17, 24 and 27, appoint any person properly nominated for election as a Director at any general meeting to appoint Directors of the Company.

26.2       Subject to Regulation 27, the Company may, by Resolution of Directors, appoint any person to be a Director either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed pursuant to the Articles as the maximum number of Directors.

26.3       The Company may by Resolution of Directors passed by all of the Directors (other than the Director who is the subject of such resolution) remove any Director for Cause (other than directors appointed pursuant to Regulation 27 (Appointment and Removal of Directors by EUR)). Any Director may be removed by the Members only as follows: (a) at any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares, any Director may be removed only for Cause and only

Annex B-23

by a Resolution of Members passed by a supermajority, and (b) at any time when EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued Shares, any Director may be removed by a Resolution of Members passed by an absolute majority. “Cause” for removal of a Director (other than a Director appointed pursuant to Regulation 27) shall be deemed to exist only if, as determined by the Board, (a) the Director whose removal is proposed has been convicted of an arrestable offence by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such Director has been found by the affirmative vote of a majority of the Directors then in office, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director’s duties to the Company in a matter of substantial importance to the Company; or (c) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a Director, in each case at any time before the expiration of his or her term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

26.4       Sections 114(2) and 114(3) of the Statute shall not apply to the Company.

27          Appointment and Removal of Directors by EUR

27.1       It is acknowledged that the Company and EUR are parties to the Investors Agreement and for the purposes of providing EUR with the rights concerning the appointment and removal of Directors set out therein, EUR is conferred with the rights set out in this Regulation which rights are to be exercised in conformity with the terms of the Investors Agreement.

27.2       For so long as EUR holds the EUR Top Ownership Threshold, EUR shall be entitled to:

(a)         appoint from time to time the lower of:

(i)          a majority of all members of the board of Directors; and

(ii)         four (4) members of the board of Directors,

provided that at least two (2) such members of the board of Directors must satisfy the independence requirements of Company’s principal stock exchange and be eligible to serve on the Audit Committee, but no such member of the Board shall be required to satisfy the diversity requirements of Company’s principal stock exchange;

(b)         remove from time to time any member or members of the board of Directors appointed by EUR; and

(c)         appoint (subject to the same requirements as identified in Regulation 27.2(a) above) and remove any replacement members of the board of Directors appointed by EUR from time to time.

27.3       For so long as EUR holds the EUR Middle Ownership Threshold EUR shall be entitled to:

(a)         appoint from time to time two (2) members of the board of Directors, with no requirement that any such member of the board of Directors must satisfy the independence requirements of the Company’s principal stock exchange or be eligible to serve on the Audit Committee or satisfy the diversity requirements of Company’s principal stock exchange;

(b)         remove from time to time any member or members of the board of Directors appointed by EUR; and

(c)         appoint and remove any replacement members of the board of Directors appointed by EUR from time to time.

27.4       For so long as EUR holds the EUR Low Ownership Threshold EUR shall be entitled to:

(a)         appoint from time to time one (1) member of the board of Directors with no requirement that any such member of the board of Directors must satisfy the independence requirements of the Company’s principal stock exchange or be eligible to serve on the Audit Committee or satisfy the diversity requirements of Company’s principal stock exchange;

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(b)         remove from time to time any member of the board of Directors appointed by EUR; and

(c)         appoint and remove any replacement member of the board of Directors appointed by EUR from time to time.

27.5       EUR may exercise EUR’s rights set forth in Regulations 27.2, 27.3 and 27.4 by giving a notice in writing to the Company (an “EUR Director Change Notice”) setting out the manner in which the EUR is exercising the rights conferred under Regulations 27.2, 27.3 and 27.4 (as applicable). Unless provided otherwise in the EUR Director Change Notice, the appointment and/or removal of an EUR Director shall take effect from the date that the EUR Director Change Notice is received by the Company.

27.6       For so long as EUR holds at least the EUR Low Ownership Threshold, this Regulation 27 may only be amended or repealed (in whole or in part) with the prior written consent of EUR.

28          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that they resign the office of Director; or

(b)         the Director dies; or

(c)         a court of competent jurisdiction has determined in a final non-appealable order that such Director is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death within twelve (12) months, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months; or

(d)         the Director becomes disqualified to act as a Director under section 111 of the Statute.

29          Proceedings of Directors

29.1       The quorum for the transaction of the business of the Directors shall be a majority of the total number of Directors.

29.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a Resolution of Directors.

29.3       A person may participate in a meeting of the Directors or a meeting of any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting.

29.4       A Resolution of Directors in writing (in one or more counterparts) signed by all of the Directors or all of the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

29.5       A Director may call a meeting of the Directors by at least two (2) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

29.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

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29.7       The Directors may elect a chairperson of their board; provided that, for so long as EUR satisfies any of the EUR Top Ownership Threshold, the EUR Middle Ownership Threshold EUR or the EUR Low Ownership Threshold, the EUR Director(s) shall be entitled to elect the chairperson of the board. If no such chairperson is elected, or if at any meeting the chairperson is not present within a reasonable period of time after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

29.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the notice of the meeting, appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly noticed, appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30          Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

31          Directors’ Interests

31.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

31.2       A Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

31.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

31.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by them prior to its consideration and any vote thereon in order to allow time for consideration of its effect on director independence, Company disclosure and any other relevant considerations under applicable law.

31.5       Any notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a Resolution of Directors in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

31.6       Notwithstanding the foregoing, prior to the taking of any of the foregoing actions or any other action that could affect the independence of a Director under applicable law, the Director shall notify the Company a reasonable period of time in advance of any such action, in order to allow time for consideration of its effect on director independence, Company disclosure and any other relevant considerations under applicable law.

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32          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

33          Delegation of Directors’ Powers

33.1       Subject to the Statute, the Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.2       Subject to the Statute, the Directors may establish any committees, local boards or agencies or appoint any person (including any officer or officers of the Company) to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.3       The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of any Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law.

33.4       Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Recognised Exchange (after giving effect to any applicable exemptions and phase-in of the accommodations).

33.5       Subject to the Statute, the Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

33.6       Subject to the Statute, the Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

33.7        The Directors may appoint such officers of the Company (including any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by Resolution of Directors. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

34          Remuneration of Directors

34.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors or a committee designated by the Board shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred or sustained by them in connection with their

Annex B-27

attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

34.2       The Directors may by Resolution of Directors approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond their ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

35          Seal

35.1       The Company shall have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

35.2       The Company may have for use in any place or places outside the British Virgin Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

35.3       A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over that Director’s signature alone to any document of the Company required to be authenticated by them under seal or to be filed wheresoever.

36          Dividends, Distributions and Reserve

36.1       Subject to the Statute and this Regulation and except as otherwise provided by the rights attached to any Shares, the Directors may resolve by Resolution of Directors to pay Distributions on Shares in issue and authorise payment of the Distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the Resolution of Directors pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No Distribution shall be authorised if such Distribution would cause the Company or its Directors to be in breach of the Statute.

36.2       The Directors may deduct from any Distribution payable to any Member all sums of money (if any) payable by them to the Company on account of calls or otherwise.

36.3       The Directors may resolve by Resolution of Directors that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

36.4       Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

36.5       The Directors may, before resolving to pay any Distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

36.6       Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders

Annex B-28

may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

36.7       No Distribution or redemption payment shall bear interest against the Company.

36.8       Any Distribution or redemption payment which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date on which such Distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the Member. Any Distribution or redemption payment which remains unclaimed after a period of six (6) years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Company.

37          Books of Account

37.1       The Directors shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company, in accordance with the Statute.

37.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

37.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

38          Audit

38.1       The Directors shall appoint an Auditor of the Company who shall hold office on such terms as the Directors determine in accordance with applicable law.

38.2       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

38.3       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Directors (or Audit Committee) shall fill the vacancy and determine the remuneration of such Auditor.

38.4       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

39          Notices

39.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail. Notice may also be served by Electronic Communication in accordance with the rules of any Recognised Exchange or submitted to the SEC through its Electronic Data Gathering, Analysis and Retrieval system or by placing such notice on the Company’s website.

39.2       Where a notice is sent by:

(a)         courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third (3rd) day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

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(b)         post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted;

(c)         fax or other similar electronic means service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)         email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient;

(e)         submission to the SEC through its Electronic Data Gathering, Analysis and Retrieval system; service of the notice shall be deemed to have been effected one hour after the notice or document was submitted; or

(f)          placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

39.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

39.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

39.5       Where a law or the Articles requires information to be delivered or sent to, or to be served on, a person, section 10(1) of the Electronic Transactions Act shall be varied such that: (i) the originator of any electronic communication shall not be required to state that the receipt of the electronic communication is to be acknowledged; and (ii) unless the originator expressly requires an acknowledgment of receipt, the addressee shall not be required to acknowledge receipt.

40          Winding Up

40.1       If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

40.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Members, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, subject to contrary direction by Resolution of Members, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, subject to contrary direction by Resolution of Members, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

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41          Indemnity and Insurance

41.1       Subject to the Statute, every Director and officer of the Company (which for the avoidance of doubt, shall not include Auditors), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company to the fullest extent permissible under the Statue and the laws of the British Virgin Islands against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Regulation unless or until a court of competent jurisdiction shall have made a finding to that effect.

41.2       Subject to the Statute, the Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Regulation. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

41.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

42          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

43          Transfer by Way of Continuation

The Company shall, subject to the provisions of the Statute, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the British Virgin Islands and to be deregistered in the British Virgin Islands.

44          Mergers and Consolidations

The Company shall, subject to the provisions of the Statute, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

45          Corporate Opportunity

The Directors who are not employees of the Company, EUR and any EUR Director (each  a “Specified Party”) have participated (directly or indirectly) in and may, and shall have no duty not to, continue to (A) participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description (“Other Investments”) and (B) have interests in, participate with and aid, and maintain seats on the boards of directors or similar governing bodies of, Other Investments, in each case that may, are or will be competitive with the business of the Company and its subsidiaries or in the same or similar lines of business as the Company and its subsidiaries, or that could be suitable for the Company or its subsidiaries. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, any such Other Investment or any business opportunities for such

Annex B-31

Other Investments that are from time to time presented to any Specified Party or are business opportunities in which a Specified Party participates or desires to participate, even if the Other Investment or business opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer any such Other Investment or business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or any Member, including for breach of any fiduciary or other duty, by reason of the fact that such Specified Party (i) participates in any such Other Investment or pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such Other Investment or business opportunity, or information regarding any such Other Investment or business opportunity, to the Company or its subsidiaries, unless such business opportunity is expressly offered to such Specified Party in writing solely in his or her capacity as a Director and not in any other capacity. To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Regulation to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by applicable law, the provisions of this Regulation apply equally to activities conducted after the date that the Memorandum and these Articles were first amended and restated and that have been conducted prior to the date on which the Memorandum and these Articles were first amended and restated.

46          Exclusive Forum

46.1       To the fullest extent permitted by applicable law:

(a)         unless the Company consents in writing to the selection of an alternative forum (and a decision by the Company to provide such a consent in writing shall require prior approval of the Directors pursuant to a Resolution of Directors) each party shall be deemed to have agreed that the courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine all Disputes and for such purposes the Company and the Members shall be deemed to have irrevocably submitted to the jurisdiction of such courts; and

(b)         each party shall be deemed to have irrevocably waived any objection which any of them might at any time have to the courts of the British Virgin Islands being selected as the forum to hear and determine any such Dispute and shall be deemed to have undertaken and agreed not to claim any such court is not a convenient or appropriate forum.

46.2       Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this Regulation 46.2 shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

46.3       Each person who is or who at any time becomes a Member or otherwise acquires any interest in Shares shall be deemed to have notice of, and to have consented to, the provisions of this Regulation 46.

46.4       For the purposes of this Regulation 46:

(a)         “Dispute” means:

(i)          any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with the Memorandum and/or these Articles, including, without limitation, claims for set-off and counterclaims and any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with:

(A)        the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, the Memorandum and/or these Articles; and/or

(B)         any non-contractual obligations arising out of or in connection with the Memorandum and/or these Articles; and/or

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(ii)         any dispute, suit, action (including, without limitation, any derivative action or proceeding brought on behalf or in the name of the Company or any application for permission to bring a derivative action), proceedings, controversy or claim of any kind relating or connected to the Company, the Board, the Company’s officers, the Company’s management or the Members arising out of or in connection with the Statute, the Insolvency Act, any other legislation or common law of the British Virgin Islands affecting any relationship between the Company, its Members and/or its Directors and officers (or any of them) or any rights and duties established thereby (including, without limitation, Division 3 of Part VI and Part XI of the Statute and section 162(1)(b) of the Insolvency Act, and any fiduciary or other duties owed by any Director, officer of the Company or Member to the Company or the Members); and

(b)         “party” means:

(i)          the Company;

(ii)         each Member;

(iii)        each former Member (with the intention and effect that each former Member shall continue to be bound by this Regulation 46 notwithstanding that such former Member has transferred all its Shares or otherwise ceased to be a Member);

(iv)        each Director and officer of the Company;

(v)         each former Director and officer (with the intention and effect that each former Director and officer shall continue to be bound by this Regulation 46 notwithstanding that such former Director or officer has ceased to be a Director or officer); and

(vi)        any successor, assignee or other person claiming through a person referred to in (i), (ii), (iii), (iv) or (v) above.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 14th day of October 2022.

Incorporator

Sgd. Conitta Francis
Conitta Francis
Authorised Signatory
Maples Corporate Services (BVI) Limited

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Annex C

CRITICAL METALS CORP.

2023 INCENTIVE AWARD PLAN

1.           Establishment of the Plan; Effective Date; Duration.

(a)         Establishment of the Plan; Effective Date. Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (the “Company”), hereby establishes this incentive compensation plan to be known as the “Critical Metals Corp. 2023 Incentive Award Plan,” as amended from time to time (the “Plan”). The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Other Cash-Based Awards, Dividend Equivalents, and Performance Compensation Awards. The Plan shall become effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the shareholders of the Company within twelve months following the date the Plan is first approved by the Board. The Plan shall remain in effect as provided in Section 1(b) of the Plan. Capitalized but undefined terms shall have the meaning set forth in Section 3 of the Plan.

(b)         Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 14. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date, provided, however, in the case of an Award that is an Incentive Stock Option, no Incentive Stock Option shall be granted on or after ten years from the earlier of (i) the date the Plan is approved by the Board and (ii) date the Company’s shareholders approve the Plan.

2.           Purpose. The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.

3.           Definitions. Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:

(a)         “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)         “Applicable Law” means any applicable law, including without limitation:  (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. federal, state, local or non-U.S. laws, statutes, rules, requirements or regulations; (c) rules of any securities exchange or automated quotation system on which the Common Shares are listed, quoted or traded; and (d) the BVI Statute and any regulations made pursuant thereto.

(c)         “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Awards, Other Cash-Based Awards, Dividend Equivalents, and/or Performance Compensation Award granted under the Plan.

(d)         “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

(e)         “Board” means the Board of Directors of the Company.

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(f)          “Business Combination Agreement” shall mean that certain Agreement and Plan of Merger, by and among European Lithium Limited, European Lithium AT (Investments) Limited, the Company, Project Wolf Merger Sub Inc., and Sizzle Acquisition Corp., dated as of October 24, 2022 as amended from time to time.

(g)         “BVI Statute” shall mean the BVI Business Companies Act (As Revised) of the British Virgin Islands.

(h)         “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of  “Cause” contained therein), a Participant’s (A) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or other service to the Company or an Affiliate; (C) alcohol abuse or use of controlled substances other than in accordance with a physician’s prescription; (D) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (F) below) to the Company or its Affiliates (other than due to a disability, as determined by the Committee), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (E) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; (F) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation and/or proprietary rights or (G) material violation or breach of the documented code of ethics, code of conduct or similar document of the Company or an Affiliate or fiduciary duties to the Company or an Affiliate.

(i)          “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon any of the following events:

(i)          any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the total voting power of the then outstanding voting securities of the Company;

(ii)         the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) were directors on the Effective Date or (y) become directors after Effective Date and whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then in office who were directors on the Effective Date or whose election or nomination for election was previously so approved, or who were appointed in accordance with the Articles of Association of the Company;

(iii)        the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iv)        the approval of a liquidation plan in respect of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets; or

(v)         any other event specified as a “Change in Control” in an applicable Award Agreement.

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Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii), (iv), or (v) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(j)          “Claim” means any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or an Award Agreement.

(k)         “Code” means the Internal Revenue Code of 1986 of the United States, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(l)          “Committee” means a committee of at least two members of the Board as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(m)        “Common Shares” means the Company’s ordinary shares, par value $0.001 per share (and any stock, share or other securities into which such ordinary shares may be converted or into which they may be exchanged).

(n)         “Company” means Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands or its successor.

(o)         “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(p)         “Delivery” or the term “delivery” and any derivations of the same, when used in this Plan in connection with Common Shares includes the issuance of Common Shares pursuant to this Plan or the transfer of Common Shares pursuant to this Plan.

(q)          “Dividend Equivalent” means a right awarded under Section 11 to receive as a contractual entitlement the equivalent value (in cash or Common Shares) of dividends that would otherwise be paid on the Common Shares subject to an Award that is a full-value award but that have not been issued or delivered.

(r)          “Effective Date” shall mean the date on which the transactions contemplated by the Business Combination Agreement are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s shareholders.

(s)           “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(t)          “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he begins employment with or begins providing services to the Company or its Affiliates, provided that the Date of Grant of any Award to such individual shall not be prior to the date he begins employment with or begins providing services to the Company or its Affiliates).

(u)         “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

(v)         “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

Annex C-3

(w)        “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(i)          If the Common Shares are listed on any established stock exchange or a national market system, the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)         If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)        In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).

(iv)        Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

(x)         “Forfeiture” or the term “forfeiture” and any derivations of the same, when used in this Plan in connection with Common Shares delivered to a Participant pursuant to this Plan or other forms of Award granted under the Plan , shall include, without limitation, the plain English meaning of such term in a commercial context, the meaning given to the term forfeiture under the BVI Statute, the surrender of such Common Shares or other form of Award by the Participant for no consideration and the redemption, purchase or other acquisition (howsoever described) of such Common Shares or other form of Award by the Company for a consideration to be determined by the Company at its sole discretion (which, for the avoidance of doubt, can be no consideration), in each case, in accordance with the terms of the BVI Statute (to the extent the BVI Statute is applicable) and as the context requires. For the avoidance of doubt, any Participant that enters into an Award Agreement with the Company is deemed to provide his consent to the redemption of any such Common Shares by the Company in accordance with the Award Agreement and/or this Plan.

(y)         “Immediate Family Members” shall have the meaning set forth in Section 15(b)(ii).

(z)         “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan for incentive stock options.

(aa)        “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.

(bb)       “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of the Plan. The Committee may utilize one or more Independent Third Parties.

(cc)        “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge, mortgage, charge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(dd)       “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(ee)        “Option” means an Award granted under Section 7 of the Plan.

(ff)         “Option Period” has the meaning given such term in Section 7(c) of the Plan.

Annex C-4

(gg)       “Other Cash-Based Award” means a cash Award granted to a Participant under Section 10 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(hh)       “Other Stock-Based Award” means an equity-based or equity-related Award, other than an Option, SAR, Restricted Stock, Restricted Stock Unit or Dividend Equivalent, granted in accordance with the terms and conditions set forth under Section 10 of the Plan.

(ii)         “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(jj)         “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 12 of the Plan.

(kk)       “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan pursuant to Section 12 of the Plan.

(ll)         “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the applicable Performance Period.

(mm)     “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria pursuant to Section 12 of the Plan.

(nn)       “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(oo)       “Permitted Transferee” shall have the meaning set forth in Section 15(b)(ii) of the Plan.

(pp)       “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(qq)       “Plan” means this Critical Metals Corp. 2023 Incentive Award Plan, as amended from time to time.

(rr)        “Register of Members” means the register of members of the Company maintained in accordance with the BVI Statute.

(ss)         “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(tt)         “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(uu)       “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(vv)        “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

Annex C-5

(ww)     “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(xx)       “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(yy)       “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(zz)        “Subsidiary” means, with respect to any specified Person:

(i)          any corporation, company, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)         any partnership or limited partnership (or any comparable non-British Virgin Islands entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(aaa)      “Substitute Award” has the meaning given such term in Section 5(e).

(bbb)     “Treasury Regulation” means the United States Department of Treasury regulations promulgated under the Code.

4.           Administration.

(a)         The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act and Applicable Law (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)         Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, in each case, to the extent consistent with the terms of the Plan.

Annex C-6

(c)         The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d)         Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e)         To the maximum extent permitted by law, no member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. To the maximum extent permitted by law, each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s memorandum and articles of association. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s memorandum and articles of association, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)          Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.           Grant of Awards; Shares Subject to the Plan; Limitations.

(a)         The Committee may, from time to time, grant Awards to one or more Eligible Persons.

(b)         Subject to adjustment as provided in Section 13 of the Plan and to Section 5(e) below, the maximum number of Common Shares that may be delivered in satisfaction of Awards under the Plan as of the Effective Date shall be a number of Common shares not to exceed 10% of all outstanding Common Shares immediately following the Effective Date. In addition, subject to adjustment as provided in Section 13, such maximum number of Common Shares will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to 3% of the total number of Common Shares outstanding on December 31st of the preceding year; provided, however, that the Board may act prior to January 1st of any such given year to provide that the increase for such year will be a lesser number of Common Shares. The maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $[•] in total value (calculating the value of any such Awards based on the Fair Market Value on the Date of Grant of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of the NASDAQ Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Annex C-7

(c)         In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Common Shares underlying Awards under the Plan that are forfeited, canceled, expire unexercised, or are settled in cash shall also be available again for issuance as Awards under the Plan.

(d)         Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e)         Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

6.           Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.           Options.

(a)         Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Subject to Section 13 and Section 5(e), the maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is the number of Common Shares specified in Section 5(b) above, which, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 5(b). Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)         Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

(c)         Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five

Annex C-8

years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(d)         Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid upon exercise of such Option. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option, accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge, charge, mortgage or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with Applicable Law, in its sole discretion, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(e)         Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f)          Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the U.S. Sarbanes-Oxley Act of 2002, if applicable; any other Applicable Law; the applicable rules and regulations of the U.S. Securities and Exchange Commission; or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.           Stock Appreciation Rights.

(a)         Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

Annex C-9

(b)         Strike Price. The Strike Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.

(c)         Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(d)         Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)         Payment. Upon the exercise of a SAR, the Company shall pay as a contractual entitlement to the Participant an amount equal to the number of shares subject to the SAR that are being exercised, multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares having a Fair Market Value equal to such amount, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

9.           Restricted Stock and Restricted Stock Units.

(a)         Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)         Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an agreement governing restrictions on the Restricted Stock satisfactory to the Committee, if applicable, and (ii) the appropriate irrevocable proxy with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an agreement governing restrictions on the Restricted Stock and irrevocable proxy within the amount of time specified by the Committee, the Award shall be null and void (and where Restricted Stock has been granted, such Restricted Stock shall be subject to forfeiture). Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including, without limitation, the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)         Vesting. Unless otherwise provided by the Committee in an Award Agreement the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

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(d)         Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)          Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement or agreement governing restrictions on shares is used, upon such expiration, the Company shall (where the Company has elected to issue share certificates in respect of such shares) deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share) or shall register such shares in the Participants name (to the extent not already so registered) without any such restrictions. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement) and shall be deemed to have waived in writing any right to such dividends that he would otherwise be entitled to.

(ii)         Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (B) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of Applicable Law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

10.         Other Stock-Based Awards and Other Cash-Based Awards.

(a)         Other Stock-Based Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Common Shares), in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual Common Shares to Participants, or payment in cash or otherwise of amounts based on the value of Common Shares. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

(b)         Other Cash-Based Awards. The Committee may grant a Participant a cash Award not otherwise described by the terms of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(c)         Value of Awards. Each Other Stock-Based Award shall be expressed in terms of Common Shares or units based on Common Shares, as determined by the Committee, and each Other Cash-Based Awards shall be shall be expressed in terms of cash, as determined by the Committee. The Committee may establish Performance Goals in its discretion pursuant to Section 12, and any such Performance Goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Other Stock-Based Awards or Other Cash-Based Awards that will be paid out to the Participant will depend on the extent to which such Performance Goals are met.

(d)         Payment of Awards. Payment, if any, with respect to an Other Stock-Based Award or Other Cash-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash, Common Shares or a combination of cash and Common Shares, as the Committee determines.

(e)         Vesting. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards or Other Cash-Based Awards following the Participant’s termination of employment or service (including by reason of such Participant’s death, disability (as determined by the Committee),

Annex C-11

or termination without Cause). Such provisions shall be determined in the sole discretion of the Committee and will be included in the applicable Award Agreement but need not be uniform among all Other Stock-Based Awards or Other Cash-Based Awards issued pursuant to the Plan and may reflect distinctions based on the reasons for the termination of employment or service.

11.         Dividend Equivalents. No adjustment shall be made in the Common Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Common Shares prior to issuance of such Common Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Common Shares that are subject to any Award (other than an Option or Stock Appreciation Right). Any Award of Dividend Equivalents may be credited as of the dividend payment dates, during the period between the Date of Grant of the Award and the date the Award becomes payable or terminates or expires, as determined by the Committee; however, Dividend Equivalents shall not be payable unless and until the Award becomes payable, and shall be subject to forfeiture to the same extent as the underlying Award. Dividend Equivalents may be subject to any additional limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be payable in cash, Common Shares or converted to full-value Awards, calculated based on such formula, as may be determined by the Committee.

12.         Performance Compensation Awards.

(a)         Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award Agreement.

(b)         Discretion of Committee with Respect to Performance Compensation Awards. The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.

(c)         Performance Criteria. The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; (xxxiii) personal targets, goals or completion of projects; and (xxxiv) such other criteria as established by the Committee in its discretion from time to time. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparable or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this

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paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

(d)         Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

(e)         Terms and Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Unless otherwise determined by the Committee, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.

13.         Changes in Capital Structure and Similar Events. In the event of  (a) any dividend (other than cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, issue of bonus shares, division of shares, consolidation of shares, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, subject to the requirements of Code Sections 409A, 421, and 422, if applicable, including without limitation any or all of the following:

(a)         adjusting any or all of  (i) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (ii) the terms of any outstanding Award, including, without limitation, (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Exercise Price or Strike Price with respect to any Award or (C) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(b)         providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(c)         accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

Annex C-13

(d)         modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(e)         deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

(f)          providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(g)         canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the U.S. Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

14.         Amendments and Termination.

(a)         Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b)         Amendment of Award Agreements; Repricing. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, unless the Committee determines, in its sole discretion, that the amendment is necessary for the Award to comply with Code Section 409A. In addition, the Committee shall, without the approval of the shareholders of the Company, have the authority to reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

Annex C-14

15.         General.

(a)         Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, disability (as determined by the Committee) or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

(b)         Nontransferability.

(i)          Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, mortgaged, charged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, mortgage, charge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, mortgage, charge attachment, sale, transfer or encumbrance.

(ii)         Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his Immediate Family Members; (C) a partnership, limited partnership or limited liability company whose only partners or shareholders or stockholders are the Participant and his Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as, a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)        The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)         Tax Withholding and Deductions.

(i)          A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under Applicable Law as in effect from time to time

Annex C-15

as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii)         Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge, mortgage, charge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability.

(d)         No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any Claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. A Participant’s sole remedy for any Claim related to the Plan or any Award shall be against the Company, and no Participant shall have any Claim or right of any nature against any Subsidiary or Affiliate of the Company or any shareholder or stockholder or existing or former director, officer or employee of the Company or any Subsidiary of the Company. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any Claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any Claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e)         International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

(f)          Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his spouse or, if the Participant is unmarried at the time of death, his estate.

(g)         Termination of Employment/Service. Unless determined otherwise by the Committee at any time following such event and subject to Section 15(r) of the Plan: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

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(h)         No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued to that person.

(i)          Government and Other Regulations.

(i)          The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the U.S. Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. Subject to the requirements of the memorandum and articles of association of the Company and the BVI Statute, the Committee shall have the authority to cause there to be made to the Register of Members all necessary updates and to provide that all certificates for Common Shares (where the Company elects to issue them) or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the United States federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable U.S. federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)         The Committee may cancel an Award or any portion thereof if the Committee determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of  (A) the aggregate Fair Market Value of the Common Shares subject to such Award or portion thereof that is canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j)          Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior Claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

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(k)         Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or share options or other equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)          No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees or service providers under general law.

(m)        Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of or service provider to the Company or the Committee or the Board, other than himself.

(n)         Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o)         Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the British Virgin Islands applicable to contracts made and performed wholly within the British Virgin Islands, without giving effect to the conflict of laws provisions thereof.

(p)         Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q)         Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor company, corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor company, corporation or organization succeeding to substantially all of the assets and business of the Company.

(r)          Code Section 409A.

(i)          Notwithstanding any provision of the Plan to the contrary, all Awards made under the Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the authoritative guidance thereunder, including the exceptions for stock rights or share rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii)         If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of  (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the

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date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

(iii)        Any adjustments made pursuant to Section 13 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 13 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.

(s)          Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(t)          Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.

(u)         Payments. Participants shall be required to pay, to the extent required by Applicable Law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

(v)         Erroneously Awarded Compensation. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Applicable Law (including, without limitation, Section 304 of the U.S. Sarbanes-Oxley Act and Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

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Annex D

CRITICAL METALS CORP.
2023 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1
PURPOSE

The Plan’s purpose is to assist employees of the Company and its Designated Subsidiaries in acquiring a share ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries.

The Plan consists of two components: the Section 423 Component and the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which need not qualify as Options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Subsidiaries in locations outside of the United States. Except as otherwise provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Section 423 Component that fail to meet the qualification requirements of Section 423 of the Code shall be deemed to be made under the Non-Section 423 Component, and Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE 2
DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1         “Administrator” means the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.2         “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3         “Board” means the Board of Directors of the Company.

2.4         “BVI Statute” shall mean the BVI Business Companies Act (As Revised) of the British Virgin Islands.

2.5         “Business Combination Agreement” means that certain Agreement and Plan of Merger, by and among European Lithium Limited, European Lithium AT (Investments) Limited, the Company, Project Wolf Merger Sub Inc., and Sizzle Acquisition Corp., dated as of October 24, 2022 as amended from time to time.

2.6         “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

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2.7         “Committee” means the Compensation Committee of the Board or other similar committee, and if no such committee exists, then the Board shall be the Committee.

2.8         “Common Shares” means the Company’s ordinary shares, par value $0.001 per share (and any stock or shares or other securities into which such ordinary shares may be converted or into which they may be exchanged).

2.9         “Company” means Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands, or any successor.

2.10       “Compensation” of an Employee means, unless otherwise determined by the Administrator, the regular earnings or base salary, bonuses and commissions paid to the Employee from the Company on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay, prior week adjustments and weekly bonus, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, including tax gross ups and taxable mileage allowance, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the Employee’s net income.

2.11       “Delivery” or the term “delivery” and any derivations of the same, when used in this Plan in connection with Common Shares includes the issuance of Common Shares pursuant to this Plan or the transfer of Common Shares pursuant to this Plan.

2.12       “Designated Subsidiary” means each Subsidiary, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component. The designation by the Administrator of Designated Subsidiaries and changes in such designations by the Administrator shall not require shareholder approval.

2.13       “Effective Date” means the date on which the transactions contemplated by the Business Combination Agreement are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s shareholders.

2.14       “Eligible Employee” means an Employee:

(a)         who is customarily scheduled to work at least 20 hours per week;

(b)         whose customary employment is more than five months in a calendar year; and

(c)         who, after the granting of the Option, would not be deemed for purposes of Section 423(b) (3) of the Code to possess 5% or more of the total combined voting power or value of all classes of shares or stock of the Company or any Subsidiary.

For purposes of clause (c), the rules of Section 424(d) of the Code with regard to the attribution of share or stock ownership shall apply in determining the share or stock ownership of an individual, and shares or stock which an Employee may purchase under outstanding options shall be treated as shares or stock owned by the Employee.

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Notwithstanding the foregoing, the Administrator may exclude from participation in the Section 423 Component as an Eligible Employee:

(x)         any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or

(y)         any Employee who is a citizen or resident of a jurisdiction outside the United States (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the jurisdiction outside the United States would cause the Section 423 Component, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code;

provided that any exclusion in clauses (x) or (y) shall be applied in an identical manner under each Offering to all Employees of the Company and all Designated Subsidiaries, in accordance with Treas. Reg. § 1.423-2(e). Notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (a) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (b) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.15       “Employee” means any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Subsidiary and meeting the requirements of Treas. Reg. § 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).

2.16       “Enrollment Date” means the first date of each Offering Period.

2.17       “Exercise Date” means the last day of each Purchase Period, except as provided in Section 5.2 hereof.

2.18       “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.19       “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(a)         If Common Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Shares as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Shares on the date in question, the closing sales price for a share of Common Shares on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)         If the Common Shares is not listed on an established securities exchange, national market system or automated quotation system, but the Common Shares is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Shares on such date, the high bid and low asked prices for a share of Common Shares on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

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(c)         If the Common Shares is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.20       “Grant Date” means the first day of an Offering Period.

2.21       “New Exercise Date” has the meaning set forth in Section 5.2(b) hereof.

2.22       “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which Options may be granted to non-U.S. Eligible Employees that need not satisfy the requirements for Options granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.23       “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Section 4 hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(2) and (a)(3).

2.24       “Offering Period” means such period of time commencing on such dates as determined by the Board or Committee, in its discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.

2.25       “Option” means the right to purchase shares of Common Shares pursuant to the Plan during each Offering Period.

2.26       “Option Price” means the purchase price of a share of Common Shares hereunder as provided in Section 4.2 hereof.

2.27       “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code.

2.28       “Participant” means any Eligible Employee who elects to participate in the Plan.

2.29       “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.30       “Plan” means this Critical Metals Corp. 2023 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.31       “Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

2.32       “Purchase Period” means such period of time commencing on such dates as determined by the Board or Committee, in its discretion, within each Offering Period. The first Purchase Period of each Offering Period shall commence on the Grant Date and end with the next Exercise Date. The duration and timing of Purchase Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may a Purchase Period exceed the duration of the Offering Period under which it is established.

2.33       “Register of Members” means the register of members of the Company maintained in accordance with the BVI Statute.

2.34       “Section 409A” means Section 409A of the Code, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

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2.35       “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements under Section 423(b) of the Code.

2.36       “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

2.37       “Subsidiary” means any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship and is a subsidiary or parent of the Company for purposes of a Form S-8 Registration Statement under the Securities Act.

2.38       “Treas. Reg.” means U.S. Department of the Treasury regulations.

2.39       “Withdrawal Election” has the meaning set forth in Section 6.1(a) hereof.

ARTICLE 3
PARTICIPATION

3.1         Eligibility.

(a)         Any Eligible Employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles 4 and 5 hereof, and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

(b)         No Eligible Employee shall be granted an Option under the Section 423 Component which permits the Participant’s rights to purchase shares of Common Shares under the Plan, and to purchase stock under all other employee stock or share purchase plans of the Company, any Parent or any Subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code.

3.2         Election to Participate; Payroll Deductions

(a)         Except as provided in Sections 3.2(e) and 3.3 hereof, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company a payroll deduction authorization no later than the period of time prior to the applicable Enrollment Date that is determined by the Administrator, in its sole discretion.

(b)         Subject to Section 3.1(b) hereof and except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least 1% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than 15% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date; and (ii) may be expressed either as (A) a whole number percentage, or (B) a fixed dollar amount. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account; provided that for the first Offering Period, payroll deductions shall not begin until such date determined by the Board or Committee, in its sole discretion.

(c)         Following at least one payroll deduction, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation only once during an Offering Period upon ten calendar days’ prior written notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period. Notwithstanding the foregoing, the Administrator may alter the limitations in this subsection for a particular Offering Period in the writing designating the terms and conditions for the Offering.

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(d)         Upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage or fixed amount as in effect at the termination of such Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.

(e)         Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering.

3.3         Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treas. Reg. § 1.421-1(h)(2), a Participant may continue participation in the Plan by making cash payments to the Company on the Participant’s normal payday equal to the Participant’s authorized payroll deduction.

ARTICLE 4
PURCHASE OF SHARES

4.1         Grant of Option. The Company may make one or more Offerings under the Plan, which may be successive or overlapping with one another, until the earlier of: (i) the date on which the shares of Common Shares available under the Plan have been sold or (ii) the date on which the Plan is suspended or terminates. The Administrator shall designate the terms and conditions of each Offering in writing, including without limitation, the Offering Period and the Purchase Periods. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of shares of Common Shares subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than 100,000 shares of Common Shares (subject to any adjustment pursuant to Section 5.2 hereof and which, for the Section 423 Component, shall be subject to the limitations described in Section 3.1(b)). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Shares that a Participant may purchase during such future Offering Periods. Each Option shall expire on the last Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article 6 hereof.

4.2         Option Price. The “Option Price” per share of Common Shares to be paid by a Participant upon exercise of the Participant’s Option on an Exercise Date for an Offering Period shall equal 85% of the lesser of the Fair Market Value of a share of Common Shares on (a) the applicable Grant Date and (b) the applicable Exercise Date, or such other price designated by the Administrator; provided that in no event shall the Option Price per share of Common Shares be less than the par value per share of the Common Shares; provided further, that no Option Price shall be designated by the Administrator that would cause the Section 423 Component to fail to meet the requirements under Section 423(b) of the Code.

4.3         Purchase of Shares.

(a)         On each Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Shares which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Purchase Period or Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Purchase Period or Offering Period

Annex D-6

in accordance with the prior sentence shall be promptly refunded to the applicable Participant. In no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Purchase Period or Offering Period.

(b)         As soon as practicable following each Exercise Date, the number of shares of Common Shares purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered with or without the issuance of a share certificate to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

4.4         Automatic Termination of Offering Period. If the Fair Market Value of a share of Common Shares on any Exercise Date (except the final scheduled Exercise Date of any Offering Period) is lower than the Fair Market Value of a share of Common Shares on the Grant Date for an Offering Period, then such Offering Period shall terminate on such Exercise Date after the automatic exercise of the Option in accordance with Section 4.3 hereof, and each Participant shall automatically be enrolled in the Offering Period that commences immediately following such Exercise Date and such Participant’s payroll deduction authorization shall remain in effect for such Offering Period.

4.5         Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

ARTICLE 5
PROVISIONS RELATING TO COMMON STOCK

5.1         Common Shares Reserved. Subject to adjustment as provided in Section 5.2 hereof, the maximum number of shares of Common Shares that shall be made available for sale under the Plan shall be the sum of (a) [•]1 shares of Common Shares and (b) an annual increase on the first day of each calendar year beginning in 2024 and ending in 2033 equal to the lesser of (i) 2% of the shares of Common Shares outstanding on the last day of the immediately preceding calendar year and (ii) such lower number of shares of Common Shares as may be determined by the Board; provided, however, that no more than [•] shares may be issued under the Plan. Shares made available for sale under the Plan may be authorized but unissued shares, treasury shares that are Common Shares, or reacquired shares of Common Shares reserved for issuance under the Plan. All or any portion of such maximum number of shares may issued under the Section 423 Component.

5.2         Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)         Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Shares which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of shares of Common Shares covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Shares resulting from the issue of bonus shares, a division of shares, a consolidation of shares, a share dividend, or reclassification of the Common Shares, or any other increase or decrease in the number of shares of Common Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no

____________

1         To equal 2% of Common Shares outstanding immediately following the Effective Date.

Annex D-7

issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Shares subject to an Option.

(b)         Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

(c)         Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another company or corporation, unless each outstanding Option shall be assumed or an equivalent Option substituted by the successor company or corporation or a Parent or Subsidiary of the successor company or corporation, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

5.3         Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Shares with respect to which Options are to be exercised may exceed the number of shares of Common Shares remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Shares available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Shares on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Shares shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon.

5.4         Rights as Shareholders. With respect to shares of Common Shares subject to an Option, a Participant shall not be deemed to be a shareholder of the Company and shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, shares of Common Shares have been recorded as held by such Participant (or such nominee or broker as may be permitted under the terms of this Plan) in the Register of Members following exercise of the Participant’s Option.

ARTICLE 6
TERMINATION OF PARTICIPATION

6.1         Cessation of Contributions; Voluntary Withdrawal.

A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, in which case amounts credited to such Plan Account shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate; or (ii) exercise the Option for the maximum number of whole shares of Common Shares on the applicable Exercise Date with any

Annex D-8

remaining Plan Account balance returned to the Participant in one lump-sum payment in cash within 30 days after such Exercise Date, without any interest thereon, and after such exercise cease to participate in the Plan. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and the Participant’s Option shall terminate.

(a)         A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(b)         A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2         Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an Eligible Employee, without any interest thereon. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

ARTICLE 7
GENERAL PROVISIONS

7.1         Administration.

(a)         The Plan shall be administered by the Committee. To the extent permitted by the BVI Statute and the memorandum and articles of association of the Company the Committee may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

(b)         It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)          To establish and terminate Offerings;

(ii)         To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);

(iii)        To select Designated Subsidiaries in accordance with Section 7.2 hereof;

(iv)        To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer shares of Common Shares purchased under the Plan for a period of time determined by the Administrator in its discretion; and

Annex D-9

(v)         To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code for the Section 423 Component.

(c)         The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of share certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(d)         The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e)         All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. To the extent permitted by the BVI Statute and the memorandum and articles of association of the Company no member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.

7.2         Designation of Subsidiary Corporations. The Board or Administrator shall designate from time to time the Subsidiaries that shall constitute Designated Subsidiaries, and determine whether such Designated Subsidiaries shall participate in the Section 423 Component or Non-Section 423 Component. The Board or Administrator may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the shareholders of the Company.

7.3         Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4         No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5         Amendment and Termination of the Plan.

(a)         The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.

Annex D-10

(b)         If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)          altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii)         shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii)        allocating shares of Common Shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participant.

(c)         Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.

7.6         Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of shares of Common Shares under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7         Term; Approval by Shareholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s shareholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such shareholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the shareholders; provided, further that if such approval has not been obtained by the end of the 12-month period, all Options previously granted under the Plan shall thereupon terminate and be cancelled and become null and void without being exercised.

7.8         Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, shares, stock or assets of any corporation, firm or association.

7.9         Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10       Notice of Disposition of Shares. Each Participant shall give the Company prompt notice of any disposition or other transfer of any shares of Common Shares, acquired pursuant to the exercise of an Option granted under the Section 423 Component, if such disposition or transfer is made (a) within two years after the applicable Grant Date or (b) within one year after the transfer of such shares of Common Shares to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.11       Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Shares under the Plan or any sale of such shares.

Annex D-11

7.12       Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the British Virgin Islands, without regard to the conflict of law rules thereof or of any other jurisdiction.

7.13       Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.14       Conditions To Issuance of Shares.

(a)         Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any entries in its Register of Members or otherwise evidencing shares of Common Shares pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares of Common Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the shares of Common Shares are listed or traded, and the shares of Common Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)         All certificates for shares of Common Shares delivered pursuant to the Plan and all shares of Common Shares delivered pursuant to entries in the Register of Members are subject to any restrictions on the transfer of such Common Shares (including stop-transfer orders and other restrictions) as the Committee deems necessary or advisable to comply with Untied States federal or state securities laws, rules and regulations or other non-United States securities laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the shares of Common Shares are listed, quoted, or traded. The Committee may, in its sole discretion, require a Participant as a condition to the grant of any Options and/or the issue of any Common Shares pursuant to this Plan to enter into such form of covenants, agreements, and representations in relation to such restrictions on the transfer of such Common Shares as the Committee deems fit. The Committee may also place legends on any certificate or in the Register of Members to reference restrictions applicable to the shares of Common Shares.

(c)         The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d)         Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company may elect not to deliver to any Participant certificates evidencing shares of Common Shares issued in connection with any Option and solely record the issuance of shares of Common Shares in the Register of Members.

7.15       Equal Rights and Privileges. All Eligible Employees of the Company (or of any Designated Subsidiary) granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code so that the Section 423 Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component that is inconsistent with Section 423 of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as Eligible Employees participating in the Section 423 Component.

7.16       Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are non-U.S. nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern with the exception of Section 5.1 hereof. The adoption of any such appendix or

Annex D-12

sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are non-U.S. nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

7.17       Section 409A. The Section 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

Annex D-13

Annex E

October 20, 2022	File Reference: 34-36-63452

Sizzle Acquisition Corp.
c/o - Mr. Jamieson Karson
Vice Chairman
4201 Georgia Avenue, NW
Washington, DC 20011

To the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “M&S TAS” “we,” “us,” or “our”) has been engaged by Sizzle Acquisition Corp. (“Sizzle” or the “Company”) for the benefit of the Board of Directors (the “Board”) of the Company in connection with the consideration by the Board of a transaction (the “Transaction”) whereby (a) Critical Metals Limited, a newly organized BVI company (“PubCo”), will acquire all of the issued and outstanding capital shares and equity interests of European Lithium AT (Investment) Ltd. (“European Lithium” or the “Acquired Business”), a subsidiary of European Lithium Ltd. (“EUR”) from EUR in exchange for ordinary shares of PubCo, and European Lithium shall become a wholly owned subsidiary of PubCo and EUR shall become a shareholder of PubCo; and (b) Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of PubCo. Each of Sizzle’s issued and outstanding shares of common stock will be cancelled in exchange for the right of the holder thereof to receive one ordinary share of PubCo. All of the outstanding public and private warrants of Sizzle, entitling the holder thereof to purchase one share of common stock at an exercise price of $11.50 per share will be converted into the right to receive a warrant to purchase one share of Pubco at the same exercise price. EUR will receive that number of ordinary shares of PubCo equal to (A)(i) Seven Hundred Fifty Million Dollars ($750,000,000) (the “Closing Share Consideration”) divided by (ii) the redemption amount per share of common stock of Sizzle in connection with the closing of the Transaction (the “Closing”), plus (B), subject to the satisfaction of applicable terms and conditions, an earnout of up to an additional 10% of such Closing Share Consideration, subject to adjustment (the “Earnout” and together with the Closing Share Consideration, the “Purchase Price”). The Closing Share Consideration is based on a total pre-Transaction enterprise value of European Lithium of Seven Hundred Fifty Million Dollars ($750,000,000) (the “Transaction Consideration”).

Sizzle is a publicly traded special purpose acquisition company and the Transaction will be part of a de-SPAC process.

This opinion (our “Opinion”) is being delivered pursuant to our Engagement Letter dated August 17, 2022, and the General Contractual Conditions thereto (collectively, the “Engagement Agreement”). All assumptions and limitations stated below are either as provided in the Engagement Agreement or made with the consent or approval of the Board, as specifically set out below.

For purposes of our Opinion, we have been instructed that the number of shares issued in the Transaction will be calculated, from the perspective of the Company, at a value of $10.00 per share, representing the Redemption Price of the Company’s common stock. As the Company is a special purpose acquisition company with only a limited trading history and no material operations or assets other than cash or cash equivalents and the yet to be executed and delivered Business Combination Agreement (the “Contemplated BCA”), we have also assumed, with your permission, that this $10.00 per share of common stock Redemption Price represents the fair market value of such shares of the Company’s common stock for purposes of this fairness analysis and our Opinion. Accordingly, we have not for purposes of this Opinion performed an independent analysis regarding the fair market value of the Company’s (or its successor’s) common stock to be issued in the Transaction at the Closing.
Annex E-1

Sizzle Acquisition I Corp.

c/o Mr. Jamieson Karson

File Reference: 34-36-63452

October 20, 2022

Since the Acquired Business is a stand-alone subsidiary of EUR, we have not reviewed the assets, liabilities (including contingent liabilities) or income of EUR either on a consolidated or stand- alone basis and, accordingly, with the permission of the Company and the Board, have not considered any such information or the market capitalization of EUR in reaching our conclusions as to the value of European Lithium or the fairness of the Purchase Price for the Acquired Business to the Company or its public shareholders from a financial point of view.

We have been retained only to advise the Board as to the fairness, from a financial point of view, to the public stockholders of Sizzle of the Purchase Price being paid by the Company for the Acquired Business. We have not been engaged to render any opinion with respect to the fairness of the Purchase Price to any other person or entity or as to any other aspect of the Transaction, and we specifically render no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction or the Contemplated BCA; we have not been involved in the raising of any funding for or with respect to or associated with the Company, European Lithium or any other party to the Contemplated BCA, and/or the Transaction or provided any advice with respect to any such funding; we have not been engaged to do, and have not done, any legal or contract review or (except as is customary in engagements of this type) any other due diligence review of the Transaction and the Acquired Business, or any projections related thereto; and we have not been asked to consider any non- financial elements of the Transaction or any other alternatives that might be available to the Board, the Company and/or the shareholders of the Company. Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Board, the Company, the shareholders of the Company, the shareholders of European Lithium, or any other person or entity or as a broker/dealer, underwriter or investment advisor.

In valuing the Acquired Business and, for purposes of our Opinion, we have looked solely at the enterprise value of the Acquired Business as a going concern and on a standalone basis immediately prior to the Transaction Date and have not considered any impact on value (positive or negative) of the consummation of the Transaction on the value of the Acquired Business. Per the Contemplated BCA, and with your permission, we have assumed that the deemed value of the Transaction Shares is equal to $10.00 per share. We have performed no analysis in determining if such price is equivalent to the fair market value of such Transaction Shares.

We understand that in connection with the Transaction, certain employees of European Lithium may enter into employment agreements with the surviving entity, and that certain equity may be reserved for issuance pursuant to stock bonus arrangements. Our Opinion will not address the fairness of such agreements or stock bonus arrangements. We further understand that in connection with the Transaction, the Company may make commitments with respect to the future financing or funding of the Acquired Business. Our Opinion will assign no value to such future financing or funding commitments or obligations. In addition, we understand that the Transaction contemplates certain changes in the rights, privileges, and preferences of the holders of the Company’s shares and certain changes in the composition of the Company’s management and board of directors. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or of the changes to the composition of the Company’s management and board of directors. We have, with your consent, likewise not considered the dilution effects of the issuance of common stock on equity holders of the Company.

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

•        Conducted management interviews with European Lithium’s management. Topics addressed included, but were not limited to, transaction overview, business operations, production and financial projections, economic conditions and industry trends, market competitors, and various other topics related to mining and business operations.

•        Financial Projections for European Lithium for the twenty fiscal years ending September 30, 2042;

Annex E-2

Sizzle Acquisition I Corp.

c/o Mr. Jamieson Karson

File Reference: 34-36-63452

October 20, 2022

•        Wolfsberg Project Preliminary Feasibility Study;

•        Non-binding Letter of Intent dated July 28, 2022;

•        Draft Investor Presentation dated October 2022;

•        The Project Wolf Acquisition Structure Discussion pack dated October 2022

•        The Contemplated BCA dated October 17, 2022;

•        Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Bloomberg; Guide to Cost of Capital published by Kroll LLC; and

•        Other information and studies as we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the Company, EUR or European Lithium or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment, to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, iii) not conducted any independent valuation or appraisal of any specific assets of the Company or European Lithium or any appraisal or estimate of any specific liabilities of the Company or European Lithium, and iv) assumed that there are no contingent or off-balance sheet assets or liabilities of the Company or European Lithium that have not been disclosed in writing to us. With respect to the financial forecasts and projections relating to European Lithium, with your consent, we have assumed that such forecasts and projections have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of EUR and European Lithium as to the future financial performance of European Lithium and, accordingly, we take no responsibility for, and express no view as to, such financial forecasts or projections or the assumptions on which they are based. With the Board’s approval, we have assumed that the management of European Lithium executes on its business plan in accordance with its projections, and that all documents related to the Transaction filed with the Securities and Exchange Commission comply with all applicable laws and regulations.

Except as otherwise provided herein, our Opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Purchase Price as of any other date. Likewise, our Opinion is based on the factual circumstances, agreements, and terms, as they exist and are known to us at the date of our Opinion. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of the Company, the equity holders of EUR or European Lithium or any other person or entity as to any action the Board, the shareholders of Company, the equity holders of EUR or European Lithium or any other person or entity should take, or omit to take, in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to the Board, Company and/or the shareholders of the Company. Our Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. Our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, of any future funding or fund raising commitments, or any changes in the rights, privileges and preferences of the holders of the Company’s shares or any changes in the composition of the Company’s management and board of directors. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

Annex E-3

Sizzle Acquisition I Corp.

c/o Mr. Jamieson Karson

File Reference: 34-36-63452

October 20, 2022

Subject to the foregoing, and assuming that the Business Combination Agreement as executed is the same as the Contemplated BCA, it is our opinion that, as of the date hereof, the Purchase Price to be paid by Sizzle for the Acquired Business as provided in the Business Combination Agreement is fair to the Company and, through their ownership in the Company, the public shareholders of the Company from a financial point of view. No opinion is expressed with respect to fairness to controlling, insider or sponsoring shareholders of the Company.

Very truly yours,

Marshall & Stevens Transaction Advisory Services

File No. 34-36-63452

Annex E-4

Annex F

SHARE PURCHASE AGREEMENT

dated as of July 4, 2023

by and among

CRITICAL METALS CORP.,

GEM GLOBAL YIELD LLC SCS

and

GEM YIELD BAHAMAS LIMITED

Annex F-i

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Warrant
Exhibit C	Form of Company Closing Certificate
Exhibit D	Form of Company Compliance Certificate
Exhibit E	Form of Draw Down Notice
Exhibit F	Form of Closing Notice

Annex F-ii

SHARE PURCHASE AGREEMENT

July 4, 2023

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the date first above written by and among CRITICAL METALS CORP., a corporation incorporated under the laws of the British Virgin Islands whose registered office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Company”); GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll, L-1882 Luxembourg (the “Purchaser”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas (“GYBL,” and together with the Company and Purchaser, the “Parties”).

RECITALS

WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company may issue and sell to the Purchaser, and the Purchaser may purchase from the Company up to the Aggregate Limit of the Company’s Shares (as defined below);

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”) and Rule 506 of Regulation D promulgated by the Commission under the Securities Act (“Regulation D”), and upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in the Shares to be made hereunder; and

WHEREAS, the Parties are concurrently entering into a Registration Rights Agreement in the form of Exhibit A hereto (the “Registration Rights Agreement”), pursuant to which the Company shall register the resale of the Shares by the Purchaser, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.

(a)         “Adjustment Date” shall have the meaning assigned to such term in Section 4.12(b).

(b)         “Affiliate” means with respect to a party to this Agreement (i) any company of which over fifty percent (50%) of its issued and voting share capital is owned or controlled, directly or indirectly, by said party, or (ii) any company which owns or controls, directly or indirectly, over fifty percent (50%) of the issued and voting share capital of such party, or (iii) any company owned or controlled, directly or indirectly, to the extent of over fifty percent (50%) or more of the issued and voting share capital, by any of the foregoing.

(c)         “Aggregate Limit” shall have the meaning assigned to such term in Section 2.01 hereof.

(d)         “Business Combination Transaction” shall mean the transactions contemplated by the Agreement and Plan of Merger, dated October 24, 2022, by and among Sizzle Acquisition Corp., a Delaware corporation, European Lithium Limited, an Australian Public Company limited by shares, European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands, Project Wolf Merger Sub Inc., a Delaware corporation, and the Company.

(e)         “Bylaws” shall have the meaning assigned to such term in Section 3.01(c) hereof.

(f)          “Certificate” shall have the meaning assigned to such term in Section 3.01(c) hereof.

(g)         “Change of Control” shall mean (i) the acquisition by any Person of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-issued and outstanding equity of the Company; (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the surviving corporation, other than a transaction which would result in the voting equity outstanding immediately prior

Annex F-1

thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the voting equity shares of the Company or such surviving entity immediately after such transaction; or (iii) the sale, transfer or disposition of all or substantially all of the business and assets of the Company to any Person. For the avoidance of doubt, any distribution of European Lithium Limited of the Common Shares to its shareholders or the mere fact that European Lithium Limited ceases to be the controlling shareholder of the Company in and of itself shall not be deemed a “Change of Control.”

(h)         “Closing” shall have the meaning assigned to such term in Section 2.04 hereof.

(i)          “Code” means the United States Internal Revenue Code of 1986, as amended.

(j)          “Commission” shall mean the Securities and Exchange Commission or any successor entity.

(k)         “Commission Documents” shall mean, as of a particular date, all reports, schedules, forms, statements and other documents filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, and shall include all information contained in such filings and all filings incorporated by reference therein.

(l)          “Commitment Fee” shall have the meaning assigned to such term in 4.12(a).

(m)        “Commitment Fee Shares” shall have the meaning assigned to such term in Section 4.12(d).

(n)         “Common Shares” means, without limitation, the class of ordinary shares of the Company that is to be listed on the Principal Market.

(o)         “Current Report” shall have the meaning assigned to such term in Section 2.03.

(p)         “Current Trading Price” shall have the meaning assigned to such term in Section 4.12(b).

(q)         “Daily Closing Price” shall mean the closing bid price of the Common Shares, as recorded by the Principal Market, on a particular day.

(r)          “Draw Down” means the transactions contemplated under Section 6.01 of this Agreement.

(s)          “Draw Down Amount” means the actual amount of proceeds to be paid by the Purchaser in connection with a Draw Down.

(t)          “Draw Down Amount Requested” shall mean the amount of Shares requested by the Company in its Draw Down Notice as provided in Section 6.01(h) hereof.

(u)         “Draw Down Exercise Date” shall have the meaning assigned to such term in Section 6.01(h) hereof.

(v)         “Draw Down Limit” shall have the meaning assigned to such term in Section 6.01(a) hereof.

(w)        “Draw Down Notice” shall mean a notice sent by the Company to exercise a Draw Down as provided in Section 6.01(h) hereof.

(x)         “Draw Down Pricing Period” shall mean a period of 30 consecutive Trading Days commencing with the first Trading Day designated in each Draw Down Notice.

(y)         “Effective Date” shall mean the date of the execution and delivery this Agreement.

(z)         “Environmental Laws” shall have the meaning assigned to such term in Section 3.01(r) hereof.

(aa)        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

(bb)       “GAAP” shall mean either generally accepted accounting principles in the United States of America or International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), each as consistently applied by the Company.

(cc)        “Indebtedness” shall have the meaning assigned to such term in Section 3.01(k) hereof.

Annex F-2

(dd)       “Investment Period” shall have the meaning assigned to such term in Section 7.01 hereof.

(ee)        “Knowledge” means the actual knowledge of the Company’s Chief Executive Officer and Chief Financial Officer, after reasonable inquiry of all officers, directors and employees of the Company who could reasonably be expected to have knowledge or information with respect to the matter in question.

(ff)         “Legend” shall have the meaning assigned to such term in Section 4.12(d).

(gg)       “Lien” means with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, adverse claim, restriction on title or transfer, encroachments, occupancy rights, or other encumbrance of any kind or character in respect of such property or asset, and any agreement to create any of the foregoing.

(hh)       “Losses” shall have the meaning assigned to such term in Section 8.01(a) hereof.

(ii)         “Material Adverse Effect” shall mean (i) any effect on the business, operations, properties, or condition (financial or otherwise) of the Company that is material and adverse to the Company and its subsidiaries, taken as a whole, or (ii) any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.

(jj)         “Material Agreements” shall have the meaning assigned to such term in Section 3.01(r) hereof

(kk)       “Parties” shall have the meaning assigned to such term in the preamble.

(ll)         “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

(mm)     “Plan” shall have the meaning assigned to such term in Section 3.01(x) hereof.

(nn)       “Principal Market” shall mean any U.S. securities exchange on which the Common Shares are traded or any other exchange platform in the world on which the Common Shares are traded, including, but not limited to, the London Stock Exchange, the Berlin Stock Exchange, the Frankfurt Stock Exchange, the Shanghai Stock Exchange, the SIX Swiss Exchange or the Stock Exchange of Hong Kong.

(oo)       “Private Transaction” shall have the meaning assigned to such term in Section 4.13.

(pp)       “Prospectus” means the prospectus in the form included in the Registration Statement, as supplemented from time to time by any Prospectus Supplement, including the documents incorporated by reference therein.

(qq)       “Prospectus Supplement” means any prospectus supplement to the Prospectus filed with the Commission from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein.

(rr)        “Public Company Date” means the date that the Company becomes subject to the reporting requirements of the Exchange Act.

(ss)        “Public Listing” shall mean the public listing of the Common Shares for trading on the Principal Market or the consummation of a Business Combination Transaction, whichever is earlier.

(tt)         “Public Listing Date” shall mean the first day on which the Common Shares trade on the Principal Market.

(uu)       “Purchase Price” shall have the meaning assigned to such term in Section 6.01(a) hereof.

(vv)       “Registration Statement” shall mean the registration statement on Form S-1, F-1, S-3 or F-3 under the Securities Act, or other relevant registration statement, to be filed by the Company with the Commission with respect to the registration of Shares pursuant to the Registration Rights Agreement.

(ww)     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

Annex F-3

(xx)       “Settlement Date” shall have the meaning assigned to such term in Section 6.01(d) hereof.

(yy)       “Shares” shall mean, collectively, all of the Common Shares of the Company issuable to the Purchaser upon exercise of any Draw Down and upon exercise of the Warrant.

(zz)        “Shortfall” shall have the meaning assigned to such term in Section 4.12(e).

(aaa)      “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

(bbb)     “Successor Company” shall mean (i) any company the common equity shares of which are traded on the Principal Market with which the Company merges and (ii) any successor or similar entity of the Company (whether by merger, consolidation or otherwise) or any subsidiary or Affiliate of, or other similar entity related to, the Company or any subsidiary or parent or Affiliate thereof, in each case, formed for the purpose of facilitating, or in connection with, a Public Listing.

(ccc)      “Surplus” shall have the meaning assigned to such term in Section 4.12(e).

(ddd)     “Threshold Price” is the lowest price at which the Company may sell Shares during a Draw Down Pricing Period, as set forth in each Draw Down Notice.

(eee)      “Trading Day” shall mean a trading day on the Principal Market.

(fff)        “Transaction Documents” shall mean this Agreement, the Registration Rights Agreement, the Warrant and each other agreement or undertaking executed or delivered to the Purchaser by the Company pursuant hereto or thereto.

(ggg)     “Warrant” shall have the meaning assigned to such term in Section 4.12(b). (hhh) “Warrant Shares” shall have the meaning assigned to such term in the Warrant.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.01        Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company during the Investment Period (as defined in Section 7.01) up to the number of duly authorized, validly issued, fully paid and non-assessable Common Shares having an aggregate value of U.S. $125,000,000 (the “Aggregate Limit”). Purchases and sales of Shares of the Company hereunder shall be made by the delivery to the Purchaser of Draw Down Notices as provided in ARTICLE VI hereof. The aggregate dollar amount of all Draw Down Amounts pursuant to the terms and conditions of this Agreement shall not exceed the Aggregate Limit.

Section 2.02        The Shares. The Company has or will have authorized and has or will have reserved, and covenants to continue to so reserve once reserved, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued Common Shares to cover the Shares to be issued in connection with all Draw Downs requested under this Agreement, and to be issued in connection with the exercise of the Warrant, prior to the issuance to the Purchaser of such Shares under this Agreement and the Warrant.

Section 2.03        Required Filings. If the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, as soon as practicable, but in any event not later than 5:30 p.m. (New York City time) on the fourth Trading Day immediately following the Public Company Date, the Company shall file with the Commission a report on Form 8-K or 6-K (or comparable disclosure) relating to the transactions contemplated by, and describing the material terms and conditions of the Transaction Documents and attaching copies of this Agreement and the Registration Rights Agreement (including all exhibits thereto, the “Current Report”); provided that the obligation to file the Current Report shall not be applicable if this Agreement and the Registration Rights Agreement were previously filed with the Commission. The Company shall provide the Purchaser a reasonable opportunity to comment on a draft of such Current Report, give due consideration to such comments, and not file the Current Report to the extent the Purchaser reasonably objects to the form or content thereof. Not later than 15 calendar days following the Effective Date, the Company shall file a Form D with respect to the securities hereunder in accordance

Annex F-4

with Regulation D and shall provide a copy thereof to the Purchaser promptly after such filing. The Company shall prepare and file the Registration Statement (including the Prospectus) covering the resale by the Purchaser of the registrable securities with the Commission in accordance with the provisions of the Securities Act and the Registration Rights Agreement. The Company shall file with the Commission in accordance with Rule 424(b) under the Securities Act the final Prospectus to be used in connection with resales pursuant to the Registration Statement no later than 8:30 a.m. (New York City time) on the first Draw Down Exercise Date. If the transactions contemplated by any Draw Down are material to the Company (individually or collectively with all other prior Draw Downs, the consummation of which have not previously been reported in any Prospectus Supplement filed with the Commission under Rule 424(b) under the Securities Act or in any report, statement or other document filed by the Company with the Commission under the Exchange Act), or if otherwise required under the Securities Act (or the interpretations of the Commission thereof), in each case as reasonably determined by the Company or the Purchaser, then, on the first Trading Day immediately following the last Trading Day of the Draw Down Pricing Period with respect to such Draw Down, the Company shall file with the Commission a Prospectus Supplement pursuant to Rule 424(b) under the Securities Act with respect to the applicable Draw Down(s), disclosing the total Draw Down Amount Requested pursuant to such Draw Down(s), the total number of Shares that are to be (and, if applicable, have been) issued and sold to the Purchaser pursuant to such Draw Down(s), the total purchase price for the Shares subject to such Draw Down(s), the applicable discount price(s) for such Shares and the net proceeds that are to be (and, if applicable, have been) received by the Company from the sale of such Shares. To the extent not previously disclosed in the Prospectus or a Prospectus Supplement, the Company shall disclose in its Periodic Reports on Form 6-K or 20-F the information described in the immediately preceding sentence relating to all Draw Down(s) consummated during the relevant fiscal quarter and fiscal year, as applicable, and include each such report in a Prospectus Supplement and file such Prospectus Supplement with the Commission under Rule 424(b) under the Securities Act.

Section 2.04        Effective Date; Settlement Dates. This Agreement shall become effective and binding (the “Closing”) upon the delivery of counterpart signature pages of this Agreement and the Registration Rights Agreement executed by each of the parties hereto and thereto, and the delivery of such certificate as set forth in Section 5.01. In consideration of and in express reliance upon the representations, warranties and covenants contained in, and upon the terms and subject to the conditions of, this Agreement, during the Investment Period the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Shares in respect of each Draw Down. The issuance and sale of Shares to the Purchaser pursuant to any Draw Down shall occur on the applicable Settlement Date in accordance with Section 6.01(d); provided that all of the conditions precedent thereto set forth in ARTICLE IV theretofore shall have been fulfilled on or prior to such Settlement Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01        Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser and GYBL as of the Effective Date, as of each Draw Down Exercise Date and as of each Settlement Date, except where the representation is expressly made only as of the Effective Date:

(a)         Organization, Good Standing and Power. The Company is a business company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. All Subsidiaries are duly formed, validly existing and in good standing under the laws of their respective jurisdictions of formation and have the requisite corporate power and authority to own, lease and operate their respective properties and assets and to conduct their respective business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(b)         Authorization, Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and each other Transaction Document and to issue and sell the Shares in accordance with the terms hereof. Except for approvals of the Company’s Board of Directors or a committee thereof as may be required in connection with any issuance and sale of Shares to the Purchaser hereunder, the execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary

Annex F-5

corporate action, and, except as contemplated by Section 2.02, no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement and each other Transaction Document has been duly executed and delivered by the Company. This Agreement and each other Transaction Document constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)         Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding are or as of such date will be set forth in the Commission Documents. All of the Shares will be, and the outstanding Common Shares have been, duly and validly authorized, and are fully paid and non-assessable. Except as are or as of such date will be set forth in the Commission Documents, no holders of Shares or Common Shares are entitled to preemptive rights or registration rights, and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as are or will be set forth in the Commission Documents, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities, the Company is not a party to, and it has no Knowledge of, any agreement restricting the voting or transfer of any shares of capital stock of the Company. The offer and sale of all shares of capital stock, convertible securities, rights, warrants, or options of the Company complied in all material respects with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto. Except as is or will be set forth in the Commission Documents, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any of the other Transaction Documents or the consummation of the transactions described herein or therein. The Company has furnished or made available to the Purchaser true and correct copies of the Company’s Certificate of Incorporation as in effect on the Effective Date (the “Certificate”) and Memorandum and Articles of Association as in effect on the Effective Date (the “Bylaws”).

(d)         Issuance of Shares. The Shares to be issued under this Agreement and the Warrant have been or will be (prior to issuance to the Purchaser or GYBL hereunder) duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and nonassessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Shares.

(e)         No Conflicts. The execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation by the Company of the transactions contemplated herein do not (i) violate any provision of the Company’s Certificate or Bylaws, (ii) conflict with, result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or is bound, (iii) create or impose a lien, charge or encumbrance on any property or assets of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company are bound or affected. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and each other Transaction Document, or issue and sell the Shares to the Purchaser in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission or the Principal Market subsequent to the Effective Date, including the Registration Statement and any registration statement, amendment, prospectus or prospectus supplement which may be filed pursuant hereto); provided, however, that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations, warranties and agreements of the Purchaser herein.

Annex F-6

(f)          Commission Documents, Financial Statements. If and during the period that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company has timely filed all Commission Documents (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act). The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and the other Transaction Documents. As of their respective filing dates, the Commission Documents complied in all material respects with the requirements of the Exchange Act and other federal, state and local laws, rules and regulations applicable to them, and, as of their respective dates, the Commission Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)         No Material Adverse Effect. No Material Adverse Effect exists as of the Effective Date or has occurred since the Effective Date except as disclosed in the Commission Documents.

(h)         No Undisclosed Liabilities. The Company has no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any Subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents other than liabilities incurred in the ordinary course of business since the date of such Commission Documents which, individually and in the aggregate, are not material to the Company’s business.

(i)          No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(j)          Indebtedness. As of the Effective Date, except as disclosed in the Commission Documents, the Company has no secured or unsecured Indebtedness. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $1,000,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements, indemnities and other contingent obligations in respect of Indebtedness of others in excess of $1,000,000, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $1,000,000 due under leases required to be capitalized in accordance with GAAP. The Company is not in default with respect to any Indebtedness. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to Title 11 of the United States Code, or other similar federal or state or other applicable bankruptcy law or law for the relief of debtors, nor does the Company have any Knowledge that its creditors intend to initiate involuntary bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any such bankruptcy law or law for the relief of debtors. The Company is financially solvent and is generally able to pay its debts as they become due.

(k)         Title to Assets. Except as set forth in the Commission Documents, the Company has good, valid and marketable title to all of its real and personal property reflected in the Commission Documents, free of any Liens. All said real property leases of the Company are valid and subsisting and in full force and effect in all material respects.

(l)          Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or any action

Annex F-7

taken or to be taken pursuant hereto or thereto. Except as disclosed in the Commission Documents, there is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any Subsidiary or any of their respective properties or assets, or involving any officers or directors of the Company or any Subsidiary, including, without limitation, any securities class action lawsuit or stockholder derivative lawsuit related to the Company that would reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Commission Documents, no judgment, order, writ, injunction or decree or award has been issued by or, to the Knowledge of the Company, requested of any court, arbitrator or governmental agency.

(m)        Compliance with Law. The business of the Company has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances in all material respects. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except where the failure to so have it would not, singly or in the aggregate, result in a Material Adverse Effect. The Company is not material in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company, and the Company will not conduct its business in material violation of any of the foregoing.

(n)         Certain Fees. Except as set forth in the Commission Documents, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any Subsidiary with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

(o)         Disclosure. Neither this Agreement nor any other Transaction Document nor the Commission Documents or any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and the other Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading. The Company confirms that neither it, nor any other Person acting on its behalf, has provided the Purchaser or any of its agents, advisors or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning the Company, other than the existence of the transactions contemplated by the Transaction Documents, except pursuant to a confidentiality and non-disclosure agreement.

(p)         Operation of Business. The Company owns or controls all material patents, trademarks, service marks, trade names, copyrights, licenses and authorizations of the Company as set forth in the Commission Documents, and all rights with respect to the foregoing, which are reasonably necessary for the conduct of its business as now conducted without, to the Company’s Knowledge, any conflict with the rights of others. The Company possesses such material permits, licenses, approvals, consents and other authorizations (including licenses, accreditation and other similar documentation or approvals of any local health departments) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies as are reasonably necessary to conduct the business now operated by it (collectively, “Governmental Licenses”). The Company is in material compliance with the terms and conditions of all such Governmental Licenses, except as otherwise disclosed in the Commission Documents. All of the Governmental Licenses are valid and in full force and effect, except as otherwise disclosed in the Commission Documents. Except as set forth in the Commission Documents, the Company has not received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

(q)         Environmental Compliance. The Company has obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other Person, that are required under any Environmental Laws. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. To the Company’s Knowledge, there are no material past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company that violate or could reasonably be expected to violate any Environmental Law after the Effective Date or that could reasonably be expected to give rise to any environmental liability, or otherwise form the basis of any claim, action,

Annex F-8

demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including, without limitation, underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(r)          Material Agreements. The Company is not a party to any material written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement (collectively, “Material Agreements”) that has not been furnished or disclosed to the Purchaser or filed in the Commission Documents. The Company has in all material respects performed all of the obligations required to be performed by it to date under the Material Agreements, has received no notice of default by the Company thereunder and, to the best of the Company’s Knowledge, is not in default under any Material Agreement now in effect.

(s)          Transactions with Affiliates. Except as set forth in the Commission Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $120,000 between (a) the Company, on the one hand, and (b) any Person who would be covered by Item 404(a) of Regulation S-K, on the other hand. Except as disclosed in the Commission Documents, there are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor of or debtor to, any beneficial owner of more than five percent (5%) of the outstanding Common Shares, or any director, employee or Affiliate of the Company, other than (i) reimbursement for reasonable expenses incurred on behalf of the Company or (ii) as part of the normal and customary terms of such person’s employment or service as a director with the Company.

(t)          Securities Act. The Company has complied and will comply in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. The Registration Statement, on the date it is filed with the Commission, on the date it is declared effective by the Commission (or becomes effective pursuant to Section 8 of the Securities Act), on each Draw Down Exercise Date and on each Settlement Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 415 under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein. The Prospectus and each Prospectus Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement after the Effective Date, when taken together, on its date, on each Draw Down Exercise Date and on each Settlement Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 424(b) under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Prospectus or any Prospectus Supplement made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein. Each Commission Document (other than the Registration Statement, the Prospectus or any Prospectus Supplement) to be filed with or furnished to the Commission after the Effective Date and incorporated by reference in the Registration Statement, the Prospectus or any Prospectus Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement (including, without limitation, the Current Report), when such document is filed with or furnished to the Commission and, if applicable, when such document becomes effective, as the case may be, shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to the Purchaser true and complete copies of all comment letters and substantive correspondence received by the Company from the Commission relating to the Commission Documents filed with or furnished to the Commission as of the Effective Date, together with all written responses of the Company thereto in the form such responses were filed via EDGAR. There are no outstanding or unresolved comments or undertakings in such comment letters received by the Company from the Commission. The Commission has not issued any stop order or other order suspending the effectiveness of any

Annex F-9

registration statement filed by the Company under the Securities Act or the Exchange Act. The Company has not distributed and, prior to the completion of the distribution of the Shares, will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the related prospectus or other materials, if any, permitted by the Securities Act.

(u)         Employees. Except as disclosed in the Commission Documents, the Company does not have any collective bargaining arrangements or other agreements covering any of its employees. No officer, consultant or key employee of the Company has terminated or, to the Knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company.

(v)         Use of Proceeds. The proceeds from the sale of the Shares will be used by the Company for working capital, expansion, development, marketing or other needs of the Company.

(w)        Investment Company Act Status. The Company is not, and as a result of the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds from the sale of the Shares as set forth in the Prospectus and the Prospectus Supplement shall not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(x)         ERISA. No liability has been incurred with respect to any Plan by the Company. No “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA has occurred with respect to any Plan, and the execution and delivery of this Agreement and the issuance and sale of the securities hereunder shall not result in any of the foregoing events. Each Plan is in compliance in all material respects with applicable law, including ERISA and the Code; the Company has not incurred and does not expect to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any Plan; and each Plan for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualifications. As used in this Section 3.01(x), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

(y)         Taxes. The Company (i) has filed all necessary federal, state and foreign income and franchise tax returns or has duly requested extensions thereof, (ii) has paid all federal, state, local and foreign taxes due and payable for which it is liable, except to the extent that any such taxes are being contested in good faith and by appropriate proceedings, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to the Company’s Knowledge, proposed against it. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company is not operated in such a manner as to qualify as a “passive foreign investment company” as defined in Section 1297 of the Code.

(z)         Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(aa)        U.S. Real Property Holding Corporation. The Company is not, nor has it ever been, and so long as any of the securities are held by the Purchaser, shall not become a U.S. real property holding corporation within the meaning of Section 897 of the Code.

(bb)       Exemption from Registration; Valid Issuances. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Purchaser, the offer and sale of the Shares in accordance with the terms and conditions of this Agreement and the Transaction Documents is exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) and Rule 506 of Regulation D; provided, however, that at the request of

Annex F-10

and with the express agreement of the Purchaser and in accordance with applicable law, the Shares will be delivered to the Purchaser via book entry through the Depository Trust Company and will not bear legends noting restrictions as to resale of such securities under federal or state securities laws, nor will any such securities be subject to stop transfer instructions. Neither the offer and sale of the Shares pursuant to, nor the Company’s performance of its obligations under, the Transaction Documents to which it is a party shall (i) result in the creation or imposition of any Liens upon the Shares, or (ii) entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire Common Shares or other securities of the Company.

(cc)        No General Solicitation or Advertising. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.

(dd)       No Integrated Offering. None of the Company or any of its Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Shares under the Securities Act, whether through integration with prior offerings or otherwise. None of the Company, nor its Affiliates, nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the securities under the Securities Act or cause the offering of any of the Shares to be integrated with other offerings.

(ee)        Manipulation of Price. Neither the Company nor any of its officers, directors or Affiliates has, and, to the Knowledge of the Company, no Person acting on their behalf has, (i) taken, directly or indirectly, any action designed or intended to cause or to result in the stabilization or manipulation of the price of any security of the Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company, in each case to facilitate the sale or resale of any of the Shares, or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares. Neither the Company nor any of its officers, directors or Affiliates will, during the term of this Agreement, and, to the Knowledge of the Company, no Person acting on their behalf will, during the term of this Agreement, take any of the actions referred to in the immediately preceding sentence.

(ff)         Foreign Corrupt Practices Act. None of the Company, any Subsidiary or, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company has conducted its business in compliance with the FCPA.

(gg)       Money Laundering Laws. The operations of the Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and, to the Knowledge of the Company, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or threatened.

(hh)       OFAC. None of the Company or, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(ii)         Acknowledgment Regarding Purchaser’s Purchase of Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder. The Company

Annex F-11

further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder, and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder is merely incidental to the Purchaser’s purchase of the Shares.

Section 3.02        Representatives and Warranties of the Purchaser. The Purchaser and GYBL hereby make the following representations and warranties to the Company as of the Effective Date and as of the date of each Draw Down Notice and as of each Settlement Date:

(a)         Organization and Standing of the Purchaser and GYBL. The Purchaser is a “société en commandite simple” duly formed, validly existing and in good standing under the laws of Luxembourg. GYBL is a limited company duly formed, validly existing and in good standing under the laws of the Commonwealth of the Bahamas.

(b)         Authorization and Power. Each of the Purchaser and GYBL has the requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Purchaser and by GYBL and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser and GYBL, and the Board of Directors or stockholders of either of them is required. This Agreement and each other Transaction Document to which the Purchaser or GYBL is a party has been duly executed and delivered by each of the Purchaser and GYBL. This Agreement and each other Transaction Document to which the Purchaser or GYBL is a party constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser or GYBL, enforceable against the Purchaser or GYBL, respectively, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)         No Conflicts. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Purchaser or GYBL is a party, and the consummation by the Purchaser and GYBL of the transactions contemplated hereby and thereby or relating hereto or thereto, do not and will not (i) result in a violation of such Purchaser’s or GYBL’s charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser or GYBL is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Purchaser or GYBL under any agreement or any commitment to which the Purchaser or GYBL is party or by which the Purchaser or GYBL is bound or by which any of their respective properties or assets are bound, or (iv) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or GYBL or any of their respective properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser or GYBL to enter into and perform its obligations under this Agreement or any other Transaction Document to which the Purchaser or GYBL is a party in any material respect. Neither the Purchaser nor GYBL is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or any other Transaction Document to which the Purchaser is a party or to purchase the Shares in accordance with the terms hereof; provided, however, that for purposes of the representation made in this sentence, each of the Purchaser and GYBL is assuming and relying upon the accuracy of the representations, warranties and agreements of the Company herein.

(d)         Accredited Investor. Each of the Purchaser and GYBL is an institutional “accredited investor” as defined in Regulation D promulgated under the Securities Act.

Annex F-12

(e)         Financial Risks. Each of the Purchaser and GYBL acknowledges that it is able to bear the financial risks associated with an investment in the Shares. Each of the Purchaser and GYBL is capable of evaluating the risks and merits of an investment in the Shares by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters, and each of the Purchaser and GYBL is capable of bearing the entire loss of its investment in the Shares.

(f)          Information. The Purchaser and GYBL and their respective advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser or GYBL. The Purchaser and GYBL and their respective advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser and GYBL have sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. The Purchaser and GYBL understand that they (and not the Company) shall be responsible for their own respective tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser or GYBL is a party.

(g)         No-Broker Dealer. Purchaser represents, warrants and agrees that it is buying the Shares for investment purposes and not for distribution. It is not registered as a broker-dealer with the Commission and is not required to be registered as a broker-dealer by virtue of the trader exception to the definition of dealer under the Exchange Act.

ARTICLE IV
COVENANTS

The Company covenants with the Purchaser and GYBL, and the Purchaser and GYBL together covenant with the Company, as follows, which covenants of one party are for the benefit of the other party.

Section 4.01       Securities Compliance. The Company shall notify the Commission and the Principal Market, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement and each other Transaction Document, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser and GYBL. The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify any subsequent resale of the Shares by the Purchaser and GYBL, in each case, under applicable securities or “Blue Sky” laws of the states of the United States of America in such states as is reasonably requested by the Purchaser or GYBL from time to time, and shall provide evidence of any such action so taken to the Purchaser.

Section 4.02        Registration and Listing. During the Investment Period, the Company will take all action necessary to cause the Shares to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Exchange Act and take all action necessary to maintain compliance with such reporting and filing obligations, and will not take any action or file any document (whether or not permitted by the Securities Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. During the Investment Period, the Company will take all action necessary to effect the listing or trading of its Common Shares and the listing of the Shares purchased by Purchaser hereunder on the Principal Market or any relevant market or system, if applicable, and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market or any relevant market or system.

Section 4.03        Registration Rights Agreement. The Company, the Purchaser and GYBL shall enter into the Registration Rights Agreement with respect to the Shares, dated the Effective Date, in the form of Exhibit A attached hereto.

Section 4.04        Compliance with Laws.

(a)         The Company shall comply with all applicable laws, rules, regulations and orders applicable to the business and operations of the Company and with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations of the Principal Market (including, without limitation, Rule 415(a)(4) under the Securities Act).

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(b)          During the Investment Period, the Purchaser and GYBL shall comply in all material respects with all applicable laws, rules, regulations and orders in connection with this Agreement and each other Transaction Document and the transactions contemplated hereby and thereby. Without limiting the foregoing, during the Investment Period, the Purchaser and GYBL shall comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act, where applicable.

Section 4.05        Keeping of Records and Books of Account. The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 4.06        Limitations on Holdings and Issuances. Notwithstanding anything in this Agreement, at no time while the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may the Company issue, and at no time shall the Purchaser be obligated to purchase, any Shares which would result in the Purchaser beneficially owning, directly or indirectly, at the time of such proposed issuance, more than 9.99% of the number of Common Shares issued and outstanding as of the date of such proposed issuance; provided, however, that upon the Purchaser providing the Company with sixty-one (61) days’ notice (pursuant to Section 9.04 hereof) (the “Waiver Notice”) that the Purchaser would like to waive this Section 4.06 with regard to any or all Shares issuable pursuant to this Agreement, this Section 4.06 will be of no force or effect with regard to all or a portion of the Shares referenced in the Waiver Notice until the date that the Purchaser notifies the Company (pursuant to Section 9.04 hereof) that the Purchaser revokes the Waiver Notice; provided, further, that during the sixty-one (61) day period prior to the expiration of the Investment Period, the Purchaser may waive this Section 4.06 by providing a Waiver Notice at any time during such sixty-one (61) day period.

Section 4.07        Registration Statement. The Company shall cause the Registration Statement to be filed and seek that it be declared effective pursuant to the Registration Rights Agreement. The Registration Statement shall register with the Commission the Shares issued or to be issued under the Draw Downs, the Warrant Shares and the Commitment Fee Shares (including any additional Shares issued pursuant to Section 4.12(e)(1), if applicable). The Purchaser shall not be obligated to accept a Draw Down request from the Company unless the Registration Statement is then effective and the Prospectus included in the Registration Statement is then current and in compliance with all applicable rules of the Commission and the Principal Market.

Section 4.08        Other Agreements and Other Financings. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right to perform of the Company or any Subsidiary under this Agreement or any other Transaction Document.

(a)         The Company shall not enter into any agreement, the principal purpose of which is to secure an “equity line” similar to the financing provided for under this Agreement during the Investment Period.

(b)The Company shall provide prompt notice to the Purchaser of any Alternate Transaction. For all purposes of this Agreement, an “Alternate Transaction” shall mean (w) the issuance of Common Shares for a purchase price less than, or the issuance of securities convertible into or exchangeable for Common Shares at an exercise or conversion price (as the case may be) less than, the then-current market price of the Common Shares, respectively (including, without limitation, pursuant to any “equity line” or other financing that is substantially similar to the financing provided for under this Agreement, or pursuant to any other transaction in which the purchase, conversion or exchange price for such Common Shares is determined using a floating discount or other post-issuance adjustable discount to the then-current market price), in each case, after all fees, discounts, warrant value and commissions associated with the transaction; (x) an “at-the-market” offering of Common Shares or securities convertible into or exchangeable for Common Shares pursuant to Rule 415(a)(4) under the Securities Act; (y) the implementation by the Company of any mechanism in respect of any securities convertible into or exchangeable for Common Shares for the rest of the purchase price of the Common Shares to below the then-current market price of the Common Shares, respectively (including, without limitation, any anti-dilution or similar adjustment provisions in respect of any Company securities, but specifically excluding customary anti-dilution adjustments for stock splits, dividends, combinations, recapitalizations, reclassifications and similar events); or (z) the issuance of options, warrants or similar rights of subscription or the issuance of convertible equity or debt securities (other than pursuant to the Company’s equity compensation plans or

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arrangements in the ordinary course of business); provided that Alternate Transaction shall not include securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, as well as securities issued in connection with collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships.

Section 4.09       Stop Orders. During the Investment Period, the Company shall use its reasonable best efforts to maintain the continuous effectiveness of the Registration Statement under the Securities Act. The Company will advise the Purchaser and GYBL promptly and, if requested by the Purchaser or GYBL, will confirm such advice in writing: (i) of the Company’s receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement, any related prospectus or for additional information; (ii) of the Company’s receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of the Company becoming aware of the happening of any event, which makes any statement of a material fact made in the Registration Statement (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement (as then amended or supplemented) in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements therein not misleading. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company will make commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

Section 4.10        Selling Restrictions; Volume Limitations.

(a)          The Purchaser covenants that during the Investment Period neither the Purchaser nor any of its Affiliates nor any entity managed by the Purchaser will, directly or indirectly, sell any securities of the Company except the Common Shares that it owns or has the right to purchase pursuant to the provisions of a Draw Down Notice. During the Investment Period, neither the Purchaser nor any of its Affiliates nor any entity managed by the Purchaser will, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act) of the Common Shares, whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Shares, borrow or pre-borrow any Common Shares, or grant any other right (including, without limitation, any put or call option) with respect to the Common Shares, or do any of the foregoing with respect to any security that includes, relates to, or derives any significant part of its value from the Common Shares or otherwise seek to hedge its position in the Common Shares. In addition, during any Draw Down Pricing Period and on a daily Trading Day basis, the Purchaser agrees to restrict the volume of sales of Shares by the Purchaser, its Affiliates and any entity managed by the Purchaser to no more than 1/30th of the Shares purchased pursuant to the related Draw Down Notice.

(b)         During the Investment Period, in connection with any sale of the Company’s securities, the Purchaser and GYBL shall comply in all material respects with all applicable laws, rules, regulations and orders, including, without limitation, the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Regulation M and Rule 10b-5 under the Exchange Act, where applicable.

Section 4.11        Non-Public Information. From the Investment Period and until the later of (i) the term of the Agreement and (ii) such time as Purchaser or GYBL no longer hold any Shares, none of the Company, nor any of its directors, officers or agents shall disclose any material non-public information about the Company to the Purchaser or GYBL.

Section 4.12        Commitment Fee; Warrant.

(a)          The Company shall pay to GYBL, as a commitment fee, an amount equal to 1.5% of the Aggregate Limit (the “Commitment Fee”), deliverable as set forth below. Subject to Section 4.12(d), the Commitment Fee due upon each Draw Down may be paid in cash from the proceeds of such Draw Down or in unrestricted Common Shares of the Company valued at the Daily Closing Price at the time of such Draw Down, at the option of the Company. The amount of the Commitment Fee due in each such installment shall be the product obtained by multiplying (i) the total amount of the Commitment Fee by (ii) the quotient derived by dividing (y) the value of Shares purchased pursuant to the applicable Draw Down by (z) the Aggregate Limit. Notwithstanding the

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foregoing, the Company, at its option, may pay the Commitment Fee in cash or in Common Shares (provided that such Common Shares shall have been registered for resale pursuant to an effective registration statement), so long as 100% of the Commitment Fee shall have been paid on or before the first anniversary of the Public Listing Date. On the Public Listing Date, the Company shall, at its option, either place a cash amount equal to the Commitment Fee into an escrow account as agreed between the Parties or shall issue shares to the Purchaser as described in Section 4.12(d). For the avoidance of doubt, (1) the Commitment Fee shall be payable by the Company irrespective of whether any Draw Down Notices have been delivered by the Company in accordance herewith, and (2) no Commitment Fee shall be payable in the event that the Company does not achieve a Public Listing.

(b)          On the Public Listing Date, the Company shall make and execute a warrant granting GYBL the right to purchase Common Shares, a copy of which is attached hereto as Exhibit B (the “Warrant”) having an expiration date that is the third anniversary of the Public Listing Date, granting GYBL the right to purchase, upon the terms set forth more fully therein, up to the number of Common Shares that is equal to 2.0% of the total equity interests (including Common Shares and any other equity interests convertible or exchangeable into Common Shares or bearing equivalent economic interests) outstanding immediately after the completion of the Public Listing (including any Common Shares issued pursuant to an over-allotment option), calculated on a fully diluted basis, at an exercise price per Share equal to the lesser of (i) the closing bid price of the Common Shares on the Public Listing Date, or (ii) the quotient obtained by dividing $972 million by the total number of equity interests (equal to the number of Common Shares, assuming the conversion or exchange of all other equity interests for Common Shares). On the first anniversary following the Public Listing Date (the “Adjustment Date”), if all or any portion of the Warrants remain unexercised and the average Daily Closing Price of the Common Shares for the 10 Trading Days following the Adjustment Date (the “Current Trading Price”) is less than 90% of the then-current exercise price of the Warrant, the exercise price of such remaining Warrant shall adjust to 105% of the Current Trading Price.

(c)         Notwithstanding anything to the contrary stated herein, if the Purchaser determines in its reasonable discretion that the issuance of the Warrant could result in the Warrant Shares or any Shares issued to the Purchaser pursuant to a Draw Down hereunder not to be freely transferable under applicable securities Laws or otherwise adversely effects the Purchaser’s ability to sell the Warrant Shares or such Shares issued pursuant to a Draw Down, then the Parties shall structure an alternative issuance and sale of Common Shares to the Purchaser that are economically equivalent to the exercise of the Warrant in full.

(d)         On the Public Listing Date, unless the Company shall have placed a cash amount into escrow pursuant to the option set forth in Section 4.12(a), the Company shall issue a number of Common Shares to GYBL equal to the Commitment Fee, divided by the Daily Closing Price on the Public Listing Date (the “Commitment Fee Shares”). The Commitment Fee Shares shall bear the following restrictive legend (the “Legend”):

THESE SHARES ARE SUBJECT TO RESTRICTIONS ON RESALE PURSUANT TO A SHARE PURCHASE AGREEMENT AMONG THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHARE PURCHASE AGREEMENT.

The Company shall use commercially reasonable efforts to cause the Legend to be removed from any Commitment Fee Shares (x) upon payment of any portion of the Commitment Fee by the Company in Common Shares pursuant to Section 4.12(a) above or (y) no later than the first anniversary of the Public Listing Date.

(e)         (i) If, on the 90th, 180th, or 270th day after the Public Listing Date, GYBL holds Commitment Fee Shares which have an aggregate value (calculated by reference to the Daily Closing Price) which is less than the portion of the Commitment Fee that remains unpaid (the “Shortfall”), then the Company shall promptly issue additional Commitment Fee Shares to GYBL equal in value to the Shortfall. (ii) If, on the 90th, 180th, or 270th day after the Public Listing Date or the date upon which the Commitment Fee has been paid in full, if earlier, GYBL holds Commitment Fee Shares that have an aggregate value (calculated by reference to the Daily Closing Price) that is greater than the portion of the Commitment Fee to be paid on such date (the “Surplus”), then GYBL shall promptly return to the Company a number of Commitment Fee Shares equal in value to the Surplus.

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Section 4.13        Private Transaction Fee. In the event that the Company does not complete an initial public offering or Business Combination Transaction, for any reason, but instead completes a transaction, including but not limited to a merger, acquisition, sale, share exchange, or any other private business combination which results or would result in a Change of Control of the Company (a “Private Transaction”), then the Company shall pay GYBL at or prior to the closing of such Private Transaction 1% of the total consideration received by the Company, its stockholders and management in such Private Transaction, in lieu of the Warrant.

Section 4.14        DWAC Eligibility. The Company shall use its reasonable best efforts to cause the Shares and its transfer agent to be, at the time of each Draw Down, eligible to participate in the DWAC system (“DWAC Eligible”).

Section 4.15        Reservation of Shares. The Company will have available, and shall reserve and keep available at all times, free of preemptive and other similar rights of stockholders, the requisite aggregate number of authorized but unissued Common Shares to enable the Company to timely effect the issuance, sale and delivery in full to the Purchaser of all the Shares to be issued and delivered under this Agreement, in any case prior to the issuance to the Purchaser of such Common Shares. The number of Common Shares so reserved from time to time, as therefore increased or reduced as hereinafter provided, may be reduced by the number of Shares actually delivered pursuant to this Agreement.

Section 4.16        Amendments to the Registration Statement; Prospectus Supplements. Except as provided in this Agreement and other than periodic reports required to be filed pursuant to the Exchange Act, the Company shall not file with the Commission any amendment to the Registration Statement that relates to the Purchaser, the Transaction Documents or the transactions contemplated thereby, or file with the Commission any Prospectus Supplement that relates to the Purchaser, the Transaction Documents or the transactions contemplated thereby with respect to which (a) the Purchaser shall not previously have been advised, (b) the Company shall not have given due consideration to any comments thereon received from the Purchaser or its counsel, or (c) the Purchaser shall reasonably object after being so advised, unless it is necessary to amend the Registration Statement or make any supplement to the Prospectus to comply with the Securities Act or any other applicable law or regulation, in which case the Company shall promptly so inform the Purchaser, the Purchaser shall be provided with a reasonable opportunity to review and comment upon any disclosure relating to the Purchaser and the Company shall expeditiously furnish to the Purchaser an electronic copy thereof. In addition, for so long as, in the reasonable opinion of counsel for the Purchaser, the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required to be delivered in connection with any sales of registrable securities by the Purchaser, the Company shall not file any Prospectus Supplement without delivering or making available a copy of such Prospectus Supplement to the Purchaser promptly. Upon receipt of an amendment to the Registration Statement or Prospectus Supplement from the Company or its counsel, the Purchaser shall promptly review such document and provide comments to the Company or its counsel regarding such document, if any, within a reasonable period of time.

ARTICLE V
CLOSING CERTIFICATE; CONDITIONS TO THE SALE AND PURCHASE OF THE
SHARES; OPINION AND COMFORT LETTERS

Section 5.01        Closing Certificate. In connection with the execution and delivery of this Agreement, the Purchaser shall receive a certificate from the Company, dated the Effective Date, in the form of Exhibit C hereto.

Section 5.02        Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to issue and sell the Shares to the Purchaser under any Draw Down Notice is subject to the satisfaction or waiver of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)         Accuracy of the Purchaser’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Purchaser in this Agreement and each other Transaction Document shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and each Settlement Date as though made at that time.

(b)         Registration Statement. The Company shall have the necessary number of Common Shares registered pursuant to the Registration Statement. The Company shall take all reasonable steps to have the Registration Statement declared effective by the Commission. The Registration Statement for the Shares covered in the Draw Down shall have been declared effective by the Commission. Following effectiveness of the Registration Statement, there shall be no stop order suspending effectiveness of the Registration Statement.

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(c)         Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each other Transaction Document to be performed, satisfied or complied with by the Purchaser at or prior to each Draw Down Exercise Date and each Settlement Date, as applicable.

(d)         No Injunction. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(e)         No Suspension, Etc. Trading in the Common Shares shall not have been suspended by the Commission or Principal Market, and, at any time prior to each Draw Down Exercise Date and applicable Settlement Date, none of the events described in clauses (i), (ii) and (iii) of Section 4.09 hereof shall have occurred, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by U.S. federal or state authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Company, makes it impracticable or inadvisable to issue the Shares.

(f)          No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any of the officers, directors or Affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement and the other Transaction Documents, or seeking damages in connection with such transactions.

Section 5.03        Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before each Draw Down Exercise Date and each Settlement Date, of each of the conditions set forth below. The conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a)         Accuracy of the Company’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and as of each Settlement Date, as though made at that time.

(b)         Registration Statement. The listing or trading of the Common Shares on the Principal Market shall be effected and the Company shall have the necessary amount of the Shares registered pursuant to the Registration Statement. The Registration Statement shall be effective, and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued under the Securities Act, no order preventing or suspending the use of the Prospectus contained in the Registration Statement shall have been issued, and no proceedings for any of those purposes shall have been instituted or be pending or, to the Company’s Knowledge, contemplated.

(c)         No Suspension, Etc. Trading in the Common Shares shall not have been suspended by the Commission or Principal Market, and, at any time prior to such Draw Down Exercise Date, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by U.S. federal or state authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Shares.

(d)         Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each other Transaction Document to be performed, satisfied or complied with by the Company at or prior to each Draw Down Exercise Date and each Settlement Date and shall have delivered the Compliance Certificate substantially in the form attached hereto as Exhibit D. Without limiting the foregoing, the Company shall have paid the applicable portion of the Commitment Fee when due pursuant to Section 4.12(a).

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(e)         No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(f)          No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or Affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement and the other Transaction Documents, or seeking damages in connection with such transactions.

(g)         Aggregate Limit. The issuance and sale of the Shares issuable pursuant to such Draw Down Notice will not violate Section 6.02 hereof.

(h)         Shares Authorized. The Shares issuable pursuant to such Draw Down Notice will have been duly authorized by all necessary corporate action of the Company.

(i)          Information. Prior to each Settlement Date and from time to time as reasonably requested by the Purchaser upon reasonable notice, the Company shall make available for inspection and review by the Purchaser, its advisors and representatives, and any underwriter participating in any disposition of the Shares on behalf of the Purchaser pursuant to the Registration Statement, during normal business hours of the Company, any amendment, prospectus or prospectus supplement thereto, or any “Blue Sky,” Financial Industry Regulatory Authority (FINRA) or other filing, all financial and other records, all documents and filings with the Commission, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review. In addition, the Company shall cause its officers, directors and employees to supply all such information reasonably requested by the Purchaser or any such representative, advisor or underwriter and to respond to all questions and other inquiries reasonably made or submitted by any such individuals or entities. Notwithstanding the foregoing, the Company shall not be required to provide any trade secret or similar information, any information covered by attorney-client privilege or classified as attorney work product, or, while it is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, any material, non-public information.

(j)            Opinion of Counsel and 10b-5 Statement. On each Settlement Date, the Purchaser shall have received an opinion of counsel and 10b-5 statement to the Company in a form reasonably acceptable to the Purchaser’s counsel.

(k)           Comfort Letters. On each Settlement Date, the Purchaser shall have received letters from the Company’s independent auditors, dated the respective dates of delivery thereof and addressed to the Purchaser and any underwriter, in form and substance reasonably satisfactory to the Purchaser, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Registration Statement, the Prospectus, and any Prospectus Supplement.

(l)            Escrow. The Company shall have placed cash into escrow or issued the Commitment Fee Shares to GYBL pursuant to Section 4.12(a) and 4.12(d).

ARTICLE VI
DRAW DOWN TERMS

Section 6.01        Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.02 below, the Parties agree (unless otherwise mutually agreed upon by the Parties in writing) as follows:

(a)           The Company may, in its sole discretion, issue a Draw Down Notice (as defined in Section 6.01(h) hereof) for a specified Draw Down Amount Requested. Subject to Section 6.01(g) below, the Purchaser shall pay a per-Share amount equal to 90% of the average Daily Closing Price during the Draw Down Pricing Period (the “Purchase Price”). Subject to Section 4.06 hereof, the Draw Down Amount Requested shall not exceed four hundred percent (400%) (the “Draw Down Limit”) of the average daily trading volume for the 30 Trading Days immediately preceding the Draw Down Exercise Date.

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(b)           Prior to commencement of the Draw Down Pricing Period, the Company shall deliver the Shares to be purchased in such Draw Down to the Purchaser. If Shares delivered to the Purchaser prior to commencement of the Draw Down Pricing Period are delivered in certificated form and not DWAC Eligible, then the Draw Down Pricing Period shall not begin until the Shares are cleared by an appointed clearing agent.

(c)           Only one Draw Down shall be allowed in each Draw Down Pricing Period.

(d)           Each Draw Down shall be settled on the first Trading Day after the end of each Draw Down Pricing Period (the “Settlement Date”).

(e)           At the end of each Draw Down Pricing Period, the Purchaser’s total Draw Down commitment under this Agreement shall be reduced by the total Draw Down Amount for such Draw Down Pricing Period.

(f)           Each Draw Down will automatically expire immediately after the last Trading Day of each Draw Down Pricing Period.

(g)         Each Draw Down Notice shall set forth the Threshold Price set by the Company for such Draw Down. If the Daily Closing Price on a given Trading Day in the Draw Down Pricing Period, multiplied by 9/10, is less than the Threshold Price, then the total Draw Down Amount Requested will be reduced by 1/30th, and, unless otherwise agreed by the Parties, no Shares will be purchased or sold with respect to such Trading Day and the Daily Closing Price on such Trading Day shall be excluded from the calculation of the Purchase Price.

(h)         As a condition to the exercise of any Draw Down, the Company must (i) provide a notice to the Purchaser of the Company’s exercise of any Draw Down via email before commencement of trading on the first Trading Day of the Draw Down Pricing Period covered by such notice (the “Draw Down Notice”), substantially in the form attached hereto as Exhibit E, and (ii) pursuant to Section 6.01(b), deliver the Shares to the Purchaser or its designees via DWAC, if the Company is approved for DWAC in an amount equal to the Draw Down Amount Requested (which amount shall be adjusted in the event that the amount accepted by the Purchaser pursuant to Section 6.01(a) hereof is different than the Draw Down Amount Requested). The date the Company delivers the Draw Down Notice and the Shares in accordance with this Section 6.01(h) shall be a “Draw Down Exercise Date.” The Draw Down Notice shall specify the Draw Down Amount Requested, set the Threshold Price for such Draw Down and designate the first Trading Day of the Draw Down Pricing Period that the Company wishes to grant to the Purchaser during the Draw Down Pricing Period.

(i)          On each Settlement Date, the Purchaser shall (i) provide the Company a closing notice in the form of Exhibit F attached hereto; (ii) make payment for the Shares acquired pursuant to this Agreement to the Company’s designated account by wire transfer of immediately available funds, provided that the Shares were received by the Purchaser in accordance with Section 6.01(b) hereof; and (iii) return to the Company any Shares delivered to the Purchaser in connection with the applicable Draw Down Notice pursuant to Section 6.01(b) that have not been purchased by Purchaser pursuant to the terms hereof, it being understood that Purchaser shall have the ability to sell any purchased Shares at any time following their deposit pursuant to Section 6.01(b).

(j)          Subject to the conditions set forth in Section 5.03 and notwithstanding anything to the contrary in this Section 6.01, the Purchaser acknowledges and agrees that the Company may make a written request to the Purchaser for a Draw Down for an amount up to $15 million, it being understood that the Purchaser shall have no obligation to accept such Draw Down prior to the effective date of the Registration Statement.

Section 6.02        Aggregate Limit. Notwithstanding anything to the contrary herein, in no event may the Company issue a Draw Down Notice to the extent that the sale of Shares pursuant thereto and pursuant to all prior Draw Down Notices issued pursuant to Section 6.01 would cause the Company to sell or the Purchaser to purchase an aggregate number of Shares exceeding the Aggregate Limit. If the Company issues a Draw Down Notice that otherwise would permit the Purchaser to purchase a number of Shares which would cause the aggregate purchases by Purchaser hereunder to exceed the Aggregate Limit, such Draw Down Notice shall be void ab initio to the extent by which number of Shares issuable pursuant to such Draw Down Notice, together with the number of Shares purchased by the Purchaser pursuant hereto, would exceed the Aggregate Limit.

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ARTICLE VII
TERMINATION

Section 7.01        Term, Termination by Mutual Consent. Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) thirty-six (36) consecutive months from the Public Listing Date (the “Investment Period”); (ii) thirty-six (36) months from the Effective Date (as may be extended for the duration of the Investment Period if the Public Listing Date falls within such three (3) year period), (iii) the date the Purchaser shall have purchased the Aggregate Limit, and (iv) in the Company’s sole discretion at any time as long as the Company has issued or remains obligated to issue the Warrant on the Public Listing Date pursuant to Section 4.12(b) and to pay the Commitment Fee as required by Section 4.12(a). This Agreement may be terminated immediately at any time by mutual written consent of the Parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent; provided, however, that this Agreement shall not terminate until the Company has delivered to the Purchaser the number of Shares required to be delivered hereunder in accordance with the terms hereof, if any.

Section 7.02        Effect of Termination. In the event of termination by the Company or the Purchaser, the transactions contemplated by this Agreement shall be terminated without further action by either party, it being understood that the Warrant and Registration Rights Agreement shall not terminate and shall continue to survive in accordance with their respective terms. If this Agreement is terminated as provided in Section 7.01 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 7.01 and Section 9.09 hereof.

ARTICLE VIII
INDEMNIFICATION

Section 8.01        General Indemnity.

(a)         Indemnification by the Company. The Company will indemnify and hold harmless the Purchaser and each Person who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all attorneys’ fees) to which the Purchaser and each such controlling Person may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) (collectively, “Losses,” and each, a “Loss”) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement relating to the Shares being sold to the Purchaser (including any prospectus relating thereto), or any amendment or supplement to it, (ii) the omission or alleged omission to state in the Registration Statement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) breach of representation, warranty or covenant of the Company contained in this Agreement or any other Transaction Document, including a failure to deliver the Shares to the Purchaser by the deadline set forth in herein, whether or not such Losses are a result of a claim by a third party. Pursuant to Section 8.02 hereof, the Company will reimburse the Purchaser and each such controlling Person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Purchaser or such controlling Person in investigating, defending against, or preparing to defend against any such Loss.

(b)         Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any Losses that arise out of or are based upon (i) an untrue statement, alleged untrue statement, omission or alleged omission, included in the Registration Statement in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement, or (ii) the omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement, whether or not such Losses are as a result of a claim by a third party. Pursuant to Section 8.02 hereof, the Purchaser will reimburse the Company and each such director, officer or controlling Person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Company or the other Person in investigating, defending against, or preparing to defend against any such Loss.

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Section 8.02       Indemnification Procedures. Promptly after a Person receives notice of a claim or the commencement of an action for which the Person intends to seek indemnification under Section 8.01, the Person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding; provided, however, that failure to notify the indemnifying party will not relieve the indemnifying party from liability under Section 8.01, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding, the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding, the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Section 8.01, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party, and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action. If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in Section 8.01 as to which it is entitled to indemnification thereunder, each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of such loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of the Shares which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of such Shares, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.

ARTICLE IX
MISCELLANEOUS

Section 9.01        Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that the Company shall pay, on the Effective Date, all reasonable and documented attorneys’ fees and expenses incurred by the Purchaser up to $25,000 (less amounts paid by the Company to the Purchaser’s counsel prior to the date hereof in respect of this Agreement) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents. In addition, the Company shall pay all reasonable attorneys’ fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or any other Transaction Document. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto or the Warrant.

Section 9.02        Specific Enforcement, Consent to Jurisdiction.

(a)         The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any other Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions from any court of competent jurisdiction or arbitral authority to prevent or cure breaches of the provisions of this Agreement or any other Transaction Document by the other party and to enforce specifically the terms and provisions hereof; such right is in addition to any other remedy to which either party may be entitled by law or equity, without the necessity of posting a bond or other security or the burden of proving actual damages.

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(b)         All disputes, controversies or claims between the Parties arising out of or in connection with this agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate, the International Center for Dispute Resolution, in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

Section 9.03        Entire Agreement; Amendment. This Agreement and the other Transaction Documents represent the entire agreement of the Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by either party relative to the subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both Parties.

Section 9.04        Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing, delivered by electronic mail to the address designated below, and shall be effective on the date that the email is received. However, if the time of deemed receipt of any notice is not before 5:30 p.m. local time on a business day at the address of the recipient it is deemed to have been received at the commencement of business on the next business day. The address for such communications shall be:

If to the Company:	Critical Metals Corporation
Attn: Tony Sage
Email: tonys@criticalmetalscorp.com
If to GYBL:	GEM Yield Bahamas Ltd.
Attn: Christopher F. Brown, Manager
Email: cbrown@gemny.com
With a copy (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP
Attn: Boris Dolgonos
Email: bdolgonos@gibsondunn.com
If to the Purchaser:	GEM Global Yield LLC SCS
Attn: Christopher F. Brown, Manager
Email: cbrown@gemny.com
With a copy (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP
Attn: Boris Dolgonos
Email: bdolgonos@gibsondunn.com

Either party hereto may from time to time change its address for notices by giving at least 10 days’ advance written notice of such changed address to the other party hereto.

Section 9.05        Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement or any other Transaction Document shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement or any other Transaction Document may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

Section 9.06        Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.07        Successors and Assigns. Neither party may assign this Agreement or any other Transaction Document to any Person without the prior consent of the other party; provided that without the consent of the other, (i) the Company may assign its rights and obligations under this Agreement and other Transaction Documents to the Successor Company; (ii) the Purchaser may assign its rights and obligations under this Agreement or any other Transaction Document to an Affiliate of the Purchaser. Notwithstanding the foregoing, in the event of any transaction (including by way of merger, consolidation or otherwise), including the formation of any successor or other similar

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entity by the Company or a subsidiary, parent, or Affiliate thereof to facilitate, whether in connection with a Public Listing or otherwise, this Agreement and each other Transaction Document (including the Warrant) shall be automatically assigned to the Successor Company, and the Parties agree that the terms of this Agreement and such other Transaction Document shall be construed to give effect to such assignment, including, without limitation, that: (w) the term “Company” shall be construed as “Successor Company”; and (x) the term “Shares” shall be construed as the common shares of the Successor Company. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

Section 9.08        Governing Law; Waiver of Jury Trial.

(a)         This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions except Section 5-1401 of the New York General Obligations Law.

(b)         EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 9.09        Survival. The representations and warranties of the Company and the Purchaser contained in ARTICLE III and the covenants contained in ARTICLE IV shall survive the execution and delivery hereof until the termination of this Agreement, and the agreements and covenants set forth in ARTICLE VIII of this Agreement shall survive the execution and delivery hereof. The provisions of ARTICLE VIII (Indemnification) shall remain in full force and effect indefinitely notwithstanding any termination of this Agreement or other Transaction Document.

Section 9.10        Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other Parties hereto, it being understood that all Parties need not sign the same counterpart. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, such as www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.11        Publicity. Without the prior written consent of the Purchaser, which shall not unreasonably be withheld, delayed or conditioned, the Company may not issue a press release or otherwise make a public statement or announcement with respect to this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby or the existence of this Agreement or any other Transaction Document (including, without limitation, by filing a copy thereof with the Commission). In the event that the Company is required by applicable law, rules or regulations (including Principal Market rules or regulations) to issue a press release or otherwise make a public statement or announcement with respect to any of such matters, the Company shall use its commercially reasonable efforts to consult with the Purchaser on the form and substance of such press release or other disclosure.

Section 9.12        Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 9.13        Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and each other Transaction Document. Each Party hereby expressly agrees that, in the event that any action or determination of the Commission or other regulatory or governmental authority, or the refusal or failure of any other governmental approval, would or does prohibit or otherwise materially interfere with the ability of the Parties to effect the transactions contemplated by this Agreement in the manner contemplated by and described in it, each such Party shall use its good-faith best efforts to resolve and cure such condition,

Annex F-24

including, without limitation, by amending this Agreement to the extent necessary therefor. In addition, each Party acknowledges that this Agreement and the other Transaction Documents have been prepared on the assumption that the Principal Market will be a U.S. stock exchange, and that the Common Shares will be registered with the Commission pursuant to Section 12(b) or 12(g) of the Securities Act. In the event that the Principal Market is not a U.S. stock exchange, then the Parties will negotiate in good faith to amend the Transaction Documents to effect the economic consequences thereof while preserving each of their rights and obligations.

[Signature Page Follows]

Annex F-25

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

CRITCAL METALS CORP.
By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman
GEM GLOBAL YIELD LLC SCS
By:	/s/ Christopher F. Brown
Name:	Christopher F. Brown
Title:	Manager
GEM YIELD BAHAMAS LTD.
By:	/s/ Christopher F. Brown
Name:	Christopher F. Brown
Title:	Director

Annex F-26

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

[Included as Annex G to this proxy statement/prospectus]

Annex F-27

EXHIBIT B

FORM OF WARRANT

[Included as Annex H to this proxy statement/prospectus]

Annex F-28

EXHIBIT C

FORM OF COMPANY CLOSING CERTIFICATE

[***]

Annex F-29

EXHIBIT D

FORM OF COMPANY COMPLIANCE CERTIFICATE

[***]

Annex F-30

EXHIBIT E

SHARE PURCHASE AGREEMENT
FORM OF DRAW DOWN NOTICE

[***]

Annex F-31

EXHIBIT F

FORM OF CLOSING NOTICE

[***]

Annex F-32

Annex G

REGISTRATION RIGHTS AGREEMENT

July 4, 2023

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made and entered into as of the date first above written, by and among CRITICAL METALS CORP., a corporation incorporated under the laws of the British Virgin Islands whose registered office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Company”), GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll, L-1882 Luxembourg (“Purchaser”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas (“GYBL,” and together with Purchaser, the “Parties”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company has the right to place with Purchaser up to U.S. $125,000,000 worth of Common Shares, has agreed to issue a warrant that will give GYBL the right to purchase Common Shares upon a Public Listing, and has agreed to issue to GYBL a number of Common Shares in satisfaction of the Commitment Fee; and

WHEREAS, the Company has agreed, upon the terms and subject to the conditions of that certain Share Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), to induce the Purchaser to enter into the Purchase Agreement, to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Purchaser hereby agree as follows:

1.           Definitions.

As used in this Agreement, the following terms shall have the following meanings:

(a)         “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(b)         “Effective Date” means the date that the Registration Statement has been declared effective by the Commission or that it went effective pursuant to Section 8 of the Securities Act.

(c)         “Effectiveness Deadline” means with respect to the Registration Statement, the earlier of (A) the 45th calendar day after the date on which such Registration Statement is filed with the Commission (provided that in the event that the Commission provides comments to the Registration Statement, then the Company shall promptly inform the Investor thereof and shall resolve such comments as soon as possible, in consultation with the Investor and Legal Counsel) and (B) the fifth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be reviewed or will not be subject to further review, unless the Company is advised by the Commission that it will not accept an acceleration request for such Registration Statement but that it would not prevent such Registration Statement from becoming effective pursuant to Section 8 of the Securities Act, in which case the 25th calendar day after the Company is advised by the Commission that it will not accept an acceleration request for such Registration Statement but that it would not prevent such Registration Statement from becoming effective pursuant to Section 8 of the Securities Act.

(d)         “Filing Deadline” means with respect to the Registration Statement, the 30th (thirtieth) calendar day after the Public Listing Date.

Annex G-1

(e)         “Investor” means the Purchaser, GYBL, and any transferee or assignee thereof to which either of Purchaser or GYBL assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9 and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9.

(f)          “Legal Counsel” means legal counsel designated by Investor to review and oversee the Registration Statement and all New Registration Statements on Investors’ behalf.

(g)         “Person” means any person or entity including but not limited to any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

(h)         “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more registration statements of the Company in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such registration statement(s) by the United States Securities and Exchange Commission (the “Commission”).

(i)          “Registrable Securities” mean all of (i) the Shares which have been, or which may from time to time be, issued or issuable to the Investor pursuant to the Purchase Agreement; (ii) the Shares which have been, or which may from time to time be, issued or issuable pursuant to the Warrant; (iii) the Shares which may from time to time be, issued or issuable pursuant to Section 4.12(d) and 4.12(e)(i) of the Purchase Agreement; and (iv) any securities issued or issuable upon any share split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided that the Shares shall cease to be Registrable Securities upon a sale pursuant to a Registration Statement or Rule 144 under the Securities Act.

(j)          “Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act covering the resale by the Investor of Registrable Securities, as such registration statement or registration statements may be amended and supplemented from time to time (including pursuant to Rule 462(b) under the Securities Act), including all documents filed as part thereof or incorporated by reference therein.

(k)         “Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the Commission that may at any time permit the Investor to sell securities of the Company to the public without registration.

(l)          “Rule 415” means Rule 415 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the Commission providing for offering securities on a delayed or continuous basis.

2.           Registration.

(a)         Mandatory Registration. The Company shall prepare and, as soon as practicable, but in no event later than the Filing Deadline, file with the Commission an initial Registration Statement on Form S-1, F-1, S-3 or F-3, or such other form or forms as may be reasonably acceptable to the Investor and Legal Counsel, covering the resale by the Investor of Registrable Securities. The Registration Statement shall register with the Commission for resale all of the Registrable Securities. The Investor and Legal Counsel shall have a reasonable opportunity to review and comment upon such Registration Statement or amendment to such Registration Statement and any related prospectus prior to its filing with the Commission. The Investor shall furnish all information reasonably requested by the Company for inclusion therein. The Company shall use its reasonable best efforts to have the Registration Statement or amendment declared effective by the Commission prior to the Effectiveness Deadline. Subject to Allowable Grace Periods (as defined herein below), the Company shall use reasonable best efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act and available for sales of all of the Registrable Securities at all times until the date as of which the Investor no longer owns any Registrable Securities (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding anything to the contrary stated herein,

Annex G-2

in addition to any other remedies available at law or equity or as set forth herein, in the Purchase Agreement or otherwise, if (i) the Company shall have failed to file the Registration Statement by the Filing Deadline or (ii) the Registration Statement is not declared effective by the Effectiveness Deadline, in each case, for any reason or no reason, then the Company shall pay to Purchaser or its designee an amount equal to $10,000 for each day following the Filing Deadline or Effectiveness Deadline, as applicable, until the Registration Statement has been filed with the Commission or the Registration Statement has been declared effective, as applicable.

(b)         Rule 424 Prospectus. The Company shall, as required by applicable securities regulations, from time to time file with the Commission, pursuant to Rule 424 promulgated under the Securities Act, the prospectus, amendments and prospectus supplements, if any, to be used in connection with offers and sales of the Registrable Securities under the Registration Statement. The Investor and Legal Counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the Commission. The Investor shall use its reasonable best efforts to comment upon such prospectus within two Trading Days from the date the Investor receives the proposed final version of such prospectus.

(c)         Sufficient Number of Shares Registered. In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, the Company shall file one or more additional Registration Statements (each a “New Registration Statement”), so as to cover all of such Registrable Securities as soon as practicable, but in any case not later than twenty (20) Trading Days after the necessity therefor arises. The Company shall use it reasonable best efforts to cause each such New Registration Statement to become effective as soon as practicable following the filing thereof.

(d)         Piggyback Registrations. Without limiting any of the Company’s obligations hereunder or under the Purchase Agreement, if there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than on Form S-8 (as promulgated under the Securities Act) or its equivalent relating to equity securities to be issued solely in connection with equity securities issuable in connection with the Company’s option or other employee benefit plans), then the Company shall deliver to the Investor a written notice of such determination and, if within five days after the date of the delivery of such notice, the Investor shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities the offer and sale of which the Investor requests to be registered.

(e)         No Inclusion of Other Securities. In no event shall the Company include any securities other than Registrable Securities on any Registration Statement pursuant to Section 2(a) or 2(c) without the prior written consent of the Investor.

(f)          Offering. If the staff of the Commission (the “Staff”) or the Commission seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Investor on a delayed or continuous basis under Rule 415 at then-prevailing market prices (and not fixed prices) (or as otherwise may be acceptable to the Investor), or if after the filing of the initial Registration Statement with the Commission pursuant to Section 2(a), the Company is otherwise required by the Staff or the Commission to reduce the number of Registrable Securities included in such initial Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such initial Registration Statement (with the prior consent of the Investor and Legal Counsel as to the specific Registrable Securities to be removed therefrom, which consent shall not be unreasonably withheld, delayed, denied, or conditioned) until such time as the Staff and the Commission shall so permit such Registration Statement to become effective and be used as aforesaid. Notwithstanding anything in this Agreement to the contrary, if after giving effect to the actions referred to in the immediately preceding sentence, the Staff or the Commission does not permit such Registration Statement to become effective and be used for resales by the Investor on a delayed or continuous basis under Rule 415 at then-prevailing market prices (and not fixed prices) (or as otherwise may be acceptable to the Investor), the Company shall not request acceleration of the Effective Date of such Registration Statement and, in its sole and absolute discretion, may take such steps as may be required for such Registration Statement to become effective pursuant to Section 8 of the Securities Act. If not, the Company shall promptly (but in no event later than 48 hours) request the withdrawal of such Registration Statement pursuant to Rule 477 under the Securities Act, and the Effectiveness Deadline shall automatically be deemed to have elapsed with respect to such Registration Statement at such time as the Staff or the Commission has

Annex G-3

made a final and non-appealable determination that the Commission will not permit such Registration Statement to be so utilized (unless prior to such time the Company and the Investor have received assurances from the Staff or the Commission reasonably acceptable to Legal Counsel that a new Registration Statement filed by the Company with the Commission promptly thereafter may be so utilized). In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall file additional Registration Statements in accordance with Section 2(c) until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the prospectus contained therein is available for use by the Investor.

3.        Related Obligations. With respect to the Registration Statement and whenever any Registrable Securities are to be registered pursuant to Section 2 including on any New Registration Statement, the Company shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

(a)         The Company shall prepare and file with the Commission such amendments (including post-effective amendments) and supplements to any registration statement and any prospectus and prospectus supplement used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement or any New Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.

(b)The Company shall permit the Investor to review and comment upon the Registration Statement or any New Registration Statement and all amendments and supplements thereto at least two Trading Days prior to their filing with the Commission, and not file any document in a form to which Investor reasonably objects. The Investor shall use its reasonable best efforts to comment upon the Registration Statement or any New Registration Statement and any amendments or supplements thereto within two (2) Trading Days from the date the Investor receives the final version thereof. The Company shall furnish to the Investor, without charge, any correspondence from the Commission or the staff of the Commission to the Company or its representatives relating to the Registration Statement or any New Registration Statement.

(c)Upon request of the Investor, the Company shall furnish to the Investor, (i) promptly after the same is prepared and filed with the Commission, at least one copy of such registration statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; (ii) upon the effectiveness of any registration statement, a copy of the prospectus included in such registration statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request); and (iii) such other documents, including copies of any preliminary or final prospectus, as the Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by the Investor. For the avoidance of doubt, any filing available to the Investor via the Commission’s live EDGAR system shall be deemed “furnished to the Investor” hereunder.

(d)         The Company shall use reasonable best efforts to (i) register and qualify the Registrable Securities covered by a registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests; (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period; (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period; and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

Annex G-4

(e)         As promptly as practicable after becoming aware of such event or facts, the Company shall notify the Investor in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to the Investor (or such other number of copies as the Investor may reasonably request). The Company shall also promptly notify the Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a registration statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Investor by email on the same day of such effectiveness); (ii) of any request by the Commission for amendments or supplements to any registration statement or related prospectus or related information; and (iii) of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate.

(f)          The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(g)          The Company shall (i) cause all the Registrable Securities to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange; or (ii) secure designation and quotation of all the Registrable Securities on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section.

(h)Upon the Investor’s written request, the Company shall cooperate with the Investor to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to any registration statement and enable such certificates to be in such denominations or amounts as the Investor may reasonably request and registered in such names as the Investor may request.

(i)           The Company shall at all times maintain the services of a transfer agent and registrar with respect to its Common Shares.

(j)           If reasonably requested by the Investor, the Company shall (i) immediately incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably believes should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any registration statement.

(k)          The Company shall use its reasonable best efforts to cause the Registrable Securities covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

(l)           Within three Trading Days after any registration statement which includes the Registrable Securities is declared effective by the Commission, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investor) confirmation that such registration statement has been declared effective by the Commission in the form attached hereto as Exhibit A. Thereafter, if requested by the Purchaser at any time, the Company shall require its counsel to deliver to the Purchaser a written confirmation whether or not the effectiveness of such registration statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the registration statement is current and available to the Purchaser for sale of all of the Registrable Securities.

(m)        The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by the Investor of Registrable Securities pursuant to any registration statement, including participating in customary due diligence sessions with underwriters of the Registrable Securities (in the case of an underwritten offering) and engaging counsel and independent auditors to provide customary legal opinions (including disclosure letters) and comfort letters, respectively.

Annex G-5

(n)          Notwithstanding anything to the contrary herein (but subject to the last sentence of this Section 3(n)), at any time after the Effective Date of a particular Registration Statement, the Company may delay the disclosure of material, non-public information concerning the Company or any of its Subsidiaries the disclosure of which at the time is not, in the good-faith opinion of the board of directors of the Company, in the best interest of the Company, nor, in the opinion of counsel to the Company, otherwise required (a “Grace Period”); provided, however, that the Company shall promptly, but in no event later than 9:30 a.m. (New York City time) on the second Trading Day immediately prior to the commencement of any Grace Period (except for such case where it is impossible to provide such two-Trading Day advance notice, in which case the Company shall provide such notice as soon as possible), notify the Investor in writing of the (i) existence of material, non-public information giving rise to a Grace Period (provided that in each such notice the Company shall not disclose the content of such material, non-public information to the Investor) and the date on which such Grace Period will begin and (ii) date on which such Grace Period ends; provided, further, that (I) no Grace Period shall exceed 20 consecutive Trading Days, and during any 365-day period, all such Grace Periods shall not exceed an aggregate of 60 Trading Days; provided, further, that the Company shall not register any securities for the account of itself or any other shareholder during any such Grace Period, (II) the first day of any Grace Period must be at least three Trading Days (or such shorter period as may be agreed by the Parties) after the last day of any prior Grace Period and (III) no Grace Period may exist during (A) the first 10 consecutive Trading Days after the Effective Date of the particular Registration Statement or (B) the five-Trading Day period following each Settlement Date (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, such Grace Period shall begin on and include the date set forth in the notice referred to in clause (i) above, provided that such notice is received by the Investor not later than 9:30 a.m. (New York City time) on the second Trading Day immediately prior to such commencement date (except for such case where it is impossible to provide such two-Trading Day advance notice, in which case the Company shall provide such notice as soon as possible) and shall end on and include the later of the date the Investor receives the notice referred to in clause (ii) above and the date referred to in such notice. The provisions of Section 3(j) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of each Grace Period, the Company shall again be bound by the first sentence of Section 3(e) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary contained in this Section 3(n), the Company shall cause its transfer agent to deliver unlegended Common Shares to a transferee of the Investor in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which the Investor has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, prior to the Investor’s receipt of the notice of a Grace Period and for which the Investor has not yet settled.

4.           Obligations of the Investor.

(a)At least five Business Days prior to the first anticipated filing date of each Registration Statement, the Company shall notify the Investor in writing of the information the Company reasonably requires from the Investor in connection with any registration statement hereunder. The Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

(b)         The Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of each Registration Statement hereunder, unless the Investor has notified the Company in writing of the Investor’s election to exclude all of the Investor’s Registrable Securities from such Registration Statement.

(c)         The Investor agrees that, upon receipt of any notice from the Company of the happening of any event or existence of facts of the kind described in Section 3(f) or the first sentence of Section 3(e), the Investor will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until the Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) or the first sentence of Section 3(e). Notwithstanding anything to the contrary, the Company shall cause its transfer agent to promptly deliver Common Shares without any restrictive legend in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(f) or the first sentence of Section 3(e) and for which the Investor has not yet settled.

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5.           Expenses and Fees.

(a)         All reasonable expenses, other than sales or brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, FINRA filing fees (if any) and fees and disbursements of counsel for the Company, if any, shall be paid by the Company.

(b)         The Company shall pay the fees and expenses of the Legal Counsel in connection with the review and overseeing the Registration Statement and all New Registration Statements on Investors’ behalf, subject to a maximum fee of $20,000 per Registration Statement and any New Registration Statement.

6.           Indemnification.

(a)          To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the Investor, each Person, if any, who controls the Investor, the members, directors, officers, shareholders, partners, employees, agents, advisors, representatives of the Investor and each Person, if any, who controls the Investor within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, contingencies, costs (including, without limitation, court costs, reasonable attorneys’ fees, costs of defense and investigation), attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the Commission, whether pending or threatened, whether or not an indemnified party is or may be a party thereto, whether or not arising from a claim by a third party (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, any New Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the any prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the Commission) or in any prospectus supplement or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement or any New Registration Statement or (iv) any material violation by the Company of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). The Company shall reimburse each Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section (a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information about the Investor furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement, any New Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e); (ii) with respect to any superseded prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, if such revised prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e), and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it; (iii) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant

Annex G-7

to Section 3(c) or Section 3(e); and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investor pursuant to Section 9.

(b)In connection with the Registration Statement or any New Registration Statement, the Investor agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement or any New Registration Statement, each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (collectively and together with an Indemnified Person, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information about the Investor furnished to the Company by the Investor expressly for use in connection with such registration statement; and, subject to Section 6(d), the Investor will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Investor, which consent shall not be unreasonably withheld; provided, further, however, that the Investor shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to the Investor as a result of the sale of Registrable Securities pursuant to such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investor pursuant to Section 9.

(c)Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6 deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d)The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

Annex G-8

(e)The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7.           Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8.           Reports and Disclosures under the Securities Acts.

With a view to making available to the Investor the benefits of Rule 144, the Company agrees, at the Company’s sole expense, to:

(a)         make and keep public information available, as those terms are understood and defined in Rule 144;

(b)         file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

(c)         furnish to the Investor so long as the Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting and/ or disclosure provisions of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration (for the avoidance of doubt, any filing available to the Investor via the Commission’s live EDGAR system shall be deemed “furnished to the Investor” hereunder); and

(d)         take such additional action as is requested by the Investor to enable the Investor to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Company’s transfer agent as may be requested from time to time by the Investor and otherwise reasonably cooperate with Investor and Investor’s broker to effect such sale of securities pursuant to Rule 144.

The Company agrees that damages may be an inadequate remedy for any breach of the terms and provisions of this Section 8 and that Investor shall, whether or not it is pursuing any remedies at law, be entitled to equitable relief in the form of a preliminary or permanent injunction, without having to post any bond or other security, upon any breach or threatened breach of any such terms or provisions. Investor agrees that the Rule 144 rights under this Agreement are subject to the delivery by the Investor of a bona fide fair market offer for a licensing or funding opportunity pursuant to the Purchase Agreement.

9.           Assignment of Registration Rights. None of the Parties may assign this Agreement or any other Transaction Document to any Person without the prior consent of the others; provided that without the consent of the other, (i) the Company may assign its rights and obligations under this Agreement and other Transaction Documents to the Successor Company; (ii) the Purchaser may assign its rights and obligations under this agreement to an Affiliate of the Purchaser. In the event of a Reverse Merger Transaction, the Company’s rights and obligations under this Agreement shall be automatically assigned to the Successor Company, and the Parties agree that the terms of this Agreement shall be construed to give effect to such assignment.

10.              Amendment of Registration Rights. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the mutual written consent of the Company and the Investor. Failure of any Party to exercise any right or remedy under this Agreement or otherwise, or delay by a Party in exercising such right or remedy, shall not operate as a waiver thereof.

Annex G-9

11.         Miscellaneous.

(a)         A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

(b)         Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered upon receipt, when delivered by electronic mail, return receipt requested, properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:	Critical Metals Corporation Attn: Tony Sage Email: tonys@criticalmetalscorp.com
If to GYBL:	GEM Yield Bahamas Ltd. Attn: Cristopher F. Brown, Director Email: cbrown@gemny.com
With a copy (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP Attn: Boris Dolgonos Email: bdolgonos@gibsondunn.com
If to the Purchaser:	GEM Global Yield LLC SCS Attn: Christopher F. Brown, Manager Email: cbrown@gemny.com
With a copy (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP Attn: Boris Dolgonos Email: bdolgonos@gibsondunn.com or at such other address and/or email address and/or to the attention of such other person as the recipient Party has specified by written notice given to each other Party three (3) Trading Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, or (B) mechanically or electronically generated by the sender’s computer or email service containing the time, date, recipient email address and text of such transmission shall be rebuttable evidence of personal service or receipt.

(c)         Failure of any Party to exercise any right or remedy under this Agreement or otherwise, or delay by a Party in exercising such right or remedy, shall not operate as a waiver thereof.

(d)         This Agreement shall be governed by the internal laws of the State of New York, without giving effect to the choice of law provisions except Section 5-1401 of the New York General Obligations Law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e)         All disputes, controversies or claims between the Parties arising out of or in connection with this Agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate the International Center for Dispute Resolution in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

(f)          This Agreement and the Purchase Agreement constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings among the Parties hereto with respect to the subject matter hereof and thereof.

Annex G-10

(g)         Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the Parties hereto.

(h)         The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i)          This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a Party, may be delivered to the other Party hereto by email in a “pdf” format data file of a copy of this Agreement bearing the signature of the Party so delivering this Agreement.

(j)          Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)         The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

(l)          Pursuant to Section 9.13 of the Purchase Agreement, in the event that the Principal Market is not a U.S. stock exchange, then the Parties will negotiate in good faith to amend the Transaction Documents, including this Agreement, to effect the economic consequences thereof while preserving each of their rights and obligations.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Annex G-11

IN WITNESS WHEREOF, the Parties have caused this Registration Rights Agreement to be duly executed as of day and year first above written.

THE COMPANY:
CRITICAL METALS CORP.
By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman
PURCHASER:
GEM GLOBAL YIELD LLC SCS
By:	/s/ Christopher F. Brown
Name:	Christopher F. Brown
Title:	Manager
GEM YIELD BAHAMAS LIMITED
By:	/s/ Christopher F. Brown
Name:	Christopher F. Brown
Title:	Director

[Signature Page to Registration Rights Agreement]

Annex G-12

EXHIBIT A

FORM OF NOTICE OF EFFECTIVENESS OF REGISTRATION STATEMENT

[TRANSFER AGENT]
Attn:

Re: CRITICAL METALS CORPORATION

Ladies and Gentlemen:

We are counsel CRITICAL METALS CORP., a corporation incorporated under the laws of the British Virgin Islands whose registered office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Company”), and have represented the Company in connection with that certain private placement of shares (the “Offering”), pursuant to which the Company issued to GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg (the “Investor”) ________________ shares of common stock (the “Shares”).

Pursuant to the Offering, the Company also has entered into a Registration Rights Agreement with the Investor (the “Registration Rights Agreement”) pursuant to which the Company agreed, among other things, to register the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the Company’s obligations under the Registration Rights Agreement, on ________________, the Company filed a Registration Statement on Form ________________ (File No. 333-) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the Registrable Securities which names the Investor as a selling shareholder thereunder.

In connection with the foregoing, we advise you that a member of the Commission’s staff has advised us by ________________ that the Commission has entered an order declaring the Registration Statement effective under the Securities Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS], and we have no knowledge that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the Commission. Thus, the Registrable Securities are available for resale under the Securities Act pursuant to the Registration Statement.

Very truly yours,

By:
Name:
Title:

cc: Investor

Annex G-13

Annex H

NEITHER THE SECURITIES REPRESENTED HEREBY NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF

CRITICAL METALS CORP.

Expires: The date that is the third anniversary of the Public Listing Date

No. of Shares:

Date of Issuance:

FOR VALUE RECEIVED, the undersigned, CRITICAL METALS CORP., a corporation incorporated under the laws of the British Virgin Islands whose registered office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (together with its successors and assigns, the “Issuer” and the “Company”), hereby certifies that GEM Yield Bahamas Limited (“GEM”) or its assigns is entitled to subscribe for and purchase, during the Term (as hereinafter defined), in accordance with the terms of this Warrant, up to            Shares, at an exercise price of $          per Share; provided that, on the first anniversary following the Public Listing Date (the “Adjustment Date”), if all or any portion of this Warrant remains unexercised and the average closing price of the Common Shares for the 10 Trading Days following the Adjustment Date is less than 90% of the then current exercise price of this Warrant (the “Baseline Price”), then the exercise price of this Warrant shall be adjusted to 105% of the Baseline Price. Capitalized terms used in this Warrant shall have the respective meanings specified in Section 8 hereof, and capitalized terms used but not defined in this Warrant have the meanings given them in the Purchase Agreement. This Warrant is issued in accordance with, and subject to, the terms and conditions of the Purchase Agreement.

1.           Term. The Holder may exercise this Warrant for a period which shall commence on the Public Listing Date, and shall expire at 6:00 p.m., Eastern Time, on the date that is the third anniversary of the Public Listing Date (such period being the “Term”).

2.           Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.

(a)         Time of Exercise. The purchase rights represented by this Warrant may be exercised in whole or in part during the Term.

(b)         Method of Exercise. The Holder hereof may exercise this Warrant, in whole or in part, by the surrender of this Warrant (with the exercise form attached hereto), duly executed at the principal office of the Issuer, and by the payment to the Issuer of an amount of consideration therefor equal to the Warrant Price in effect on the date of such exercise multiplied by the number of Warrant Shares with respect to which this Warrant is then being exercised, payable at such Holder’s election (i) by certified or official bank check or by wire transfer to an account designated by the Issuer, (ii) by “cashless exercise” in accordance with the provisions Section 2(c) below, or (iii) by a combination of the foregoing methods of payment selected by the Holder of this Warrant.

Annex H-1

(c)         Cashless Exercise.

(i)          Notwithstanding any provisions herein to the contrary, if the Per Share Market Value of one Common Share is greater than the Warrant Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may exercise this Warrant by a cashless exercise and shall receive the number of Common Shares equal to an amount (as determined below) by surrender of this Warrant at the principal office of the Issuer together with the properly endorsed notice of exercise, in which event the Issuer shall issue to the Holder a number of Common Shares computed using the following formula:

X = Y - (A)(Y)
B
Where	X =	the number of Common Shares to be issued to the Holder.
	Y =	the number of Common Shares purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.
	A =	the Warrant Price.
	B =	the Per Share Market Value of one Common Share.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for such shares shall be deemed to have commenced, on the date this Warrant was originally issued.

(d)         Issuance of Shares. In the event of any exercise of this Warrant in accordance with and subject to the terms and conditions hereof, certificates for the Warrant Shares so purchased shall be dated the date of such exercise and delivered to the Holder hereof within a reasonable time, not exceeding five Trading Days after such exercise (the “Delivery Date”), unless the Common Shares are then uncertificated, in which case the Warrant Shares shall be registered in book-entry form in the name of the Holder, or, at the request of the Holder (provided that a registration statement under the Securities Act providing for the resale of the Warrant Shares is then in effect or that the Warrant Shares are otherwise exempt from registration), issued and delivered to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) within a reasonable time, not exceeding three (3) Trading Days after such exercise, and the Holder hereof shall be deemed for all purposes to be the holder of the Warrant Shares so purchased as of the date of such exercise. Notwithstanding the foregoing to the contrary, the Issuer or its transfer agent shall be obligated to issue and deliver the shares to the DTC on a holder’s behalf via DWAC only if such exercise is in connection with a sale or other exemption from registration by which the shares may be issued without a restrictive legend and the Issuer and its transfer agent are participating in DTC through the DWAC system. The Holder shall deliver this original Warrant, or an indemnification reasonably acceptable to the Issuer undertaking with respect to such Warrant in the case of its loss, theft or destruction, at such time that this Warrant is fully exercised. This Warrant shall be exercisable, either in its entirety or, from time to time, for part only of the number of Warrant Shares referenced by this Warrant. If this Warrant is submitted in connection with any partial exercise and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the actual number of Warrant Shares being acquired upon such exercise, then the Company shall, as soon as practicable, and in no event later than five Business Days after any exercise, and at its own expense, issue a new Warrant of like tenor representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. With respect to partial exercises of this Warrant, the Issuer shall keep written records for the Holder of the number of Warrant Shares exercised as of each date of exercise.

(e)          Compensation for Buy-In on Failure to Timely Deliver Shares upon Exercise. In addition to any other rights available to the Holder, if the Issuer fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares or register such Warrant Shares in book-entry form in the name of the holder, as applicable, pursuant to an exercise on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Issuer shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price

Annex H-2

(including brokerage commissions, if any) for the Common Shares so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Issuer was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of Common Shares that would have been issued had the Issuer timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Common Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Issuer shall be required to pay the Holder $1,000. The Holder shall provide the Issuer written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Issuer. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Issuer’s failure to timely deliver certificates representing Common Shares or register such Warrant Shares in book-entry form in the name of the holder, as applicable, upon exercise of this Warrant as required pursuant to the terms hereof.

(f)          Transferability of Warrant. This Warrant may be transferred by a Holder, in whole or in part, without the prior written consent of the Issuer, (i) at any time, to an Affiliate of the Holder, or (ii) at any time following the Public Listing Date, to any Person. If transferred pursuant to this paragraph, this Warrant may be transferred on the books of the Issuer by the Holder hereof in person or by duly authorized attorney, upon surrender of this Warrant at the principal office of the Issuer, properly endorsed (by the Holder executing an assignment in the form attached hereto) and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. This Warrant is exchangeable at the principal office of the Issuer for Warrants to purchase the same aggregate number of Warrant Shares, each new Warrant to represent the right to purchase such number of Warrant Shares as the Holder hereof shall designate at the time of such exchange. All Warrants issued on transfers or exchanges shall be dated the date hereof and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(g)         Continuing Rights of Holder. The Issuer will, at the time of, or at any time after, each exercise of this Warrant, upon the request of the Holder hereof, acknowledge in writing the extent, if any, of its continuing obligation to afford to such Holder all rights to which such Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided that if any such Holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Issuer to afford such rights to such Holder.

(h)         Compliance with Securities Laws.

( )                 The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

(ii)         Except as provided in paragraph (iii) below, this Warrant and all certificates representing Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:

NEITHER THE SECURITIES REPRESENTED HEREBY NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.

Annex H-3

(iii)        The Issuer agrees to reissue this Warrant or certificates representing any of the Warrant Shares, without the legend set forth above if at such time, prior to making any transfer of any such securities, the Holder shall give written notice to the Issuer describing the manner and terms of such transfer. Such proposed transfer will not be effected until: (a) either (i) the Issuer has received an opinion of counsel reasonably satisfactory to the Issuer, to the effect that the registration or qualification of such securities under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act or state securities laws covering such proposed disposition has been filed by the Issuer with the Securities and Exchange Commission and has become effective under the Securities Act and the securities have been qualified under state securities laws, (iii) the Issuer has received other evidence reasonably satisfactory to the Issuer that such registration and qualification under the Securities Act and state securities laws are not required, or (iv) the Holder provides the Issuer with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Issuer has received an opinion of counsel reasonably satisfactory to the Issuer, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Issuer will respond to any such notice from a holder within five Trading Days. In the case of any proposed transfer under this Section 2(h), the Issuer will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Issuer. The restrictions on transfer contained in this Section 2(h) shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other Section of this Warrant. Whenever a certificate representing the Warrant Shares is required to be issued to a the Holder without a legend, in lieu of delivering physical certificates representing the Warrant Shares, the Issuer shall cause its transfer agent to electronically transmit the Warrant Shares to the Holder by crediting the account of the Holder or Holder’s prime broker with DTC through its DWAC system (to the extent not inconsistent with any provisions of this Warrant or the Purchase Agreement).

(i)          Accredited Investor Status. In no event may the Holder exercise this Warrant in whole or in part unless the Holder is an “accredited investor” as defined in Regulation D under the Securities Act.

3.           Shares Fully Paid; Reservation and Listing of Shares; Covenants.

(a)         Shares Fully Paid; Reservation. The Issuer represents, warrants, covenants and agrees that all Warrant Shares which may be issued upon the exercise of this Warrant or otherwise hereunder will, when issued in accordance with the terms of this Warrant, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by or through the Issuer. The Issuer further covenants and agrees that during the period within which this Warrant may be exercised, the Issuer will at all times have authorized and reserved for the purpose of the issuance upon exercise of this Warrant a number of authorized but unissued Common Shares equal to at least one hundred fifty (150%) of the number of Common Shares issuable upon exercise of this Warrant without regard to any limitations on exercise.

(b)         Registration; Listing. If any Common Shares required to be reserved for issuance upon exercise of this Warrant or as otherwise provided hereunder require registration or qualification with any Governmental Authority under any federal or state law before such shares may be so issued, the Issuer will in good faith use its best efforts as expeditiously as possible at its expense to cause such shares to be duly registered or qualified. If the Issuer shall list any Common Shares on any securities exchange or market it will, at its expense, list thereon, and maintain and increase when necessary such listing, of, all Warrant Shares from time to time issued upon exercise of this Warrant or as otherwise provided hereunder (provided that such Warrant Shares have been registered pursuant to a registration statement under the Securities Act then in effect), and, to the extent permissible under the applicable securities exchange rules, all unissued Warrant Shares which are at any time issuable hereunder, so long as any Common Shares shall be so listed. The Issuer will also so list on each securities exchange or market, and will maintain such listing of, any other securities which the Holder of this Warrant shall be entitled to receive upon the exercise of this Warrant if at the time any securities of the same class shall be listed on such securities exchange or market by the Issuer.

Annex H-4

(c)         Covenants. The Issuer shall not by any action including, without limitation, amending the Certificate of Incorporation or the by-laws of the Issuer, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder hereof. Without limiting the generality of the foregoing, the Issuer will (i) not permit the par value, if any, of its Common Shares to exceed the then effective Warrant Price, (ii) not amend or modify any provision of the Certificate of Incorporation or by-laws of the Issuer in any manner that would adversely affect the rights of the Holder, (iii) take all such action as may be reasonably necessary in order that the Issuer may validly and legally issue fully paid and nonassessable Common Shares, free and clear of any liens, claims, encumbrances and restrictions (other than as provided herein) upon the exercise of this Warrant, and (iv) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be reasonably necessary to enable the Issuer to perform its obligations under this Warrant.

(d)         Loss, Theft, Destruction of Warrant. Upon receipt of evidence satisfactory to the Issuer of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Issuer or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Issuer will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the number of Common Shares remaining available upon exercise of the Warrant which has been lost, stolen, destroyed or mutilated.

(e)         Payment of Taxes. The Issuer will pay all transfer and issuance taxes attributable to the preparation, issuance and delivery of this Warrant (and any replacement Warrants) including, without limitation, all documentary and stamp taxes attributable to the initial issuance of the Warrant Shares issuable upon exercise of this Warrant; provided, however, that the Issuer shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates representing Warrant Shares or registration of such Warrant Shares in book-entry form, as applicable, in a name other than that of the Holder in respect to which such shares are issued.

4.           Adjustment of Warrant Price. The price at which such Warrant Shares may be purchased upon exercise of this Warrant and/or the number of Warrant Shares issuable shall be subject to adjustment from time to time as set forth in this Section 4. The Issuer shall give the Holder notice of any event described below which requires an adjustment pursuant to this Section 4 in accordance with the notice provisions set forth in Section 5.

(a)         Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale. In the event that the Holder has elected not to exercise this Warrant prior to the consummation of a Change of Control, so long as the Surviving Corporation pursuant to any Change of Control is a company that has a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, and its common shares are listed or quoted on a U.S. national securities exchange, the Surviving Corporation and/or each Person (other than the Issuer) which may be required to deliver any Securities, cash or property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder of this Warrant, (A) the obligations of the Issuer under this Warrant, including, without limitation, those under the Registration Rights Agreement (as defined below) (and if the Issuer shall survive the consummation of such Change of Control, such assumption shall be in addition to, and shall not release the Issuer from, any continuing obligations of the Issuer under this Warrant), and (B) the obligation to deliver to such Holder such Securities, cash or property as, in accordance with the foregoing provisions of this Section 4(a), such Holder shall be entitled to receive, and the Surviving Corporation and/or each such Person shall have similarly delivered to such Holder an opinion of counsel for the Surviving Corporation and/or each such Person, which counsel shall be reasonably satisfactory to such Holder, or in the alternative, a written acknowledgement executed by the President or Chief Financial Officer of the Issuer, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this Section 4(a)) shall be applicable to the Securities, cash

Annex H-5

or property which the Surviving Corporation and/or each such Person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto. If following such a Change of Control, the Surviving Corporation does not have a registered class of equity securities and common shares listed on a U.S. national securities exchange as described in the first sentence of this Section 4(a), then the Holder shall be entitled to receive compensation in accordance with the terms of Section 4.13 of the Purchase Agreement.

(b)         Share Dividends, Subdivisions and Combinations. If at any time the Issuer shall:

(i)          make or issue or set a record date for the holders of the Common Shares for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Shares,

(ii)         subdivide its outstanding Common Shares into a larger number of Common Shares, or

(iii)        combine its outstanding Common Shares into a smaller number of Common Shares,

then (1) the number of Common Shares for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of Common Shares which a record holder of the same number of Common Shares for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (2) the Warrant Price then in effect shall be adjusted to equal (A) the Warrant Price then in effect multiplied by the number of Common Shares for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of Common Shares for which this Warrant is exercisable immediately after such adjustment.

(c)         Certain Other Distributions. If at any time the Issuer shall make or issue or set a record date for the holders of the Common Shares for the purpose of entitling them to receive any dividend or other distribution of:

(i)          cash,

(ii)         any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash, Common Share Equivalents or Additional Common Shares), or

(iii)        any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash, Common Share Equivalents or Additional Common Shares), then (1) the number of Common Shares for which this Warrant is exercisable shall be adjusted to equal the product of the number of Common Shares for which this Warrant is exercisable immediately prior to such adjustment multiplied by a fraction (A) the numerator of which shall be the Per Share Market Value of Common Shares at the date of taking such record and (B) the denominator of which shall be such Per Share Market Value minus the amount allocable to one share of Common Shares of any such cash so distributable and of the fair value (as determined in good faith by the Board of Directors of the Issuer and supported by an opinion from an investment banking firm mutually agreed upon by the Issuer and the Holder) of any and all such evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights so distributable, and (2) the Warrant Price then in effect shall be adjusted to equal (A) the Warrant Price then in effect multiplied by the number of Common Shares for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of Common Shares for which this Warrant is exercisable immediately after such adjustment. A reclassification of the Common Shares (other than a change in par value, or from par value to no par value or from no par value to par value) into Common Shares and shares of any other class of stock shall be deemed a distribution by the Issuer to the holders of its Common Shares of such shares of such other class of stock within the meaning of this Section 4(c) and, if the outstanding Common Shares shall be changed into a larger or smaller number of Common Shares as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Common Shares within the meaning of Section 4(b).

Annex H-6

(d)         Issuance of Additional Common Shares. In the event the Issuer shall at any time following the Public Listing Date issue any Additional Common Shares (otherwise than as provided in the foregoing subsections (b) through (c) of this Section 4), at a price per share less than the Warrant Price then in effect or without consideration, then the Warrant Price upon each such issuance shall be adjusted to the price equal to the consideration per share paid for such Additional Common Shares.

(e)         Issuance of Common Share Equivalents. In the event the Issuer shall at any time following the Public Listing Date take a record of the holders of its Common Shares for the purpose of entitling them to receive a distribution of, or shall in any manner (whether directly or by assumption in a merger in which the Issuer is the surviving corporation) issue or sell, any Common Share Equivalents, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Shares are issuable upon such conversion or exchange shall be less than the Warrant Price in effect immediately prior to the time of such issue or sale, or if, after any such issuance of Common Share Equivalents, the price per share for which Additional Common Shares may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the Warrant Price in effect at the time of such amendment or adjustment, then the Warrant Price then in effect shall be adjusted as provided in Section 4(d). No further adjustments of the number of Common Shares for which this Warrant is exercisable and the Warrant Price then in effect shall be made upon the actual issue of such Common Shares upon conversion or exchange of such Common Share Equivalents.

(f)          Other Provisions applicable to Adjustments under this Section. The following provisions shall be applicable to the making of adjustments of the number of Common Shares for which this Warrant is exercisable and the Warrant Price then in effect provided for in this Section 4:

(i)          Computation of Consideration. To the extent that any Additional Common Shares or any Common Share Equivalents (or any warrants or other rights therefor) shall be issued for cash consideration, the consideration received by the Issuer therefor shall be the amount of the cash received by the Issuer therefor, or, if such Additional Common Shares or Common Share Equivalents are offered by the Issuer for subscription, the subscription price, or, if such Additional Common Shares or Common Share Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends and without taking into account any compensation, discounts or expenses paid or incurred by the Issuer for and in the underwriting of, or otherwise in connection with, the issuance thereof). In connection with any merger or consolidation in which the Issuer is the Surviving Corporation (other than any consolidation or merger in which the previously outstanding Common Shares of the Issuer shall be changed to or exchanged for the stock, ordinary or common shares, or other securities of another corporation), the amount of consideration therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board, of such portion of the assets and business of the non-surviving corporation as the Board may determine to be attributable to such Common Shares or Common Share Equivalents, as the case may be. The consideration for any Additional Common Shares issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Issuer for issuing such warrants or other rights plus the additional consideration payable to the Issuer upon exercise of such warrants or other rights. The consideration for any Additional Common Shares issuable pursuant to the terms of any Common Share Equivalents shall be the consideration received by the Issuer for issuing warrants or other rights to subscribe for or purchase such Common Share Equivalents, plus the consideration paid or payable to the Issuer in respect of the subscription for or purchase of such Common Share Equivalents, plus the additional consideration, if any, payable to the Issuer upon the exercise of the right of conversion or exchange in such Common Share Equivalents. In the event of any consolidation or merger of the Issuer in which the Issuer is not the Surviving Corporation or in which the previously outstanding Common Shares of the Issuer shall be changed into or exchanged for the stock, ordinary or common shares, or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Issuer for stock, ordinary or common shares, or other securities of any corporation, the Issuer shall be deemed to have issued a number of Common Shares for stock, ordinary or common shares, or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock, ordinary or common shares, or securities or other property of the other corporation. In the event any consideration received by the Issuer for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in

Annex H-7

good faith by the Board. In the event Common Shares are issued with other shares or securities or other assets of the Issuer for consideration which covers both, the consideration computed as provided in this Section 4(f)(i) shall be allocated among such securities and assets as determined in good faith by the Board.

(ii)         When Adjustments to Be Made. The adjustments required by this Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment of the number of Common Shares for which this Warrant is exercisable that would otherwise be required may be postponed (except in the case of a subdivision or combination of Common Shares, as provided for in Section 4(b)) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than one percent of the Common Shares for which this Warrant is exercisable immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 4 and not previously made, would result in a minimum adjustment or on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(iii)        Fractional Interests. In computing adjustments under this Section 4, fractional interests in Common Shares shall be taken into account to the nearest one hundredth (1/100th) of a share.

(iv)        When Adjustment Not Required. If the Issuer shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(g)         Form of Warrant after Adjustments. The form of this Warrant need not be changed because of any adjustments in the Warrant Price or the number and kind of Securities purchasable upon the exercise of this Warrant.

5.           Notice of Adjustments. Whenever the Warrant Price or Warrant Share Number shall be adjusted pursuant to Section 4 hereof (for purposes of this Section 5, each an “adjustment”), the Issuer shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price and Warrant Share Number after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant promptly after each adjustment. Any dispute between the Issuer and the Holder of this Warrant with respect to the matters set forth in such certificate may at the option of the Holder of this Warrant be submitted to a national or regional accounting firm reasonably acceptable to the Issuer and the Holder, provided that the Issuer shall have ten (10) days after receipt of notice from such Holder of its selection of such firm to object thereto, in which case such Holder shall select another such firm and the Issuer shall have no such right of objection. The firm selected by the Holder of this Warrant as provided in the preceding sentence shall be instructed to deliver a written opinion as to such matters to the Issuer and such Holder within thirty (30) days after submission to it of such dispute. Such opinion shall be final and binding on the parties hereto. The costs and expenses of the initial accounting firm shall be paid equally by the Issuer and the Holder and, in the case of an objection by the Issuer, the costs and expenses of the subsequent accounting firm shall be paid in full by the Issuer.

6.           Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise hereof, but in lieu of such fractional shares, the Issuer shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

7.           Ownership Cap and Exercise Restriction. Notwithstanding anything to the contrary set forth in this Warrant, at no time may a Holder of this Warrant exercise this Warrant if the number of Common Shares to be issued pursuant to such exercise would exceed, when aggregated with all Other Common Shares owned by such Holder and its Affiliates at such time, the number of Common Shares which would result in such Holder and its Affiliates beneficially owning (as determined in accordance with Section 12(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Common Shares; provided, however, that upon a Holder of this Warrant providing the Issuer with sixty-one (61) days’ notice (pursuant to Section 12 hereof) (the

Annex H-8

“Waiver Notice”) that such Holder would like to waive this Section 7 with regard to any or all Common Shares issuable upon exercise of this Warrant, this Section 7 will be of no force or effect with regard to all or a portion of the Warrant referenced in the Waiver Notice until the date that the Holder notifies the Issuer (pursuant to Section 12 hereof) that the Holder revokes the Waiver Notice; provided, further, that during the sixty-one (61) day period prior to the expiration of the Term, the Holder may waive this Section 7 by providing a Waiver Notice at any time during such sixty-one (61) day period.

8.           Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“Additional Common Shares” means all Common Shares issued by the Issuer after the Public Listing Date, and all Other Common Shares, if any, issued by the Issuer after the Public Listing Date, except: (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date of the Purchase Agreement or issued pursuant to the Purchase Agreement (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holder unless the issuance of shares pursuant to the Purchase Agreement results in a lower adjusted price), (iii) the Warrant Shares, (iv) securities issued in connection with bona fide strategic license agreements, consulting agreements, or other partnering or technology development arrangements so long as such issuances are not for the purpose of raising capital, (v) Common Shares issued or the issuance or grants of options to purchase Common Shares pursuant to the Issuer’s option plans and employee equity purchase plans outstanding as they exist on the date of the Purchase Agreement or as subsequently approved by the Board provided that the number of Common Shares issued pursuant to such plans does not exceed five percent (5%) of the Common Shares outstanding, and (vi) any warrants or similar rights issued to the finders, placement agents or their respective designees for the transactions contemplated by the Purchase Agreement or in subsequent offerings or placements. The exclusions set forth in this definition shall also apply to the issuance or sale of Common Share Equivalents.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” shall mean the Board of Directors of the Issuer.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the City of New York, New York, are authorized or required by law or executive order to close.

“Certificate of Incorporation” means the Certificate of Incorporation of the Issuer as in effect on the date hereof, and as hereafter from time to time amended, modified, supplemented or restated in accordance with the terms hereof and thereof and pursuant to applicable law.

“Change of Control” shall mean (i) the acquisition by any Person of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-issued and outstanding equity of the Company; (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the Surviving Corporation, other than a transaction which would result in the voting equity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Corporation) at least 50% of the voting shares of the Company or such Surviving Corporation immediately after such transaction; or (iii) the sale, transfer or disposition of all or substantially all of the business and assets of the Company to any Person.

“Common Share Equivalent” means any Convertible Security or warrant, option or other right to subscribe for or purchase any Additional Common Shares or any Convertible Security.

“Convertible Securities” means evidences of indebtedness, shares of Equity Capital or other Securities which are or may be at any time convertible into or exchangeable for Additional Common Shares. The term “Convertible Security” means one of the Convertible Securities.

Annex H-9

“Equity Capital” means and includes (i) any and all ordinary shares, stock or other common or ordinary equity shares, interests, participations or other equivalents of or interests therein (however designated), including, without limitation, shares of preferred or preference shares, (ii)              all partnership interests (whether general or limited) in any Person which is a partnership, (iii)      all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.

“Governmental Authority” means any governmental, regulatory or self-regulatory entity, department, body, official, authority, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.

“Holders” mean the Persons who shall from time to time own this Warrant or any one or more Warrants issued in replacement hereof in accordance with the terms hereof. The term “Holder” means one of the Holders.

“Independent Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Issuer) that is regularly engaged in the business of appraising the Equity Capital or assets of corporations or other entities as going concerns, and which is not affiliated with either the Issuer or the Holder of any Warrant.

“Other Common Shares” means any other Equity Capital of the Issuer of any class which shall be authorized at any time after the date of this Warrant (other than Common Shares) and which shall have the right to participate in the distribution of earnings and assets of the Issuer without limitation as to amount.

“Per Share Market Value” means on any particular date (a) the last closing bid price per Common Share on such date on a registered national stock exchange on which the Common Shares are then listed, or if there is no such price on such date, then the closing price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Shares are not listed or traded then on any registered national stock exchange, the last closing bid price for a Common Share in the over-the-counter market, as reported by the U.S. national securities exchange on which the Common Shares are traded at the close of business on such date, or (c) if the Common Shares are not then publicly traded the fair market value of a Common Share as determined by an Independent Appraiser selected in good faith by the Holder; provided, however, that the Issuer, after receipt of the determination by such Independent Appraiser, shall have the right to select an additional Independent Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Independent Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any dividends, splits or other similar transactions during such period. The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of the Issuer determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any Common Shares, no consideration shall be given to any restrictions on transfer of the Common Shares imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.

“Person” means an individual, corporation, limited liability company, partnership, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity of whatever nature.

“Principal Market” means any U.S. securities exchange on which the Common Shares are traded or any other exchange platform in the world on which the Common Shares are traded, including, but not limited to, the London Stock Exchange, the Berlin Stock Exchange, the Frankfurt Stock Exchange, the Shanghai Stock Exchange, the SIX Swiss Exchange or the Stock Exchange of Hong Kong.

“Purchase Agreement” means the Share Purchase Agreement, dated [•], 2022, by and among the Issuer, GEM Yield Bahamas Limited and GEM Global Yield LLC SCS.

“Securities” means any debt or equity securities of the Issuer, whether now or hereafter authorized, any instrument convertible into or exchangeable for Securities or a Security, and any option, warrant or other right to purchase or acquire any Security. “Security” means one of the Securities.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute then in effect.

Annex H-10

“Subsidiary” means any corporation at least 50% of whose outstanding Voting Shares shall at the time be owned directly or indirectly by the Issuer or by one or more of its Subsidiaries, or by the Issuer and one or more of its Subsidiaries.

“Surviving Corporation” means (a) the corporation surviving or resulting from any merger, consolidation, reorganization, share exchange or similar corporate transaction involving the Company; (b) the direct or indirect parent company of such surviving corporation; or (c) an entity that acquires all or substantially all of the business and assets of the Company.

“Term” has the meaning specified in Section 1 hereof.

“Trading Day” means a day on which the Common Shares are traded on a the Principal Market; provided, however, that in the event that the Common Shares are not listed or quoted as set forth in the foregoing clause, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Voting Shares” means, as applied to the Equity Capital of any corporation, Equity Capital of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the Board of Directors (or other governing body) of such corporation, other than Equity Capital having such power only by reason of the happening of a contingency.

“Warrant Price” means the exercise price set forth in the first paragraph of this Warrant, as such price may be adjusted from time to time as shall result from the adjustments specified in this Warrant, including Section 4 hereto.

“Warrant Share Number” means at any time the aggregate number of Warrant Shares which may at such time be purchased upon exercise of this Warrant, after giving effect to all prior adjustments and increases to such number made or required to be made under the terms hereof.

“Warrant Shares” means Common Shares issuable upon exercise of this Warrant.

9.            Other Notices. In case at any time:

(a)        the Issuer shall make any distributions to the holders of Common Shares; or

(b)        the Issuer shall authorize the granting to all holders of its Common Shares of rights to subscribe for or purchase any shares of Equity Capital of any class or other rights; or

(c)        there shall be any reclassification of the Equity Capital of the Issuer; or

(d)        there shall be any capital reorganization by the Issuer; or

(e)        there shall be any (i) consolidation or merger involving the Issuer or (ii) sale, transfer or other disposition of all or substantially all of the Issuer’s property, assets or business (except a merger or other reorganization in which the Issuer shall be the surviving corporation and its shares of Equity Capital shall continue to be outstanding and unchanged and except a consolidation, merger, sale, transfer or other disposition involving a wholly-owned Subsidiary); or

(f)          there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Issuer or any partial liquidation of the Issuer or distribution to holders of Common Shares;

then, in each such case, the Issuer shall, to the extent permitted by law, give written notice to the Holder of the date on which (i) the books of the Issuer shall close or a record shall be taken for such dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be, shall take place. Such notice also shall specify the date as of which the holders of Common Shares of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the

Annex H-11

case may be. To the extent permitted by law, such notice shall be given at least twenty (20) days prior to the action in question and not less than five (5) days prior to the record date or the date on which the Issuer’s transfer books are closed in respect thereto. This Warrant entitles the Holder to receive copies of all financial and other information distributed or required to be distributed to the holders of the Common Shares.

10.         Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Issuer and the Holder.

11.         Governing Law; Jurisdiction. This Warrant shall be governed by the internal laws of the State of New York, without giving effect to the choice of law provisions except Section 51401 of the New York General Obligations Law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

All disputes, controversies or claims between the Parties arising out of or in connection with this Warrant (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate the International Center for Dispute Resolution in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

12.         Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be delivered in writing by electronic mail, return receipt requested, properly addressed to the party to receive the same. The email addresses for such communications shall be:

If to the Company:	Critical Metals Corporation Attn: Tony Sage Email: tonys@criticalmetalscorp.com
If to GEM:	GEM Yield Bahamas Ltd. Attn: Christopher F. Brown, Manager Email: cbrown@gemny.com
With a copy (which shall not constitute notice) to:	Gibson, Dunn & Crutcher LLP Attn: Boris Dolgonos Email: bdolgonos@gibsondunn.com

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

13.         Warrant Agent. The Issuer may, by written notice to each Holder of this Warrant, appoint an agent having an office in New York, New York for the purpose of issuing Warrant Shares on the exercise of this Warrant pursuant to Section 2(b) above, exchanging this Warrant pursuant to Section 2(c) above or replacing this Warrant pursuant to Section 3(d) above, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

14.         Remedies. The Issuer stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Issuer in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

15.         Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Issuer (including any Successor Company as set forth in the Purchase Agreement), the Holder hereof and (to the extent provided herein) the Holders of Warrant Shares issued pursuant hereto, and shall be enforceable by any such Holder or Holder of Warrant Shares.

Annex H-12

16.         Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Warrant, but this Warrant shall be construed as if such unenforceable provision had never been contained herein.

17.         Headings. The headings of the Sections of this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

18.         Registration Rights. The Holder of this Warrant is entitled to the benefit of certain registration rights with respect to the Warrant Shares issuable upon the exercise of this Warrant pursuant to that certain Registration Rights Agreement, of even date herewith, by and among the Issuer and the Holder (the “Registration Rights Agreement”) and the registration rights with respect to the Warrant Shares issuable upon the exercise of this Warrant by any subsequent Holder may only be assigned in accordance with the terms and provisions of the Registration Rights Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex H-13

IN WITNESS WHEREOF, the Issuer has executed this Warrant as of the day and year first above written.

CRITICAL METALS CORPORATION
By:
Name:
Title:

Annex H-14

EXERCISE FORM
WARRANT

CRITICAL METALS CORPORATION

The undersigned                           , pursuant to the provisions of the within Warrant, hereby elects to purchase _____ Common Shares covered by the within Warrant.

Dated:	Signature
Address

Number of Common Shares beneficially owned or deemed beneficially owned by the Holder on the date of exercise: ___________________________

The undersigned is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

The undersigned intends that payment of the Warrant Price shall be made as (check one):

Cash Exercise ______________

Cashless Exercise

If the Holder has elected a cash exercise, the Holder shall pay the sum of $______________by certified or official bank check (or via wire transfer) to the Issuer in accordance with the terms of the Warrant.

If the Holder has elected a cashless exercise, a certificate shall be issued to the Holder for the number of shares (or such number of shares shall be registered in book-entry form in the name of the Holder, as applicable) equal to the whole number portion of the product of the calculation set forth below, which is ______________. The Company shall pay a cash adjustment in respect of the fractional portion of the product of the calculation set forth below in an amount equal to the product of the fractional portion of such product and the Per Share Market Value on the date of exercise, which product is ______________.

Where:          X = Y - (A)(Y)

B

The number of Common Shares to be issued to the Holder ____________________________ (“X”).

The number of Common Shares purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised ____________________________ (“Y”).

The Warrant Price____________________________ (“A”).

The Per Share Market Value of one Common Share____________________________ (“B”).

Annex H-15

ASSIGNMENT

FOR VALUE RECEIVED, ____________________________ hereby sells, assigns and transfers unto ____________________________ the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint ____________________________, attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature
Address

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED, ____________________________ hereby sells, assigns and transfers unto ____________________________ the right to purchase ____________________________ Warrant Shares evidenced by the within Warrant together with all rights therein, and does irrevocably constitute and appoint ____________________________, attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature
Address

FOR USE BY THE ISSUER ONLY:

This Warrant No. W-___ canceled (or transferred or exchanged) this _____ day of ___________________________, _____, Common Shares issued therefor in the name of     , Warrant No. W-_____ issued for ____ Common Shares in the name of____________________________.

Annex H-16

Annex I

AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
SIZZLE ACQUISITION CORP.

SIZZLE ACQUISITION CORP, a corporation (the “Corporation”) organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is Sizzle Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware pursuant to the DGCL on October 12, 2020 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 2, 2021 (the “Amended and Restated Certificate of Incorporation”).

3. This Second Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the requisite affirmative vote of the holders of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the DGCL.

4. The text of Section 9.2(a) of Article IX is hereby amended by deleting the following phrase:

“provided, however, that the Corporation will only redeem Offering Shares so long as (after such redemption), the Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)), or of any entity that succeeds the Corporation as a public company, will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination either immediately prior to or upon consummation of the initial Business Combination and after payment of underwriters’ fees and commissions (such limitation hereinafter called the “Redemption Limitation”).”

5. The text of Section 9.2(e) of Article IX is hereby amended by deleting the numeral “(i)” therefrom and by deleting following phase:

“and (ii) the Redemption Limitation is not exceeded.”

6. Section 9.2(f) is hereby deleted in its entirety from Article IX.

7. The text of Section 9.7 of Article IX is hereby amended by deleting the following phrase:

“provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

8. This Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL.

Annex I-1

Signature on following page.

WITNESS WHEREOF, Sizzle Acquisition Corp has caused this First Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this __ day of _______, 2023.

SIZZLE ACQUISITION CORP.
By:
Name:
Title:

Annex I-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

The laws of the British Virgin Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime.

Pubco’s Proposed Charter that will be in effect upon completion of the Business Combination provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted under the laws of the BVI, in the absence of willful neglect or default. In connection with the Closing, Pubco intends to enter into indemnification agreements with each post-Closing director of Pubco.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit Number	Description
2.1†

Agreement and Plan of Merger, dated as of October 24, 2022, European Lithium Limited, European Lithium AT (Investments) Limited, Critical Metals Corp., Project Wolf Merger Sub Inc., and Sizzle Acquisition Corp. (included as Annex A to the proxy statement/prospectus of Sizzle, which is part of this Registration Statement, and incorporated herein by reference).

2.2

First Amendment Agreement and Plan of Merger, dated as of January 4, 2023, by and among European Lithium Limited, European Lithium AT (Investments) Limited, Critical Metals Corp., Project Wolf Merger Sub Inc., and Sizzle Acquisition Corp. (included in Annex A to the proxy statement/prospectus of Sizzle, which is part of this Registration Statement, and incorporated herein by reference).

2.3

Second Amendment Agreement and Plan of Merger, dated as of July 7, 2023, by and among European Lithium Limited, European Lithium AT (Investments) Limited, Critical Metals Corp., Project Wolf Merger Sub Inc., and Sizzle Acquisition Corp. (included in Annex A to the proxy statement/prospectus of Sizzle, which is part of this Registration Statement, and incorporated herein by reference).

3.1**	Memorandum and Articles of Association of Pubco.
3.2

Form of Proposed Charter of Pubco to be effective upon Closing (included as Annex B to the proxy statement/prospectus of Sizzle, which is part of this Registration Statement, and incorporated herein by reference).

4.1	Specimen Common Stock Certificate.
4.2

Warrant Agreement, dated November 3, 2021, by and between Sizzle and Continental Stock Transfer & Trust Company, as warrants agent (incorporated by reference to Exhibit 4.1 of Sizzle’s Current Report on Form 8-K, filed with the SEC on November 8, 2021).

4.3	Form of Warrant, by and between Critical Metals Corp. and GEM Yield Bahamas Limited (included as Annex H to this proxy statement/prospectus).
5.1	Opinion of Maples and Calder (BVI) LLP.
5.2	Opinion of White & Case LLP.
8.1**	Form of Tax Opinion of Ellenoff Grossman & Schole LLP.
10.1

Sponsor Support Agreement, dated as of October 24, 2022, by and among Sizzle, VO Sponsor LLC, and European Lithium AT (Investments) Limited (incorporated by reference to Exhibit 10.1 of Sizzle’s Current Report on Form 8-K, filed with the SEC on October 28, 2022).

10.2

Lock-Up Agreement, dated as October 24, 2022, by and among VO Sponsor, LLC, European Lithium Limited and Critical Metals Corp. (incorporated by reference to Exhibit 10.2 of Sizzle’s Current Report on Form 8-K, filed with the SEC on October 28, 2022).

Exhibit Number	Description
10.3	Form of Investors Agreement (incorporated by reference to Exhibit 10.3 of Sizzle’s Current Report on Form 8-K, filed with the SEC on October 28, 2022).
10.4	Form of Assignment and Assumption of Warrant Agreement (incorporated by reference to Exhibit 10.5 of Sizzle’s Current Report on Form 8-K, filed with the SEC on October 28, 2022).
10.5	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 of Sizzle’s Current Report on Form 8-K, filed with the SEC on October 28, 2022).
10.6#	Form of Critical Metals 2023 Share Incentive Plan (included as Annex C to the proxy statement/prospectus of Sizzle, which is part of this Registration Statement, and incorporated herein by reference).
10.7#

Form of Critical Metals 2023 Employee Stock Purchase Plan (included as Annex D to the proxy statement/prospectus of Sizzle, which is part of this Registration Statement, and incorporated herein by reference).

10.8**	Letter Agreement between Sizzle and EarlyBirdCapital LLC.
10.9**	Form of Indemnification Agreement.
10.10	Promissory Note, dated February 6, 2023, issued by Sizzle to VO Sponsor LLC (incorporated by reference to Exhibit 10.1 of Sizzle’s Current Report on Form 8-K, filed with the SEC on February 7, 2022).
10.11†	Share Purchase Agreement, dated July 4, 2023, between Critical Metals Corp., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (included as Annex F to this proxy statement/prospectus).
10.12	Registration Rights Agreement, dated July 4, 2023, between Critical Metals Corp., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (included as Annex G to this proxy statement/prospectus).
10.13

Term Sheet, dated October 25, 2023, by and among Vellar Opportunities Fund Master, LTD., Sizzle Acquisition Corp. and Critical Metals Corp (incorporated by reference to Exhibit 10.1 of Sizzle’s Current Report on Form 8-K, filed with the SEC on October 25, 2023).

10.14

Amendment to Underwriting Agreement, dated October 26, 2023, between Sizzle Acquisition Corp. and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 1.1 of Sizzle’s Current Report on Form 8-K, filed with the SEC on November 1, 2023).

21.1**	Subsidiaries of Pubco.
23.1	Consent of Marcum LLP, independent registered accounting firm of Sizzle.
23.2	Consent of Marcum LLP, independent registered accounting firm of European Lithium AT (Investments) Limited.
23.3	Consent of Maples and Calder (BVI) LLP (included in Exhibit 5.1).
23.4	Consent of White & Case LLP (included in Exhibit 5.2).
23.5**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).
23.6**	Consent of Marshall & Stevens.
23.7**	Consent of CSA Global.
23.8	Consent of Marcum LLP, independent registered accounting firm of Critical Metals Corp.
24.1**	Power of Attorney (included on the signature page to this Registration Statement).
96.1**	Technical Summary Report, The Wolfsberg Project, effective at December 5, 2022, prepared by CSA Global.
99.1*	Form of Proxy Card for Stockholders.
99.2**	Consent of Tony Sage to be named as a director.
99.3**	Consent of Carolyn Trabuco to be named as a director.
99.4**	Consent of Malcolm Day to be named as a director.
99.5**	Consent of Mykhailo Zhernov to be named as a director.
107.1	Calculation of Registration Fee Table.

____________

#        Indicates management contract or compensatory plan or arrangement.

*        To be filed by amendment.

**      Previously filed.

†        Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.     Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Perth, Country of Australia, on the 9th day of November, 2023.

Critical Metals Corp.
By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman (principal executive officer and principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Tony Sage	Executive Chairman	November 9, 2023
Tony Sage	(principal executive officer and principal financial and accounting officer)
/s/ Michael Hanson	Director	November 9, 2023
Michael Hanson

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Critical Metals Corp. has signed this proxy statement/prospectus in Wilmington, Delaware, on the 9th day of November, 2023.

Corporation Service Company
By:	/s/ Shyla Hill
Name:	Shyla Hill
Title:	Authorized Representative on behalf of Corporation Service Company